Lloyds Banking Group plc Annual Report and Accounts 2024

Sustainability
review

In this section
Sustainability review introduction	46
Our sustainability strategy	48
Our value chain	49
Sustainability risks and opportunities	50
Climate resilience	53
Supporting the transition to net zero	54
Financial planning and controls	60
Creating a
sustainable
and inclusive
future
We deliver on our purpose through creating
a more sustainable and inclusive future
Lloyds Banking Group plc Annual Report and Accounts 2024

Sustainability review introduction
Charlie Nunn
Group Chief
Executive
Our 2024 sustainability report showcases how we
are delivering on our purpose of Helping Britain
Prosper, by unlocking sustainable and inclusive
growth for our customers, colleagues and
communities. By delivering on our sustainability
objectives and focusing on our customers, we’re
accessing new commercial growth opportunities,
providing positive outcomes for stakeholders and
building a more resilient and profitable business
that delivers higher, sustainable returns.

Key highlights

£15bn funding provided to first-time buyers

£25bn achieved 2025 Scottish Widows target of discretionary investments in climate-aware strategies
2.4m customers registered for our in-app credit score tool in the last 12 months
£43m funding provided to support the Community Development Finance sector

With over 28 million UK customers, we can help to create a more sustainable and inclusive future for the people and businesses we serve. In 2024, we continued to focus on making the biggest impact we could for the UK in the interest of all our stakeholders. I’m pleased to share our progress.
Improving access to housing
We are deeply involved in the UK’s housing sector, and we want to help the UK access good quality and genuinely affordable housing.
As the UK’s largest mortgage lender, we helped more customers onto the housing ladder last year by providing £15 billion to first-
time buyers, delivering growth in line with our strategy. In addition to making finance available, we continue to support customers to retrofit their homes through our Green Living Reward and renewed
Effective Homes partnership, to offer customers quality and
affordable insulation. We continue to champion the UK’s social housing sector and alongside our charity partner, Crisis, we have called for one million more homes at social rent by the end of the decade. Since 2018, we have supported £19.5 billion of funding to the sector, delivering £2.2 billion in 2024 and growing our
Commercial Banking business, while supporting our purpose
objectives.
Beyond our focus on new homes, we are working with partners
across the industry to improve the UK’s existing housing stock. Last year, we announced the National Wealth Fund Partnership – a
£500 million fund to help bolster retrofitting of social homes in the
UK. This blended finance model will enable housing associations to improve energy efficiency and bring down costs for residents –
improving health, work and home lives. Going forward, we will continue our work across the housing sector to increase the
provision of safe, sustainable and affordable homes, in line with our strategy to unlock sustainable and inclusive growth.
Empowering our customers
From day-to-day spending to saving for the long term, we want to empower our customers to make confident decisions that add up to a more prosperous future. As the UK’s biggest digital bank, we are putting more power in the hands of our customers to help them secure their financial wellbeing. Launched last year, our Ready-
Made Investments offer investments picked and managed by our expert teams to help empower our customers to start investing. Our
Ready-Made Pensions are also helping customers grasp their
retirement planning by allowing them to view, track and top up their pensions via our mobile app for the first time. By offering our customers these new and easy to use digital products, we are growing the Group’s assets under administration.
Elsewhere in the business, we launched our new Bill Switcher and
Benefit Calculator tools to help customers with their everyday spending. Since launching in October, over 1 million customers have interacted with the Benefit Calculator and over 300,000 have accessed Bill Switcher to check potential savings. Over the last
12 months, 2.4 million customers took advantage of our in-app
Credit Score tool, with over 780,000 actively improving their credit health. Tools like these help us better serve our customers and support the growth we delivered in 2024. We also continued our work to empower a diverse range of UK businesses last year,
providing over 32,500 hours of targeted support for under-
represented entrepreneurs. It’s been an important year of progress, and we will continue to use our unparalleled data and insight to empower our customers to improve their financial wellbeing.
Investing in our regions
Last year, we continued to support regional development and
thriving communities. In 2024, we became the first major UK bank to lend to a Community Development Financial Institution (CDFI),
contributing £43 million to three CDFIs as part of a £62 million fund.
This investment is designed to support 800 businesses and up to
10,500 regional jobs. This transaction was facilitated by our
Regional Impact Fund, committing £1 billion to regenerating housing and communities, creating economic opportunities in regions and supporting the transition to net zero across the UK.
Lloyds Banking Group plc Annual Report and Accounts 2024

Building a diverse business to
serve customers and communities
Beyond supporting the development of UK regions, we need to
make sure our own business understands and reflects the
communities we serve. To that end, we have continued to develop our approach to diversity and now aim for a gender balance of 45 to
55 per cent in all executive roles by the end of 2030. We have also strengthened our ethnic diversity targets, aiming for 3.5 to 4 per cent of Black heritage and 19 to 22 per cent of Black, Asian and
Minority Ethnic colleagues in executive roles by end of 2030, increasing our ambition for senior colleagues. We believe that a diverse and inclusive workforce also allows us to retain and attract the best talent which is essential for delivering our ongoing strategic transformation.
Building resilience by supporting
the net zero transition
We have further embedded our environmental strategy and Climate
Action Plan across the Group this year. We continue to support the
UK’s transition to net zero by advancing initiatives that decarbonise our economy and protect nature.
Last year, we deployed significant lending and investment aligned to our core business areas. In 2024, we achieved our financing targets for EPC A and B mortgage lending and financing for electric vehicles and plug-in hybrid vehicles. We made our first investment in nature protection, becoming a founding business partner of Projects for
Nature, supporting three landmark nature recovery projects in
England. Through our banking business, we have now provided over
£47 billion of sustainable finance since 2022. In Scottish Widows, we achieved our cumulative investment target of £25 billion in climate-
aware strategies one year early, with £25.9 billion invested by the end of 2024.
Looking ahead, we’ve set new financing targets of £11 billion for EPC
A and B mortgages and £10 billion for electric vehicles by the end of
2027. We start 2025 in a strong position with emissions calculated for 96 per cent of our bank lending and we continue to support our clients with their net zero transitions.
We strengthened our approach to Credible Transition Plans in 2024, expanding the number of clients we assess, with £14 billion of our
Commercial and Institutional Banking book now covered by
Transition Plan Assessments, a significant increase from the
£2.9 billion assessed last year. Supporting the net zero transition is driving growth across our business and will help secure the long-
term resilience of our customers, communities and financial sector.
Delivering growth and opportunity in 2025
As we look forward to the rest of 2025, we will continue to unlock sustainable and inclusive growth in line with our strategy and deliver on our purpose of Helping Britain Prosper.

16:45
5G
Welcome Andrew
Everyday
Save & Invest
Borrow
Everyday Offers
Activate your offers to earn cashback
49 NEW
Manage Cards
View PIN, freeze card and more
More for you
View your accounts with other banks
Add accounts
Check your credit score and track your progress
Your credit score
Going abroad? Take advantage of all the travel services we offer
Find out more about Lloyds Bank 360
Home
Apply
Payments
Search
Cards

Our reporting suite
We report on sustainability matters throughout this annual
report, in particular in the following sections: (i) Strategic report, pages 30 to 31 and 42 to 44; (ii) Sustainability review on
pages 45 to 60; (iii) Risk management on pages 150 to 153;
(iv) Governance pages 88 to 89 and (v) in the supplementary
sustainability report.
In this ‘Sustainability review’, we set out our sustainability strategy, risks and opportunities, with the remaining chapter focusing on our progress against our ambitions and targets to support the transition to net zero. These disclosures align to our disclosure requirements for Climate-related Financial
Disclosures (CFD) sections 414CA and 414CB of the Companies
Act 2006 and the UK’s Listing Rule 6.6.6R(8) requirement to
include disclosures consistent with Task Force on Climate-
related Financial Disclosure (TCFD) recommendations.
The content in this chapter is subject to the statements included in: (i) the ‘Forward-looking statements’ section; and (ii) the
‘sustainability metrics basis of reporting’ which details how our metrics are calculated. This can be found on our website .

Empowering
our customers
According to Policy in Practice households
across the UK are missing out on an estimated
£23 billion in benefits each year. Our new
Benefit Calculator helps customers find out
what benefits and grants they could be eligible
for, giving a personalised, detailed view of the
estimated amounts they may be entitled to,
along with next steps on how to make a claim.
From single young professionals who have just
moved into their first home not taking
advantage of Council Tax discounts,
homeowners who could claim for help with
sustainable home improvements to retirees with
unclaimed Pension Credit. The calculator makes
it easy and convenient for customers to
understand if they qualify for support, including
grants for home improvements and energy
efficiency schemes.
Through this in-app feature, our ambition is to
put at least £500 million in customers' pockets,
remaining focused on supporting the growth of a
resilient customer base.
Lloyds Banking Group plc Annual Report and Accounts 2024

Our sustainability strategy
Our purpose pillars
Creating a sustainable and inclusive future is core to our business growth and purpose of Helping Britain Prosper. Guided by our
Group strategy, we are concentrating on areas where we can have the biggest impact, delivering our purpose while creating value for all our stakeholders.
We have identified purpose pillars which underpin how we are
Helping Britain Prosper and support the delivery of the Group’s strategy. These pillars represent areas where we believe we can deliver significant societal impact at scale for the UK, leveraging our core capabilities as an integrated financial services provider.
They are built on the foundation of ongoing business activity to embed sustainability in all that we do while acting in a trusted and responsible manner through risk management, conduct and
governance.
By delivering on our objectives across these pillars, we can create further commercial growth opportunities as well as positive
outcomes for our stakeholders and thus build a more resilient and profitable business to deliver higher, more sustainable returns for our shareholders.
Further detail on our progress in each of these pillars can be found in our sustainability report 2024 .

Helping Britain Prosper
By creating a more sustainable and inclusive future for people and businesses – shaping finance as a force of good. Guided by our Group strategy, we are concentrating on areas where we can have impact at scale, delivering our purpose and create value for all our stakeholders.

Grow		Focus		Change
Drive revenue growth and diversification		Strengthen cost and capital efficiency		Maximise the potential of people, technology and data

Our purpose pillars

Help every household in the UK have access to quality and affordable housing, notwithstanding income and tenure	Empower customers and businesses to a more prosperous financial future	Supporting regional development and communities	Be the leading UK business for diversity, equity and inclusion supporting our customers, colleagues and communities	Support the UK transition to net zero by advancing initiatives that address climate change and protect nature
Our purpose pillar objectives
Embedding sustainability in all that we do while acting in a trusted and responsible manner
•Broaden access to home
ownership
•Increase the supply of
social and affordable
housing
•Improve the quality of
the private rented
sector
•Support UK
housebuilders to deliver
quality and sustainable
housing

•Empowering and
supporting our
customers and clients
to build financial
resilience and long-term
security
•Supporting customers
and businesses when
they need it most
•Empowering financial
and digital education
and access to skills
•Breaking down barriers
to access and inclusion,
empowering people and
businesses of all
backgrounds to thrive

•Be a partner in the
regeneration of the UK's
regions and nations
•Build and regenerate
housing to create
thriving communities
•Broaden economic
opportunity by enabling
high-quality jobs and
inclusive growth
•Help communities to
develop and adapt to
immediate and future
needs through
community investment
and engagement

•Create a more diverse,
equitable and inclusive
organisation that is
representative of
modern-day Britain
•Remove barriers and
provide opportunities
for our colleagues to
thrive regardless of their
background
•Support the health and
wellbeing of our
colleagues
•Provide the appropriate
technology, tools and
skills for our colleagues
to thrive

•Promoting sustainable
finance and investment
•Taking a systems-led
approach to considering
environmental issues:
–Energy transition
–Greening the built
environment
–Low carbon transport
–Sustainable farming
and food
•Managing the footprint
of our own operations
and supply chain

Link to our strategy

Lloyds Banking Group plc Annual Report and Accounts 2024

Our value chain
Developing our value chain
and materiality approach
Our value chain
At the heart of our purpose of Helping Britain Prosper is a desire to create value for all our stakeholders by understanding what matters to them. Engaging with and listening to our stakeholders is intrinsic to our business in order for us to act in a trusted and responsible manner.
As one of the largest UK financial services organisations with the majority of our operations and exposure in the UK, we are impacted by the country’s macroeconomic, regulatory, political and physical environment – which poses challenges and dependencies as well as opportunities for the business. Our role is to facilitate the flow of funds between participants in the economy, act as custodians of financial assets and protect value for our customers, all while considering long-term trends and their impact on what we do and the value we create for the society and communities in which we operate. As such, the way we manage sustainability issues matters and our performance is integral in how we shape finance as a force for good.
Our customers, clients and shareholders input into our operations by trusting us with their savings and investments and we ensure that capital is allocated efficiently for the benefit of our customers and clients who want to borrow. Access to credit supports economic growth as customers and clients use their borrowings to make investments and purchases, propelling production and
infrastructure development, supporting communities and wider society. We work with our customers and clients to make sure we help them fulfil their ambitions whilst protecting the climate and nature and delivering products in a responsible manner.
Our operations are built around this management of capital for our stakeholders requiring safeguarding of our customers’ money and data. We know our colleagues are the key ingredient to our success and we aim to create an inclusive and supportive environment in which everyone can thrive. Suppliers are asked to comply with specific Third Party Supplier Policies when applicable to the services they provide. All suppliers are expected to conform to our Code of
Supplier Responsibility. We operate with prudent and appropriate internal risk management, together with our regulators, ensuring we protect our customers and clients, colleagues and communities, and deliver sustainable returns to our shareholders while maintaining a safe, stable and prosperous financial system for the UK.
We consider ‘materiality’ to be the threshold at which a
sustainability matter becomes sufficiently important to our
investors and other stakeholders and so should be reported. Our approach to materiality also considers disclosure standards and other applicable rules and regulations as part of our materiality assessment for determining material topics and the associated risks and opportunities arising from these topics. Further detail on how we apply materiality in determining our climate risks can be found within our risk management section on page 150.
Our material sustainability topics
In 2024, we have refreshed our material topics list through a review of both our external and internal environments, which includes our value chain, markets in which we operate, products, services and activities, as well as horizon scanning and stakeholder engagement.
Our internal environment includes colleagues, processes and
policies, culture and management. We have used the outputs from this exercise to refresh our materiality assessment.

We prioritise our material topics based on:

The strategic importance of the issue to the Group

The importance of the issue to our stakeholders

The social, economic and environmental impact of each topic in relation to the core activities, products and services provided by the Group

We conducted our materiality review and impact assessment of our operations, products and services in line with the requirements of the UNEP FI Principles for Responsible Banking, and we have
considered, among other inputs, the UN Sustainability Development
Goals (SDGs) which provide a common framework for us to show how we use our operating model, scale and resources to respond to some of the UK’s biggest societal challenges.
Identifying and assessing our material risks (including climate) allows us to understand where we have the opportunities to deliver
impact. The assessment of our opportunities drives our strategy and business model through our purpose pillars, with progress measured against our ambitions, targets and pledges.

Our assessment has identified the following material topics:
•Artificial intelligence (emerging topic)
•Biodiversity and nature (emerging topic)
•Climate change
•Diversity, equity and inclusion
•Financial inclusion and resilience
•Governance and conduct
•Health and wellbeing of colleagues
•Human rights
•Regional inequalities
Further details on on these material topics and how these are demonstrated through our purpose pillars can be found in our sustainability report page 11

Future developments to our materiality approach
We continue to evolve our approach to double materiality,
leveraging existing materiality processes and tools with the aim of embedding a double materiality assessment in due course. The
Group is considering the regulatory landscape and is preparing for readiness to report in alignment with the government adoption of the ISSB and the implementation of CSRD reporting for selected EU entities from reporting year 2025, with the remainder of the Group falling into scope for CSRD reporting from 2028.
Lloyds Banking Group plc Annual Report and Accounts 2024

Sustainability risks and opportunities
Our material topics have helped inform our understanding of the key sustainability risks and opportunities of the Group, across a range of Environmental, Social and Governance topics.
Identifying and assessing our material sustainability topics and associated risks and opportunities (including climate) allows us to align and consider their impact on our strategy and purpose pillars, and be cognisant of their impact on our business model both now and in the future. Key risk outcomes include experiencing losses and/or reputational damage, sustainability risks to our colleagues and communities and the transition to net zero because of the
Group’s response to tackling climate change.
As shown in the table below, the impacts from sustainability risks largely manifest through other principal risks that the Group faces
(including credit, conduct and operational risks). Therefore, our approach is to embed consideration of sustainability-related risks into our wider risk management processes.
Sustainability risks
Environmental risks (encompassing Climate and Nature) are primarily considered to arise through two channels, physical or transition risks:
•Physical risks arising from changes in climate or weather
patterns, or the degradation of nature. These can either be acute
(event driven such as floods, storms or pest outbreaks), or
chronic (longer-term shifts such as rising sea levels or droughts)
•Transition risks due to societal changes or those associated with moving towards a low carbon economy and nature recovery,
including changes to policy, legislation and regulation, technology and market, or legal risks from failing to manage the transition
Social risks are considered to manifest through:
•Operational risks due to failure to recruit, develop and retain a diverse workforce with the required level of skills and capabilities to meet the current and future needs of the Group. This includes colleague wellbeing and business objectives not being met. For further detail on other operational risks see page 196
•Conduct risks with the Group’s activities, behaviours, strategy or business planning having an adverse impact on outcomes for
customers and clients. For further details on conduct risks see

•Compliance risk as a result of non-compliance with regulation, which could lead to regulatory censure, reputational damage or financial loss. For further detail on other compliance risks see

•Credit risk due to clients or customers not complying with
legislation, the Group’s external sector statements or negative market and consumer sentiment negatively impacting or
affecting the credit risk of a client. For further detail on credit risks, see page 155
Consideration of sustainability-related risks within our enterprise risk management framework continues to evolve, with our
approach more developed in some areas than others, for example, our established approach to ESG credit risk management. We will continue to enhance our overall approach as part of further
development of the Group’s approach to risk management and
principal risks we face.
Our approach to principal risk identification, assessment and management as part of our enterprise risk management framework can be found in our risk overview on pages 33 to 38.
Sustainability opportunities
Our biggest opportunities to support business growth, our
colleagues and our customers, are in relation to the areas where we have the largest lending and investment portfolios.
Understanding our risks and impacts helps us to identify key opportunities to support our customers. Identifying and assessing our material risks (including climate) allows us to understand where we have the opportunities to deliver impact.
The identification, assessment and management of our
opportunities is undertaken on a regular basis by our functional-
level and divisional teams, and approval of new initiatives governed in line with our sustainability governance structure pages 88 to 89.
Through this work we have identified opportunities included in our purpose pillar objectives, such as responding to increasing customer preference for sustainable products and lending, supporting
investment in transition-related technology, embracing
opportunities to reduce our carbon footprint, increasing the supply of social and affordable housing as well as empowering and
supporting our customers and clients to build financial resilience.
The assessment of our opportunities drives our strategy and
business model through our purpose pillars, with progress measured against our ambitions, targets and pledges.
We assess material risks and opportunities over the short, medium and long term as sustainability-related matters materialise over time, noting that the timings of these will also be impacted by external factors, such as government policy and regulation,
technology developments, as well as our customers' response.
We have aligned time frames to those used for business planning:
The table within this section provides an overview of our
sustainability risks and opportunities assessment.
UK carbon capture
and storage (CCS)
In December 2024, Lloyds Banking Group supported UK CCS
project, Northern Endurance Partnership (NEP) and Net Zero
Teesside Power (NZT Power), as part of an £8 billion financing package.
These landmark transactions are supported by the UK
Government and are pivotal to the UK’s decarbonisation
strategy.
NEP, a collaboration between BP, Equinor and Total Energies is a first of a kind CO2 transportation and storage product project in the UK which is expected to store 100 million tonnes of CO2 across the Teesside and Humber industrial regions.
Supported by the UK Government’s Dispatchable Power
Agreement, NZT Power will deliver flexible, dispatchable, and clean power, and the capture of up to 2 million tonnes of CO2 per annum, which will be stored via the Northern Endurance
Partnership project.
The projects represent a significant opportunity for the UK
supply chain, in particular for businesses across the north of
England. The region will also benefit from the creation of
1000s of jobs throughout the projects construction and
operational lives.
In addition to the £450 million Lloyds participation and
Mandated Lead Arranger role in the £8 billion financing,
Lloyds Bank also undertook the roles of Hedge Provider,
Agent and Security Trustee demonstrating our stated
corporate and institutional banking growth strategy in action through deepening client relationship on a multi product basis.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risks
Risk description	Principal risk	Driver	Time horizon	How this is monitored	Sustainability Material Topic

Reduction in customers’ creditworthiness and/ or affordability	Credit		Medium, Long
Elements of climate change incorporated into annual
ECL assessment. Further details, see page 282.
Qualitative updates on nature provided to Group
Net Zero Committee, although measurement
capability is still evolving
Climate change, Biodiversity and nature

Devaluation of assets, investments or collateral, including property and motor vehicles	Credit, Market		Short, Medium, Long	Range of quantitative metrics across portfolios, including EPC ratings and flood risk exposure for residential mortgages, further details in our 2024 sustainability report pages 99 and 132	Climate change

Underwriting and insurance risk arising from climate risks	Insurance underwriting		Acute: Short, Medium Chronic: Long	Defined risk appetite. For further details of insurance risk and policy, please see the 2024 sustainability report page 136	Climate change

Disruption to the Group’s services and supply chain due to increased frequency and severity of extreme weather events, such as floods and storms	Operational		Acute: Short Chronic: Long	Invocation of Group Incident Management (GIM) Operational Framework. Incident reports reviewed monthly at Group Incident Operating Forum (GIOF)	Climate change

Not meeting our business objectives for supporting the transition to net zero, including failure to deliver on our external commitments	Conduct, Climate		Medium, Long	Progress against our emission reduction targets and sustainable lending and investments. For further details please see pages 54 to 59	Climate change Governance and conduct

Failure to meet requirements for Sustainability related disclosures or management of risk	Compliance		Short, Medium	Quantitative updates provided to Group executive committees. Further details can be found on pages 88 to 89	Climate change, Diversity, Equity and Inclusion, Human rights

External perception of greenwashing in the Group’s disclosures, marketing or product communications	Conduct, Compliance, Operational		Short, Medium	Qualitative updates provided on Group processes and controls provided to Group Net Zero Committee pages 88 to 89	Governance and conduct

Financial hardship as a result of macroeconomic pressures resulting in delinquencies	Credit, Market		Short, Medium	Scenario updates are presented to executive committees on a regular basis. See page 107	Financial inclusion and resilience

Financial education gaps in society resulting in lower engagement with financial products and lower level of financial resilience	Credit, Conduct		Short, Medium	Purpose pillar updates are provided to Responsible Business Committee. See page 109	Financial inclusion and resilience

Artificial intelligence impacting customer service experience and presenting limitations for customers with accessibility needs	Conduct		Short, Medium	Qualitative updates given to Responsible Business Committee see page 89	Financial inclusion and resilience, Governance and conduct

Colleague wellbeing – the failure to provide an appropriate colleague culture, reward, talent management and wellbeing policies and process	Operational		Short, Medium	Quantitative and qualitative indicators, such as succession, diversity, retention see pages 30 to 32	Diversity, equity and inclusion, Health and wellbeing of colleagues

Changes in social sentiment and expectations of the Group in relation to sustainability topics	Conduct		Medium, Long	Scenario updates are presented to executive committees on a regular basis. See page 109	Financial inclusion and resilience, Health and wellbeing of colleagues

Lloyds Banking Group plc Annual Report and Accounts 2024

Sustainability risks and opportunities continued

Opportunities
Opportunity description	Principal risk	Driver	Time horizon	How this is monitored	Sustainability Material Topic

Reducing the emissions and improving the resilience of our own operations	Operational, Climate		Short, Medium	Our own operational pledges. For further details, see sustainability report 2024 page 70	Climate change

Providing finance to support investment in climate-related technology and solutions	Market, Climate, Credit		Short, Medium	Our SW investment targets see page 57 Our Commercial Banking sustainable lending target see page 57	Climate change

Develop products to support sustainable projects including loans and green bonds	Market, Credit		Short, Medium	Our sustainable lending targets. For further details please see page 57	Climate change, Regional inequalities

Increasing consumer preference for sustainable products	Market		Short, Medium	Our ESG pension offering see sustainability report 2024 page 56	Climate change, Regional inequalities, Financial inclusion and resilience

Develop industry partnerships to help drive sustainable, low carbon and nature positive solutions for our customers and suppliers to transition	Conduct, Climate		Short, Medium	Our sustainable lending targets. For further details please see page 57	Climate change, Biodiversity and nature, Regional inequalities

Supporting nature recovery projects as a test and learn on how we can leverage green finance to support nature restoration in the future	Market, Credit		Medium, Long	Internal KPIs set on a project level	Biodiversity and nature

Transforming the diversity, equity and inclusion of our business to support our colleagues and enable us to develop more inclusive and accessible products to serve our customers	Operational		Short, Medium	Colleague diversity, equity and inclusion performance see page 32 and support provided to businesses owned by Black, disabled and women entrepreneurs	Diversity, Equity and Inclusion, Human Rights

Digital and artificial intelligence tools to support, empowering customers financial resilience and to identify customer vulnerabilities while ensuring good outcomes for customers	Conduct, Operational		Short, Medium	Qualitative updates given to Responsible Business Committee see page 89	Artificial Intelligence, Financial inclusion and resilience, Governance and conduct

Opportunities to invest in the UK’s regions and develop products and services that support regeneration, job creation and productivity, collaborating with government	Conduct, Operational		Short, Medium	Funding provided to support communities and regions within the UK. See pages 41 to 48 of the sustainability report 2024	Regional inequalities

Support the government ambitions increasing accessibility and availability of affordable quality and sustainable housing	Conduct, Operational		Short, Medium, Long	First-time buyer performance and sustainable or sustainability-linked social housing funding to the social housing sector. See pages 15 and 22 of the sustainability report 2024	Regional inequalities, Financial inclusion and resilience

Lloyds Banking Group plc Annual Report and Accounts 2024

Climate resilience
Evaluating our resilience to climate risk
Climate change risks can expose the Group to potential financial loss and therefore presents an important consideration for the resilience of the Group’s strategy.
We believe our strategy provides resilience from the challenges of climate risk. In forming this view, we have:
•Assessed the areas of our business facing the greatest risk, based on the size of the Group’s exposure and the potential relative impact across key sectors
•Undertaken further analysis to understand the potential
outcomes from these risks if they were to occur
We have also looked to ensure that the findings from this analysis support and inform our strategy, with further action taken where we have exposure potentially at risk as part of the Group’s plans to support the transition to net zero.
Areas at greater risk
Understanding the potential impact of climate risk is initially informed by identifying the areas of the Group’s portfolio which could be affected by climate risk. We assess both physical and transition risk, with physical risk more focused on our mortgage and home insurance books. A summary of bank lending to sectors with increased climate risk is shown in the table on page 80 of the sustainability report 2024.
The make-up of the Group’s lending portfolio means the biggest exposures identified are in the residential mortgages and real estate sector. Although short-term risks are expected to be limited based on the current policy landscape the Group continues to progress its transition plans see page 89 of sustainability report for elaboration on transition plans. For other sectors with higher sensitivity to transition risk our exposure is lower and the Group continues to monitor loans and advances in these sectors.
Climate change can increase the likelihood and severity of flood events which could negatively impact property valuations and increase insurance costs. Currently, less than 1 in 6 properties within our mortgage portfolio are at risk of flooding, and just over 1 in 100 meet our very high risk criteria for present day. We continue to work closely with the government to mitigate the risks around flood resilience and have integrated property level controls into our originations process. Stricter energy efficiency regulations rendering properties non-compliant could also have a negative impact on property valuations and lead to increased affordability pressures on customers to transition.
For our Commercial Banking lending and investments, we have
undertaken further analysis to inform which sectors are most exposed to climate risk using different models and scenarios, including the Network for Greening the Financial System (NGFS)
scenarios.
Our latest analysis has assessed the potential financial impacts across key sectors in the Net Zero 2050 scenario (NGFS Phase IV), given this scenario describes the ideal outcome that the Group’s net zero strategy and targets are aiming for. We recognise the
assumptions required for this scenario now tend to generate
increased transition risks when compared to previous iterations, reflecting the lack of sufficient progress to date and external dependencies such as government policy, therefore more stringent future actions are required.
At a high level, this analysis continues to show Coal Mining, Oil &
Gas, Transport and Utilities as the sectors most impacted in the modelled scenario (Net Zero 2050). Further detail is provided in the risk management section page 150.
Analysis of potential impacts
The risks relating to climate change are complex, forward-looking and uncertain, therefore our approach to assessing the impact of these risks continues to evolve as our understanding matures and develops. Unlike traditional financial models, there is no historic dataset to test climate model outcomes against.
The following assessments have been undertaken to evaluate our resilience to the impacts of the risks related to climate change:
Lending
The following analysis has not shown any material impact at this stage:
•We have performed a stress exercise on the largest credit
portfolio, retail mortgages, and quantified the impact on losses and implication on capital. The stresses explored were
affordability shocks due to retrofitting and physical risk costs.
The climate impact was immaterial in relation to both
impairment and capital effect
•In 2023 we incorporated consideration of some impacts of
climate risk into our calculation of expected credit losses. This exercise was repeated in 2024 with similar results. This continues to support management’s view that there is a low residual risk of material error or omission in the Group’s financial statements due to climate-related risks and as a result no adjustments have been made to ECL measured as at 31 December 2024. See the
climate risk, risk management section for elaboration.
Investment and insurance
We assessed risks to the achievement of our strategic objectives over the short to medium term by stress testing our business plan. In
2024, amongst other stress tests, we considered a bespoke climate scenario and compared this to the base planning scenario. In the analysis, we projected our Insurance and Investment balance sheet and profit and loss account. The key components of the stress scenarios were:
•Physical risk events cause household insurance claims and a food price shock in the short to medium term1
•Governments then commence a disorderly transition which is
priced in by markets
•The consequences of higher food prices and the transition cause stresses to asset values, deterioration of the business
environment with reduced sales, people saving less, and our
costs increasing
This analysis showed us the variation in projected profitability caused by an adverse climate scenario and the potential for it to impact Scottish Widows Group’s capital position.
1The implied long-medium term reduction in crop production was not considered.
Informing our strategy
We continue to drive action to help reduce emissions across our lending and investment portfolios, see page 82 of the sustainability report 2024 for details of our NZBA targets, with a particular focus on defining our approach to tackle our highest emitting sectors. Our business strategy is kept under continual review to ensure that it remains current and updated to take account of emerging risks.
Long-term climate scenario analysis alerts us to potential changes in the economic and physical environment, to which we adapt by
reviewing our strategy.
Our scenario analysis capabilities continue to evolve and we’re continuing to embed, as detailed within the risk management
section page 150.

Our progress since setting our ambitions across all four areas

Area	Baseline year[1] $MtCO_2e$	Latest
Bank financed	29.7	2023 $MtCO_2e$: **19.7**
Scottish Widows financed	12.5	2023 $MtCO_2e$: **9.7**
Supply chain[2]	0.53	2023/24: **0.56** $MtCO_2e$
Own operations	0.18	2023/24: **0.12** $MtCO_2e$

Lloyds Banking Group plc Annual Report and Accounts 2024

Supporting the transition to net zero
Our environmental strategy
In delivering against our purpose pillars, we developed and agreed a new environmental sustainability strategy in 2023 taking a system-
led approach to start a journey to enable cross-group collaboration and to support and assist us in our understanding of the changes and solutions needed to enable the transition to net zero.
Considering the transition in this context has started to inform the actions and understanding of the impact and progress needed to be made by the Group.
A systems-led approach also supports us to consider the synergies and potential trade-offs between areas of the Group, the systems themselves, other environmental issues such as nature and our broader social purpose pillars. These are all interconnected and we will continue to explore greater integration across these moving forward.
The Group has four systems where we believe we can leverage our scale, reach in the market and products and services that we offer to support the transition to net zero. These systems are focused on where we live through greening the built environment, how we move through low carbon transport, how we farm with a more
sustainable farming and food system and through the energy we use with an energy transition fundamental to broader decarbonisation.
Further to this, we will need to ensure we transition the broader business, including our supply chain, and manage our own impacts to support progress against our net zero ambitions and targets.
Our emissions reduction ambitions
The Group have set several ambitions across our own operations, supply chain and lending and investments to support the
decarbonisation of our business in line with limiting global warming to 1.5°C, recognising that there are significant challenges and external dependencies in many areas of the economy, including the technologies, solutions and policies required, that will need to be addressed for us to achieve these.

Bank
Work with customers, government and the market to help
reduce the carbon emissions we finance by more than 50 per
cent by 2030 on the path to net zero by 2050[1] or sooner.
Scottish Widows
Align all our investments with the goals of the Paris Agreement, reaching net zero carbon emissions[2] by 2050 or sooner.
Supply chain
Working with our suppliers to reduce the emissions generated by 50 per cent by 2030, on the path to net zero by 2050 or
sooner[3].
Our operations
Net zero carbon operations[4] by 2030.

1From a 2018 baseline, covering Scope 1 and 2 emissions. 2From a 2019 baseline; covering Scope 1 and 2 emissions. 3From a 2021/22 baseline. 4From a 2018/19 baseline.

Globally, we are not moving quickly enough to tackle the climate crisis at the speed we know is required and we will need to do more and collaborate with a wide range of stakeholders to unblock the barriers that stand in our way or we will not achieve our ambitions.
The financial ecosystem provides a critical means to accelerate the low carbon transition, by leveraging purposeful engagement with our stakeholders.
To date, our emissions footprint has guided where we have the biggest role to play. We calculate our emissions in line with the
Greenhouse Gas Protocol, further detail is in our sustainability metrics basis of reporting 2024 . Our lending portfolio means our biggest exposure to sectors at increased climate risk is in relation to our residential mortgages and our real estate sector. The scale of our emissions varies across different areas of the business. A breakdown of our Group’s absolute emissions is shown below.

Progress in reduction of our Group’s emissions (MtCO2e)

Statement on assurance provider
Deloitte were appointed to provide independent limited assurance over certain data points and 2030 emissions reduction ambitions, targets and pledges within this Annual Report, indicated with a . The assurance engagement was planned and performed in accordance with the
International Standard on Assurance Engagements 3000 (Revised),
Assurance Engagements Other Than Audits or Reviews of Historical Financial
Information (ISAE 3000 (Revised)) and International Standard on Assurance
Engagements 3410 (ISAE 3410). This independent assurance report is separate from Deloitte’s audit report on the financial statements and is available at sustainability downloads .

1Baseline year determined by ambition (2018 for Bank, 2019 for Scottish Widows, 2021/22 for Supply Chain and 2018/2019 for Own Ops) MtCO2e – Megatonnes Carbon Dioxide
equivalents.
2Based on 2023 data available for Bank and Scottish Widows financed emissions Scope 1 and 2 emissions only. 2023/24 period end data for supply chain emissions and own operations includes Scope 1, 2 and 3 categories and is reported on a market basis.
3Supply Chain emissions are calculated from supplier spend totalling £4.6 billion (net of VAT).
In addition there is a further £5.6 billion (including VAT) spread across other business areas.
Further details on our methodology see sustainability metrics basis of reporting 2024 .

Lloyds Banking Group plc Annual Report and Accounts 2024

Bank Our ambition Work with customers, government and the market to help reduce the carbon emissions we finance by more than 50 per cent by 2030 on the path to net zero by 2050 or sooner.

Our progress

MtCO2e reduction	●	Progress	●	2030 ambition

Our actions
Our overall bank financed emissions reduction ambition is
supported by 10 sector-specific NZBA targets covering our highest emitting sectors.
These targets are supported by sector-specific transition plans which detail how we are supporting our customers and clients to transition in these areas.

NZBA sector target summary
System and targets[1]	Baseline year of target	Target baseline[2]		2023 Target progress	Divergence from pathway[3]
Greening the built environment
UK mortgages – 41 per cent reduction in emissions intensity to 28kgCO2e/m2 by 2030	2020	46kgCO2e/m2	[4]	43kgCO2e/m2	1.0%
Commercial and residential real estate (C&RRE) – 48 per cent reduction in emissions intensity to 21kgCO2e/m2 by 2030	2021	39kgCO2e/m2		38kgCO2e/m2	5.4%
Low carbon transport
Retail motor[3] – reduce emissions intensity of our cars and vans by more than 50 per cent by 2030, reaching:
75gCO2e/km or lower (cars)	2018	150gCO2e/km	[4]	135gCO2e/km	8.6%
99kgCO2e/km or lower (LCVs)	2018	198gCO2e/km	[4]	190gCO2e/km	11.9%
Road passenger transport – 49 per cent reduction in emissions intensity to 72gCO2/pkm by 2030	2019	141gCO2e/pkm		130gCO2e/pkm	4.3%
Automotive (OEMs) – 47 per cent reduction in emissions intensity to 133gCO2e/vkm by 2030	2020	249gCO2e/vkm		259gCO2e/vkm	22.5%
Aviation – 31 per cent reduction in emissions intensity to 737gCO2e/rtk by 2030	2019	1,068gCO2e/rtk		904gCO2e/rtk	(4.6)%
Sustainable farming and food
Agriculture – 25 per cent reduction of absolute emissions to 5.0 MtCO2e by 2030	2021	6.7MtCO2e		5.9MtCO2e	(3.7)%
Energy transition
Oil and gas – 50 per cent reduction of absolute emissions to 3.2 MtCO2e by 2030	2019	6.4MtCO2e		2.0MtCO2e	(45.0)%
Power generation – 81 per cent reduction in emissions intensity to 53gCO2e/kWh by 2030	2020	276gCO2e/kWh	[4]	54gCO2e/kWh	(74.1)%
Thermal coal – full exit of thermal coal power in the UK since 2024. Full exit from all entities that operate thermal coal facilities by 2030	—	—		—	—%

1There are rounding differences between target baseline, percentage reduction and 2030 target. Targets cover on-balance sheet assets. The scope of our target has been defined within the sustainability metrics basis of reporting 2024 available at sustainability downloads .
2C&RRE, Road passenger transport, Automotive (OEMs), Aviation, Agriculture and Oil and gas baselines have been updated due to methodology changes, revised client data and clarification of client scope 3 data.
3Shows divergence between 2023 actual and 2023 reference pathway emission intensity. Arrow up – performance for 2023 ahead of reference pathway. Arrow down –
performance for 2023 behind reference pathway. Retail motor cars and LCVs divergence, is based on divergence from scenario pathway as no reference pathway is available.
4The baseline metrics for UK mortgages, Retail Motor and Power have not been restated in the current period and were previously subject to limited assurance by Deloitte LLP in
2023. This limited assurance report is available at sustainability downloads .
  Indicator is subject to limited assurance by Deloitte LLP see page 54 for details.

Lloyds Banking Group plc Annual Report and Accounts 2024

Supporting the transition to net zero continued
Divergences and the challenges with transition
Energy transition
Energy contributes to 21.2 per cent1,2 of UK emissions, and makes up
1.5 per cent of the Group’s bank financed emissions.
The energy system interacts with all other systems as the transition of this system is critical to support the decarbonisation of other industries, such as EV public charging infrastructure for Low Carbon
Transport or the electricity grid for Greening the Built Environment.
The supply of energy is central to our society and plays a critical role in providing energy security to the UK.
Our retail-focused banking activities means we do not have
significant exposure to the oil and gas sector and our total Bank exposure to oil and gas has reduced by c.70 percent since 2022.
Our strategy focuses on supporting a clean energy future for the UK, benefitting households, businesses and communities across the country. We are actively seeking to support established clean technologies and identifying maturing and emerging technologies and how to increase their bankability to unlock financing at scale.
Greening the built environment
Contributing to 26.3 per cent1,2 of UK emissions and 27.4 per cent of the Group’s bank financed emissions the built environment is a material and complex system that touches a number of areas across the Group, including our residential mortgages portfolio and our commercial real estate clients that have both residential and non-
residential properties in their portfolio.
The energy system is intrinsically linked to decarbonisation of the built environment with decarbonisation of electricity, both on site and via the grid, a critical enabler alongside a switch away from gas boilers to lower carbon heating alternatives such as heat pumps.
Furthermore, many of the buildings which are expected to be
occupied in 2050 already exist, making retrofit the primary focus as well as greener new builds. The most significant external
dependencies on policy are centred on the need to improve
commercial viability of retrofit to drive its uptake across all customer types at scale, and the need for robust low carbon
standards for new builds to prevent locking in future emissions.
To date, key areas of focus include providing tools to support customers to understand their impacts and act on these insights, with partnerships and incentives to facilitate retrofit uptake alongside engaging on policy developments.
Moving forward our priority areas include:
•Continuing to enhance our data capability across the built
environment including buildings within our agriculture system
•Identifying new finance models to support customers and make retrofit more affordable over the long term
•Enhancing customer education that supports customers in
understanding options available to make properties more
efficient
•Encouraging the policy development needed to enable retrofit at scale
•Unlocking skills through our participation in industry leading skills and diversity initiatives
1Sourced from Department for Energy Security and Net Zero – 2022 UK greenhouse gas emissions.
2UK emissions from 2022, including energy supply were 106.6 MtCO2e for built environment, 90.2 MtCO2e for Passenger Car, Electric Vehicle, Buses and Light Duty
Vehicles, and aviation transport and 49.1 MtCO2e for sustainable farming and food.
Total UK emissions from 2022, including energy supply where 406.0MtCO2e for the entire UK.
3UK emissions from energy supply in 2022 were 85.7MtCO2e.
Low carbon transport
Surface transport is the highest emitting sector in the UK,
accounting for 22.2 per cent1,2 of total emissions and 14.2 per cent of the Bank’s financed emissions. Our low carbon transport system addresses transport by road and by air. Emissions for our rail and shipping activities within the transportation sector are not currently included, due to their low materiality and exposure.
The most material policy impact for this system is across road transport, driven by the Zero Emission Vehicle (ZEV) mandate which is noted to have made good progress by the Climate Change
Committee, together with the Labour government’s recent
commitment to restore the 2030 date for the phase out of new ICE
(internal combustion engine) cars and 2035 for vans.
We have developed products and propositions to help customers understand the best way to transition to greener vehicles and to ensure switching to electric fuel types is as hassle-free and cost-
effective as possible, including via partnerships. We are also engaging our corporate clients to set science-based targets and with government and other external stakeholders to ensure there is a supportive external environment to facilitate transition.
Sustainable farming and food
The agriculture sector is responsible for 12 per cent1,2 of UK emissions and 29.9 per cent of Bank financed emissions. Unlike other systems, emissions are derived from natural processes which are challenging to abate.
Our sustainable farming and food system addresses primary
agriculture and the food value chain and plays an important role in ensuring food security in the UK. Agriculture is one of the largest sources of financed emissions for the Group. Developing more sustainable business models involves farmers and other actors in the direct and indirect value chain, coupled with a supportive policy environment.
Through our partnership with the Soil Association Exchange, we have developed tools and services to provide our larger clients with consultancy support that provides valuable insights into the financial and environmental impact of sustainability measures.
We are also using our voice through policy engagement with
government and industry to help drive the transition.
Further information is available in our sustainability report 2024 .

Our sustainable financing and investment targets We have established sustainable finance and investment targets aligned to our core business areas.

Our financing and investment target horizons align to the Group’s strategic and performance management timelines that will continue to build up to support our 2030 ambitions and beyond to 2050. In
2024, we achieved three of our four targets totalling £20.8 billion for sustainable financing in EPC A and B mortgage lending and financing for electric vehicles and plug-in hybrid vehicles for retail customers, as well as achieving our Scottish Widows £25 billion discretionary investment in climate-aware strategies target.
Our sustainable financing framework has continued to evolve to provide greater clarity on what Lloyds Banking Group considers to be eligible types of sustainable finance covering the Group’s retail and commercial lending sustainability downloads . Sustainable finance and investment targets continue to be part of our long-term incentive plan (LTIP) assessment as set out on page 132.
Lloyds Banking Group plc Annual Report and Accounts 2024

Summary of our progress
Sustainable finance and investment target	2024
Commercial Banking
£30 billion sustainable finance[1] for Commercial Banking[2] customers from 1 January 2024 to end of 2026	£10.7bn
Motor
£8 billion financing for EV and plug-in hybrid electric vehicles by 2024[3]	£9.4bn
EPC A and B mortgage lending
£10 billion of mortgage lending for EPC A and B rated properties by 2024[4]	£11.4bn
Scottish Widows
£20–£25 billion discretionary investment in climate- aware[5] strategies by 2025	£25.9bn
1As defined within the sustainable financing framework.
2Commercial Banking target relates to both corporate and institutional customers and small and medium businesses. In the prior year we achieved our previous sustainable finance target for corporate and institutional customers. The cumulative sustainable finance supported since 2022 is £26.5 billion for Commercial Banking.
3Includes new lending advances for Black Horse and operating leases for Lex Autolease
(gross) and operating leases for Tusker (gross, post-acquisition by the Group in February
2023 only); includes cars and vans. £3.7 billion achieved in 2024.
4New mortgage lending on UK (excluding Channel Islands) residential property that meets an Energy Performance Certificate (EPC) rating of B or higher. The target includes re-
mortgages but excludes further advances. £11.4 billion covers the period from January 2022 to September 2024. With £3.1 billion achieved from 1 January 2024 to 30 September 2024.
5This refers to funds that have a focus on investment in companies that are either adapting their business to reduce carbon emissions or developing solutions to address climate change.
Indicator is subject to limited assurance by Deloitte LLP for further details see page 54.

New targets
We have set two new consumer lending sustainable financing targets from 2025
EPC A and B mortgage lending
£11 billion of mortgage lending for EPC A and B rated properties by 2027
Motor
£10 billion financing for electric vehicles by 2027

Scottish Widows Our ambition To align all our investments with the goals of the Paris Agreement, reaching net zero carbon emissions by 2050 or sooner.

To support our ambition we have set ourselves the following targets:
•Invest between £20 billion to £25 billion in climate-aware
investment strategies[1], with at least £1 billion invested into climate solutions investments by 2025
•Halving the carbon footprint[2,3] of our investment portfolios by 2030

Our progress

tCO2e/£m reduction	●	Progress	●	2030 target

Our 2023 carbon footprint was 64.7 tCO2e/£m, down from our
2019 baseline of 116.1 tCO2e/£m. The carbon footprint has
continued to decline from 2019 to 2023. Whilst investee
company emissions have declined, most notably in 2020 because of reduced production and energy usage during the COVID-19
pandemic, company market values have increased by more in
2023 which has led to a further reduction in the footprint. As the carbon footprint is sensitive to market fluctuations in addition to the absolute value of emissions and our own investment activity, we expect to see short-term variation of the footprint and will be studying the medium-term trend from future reporting.
Our five-year Climate Action Plan, launched in 2022 outlines our current plans for action on climate change with regard to our overall portfolio. It sets out four key actions to aid us in achieving our net zero targets and our ambition to align with the goals of the Paris Agreement.
The following activities have contributed to the progress on our
Climate Action Plan since its launch:
•Develop climate-aware investment strategies and climate
solutions1 investments
•Product development and strategic asset allocation actions
have seen Scottish Widows achieve its 2025 target early. See progress table on the left.
•Integrate climate considerations into asset allocation
optimisation
•Our Responsible Investment and Stewardship Framework
and policies influence fund selection and asset allocation
decisions across our portfolio to ensure that material ESG
considerations are embedded
•Exclude high-carbon investments that we believe present a
high risk of becoming stranded assets
•In place since 2020 our exclusion policy helps to ensure that our investment approach is aligned with the long-term
interests of our customers. As two of the most CO2-intensive fossil fuels, companies involved in thermal coal and tar sands are not aligned with our long-term investment strategy
•Focus our stewardship activity on companies failing to
address climate risk
Scottish Widows is currently in the process of revising its Climate
Action Plan, with a new plan expected to be released in 2025 covering the period from 2025 to 2030. Further details on this activity is included in our sustainability report 2024 on
page 117.
1Climate-aware investment strategies: This refers to funds that have a focus on investment in companies that are either adapting this business to reduce carbon emissions or developing solutions to address climate change. We will invest in climate solution investments either within these strategies or other funds. For more information on our calculation methodology for these targets please see the sustainability metrics basis of reporting 2024 which is available on our sustainability downloads .
2From a 2019 baseline.
3Carbon footprint is a measure of carbon intensity calculated as absolute value of emissions applicable to an investment divided by the value of investment.
The carbon footprint measured, where data is available, for year-end 2023 was
64.7 tCO2e/£m against a 2019 baseline of 116.1 tCO2e/£m
Indicator is subject to limited assurance by Deloitte LLP for further details see page 54.
Lloyds Banking Group plc Annual Report and Accounts 2024

Supporting the transition to net zero continued

Supply chain Our ambition Reduce our supply chain emissions by 50 per cent by 2030, on a path to net zero by 2050.[1]

Our progress

tCO2e
	Restated baseline[2] year 2021/22	2022/23	Current year 2023/24
Scope 3 emissions GHG Protocol Categories 1,2,4	532,168	627,275	560,506

1From a 2021/22 baseline.
2Our supply chain emissions have been calculated using supplier emissions disclosure data where possible which is supplemented with CEDA carbon factors when we are unable to draw on supplier emissions. Our numbers were restated in
2024 to account for revised CEDA emission factors.
  Indicator is subject to limited assurance by Deloitte LLP see page 54 for details.

We recognise the significant challenges we face in meeting our ambition given the indirect nature of supply chain emissions, the drive to grow our business, the need for new technologies
including the use of AI, and policies to support achievement of it.
We are committed to managing our demand for goods and
services sustainably and working collaboratively with suppliers on our shared journey to net zero, notably through the Emerald
Standard.
In October 2024, the Comprehensive Environmental Data
Archive (CEDA), published updated carbon factors for the year
2022 and in line with the Green House Gas (GHG) Protocol, we took the decision to apply these retrospectively to our prior disclosures which includes our baseline year (October 2021 to
September 2022). We believe it is important to provide the most accurate view of our emissions based on available data. As a result, our restated emissions are lower compared to those
previously disclosed for our baseline year and baseline year +1.
For the latest reporting period, October 2023 to September
2024, emissions are calculated from supplier spend totalling
£4.6 billion (net of VAT). This represents a 15 per cent increase in supplier spend compared to our baseline year. Emissions have also risen but at a lower rate of 5 per cent over the same period, illustrated by a reduction in our emissions intensity from 132
tCO2e/£M to 121 tCO2e/£M.
We continue to support our key suppliers on their
decarbonisation journey through the Emerald Standard engaging with 162 suppliers in 2024. These suppliers represent more than
80 per cent of our supply chain spend and supply chain emissions as disclosed in our sustainability report 2023 .
We assess our key suppliers across four areas:
•GHG emissions calculation and disclosure
•Net zero commitments
•Science-aligned emission reduction targets
•ESG scorecard
Additional details on our supply chain emissions and our Emerald
Standard are included within our sustainability report 2024 .

Our operations Our ambition Achieve net zero own operations by 2030, based on our 2018/19 baseline.

The delivery of our ambition is supported by five pledges:
•Reduce our direct carbon emissions by at least 90 per cent by
2030[1]
•Reduce total energy consumption across our operations by 50 per cent by 2030[1]
•Maintain travel-related carbon emissions below 50 per cent[1,2]
•Zero waste by 2030 (includes our legacy waste reduction pledge)[3]
•Water neutrality by 2030[4]

Our progress

Net zero ambition progress	●	Progress	●	2030 ambition
Net zero carbon operations by 2030

1From a 2018/19 baseline.
2From 2023/24 our travel related carbon emissions pledge considers domestic travel only.
3Reduce operation waste by 80 per cent by 2025 from a 2014/2015 baseline.
4Water neutrality across our buildings, reducing our water consumption as much as possible, and offsetting the residual volume. Includes water consumption across our full operational estate.

Our actions
We continue to make strong progress against our ambition and pledges. We recognise that achieving these will not be easy, and we will need to keep investing in our buildings, as well as
supporting colleagues in the transition towards a greener future.
To reduce our direct emissions, we continue to commit to the procurement of 100 per cent renewable electricity. We signed a three-year corporate power purchase agreement (PPA) to
complement our longer-term PPA agreed in the previous year.
This short-term agreement will cover around 25 per cent of our electricity requirement, providing a direct line of sight from the electricity produced from two onshore wind farms to our
buildings. We will continue our drive to reduce the energy
consumption of our property portfolio and invest in upgrading our properties with better and more efficient lighting.
Our operating model has evolved since originally setting our travel pledge in 2021, with the Group drawing more select skills from the global market; we have therefore had to re-assess our existing travel pledge commitment. The operating model evolution has
impacted our carbon emissions through a need for increased
international travel by our colleagues. From reporting year
2023/24, we have revised the elements reported within our travel pledge to focus on domestic travel only aligned with our action plans. This includes domestic commuting, business travel and company vehicles.
Moving forward, we will continue to actively promote
sustainable travel options and monitor international travel
emissions. We commit to putting controls in place to minimise international emissions to a essential level.
Further details of progress against our operation pledges can be found within the sustainability report 2024 .
Lloyds Banking Group plc Annual Report and Accounts 2024

Streamlined energy carbon reporting
Methodology
The Group follows the principles of the Greenhouse Gas (GHG)
Protocol Corporate Accounting and Reporting Standard to
calculate Scope 1, 2 and 3 emissions from our worldwide operations.
Energy consumption is calculated according to guidance set out by the Department for Energy Security and Net Zero. The reporting period is 1 October 2023 to 30 September 2024.
Emissions are reported based on the operational control approach.
•Reported Scope 1 emissions are from activities for which the
Group is responsible, including those generated from gas and oil used in buildings, emissions from fuels used in UK company
owned vehicles used for business travel, and fugitive emissions from the use of air conditioning and chiller/refrigerant plant
•Reported Scope 2 emissions are generated from the use and
purchase of electricity and imported heat through heat networks which are calculated in line with GHG protocol using both the location and market-based methodologies
•Reported Scope 3 emissions relate to business travel (category 6)
and commuting (category 7) undertaken by colleagues, emissions from colleagues working from home (category 7), operational
waste (category 5) and the extraction and distribution of each of our energy sources – electricity, imported heating, gas and oil
(category 3). Scope 3 emissions do not include purchased goods and services, capital goods and upstream transportation and
distribution (category 1, 2 and 4) and investments (category 15), these figures are included in our supply chain and financed
emissions reporting shown on pages 54 to 58
•The methodology to derive reported Scope 1, 2 and 3 emissions is provided in the sustainability metrics basis of reporting 2024
Exclusions
Emissions associated with our joint ventures and investments are not currently calculated as they fall outside the scope of our operational boundary. The Group does not have any emissions
associated with the purchase of steam or cooling for its own use and is not aware of any other material sources of omissions from our reporting.

Intensity ratio

	October 2023 to September 2024	October 2022 to September 2023[1]	October 2021 to September 2022[1]
GHG emissions (CO2e) per £m of underlying income (location based)	10.2	9.8	10.1
GHG emissions (CO2e) per £m of underlying income (market based)	7.2	6.8	6.7
1Intensities have been restated for 2021/22 and 2022/23 emissions data to improve the accuracy of reporting, using actual data to replace estimates and improvements to fugitive gas calculations. Underlying income figures for those years have not changed.
Our overall location-based carbon emissions2 were 174,661 tonnes
CO2e; a 0.9 per cent decrease year on year. While our overall market-based3 carbon emissions were 123,960 tonnes CO2e; a 1.1 per cent increase since 2022/23. Group energy consumption
(electricity and gas) has continued to reduce in line with extensive investment in energy efficiency across our buildings and adaptations to our established hybrid work style, this has been offset by an increase in our emissions from business travel. The Group promotes sustainable travel through our sustainable car scheme and refreshed travel and expenses colleague guidance.
2Includes Scope 1, 2 emissions and Scope 3 categories 3, 5, 6 and 7. Scope 3 categories 1,
2, 4 and 15 are excluded.
3Since January 2019, our Scope 2 market-based emissions relating to electricity consumption are zero tCO2e as we have procured renewable electricity mainly through our Power Purchase Agreement (PPA) and Green Tariff, and renewable certificates equivalent to the remainder to make up the total electricity consumption in each of the markets in which we operate.

Carbon emissions (tonnes CO2e)

	October 2023 to September 2024 tonnes CO2e	October 2022 to September 2023 tonnes CO2e4	October 2021 to September 2022 tonnesCO2e4
Total tCO2e (location based)	174,661	176,320	176,446
Total tCO2e (market based)	123,960	122,564	117,671
Total Scope 1 and 2 (location based)	71,146	75,494	86,251
Of which: UK Scope 1 and 2 (location based)	70,427	74,732	85,384
Total Scope 1 and 2 (market based)	20,445	21,738	27,475
Of which: UK Scope 1 and 2 (market based)	20,262	21,528	27,208
Total Scope 1	20,441	21,727	27,473
Total Scope 2 (market based)	4	11	2
Of which: Electricity	–	–	–
Total Scope 2 (location based)	50,704	53,767	58,777
Total Scope 3	103,515	100,826	90,196
Indicator is subject to limited assurance by Deloitte LLP see page 54 for details
4Metrics have been restated for 2021/22 and 2022/23 emissions data to improve the accuracy of reporting, using actual data to replace estimates and improvements to fugitive gas calculations.
Further information covering our baseline year 2018/19 to 2023/24 is available in our sustainability metrics datasheet 2024 .
Focusing
on reducing
our operational
carbon footprint
This year, we entered into two new
long-term power purchase agreements
to purchase renewable electricity
from specific wind and solar assets across
the UK. Not only does this provide valuable
focus and support for UK renewable energy
generation, it is also an essential component
of the Group’s ambition for our own
operations to be net zero by 2030,
locking in supply and price stability.
Lloyds Banking Group plc Annual Report and Accounts 2024

Supporting the transition to net zero continued

Global energy use (kWhs)

	October 2023 to September 2024 kWhs	October 2022 to September 2023 kWhs[1]	October 2021 to September 2022 kWhs[1]
Total global energy use	334,739,294	362,639,743	420,824,628
Of which: UK energy use	331,150,563	358,779,700	416,340,738
Total building energy	320,967,285	347,966,736	409,209,957
Total Company owned vehicle energy	8,704,843	10,108,961	7,599,309
Total grey fleet[2] vehicle energy	5,067,165	4,564,047	4,015,361
1Restated data since 2021/22 to improve the accuracy of reporting, using actual data to replace estimates and updates to historical emissions. Scope 3 – Business Travel
(category 6) also restated to reflect improving data coverage for Air and Rail emissions.
2Grey fleet refers to colleague and hired road vehicles being used for a business purpose.
Indicator is subject to limited assurance by Deloitte LLP see page 54 for details
Energy efficiency
Our ongoing optimisation programme continues to support energy savings in 2024 across our own operations. This workstream
includes efficiency improvements such as energy efficient lighting, fabric improvements and increased delivery of building
management systems. In addition to this work, we have undertaken strategic alterations of building management and control systems to match the businesses core operating hours and ensure temperature settings are aligned with Group comfort guidelines.
During the year, we completed 60 LED installations across our branch network bringing our total LED installations to over 350 branches. We completed either full or partial LED installations across a total of 22 offices within our portfolio. In 2024, we have added another 49 properties to our connected branches
programme. This provides a remote monitoring solution which
enables us to utilise the building management technology to ensure our building heating, ventilation and air conditioning is performing as required.
We have also optimised power usage, leveraged technology, and implemented innovative solutions to reduce consumption in our data centres. Alongside safely decommissioning our older, less efficient data centres, we are building a new highly energy efficient one.
Financial planning and controls
How sustainability is factored into our
internal reporting and planning process
Climate considerations form part of our planning and forecasting activities. We consider climate effects in our base case economic scenario and forecast financed emissions alongside climate risks and opportunities within the Group’s four-year financial plan, primarily across four key areas Bank financed emissions, Scottish Widows investment carbon intensity, own operation and supply chain.
Our financial planning process acknowledges the dependencies on external factors such as policies, technology developments and customer behaviour. We continue to monitor the impact of these external factors on our Group ambitions and targets alongside working in partnership with our customers and other stakeholders to achieve our common ambition of achieving net zero by 2050.
How finance is supporting the Bank’s reporting
of sustainability-related matters
•Forecasting our Bank financed emissions to 2030 for our high-
carbon-intensive sectors, along with our supply chain and own operations. In 2024 we enhanced this forecast to include
Scottish Widows carbon investment footprint to 2030, now
covering all our Group emissions ambitions
•We have established capability to report our sustainable lending and investments progress on a quarterly basis as well as regularly reporting our financed emissions, providing management with
insight on our progress against our ambitions and targets. This process is used to support executive remuneration and Board risk appetite metrics. In 2025 we will explore how this reporting can be extended to consider wider social sustainability metrics
•We have implemented a number of controls in relation to the calculation and reporting of financed emissions and in 2024
enhanced our controls in relation to sustainability-related
regulatory disclosures
•Finance track sustainability-related investment across key
climate, nature and social initiatives through direct engagement with business unit teams ensuring alignment and prioritisation with our strategic objectives. As part of this, the Group has dedicated investment of c.£30 million to support our customers’
transition in 2024, in addition to the day-to-day activities integrated into business-as-usual. Regular monitoring of our sustainability-related investment across the Group aligns our financial goals with our purpose, supporting the ability to
measure progress and delivery
Financial statement preparation includes consideration of the impact of climate change on the Group’s financial position. While the effects of climate change represent a source of uncertainty, the
Group does not consider there to be a material short-term impact, see page 174 for further details.
Lloyds Banking Group plc Annual Report and Accounts 2024

Financial results

In this section
Results for the full year	62
Divisional results	72
Delivering
long-term,
sustainable
returns
We are Helping Britain Prosper in a way
that delivers sustainable profit and growth
Lloyds Banking Group plc Annual Report and Accounts 2024

Income statement – underlying basisA

	2024 £m	2023 £m	Change %
Underlying net interest income	12,845	13,765	(7)
Underlying other income	5,597	5,123	9
Operating lease depreciation	(1,325)	(956)	(39)
Net income	17,117	17,932	(5)
Operating costs	(9,442)	(9,140)	(3)
Remediation	(899)	(675)	(33)
Total costs	(10,341)	(9,815)	(5)
Underlying profit before impairment	6,776	8,117	(17)
Underlying impairment charge	(433)	(308)	(41)
Underlying profit	6,343	7,809	(19)
Restructuring	(40)	(154)	74
Market volatility and asset sales	(144)	35
Amortisation of purchased intangibles	(81)	(80)	(1)
Fair value unwind	(107)	(107)
Volatility and other items	(332)	(152)
Statutory profit before tax	5,971	7,503	(20)
Tax expense	(1,494)	(1,985)	25
Statutory profit after tax	4,477	5,518	(19)

Earnings per share	6.3p	7.6p	(1.3)p
Dividends per share – ordinary	3.17p	2.76p	15
Share buyback value	£1.7bn	£2.0bn	(15)

Banking net interest marginA	2.95%	3.11%	(16)bp
Average interest-earning banking assetsA	£451.2bn	£453.3bn
Cost:income ratioA	60.4%	54.7%	5.7pp
Asset quality ratioA	0.10%	0.07%	3bp
Return on tangible equityA	12.3%	15.8%	(3.5)pp
ASee page 314.
Key balance sheet metrics

	At 31 Dec 2024	At 31 Dec 2023	Change %
Underlying loans and advances to customersA	£459.1bn	£449.7bn	2
Customer deposits	£482.7bn	£471.4bn	2
Loan to deposit ratioA	95%	95%
CET1 ratio	14.2%	14.6%	(0.4)pp
Pro forma CET1 ratioA,1	13.5%	13.7%	(0.2)pp
UK leverage ratio	5.5%	5.8%	(0.3)pp
Risk-weighted assets	£224.6bn	£219.1bn	3
Wholesale funding[2]	£92.5bn	£98.7bn	(6)
Wholesale funding <1 year maturity[2]	£31.3bn	£35.1bn	(11)
of which: money market funding <1 year maturity[2]	£16.9bn	£23.8bn	(29)
Liquidity coverage ratio – eligible assets[3]	£134.4bn	£136.0bn	(1)
Liquidity coverage ratio[4]	146%	142%	4pp
Net stable funding ratio[5]	129%	130%	(1)pp
Tangible net assets per shareA	52.4p	50.8p	1.6p
131 December 2023 and 31 December 2024 reflect both the full impact of the share buybacks announced in respect of 2023 and 2024 and the ordinary dividends received from the
Insurance business in February 2024 and February 2025.
2Excludes balances relating to margins of £2.8 billion (31 December 2023: £2.4 billion).
3Eligible assets are calculated as a monthly rolling simple average of month end observations over the previous 12 months post any liquidity haircuts.
4The liquidity coverage ratio is calculated as a simple average of month-end observations over the previous 12 months.
5The net stable funding ratio is calculated as a simple average of month-end observations over the previous four quarter-ends.
Lloyds Banking Group plc Annual Report and Accounts 2024

Balance sheet analysis

	At 31 Dec 2024 £bn	At 30 Sep 2024 £bn	Change %	At 30 Jun 2024 £bn	Change %	At 31 Dec 2023 £bn	Change %

UK mortgages[1,2]	312.3	310.1	1	306.9	2	306.2	2
Credit cards	15.7	15.7		15.6	1	15.1	4
UK Retail unsecured loans	9.1	8.8	3	8.2	11	6.9	32
UK Motor Finance[3]	15.3	15.6	(2)	16.2	(6)	15.3
Overdrafts	1.2	1.1	9	1.0	20	1.1	9
Retail other[1,4]	17.9	17.3	3	17.2	4	16.6	8
Business and Commercial Banking[5]	29.7	30.7	(3)	31.5	(6)	33.0	(10)
Corporate and Institutional Banking	57.9	57.2	1	56.6	2	55.6	4
Central Items[6]	–	0.5		(0.8)		(0.1)
Underlying loans and advances to customersA	459.1	457.0		452.4	1	449.7	2

Retail current accounts	101.3	100.6	1	101.7		102.7	(1)
Retail savings accounts[7]	208.2	204.3	2	201.5	3	194.8	7
Wealth	10.2	10.1	1	10.1	1	10.9	(6)
Commercial Banking	162.6	160.7	1	161.2	1	162.8
Central Items	0.4	–		0.2		0.2
Customer deposits	482.7	475.7	1	474.7	2	471.4	2

Total assets	906.7	900.8	1	892.9	2	881.5	3
Total liabilities	860.8	854.4	1	847.8	2	834.1	3

Ordinary shareholders’ equity	39.5	40.3	(2)	39.0	1	40.3	(2)
Other equity instruments	6.2	5.9	5	5.9	5	6.9	(10)
Non-controlling interests	0.2	0.2		0.2		0.2
Total equity	45.9	46.4	(1)	45.1	2	47.4	(3)

Ordinary shares in issue, excluding own shares	60,491m	61,419m	(2)	62,458m	(3)	63,508m	(5)
1From the first quarter of 2024, open mortgage book and closed mortgage book loans and advances, previously presented separately, are reported together as UK mortgages; Wealth loans and advances, previously reported separately, are included within Retail other. The 31 December 2023 comparative is presented on a consistent basis.
2The increases between 31 December 2023 and 30 June 2024 and between 30 September 2024 and 31 December 2024 are net of the impact of the securitisations of primarily legacy
Retail mortgages of £0.9 billion and £1.0 billion respectively.
3UK Motor Finance balances on an underlying basisA exclude a finance lease gross up. See page 314.
4Within underlying loans and advances, Retail other includes the European and Wealth businesses.
5Previously named Small and Medium Businesses.
6Central Items includes central fair value hedge accounting adjustments.
7From the first quarter of 2024, Retail relationship savings accounts and Retail tactical savings accounts, previously reported separately, are reported together as Retail savings accounts. The 31 December 2023 comparative is presented on a consistent basis.
Lloyds Banking Group plc Annual Report and Accounts 2024

Summary of Group results
Statutory results
The Group’s profit before tax for 2024 was £5,971 million, 20 per cent lower than in 2023. This was driven by lower total income, higher operating expenses and a higher impairment charge. Profit after tax was £4,477 million and earnings per share was 6.3 pence (2023:
£5,518 million and 7.6 pence respectively).
Total income, after net finance expense in respect of insurance and investment contracts for 2024 was £18,003 million, a decrease of 3 per cent on 2023. Within this, net interest income of £12,277 million was down 8 per cent on the prior year, driven by a lower margin. The margin performance over the year reflected anticipated headwinds due to deposit churn and asset margin compression, particularly in the mortgage book as it refinances in a lower margin environment. These factors were partially offset by benefits from higher structural hedge earnings as balances are reinvested in the higher rate environment.
Other income amounted to £22,004 million in 2024, broadly in line with 2023. Within other income, net trading income was
£17,825 million compared to £18,049 million in 2023. Within the Group’s insurance activities, net trading income was £16,013 million in
2024 (2023: £16,742 million), a decrease of £729 million largely reflecting less favourable market performance in 2024. Within the Group’s banking activities, net trading income was £1,812 million (2023: £1,307 million) with growth in Commercial Banking driven by strong markets performance and higher levels of client activity. Outside of net trading income within Retail, there was improved performance in UK Motor
Finance, with growth following the acquisition of Tusker in 2023 and higher average vehicle rental values. Net fee and commission income was £1,759 million compared to £1,831 million in 2023. The £729 million decrease in net trading income within the Group’s insurance activities was largely offset by the £498 million decrease in net finance expense in respect of insurance and investment contracts.
Total operating expenses of £11,601 million were 7 per cent higher than in the prior year. This reflects higher operating lease depreciation, as a result of fleet growth, the depreciation of higher value vehicles and declines in used electric car prices, primarily in the first half, alongside inflationary pressures, business growth costs and ongoing strategic investments including severance. It also includes c.
£0.1 billion relating to the sector-wide change in the charging approach for the Bank of England Levy taken in the first quarter, largely offset across the year in net interest income. The Group has maintained its cost discipline with cost efficiencies partly offsetting these items. In
2024, the Group recognised remediation costs of £899 million (2023: £675 million), including a £700 million provision in relation to the potential impact of motor finance commission arrangements, alongside £199 million charges in relation to pre-existing programmes.
Asset quality remains strong with improved credit performance in the year. The impairment charge was £431 million compared to a
£303 million charge in 2023 (which benefitted from a significant write-back following the full repayment of debt from a single name client).
The charge in 2024 includes a credit from an improved economic outlook, notably house price growth and changes in the first half of the year to the severe downside scenario methodology. The charge also benefitted from strong portfolio performance and the release of judgemental adjustments for inflation and interest rate risks in 2024, as well as a release in Commercial Banking from loss rates used in the model in the first half of the year and a debt sale write back in Retail in the third quarter.
The Group saw good lending growth in 2024 with loans and advances to customers increasing by £10.2 billion to £459.9 billion. This included £6.1 billion growth in UK mortgages (net of the impact of the securitisation of £1.9 billion of primarily legacy Retail mortgages in the second and fourth quarters), £2.2 billion growth in UK Retail unsecured loans driven by organic balance growth and lower repayments following a securitisation in the fourth quarter of 2023, alongside a £0.6 billion increase in credit card balances and growth in other Retail lending (principally in the European retail business). In Commercial Banking, Business and Commercial Banking lending decreased by
£3.3 billion, including repayments of £1.6 billion of government-backed lending. Corporate and Institutional Banking balances increased
£2.3 billion from strategic growth, notably higher infrastructure lending.
Customer deposits of £482.7 billion significantly increased in the year by £11.3 billion. Retail deposits were up £11.3 billion in the year driven by inflows to limited withdrawal and fixed term deposits, partly offset by a £1.4 billion reduction in current account balances. Commercial
Banking deposits were stable in the year, reflecting growth in target sectors offset by an expected outflow in the third quarter.
Total equity of £45.9 billion at 31 December 2024 decreased from £47.4 billion at 31 December 2023. The movement reflected attributable profit for the year and issuance of an AT1 capital instrument in October 2024, which was more than offset by the dividends paid in
May 2024 and September 2024, the impact of redemption of AT1 capital instruments in June 2024 and December 2024 and the impact of the share buyback programme in respect of 2023.
Lloyds Banking Group plc Annual Report and Accounts 2024

Underlying resultsA
The Group’s underlying profit was £6,343 million in 2024, a reduction of 19 per cent compared to £7,809 million in the prior year with lower net income, higher operating costs and higher remediation and underlying impairment charges. Underlying profit of £993 million in the fourth quarter was down 46 per cent compared to the third quarter of 2024, with net income slightly up, more than offset by higher operating costs, including the annual Bank Levy and a charge for the potential impacts of motor finance commission arrangements.
Net incomeA

	2024 £m	2023 £m	Change %
Underlying net interest income	12,845	13,765	(7)
Underlying other income	5,597	5,123	9
Operating lease depreciation[1]	(1,325)	(956)	(39)
Net incomeA	17,117	17,932	(5)

Banking net interest marginA	2.95%	3.11%	(16)bp
Average interest-earning banking assetsA	£451.2bn	£453.3bn
1Net of profits on disposal of operating lease assets of £59 million (31 December 2023: £93 million).
Net income of £17,117 million was down 5 per cent on 2023, driven by lower underlying net interest income and an increased charge for operating lease depreciation. This was partly offset by higher underlying other income. Net income in the fourth quarter of 2024 was slightly up on the third quarter, building on the growth seen in the third quarter.
Underlying net interest income of £12,845 million was down 7 per cent on 2023, with a resilient banking net interest margin of 2.95 per cent
(2023: 3.11 per cent), compared to guidance of greater than 2.90 per cent, benefitting from fewer than expected UK Bank Rate cuts, the change in charging approach for the Bank of England Levy, solid deposit volumes and the structural hedge contribution. The margin performance over the year reflected anticipated headwinds due to deposit churn and asset margin compression, particularly in the mortgage book as it refinances in a lower margin environment. These factors were partially offset by benefits from higher structural hedge earnings as balances are reinvested in the higher rate environment. Average interest-earning banking assets in 2024 of £451.2 billion were in line with guidance and broadly stable versus 2023. This includes growth across Retail products partly offset by the impact of securitisations, alongside a reduction in Commercial Banking assets, which included continued repayments of government-backed lending in Business and
Commercial Banking and lower lending to banks. Underlying net interest income in 2024 included a non-banking net interest expense of
£469 million (2023: £311 million), increasing as a result of higher funding costs and growth in the Group’s non-banking businesses.
Underlying net interest income of £3,276 million in the fourth quarter of 2024 was 1 per cent higher than in the third quarter (three months to 30 September 2024: £3,231 million), building on growth in the third quarter. Growth in structural hedge earnings more than offset the impact from the expected continuation of headwinds in respect of deposit churn and asset margin compression, resulting in an increase in banking net interest margin to 2.97 per cent in the fourth quarter (three months to 30 September 2024: 2.95 per cent). Average interest-
earning banking assets were £455.1 billion, up on the third quarter from growth in UK mortgages, Retail unsecured loans and Corporate and
Institutional Banking. The non-banking net interest expense was in line with the third quarter. Looking forward, the Group expects the underlying net interest income for 2025 to be c.£13.5 billion.
The Group manages the risk to earnings and capital from movements in interest rates by hedging the net liabilities which are stable or less sensitive to movements in rates. At the end of the fourth quarter, the notional balance of the sterling structural hedge was maintained at
£242 billion (31 December 2023: £247 billion) with a weighted average duration of approximately three-and-a-half years
(31 December 2023: approximately three-and-a-half years). This is consistent with the balance at the end of the second and third quarters of 2024 (30 September 2024: £242 billion, 30 June 2024: £242 billion), given stability in deposit flows. The Group generated £4.2 billion of total income from sterling structural hedge balances in 2024, representing material growth over the prior year (2023: £3.4 billion). The
Group expects sterling structural hedge earnings in 2025 to be £1.2 billion higher than in 2024 and £1.5 billion higher in 2026 than in 2025.
Underlying other income in 2024 of £5,597 million grew by 9 per cent (2023: £5,123 million). Retail was up 10 per cent versus 2023, primarily due to UK Motor Finance, including growth following the acquisition of Tusker in 2023 and higher average vehicle rental values. Within
Commercial Banking growth of 8 per cent was driven by strong markets performance as a result of strategic investment and higher levels of client activity. Insurance, Pensions and Investments underlying other income grew by 7 per cent compared to 2023 driven by strong trading and higher general insurance income net of claims and after the disposal of the in-force bulk annuities portfolio. In Equity Investments and
Central Items, underlying other income was up 50 per cent on the prior year, driven by strong income growth from Lloyds Living. Underlying other income in the fourth quarter was 11 per cent higher than the fourth quarter of 2023 with growth across divisions.
The Group delivered organic growth in assets under administration (AuA) in Insurance, Pensions and Investments and Wealth (reported within Retail), with combined £5.7 billion net new money in open book AuA over 2024. In total, open book AuA stand at c.£201 billion at
31 December 2024.
Operating lease depreciation of £1,325 million increased compared to the prior year (2023: £956 million), as a result of fleet growth, the depreciation of higher value vehicles and declines in used electric car prices, primarily in the first half. The increase in 2024 includes the
c.£100 million additional charge taken in the second quarter to reflect revised future expected residual values. The charge in the fourth quarter was £331 million, consistent with expectations, given used car prices have performed in line with assumptions.
Lloyds Banking Group plc Annual Report and Accounts 2024

Summary of Group results continued
Total costsA

	2024 £m	2023 £m	Change %
Operating costsA	9,442	9,140	(3)
Remediation	899	675	(33)
Total costsA	10,341	9,815	(5)

Cost:income ratioA	60.4%	54.7%	5.7pp
Total costs, including remediation, of £10,341 million were 5 per cent higher than the prior year, with operating costs of £9,442 million up
3 per cent. Operating costs include c.£0.1 billion relating to the sector-wide change in the charging approach for the Bank of England Levy taken in the first quarter. Excluding the Levy, operating costs were up 2 per cent. The Group has maintained its cost discipline with cost efficiencies helping to partially offset inflationary pressures, business growth costs and ongoing strategic investments including severance.
Operating costs in 2025 are expected to be c.£9.7 billion, including further increased severance and the impact from National Insurance contributions changes (c.£0.1 billion).
The Group recognised remediation costs of £899 million in 2024 (2023: £675 million), with £775 million in the fourth quarter, including an additional £700 million in relation to the potential impact of motor finance commission arrangements in light of the Court of Appeal (CoA)
judgment in relation to Wrench, Johnson and Hopcraft (WJH) in October 2024, which goes beyond the scope of the original FCA motor finance commissions review. The Supreme Court granted the relevant lenders permission to appeal the WJH judgment and the substantive hearing is scheduled to be heard on 1 April to 3 April 2025. The total £1,150 million provision, including £450 million provided in 2023, represents the Group’s best estimate of the potential impact, including both redress and operational costs, but notes that there is a significant level of uncertainty in terms of the final outcome. As a result, the final financial impact could differ materially to the amount provided.
The Group’s cost:income ratio for 2024 was 60.4 per cent compared to 54.7 per cent in the prior year, and 73.7 per cent in the fourth quarter impacted by the provision charge for motor finance commission arrangements and the Bank Levy.
Underlying impairmentA

	2024 £m	2023 £m	Change %
Charges (credits) pre-updated MES[1]
Retail	789	1,064	26
Commercial Banking	48	(487)
Other	(10)	(12)	(17)
	827	565	(46)
Updated economic outlook
Retail	(332)	(233)	42
Commercial Banking	(62)	(24)
	(394)	(257)	53
Underlying impairment chargeA	433	308	(41)

Asset quality ratioA	0.10%	0.07%	3bp
Total expected credit loss allowance (at end of year)A	3,651	4,337	16
1Impairment charges excluding the impact from updated economic outlook (multiple economic scenarios, MES) taken each quarter.
Asset quality remains strong with improved credit performance in the year. Underlying impairment was a charge of £433 million
(2023: £308 million), resulting in an asset quality ratio of 10 basis points. The charge reflects a £394 million multiple economic scenarios
(MES) credit (2023: £257 million credit) from an improved economic outlook, notably house price growth and changes in the first half of the year to the severe downside scenario methodology. The charge in the fourth quarter of £160 million includes a £70 million MES credit.
The pre-updated MES charge of £827 million is equivalent to an asset quality ratio of 19 basis points. This is higher than the prior year pre-
updated MES charge of £565 million, which benefitted from a significant write-back following the full repayment of debt from a single name client. The charge in 2024 benefitted from strong portfolio performance and the release of judgemental adjustments for inflation and interest rate risks in 2024, as well as a one-off release in Commercial Banking from loss rates used in the model in the first half of the year and a one-off debt sale write back in Retail in the third quarter. In the fourth quarter, the pre-updated MES charge was £230 million, equating to 20 basis points. Looking forward, the Group expects the asset quality ratio to be c.25 basis points in 2025.
Lloyds Banking Group plc Annual Report and Accounts 2024

Restructuring, volatility and other items
Restructuring costs during 2024 were £40 million (2023: £154 million) and include costs relating to the integration of Embark and Tusker as well as those related to a contract termination. Volatility and other items were a net loss of £332 million for the year (2023: net loss of
£152 million). This included £81 million for the amortisation of purchased intangibles (2023: £80 million) and £107 million relating to fair value unwind (2023: £107 million). Negative market volatility of £144 million (2023: positive volatility of £35 million) was substantially driven by longer-term rate rises in the period, driving negative insurance volatility, partly offset by positive impacts from banking volatility. The fourth quarter volatility and other items charge of £150 million, was primarily driven by insurance volatility including from movements in interest rates.
The return on tangible equity for 2024 was 12.3 per cent (2023: 15.8 per cent), with 7.1 per cent in the fourth quarter reflecting the provision charge in relation to the potential impacts of motor finance commission arrangements. Excluding this impact, the return on tangible equity was 14.0 per cent in 2024 and 13.9 per cent in the fourth quarter. The Group expects the return on tangible equity for 2025 to be c.13.5 per cent.
Tangible net assets per share at 31 December 2024 was 52.4 pence, up 1.6 pence in the year (31 December 2023: 50.8 pence). The increase resulted from attributable profit and a reduction in the number of shares following the share buyback programme announced in
February 2024. This was offset by capital distributions, a lower pension surplus from negative market impacts and the foreign exchange impact on the redemption of a US dollar denominated AT1 capital instrument. Tangible net assets per share was down 0.1 pence in the fourth quarter. The decrease was due to increased long-term rates impacting the cash flow hedge reserve and pension surplus, partly offset by attributable profit, impacted by the provision charge relating to motor finance commission arrangements.
In February 2024, the Board decided to return surplus capital in respect of 2023 through a share buyback programme of up to £2.0 billion.
This commenced on 23 February 2024 and completed on 13 November 2024 with c.3.7 billion (c.6 per cent) ordinary shares repurchased.
Further information on the reconciliation of statutory to underlying results is included on page 314.
Tax
The Group recognised a tax expense of £1,494 million in the year (2023: £1,985 million). This reflected lower profits than the prior year and tax credits of £100 million on the finalisation of prior year returns within the fourth quarter charge of £124 million. The Group expects a medium-term effective tax rate of around 27 per cent based on the banking surcharge rate of 3 per cent and the corporation tax rate of
25 per cent. An explanation of the relationship between the tax expense and the Group’s accounting profit for the year is set out in note 15 to the consolidated financial statements on page 255.
Balance sheet
The Group saw good lending growth in 2024 with underlying loans and advances to customers increasing by £9.4 billion to £459.1 billion.
This included £6.1 billion growth in UK mortgages (net of the impact of the securitisation of £1.9 billion of primarily legacy Retail mortgages in the second and fourth quarters), £2.2 billion growth in UK Retail unsecured loans driven by organic balance growth and lower repayments following a securitisation in the fourth quarter of 2023, alongside a £0.6 billion increase in credit card balances and growth in other Retail lending (principally in the European retail business). In Commercial Banking, Business and Commercial Banking lending decreased by £3.3 billion, including repayments of £1.6 billion of government-backed lending. Corporate and Institutional Banking balances increased £2.3 billion from strategic growth, notably higher infrastructure lending. Growth of £2.1 billion in underlying loans and advances to customers in the fourth quarter included £2.2 billion in UK mortgages (net of the £1.0 billion impact from a securitisation) and stable
Commercial Banking balances.
Customer deposits of £482.7 billion significantly increased in the year by £11.3 billion, including £7.0 billion in the fourth quarter. Retail deposits were up £11.3 billion in the year driven by inflows to limited withdrawal and fixed term deposits, partly offset by a £1.4 billion reduction in current account balances (significantly lower than the prior year, as expected). In the fourth quarter, Retail current account balances increased by £0.7 billion in contrast to a £1.1 billion reduction in the third quarter helped by calendar timing impacts. Deposit churn observed within savings and between savings and current accounts was lower in 2024 than in 2023 and lower in the second half of
2024 than in the first half. Commercial Banking deposits were stable in the year, reflecting growth in target sectors offset by an expected outflow in the third quarter. The increase in Commercial Banking deposits in the fourth quarter of £1.9 billion reflected growth in target sectors alongside foreign exchange impacts.
The Group has a large, high quality liquid asset portfolio held mainly in cash and government bonds, with all assets hedged for interest rate risk. The Group’s liquid assets continue to significantly exceed regulatory requirements and internal risk appetite, with a strong, stable liquidity coverage ratio of 146 per cent (31 December 2023: 142 per cent) and a strong net stable funding ratio of 129 per cent (31 December
2023: 130 per cent). The loan to deposit ratio of 95 per cent, broadly stable compared to 31 December 2023 and 30 September 2024, continues to reflect a robust funding and liquidity position.
The underlying expected credit loss (ECL) allowance reduced to £3.7 billion (31 December 2023: £4.3 billion) in the period, reflecting releases driven by improvements to the Group’s economic base case scenario. The uplift from the base case to probability-weighted ECL is
£0.4 billion (31 December 2023: £0.7 billion). The ECL allowance includes judgemental adjustments which reduce the ECL by £15 million (31
December 2023: £67 million increase to ECL). The reduction in judgemental adjustments in the year was primarily from the release of those held in respect of inflationary and interest rate risks, which are now stabilising, with a resilient credit performance being observed.
Lloyds Banking Group plc Annual Report and Accounts 2024

Summary of Group results continued
Capital
Capital generation

Pro forma CET1 ratio as at 31 December 2023A,1	13.7%
Banking build (bps)[2]	221
Insurance dividend (bps)	14
Risk-weighted assets (bps)	(14)
Other movements (bps)[3]	(17)
Retail secured CRD IV increases and phased unwind of IFRS 9 transitional relief (bps)[4]	(27)
Capital generation excluding provision charge for motor finance commission arrangements (bps)	177
Provision charge for motor finance commission arrangements (bps)	(29)
Capital generation (bps)	148
Ordinary dividend (bps)	(91)
Share buyback accrual (bps)	(80)
Pro forma CET1 ratio as at 31 December 2024A,1	13.5%
131 December 2023 and 31 December 2024 reflect both the full impact of the share buybacks announced in respect of 2023 and 2024 and the ordinary dividends received from the
Insurance business in February 2024 and February 2025.
2Includes impairment charge and excess regulatory expected losses, excludes a charge for motor finance commission arrangements.
3Includes share-based payments and foreign exchange loss on a US dollar AT1 redemption.
4Retail secured CRD IV increases with respect to performing exposures.
The Group’s pro forma CET1 capital ratio at 31 December 2024 was 13.5 per cent (31 December 2023: 13.7 per cent pro forma), in line with guidance. Capital generation during the year was 148 basis points. Excluding the provision for motor finance commission arrangements, capital generation was 177 basis points, in line with guidance.
Capital generation reflects robust banking build and the interim half-year and full-year dividends received from the Insurance business in
June 2024 (£200 million) and February 2025 (£100 million) respectively, partially offset by risk-weighted asset increases and other movements, including 15 basis points relating to the foreign exchange translation loss following the US dollar AT1 capital instrument redemption in June. Regulatory headwinds of 27 basis points in the year reflect an adjustment for part of the impact of the Retail secured
CRD IV increases and the reduction in the transitional factor applied to IFRS 9 dynamic relief on 1 January 2024. There was a further
29 basis points resulting from a provision relating to the potential impacts of motor finance commission arrangements. The impact of the interim ordinary dividend paid in September 2024 and the accrual for the recommended final ordinary dividend equates to 91 basis points, with a further 80 basis points to cover the accrual for the announced ordinary share buyback programme of up to £1.7 billion.
The Group expects capital generation in 2025 to be c.175 basis points and reaffirms guidance for capital generation in 2026 of greater than
200 basis points.
Excluding the Insurance dividend received in February 2025 and the full impact of the announced ordinary share buyback programme, the
Group's CET1 capital ratio at 31 December 2024 was 14.2 per cent (31 December 2023: 14.6 per cent).
Risk-weighted assets increased by £5.5 billion in the year to £224.6 billion at 31 December 2024 (31 December 2023: £219.1 billion), in line with guidance. This reflects the impact of lending growth, Retail secured CRD IV increases and other movements, partly offset by optimisation including capital efficient, net present value positive securitisation activity. In the fourth quarter, risk-weighted assets increased by £1.3 billion primarily driven by lending growth, operational risk and Retail secured CRD IV increases, again partly offset by optimisation activity. In the context of the Retail secured CRD IV increases, a risk-weighted asset increase of £3.3 billion was recognised against performing exposures in 2024. Including this increase, it is now envisaged that the overall uplift could be modestly higher than
£5 billion, subject to finalisation with the PRA. The PRA published its second policy statement on implementing Basel 3.1 in the UK in
September 2024. The final regulations, which are now due to be implemented on 1 January 2027 following a PRA announcement in January
2025, will introduce substantial revisions to the approaches for calculating risk-weighted assets. The Group expects the initial impact of
Basel 3.1 implementation to be moderately positive.
The Group’s regulatory CET1 capital requirement remains at around 12 per cent, including the Pillar 2A CET1 capital requirement remaining at around 1.5 per cent of risk-weighted assets. The Board’s view of the ongoing level of total CET1 capital required to grow the business, meet current and future regulatory requirements and cover economic and business uncertainties is c.13.0 per cent. This includes a management buffer of around 1 per cent. In order to manage risks and distributions in an orderly way, the Board intends to progress towards paying down to the current CET1 capital target of c.13.0 per cent by the end of 2026.
Pensions
Following completion of the triennial valuation of its main defined benefit pension schemes as at 31 December 2022, there will be no further deficit contributions for this triennial period (to 31 December 2025).
Dividend and share buyback
The Group has a progressive and sustainable ordinary dividend policy whilst maintaining the flexibility to return further surplus capital through share buybacks or special dividends. In February 2024, the Board decided to return surplus capital in respect of 2023 through a share buyback programme of up to £2.0 billion. This commenced on 23 February 2024 and completed on 13 November 2024 with
c.3.7 billion (c.6 per cent) ordinary shares repurchased.
In respect of 2024, the Board has recommended a final ordinary dividend of 2.11 pence per share, which, together with the interim ordinary dividend of 1.06 pence per share totals 3.17 pence per share, an increase of 15 per cent compared to 2023, in line with the Board’s commitment to a progressive and sustainable ordinary dividend. The Board has also announced its intention to implement an ordinary share buyback of up to £1.7 billion, which will commence as soon as is practicable and is expected to be completed by 31 December 2025.
Based on the total ordinary dividend and the announced ordinary share buyback, the total capital return in respect of 2024 will be up to
£3.6 billion, equivalent to c.9 per cent (as at 14 February 2025) of the Group’s market capitalisation value. The Group intends to pay down to its ongoing CET1 capital target of c.13.0 per cent by the end of 2026.
Lloyds Banking Group plc Annual Report and Accounts 2024

Other financial information
Post-tax return on average assets

	2024%	2023%
Post-tax return on average assets	0.50	0.63
Share buyback in respect of 2023 results
During 2024, the Group completed a £2.0 billion share buyback programme, in respect of 2023 results, with c.3.7 billion shares purchased at an average price of 54.21 pence per share. Through a reduction in the weighted average number of ordinary shares in issue, share buybacks have the effect of increasing earnings per share and, depending on the average price paid per share, can either increase or decrease the tangible net assets per share. The share buyback in respect of 2023 results had the effect of increasing the earnings per share by 0.2 pence and increasing the tangible net assets per share by 3.0 pence.
Insurance, Pensions and Investments performance summaryA

	2024 £m	2023 £m	Change %
Life and pensions sales (PVNBP)A,1	18,249	17,449	5
New business value of insurance and participating investment contracts recognised in the yearA,2
of which: deferred to contractual service margin and risk adjustment	126	173	(27)
of which: losses recognised on initial recognition	(15)	(20)	25
	111	153	(27)
Assets under administration (net flows)[3]	£5.3bn	£5.1bn	4
General insurance underwritten new gross written premiumsA	197	124	59
General insurance underwritten total gross written premiumsA	737	579	27
General insurance combined ratio	97%	106%	(9)pp

	At 31 Dec 2024	At 31 Dec 2023	Change %
Insurance Solvency II ratio (pre-dividend)[4]	158%	186%	(28)pp
Total customer assets under administration	£231.9bn	£213.1bn	9
1Present value of new business premiums.
2New business value represents the value added to the contractual service margin and risk adjustment at the initial recognition of new contracts, net of acquisition expenses and any loss component on onerous contracts (which is recognised directly in the income statement) but does not include existing business increments.
3The movement in asset inflows and outflows driven by business activity (excluding market movements).
4Equivalent estimated regulatory view of ratio (including With-Profits funds and post dividend where applicable) was 148 per cent (31 December 2023: 166 per cent, post-February 2024 dividend).
Breakdown of net incomeA

	2024			2023
Deferred profit release[1] £m		Other in-year profit £m	Total £m	Deferred profit release[1] £m	Other in-year profit £m	Total £m
Life open book (pensions, individual annuities, Wealth and protection)	350	318	668	267	290	557
Non-life (General insurance)	–	229	229	–	171	171
Other items[2]	69	190	259	85	223	308
Bulk annuities[3]	–	–	–	35	6	41
Net incomeA	419	737	1,156	387	690	1,077
1Total deferred profit release is represented by contractual service margin (CSM) and risk adjustment releases from holdings on the balance sheet. CSM is released as insurance contract services are provided; risk adjustment is released as uncertainty within the calculation of the liabilities diminishes. Amounts are shown net of reinsurance.
2Other items represents the income from longstanding business, return on shareholder assets and interest on subordinated debt.
32024 reflects the agreed sale (subject to High Court approval) of the in-force bulk annuity portfolio to Rothesay Life plc. Please see note 24 to the consolidated financial statements on page 286.
Lloyds Banking Group plc Annual Report and Accounts 2024

Summary of Group results continued
Movement in deferred profit1 (contractual service margin (CSM) and risk adjustment)

	Life open book £m	Other products[2] £m	Bulk annuities[3] £m	Total[1] £m

At 1 January 2024	4,025	702	578	5,305
New business written	126	–	–	126
Release to income statement	(350)	(69)	–	(419)
Other movements	415	53	(460)	8
At 31 December 2024	4,216	686	118	5,020

At 1 January 2023	3,661	909	538	5,108
New business written	120	–	53	173
Release to income statement	(267)	(85)	(35)	(387)
Other movements	511	(122)	22	411
At 31 December 2023	4,025	702	578	5,305
1Total deferred profit is represented by CSM and risk adjustment, both held on the balance sheet. CSM is released as insurance contract services are provided; risk adjustment is released as uncertainty within the calculation of the liabilities diminishes. Amounts are shown net of reinsurance.
2Other products includes longstanding business and European business.
3Bulk annuities for 2024 reflects the reinsurance agreement entered into as part of the agreed sale (subject to High Court approval) of the in-force bulk annuity portfolio to Rothesay
Life plc, with the impact of the reinsurance agreement included within Other movements.
Volatility arising in the Insurance business

	2024 £m	2023 £m
Insurance volatility	(56)	198
Policyholder interests volatility	162	116
Total volatility	106	314
Insurance hedging arrangements	(442)	(422)
Total[1]	(336)	(108)
1Total insurance volatility is included within market volatility and asset sales, which in total resulted in a loss of £144 million in 2024 (2023: gain of £35 million). See page 314.
Insurance volatility impacts statutory profit before tax (through volatility and asset sales) but does not impact underlying profit, which is based on an expected return. The impact of the actual return differing from the expected return is included within insurance volatility. This is because movements in their value can have a significant impact on the profitability of the Group. Management believes that it is appropriate to disclose the results on the basis of an expected return.
The Group manages its Insurance business exposures to equity, interest rate, foreign currency exchange rate and inflation movements within the Insurance, Pensions and Investments division. It does so by balancing the importance of managing the impacts to both Solvency capital and earnings volatility, as these factors can impact the dividend that the Insurance business can pay up to Lloyds Banking Group plc.
This approach can result in volatility in statutory profit before tax. Total insurance volatility resulted in losses of £336 million (2023:
£108 million), driven by increases in interest rates and equity performance.
Lloyds Banking Group plc Annual Report and Accounts 2024

Segmental analysis – underlying basisA

2024	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Equity Investments and Central Items £m	Group £m
Underlying net interest income	8,930	3,434	(136)	617	12,845
Underlying other income	2,384	1,825	1,292	96	5,597
Operating lease depreciation	(1,319)	(6)	–	–	(1,325)
Net income	9,995	5,253	1,156	713	17,117
Operating costs	(5,596)	(2,762)	(924)	(160)	(9,442)
Remediation	(750)	(104)	(19)	(26)	(899)
Total costs	(6,346)	(2,866)	(943)	(186)	(10,341)
Underlying profit before impairment	3,649	2,387	213	527	6,776
Underlying impairment (charge) credit	(457)	14	7	3	(433)
Underlying profit	3,192	2,401	220	530	6,343

Banking net interest marginA	2.49%	4.39%			2.95%
Average interest-earning banking assetsA	£370.1bn	£81.1bn	–	–	£451.2bn
Asset quality ratioA	0.12%	0.00%			0.10%
Underlying loans and advances to customersA,1	£371.5bn	£87.6bn	–	–	£459.1bn
Customer deposits	£319.7bn	£162.6bn	–	£0.4bn	£482.7bn
Risk-weighted assets	£125.1bn	£73.8bn	£0.4bn	£25.3bn	£224.6bn

2023	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Equity Investments and Central Items £m	Group £m
Underlying net interest income	9,647	3,799	(132)	451	13,765
Underlying other income	2,159	1,691	1,209	64	5,123
Operating lease depreciation	(948)	(8)	–	–	(956)
Net income	10,858	5,482	1,077	515	17,932
Operating costs	(5,469)	(2,647)	(880)	(144)	(9,140)
Remediation	(515)	(127)	(14)	(19)	(675)
Total costs	(5,984)	(2,774)	(894)	(163)	(9,815)
Underlying profit (loss) before impairment	4,874	2,708	183	352	8,117
Underlying impairment (charge) credit	(831)	511	7	5	(308)
Underlying profit (loss)	4,043	3,219	190	357	7,809

Banking net interest marginA	2.73%	4.63%			3.11%
Average interest-earning banking assetsA	£365.6bn	£86.8bn	–	£0.9bn	£453.3bn
Asset quality ratioA	0.23%	(0.54)%			0.07%
Underlying loans and advances to customersA,1	£361.2bn	£88.6bn	–	(£0.1bn)	£449.7bn
Customer deposits	£308.4bn	£162.8bn	–	£0.2bn	£471.4bn
Risk-weighted assets	£119.3bn	£74.2bn	£0.2bn	£25.4bn	£219.1bn
1Equity Investments and Central Items includes central fair value hedge accounting adjustments.
Number of employees (full-time equivalent)

	At 31 Dec 2024	At 31 Dec 2023[1]
Retail	29,734	32,217
Commercial Banking	8,850	9,399
Insurance, Pensions and Investments	5,882	5,903
Group functions and services	17,544	16,114
	62,010	63,633
Agency staff	(782)	(1,064)
Total number of employees	61,228	62,569
1During 2024, employees have been reallocated between Commercial Banking and Group functions and services. 2023 has been presented on a consistent basis.
The Group has reduced its non-permanent worker population by around 11 per cent in 2024. Overall, the Group has reduced its permanent workforce and invested in growth within the Lloyds Technology Office to increase skills in technology and data.
Lloyds Banking Group plc Annual Report and Accounts 2024

Retail
Retail offers a broad range of financial services products to personal customers, including current accounts, savings, mortgages, credit cards, unsecured loans, motor finance and leasing solutions. Its aim is to build enduring relationships that meet more of its customers’
financial needs and improves their financial resilience throughout their lifetime. Retail operates the largest digital bank in the UK and continues to improve digital experience through a mobile-first strategy, deliver market-leading products and meet consumer duty expectations whilst working within a prudent risk appetite. Through strategic investment, alongside increased use of data, Retail aims to deepen consumer relationships, deliver personalised propositions, broaden its intermediary offering, improve customer experience and operational efficiency.
Strategic progress
•UK’s largest digital bank with 22.7 million digitally active users; 20.2 million actively using the Group’s mobile apps, up 8 per cent in 2024, with over 6 billion logons this year. Mobile messaging interactions up over 60 per cent on 2023
•Enriched mobile offering, including a redesigned Lloyds Bank app with six new spaces allowing customers to manage their finances alongside ‘Link Pay’, a safe and fast way to request payment. Enhanced personalisation of in-app journeys and messaging, through data utilisation to better understand customer needs
•Mortgage gross lending share increased 3 percentage points since 2023 to 20 per cent, alongside £15.1 billion lending to first time buyers in 2024 and a 6 percentage point increase in take-up of protection insurance in 2024
•Grown Mass Affluent customer base to over 3 million and exceeded target for growth in banking balances, up 15 per cent since 2021, with a dedicated digital-first proposition providing product offers, digital tools and financial coaching
•Increased customers served per distribution FTE by 30 per cent since 2021 and utilised the expertise of branch colleagues to answer personal banking calls, to support 725,000 customers in 2024
•5 per cent growth in depth of relationship1 with customers, including growth across all life stages
•11.2 million customers registered for ‘Your Credit Score’, including 2.4 million registrations in 2024, contributing c.7 per cent of direct mortgages applications value. Over 780,000 customers have improved their score in 2024
•Introduced fee free overseas debit card usage on the majority of packaged bank accounts, supporting an increase in customers using debit cards overseas and a stronger value proposition driving income diversification
•Launched ‘Black Horse FlexPay’, a flexible and easy way to pay for larger purchases in instalments
•Surpassed 2024 sustainability targets, lending £11.4 billion in mortgages on properties with an EPC rating of A or B2 and £9.4 billion for financing and leasing of battery electric and plug-in hybrid vehicles2
Financial performance
•Underlying net interest income 7 per cent lower, reflecting expected mortgage and unsecured lending asset margin compression and continued deposit churn headwinds, partly offset by higher structural hedge earnings
•Underlying other income up 10 per cent, driven by UK Motor Finance including growth following the acquisition of Tusker in 2023 and higher average vehicle rental values
•Operating lease depreciation charge higher due to fleet growth, the depreciation of higher value vehicles and declines in used electric car prices, primarily in the first half
•Operating costs up 2 per cent, with cost efficiencies helping to partially offset inflationary pressures, business growth costs, ongoing strategic investment including increased severance charges and the sector-wide Bank of England Levy. Remediation costs of £750 million include a £700 million provision in relation to the potential impacts of motor finance commission arrangements
•Underlying impairment charge of £457 million, lower than prior year and includes a £332 million credit from an improved economic outlook, notably house price growth, the release of judgemental adjustments for inflation and interest rate risks, a one-off debt sale write back and strong portfolio performance in UK mortgages
•Loans and advances to customers up £10.3 billion, including £6.1 billion growth in UK mortgages (net of securitisations of £1.9 billion), UK
Retail unsecured loans up £2.2 billion due to organic growth and lower repayments following a securitisation in 2023, alongside £1.9 billion growth across credit cards and other Retail (driven by European lending)
•Customer deposits up £11.3 billion, with inflows into limited withdrawal and fixed term products, partly offset by a £1.4 billion reduction in current account balances (significantly lower than the prior year, as expected)
•Risk-weighted assets up 5 per cent in 2024, given higher lending and Retail secured CRD IV model increases, partly offset by capital efficient securitisation activity
1Customers retained from November 2021. Relates to product holdings, for franchise customers with active relationship.
2Since 1 January 2022, new mortgage lending on residential property with an Energy Performance Certificate rating of A or B at 30 September 2024; and new lending for Black Horse and operating leases for Lex Autolease and Tusker at 31 December 2024.
Lloyds Banking Group plc Annual Report and Accounts 2024

Commercial Banking
Commercial Banking serves small and medium businesses and corporate and institutional clients, providing lending, transactional banking, working capital management, debt financing and risk management services whilst connecting the whole Group to clients. Through investment in digital capability and product development, Commercial Banking will deliver an enhanced customer experience via a digital-
first model in Business and Commercial Banking and an expanded client proposition across Commercial Banking, generating diversified capital efficient growth and supporting customers in their transition to net zero.
Strategic progress
•Maintained position as number 1 ranked1 Infrastructure and Project Finance Bank in the UK, financing wind farms, solar, and investments into newer low carbon technologies
•Increased euro and US dollar debt capital markets issuance volumes by 39 per cent, outperforming the market2
•Awarded Best Bank for Digitalisation at the Global Trade Review Awards 2024. Completed the Group’s first electronic bill of lading transaction, reducing transaction time, execution risk, costs and environmental impact
•Delivered £10.7 billion of sustainable financing3 in 2024. Ranked first in ESG-labelled bond issuance for UK issuers4
•Launched ‘Lloyds Bank Market Insights’ bringing together economics and markets expertise to provide topical and timely thought leadership to clients; consistently recognised as one of the leading forecasters of the UK economy
•Awarded Best Bank Foreign Exchange Trading for Corporates in the UK5 and delivered 42 per cent year on year increase in foreign exchange volumes
•Achieved strategic objective of Top 5 sterling interest rate swap counterparty with number 2 ranking
•Expanded the mobile-first onboarding journey following initial launch in 2023 to include multiple party limited companies, clubs and societies; around 9 in 10 Business Banking accounts now being originated digitally
•Threshold for automated credit decisioning increased to up to £100,000 for customers meeting criteria, with new mobile overdraft journey enabling Business Banking customers to digitally apply for an overdraft facility
•Launched new mobile app journeys for instant access, term and notice accounts
•Enhanced Merchant Services proposition, including improved access to Clover offering and introduction of tailored terminal integrations, helping customers to automate business management processes
•Delivered increased personalised content for customers in both mobile app and browser, resulting in over half a billion personalised digital impressions and driving significant increase in engagement
•Hosted the Lilac Review following the publication of the Disability and Entrepreneur Report in partnership with Small Business Britain and founding signatory to the Disability Finance Code for Entrepreneurship
Financial performance
•Underlying net interest income of £3,434 million, down 10 per cent on the prior year, driven by expected customer movements into interest-bearing accounts, as well as lower average deposit balances
•Underlying other income increased 8 per cent to £1,825 million, reflecting client franchise growth due to strategic investment and higher levels of client activity, driving a strong markets performance
•Operating costs 4 per cent higher with cost efficiencies helping to partially offset inflationary pressures, business growth costs, ongoing strategic investment and the sector-wide Bank of England Levy. Remediation costs were £104 million
•Underlying impairment credit of £14 million, reduced from the prior year which included a significant one-off write-back. The credit in
2024 reflected strong asset quality, a one-off release from model loss rates and updated economic scenarios. The charge on new and existing Stage 3 clients remains low
•Customer lending 1 per cent lower at £87.6 billion reflecting ongoing net repayments within Business and Commercial Banking, including government-backed lending, partly offset by strategic growth in Corporate and Institutional Banking, notably higher infrastructure lending
•Customer deposits stable at £162.6 billion, with growth in target sectors, offset by an expected outflow in the third quarter
•Risk-weighted assets 1 per cent lower at £73.8 billion, reflecting efficient allocation of capital and optimisation activity
1Infralogic 1 January 2024 to 31 December 2024, by deal volume and value.
2Refinitiv Eikon; all international bonds in euro and US dollar, excluding Sovereign, supranational and agency issuance.
3In line with the Group’s Sustainable Financing Framework.
4Bondradar; excluding Sovereign, supranational and agency issuance.
5Coalition Greenwich Voice of Clients - 2024 European Corporate Foreign Exchange Study.
Lloyds Banking Group plc Annual Report and Accounts 2024

Insurance, Pensions and Investments
Insurance, Pensions and Investments (IP&I) supports over 10 million customers, with a number one ranking in Home Insurance new policy share, a number two ranking in UK defined contribution Workplace provision, and a top three position for Individual Annuities provision with annualised annuity payments of over £0.9 billion. Total Assets under administration (AuA) are £232 billion (excluding Wealth). The
Group continues to invest significantly into IP&I to develop the business, including the investment propositions to support the Group’s Mass
Affluent strategy, digitisation, innovating intermediary propositions and accelerating the transition to a low carbon economy.
Strategic progress
•Scottish Widows now has more than 1 million digitally registered customers. Recently relaunched an app for workplace pension customers which has over 400,000 users, 60 per cent of which are active users
•Increased the product offering with the introduction of Ready-Made Pensions, the Self Invested Personal Pension and Pet Insurance.
Alongside Ready-Made Investments launched in 2023, with c.45,000 accounts opened to date and c.40 per cent of customers under the age of 35, this creates a significant opportunity to grow the business and drive deeper customer relationships
•Continued to grow home insurance market share through the Group’s strong brands, transforming customer experiences through digitisation, whilst also delivering productivity gains. New policies increased by over 24 per cent and market share grew by
0.9 percentage points to 15.0 per cent compared to 2023
•Continued momentum in the protection insurance offering, utilising Retail channels with take-up rates (as a percentage of mortgage completions) increasing from 9.1 per cent to 15.2 per cent in 2024
•Successful launch of refreshed independent financial advisor proposition on new architecture driving significant new business with applications for protection cover up 50 per cent in the second half of the year following the launch
•Open book AuA of £185 billion (2023: £164 billion), with 13 per cent growth in the year. Net AuA flows of £5.3 billion, contributing to an increased stock of deferred profit. This included a significant contribution from the workplace pensions business, with a 9 per cent increase in regular contributions to pensions administered and £108 billion of AuA
•Market share of stocks and shares ISA new account openings at 19.8 per cent, second in the market1 (12 months to 30 September 2023:
20.2 per cent, second in the market)
•Grew individual annuities market share by 4 percentage points to 23.5 per cent1, issuing c.£1.7 billion of policies (2023: c.£1.0 billion).
Focused strategic presence following the sale (subject to High Court approval) of the bulk annuities business
•Completed the transfer of the longstanding life and pensions business to IP&I’s strategic platform with four migrations successfully executed during 2024
•Climate-aware investments increased by £4.2 billion in 2024, bringing overall investment to £25.9 billion, currently exceeding the target of £20 billion to £25 billion by the end of 20252
•Ended the year with a Trustpilot score of 4.3 stars for Scottish Widows and 4.6 for Lloyds Insurance
Financial performance
•Underlying profit up 16 per cent after agreed sale (subject to High Court approval) of the in-force bulk annuity portfolio
•Underlying other income of £1,292 million, up 7 per cent from strong trading, with higher net general insurance income
•Operating costs up 5 per cent, with cost efficiencies helping to partially offset inflationary pressures, business growth costs and ongoing strategic investment including increased severance charges
•Balance of deferred profits broadly stable in the year at £5.0 billion (after release to income of £419 million) and after allowing for the reinsurance agreement entered into for the in-force bulk annuity portfolio, including £126 million from new business, reflecting value generation in workplace pensions and individual annuities
•Life and pensions sales (PVNBP) up 5 per cent driven by strong performance in the individual annuities and workplace business partly offset by the agreed sale (subject to High Court approval) of the in-force bulk annuity portfolio
•Payment of a £100 million final dividend to Lloyds Banking Group plc in February 2025, after the £200 million interim dividend, supported by a strong capital position with an estimated Insurance Solvency II ratio of 158 per cent (154 per cent after proposed dividend)
•Credit asset portfolio strong, rated ‘A-’ on average. Well diversified, with less than 2.5 per cent of assets backing annuities being sub-
investment grade or unrated. Strong liquidity position with c.£3 billion cash and cash equivalents
1ISA information reflects opening through direct channels and is based on 12 months to 30 September 2024. Annuities information reflects nine months to 30 September 2024.
2Includes a range of funds with a bias towards investing in companies that are reducing the carbon intensity of their businesses and/or are developing climate solutions.
Equity Investments and Central Items
Equity Investments and Central Items includes the Group’s equity investments businesses, including Lloyds Development Capital (LDC), the
Group’s share of the Business Growth Fund (BGF) and the Housing Growth Partnership (HGP), as well as Lloyds Living. Also included are income and expenses not attributed to other divisions, including residual underlying net interest income after transfer pricing (which includes the recharging to other divisions of the Group’s external AT1 distributions), and the unwind of hedging costs relating to historic gilt sales.
Net income in 2024 was higher compared to 2023, with stronger underlying net interest income and higher underlying other income. This included £393 million, after funding costs relating to the Group’s equity and direct investment businesses (2023: £344 million). Underlying net interest income was higher than in 2023, which was impacted by short-term central hedging costs in the first half of 2023. Underlying other income includes £502 million (2023: £437 million) generated by the Group’s equity and direct investment businesses increasing as a result of strong income growth from Lloyds Living, while income from LDC was flat in the year at £425 million (2023: £418 million).
Total costs of £186 million in 2024 increased 14 per cent on the prior year, largely due to costs associated with the agreed sale (subject to
High Court approval) of the Group’s in-force bulk annuity portfolio. Underlying impairment was a £3 million credit compared to a £5 million credit in 2023.
Lloyds Banking Group plc Annual Report and Accounts 2024

Intentional blank page to fix mirrored margins issue
Intentional blank page to fix mirrored margins issue
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report
Remuneration Committee
Cathy Turner
Chair,
Remuneration
Committee
1Pro-rated for reduced hours.
2In line with our cost guidance, the BSC outcome includes a £0.1 billion adjustment to the Operating Cost measure target relating to the sector-wide change in the charging approach for the Bank of England Levy which was not included in the financial objective this measure was set against.
Chair’s statement
Our two-year pay deal for 2024 and 2025 remains
industry leading; between April 2024 and April
2025, we will have provided a minimum £3,0001
pay award, worth a total of between 8.2 to 13.6
per cent of salary, for our colleagues at lower
grades.

Remuneration content

Chair’s statement	pages 110 to 112
Remuneration at a glance	page 113
2023 Directors’ Remuneration Policy summary	pages 115 to 116
2024 annual report on remuneration	pages 118 to 133
Dear shareholder
On behalf of the Board, I am pleased to present the directors'
remuneration report for the year ended 31 December 2024. We are grateful for the strong support received at the 2024 annual general meeting (AGM), with 96.4 per cent approval of our 2023 report.
Supporting our customers,
colleagues and communities in 2024
We are proud of how we have continued to deliver on our purpose of Helping Britain Prosper by supporting our customers, colleagues and our communities throughout 2024.
In 2023 we announced our two-year pay deal for 2024 and 2025 which remains industry leading. In the context of improving
economic conditions and an easing of price increases, we will have provided a real-term pay increase for almost 55,000 colleagues at grades A to E in 2025. Our minimum award of £1,5001, means our colleagues at lower grades received an average increase of between
4.4 and 6.3 per cent.
That means that between April 2024 and April 2025, we will have provided a minimum £3,0001 pay award, worth a total of between
8.2 to 13.6 per cent of salary, for our colleagues at lower grades.
From 1 April 2025 we will also be increasing our minimum salary from £23,5001 to £25,0001 which will be 9 per cent above the national Real Living Wage; our London rates will be 13.9 per cent above the London Real Living Wage.
For 2024, we extended eligibility for significantly increased Group
Performance Share (GPS) annual bonus plan awards to those of our more junior colleagues who have made an exceptional contribution to our purpose of Helping Britain Prosper.
In addition to our core reward offering, we also have a range of flexible options to provide colleagues with additional choice and to allow them to tailor their reward package to their own or their family’s individual circumstances. Colleagues can also access a range of financial products at discounted rates from the Group portfolio;
these include current accounts, mortgages and rental deposit or season ticket loans. For more information see page 117.
Incentivising our colleagues helps us to deliver on our strategy and deliver for our customers by, for example, providing a range of housing options for our communities; amongst a range of actions, we have increased the number of people on the housing ladder by lending more than £15 billion in 2024 to first time buyers and expanding the availability of affordable homes by supporting over
£2 billion of new funding to the social housing sector in 2024.
We also aim to bring more of our products and services to existing customers and broaden our product offerings. Our digitally active users grew to 22.7 million in 2024, retaining our position as the UK’s largest digital bank and we launched new interactive tools such as
Benefit Calculator, which empowers customers to identify support they might be eligible for.
Group balanced scorecard
The Group balanced scorecard (BSC) is intended to provide insight into performance for the full range of our stakeholders and informs a range of key reward decisions, including for our executive directors. 60 per cent of the scorecard is linked to financial metrics, aligned to the interests of our shareholders, 20 per cent of the scorecard assesses how effectively we are serving customers across all our brands, products and services, 7.5 per cent relates to our culture and colleague engagement and 12.5 per cent is weighted to carbon reduction and inclusivity.
As discussed in more detail on page 5, our financial results for 2024 include an additional provision for the potential remediation costs relating to motor finance commission arrangements; this has
negatively impacted the profit after tax and return on tangible equity (RoTE) measures in the BSC resulting in a reduced outturn of
68.12 per cent of maximum, fully inclusive of the impact of the provision. More information on our Group BSC outcome can be
found on page 119.
As a consequence of including the outcome above, the Committee does not consider that the BSC outcome properly reflects the strength of the underlying Group performance or the performance of the executive directors whose variable reward is directly linked to
it.
After careful consideration of the importance of transparency and to demonstrate the Group’s commitment to respecting the targets it sets for itself, the Committee has decided not to exercise its discretion this year to adjust the BSC outcome to a higher level which it considers would better reflect the underlying performance.
The Committee considers it critical that it can set robust financial targets which provide clear line of sight to delivery against its ambitious strategy and align with the financial planning and budgeting process. As such, for the financial measures within our
2025 BSC (and beyond if required) we will exclude the impact of provisions related to the motor finance matter (as it is not a budgeted item) and the Committee will instead consider any
impact on a discretionary case-by-case basis taking account of the impact on the full range of the Group’s stakeholders including its customers, colleagues, shareholders and communities. With the exception of relative Total Shareholder Return (rTSR), the financial measures used to determine the future vesting of our Long Term
Incentive Plan (LTIP) awards, including the remaining two years of our 2024 award, will be treated in the same way.
Lloyds Banking Group plc Annual Report and Accounts 2024

2024 variable reward outcomes
The Group delivered robust financial results in 2024 and successfully completed the first phase of our five-year purpose-driven strategy.
With that in mind, one of the key principles for the Committee this year has been the need to ensure colleague engagement and reward colleagues fairly for their contribution; this is reflected in the
Committee’s decision making and the pay and variable reward
outcomes discussed below.
The Committee has considered a range of factors to determine the
2024 Group Performance Share (GPS) annual bonus pool outcome;
these include the Group’s underlying financial performance, its performance for our customers and communities and its reward market positioning.
The Committee has approved a 2024 GPS pool of £368 million,
representing a year on year reduction of 4 per cent when compared to 2023. This acknowledges that, whilst our underlying results are robust and in line with our published guidance, underlying profit is down year on year, which the Committee considered is important to recognise in its GPS decision.
In 2022, Long Term Share Plan (LTSP) awards were granted to
approximately 750 colleagues including our executive directors. To ensure that subsequent performance has been sustained a ‘pre-vest test’ consisting of three financial underpins and four key questions has been considered by the Committee. Based on the outcome of that test the Committee has determined that the awards should fully vest. More detail is provided on page 121. The Committee also considered whether there was a requirement to adjust for windfall gains in respect of this award and determined that no adjustment is necessary.
Executive director remuneration outcomes
Charlie Nunn, our Group Chief Executive (GCE), has overseen the successful completion of the first phase of our strategy and delivered robust financial results in 2024. The GCE has embodied the Group’s values and has led through a year of substantial transformation and external uncertainties whilst maintaining a strong regulatory and risk environment.
Our Chief Financial Officer (CFO) has had a critical role in strategy development, communication and execution. He has embedded
strong commercial and investment discipline across the Group.
The Committee determined that the GPS awards for the GCE and
CFO should be in line with the Group’s performance as assessed by the Group BSC of 68.1 per cent of maximum, with resultant awards of £1,126,633 and £812,014 respectively.
The 2024 Group BSC outcome also acts as part of a ‘pre-grant test’
for the 2025 LTIP awards. Given our robust 2024 performance, the
Committee has determined to grant LTIP awards to the GCE and the CFO of 300 per cent of salary in line with the current Directors’
Remuneration Policy (the Policy). The vesting outcome of the LTIP award will be subject to the achievement of stretching performance targets measured over the period 2025 to 2027.
The Committee assessed the performance measures and weightings used in the 2024 grant and concluded they remain strongly aligned to the Group’s strategic transformation and public financial and environmental commitments. Therefore, they remain appropriate for the 2025 grant. For more details see page 132.
As set out on page 86, in continuing to consider its arrangements for engaging with the Group’s workforce, the Board approved in 2024 an evolved approach to colleague engagement, to be implemented during 2025. This new approach builds on existing colleague
listening activity and will introduce three forums to better represent colleagues particularly at grades where trade union membership is low. The forums will include the People Forum, the People
Consultation Forum, and the Management Advisory Forum. Where
appropriate, these forums will be engaged on matters of
remuneration, including executive remuneration.
Executive directors’ 2025 pay
Aligned with its principle of ensuring all colleagues are rewarded fairly, an important area of focus for the Committee this year has been reviewing the appropriateness of executive directors’ pay.
On appointment, the Committee set the base salary of the GCE lower than his predecessor, by 13 per cent, to recognise that this was his first lead executive role in a listed environment. This is in line with good practice and investor preferences.
The GCE made an immediate impact and, over the last three and a half years, has provided strong leadership of the Group, delivering progress against our ambitious strategic objectives and a series of robust financial results in a challenging and uncertain economic climate. Externally, he has raised the profile of the Group, to aid us in the delivery of our purpose of Helping Britain Prosper particularly in respect of the UK’s housing crisis. Since 2018 we have supported around £20 billion of funding to the social housing sector.
Given the GCE’s increased experience and strong track-record of delivery, the Committee has determined that it is an appropriate time to review his package. The most obvious inconsistency was his fixed pay recognising that it has only increased modestly since he was appointed – his fixed pay has risen by just 5 per cent over three and a half years.
The Committee also reviewed the fixed pay of the CFO. The
Committee recognised the strong financial leadership throughout our transformation and the breadth of the role which includes responsibility for Lloyds Development Capital, Lloyds Living and
Housing Growth Partnership, all key enablers of our purpose of
Helping Britain Prosper.
After careful consideration, including consultation with shareholders
(see next section), the Committee decided, effective 1 January 2025, to reverse the impact of the discount applied to the GCE’s salary on appointment (13 per cent) and apply a 3 per cent annual increase effective 1 April 2025 to the salary of both executive directors; the latter is less than the 4.1 per cent pay budget which colleagues will benefit from under our two-year pay deal. In line with our current Policy, the
Fixed Share Award (FSA) of the GCE and CFO will be increased by
£283,381 and £353,094 respectively to align with their salaries.
As part of its decision, the Committee considered that, excluding the exceptional salary increase in January 2025, the GCE’s salary will have increased by 8 per cent between his date of appointment and
April 2025; over the equivalent period, colleagues will have benefitted from a total pay budget of 18.2 per cent.
In determining these changes, the Committee reviewed the relevant benchmarking data. This included comparing the on-target total reward opportunity of the Group’s executive directors with peers, including the FTSE 30 and our main UK banking peers. Due to
significant pay practice differences compared to the UK, US and
European firms were not included in the analysis.
Changes in respect of the GCE improve the competitiveness of his total reward opportunity, but the package remains below the
median of both our UK banking peer group and the FTSE 30.

Group Chief Executive Charlie Nunn
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued
The changes for our CFO will align his fixed pay and on-target opportunity with the market.

Chief Financial Officer William Chalmers
Shareholder consultation
In 2024, I consulted with a range of shareholders and proxy rating agencies to discuss their views on executive pay and our thoughts on Policy implementation for 2025 and beyond. During this process I spoke with our largest shareholders, representing around 25 per cent of the Group’s issued share capital, as well as representative bodies whose members make up a significant portion of our register.
The feedback received was valuable and indicated broad
understanding amongst investors for both the 2025 modifications and the longer-term trajectory for executive pay at the Group which is considered to be managed responsibly. Our shareholders clearly understood our rationale and need to pay the executive directors, who are well respected amongst our investors, fairly for their roles in the short term as well as over the long term.
One area of particular discussion was the timing of fixed pay increases given the opportunity the Group now has to set its own variable to fixed pay ratio.
The Committee considered the variable to fixed pay ratio feedback carefully and determined to take a two-step approach. To ensure the executive directors are paid fairly ahead of the 2026 Policy review, the fixed pay changes set out above would be implemented.
Fixed pay will be reconsidered as part of the 2026 Policy review where it is anticipated that, consistent with anticipated market movements, the FSA element will be significantly reduced and a higher, performance-related, variable reward opportunity will be recommended to shareholders as part of the new Policy presented to the 2026 AGM.
I would like to thank our shareholders and advisory bodies for their engagement and the feedback received as part of our consultation;
your support is important and I look forward to engaging with shareholders again as we develop our 2026 Policy over the coming year.
Board Chair fee
The Committee has also considered how the fee paid to the Board
Chair compares with the market. This was reduced, at his request, on appointment by 20 per cent versus his predecessor.
Recognising investor expectations that non-executive director fees properly recognise the time commitment, skills and experience necessary to perform the role, the Committee decided, in line with the Policy and with Sir Robin Budenberg not participating in the discussion, to increase the Chair fee to a more market comparable level of £850,000 in two steps over 2025 and 2026. In January 2025, the Chair fee increased from £654,500 to £750,000.
Variable to fixed pay ratio for material risk takers
(MRTs)
Following the approval by the Group’s shareholders of a resolution to allow the Committee to set an appropriate variable to fixed pay ratio for its MRTs, it has approved a maximum ratio of 8:1 for 2024 and later years. The Committee considers that this will provide it with sufficient flexibility in terms of variable reward design without creating an incentive for excessive risk taking.
The variable opportunity for the executive directors will remain subject to the limits set out in the 2023 Policy and cannot be increased as a consequence of the increase in the ratio.
Dilution limits
As our GPS, somewhat unusually, operates across such a broad base of colleagues, (approximately 30,000 received shares in respect of awards over £2,000 in 2024) it is more consistent with an all employee, rather than an executive, share plan. Therefore the ‘inner’
dilution limit is a particular challenge for the Group. To aid the operation of our share plans, we will be recommending a resolution at the upcoming AGM to remove the 5 per cent ‘inner’ dilution limit for our discretionary share schemes. We will maintain the ‘outer’
dilution limit of 10 per cent for all our share plans.
This change aligns with the recent updates to the Investment
Associations Principles of Remuneration and certain proxy rating agencies guidance and will provide the Group with more flexibility in terms of how it administers colleague share awards in its overall capital management.
Together with my Committee members, I would like to thank our shareholders for their ongoing support and our colleagues for their continued commitment to our customers and our communities.
On behalf of the Board
Cathy Turner
Chair, Remuneration Committee
Lloyds Banking Group plc Annual Report and Accounts 2024

2024 Remuneration at a glance
Detail of the 2024 Group balanced scorecard and 2022 Long Term
Share Plan can be found on pages 119 to 121.

Key financial highlights

12.3%	148bps	£3.6bn

Return on tangible equity (14.0 per cent excluding motor finance provision)	Capital generation (177 basis points excluding motor finance provision)	Total capital return including an ordinary dividend of 3.17 pence per share, up 15 per cent vs 2023

2024 Total remuneration (£000)

Group Chief Executive	Group Chief Executive Charlie Nunn

The single total figure of remuneration for the Group Chief
Executive during 2024 was £5.6 million. This is an increase of 53 per cent compared to 2023 largely driven by the 2022 LTSP
vesting outcome, the first long-term incentive vesting for GCE since he joined the Group in 2021. Excluding this, the year-on-year figure would be down 2 per cent largely driven by the lower
annual GPS award recognising 2024 Group performance.

Chief Financial Officer	Chief Financial Officer William Chalmers

The single total figure of remuneration for the Chief Financial
Officer during 2024 was £3.8 million. This is an increase of 20 per cent compared to 2023 which was largely driven by a higher 2022
LTSP award than the previous 2021 award. The 2021 award was
reduced by 40 per cent upfront at the time of grant, showing restraint based on 2020 Group performance. The figure also
includes a lower annual GPS award recognising 2024 Group
performance.

2024 Group balanced scorecard performance

68.1% Our Group balanced scorecard reflects a robust business performance. Further details can be found on pages 119 to 120.

2024 Group Performance Share (GPS) pool

£368m
The Committee determined a GPS pool for 2024 of £368
million, down 4 per cent from 2023. This recognises that, whilst our underlying results are robust and in line with our published guidance, underlying profit is down year over year.

2025 Long Term Incentive Plan (LTIP) award

The Committee has considered the Group’s performance in
2024 and other factors as part of the ‘pre-grant test’ as well as the individual contribution of the executive directors and will grant 2025 Long Term Incentive Plan awards of 300 per cent of salary to the Group Chief Executive and the Chief Financial
Officer (see page 132).

2022 Long Term Share Plan (LTSP) outcome

The award level for the 2022 Long Term Share Plan was set at grant in March 2022 by reference to the ‘pre-grant test’ which considered the 2021 balanced scorecard, the share price and
four key questions. Vesting was subject to a ‘pre-vest test’ which has been assessed as ‘met’. For full details on the ‘pre-vest test’
please see page 121.

Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued
Remuneration Committee
The Committee comprises of four non-executive directors. Sir Robin
Budenberg attends the Committee in his role as Group Chair. The non-executive directors are from a wide background to provide a balanced and independent view on remuneration matters. Two of the three designated independent non-executive directors of the
Ring-Fenced Banks also attend meetings of the Committee as
observers in order to provide insights on matters relevant to the
Ring-Fenced Banks and as part of their role in the Group’s overall governance structure. For further details of Committee membership and attendance at meetings, please see page 80.
During the year, Charlie Nunn, as the GCE provided regular briefings to the Committee. In addition, the Committee engaged with and received updates from the Chief People and Places Officer, Total
Reward Director and the Chief Risk Officer.
The purpose of the Committee is to set the remuneration for all executive directors and the Chair, including pensions rights and any compensation payments. It recommends and monitors the level and structure of remuneration for senior management and material risk takers. It also considers, agrees and recommends an overall
remuneration policy and philosophy for the Group that is aligned with its long-term business strategy, its business objectives, its risk appetite, purpose and values and the long-term interests of the Group and recognises the interests of the relevant stakeholders including the wider workforce.
The Committee’s operation is designed to ensure that no conflicts of interest arise and in particular, the Committee ensures that no individual is present when matters relating to their own
remuneration are discussed.
Advisers
PwC was appointed by the Committee in May 2022 following a
competitive tender process and was retained for 2024. The
Committee is of the view that PwC provides independent
remuneration advice to the Committee and does not have any
connections with the Group or any director that may impair its independence.
More broadly, PwC provides unrelated professional services to the
Group in the ordinary course of business including tax, advisory, internal audit and non-audit assurance services. PwC attended
Committee meetings upon invitation and fees payable for the
provision of services in respect of directors’ remuneration in 2024 amounted to £113,092 excluding VAT. Fees paid to PwC for advising the Committee are based partly on a fixed fee and partly on a time and materials basis.

Committee activities in the year

	Jan	Feb	May	Sep	Nov

Executive directors’ remuneration
Executive directors’ fixed pay proposals	●	●	¡	●	¡
Executive directors’ performance and variable remuneration	●	●	¡	●	●
Directors’ remuneration report	¡	●	¡	¡	●
All employee remuneration
2025 pay proposals	¡	¡	¡	●	●
Group performance and GPS pool	●	●	●	●	●
Gender and ethnicity pay reporting	¡	¡	¡	●	●
Employee insights	¡	●	●	¡	¡
Remuneration for other senior executives	●	●	●	●	●
Reward governance
Consideration of policy and conduct matters	●	●	●	●	●

Statement of voting at annual general meeting

The table below sets out the voting outcome at the annual general meeting in May 2024 in relation to the annual report on remuneration.
The Remuneration Policy was subject to a binding vote at the annual general meeting in May 2023.

	Votes cast in favour		Votes cast against		Votes withheld
	Number of shares (millions)	Percentage of votes cast	Number of shares (millions)	Percentage of votes cast	Number of shares (millions)
2023 annual report on remuneration (advisory vote)	39,404	96.36%	1,488	3.64%	34
Directors’ Remuneration Policy (binding vote in 2023)	39,002	96.00%	1,623	4.00%	68

Read more
2023 Directors' remuneration Policy in full →

Base Salary
Fixed Share Award
Pension
Benefits
+
Short Term Variable
Long Term Variable
=
Total Reward
Fixed
Variable

Fixed

Lloyds Banking Group plc Annual Report and Accounts 2024

2023 Directors’ Remuneration Policy summary
and 2024 implementation
The 2023 Directors’ Remuneration Policy was approved by
shareholders at the AGM on 18 May 2023 with 96 per cent of votes cast and took effect from that date. The full policy is set out in the
2022 Annual Report and Accounts (pages 125 to 133) which is
available on our website.
The Committee extensively consulted on the Policy proposals with the Group’s institutional shareholders and proxy rating agencies.
The Committee regularly engages and consults with key
shareholders to take into account their feedback on the Policy and its implementation.
A summary of the Policy for the executive directors and how it was implemented during 2024 is shown below. For how we intend to implement the Policy for 2025 please see pages 130 to 133.

Directors’ remuneration	Wider workforce alignment

Base Salary
•Base salaries are reviewed annually with increases typically taking effect from 1 April
•Increases will normally be no more than the increase
awarded to the overall employee population
With effect from 1 April 2024 salaries for the executive directors increased by 4 per cent, in line with the wider workforce, to
£1,181,700 for the GCE and £851,703 for the CFO.
The pay deal for the wider workforce in 2024 reflected a 4.2 per cent budget. The approach focused on lower paid colleagues with junior colleagues receiving a minimum £1,500 award.

Fixed Share Award
•Delivered entirely in Lloyds Banking Group shares, released over three years with 33 per cent being released annually
following the year of the award
•The maximum award is 100 per cent of base salary
Fixed share awards were increased from 1 April 2024 as part of the 4 per cent fixed pay increase to £1,092,000 for the GCE and
£524,160 for the CFO.

To maintain an appropriate balance
between fixed and variable remuneration,
and to further align the interests of executive
directors and shareholders, a portion of fixed
pay is delivered in the form of shares.
Fixed share awards are only granted to the
GCE and the CFO.

Pension
•The maximum allowance for executive directors is set at 15
per cent of base salary
•Any director may elect to receive some or all of their pension allowance as cash in lieu of pension
Pension allowances for all executive directors were set at 15 per cent of base salary.
The maximum allowance for all executive directors is set at 15 per cent of base salary in line with the majority of the workforce.

Benefits
Benefits may include those currently provided and disclosed in the annual report on remuneration. Core benefits include a
company car or car allowance, private medical insurance, life insurance and other benefits that may be selected through the
Group’s flexible benefits plan.
Benefits were unchanged from 2023. Executive directors
received a flexible benefit allowance of 4 per cent of base
salary. The Chief Financial Officer also received a car allowance.
Flexible benefit allowance of 4 per cent of base salary was consolidated into base salary in July 2023 for colleagues, simplifying their reward package and incurring pension contribution entitlement.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued

Directors’ remuneration	Wider workforce alignment

Group Performance Share (Short Term Variable)
•The normal ‘target’ level of the GPS is 50 per cent of
maximum opportunity
•The maximum GPS opportunity is 140 per cent of salary for
the executive directors
•The Group will apply deferral in line with minimum
regulatory requirements. See below section on deferral
•Awards may be subject to malus and clawback. See below
section on performance adjustment
The Group Chief Executive and Chief Financial Officer received
2024 GPS awards of 68.1 per cent of maximum. Outcomes are
shown in detail on page 119.
All Group employees are eligible to receive an award through the Group Performance Share scheme. The Committee determined a GPS pool of £368 million for 2024.

Long Term Incentive Plan (Long Term Variable)
•Awards will be granted in the form of conditional rights to shares in the Group
•The maximum LTIP opportunity is 300 per cent of salary for
the executive directors
•The Group will apply deferral in line with minimum
regulatory requirements. See below section on deferral
•Awards may be subject to malus and clawback. See below
section on performance adjustment
Awards were granted in March 2024 at 300 per cent of salary
for executive directors. The 2022 LTSP award vested in full as show on page 121.
The wider workforce are not eligible for LTIP awards, consistent with market practice.

Deferral of variable remuneration and holding periods

The GPS and LTIP are both considered variable remuneration for the purpose of regulatory and deferral requirements. Deferral levels are determined at the time of award in compliance with regulatory requirements which currently require that, for executive directors, at least 60 per cent of the aggregate variable remuneration (GPS + LTIP)

is deferred up to seven years with pro rata vesting between the third and seventh year, and at least 50 per cent of total variable remuneration is delivered in shares or other equity-linked instruments subject to a minimum one-year holding period.

Performance adjustment
•The Committee determines that the financial results for a given year do not support the level of variable remuneration awarded
•Any other circumstances where the Committee considers relevant
Judgement on individual performance adjustment is informed by taking into account the severity of the issue, the individual’s proximity to the issue and the individual’s behaviour in relation to the issue. Individual adjustment may be applied through adjustments to balanced scorecard assessments and/or through reducing the variable remuneration outcome.
Awards are subject to clawback for a period of up to seven years after the date of award which may be extended to 10 years where there is an ongoing internal or regulatory investigation. The application of clawback will generally be considered when:
•There is reasonable evidence of employee misbehaviour or material error
•There is material failure of risk management at a Group, business area, division and/or business unit level

Performance adjustment is determined by the Remuneration
Committee and/or Board Risk Committee and may result in a
reduction of up to 100 per cent variable remuneration opportunity for the relevant period. It can be applied on a collective or individual basis.
When considering collective adjustment, a report is submitted to the
Remuneration Committee and Board Risk Committee regarding any adjustments required to balanced scorecards or the overall GPS and/or
LTSP/LTIP outcome to reflect in-year or prior year risk matters. The application of malus will generally be considered when:
•There is reasonable evidence of employee misbehaviour or material error or that they participated in conduct which resulted in losses for the Group or failed to meet appropriate standards of fitness and propriety
•There is material failure of risk management

Directors’ Remuneration Policy and Group remuneration policy alignment

	Executive directors	Group Executive Committee	Other material risk takers	Other employees

Fixed
Base salary	●	●	●	●
Fixed Share Award / Role-based allowance	●	●	●	¡
Pension and benefits	●	●	●	●
Variable
Short term incentive	●	●	●	●
Long term incentive	●	●	¡	¡
Lloyds Banking Group plc Annual Report and Accounts 2024

Explore life at Lloyds Banking Group
In addition to our core reward offering, we also offer a range of wider benefits.

Sharesave
Sharesave is a savings account combined with a share option plan, it enables our colleagues to save for their future and then buy shares in the Group at a discounted price.
52%
of colleagues participate in Sharesave

Sharematch

Sharematch allows our colleagues to invest in Lloyds Banking
Group shares in a tax-efficient way. For every two shares
bought, we give three matching shares completely free up to a maximum colleague investment of £30 per month. This allows
our colleagues to share in the success of the Group through
share price growth as well as dividend income.
60%
of colleagues participate in Sharematch

Colleague Sustainable Cars
Colleague Sustainable Cars is a salary sacrifice scheme which allows colleagues to drive a brand new Ultra Low Emission Vehicle (ULEV), funded by a reduction in salary. Our scheme is one of the largest in the private sector with some 3,000 ULEV vehicles provided.
These cars greatly reduce the environmental impact on climate change and urban air quality supporting our Group sustainability ambitions.

Taking leave
We understand colleagues may need time off for various reasons.
Some leave will be planned, such as holidays or taking time out to care for family, while other times it may be needed to deal with unexpected situations.
Whatever the reason, we’re committed to supporting colleagues by providing the time they need.

Recognition

To create an environment of belonging, recognition is a key
component to boosting morale, increase productivity and foster a positive workplace culture. It helps employees feel valued and motivated, leading to higher job satisfaction and retention.
From Group-wide alignment to annual awards, celebrating
those who have had game changing outcomes for our
customers, to a platform refresh, enabling our colleagues to have an updated experience of recognising each other.
20%
of our colleagues have been nominated
for an annual award since June 2024

Colleague wellbeing
At Lloyds Banking Group, the health and wellbeing of our colleagues is at the heart of everything we do. We want our people to thrive both at work and in life, no matter what their role is, or where they work. We're dedicated to creating an inclusive culture and to provide the support needed for physical and mental wellbeing. Our diverse range of health and wellbeing resources is there to help for in-the-moment support, and to help our colleagues to make
healthy, sustainable choices to maintain their wellbeing.

Financial products and colleague offers
Colleagues can access a wide range of financial products, some at discounted rates, from the Lloyds Banking Group portfolio. These include current accounts and mortgages. We also offer rental deposit and season ticket loans which support colleagues with day to day expenses and budgeting.
Colleague Offers is an online one-stop shop for hundreds of great discounts from some of the high street’s leading brands. The website is available for colleagues and up to 10 friends or family members and can be accessed from home or work.

Flexible working
Through Flexibility Works we offer colleagues a range of flexible working options. We’re focused on balancing the needs of our customers as we transform our business, with creating a place people love to work and feel supported in the moments that matter.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued

Executive director single total figure of remuneration (audited)

	Charlie Nunn		William Chalmers		Totals
£000	2024	2023	2024	2023	2024	2023
Base salary	1,170	1,136	844	819	2,014	1,955
Fixed Share Award[1]	1,082	1,050	519	504	1,601	1,554
Benefits	52	48	63	62	115	110
Pension	176	170	127	123	303	293
Total fixed pay	2,480	2,404	1,553	1,508	4,033	3,912
Group Performance Share[2]	1,127	1,277	812	921	1,939	2,198
Long-term Incentive[3,4,5]	2,008	–	1,448	749	3,456	749
Total variable pay	3,135	1,277	2,260	1,670	5,395	2,947
Other remuneration[6]	–	–	–	1	–	1
Total remuneration	5,615	3,681	3,813	3,179	9,428	6,860
Less: Performance adjustment	–	–	–	–	–	–
Total remuneration less performance adjustment	5,615	3,681	3,813	3,179	9,428	6,860
1The Fixed Share Award is part of fixed remuneration and is not subject to any performance conditions (see page 115).
2Awards for Charlie Nunn and William Chalmers will be made in March 2025 in a combination of cash and shares.
3The 2022 Long Term Share Plan (LTSP) vesting (see page 121) at 100 per cent was confirmed by the Remuneration Committee at its meeting on 13 February 2025. The total number of shares vesting will be 3,588,364 for Charlie Nunn and 2,586,292 for William Chalmers. The average share price between 1 October 2024 and 31 December 2024 of 55.969 pence has been used to indicate the value. The shares were awarded in 2022 based on a share price of 47.027 pence and as such 19 per cent of the reported value is attributable to share price appreciation.
4The long-term incentive figures for 2023 have been adjusted to reflect the share price on the date of vesting (6 March 2024) of 48.4 pence instead of the average price of 43.564 pence reported in the 2023 report.
5The 2021 LTSP awards were granted prior to Charlie Nunn joining as Group Chief Executive from 16 August 2021.
6Other remuneration payments comprise income from all employee share plans, which arises through employer matching or discounting of employee purchases.

2024 pension and benefits (audited)

	Charlie Nunn 2024	William Chalmers 2024
Pension/Benefits
Pension	175,551	126,527
Car or car allowance[1]	4,141	12,000
Flexible benefits payments[2]	46,814	49,490
Private medical insurance	1,130	1,130
Subtotal for Total Benefits less pension	52,085	62,620
1For Charlie Nunn this includes the benefit associated with the Colleague Sustainable Car Scheme (salary sacrifice) and for William Chalmers this includes a car allowance.
2Includes flexible benefits allowance and for William Chalmers, includes holidays sold through the Group's flexible benefits plan.
Defined benefits pension arrangements (audited)
There are no executive directors with defined benefit pension entitlements.
Payments for loss of office (audited)
No payments for loss of office were made in 2024.
Payments within the reporting year to past directors (audited)
There were no payments made to past directors in 2024.
External appointments
No executive director served as a non-executive director on the board of another company in 2024.
Lloyds Banking Group plc Annual Report and Accounts 2024

2024 Group balanced scorecard
The balanced scorecard provides transparency on how our
executive directors’ remuneration outcomes for 2024 GPS directly aligns with our performance.
Profit after tax and return on tangible equity measures have been impacted by the additional provision for the potential remediation costs relating to motor finance commission arrangements. However, underlying performance remains robust. Strong cost discipline combined with customer and sustainability performance has
resulted in an overall outcome of 68.1 per cent as set out in the scorecard table below.
Our 2024 employee engagement index score has increased to 71 per cent, up 5 percentage points from 2023, reflecting our colleagues’
positive outlook as we continue to serve our customers and
transform our business. Further commentary on non-financial
performance is described on page 120.
For 2024, sustainability measures aligned to our public commitments on climate change, promoting inclusion and diversity and colleague engagement accounted for 20 per cent of the scorecard.

Our 2024 balanced scorecard
As mentioned on pages 110 to 112, the Committee does not consider that the BSC outcome properly reflects the strength of the
underlying Group performance or the performance of the executive directors whose variable reward is directly linked to it.
After careful consideration of the importance of transparency and to demonstrate the Group’s commitment to respecting the targets it sets for itself, the Committee has decided not to exercise its discretion to adjust the BSC outcome to a higher level which it considers would better reflect the underlying performance.

Block	Measure	Link to strategy	Weighting	Performance range: Threshold 25%	Performance range: Maximum 100%	Actual	Outcome	Weighted outcome
Financial (60%)	Profit after tax	^ >	25%	£3,708m	£5,376m	£4,477m	60%	14.9%
	Return on tangible equity	^ >	25%	10%	14.5%	12.3%	63%	15.8%
	Operating costs[1] (excl. remediation and in-year GPS expense)	> Δ	10%	£9,123m	£8,852m	£9,023m	53%	5.3%
Non-financial (40%)	Group customer dashboard	^ Δ	20%	25	100	83	83%	16.6%
	Reducing our operational carbon emissions	>	5%	26%	32%	30%	75%	3.8%
	Increasing our gender & ethnic representation in senior roles	Δ	3.75%	40.1%	41.2%	40.4%	45%	1.7%
			3.75%	11.3%	13.0%	12.6%	82%	3.1%
	Culture and colleague engagement	Δ	7.5%	60%	72%	71%	94%	7.0%

Risk

Total balanced scorecard outcome 68.1%

1 Operating costs target increased by £0.1bn relating to the sector-wide change in the charging approach for the Bank of England Levy.

Charlie Nunn – Group Chief Executive

Maximum award	£1,654,380
Group balanced scorecard outcome	68.1%
Initial scorecard outcome	£1,126,633
Committee discretion	—
Annual GPS award/% of maximum	68.1%

•Delivered the first phase of the strategy, financial targets, and investment priorities, which will set the Group up for success in
2025 and 2026
•Continued strong leadership throughout the year that included some uncertainties for consumers, such as a change in government
•Group financials remain positive, driven by robust income
performance, strategic delivery and effective risk management

William Chalmers – Chief Financial Officer

Maximum award	£1,192,384
Group balanced scorecard outcome	68.1%
Initial scorecard outcome	£812,014
Committee discretion	—
Annual GPS award/% of maximum	68.1%

•Played a critical role in the strategic execution of the Group and maintained positive engagement with investors and regulators on the Group performance and strategy, throughout 2024
•Strong financial management, delivering the plan throughout
2024, with a strong focus on cost management, net interest
income & other operating income growth
•Effective balance sheet management with a pro forma CET1 ratio of 13.5 per cent, ahead of regulatory requirements

Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued
Non-financial measures (40 per cent) commentary
The scorecard that the Committee used in determining the annual GPS awards for the executive directors, along with the assessment of performance against the scorecard, is detailed on page 119. The table below outlines the Committee’s assessment of the non-financial elements of the scorecard.

Measure	Commentary
Group customer dashboard Our assessment of how effectively we are serving customers across our brands, products and services.
•The 2024 Group Customer Dashboard (GCD) contains 150 measures, of which 46 drive the overall balanced scorecard (BSC) outcome. These 46 measures focus on customer advocacy (NPS), customer satisfaction, complaints and digital growth
•In 2024, the total GCD BSC score is 83, on a 0-100 scale. Progress is evident across key strategic areas; such as products experience, banking app enhancements and increased digital engagement
•The overall positive result is supported by performance relative to peers, with Lloyds
Banking Group brands typically ranking between 1st-3rd amongst key competitors for customer experience benchmark metrics

Reducing operational carbon emissions Reported vs 2018/2019 baseline. Includes Scope 1, Scope 2 and Scope 3 carbon emissions. Reporting Year is October to September.
•A 30 per cent reduction has been achieved in 2024 from our 2018/19 baseline. The Group continues to make good progress reducing direct emissions, although increases continue to be seen in commuting and business travel emissions in line with the hybrid working expectation of colleagues spending 40 per cent of their time in offices
•This metric supports our external commitments to achieve net zero carbon operations by
2030, reduce energy usage by 50 per cent by 2030, and the updated pledge to maintain domestic travel emissions below 50 per cent of 2018/19 levels

Increasing our gender and ethnic representation in senior roles Senior roles include all colleagues at grade F and above.
•We have seen an increase in women in senior roles to 40.4 per cent during 2024. This is against an ambition we set ourselves in 2020 to achieve 50 per cent representation of women in senior roles by 2025
•Throughout 2024, we have seen a continued increase in the representation of Black,
Asian and Minority Ethnic representation in senior roles. At the end of 2024, 12.6 per cent of senior manager positions were held by Black, Asian or Minority Ethnic colleagues

Culture and colleague engagement Our employee engagement index score
•Our employee engagement index (EEI) encompasses pride and satisfaction working for the Group, and also recommending the Group as a great place to work
•Our 2024 EEI score reflects our colleagues’ improving sentiment on change and change communications, and the positive impact this has had on their trust in our leadership

Risk	Underpin	Actual	Assessment
Financial (100%)	**CET1 ratio** – Group CET1 ratio above the guided management target (c.13.5%) each year, including all regulatory buffers	2022 14.1% 2023 13.7% 2024 13.5%	Met
	RoTE – Group RoTE exceeds the average for UK peer banks[1] over the three years. Average RoTE for peer banks: 11.0% (2022), 11.9% (2023), 11.3% (2024[2])	2022[3] 13.5% 2023 15.8% 2024 12.3%	Met
	Ordinary Dividend – Increased ordinary dividend payments over the plan period (subject to any further sector-wide regulatory constraints). Starting point in 2021 was a dividend of 2.00p	2022[4] 2.40p 2023[4] 2.76p 2024[4] 3.17p	Met
	Award (% maximum) vesting		**100%**

Lloyds Banking Group plc Annual Report and Accounts 2024

2022 Long Term Share Plan
A Long Term Share Plan award was granted in relation to 2021 performance under the terms of the previous Policy.
It is an important feature of the LTSP that performance is assessed and appropriately recognised upfront in the award size during the
‘pre-grant test’.
A final ‘pre-vest test’ of financial underpins and consideration of four key questions takes place prior to vesting to ensure
performance over the period has been sustainable. The Committee has completed the full assessment and there is nothing known now which, had it been known at the time of grant, would have changed the initial award levels.
The outcome of the ‘pre-vest test’ of both financial underpin performance and consideration of the four key questions is shown below.

Pre-vest test – underpins

1Peers: Barclays Group, HSBC Holdings, NatWest Group, Santander UK and Virgin Money UK.
22024 peer bank average based on latest company published consensus as of 6 February 2025 where full-year results not available.
3RoTE not restated for impact of IFRS 17.
4Dividend shown includes both interim and final for the respective performance year.

Pre-vest test – additional consideration by the Committee

In conjunction with the assessment of performance against the financial underpins above, the Committee considered the four questions below to satisfy itself that there is nothing known now which, had it been known at the time of grant, would have
changed the initial award levels:

The Group continues to make meaningful progress against our
environmental commitments including the delivery of current
sustainable finance and investment targets across Commercial
Banking, EPC A and B mortgage lending, Motor and Scottish
Widows. Our targets for EPCA and B mortgage lending and Motor were achieved earlier than planned.
During the 2022 to 2024 performance period, there have been no serious external conduct matters or severe reputational damage.
While there continues to be uncertainty around motor finance commission arrangements, provisions relate to the potential
remediation costs. Significant uncertainty remains around the ultimate financial impact therefore the Committee determined it should not impact the 2022 LTSP vesting outcome.
The Committee concluded that performance considered in the
‘pre-grant test’ has been sustainable and therefore no discretion has been applied. The 2022 LTSP awards will vest at 100 per cent, as the outcome represents a fair reflection of performance during the period.

Q	Has the bank lived up to its ambition to be the Best Bank for Customers?
Q	Do the Group’s financial results and capital position adequately reflect risk, conduct and any other non-financial considerations, including ESG?
Q	Has the Group made meaningful progress in supporting the UK’s transition to net zero?
Q	Has the Group suffered a serious conduct event or has severe reputational damage arisen from the Group not living its values?
A
The Group has maintained its strong capital position and
support for customers, clients and communities since making
awards in 2022. Risk management has remained a key
element in shaping our business model, with a focus on safely progressing our strategic ambitions.

In determining the final vesting outcome of the 2022 Long Term
Share Plan, the Committee carefully considered alignment with shareholder experience and whether adjustments were required for windfall gains.
Awards were granted in March 2022 at 47.027 pence, around 20 per cent higher than awards granted in March 2021.
The award price is considered a fair reflection of the share price in the 12 months leading up to grant. The share price used to calculate indicative value is 55.969 pence (page 118). While 19 per cent higher, the Committee considers it reasonably represents performance over the period.
The Committee concluded there was no windfall gain over the
period and as such no adjustment was required.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued

Relative importance of spend on pay

The graphs below illustrate the total remuneration of all Group employees compared with returns of capital to shareholders in the form of dividends and share buyback.
12024: Ordinary dividend in respect of the financial year ended 31 December 2024, partly paid in 2024 and partly to be paid in 2025 and intended share buyback. 2023:
Ordinary dividend in respect of the financial year ended 31 December 2023, partly paid in 2023 and partly paid in 2024 and share buyback.
2Performance-based compensation includes expense for the following plans: Group
Performance Share (2024: £368 million, 2023: £410 million), Long Term Incentive Plan,
Long Term Share Plan and Executive Group Ownership Share (2024: £28 million, 2023:
£30 million), Executive Share Awards (2024: £0.03 million, 2023: £0.06 million). For the
2024 performance year, the value of awards was £368 million for Group Performance
Share and £26 million for Long Term Incentive Plan.
Comparison of returns to shareholders and Group Chief Executive total remuneration
The required chart below shows the historical total shareholder return (TSR) of Lloyds Banking Group plc compared with the FTSE 100. The
FTSE 100 Index has been chosen as it is a widely recognised equity index of which Lloyds Banking Group plc has been a constituent throughout this period.

	GCE	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
GCE single figure of remuneration £000	Charlie Nunn[1]	n/a	n/a	n/a	n/a	n/a	n/a	5,523	3,767	3,681	5,615
	William Chalmers[2]	n/a	n/a	n/a	n/a	n/a	n/a	819	n/a	n/a	n/a
	Sir António Horta-Osório	8,704	5,791	6,434	6,544	4,424	3,604	2,444	n/a	n/a	n/a
Annual bonus/GPS payout (% of maximum opportunity)	Charlie Nunn	n/a	n/a	n/a	n/a	n/a	n/a	57.8%	84.1%	80.3%	68.1%
	William Chalmers[2]	n/a	n/a	n/a	n/a	n/a	n/a	78.2%	n/a	n/a	n/a
	Sir António Horta-Osório[3]	57%	77%	77%	67.6%	n/a	n/a	57.8%	n/a	n/a	n/a
Long-term incentive vesting (% of maximum opportunity)	Charlie Nunn	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	100%
	William Chalmers[2]	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Sir António Horta-Osório	94.18%	55%	66.3%	68.7%	49.7%	33.75%	41.8%	n/a	n/a	n/a
1Charlie Nunn succeeded Sir António Horta-Osório as Group Chief Executive with effect from 16 August 2021 and the single figure total remuneration for 2021 includes a one-off buy-out of £4.231 million.
2William Chalmers was the Interim Group Chief Executive from 1 May 2021 until 15 August 2021, remuneration in the table above is for this period.
3Sir António Horta-Osório independently requested that he be withdrawn from consideration for a Group Performance Share award in 2019 and 2020. There were no GPS awards for
2020 performance.
Lloyds Banking Group plc Annual Report and Accounts 2024

Single total figure of remuneration for Chair and non-executive directors (audited)

	Fees (£000)		Benefits (£000)[4]		Total (£000)
	2024	2023	2024	2023	2024	2023
Chair and non–executive directors
Sir Robin Budenberg	655	629	1	2	656	631
Nathan Bostock[1]	140	–	–	–	140	–
Alan Dickinson[2]	112	402	4	3	116	405
Sarah Legg	232	228	13	5	245	233
Lord Lupton[3]	112	286	2	6	114	292
Amanda Mackenzie	219	179	3	1	222	180
Harmeen Mehta	106	102	5	1	111	103
Cathy Turner	277	157	2	–	279	157
Scott Wheway	475	458	17	25	492	483
Catherine Woods[5]	250	246	(9)	23	241	269
1Nathan Bostock was appointed on 1 August 2024.
2 Alan Dickinson retired on 16 May 2024.
3Lord Lupton retired on 16 May 2024.
4Benefits for the non-executive directors relates to reimbursement for expenses incurred in the course of duties. The Chair’s benefits also include private medical insurance, including a one-off settlement of tax in 2023 relating to the restatement in the 2022 annual report. Non-executive directors do not receive variable pay.
5The value of benefits in respect of 2024 includes the correction of previous tax treatment from 2023. Excluding the correction, the benefits figure for 2024 is £7,047. The figure on a revised basis for 2023 is £6,548.

Directors’ share interests and share awards Directors’ interests (audited)

	Number of shares			Number of options		Total shareholding[1]
	Owned outright	Unvested subject to continued employment	Unvested subject to performance	Unvested subject to continued employment	Vested unexercised	Totals at 31 December 2024[2]
Executive directors
Charlie Nunn	7,602,947	335,442	17,248,972	3,968,909	–	29,156,270
William Chalmers	9,113,285	2,662,483	12,432,089	56,878	–	24,264,735
Non-executive directors
Sir Robin Budenberg	2,500,000	–	–	–	–	2,500,000
Nathan Bostock	430	–	–	–	–	430
Alan Dickinson[3]	200,000	–	–	–	–	200,000
Sarah Legg	200,000	–	–	–	–	200,000
Lord Lupton[3]	2,250,000	–	–	–	–	2,250,000
Amanda Mackenzie	63,567	–	–	–	–	63,567
Harmeen Mehta	20,000	–	–	–	–	20,000
Cathy Turner	424,113	–	–	–	–	424,113
Scott Wheway	168,356	–	–	–	–	168,356
Catherine Woods	119,281	–	–	–	–	119,281
1Includes holdings of any Person Closely Associated.
2There has been no change in shareholdings from 31 December 2024 to 20 February 2025.
3Alan Dickinson and Lord Lupton retired on 16 May 2024; the number of shares shown is as of 16 May 2024.
4Directors are not permitted to enter into any hedging arrangements in relation to share awards. No director uses shareholding as collateral.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued

Outstanding share plan interests (audited)

	At 1 January 2024	Granted/ awarded	Vested/ released/ exercised	Lapsed	At 31 December 2024	Exercise price	Exercise periods
							From	To	Notes

Charlie Nunn
LTSP 2022 – 2024	3,588,364	–	–	–	3,588,364				2
LTSP 2023 – 2025	3,283,896	–	–	–	3,283,896				2
LTIP 2024 – 2026	–	10,376,712	–	–	10,376,712				2,3,4
Deferred GPS awarded in 2022 (2021 GPS)	74,139	–	74,139	–	–				5
Deferred GPS awarded in 2023 (2022 GPS)	773,294	–	437,852	–	335,442				5
Deferred GPS awarded in 2024 (2023 GPS)	–	1,363,431	1,363,431	–	–				6,7
Share Buy-Out	1,368,990	–	1,368,990	–	–	–	12/03/2024	11/03/2029	1
	1,368,990	–	–	–	1,368,990	–	11/03/2025	10/03/2030	1
	1,369,012	–	–	–	1,369,012	–	11/03/2026	10/03/2031	1
	891,217	–	–	–	891,217	–	11/03/2027	10/03/2032	1
	339,690	–	–	–	339,690	–	11/03/2028	10/03/2033	1
William Chalmers
GOS 2020 – 2022	1,722,544	–	430,636	–	1,291,908				2
LTSP 2021 – 2023	1,547,340	–	309,468	–	1,237,872				2
LTSP 2022 – 2024	2,586,292	–	–	–	2,586,292				2
LTSP 2023 – 2025	2,366,848	–	–	–	2,366,848				2
LTIP 2024 – 2026	–	7,478,949	–	–	7,478,949				2,3,4
Deferred GPS awarded in 2022 (2021 GPS)	149,835	–	149,835	–	–				5
Deferred GPS awarded in 2023 (2022 GPS)	398,104	–	265,401	–	132,703				5
Deferred GPS awarded in 2024 (2023 GPS)	–	982,685	982,685	–	–				6,7
2020 Sharesave	46,317	–	46,317	–	–	24.25p	01/01/2024	30/06/2024
2021 Sharesave	17,177	–	–	–	17,177	39.40p	01/01/2025	30/06/2025
2023 Sharesave	20,171	–	–	–	20,171	38.55p	01/01/2027	30/06/2027
2024 Sharesave	–	19,530	–	–	19,530	52.35p	01/01/2028	30/06/2028
1When Charlie Nunn joined the Group on 16 August 2021 as Group Chief Executive and executive director, he was granted deferred share awards and deferred cash to replace unvested awards from his previous employer, HSBC. Options vested on 11 March 2024 and Charlie Nunn exercised the options on 25 March 2024, acquiring 711,874 shares, after the settlement of income tax and national insurance contributions. The shares received are subject to holding periods that mirror those of the replaced HSBC shares, with 282,888 shares having no holding period and 428,986 a 12-month holding period.
2All GOS, LTSP and LTIP awards have a three-year performance/underpin period ending 31 December. Awards were made in the form of conditional rights to free shares.
3In line with regulatory requirements, LTIPs awarded during 2024 were ineligible for dividend equivalents. In accordance with the Remuneration Policy, the LTIP award was determined at 300 per cent of salary for Charlie Nunn and William Chalmers. The number of shares to be granted was determined by taking the average share price over the five days prior to grant
(27 February 2024 to 4 March 2024), which was 46.844 pence and applying a discount based on Lloyds Banking Group’s expected dividend yield for the vesting period (32.85 pence).
42024 LTIP vesting is subject to performance conditions applicable for the first three years from grant as detailed on page 124 of the 2023 directors’ remuneration report. Each year the
Remuneration Committee will monitor the Group’s progress in relation to the performance conditions.
5The third tranche of the 2021 GPS deferred award and the second tranche of the 2022 GPS deferred award vested on 6 March 2024. The closing market price of Lloyds Banking Group shares on that date was 48.4 pence. The awards were settled in shares net of tax, with the resulting shares subject to a one-year holding period.
6The 2023 GPS is delivered half in an immediately vested share award with shares subject to a holding period until March 2025, and half paid in cash. The value of the shares awarded in respect of the GPS granted in March 2024 was £638,686 (1,363,431 shares) for Charlie Nunn; and £460,329 (982,685 shares) for William Chalmers. The awards are not subject to performance conditions. The number of shares granted was determined by taking the average Lloyds Banking Group share price over the five days prior to grant (27 February 2024 to
4 March 2024), which was 46.844 pence.
7The 2023 GPS share award vested on 6 March 2024. The closing market price of the Lloyds Banking Group shares on that date was 48.4 pence. The award was settled in shares net of tax, with the resulting shares subject to a one-year holding period.

Outstanding cash awards (audited)

	At 1 January 2024 £	Granted/ awarded £	Vested / released / exercised £	At 31 December 2024 £	Notes
Charlie Nunn
Deferred GPS cash awarded in 2022 (2021 GPS)	34,865	–	34,865	–
Deferred GPS cash awarded in 2023 (2022 GPS)	401,346	–	227,250	174,096
William Chalmers
Deferred GPS cash awarded in 2022 (2021 GPS)	70,463	–	70,463	–	1
Deferred GPS cash awarded in 2023 (2022 GPS)	206,620	–	137,746	68,874	1
1Half of the deferred portion of the 2021 and 2022 GPS awards are delivered in cash.
2£2,000 of 2023 GPS was delivered in cash in March 2024 for both executive directors. Half of the remaining 2023 GPS was delivered in cash on 20 June 2024. Charlie Nunn received
£636,686 and William Chalmers received £458,329.
Lloyds Banking Group plc Annual Report and Accounts 2024

Shareholding requirement
To further strengthen the alignment between executive directors’
interests and those of our shareholders, executives are expected to build and maintain a significant shareholding in the Group in direct proportion to their salary.
Increased shareholding requirements were approved by
shareholders as part of the 2023 Policy and came into effect from
1 January 2024.
The minimum shareholding requirements applicable to executive directors at 31 December 2024 are 400 per cent of salary for the
Group Chief Executive and 300 per cent of salary for the Chief
Financial Officer. Executive directors have five years from the date of appointment to meet the requirement. In the event that
exceptional individual circumstances exist resulting in an executive not being able to comply with the Policy, the Remuneration
Committee will consider whether an exception should apply.
Charlie Nunn has until 15 August 2026 to meet the requirement and currently holds 344 per cent of salary in Group shares at
31 December 2024. This is an increase from 196 per cent which was published in the 2023 directors’ remuneration report.
William Chalmers met the requirement by 2 June 2024 and currently holds 656 per cent of salary in Group shares at 31 December 2024, more than double his shareholding requirement. This is an increase from 467 per cent which was published in the 2023 directors’
remuneration report.
Unvested shares that remain subject to performance or continued
employment do not count towards the requirement but contribute to aligning the interests of executive directors and shareholders through share price exposure.
Post-employment shareholding requirement
Executive directors are contractually bound to a post-employment shareholding requirement of two years at a level equal to the lower of the shareholding requirements immediately prior to departure or the actual shareholding on departure. The post-employment
requirement will be maintained through self-certification, with the
Committee keeping this approach under review.
None of those who were directors at the end of the year had any other interest in the capital of Lloyds Banking Group plc or its subsidiaries.

Shareholding requirement
1Calculated using the average share price for the period 1 January 2024 to 31 December 2024 (53.439 pence). Includes ordinary shares, net of tax where appropriate, acquired through the vesting of the deferred Group Performance Share plan, Fixed Share Awards as the shares have no performance conditions, awards in the form of options which have vested but have not been exercised, unvested performance tested Executive Group Ownership Share awards and Long Term Share Plan awards, shares held in the Share Incentive Plan (SIP) Trust,
i.e. Free, Partnership, Matching and Dividend shares which are no longer subject to forfeiture, as defined in the SIP Rules. Shares held by Persons Closely Associated, as defined by the
Companies Act, but broadly meaning spouse or partner and children, are also included.
22023 shareholding has been recalculated using the average share price for the period 1 January 2024 to 31 December 2024 (53.439 pence).
3Unvested shares subject to continued employment do not count towards the shareholding requirement and are shown after deduction of estimated income tax and national insurance.
4Unvested shares subject to performance are shown with an assumed 100 per cent vesting outcome and after deduction of estimated income tax and national insurance. The final vesting outcome could range between 0-100 per cent. Shares subject to performance are also subject to continued employment.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued
Gender and ethnicity pay
We’re proud of the journey that the Group has been on since 2017 when our Gender Pay Gap reporting began, and from 2020, when as part of our Race Action Plan we began voluntarily sharing our
Ethnicity Pay Gap report. Since then, we’ve achieved solid results and made year-on-year progress against our Diversity, Equity and
Inclusion (DE&I) agenda.
Inclusion is a core value at Lloyds Banking Group, and for good reason. A more inclusive society is a more prosperous society, and a diverse business is a better business. Achieving this requires focus and effort right through the business to make this happen.

Gender pay gap – April 2023 to April 2024

Progress has continued to close the mean Gender Pay Gap; this has reduced 0.8 percentage points to 25.9 per cent. As of April 2024,
40.4 per cent of senior leadership roles were held by women.
Overview
This is not about pay equality – a Gender Pay Gap exists because women hold fewer senior positions within the Group than men.
What the data shows
Continued progress has been made in closing the Gender Pay Gap, with the gap reducing by 0.8 percentage points to 25.9 per cent. This improvement demonstrates that our actions are moving us in the right direction, however, we remain committed to accelerating our progress.
Our commitments to gender inclusion
Integrating DE&I into the way we run our business has been core to our success to date. Holding our Group executives to account is
paramount. We use business area goals and delivery against these forms a core part of individual scorecards and performance
conversations.
Our data-led approach, which is grounded in key metrics and insight gathered through colleague feedback, allows our business area executives to identify opportunities to accelerate progress and to also address any gaps.
We take active steps to improve equity through all stages of our colleague lifecycle from recruitment, to progression and retention.
We will continue to focus on improving the representation of women in senior roles. This is crucial to our ability to close our Gender Pay Gap.
We have committed to support the recommendations set out by the
FTSE Women Leaders review of 40 per cent women representation in the Executive Committee and direct report population, and we have met these recommendations ahead of the 2025 target date. We have climbed from 73rd position in the 2017 FTSE 100 rankings to 5th in the
2024 rankings.

Our Executive Ally Sponsors for Gender, Ethnicity and other diversity strands are driving change from the top, alongside our volunteer colleague networks, who work tirelessly to help our colleagues feel seen, valued and included. These efforts are underpinned by centrally led targeted initiatives and propositions.
The pay gap progress we have made in the last year is moving us in the right direction albeit slower than we would like. However, as our transformation continues at pace, we are confident that our choices and actions are paving the way for a brighter and more equitable future.

Ethnicity pay gap – April 2023 to April 2024

Continued progress has been made with the mean gap reducing by 2.7 percentage points from 5.7 per cent to 3.0 per cent from last year, the largest improvement since we started reporting in 2020.
Overview
We remain committed to publishing our Ethnicity Pay Gap report on a voluntary basis. We have chosen to publish for the past three years because we recognise the importance of transparency in encouraging focus and inspiring purposeful, action-led change. It helps to hold us accountable to delivering on our commitment and we believe will lead to sustainable positive change for our people.
What the data shows
90.4 per cent of our colleagues have chosen to disclose their ethnicity with us, an encouraging increase from 88.2 per cent in April 2023.
Whilst we have more to do to close the gap, we have seen
improvements within the representation of our senior leadership teams which has had a significant impact on gap closure to date.
Our commitments to ethnic diversity
As an organisation we stand against racism, and our Race Action Plan created in 2020 outlines the steps we continue to take to drive sustainable change for our people.
We are focused internally on driving change through our culture, recruitment and progression to improve representation. For example, our Race Education training programme, undertaken by all colleagues within the Group, aims to equip everyone with the skills they need to reflect on their own behaviours and the impact these can have on those around them, ultimately helping us to create a more positive working culture for everyone.
Having identified opportunities to improve the progression of our Black heritage colleagues, we continue to invest in our bespoke Senior
Leadership and Career Acceleration programmes, with colleagues promoted or making lateral moves to enhance their career progression since inception.
We have seen steady growth in ethnicity representation across the
Group and specifically at senior levels, but to further accelerate our progress we are looking closely at the colleague life cycle, increasing representation in skills growth areas in technology and data, continuing the upskilling of our colleagues and leaders and ensuring equity in our people policies and processes.
Additionally, we have continued in our active support for Black business communities through our partnerships with Foundervine and the Black Business Network.

Lloyds Banking Group plc Annual Report and Accounts 2024

Percentage change in remuneration levels

The table below sets out the change in the directors’ base salary/fees, taxable benefits and annual bonus compared with the change in our
UK-based colleagues’ pay. Lloyds Banking Group plc is not an employing entity, and therefore the disclosure below is made on a voluntary basis to compare any change with all employees of the wider Group based in the UK. This population has been chosen as the majority of our workforce are based in the UK and is considered to be the most appropriate group of employees. The same population is used for the purposes of the Chief Executive Officer pay ratio disclosure on page 128 of the report.

	% change in base salary/fees					% change in GPS					% change in benefits
	2019 to 2020	2020 to 2021	2021 to 2022	2022 to 2023	2023 to 2024	2019 to 2020[4]	2020 to 2021	2021 to 2022	2022 to 2023	2023 to 2024	2019 to 2020	2020 to 2021	2021 to 2022	2022 to 2023	2023 to 2024
All employees[1]	4	4	6	13[9]	10[9]	(100)	n/a	12	(14)[9]	(4)	(32)	1	5	(43)[9]	(71)[9]
Executive directors
Charlie Nunn[2]	n/a	n/a	1	–	3	n/a	n/a	47	(5)	(12)	n/a	n/a	4	(37)	8
William Chalmers[3]	2	12	(9)	–	3	(100)	n/a	(2)	34	(12)	(1)	2	35	–	2
Non-executive directors[5,6]
Sir Robin Budenberg	n/a	243	1	1	4	n/a	n/a	n/a	n/a	n/a	n/a	n/a	–	100	(50)
Nathan Bostock[10]	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Alan Dickinson[7]	45	14	12	(10)	(26)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Sarah Legg	131	28	6	2	2	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Lord Lupton[8]	–	(8)	(2)	1	4	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Amanda Mackenzie	6	(1)	7	2	22	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Harmeen Mehta	n/a	n/a	2	4	4	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Cathy Turner	n/a	n/a	n/a	38	76	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Scott Wheway	n/a	n/a	n/a	1	4	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Catherine Woods	n/a	43	4	2	2	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
1Lloyds Banking Group is not a contracting entity but considers all UK-based employees to be appropriate for purposes of an ‘All employees’ calculation.
2Charlie Nunn became the Group Chief Executive in August 2021. Figures for 2021 have been annualised based on the single total figure table.
3William Chalmers was the Interim Group Chief Executive from May to August 2021 and received a deputisation payment for this period.
4No Group Performance Share (bonus) was paid for 2020 performance.
5In some instances, non-executive directors may change membership or become the Chair of a Committee during the year, resulting in year-on-year percentage changes in fees. In particular, during 2024 Cathy Turner and Amanda Mackenzie joined the Risk and Audit Committee’s respectively.
6Some non-executive directors have received other benefits that relate to reimbursement for expenses incurred in the course of duties. Reimbursements of these expenses do not provide an accurate comparison to benefits received by colleagues and are therefore not included.
7Alan Dickinson retired on 16 May 2024. Figures for 2024 have been annualised based on the single total figure table.
8Lord Lupton retired on 16 May 2024. Figures for 2024 have been annualised based on the single total figure table.
92022 to 2023 and 2023 to 2024 variance was impacted by the consolidation of variable pay and Flex cash allowance into base salary.
10Nathan Bostock was appointed on 1 August 2024 and therefore no year-on-year comparison shown.
Service agreements
The service contracts of all current executive directors are terminable on 12 months’ notice from the Group and six months’ notice from the individual. The Chair also has a letter of appointment. The Chair’s engagement may be terminated on six months’ notice by either party.
Letters of appointment
The non-executive directors all have letters of appointment and are appointed for an initial term of three years after which their appointment may continue subject to an annual review. Non-executive directors may have their appointment terminated, in accordance with statute, regulation and the articles of association, at any time with immediate effect and without compensation.
All directors are subject to annual re-election by shareholders.
The service contracts and letters of appointments are available for inspection at the Company’s registered office.

NED	Date of letter of appointment	Date of appointment
Sir Robin Budenberg[1]	4 July 2020	1 October 2020
Nathan Bostock	29 July 2024	1 August 2024
Sarah Legg	21 October 2019	1 December 2019
Amanda Mackenzie	17 April 2018	1 October 2018
Harmeen Mehta	5 October 2021	1 November 2021
Cathy Turner	11 October 2022	1 November 2022
Scott Wheway	26 July 2022	1 August 2022
Catherine Woods	22 October 2019	1 March 2020
1Chair is subject to a six-month notice period.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued

Chief Executive Officer pay ratio

The Remuneration Committee views pay ratios as a useful reference point to inform policy-setting, but also takes into consideration a number of other factors. The table below shows the ratios of the GCE’s total remuneration to the remuneration of colleagues since 2017.
The change in the pay ratios for 2024 is explained in more detail below.

	Total compensation				Fixed pay
Year	Methodology	P25 (Lower Quartile)	P50 (Median)	P75 (Upper Quartile)	P25 (Lower Quartile)	P50 (Median)	P75 (Upper Quartile)
2024	A	165:1	114:1	63:1	75:1	53:1	29:1
2023	A	112:1	80:1	45:1	76:1	54:1	31:1
2022	A	120:1	86:1	48:1	81:1	59:1	35:1
2021	A	316:1	225:1	120:1	93:1	66:1	38:1
2020	A	132:1	95:1	54:1	103:1	75:1	42:1
2019	A	179:1	128:1	71:1	114:1	82:1	47:1
2018	A	237:1	169:1	93:1	113:1	81:1	48:1
2017	A	245:1	177:1	97:1	113:1	82:1	48:1
Y-o-Y (2023 vs 2024)			43%			(2)%
Notes to the table:
•The 2024 total remuneration for the colleagues identified at P25, P50 and P75 are as follows: £34,122, £49,372, £88,790
•The 2024 base salary for the colleagues identified at P25, P50 and P75 are as follows: £29,853, £43,258, £74,212
•The P25, P50 and P75 colleagues were determined on 31 December 2024 based on calculating total remuneration for all UK employees for the 2024 financial year. Payroll data from 1 January 2024 to 31 December 2024
•Colleague total remuneration has been calculated in line with the single total figure of remuneration. The single total figure of remuneration has been calculated for 54,423 UK colleagues within the Group for a full year including full-time equivalent base pay, 2024
Group Performance Share awards, vesting Long Term Share Plan awards (for eligible colleagues), core benefits, pension, overtime and shift payments, travel/relocation payments (for eligible colleagues) and private medical benefit
•The average share price between 1 October 2024 and 31 December 2024 of 55.969 pence has been used to indicate the value of vesting
Long Term Share Plan awards
•Due to operational constraints, the calculation of the colleague Pension Input Figure excludes inflationary adjustments for those on the defined benefit scheme. The omission of this factor does not materially affect the outcome of the ratio and/or distort the validity of the valuation
•All other data has been calculated in line with the methodology for the single total figure of remuneration for the GCE
Our ratios have been calculated using Methodology option A on the basis that it provided the most accurate means of identifying the median, lower and upper quartile colleagues. The ratio has been calculated taking into account the pay and benefits of 54,423 UK employees, other than the individual performing the role of GCE.
The change in total remuneration ratios since 2017 is largely driven by the more volatile nature of variable pay for the GCE.
In 2021 the median ratio was calculated for all three individuals undertaking the role of GCE and increased by 137 per cent year-on-year.
This increase can be attributed to the one-off buy-out awards granted to Charlie Nunn, an increase in the vesting of the LTIP and the payment of Group Performance Share (annual bonus), which were not awarded for 2020.
The reduction in 2022 was due to two factors. Firstly, Charlie Nunn’s remuneration for 2022 did not include any value in respect of Long
Term Incentive plans, as no 2020 Executive Group Ownership Share (EGOS) award was granted to him given that he was not an executive director at the time of grant. Secondly, the 2021 ratio included the one-off buy-out awards granted to Charlie Nunn. In addition the 2021 ratio was calculated for all three individuals undertaking the role of GCE. Over the same time period, employee total compensation increased by 12 per cent at the lower quartile, 11 per cent at the median and 7 per cent at the upper quartile, also contributing to the decrease in pay ratios.
The further reduction in 2023 was attributed to three key factors. Recognising the desire to focus on the remuneration of lower paid colleagues, no annual pay award was proposed for the GCE for 2023 while the pay budget for the wider workforce was 6.3 per cent. Given the approach focused on lower paid colleagues and colleagues lower in their pay range, this resulted in pay increases of between 8 per cent and 13 per cent for around 43,000 colleagues. In addition, from July 2023 we consolidated a significant portion of our Group Performance
Share into base salary for around 32,000 colleagues, further increasing the fixed pay element. Finally, the GCE received a lower annual short-term variable award for 2023 compared to 2022.
In 2024, the total compensation ratio increased by 43 per cent largely driven by the 2022 LTSP award vesting for Charlie Nunn, the first vesting of a long-term incentive award for our Group Chief Executive since appointment. Excluding this, the year-on-year comparison would be down 9 per cent on 2023. The fixed pay ratio has reduced by 2 per cent as colleagues realise a full-year impact of Group
Performance Share consolidation from July 2023.
For the majority of colleagues, year-on-year changes in remuneration are principally driven by pay increases and the impacts of Group performance and collective adjustment. The Group has a commitment to pay progression and a continued focus on ensuring higher pay awards for colleagues who are lower paid, or paid lower within their pay range. We are committed to ensuring all colleagues are rewarded fairly.
The Committee is thoughtful of the volatility in pay ratios due to variable reward outcomes. Although the pay ratio is used as a useful reference point to inform policy-setting, the Committee takes into account a number of other factors to assess colleague pay progression.
Lloyds Banking Group plc Annual Report and Accounts 2024

Policy alignment to Provision 40 of the Corporate Governance Code
A summary of how the Remuneration Policy addresses the principles set out in the UK Corporate Governance Code is detailed below.

Clarity

•The Committee regularly consults with key shareholders to ensure transparency on our policy and remuneration outcomes and topics. Shareholder feedback is shared with Board members and considered in the Committee’s reward decisions and policy considerations
•Targets are aligned to the Group’s strategy and purpose, providing clarity to shareholders and stakeholders on the relationship between delivery of the strategy and remuneration outcomes
•During the year the Group communicated directly with colleagues detailing Group performance, changes in the economic and financial environment, and updates on key strategic initiatives. Meetings were held throughout the year between the Group and our recognised unions
•Non-executive directors attended a number of colleague focus groups, allowing colleagues to share their perspective on matters on the Board’s agenda and discuss the Group’s progress against its strategic objectives
•We regularly engage with colleagues through engagement surveys and townhalls. The Group Chief Executive hosted two all colleague townhall sessions in 2024. Colleagues were invited to submit questions with the most popular questions answered on the day. Categories included ‘People and culture’ where colleagues can submit questions around remuneration
•As set out on page 86, in continuing to consider its arrangements for engaging with the Group’s workforce, the Board approved in
2024 an evolved approach to colleague engagement, to be implemented during 2025. This new approach builds on existing colleague listening activity and will introduce three forums to better represent colleagues particularly at grades where trade union membership is low. The forums will include the People Forum, the People Consultation Forum, and the Management Advisory
Forum. Where appropriate, these forums will be engaged on matters of remuneration, including how executive remuneration aligns to the wider workforce

Proportionality

•There is clear alignment between the performance of the Group, the business strategy, and the reward paid to executive directors
•The Committee has the discretion to reduce the annual bonus, LTIP and LTSP awards, if it considers the payout does not appropriately reflect the performance of the Group during the performance period

Simplicity

•The Remuneration Policy has been designed so that it is easy to understand and transparent, while complying with all regulatory requirements and meeting the expectations of our shareholders
•The purpose of each remuneration element is explained in the Policy and the amount paid in respect of each element is clearly set out

Risk

•The Remuneration Policy supports the Group’s risk management framework
•Risk and conduct considerations are taken into account in setting the annual bonus pool
•The annual bonus, deferred bonus, LTIP and LTSP incorporate malus and clawback provisions, and overarching Committee discretion to adjust formulaic outcomes

Predictability

•The summarised Remuneration Policy on pages 115 to 116 describes the operation and maximum potential for each remuneration element
•The full Policy set out on pages 125 to 133 of the 2022 annual report and accounts illustrates a range of potential outcomes for executive directors

Alignment to culture

•Annual and long-term variable remuneration are designed to drive behaviours consistent with the Group’s strategy, purpose and values
•When considering individual executive directors’ performance, the Committee takes account of the Group’s values

Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued
Implementation of the Policy in 2025
The 2023 Directors’ Remuneration Policy was approved at the AGM in May 2023. The Policy is summarised on pages 115 and 116.
The Group proposes to operate the Policy in the following way for 2025.

Directors’ remuneration

Base Salary

As set out in the Chair statement on pages 110 to 112, on
appointment the GCE’s base salary was set lower than his
predecessor, by 13 per cent, to recognise that this was his first lead executive role in a listed environment. This is in line with good practice and investor preferences. Given the GCE’s
increased experience and strong track-record of delivery, the
Committee has determined that it is an appropriate time to
review his package. The most obvious inconsistency was his fixed pay recognising that it has only increased modestly since he was appointed – his fixed pay has risen by just 5 per cent over three and a half years.
After careful consideration, including consultation with
shareholders, the Committee decided, effective 1 January 2025, to reverse the impact of the discount applied to the GCE’s salary on appointment and apply a 3 per cent annual increase effective
1 April 2025 to the salary of both executive directors; this is less than the 4.1 per cent pay deal for wider workforce.

As part of its decision, the Committee considered that, excluding the exceptional salary increase in January 2025, the GCE’s
salary will have increased by 8 per cent between his date
of appointment and April 2025; over the equivalent period,
colleagues will have benefitted from a total pay budget of
18.2 per cent.
For further context and detail, including the benchmarking used by the Committee to test its decision making, please refer to pages 110 to 112.
Salaries from 1 January 2025 will therefore be as follows:
GCE: £1,335,321
Salaries from 1 April 2025 will therefore be as follows:
GCE: £1,375,381
CFO: £877,254

Fixed Share Award

As set out in the Chair statement on pages 110 to 112, in line with our current Policy, the Fixed Share Award (FSA) of the GCE and
CFO will be increased by £283,381 and £353,094 respectively to align with their salaries.
Shares will be released in equal tranches over three years.
Awards from 1 January 2025 will therefore be as follows: GCE: £1,335,321 CFO: £851,703 Awards from 1 April 2025 will therefore be as follows: GCE: £1,375,381 CFO: £877,254

Pension

Pension allowances for all executive directors are set at 15 per cent of base salary. Any new executive director appointments in
2025 will also attract a maximum allowance of 15 per cent of base salary.
Around 55,000 colleagues participate in the Group’s Defined
Contribution (DC) Pension scheme where the maximum
opportunity for the workforce is 15 per cent of base salary.
Executive directors’ employer pension contributions are therefore aligned with those available to the majority of the workforce.

Benefits

Benefits remain unchanged from 2024. Executive directors
receive a flexible benefit allowance of 4 per cent of base salary.
This can be used to select benefits including life assurance and critical illness cover.
Other benefits include transportation and private medical cover. The Chief Financial Officer also receives a car allowance.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration continued

Group Performance Share (Short Term Variable)

Overview
Maximum opportunities for executive directors for 2025 are 140 per cent of base salary. For the 2025 performance year, any GPS
opportunity will be awarded in March 2026 in a combination of cash (up to 50 per cent) and shares.
Individual awards as a percentage of maximum will directly relate to the overall Group balanced scorecard performance assessment
outcome in the first instance.
The Group will apply deferral in line with minimum regulatory requirements as set out in the Policy. Under current rules, at least 60 per cent of total variable remuneration awarded to our executive directors will remain deferred over a period of up to seven years, maintaining strong alignment to shareholders.
2025 Group balanced scorecard
The performance measures for determining any individual 2025 GPS awards for executive directors are outlined in the table below.
The measures and targets are set annually by the Committee to reflect the strategic priorities of the Group and take into account both the annual financial plan and operating plan against the backdrop of the rapidly evolving external economic and societal landscape.
Performance measures and weightings
The 2025 scorecard metrics have been reviewed alongside the 2025 LTIP measures, shown on page 132, to ensure they are complementary and there is minimal overlap which would risk duplication of outcomes.
Whilst a RoTE measure is also included in the LTIP performance metrics, it is considered a fundamental indicator of Group performance and creation of shareholder value. The RoTE within the annual scorecard focuses on in-year performance while the LTIP assesses long-term performance.
Performance measures and weightings remain unchanged from 2024.
Targets and methodology
Setting stretching targets is a key component of our demanding performance-driven culture. The Committee has undertaken a
thorough exercise to ensure targets are sufficiently stretching, taking into consideration our operating plan and, where applicable, forward-
looking guidance.

The Committee agreed targets to evaluate performance in 2025 and these will be disclosed retrospectively in the 2025 annual report alongside the level of performance achieved, as the Committee considers such targets to be commercially sensitive.
There are three changes to measure definitions from 2024. As discussed in the Chair statement on pages 110 to 112, profit after tax and return on tangible equity measures will exclude any future potential impact of motor finance provisions. Instead, items will be reviewed on a case-by-
case basis by the Committee to determine their inclusion.
The Group is now drawing more select skills from the global market and we have therefore had to re-assess our existing travel pledge commitment. From reporting year 2023/24, we have revised the elements reported within our travel pledge to focus on domestic travel only aligned with our action plans. To ensure consistency, the operational carbon emissions measure in the 2025 Group BSC will be adjusted to also exclude international travel emissions.
In 2025 we have refreshed the Groups gender and ethnicity strategic plan and we’re setting new ranging ambitions for executive roles, to achieve by 2030. The 2025 BSC will reflect the targets for this population to align with the delivery of the new ambitions.
Discretion
When determining the final outcome, the Committee may consider any personal or business area objectives and whether there has been effective, consistent and proactive risk management and conduct outcomes across all dimensions.
When assessing performance, the Committee can exercise its
judgement to determine the appropriate outcome. This helps to avoid any potential unintended outcomes that might arise from the
application of formulaic performance criteria.

Our 2025 balanced scorecard
1Profit after tax and return on tangible equity measures will exclude any future potential impact of motor finance provisions. Instead, items will be reviewed on a case-by-case basis by the Remuneration Committee to determine their inclusion.
2Operating costs will exclude remediation and in-year GPS expense.
3 Executive roles include grade X colleagues only.
4 Reducing our operational carbon emissions will exclude international travel.
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued

Directors’ remuneration continued

Long Term Incentive Plan (Long Term Variable)

Overview
The Group’s demanding, high performance culture is critical to delivering our ambitious strategy. LTIP awards will be granted in relation to 2024 performance under the terms of the current Policy. The Committee concluded that 2024 performance, including assessment of our 2024
Group scorecard and other factors, was at a level to make awards. This is known as the ‘pre-grant test’.
To ensure strong alignment between variable reward outcomes and the creation of shareholder value through the delivery of our strategy and the deepening of our relationships with our customers, the Committee has determined that LTIP awards will be granted with a value of
300 per cent of salary to the GCE and CFO to reflect the Group’s performance in 2024.
In accordance with regulatory requirements LTIP awards will not accrue dividend equivalents over the vesting period; in line with the Policy, the number of shares granted under the awards will be determined using a share price adjusted to reflect the absence of dividends or equivalents during the vesting period.
Performance measures and weightings
The Committee reviews the performance measures and weightings ahead of each award grant. For 2025, the Committee has concluded measures and weightings from 2024 remain aligned to the Group’s strategic direction and public commitments. Three financial measures make up a total weighting of 50 per cent of the scorecard. Return on tangible equity (RoTE) emphasises the efficient use of capital and ensures focus on long-term value creation, capital generation recognises the importance of maintaining a strong financial foundation for the Group and prioritises capital-accretive decision making for the long-term and
rTSR compares the value delivered to a shareholder in the Group over the performance period with the value delivered to shareholders by our peers.
A dedicated 35 per cent weighting will focus on the Group’s delivery of its strategy and success of our strategic initiatives in driving revenue growth and diversification. The Committee will give consideration to an assessment of performance against quantifiable Board metrics aligned to each of our four strategic growth pillars.
Finally, 15 per cent weight is attributed to environmental measures, reflecting that the transition to a low carbon economy is at the core of our strategy and aligns with our purpose of Helping Britain Prosper.
As discussed in the Chair statement on pages 110 to 112, return on tangible equity and capital generation measures will exclude any future potential impacts of motor finance provisions. Instead, items will be reviewed on a case-by-case basis by the Committee to determine their inclusion.
Target setting
Setting targets is a critical focus area for the Committee and a rigorous exercise has been undertaken to ensure our targets are sufficiently stretching. We have taken into account our long-term strategic ambitions, commitments to our ESG agenda and comparable industry returns.
Operation
The awards made in 2025 will vest based on the Group’s performance between January 2025 to December 2027. The following table provides a breakdown of the construct which the Committee considers aligns management and shareholder interests appropriately.

Block	Performance measure	Link to strategy	Weighting	Performance range: Threshold 25%	Performance range: Maximum 100%
Financial (50%)	Return on tangible equity (RoTE)[1,2] – average over three years	^ >	20%	13%	16%
Financial (50%)	Capital generation[1,3] – average over three years	^ >	10%	185 bps	230 bps
Financial (50%)	relative Total Shareholder Return[4] – cumulative over three years	^ > Δ	20%	Median of the peer group	Upper quartile of the peer group
Strategic (35%)	Delivery of the Group's strategic objectives by the end of 2027	^	35%	The Committee will assess the Group's delivery of its strategy including to drive revenue growth and diversification aligned to its four strategic growth pillars: Deepen and innovate in Consumer, bringing more of our products and services to our customers; Create a Mass Affluent offering to grow in this attractive and underserved market segment; Digitise and diversify our BCB business to grow revenues and generate value in products where we are underrepresented; Develop our Corporate and Institutional business to deliver disciplined growth, investing across our Cash-Debt-Risk management offering. After this assessment the Committee will holistically determine a vesting outcome.	
Environmental (15%[5])	Sustainable finance and investment	^	15%	The Committee will assess the Group's performance against its publicly disclosed environmental targets aligned to cumulative sustainable finance and investment provided over the performance period, 2027 progress towards its 2030 NZBA sector targets and delivery against Scottish Widows' net-zero ambition. After this assessment the Committee will holistically determine a vesting outcome.	
Environmental (15%[5])	Achievement of sector NZBA targets and Scottish Widows 2030 ambition	>			

Risk

1Return on tangible equity and capital generation measures will exclude any future potential impacts of motor finance provisions. Instead, items will be reviewed on a case-by-
case basis by the Remuneration Committee to determine their inclusion.
2If average RoTE reaches 13 per cent then 5 per cent of the award vests. If average RoTE reaches 16 per cent then 20 per cent of the award vests. If average RoTE is between the threshold and maximum, vesting is calculated on a straight-line basis between these two points.
3If average capital generation reaches 185 basis points then 2.5 per cent of the award vests. If average capital generation reaches 230 basis points then 10 per cent of the award vests. If average capital generation is between the threshold and maximum, vesting is calculated on a straight-line basis between these two points. Target includes the anticipated impact of Basel 3.1 implementation in 2027, expected to be moderately positive.
4Peer group: HSBC, Barclays, NatWest, BNP Paribas, Santander, ING, Intesa Sanpaolo, BBVA, UniCredit, Nordea, Crédit Agricole, Caixa, KBC Group, Deutsche Bank, SocGen,
Danske, ABN AMRO, Bank of Ireland. Where performance falls between threshold and maximum levels, an intermediate percentage will vest.
5See page 54 for an overview of our environmental metrics and targets.

2025-2027 LTIP scorecard
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration continued

Chair and non-executive director fees and benefits

Any increases normally take effect from 1 January of a given year.
The Committee is responsible for evaluating and making
recommendations to the Board with regard to the Chair’s fees.
The Chair does not participate in these discussions. The GCE and the Chair are responsible for evaluating and making
recommendations to the Board in relation to the fees of the non-
executive directors (NEDs).
The Chair receives an all-inclusive fee, which is reviewed
periodically plus benefits including life insurance, medical insurance and transportation. The Committee retains the right to provide additional benefits depending on individual
circumstances.
NEDs are paid a basic fee plus additional fees for the Chair/
membership of Committees and for membership of Group
company Boards, non-Board level committees and/or other
specific responsibilities.

Additional fees are also paid to the Senior Independent Director to reflect additional responsibilities.
The Chair and the NEDs are not entitled to receive any payment for loss of office (other than in the case of the Chair’s fees for the six-month notice period) and are not entitled to participate in the Group’s variable remuneration arrangements, all employee share plan or pension arrangements.
NEDs are reimbursed for expenses incurred in the course of their duties, such as travel and accommodation expenses, on a
grossed-up basis (where applicable).
Non-executive directors may receive more than one of the above fees.

Chair and non-executive director fees in 2025

As set out in the Chair statement on pages 110 to 112 there is a £95,500 increase to the annual fee for the Chair (£750,000). This is step one of a two-stage increase. The second increase will take place from 1 January 2026 and will increase the fee to £850,000.
Following a detailed review of peer benchmarks and to ensure our non-executive directors are paid appropriately for the experience and time requirements required, the basic Board fee, Chair fees for Audit, Remuneration and Risk Committees will increase by 3 per cent for 2025. The Chair fees for the Responsible Business Committee and the IT and Cyber Advisory Forum will increase by 35 per cent.
The Audit, Remuneration and Risk Committee member fees will increase by 2 per cent and the Nomination and Governance
Committee member fee will increase by 1 per cent for 2025. The Responsible Business Committee and IT and Cyber Advisory Forum
member fees will increase by 49 per cent.
There is no increase to the Senior Independent Director fee for 2025.

	2025	2024
Basic non-executive director fee	92,200	89,500
Senior Independent Director	64,200	64,200
Audit Committee Chair	77,250	75,000
Remuneration Committee Chair	77,250	75,000
Risk Committee Chair	77,250	75,000
Responsible Business Committee Chair	60,000	44,500
IT and Cyber Advisory Forum Chair	60,000	44,500
Audit Committee member	35,000	34,300
Remuneration Committee member	35,000	34,300
Risk Committee member	35,000	34,300
Responsible Business Committee member	25,000	16,750
IT and Cyber Advisory Forum member	25,000	16,750
Nomination and Governance Committee member	16,550	16,375

Audited content
All narrative and quantitative tables within the directors’
remuneration report are unaudited unless otherwise stated. Where disclosures have been audited, this has been carried out under
International Standards on Auditing (ISAs).
Lloyds Banking Group plc Annual Report and Accounts 2024

Directors’ remuneration report continued
Intentional blank page to fix mirrored margins issue
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management

In this section
The Group’s approach to risk	138
Risk governance	138
Stress testing	142
Emerging and topical risks	143
Full analysis of principal risk categories	144
Protecting our
stakeholders
and the Group
Risk management is a key element in shaping our
business model and delivering the Group’s strategy
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management
Risk management is at the heart of
Helping Britain Prosper and creating a
more sustainable and inclusive future
for people and businesses.
Our mission is to protect our customers,
shareholders, colleagues and the Group, while
enabling sustainable growth. This is achieved through
informed risk decisions and robust risk management,
supported by a consistent risk-focused culture.
The Risk overview (pages 33 to 38) provides a summary of risk management within the Group and the key focus areas for 2024.
This full risk management section provides a more in-depth view of how risk is managed within the Group including key developments in 2024, and the framework by which risks are identified, managed, mitigated and monitored.
All narrative and quantitative tables within the risk management section are unaudited unless otherwise stated. The audited
information is required to comply with the requirements of relevant
IFRS Accounting Standards.
The Group’s approach to risk
The Group operates a prudent approach to risk, with rigorous management controls, supporting sustainable business growth
within the Group’s risk appetite and minimising losses. Through a strong and independent risk function, a robust control framework is maintained to identify and escalate current and emerging risks, and drive and inform good risk-reward decision making.
To comply with UK-specific ring-fencing requirements, core banking services are ring-fenced from other activities within the overall
Group. The Group’s enterprise risk management framework (ERMF)
and risk appetite apply across the Group. The Group’s Corporate
Governance Framework applies across Lloyds Banking Group plc,
Lloyds Bank plc, Bank of Scotland plc and HBOS plc. It is tailored where needed to meet the entity-specific needs of Lloyds Bank plc and Bank of Scotland plc, within the Ring-Fenced Bank sub-group
(RFB) and supplementary corporate governance frameworks are in place to address the specific requirements of the other sub-groups
(Non-Ring-Fenced Bank, Insurance and Equity Investments).
The Group’s ERMF is structured to align with the industry-accepted internal control framework standards and applies to every area of the business, covering all types of risk. In 2024, the framework was reviewed and updated to align more closely to the changing nature of risks within the industry and the Group, along with evolving regulatory expectations.
The ERMF provides the Group with an effective mechanism for
developing and embedding risk policies and risk management
strategies which are aligned with the risks faced by its businesses. It also seeks to facilitate effective communication on these matters across the Group.
Updates to the enterprise risk management framework
The Group has transformed its approach to risk management to support its strategic ambition and purpose of Helping Britain
Prosper, and has conducted a comprehensive review of its ERMF.
This has resulted in a reduction in the number of principal risk types
(or level one risk categories) from 15 to 11, and the simplification of level two risk categories.
•Compliance risk supersedes the previous regulatory and legal risk
•Economic crime is now a principal risk, recognising the increased focus on topics such as fraud
•Previous change and execution, data and people risks are now classified as level two risks within the principal operational risk
•Operational resilience and strategic risk are no longer individual risks, but are addressed throughout the updated framework
•New definitions for conduct, model and operational risks
This change better aligns to the Basel Committee on Banking
Supervision’s event categories which will benefit the Group for scenario activities and regulatory reporting. This review will continue in 2025, with further focus on level three risks.
Further details of each principal risk, including level two risks, are provided on pages 144 to 198.
Risk appetite
The Group’s approach to setting, and the ongoing management of risk appetite is detailed in the risk appetite framework, which is an integral component of the Group’s ERMF.
The Group defines risk appetite as the type and aggregate level of risk the Group is willing to take or accept in pursuit of its strategic objectives and business plans.
Risk appetite aligns to organisational objectives, defined through consideration of how it enables the Group to achieve its strategic aims. It reinforces our purpose, strategy and objectives by driving behaviour and setting boundaries around risk taking, to monitor changes in risk exposure, enabling the delivery of business plans.
The Board is responsible for approving the Group’s Board risk appetite at least annually. Group Board-level risk appetite metrics are augmented further by lower-level measures to facilitate the management of Board risk appetite.
Risk culture
Guided by the Board, the senior management articulates and role models the core risk values to which the Group aspires. Senior management establishes a strong focus on building and sustaining long-term relationships with customers, through the economic cycle. The Group’s Code of Ethics and Responsibility reinforces colleagues’ accountability for the risks they take and supports better decision making to meet their customers’ needs.
Risk skills and capabilities
To support a strong risk culture across the Group, all colleagues complete risk training as part of their annual mandatory training. A library of risk management learning resources is available, which all colleagues who have specific risk management roles can access to build their skills and capabilities.
There is ongoing investment in risk systems and models alongside the Group’s focus on customer and product systems and processes.
This drives improvements in risk data quality, aggregation and reporting, enabling effective and efficient risk decisions.
Risk governance
Governance frameworks
The Group’s approach to risk is based on a robust control
framework and strong risk management culture, enabling the
delivery of effective risk management, guiding the way all
employees approach their work, behave and make decisions.
Authority is delegated from the Board to individuals through the management hierarchy. Senior management are supported by a
committee-based structure, ensuring open challenge and effective decision making.
The Group’s risk appetite, principles, policies, procedures, controls, and reporting are regularly reviewed and updated as required, to ensure they remain in line with evolving regulation, law, corporate governance and industry good practice.
The Board and senior management encourage a culture of
transparency which supports the interaction of the executive and non-executive governance structure.
Board-level engagement, combined with senior management in
Group-wide risk issues at Group Executive Committee level, ensure that any escalated issues are addressed promptly and that
necessary remediation plans are initiated as required.
Line managers are accountable for identifying and managing risks in their individual businesses, ensuring that business decisions balance risk and reward, and are consistent with the Group’s risk appetite.
The risk committee governance framework is explained on page 140.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk governance structure
The risk governance structure below is integral to effective risk management across the Group. To meet ring-fencing requirements, the Boards and Board Committees of the Group and the Ring-
Fenced Banks, as well as relevant Committees of the Group and the
Ring-Fenced Banks, will sit concurrently and referred to as the
Aligned Board Model. Please see page 83 for further information on the Group’s approach to ring-fencing.
Three lines of defence model
The Group’s ERMF is implemented through a 'three lines of defence'
model, which has been enhanced during 2024 to ensure more
clearly defined responsibilities and accountabilities across the business, and drive further consistency across the Group's oversight and assurance activities.
The Group’s three lines of defence model distinguishes between risk management, risk oversight and risk assurance, with continued
focus on ensuring appropriate risk resource and capabilities is in place within each area:
•Senior management within the business areas (first line of

Risk governance structure

Risk governance structure
defence) have primary responsibility for risk decisions within
Group risk appetite parameters set and approved by the Board.
They have end-to-end accountability for all risks within their end-to-end business processes. They must ensure effective
controls are in place both within the business and at third parties to manage risk appropriately within risk appetite. They are
responsible for managing the direct and consequential risk by identifying, assessing, mitigating, monitoring and reporting risks.
They are also responsible for complying with relevant laws and regulations
•The Risk function (second line of defence) is independent from the first line of defence. It advises on, monitors, challenges, approves, escalates where required, and reports on the risk-
taking activities undertaken by the first line, ensuring these are within the constraints of the ERMF and risk appetite set by the
Board. It provides oversight of governance, risk management and controls across the Group to ensure risks are identified and reported appropriately to the Board and the Group Chief
Executive. The Risk function also provides regulatory advice, supports interpretation of regulatory requirements and provides oversight of first line compliance
•Group Audit (third line of defence) provide independent
assurance to the Group Audit Committee, Board Risk
Committee and the Board on the effectiveness of control and
governance processes in place across the first and second lines. It exercises its role as a single independent internal audit function through the delivery of reviews and insights, identifying the most significant risks facing the Group. The function provides opinion and challenge on the Group’s control environment to the Audit
Committee, Board and Board Audit Committees of the sub-
groups, subsidiaries and legal entities where applicable
•The Company Secretariat supports senior and Board level
committees and supports agenda planning. This gives a further line of escalation outside the three lines of defence

Three lines of defence model
First line of defence
Risk management
Independent challenge of first line of defence
Second line of defence
Risk oversight
Independent challenge of both first and second lines of defence
Third line of defence
Risk assurance
Aggregation
Reporting
Escalation
Audit Committee
Board[1]
Board Risk Committee
Group Chief Executive
Primary escalation
Group and Ring-Fenced Banks Risk Committee
Primary escalation
Risk Function committees and governance
Business area principal enterprise risk committees

1 Role of the Board and senior management is outlined on the ERMF diagram within the Risk Overview on **page 33**

Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Risk governance structure
Board, Executive and Risk Committees
The Group’s risk governance structure strengthens risk evaluation and management, while also positioning the Group to manage the changing regulatory environment in an efficient and effective manner.
Assisted by the Board Risk and Audit Committees, the Board approves the Group’s overall governance, risk and control frameworks and risk appetite. Refer to the corporate governance section on pages 76 to 96, for further information on Board Committees.
The sub-group, business unit (where appropriate) and functional risk committees review and recommend relevant risk appetite and monitor local risk profile and adherence to appetite.
Executive and Risk Committees
The Group Chief Executive is supported by the following:

Committees	Risk focus[1]
Group Executive Committee (GEC)	Assists the Group Chief Executive in exercising their authority in relation to material matters which have strategic, cross-business unit, cross-function or Group-wide implications.
Group and Ring-Fenced Banks Risk Committees (GRC)
Responsible for the development, implementation and effectiveness of the Group’s enterprise risk management framework, the clear articulation of the Group’s risk appetite and monitoring and reviewing of the Group’s aggregate risk exposures, control environment and concentrations of risk.

Group and Ring-Fenced Banks Asset and Liability Committees (GALCO)
Responsible for the strategic direction of the Group’s assets and liabilities and the profit and loss implications of balance sheet management actions. The Committee reviews and determines the appropriate allocation of capital, liquidity and funding, and market risk resources and makes appropriate trade-offs between risk and reward.

Group and Ring-Fenced Banks Cost Management Committees	Leads and shapes the Group’s approach to cost management, ensuring appropriate governance and process over Group-wide cost management activities and effective control of the Group’s cost base.
Group and Ring-Fenced Banks Contentious Regulatory Committees	Provides senior management oversight, challenge and accountability in connection with the Group’s engagement with contentious regulatory matters as agreed by the Group Chief Executive.
Group and Ring-Fenced Banks Strategic Delivery Committees
Responsible for driving the execution of the Group’s investment portfolio and strategic transformation agenda as agreed by the Group Chief Executive. Monitors execution performance and progress against strategic objectives. Assists in resolving issues on individual project areas and prioritisation across the Group.
Seeks to resolve challenges that require cross-Group support, ensuring appropriate funding is available.
Ensures that project performance provides value for money for the Group, and that autonomy is maintained alongside accountability for projects and platforms.

Group and Ring-Fenced Banks Disclosure Committee	Provides oversight of the accuracy, completeness and timeliness of disclosures made to the market and/or prospective investors.
Group and Ring-Fenced Banks Net Zero Committees
Provides direction and oversight of the Group’s environmental sustainability strategy, with particular focus on the net zero transition and nature strategy. Oversight of the Group’s approach to meeting external environmental commitments and targets, including the Net Zero Banking Alliance (NZBA). Recommend all
external material commitments and targets in relation to environmental sustainability.

Group and Ring-Fenced Banks Conduct Investigations Committee
Protects and promotes the Group’s conduct, values and behaviours by taking action to rectify the most serious cases of misconduct within the Group. The Committee makes decisions and recommendations
(including sanctions) on investigations which have been referred from the triage process, and oversees regular reviews to identify thematic outcomes and lessons learned, which are shared with the business.

The Group Risk Committee is supported by business unit risk committees, cross-business unit committees addressing specific matters of
Group-wide significance, and the following second line of defence Risk committees which ensure oversight of risk management:

Group Market Risk Committee
Responsible for monitoring, oversight and challenge of market risk exposures across the Group. Reviews and proposes changes to the market risk management framework, and reviews the adequacy of data quality needed for managing market risks. Issues of Group-level significance are escalated to GALCO or GFRC as required, including those held in the Group’s insurance companies.

Group Economic Crime Prevention Committee
Ensures that the Group’s economic crime risk management complies with its strategic aims, corporate responsibility, risk appetite and economic crime prevention policy. The Committee provides direction and appropriate focus on priorities to enhance the Group’s economic crime risk management capabilities in line with business and customer objectives, whilst aligning to the Group’s target operating model.

Group Financial Risk Committee (GFRC)
Responsible for overseeing, reviewing, challenging and, where relevant, making recommendations to GALCO,
GEC and/or BRC for the following matters: internal capital stress tests; all PRA and any other regulatory stress tests; reverse stress tests; ICAAP; Pillar 3; recovery plans and resolution; sign-off of level one models; annual refresh of through the cycle loss rates; Resolvability Assessment Framework; and relevant ad-hoc stress tests or other analysis as and when required by the Committee.

Group Capital Risk Committee
Provides oversight and challenge over holistic capital risk matters, focusing on Group, Ring-Fenced Bank and material subsidiaries. Reviews latest capital positions and plans, capital risk appetite proposals, early warning indicators, Capital Contingency Framework assessment and regulatory developments specific to capital.
Issues of Ring-Fenced Bank and Group-level significance are escalated to GALCO or GFRC as required.

Group Model Governance Committee
Provides debate, challenge and support of decisions relating to the Group’s model risk management policy.
Facilitating the approval of models, model changes and model-related items as required by model policy, including items related to the governance framework as a whole and its application.

Group Liquidity Risk Committee
Provides oversight, monitoring, challenge, and approval for liquidity and funding risks across the Ring-Fenced
Bank and Group. Reviews and proposes changes to the liquidity and funding risk management framework, including the ILAAP, liquidity risk appetite and internal liquidity stress testing. Issues of Ring-Fenced Bank and
Group-level significance are escalated to GALCO or GFRC as required.

1Reference to Group within the risk focus of each Committee relates to the Group and the Ring-Fenced Banks.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk decision making and reporting
Risk analysis and reporting enables better understanding of risks and returns, supporting the identification of opportunities as well as better management of risks.
An aggregate view of the Group’s overall risk profile, key risks and management actions, and performance against risk appetite,
including the Group Control and Risk Environment report, is
reported to and discussed regularly at Group Risk Committee and
Board Risk Committee.
Risk and control cycle from identification to reporting
To allow senior management to make informed risk decisions, the business follows a continuous risk management approach. This risk and control cycle, from identification to reporting, ensures that there is consistency in the approach to managing and mitigating risks impacting the Group.
The risk and control self-assessment (RCSA) process is used to identify, measure and manage operational risks across the Group.
Risks are identified and measured on an inherent basis, using a consistent quantification methodology.

Risk and control cycle

Identify

Risk identification is conducted on a continuous
basis through the use of scenario analysis which
considers the most material and emerging risks
the Group faces, and identifies and assesses
extreme, but plausible instances which may
occur.

Report	Measure

Risks are reported via appropriate Group, sub-Group
and Divisional level risk reports and committees,
allowing independent challenge by the Risk function.
When thresholds for risk appetite are breached,
committee minutes are clear on the actions and time
frames required to address the risk and bring the
exposure back within tolerance.
Risks are measured against the impact and likelihood of the risk occurring, using prescribed matrices, and are determined as to whether they satisfy the Group risk appetite.
Monitor	Manage
Proactive monitoring or testing is established to ensure that controls continue to be effective, and that the Group remains within risk appetite.
Risks are then managed with appropriate
controls or mitigation plans put in place, which
are reviewed to ensure their effectiveness. Any
risks which cannot be mitigated will then require
risk acceptance via the appropriate risk
governance.

Financial reporting risk management systems and internal
controls
Following the updated enterprise risk management framework,
financial reporting (including tax) is now recognised as a level two risk within the principal operational risk. Please see pages 196 to 198 for further detail.
The Group has a Disclosure Committee which assists the Group
Chief Executive and Chief Financial Officer in fulfilling their disclosure responsibilities under relevant listing and other regulatory and legal requirements. In addition, the Audit Committee reviews the quality and acceptability of the Group’s financial disclosures. For further information on the Audit Committee’s responsibilities relating to financial reporting see pages 100 to 103.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Exposure to risk arising from the business activities of the Group
The table below provides a high level guide to how the Group’s business activities are reflected through its risk-weighted assets (RWAs), which are calculated in accordance with prudential capital requirements. There are a number of risks that are not captured in RWAs such as pension obligation risk and interest rate risk in the banking book, which instead fall within the scope of the Group's Pillar 2A capital requirements. Furthermore the risk relating to Insurance activities is not included in this table as Insurance is subject to a different set of prudential rules (Solvency II regime). Business activities for each division are provided in the divisional results on pages 72 to 74.

At 31 December 2024	Retail £bn	Commercial Banking £bn	Insurance, Pensions and Investments[1] £bn	Equity Investments and Central Items[2] £bn	Group £bn
Risk-weighted assets (RWAs)
Credit risk	107.7	55.5	0.2	12.5	175.9
Counterparty credit risk[3]	–	6.0	–	1.1	7.1
Market risk	–	3.7	–	–	3.7
Operational risk	17.4	8.6	0.2	1.0	27.2
Total (excluding threshold)	125.1	73.8	0.4	14.6	213.9
Threshold[4]	–	–	–	10.7	10.7
Total	125.1	73.8	0.4	25.3	224.6
1As a separate regulated business, the Insurance business maintains its own solvency requirements, including appropriate management buffers, and reports directly to the Insurance
Board. Insurance does not hold any RWAs as its assets are removed from the Group’s banking regulatory capital calculations. However, in accordance with banking capital rules part of the Group’s equity investment in Insurance is included in the calculation of threshold RWAs, while the remainder is taken as a deduction from common equity tier 1 (CET1) capital.
2Equity Investments and Central Items includes the risk-weighted assets of the Group’s equity investments businesses (including Lloyds Development Capital and Lloyds Living) and
Group Corporate Treasury, in addition to other central amounts.
3Exposures relating to the default fund of a central counterparty and credit valuation adjustment risk are included in counterparty credit risk.
4Threshold RWAs reflect the proportion of significant investments and deferred tax assets that are permitted to be risk-weighted instead of deducted from CET1 capital. Significant investments primarily arise from the investment in the Group’s Insurance business.
Stress testing
Overview
Stress testing is recognised as an important risk management tool by the Boards, senior management, the businesses and the Risk and
Finance functions of all parts of the Group and its legal entities. It is fully embedded in the planning process of the Group and its key legal entities as a key activity in medium-term planning, and senior management is actively involved in stress testing activities.
Scenario stress testing is used to support:
Risk identification:
•Understanding key vulnerabilities of the Group and its key legal entities under adverse economic conditions
Risk appetite:
•Assessing the results of the stress test against the risk appetite of all parts of the Group to ensure the Group and its legal entities are managed within their risk parameters
•Setting of risk appetite by assessing the underlying risks under stress conditions
Strategic and capital planning:
•Senior management and the Boards of the Group and its key
legal entities to adjust strategies if the plan does not meet risk appetite in a stressed scenario
•The ICAAP, by demonstrating capital adequacy and meeting the requirements of regulatory stress tests that are used to inform the setting of the PRA and management buffers (see capital risk on pages 144 to 150) of the Group and its separately regulated legal entities
•The capital allocation process which feeds into business unit performance management
Risk mitigation:
•The development of potential actions and contingency plans to mitigate the impact of adverse scenarios. Stress testing also links directly to the recovery and resolution planning process of the
Group and its legal entities
Regulatory stress tests
Following the 2022/23 ACS stress test, the PRA completed a desk-
based stress test in 2024. The test evaluated the resilience of the UK banking system to two hypothetical scenarios including severe but plausible combinations of adverse shocks to the UK and global economies. The results were published in November 2024 and the report concluded the UK banking system is well capitalised,
maintains high levels of liquidity and asset quality remains strong.
The report did not publish individual bank results and the Group was not required to take any capital actions. The Bank of England has updated its approach to stress testing the UK banking system, as part of that, in 2025 the Group will participate in the PRA Bank
Capital Stress Test. Scottish Widows will participate in the 2025 Life
Insurance Stress Test.
Internal stress tests
On at least an annual basis, the Group conducts macroeconomic stress tests to highlight and understand the key vulnerabilities of the
Group’s and its legal entities’ business plans to adverse changes in the economic environment, to evaluate mitigating actions and ensure that there are adequate financial resources in the event of a downturn.
Reverse stress testing
Reverse stress testing is used to explore the vulnerabilities of the
Group’s and its key legal entities’ strategies and plans for extreme adverse events that would cause the businesses to fail. Where this identifies plausible scenarios with an unacceptably high risk, the
Group or its entities will adopt measures to prevent or mitigate that and reflect these in strategic plans.
Other stress testing activity
The Group’s stress testing programme also involves undertaking assessments of liquidity scenarios, market risk sensitivities and scenarios, and business-specific scenarios. If required, ad hoc stress testing exercises are also undertaken to assess emerging risks, as well as in response to regulatory requests. This wide-ranging programme provides a comprehensive view of the potential impacts arising from the risks to which the Group is exposed and reflects the nature, scale and complexity of the Group. In 2024, the Group also participated in the Bank of England’s System-wide exploratory scenario (SWES), to improve understanding of the behaviours of banks and non-bank financial institutions during stressed financial market conditions. The results were published at a sectorial level;
for the banking sector, this stress had minimal impact.
Lloyds Banking Group plc Annual Report and Accounts 2024

Detailed stress testing information can be found within each relevant risk in the Risk management section (capital risk page 144, insurance underwriting risk page 182, liquidity risk page 183 and market risk page 190).
Methodology
The stress tests process must comply with all regulatory
requirements, which is achieved through comprehensive scenarios and a rigorous divisional, functional, risk and executive review and challenge process, supported by analysis and insight into impacts on customers and business drivers.
All relevant business, Risk and Finance teams are involved in the delivery of analysis, and ensure the sensitivity of the business plan to each risk is well understood. The methodologies and modelling approach used for stress testing embed direct links between the macroeconomic scenarios and the drivers for each business area to give appropriate stress sensitivities. All material assumptions used in modelling are documented and justified, with a clearly
communicated review and sign-off process. Modelling is supported by expert judgement and is subject to the Group model governance policy.
Governance
Clear accountabilities and responsibilities for stress testing are assigned to senior management and the Risk and Finance functions throughout the Group and its key legal entities. This is formalised through the Group business planning and stress testing policy and procedure, which are reviewed at least annually.
The Group Financial Risk Committee (GFRC), chaired by the Chief
Risk Officer and attended by the Chief Financial Officer and other senior Risk and Finance colleagues, has primary responsibility for overseeing the development and execution of the Group’s and Ring-
Fenced Bank’s stress tests. A similar process is in place within Lloyds
Bank Corporate Markets (LBCM) and Scottish Widows for
governance of their specific results.
The review and challenge of the Group’s and Ring-Fenced Bank’s detailed stress forecasts, the key assumptions behind these, and the methodology used to translate the economic assumptions into
stressed outputs conclude with the appropriate Finance and Risk sign-off. The outputs are then presented to the GFRC and the Board
Risk Committee for review and challenge. With regulatory exercises being approved at Board Risk Committee and Board where
appropriate. There is a similar process within the LBCM for the governance of the LBCM-specific results.
Emerging and topical risks
Background and framework
Recognising emerging risks is a crucial part of the Group’s risk management strategy. It allows the Group to pinpoint key risks and opportunities, enabling proactive responses through strategic planning and effective risk mitigation. Although emerging risks are not classified as principal risks, they require strong focus to prevent potentially adverse impacts or missed opportunities.
Impacts from emerging risks on the Group’s principal risks can materialise in two ways:
•Emerging risks can impact the Group’s principal risks directly in the absence of an appropriate strategic response
•Emerging risks can be a source of new risks, dependent on the chosen response and the underlying assumptions on how given
emerging risks may manifest
Risk identification
The basis for risk identification is underpinned by horizon scanning, external research and insights, supported by collaboration between functions across the Group. The Group works closely with regulatory authorities and industry bodies to ensure that it can monitor external developments and identify and respond to the evolving landscape, particularly in relation to compliance risk. In addition, the Group engages with external experts to gain external insight and context. This activity complements and builds upon the annual strategic planning cycle and is used to identify key external trends, risks and opportunities for the Group.
The Group is continually enhancing its methods for identifying and prioritising emerging and topical risks. Throughout 2024, the Group enhanced its emerging risk methodology, further allowing greater focus on the underlying risk drivers and enabling a more granular level of assessment alongside targeted planning and mitigation activity. These improvements reflect the Group’s strategic
transformation journey, and the planned investments outlined in its business plans. The 2024 assessment has refined the emerging and topical risk themes from eight to six.
The emerging risk themes detailed in the Risk overview section on page 38 align to the current principal risks the Group is managing, many of which are continuous areas of focus. The nature of
emerging risks is expected to evolve and may require different solutions to mitigate from the measures used today. The risks also correlate, for example consumer expectations and market dynamics will be influenced by the UK economic and political environment.
Risk mitigation and monitoring
Emerging risk themes have been discussed at executive-level
committees throughout 2024, with key actions assigned to closely monitor their manifestation and potential opportunities, and in some cases, also forming part of the business planning process.
Deep dives on selected emerging risk themes are also planned for
2025.
The table below details how the Group is monitoring and mitigating against each of its emerging risk themes:

Emerging and topical risk theme	Mitigating actions
Consumer expectations and market dynamics	Regular reviews into: •Impacts caused by cost-of-living challenges •Customer proposition by business area •The Group’s strategy, including performance, key risks and external environment
Evolution of operating model
•Implementation of playbooks in the event
significant disruptive events occur, for example a
pandemic or system outages, which are refreshed
at least annually
•Strengthened measures to ensure that the Group is
prepared for significant disruption to supply chains
•Enhanced business continuity plans ahead of the
March 2025 operational resilience regulatory
deadline
•Review of the Group’s strategic workforce planning
to ensure the required skills composition

Evolution of technology, AI and cybercrime
•Continued transformation and modernisation of
our technology and infrastructure
•Deep dives completed on Generative AI, cyber risk,
IT systems risk and economic crime prevention at
Board-level committees
•Implementation of a data ethics and AI framework
within our Group data and model risk policies

Global economic and geopolitical environment
•Evaluation of the Group’s economic assumptions in
response to the macroeconomic environment
•Intelligence scanning to detect and identify triggers
and events that may impact the Group and its
operations

Regulatory agenda and expectations	•Monitoring of regulatory developments through horizon scanning activity •Engagement with regulators on key areas of focus •Oversight of the Group’s climate strategy and external sector statements
UK economic and political environment
•Evaluation of the Group’s base case economic
assumptions in response to the macroeconomic
environment
•Undertake stress tests to assess the impact of
various economic scenarios on the Group’s
performance

Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Full analysis of principal risk categories
The Group’s risk framework covers all types of risk which affect the Group and could impact on the achievement of its strategic objectives.
Detailed information relating to each principal risk is included over the following pages, 144 to 198.
F

Capital risk

Definition
Capital risk is defined as the risk that an insufficient
quantity or quality of capital is held to meet
regulatory requirements or to support business
strategy, an inefficient level of capital is held or that
capital is inefficiently deployed across the Group.
The Risk overview, on page 34, contains a summary of capital risk performance and key mitigating actions.

Financial risk indicators •CET1 ratio: 14.2 per cent (2023: 14.6 per cent) •MREL ratio: 32.2 per cent (2023: 31.9 per cent) •Total capital ratio: 19.0 per cent (2023: 19.8 per cent)

Exposures
A capital risk event arises when the Group has insufficient capital resources to support its strategic objectives and plans, and to meet both regulatory and external stakeholder requirements and
expectations. This could arise due to a depletion of the Group’s capital resources as a result of the crystallisation of any of the risks to which it is exposed, or through a significant increase in risk-
weighted assets as a result of rule changes or economic
deterioration. Alternatively a shortage of capital could arise from an increase in the minimum requirements for capital or leverage or the minimum requirement for own funds and eligible liabilities (MREL)
either at Group, Ring-Fenced Bank (RFB) sub-group or regulated entity level. The Group’s capital management approach is focused on maintaining sufficient and appropriate capital resources across all regulated levels of its structure in order to prevent such exposures while optimising value for shareholders.
Measurement

The Group maintains capital levels across all regulated entities commensurate with a prudent level of solvency to achieve
financial resilience and market confidence. To support this, capital risk appetite is calibrated by taking into consideration both an internal view of the amount of capital to hold as well as external regulatory requirements.
The Group assesses both its regulatory capital requirements and the quantity and quality of capital resources it holds to meet those requirements in accordance with the relevant provisions of the Capital Requirements Directive (CRD V) and Capital
Requirements Regulation (UK CRR). This is supplemented
through additional regulation set out under the PRA Rulebook and through associated statements of policy, supervisory
statements and other regulatory guidance.
Further details of the regulatory capital and leverage frameworks to which the Group is subject, including the means by which its capital and leverage requirements and capital resources are calculated, are provided in the Group’s Pillar 3 disclosures.
The minimum amount of total capital, under Pillar 1 of the
regulatory capital framework, is set at 8 per cent of total risk-
weighted assets. At least 4.5 per cent of risk-weighted assets are required to be met with common equity tier 1 (CET1) capital and at least 6 per cent of risk-weighted assets are required to be met with tier 1 capital. Minimum Pillar 1 requirements are supplemented by both additional minimum requirements under Pillar 2A of the
regulatory capital framework, the aggregate of which is referred to as the Group’s Total Capital Requirement (TCR), and by a number of regulatory capital buffers as described below.
Additional minimum capital requirements under Pillar 2A are set by the PRA as a firm-specific Individual Capital Requirement (ICR)
reflecting a point in time estimate, which may change over time, of the minimum amount of capital to cover risks that are not fully covered by Pillar 1, such as concentration risk, residual value risk and operational risk, and those risks not covered at all by Pillar 1, such as pension obligation risk and interest rate risk in the banking book
(IRRBB). This is set as a variable amount for Pillar 2A (being a set percentage of risk-weighted assets), with fixed add-ons for certain risk types. The Group’s Pillar 2A capital requirement at 31 December
2024 is the equivalent of around 2.6 per cent of risk-weighted assets, of which the minimum amount to be met by CET1 capital is the equivalent of around 1.5 per cent of risk-weighted assets.
The Group is also required to hold a number of regulatory capital buffers which must be met with CET1 capital.
Systemic buffers are designed to hold systemically important banks to higher capital standards, so that they can withstand a greater level of stress before requiring resolution.
•The Group is not classified as a global systemically important institution (G-SII) but has been classified as an ‘other’
systemically important institution (O-SII) by the PRA
•The O-SII buffer applies to the Group’s RFB sub-group and is set at 2.0 per cent of the RFB sub-group’s risk-weighted assets at
December 2024. This equates to 1.7 per cent of risk-weighted assets at Group level, with the difference reflecting the risk-
weighted assets of the Group that are not in the RFB sub-group and for which the O-SII buffer does not therefore apply. It is the
PRA’s policy to include this in the Group’s PRA Buffer. The latest review point under the Financial Policy Committee’s (FPC)
framework occurred during November 2024 (based upon the
average of the RFB sub-group’s quarter-end UK leverage
exposure measures over 2023) which resulted in no change to
the buffer
The capital conservation buffer (CCB) is a standard buffer of 2.5 per cent of risk-weighted assets designed to provide for losses in the event of stress.
The countercyclical capital buffer (CCyB) is time-varying and is designed to require banks to hold additional capital to remove or reduce the build-up of systemic risk in times of credit boom, providing additional loss-absorbing capacity and acting as an incentive for banks to constrain further credit growth. The amount of the buffer is determined by reference to published buffer rates for the individual countries where the Group has relevant credit exposures. The FPC sets the UK CCyB rate, which as at 31 December
2024 is set at 2 per cent. The FPC judges that the neutral rate for the UK CCyB is around 2 per cent.
Given the Group’s UK-focused business model, the Group’s CCyB at
31 December 2024 was around 1.8 per cent of risk-weighted assets.
Lloyds Banking Group plc Annual Report and Accounts 2024

As part of the Group’s capital planning process, forecast capital positions are subjected to stress testing to determine the adequacy of the Group’s capital resources against minimum requirements, including the Pillar 2A requirement. The PRA considers outputs from both the Group’s internal stress tests and Bank of England (BoE)
stress tests, in conjunction with other information, as part of the process for informing the setting of a bank-specific capital buffer for the Group, known as the PRA Buffer. The PRA requires this buffer to remain confidential.
Under previous Bank of England stress tests, the BoE has taken action to avoid an unwarranted de facto increase in capital
requirements that could result from the interaction with IFRS 9. The stress hurdle rates for banks participating in the annual cyclical scenario (ACS) stress test exercises were adjusted to recognise the additional resilience provided by the earlier provisions taken under
IFRS 9. The BoE is continuing to work towards a more enduring treatment of IFRS 9 for the purposes of future stress tests.
All buffers are required to be met with CET1 capital. Usage of the
PRA Buffer (which includes the Group’s share of the RFB sub-
group’s O-SII buffer) would trigger a dialogue between the Group and the PRA to agree what action is required whereas a breach of the combined buffer (all other regulatory buffers, as referenced above) would give rise to mandatory restrictions upon any
discretionary capital distributions. The PRA has previously
communicated its expectation that banks’ capital and liquidity buffers can be drawn down as necessary to support the real
economy through a shock and that sufficient time would be made available to restore buffers in a gradual manner.
In addition to the risk-based capital framework outlined above, the
Group is also subject to minimum capital requirements under the
UK Leverage Ratio Framework. The leverage ratio is calculated by dividing tier 1 capital resources by the leverage exposure which is a defined measure of on-balance sheet assets and off-balance sheet
items.The minimum tier 1 leverage ratio requirement under the UK
Leverage Ratio Framework is 3.25 per cent. This is supplemented by a time-varying countercyclical leverage buffer (CCLB) requirement which is determined by multiplying the Group’s CCyB rate by 35 per cent. As at 31 December 2024 the CCLB for the Group was 0.6 per
cent. An additional leverage ratio buffer (ALRB) requirement of 0.7 per cent applies to the RFB sub-group and is determined by
multiplying the RFB sub-group O-SII buffer by 35 per cent. At Group level an equivalent buffer of 0.6 per cent applies.
At least 75 per cent of the 3.25 per cent minimum leverage ratio requirement as well as 100 per cent of regulatory leverage buffers must be met by CET1 capital.
As at 31 December 2024 the leverage ratio framework did not give rise to higher regulatory capital requirements for the Group than the risk-based capital framework.
Mitigating actions
The Group has a capital management framework that includes the setting of capital risk appetite and capital planning and stress testing activities. Close monitoring of capital, leverage and MREL ratios is undertaken to ensure the Group meets regulatory
requirements and risk appetite levels and deploys its capital resources efficiently.
The Group regularly refreshes and monitors its suite of early warning indicators and maintains a Capital Contingency Framework as part of a Recovery Plan, which is designed to identify and escalate emerging capital concerns at an early stage, so that mitigating actions can be taken, if needed. For example, the Group is able to accumulate additional capital through the retention of profits over time, which can be enhanced through reducing or cancelling
proposed dividend payments and share buybacks, by raising new equity via, for example, a rights issue or debt exchange and by raising additional tier 1 or tier 2 capital securities. The cost and availability of additional capital are dependent upon market conditions and perceptions at the time.
The Group is also able to manage the demand for capital through management actions including adjusting its lending strategy, business disposals and through the efficient use of securitisations and other optimisation activity.
Capital policies and procedures are well established and subject to independent oversight.
Monitoring
The Group’s capital is actively managed and monitoring capital ratios is a key factor in the Group’s planning processes, which separately cover the RFB sub-group and key individual banking entities. Multi-year base case forecasts of the Group’s capital position, based upon the Group’s operating plan, are produced at least annually to inform the Group’s capital plan whilst shorter-term forecasts are more frequently undertaken to understand and
respond to variations of the Group’s actual performance against the plan. The Group’s capital plan is tested for capital adequacy using relevant stress scenarios and sensitivities covering adverse economic conditions as well as other adverse factors that could impact the
Group.
Regular monitoring of the capital position is undertaken by a range of committees, including Group Capital Risk Committee (GCRC),
Group Financial Risk Committee (GFRC), Group and Ring-Fenced
Banks Asset and Liability Committees (GALCO), Group and Ring-
Fenced Banks Risk Committees (GRC), Board Risk Committee
(BRC) and the Board. This includes reporting of actual ratios against risk appetite, base case and stress scenario projected ratios, and review of early warning indicators and assessment against the
Capital Contingency Framework.
The regulatory capital framework within which the Group operates continues to evolve and further detail on this is provided in the
Group’s Pillar 3 disclosures. The Group continues to monitor prudential developments very closely, analysing the potential capital impacts to ensure that, through organic capital generation and management actions, the Group continues to maintain a strong capital position that exceeds both minimum regulatory
requirements and the Group’s risk appetite and is consistent with market expectations.
Target capital ratios
The Board’s view of the ongoing level of CET1 capital required by the
Group to grow the business, meet current and future regulatory requirements and cover economic and business uncertainties is
c.13.0 per cent which includes a management buffer of around 1 per cent. This takes into account, amongst other considerations:
•The minimum Pillar 1 CET1 capital requirement of 4.5 per cent of risk-weighted assets
•The Group’s Pillar 2A CET1 capital requirement, set by the PRA, which is the equivalent of around 1.5 per cent of risk-weighted assets
•The Group’s countercyclical capital buffer (CCyB) requirement which is around 1.8 per cent of risk-weighted assets
•The capital conservation buffer (CCB) requirement of 2.5 per cent of risk-weighted assets
•The Ring-Fenced Bank (RFB) sub-group’s other systemically
important institution (O-SII) buffer of 2.0 per cent of risk-
weighted assets, which equates to 1.7 per cent of risk-weighted assets at Group level
•The Group’s PRA Buffer, set after taking account of the results of any PRA stress tests and other information, as well as outputs from the Group’s own internal stress tests. The PRA requires this buffer to remain confidential
•The likely performance of the Group in various potential stress scenarios and ensuring capital remains resilient in these
•The economic outlook for the UK and business outlook for the
Group
•The desire to maintain a progressive and sustainable ordinary dividend policy in the context of year to year
earnings movements
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Capital returns
The Group has in place a progressive and sustainable ordinary dividend policy which allows for flexibility to return surplus capital to shareholders through share buybacks or special dividends.
Surplus capital represents capital over and above the amount management wish to retain to grow the business, meet current and future regulatory requirements and cover uncertainties. The amount of required capital may vary from time to time depending on
circumstances and by its nature there can be no guarantee that any return of surplus capital will be made.
Given the Group’s robust financial performance and strong capital position at the year end, the Board has recommended a final
ordinary dividend of 2.11 pence per share. This is in addition to the interim ordinary dividend of 1.06 pence per share that was
announced as part of the 2024 half-year results and paid in
September 2024. The total ordinary dividend for the year is
therefore 3.17 pence per share. The Group also intends to
implement a share buyback programme of up to £1.7 billion which will commence as soon as is practicable and is expected to be completed by 31 December 2025.
The Board remains committed to future capital returns. Going forward, the Board intends to maintain its progressive and
sustainable ordinary dividend policy alongside further returns of surplus capital at the end of the year as appropriate. The Board will continue to give due consideration at year end to the size of the final dividend payment and to the return of any surplus capital based upon the circumstances at the time.
The ability of the Group to pay a dividend is also subject to constraints including the availability of distributable reserves, legal and regulatory restrictions and the Group’s financial and operating performance.
Distributable reserves are determined as required by the Companies
Act 2006 by reference to a company’s individual financial
statements. At 31 December 2024 Lloyds Banking Group plc (‘the
Company’) had accumulated distributable reserves of
approximately £13 billion. Substantially all of the Company’s merger reserve is available for distribution under UK company law as a result of transactions undertaken to recapitalise the Company in
2009.
Lloyds Banking Group plc acts as a holding company which also issues capital and other securities to capitalise and fund the activities of the Group. The profitability of the holding company, and its ability to sustain dividend payments, is therefore dependent upon the continued receipt of dividends and interest from its main operating subsidiaries, including Lloyds Bank plc (the Ring-Fenced
Bank), Lloyds Bank Corporate Markets plc, LBG Equity Investments
Limited and Scottish Widows Group Limited (the Insurance
business). The principal operating subsidiary is Lloyds Bank plc which, at 31 December 2024, had a consolidated CET1 capital ratio that exceeded minimum regulatory requirements and internal risk appetite levels. A number of Group subsidiaries, principally those with banking and insurance activities, are subject to regulatory capital requirements which require minimum amounts of capital to be maintained relative to their size and risk. The Group actively manages the capital of its subsidiaries, which includes monitoring the regulatory capital ratios for its banking and insurance
subsidiaries and, on a consolidated basis, the RFB sub-group against approved risk appetite levels. The Group operates a formal capital management policy which requires all subsidiary entities, subject to agreement by their governing bodies, to remit surplus capital to their parent companies.
Minimum requirement for own funds and eligible liabilities
(MREL)
Global systemically important banks (G-SIBs) are subject to an international standard on total loss absorbing capacity (TLAC). The standard is designed to enhance the resilience of the global financial system by ensuring that failing G-SIBs have sufficient capital to absorb losses and recapitalise under resolution, whilst continuing to provide critical banking services.
In the UK, the Bank of England has implemented the requirements of the international TLAC standard through the establishment of a framework which sets out MREL. The purpose of MREL is to require firms to maintain sufficient own funds and eligible liabilities that are capable of credibly bearing losses or recapitalising a bank whilst in resolution. MREL can be satisfied by a combination of regulatory capital and certain unsecured liabilities (which must be subordinate to a firm’s operating liabilities).
Although the Group is not classified as a G-SIB it is subject to the
Bank of England’s MREL framework, including the statement of policy on MREL (the ‘MREL SoP’) which requires the Group to
maintain a minimum level of MREL resources.
Under the requirements of the framework, the Group operates a single point of entry (SPE) resolution strategy, with Lloyds Banking
Group plc as the designated resolution entity.
Applying the MREL SoP to minimum capital requirements at
31 December 2024, the Group’s MREL, excluding regulatory capital and leverage buffers, is the higher of 2 times Pillar 1 plus 2 times
Pillar 2A, equivalent to 21.3 per cent of risk-weighted assets, or
6.5 per cent of the UK leverage ratio exposure measure.
In addition, CET1 capital cannot be used to meet both MREL and capital or leverage buffers.
Internal minimum requirements for own funds and eligible liabilities
(Internal MREL) also apply to the Group’s material sub-groups and entities, being the RFB sub-group, Lloyds Bank plc, Bank of Scotland plc and Lloyds Bank Corporate Markets plc.
Analysis of pro forma CET1 capital position
The Group’s pro forma CET1 capital ratio at 31 December 2024 was
13.5 per cent (31 December 2023: 13.7 per cent pro forma), in line with guidance. Capital generation during the year was 148 basis points.
Excluding the provision for motor finance commission arrangements, capital generation was 177 basis points, in line with guidance. Capital generation reflects robust banking build and the interim half-year and full-year dividends received from the Insurance business in June 2024
(£200 million) and February 2025 (£100 million) respectively, partially offset by risk-weighted asset increases and other movements, including 15 basis points relating to the foreign exchange translation loss following the US dollar AT1 capital instrument redemption in
June. Regulatory headwinds of 27 basis points in the year reflect an adjustment for part of the impact of the Retail secured CRD IV increases and the reduction in the transitional factor applied to
IFRS 9 dynamic relief on 1 January 2024. There was a further 29 basis points resulting from a provision relating to the potential impacts of motor finance commission arrangements. The impact of the interim ordinary dividend paid in September 2024 and the accrual for the recommended final ordinary dividend equates to 91 basis points, with a further 80 basis points to cover the accrual for the announced ordinary share buyback programme of up to £1.7 billion.
The full impact of the share buyback will be accrued for through the
Group’s actual capital position during the first quarter of 2025.
Excluding the Insurance dividend received in February 2025 and the full impact of the announced ordinary share buyback programme, the Group's CET1 capital ratio at 31 December 2024 was 14.2 per cent (31 December 2023: 14.6 per cent).
Lloyds Banking Group plc Annual Report and Accounts 2024

Capital resources (audited) and MREL resources (unaudited)
An analysis of the Group’s capital position and MREL resources as at 31 December 2024 is presented in the following table. This reflects the application of the transitional arrangements for IFRS 9. The Group’s Pillar 3 disclosures provide a comprehensive analysis of the own funds of the Group.

	At 31 Dec 2024 £m	At 31 Dec 2023[1] £m
Common equity tier 1: instruments and reserves
Share capital and share premium account	24,782	24,926
Banking retained earnings[2]	19,582	19,000
Banking other reserves[2]	2,786	3,136
Adjustment to retained earnings for foreseeable dividends	(1,276)	(1,169)
	45,874	45,893
Common equity tier 1: regulatory adjustments
Cash flow hedging reserve	3,755	3,766
Goodwill and other intangible assets	(5,679)	(5,731)
Prudent valuation adjustment	(354)	(417)
Excess of expected losses over impairment provisions and value adjustments	(270)	–
Removal of defined benefit pension surplus	(2,215)	(2,653)
Significant investments[2]	(5,024)	(4,975)
Deferred tax assets	(4,025)	(4,048)
Other regulatory adjustments	(83)	62
Common equity tier 1 capital	31,979	31,897

Additional tier 1: instruments
Other equity instruments	6,170	6,915
Additional tier 1: regulatory adjustments
Significant investments[2]	(800)	(1,100)
Total tier 1 capital	37,349	37,712

Tier 2: instruments and provisions
Subordinated liabilities	6,366	6,320
Eligible provisions	–	371
Tier 2: regulatory adjustments
Significant investments[2]	(964)	(964)
Total capital resources (audited)	42,751	43,439

Ineligible AT1 and tier 2 instruments[3]	(94)	(139)
Amortised portion of eligible tier 2 instruments issued by Lloyds Banking Group plc	891	1,113
Other eligible liabilities issued by Lloyds Banking Group plc[4]	28,675	25,492
Total MREL resources (unaudited)	72,223	69,905

Risk-weighted assets (unaudited)	224,632	219,130

Common equity tier 1 capital ratio (unaudited)	14.2%	14.6%
Tier 1 capital ratio (unaudited)	16.6%	17.2%
Total capital ratio (unaudited)	19.0%	19.8%
MREL ratio (unaudited)	32.2%	31.9%
1 Restated for presentational changes.
2In accordance with banking capital regulations, the Group’s Insurance business is excluded from the scope of the Group’s capital position. The Group’s investment in the equity and other capital instruments of the Insurance business are deducted from the relevant tier of capital (‘Significant investments’), subject to threshold regulations that allow a portion of the equity investment to be risk-weighted rather than deducted from capital. The risk-weighted portion forms part of threshold risk-weighted assets.
3Instruments not issued out of the holding company.
4Includes senior unsecured debt.
Total capital requirement
The Group’s total capital requirement (TCR) as at 31 December 2024, being the aggregate of the Group’s Pillar 1 and Pillar 2A capital requirements, was £23,907 million (31 December 2023: £23,322 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Movements in CET1 capital resources
The key movements are set out in the table below.

Common equity tier 1 £m
At 31 December 2023	31,897
Banking business profits[1]	4,765
Movement in foreseeable dividend accrual[2]	(107)
Dividends paid out on ordinary shares during the year	(1,828)
Adjustment to reflect full impact of share buyback	(2,011)
Dividends received from the Insurance business[3]	450
IFRS 9 transitional adjustment to retained earnings	(159)
Excess regulatory expected losses	(270)
Redemption of other equity instruments	(316)
Distributions on other equity instruments	(498)
Other movements	56
At 31 December 2024	31,979
1Under banking capital regulations, profits made by Insurance are removed from CET1 capital. However, when dividends are paid to the Group by Insurance these are recognised through CET1 capital.
2Reflects the reversal of the brought forward accrual for the final 2023 ordinary dividend, net of the accrual for the final 2024 ordinary dividend.
3Received in February 2024 and June 2024.
The Group’s CET1 capital ratio reduced to 14.2 per cent at 31 December 2024 from 14.6 per cent at 31 December 2023, with the increase in
CET1 capital resources more than offset by the increase in risk-weighted assets.
CET1 capital resources increased by £82 million, with banking business profits for the year and the receipt of dividends paid up by the
Insurance business offset by:
•The interim ordinary dividend paid in September 2024, the accrual for the final 2024 ordinary dividend of 2.11 pence per share and distributions on other equity instruments
•The recognition of the full capital impact of the ordinary share buyback programme announced as part of the Group’s 2023 year end results, which completed in November 2024
•The recognition of a foreign exchange translation loss upon the redemption of a US dollar denominated AT1 capital instrument in June
2024
The IFRS 9 transitional arrangements for dynamic relief amounted to £13 million (31 December 2023: £196 million) through CET1 capital.
The transitional arrangements ended on 1 January 2025.
Movements in total capital and MREL
The Group’s total capital ratio reduced to 19.0 per cent at 31 December 2024 (31 December 2023: 19.8 per cent), reflecting reductions in both Additional Tier 1 and Tier 2 capital and the increase in risk-weighted assets, partly offset by the increase in CET1 capital. The reduction in Additional Tier 1 capital reflects redemptions, including the US dollar AT1 capital instrument redeemed in June 2024, offset in part by a new issuance and a reduction in the Group’s significant investment in instruments issued by the Insurance business following a redemption by the Insurance business as it sought to refine its capital structure. The reduction in Tier 2 capital primarily reflects the impact of regulatory amortisation on instruments, interest rate movements and a reduction in eligible provisions recognised through Tier 2 capital, partially offset by new issuances.
The MREL ratio increased to 32.2 per cent at 31 December 2024 (31 December 2023: 31.9 per cent) largely reflecting the increase in other eligible liabilities driven by new issuances, net of calls and maturities. This was partly offset by the reduction in total capital resources and the increase in risk-weighted assets.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk-weighted assets

	At 31 Dec 2024 £m	At 31 Dec 2023 £m
Foundation Internal Ratings Based (IRB) Approach	43,366	44,504
Retail IRB Approach	90,567	85,459
Other IRB Approach[1]	21,878	20,941
IRB Approach	155,811	150,904
Standardised (STA) Approach[1]	22,532	22,074
Credit risk	178,343	172,978
Securitisation	8,346	8,958
Counterparty credit risk	6,561	5,847
Credit valuation adjustment risk	485	689
Operational risk	27,183	26,416
Market risk	3,714	4,242
Risk-weighted assets	224,632	219,130
of which: threshold risk-weighted assets[2]	10,738	11,028
1Threshold risk-weighted assets are included within Other IRB Approach and Standardised (STA) Approach.
2Threshold risk-weighted assets reflect the element of significant investments and deferred tax assets that are permitted to be risk-weighted instead of being deducted from CET1 capital. Significant investments primarily arise from the investment in the Group’s Insurance business.
Risk-weighted assets increased by £5.5 billion in the year to £224.6 billion at 31 December 2024 (31 December 2023: £219.1 billion), in line with guidance. This reflects the impact of lending growth, Retail secured CRD IV increases and other movements, partly offset by optimisation including capital efficient, net present value positive securitisation activity.
Leverage ratio
The table below summarises the component parts of the Group’s leverage ratio.

	At 31 Dec 2024 £m	At 31 Dec 2023 £m
Total tier 1 capital	37,349	37,712
Exposure measure
Statutory balance sheet assets
Derivative financial instruments	24,065	22,356
Securities financing transactions	69,941	56,184
Loans and advances and other assets	812,691	802,913
Total assets	906,697	881,453
Qualifying central bank claims	(62,396)	(77,625)
Deconsolidation adjustments[1]
Derivative financial instruments	563	585
Loans and advances and other assets	(191,551)	(178,552)
Total deconsolidation adjustments	(190,988)	(177,967)
Derivatives adjustments	(6,254)	(4,896)
Securities financing transactions adjustments	3,351	2,262
Off-balance sheet items	40,186	40,942
Amounts already deducted from tier 1 capital	(12,395)	(12,523)
Other regulatory adjustments[2]	(4,127)	(4,012)
Total exposure measure	674,074	647,634
Average exposure measure[3]	689,726

UK leverage ratio	5.5%	5.8%
Average UK leverage ratio[3]	5.5%

Leverage exposure measure (including central bank claims)	736,470	725,259
Leverage ratio (including central bank claims)	5.1%	5.2%

Total MREL resources	72,223	69,905
MREL leverage ratio	10.7%	10.8%
1Deconsolidation adjustments relate to the deconsolidation of certain Group entities that fall outside the scope of the Group’s regulatory capital consolidation, primarily the Group’s
Insurance business.
2Includes adjustments to exclude lending under the Government’s Bounce Back Loan Scheme (BBLS).
3The average UK leverage ratio is based on the average of the month end tier 1 capital position and average exposure measure over the quarter (1 October 2024 to 31 December 2024).
The average of 5.5 per cent compares to 5.5 per cent at the start and 5.5 per cent at the end of the quarter.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Analysis of leverage movements

Climate risk

Definition
The Group defines climate risk as the risk from the
impacts of climate change and the transition to net
zero (‘inbound risk’), or a result of the Group’s
response to tackling climate change and supporting
the transition to net zero (‘outbound risk’).
The Risk overview, on page 34, contains a summary of climate risk performance and key mitigating actions.

The Group’s UK leverage ratio reduced to 5.5 per cent (31 December
2023: 5.8 per cent) reflecting the reduction in the total tier 1 capital position and the increase in the leverage exposure measure
following lending growth and increases across securities financing transactions and other assets (excluding central bank claims). The average leverage exposure measure reflected higher levels of securities financing transactions during the quarter.
Stress testing
The Group undertakes a wide-ranging programme of stress testing, providing a comprehensive view of the potential impacts arising from the risks to which the Group and its key legal entities are exposed. One of the most important uses of stress testing is to assess the resilience of the operational and strategic plans of the
Group and its legal entities to adverse economic conditions and other key vulnerabilities. As part of this programme the Group participated in the PRA desk-based stress test in 2024. The test evaluated the resilience of the UK banking system to two
hypothetical scenarios including severe but plausible combinations of adverse shocks to the UK and global economies. Both scenarios had House Price Index (HPI) falls of 28 per cent, Commercial Real
Estate (CRE) falls of 35 per cent and an increase in unemployment of 4.7 per cent. One scenario tested a Base Rate peak of 9 per cent whilst the other explored a Base Rate reduction to 0.1 per cent. The results were published in November 2024 and the report concluded the UK banking system is well capitalised, maintains high levels of liquidity and asset quality remains strong. The report did not publish individual Bank results and the Group was not required to take any capital actions. The Bank of England has updated its approach to stress testing the UK banking system and, as part of that, in 2025 the Group will participate in the PRA Bank Capital Stress Test.
G-SIB indicators
Although the Group is not classified as a Global Systemically
Important Bank (G-SIB) at 31 December 2024, by virtue of the
Group’s leverage exposure measure exceeding €200 billion the
Group is required to report G-SIB indicator metrics to the PRA. The
Group’s indicator metrics used within the 2024 Basel G-SIBs annual exercise will be disclosed at the end of April 2025 and the results are expected to be made available by the Basel Committee later this year.
Insurance business
The business transacted by the insurance companies within the
Group comprises both life insurance business and general insurance business. Life insurance comprises unit-linked, non-profit and With-
Profits business.
Scottish Widows Limited (SW Ltd) holds the only With-Profits funds managed by the Group. The UK insurance companies within the
Group are regulated by the PRA. SW Ltd’s European insurance
subsidiary is regulated by the CAA.
The Solvency II regime for insurers and insurance groups came into force from 1 January 2016 and was most recently updated in
December 2024 as part of the Solvency UK reforms. Insurance is required to calculate solvency capital requirements and available capital on a risk-based approach. Insurance calculates regulatory capital on the basis of an internal model, which has been
approved by the PRA.
The minimum required capital must be maintained at all times throughout the year. These capital requirements and the capital available to meet them are regularly estimated in order to ensure that capital requirements are being met. The capital position of the Group’s insurance businesses is reviewed on a regular basis by the Insurance, Pensions and Investments Executive Committee.
All minimum regulatory requirements of the insurance companies have been met during the year.
Embedding
Climate risk continues to be a principal risk, recognising the importance of the topic as it progresses toward being fully
embedded. However, the approach is less mature compared to the
Group’s other principal risks and continues to evolve. Climate risk also differs from other risks, as it can materialise through inbound risk, outbound risk or potentially both:
•Inbound risk: impacts of a risk on the Group’s balance sheet, which can lead to a financial loss. Managing inbound risks is critical to mitigate this potential impact, including supporting customers to be aware of potential risks. Examples include
property devaluation, relied on as collateral, from physical and transition risks and extreme weather events increasing insurance losses
•Outbound risk: impacts of the Group’s balance sheet or activity on the environment driven by our strategy or purpose. Examples include the insufficient consideration of climate risk in external disclosure, or external perception of the Group’s actions, claims and disclosures
Understanding the potential impacts from climate risk on the Group and other stakeholders continues to develop through our evolving approach to double materiality across a range of sustainability risks, including climate risk. See page 49 for more information on how the
Group considers materiality.
The Group’s climate risk policy provides an overarching framework for managing climate risks. This aims to ensure awareness of key climate-related risks across the different areas of the Group, and that appropriate processes and controls are in place to mitigate these risks. The policy includes requirements for governance, scenario analysis and management of climate risks, as well as governance requirements for different aspects of the Group’s net zero strategy. Activity across the Group to meet these requirements is actively monitored, including through the development of the
Group’s climate risk profile.
The impacts from climate risk largely manifest through other principal risks. Therefore, the Group aims to ensure that
consideration of climate risk is reflected within its approach for managing other principal risks.
Exposures
Climate risks arise through two channels, physical and transition risks, with various methods used to help identify and assess the
Group’s potential exposure.
Examples of how the Group seeks to understand physical risks include identifying areas at high risk of flooding and assessing our potential exposure to flood risk across our mortgage and insurance portfolios. Flood risk and coastal erosion is discussed in more detail in the Group’s sustainability report 2024 on page 133.
Lloyds Banking Group plc Annual Report and Accounts 2024

Examples of how the Group seeks to understand transition risks include:
•For Commercial Banking lending, the Group’s ESG tool assesses exposure to the impact of climate risk for specific customers as part of the credit decisioning process
•For Retail lending, energy efficiency is assessed for the Homes portfolio via energy performance certificates (EPC)
•Scottish Widows analysis of impact of transition risk upon
equities is detailed within the sustainability report 2024 on

Transition risks have been assessed to have more short to medium term impacts, although are particularly dependent on the extent of government policies to meet climate commitments on limiting
future global warming. However, current modelling approaches suggest significant impacts relating to physical risks will be longer term, although there are industry-wide weaknesses in determining the economic impact of physical risk. Addressing these gaps might increase the estimated impact of physical risk and potentially reduce the estimated timeframe to manifest.
The Group has identified the sectors at increased risk from the impacts of climate change and continues to monitor its loans and advances to customers in these sectors, see page 80 in the Group’s sustainability report 2024.
Taken together, these assessments, supported by consideration of the risks relating to the Group’s response to managing these, inform the key climate-related risks at Group level, with input from other entities to capture any material risks not reflected. The table on page 51 provides a high-level overview of the Group’s key climate risks, alongside other wider sustainability risks and opportunities.
This considers the cross-cutting impacts across other principal risks in the Group’s ERMF. A similar exercise has been carried out for
Scottish Widows, as outlined on page 136 in the Group’s
sustainability report 2024.
The materiality of the Group’s key climate risks reflects their potential impact on the Group, as a key component of the ERMF, all risks, including climate risk are assessed against a matrix with impact and likelihood axes. Several factors are assessed to
determine the materiality of impacts.
These impacts are considered on an ongoing basis, with formal assessment at least annually or driven more frequently by numerous triggers. This assessment is supported by horizon scanning of climate-related developments and additional quantitative and qualitative analysis, such as scenario analysis results.
Measurement
The Group undertakes a number of different activities to measure the impact of the key inbound and outbound risks relating to climate change.
From an outbound perspective, the Group measures its emissions relating to activities across Bank finance, Scottish Widows’
investments, supply chain and its own operations. This provides a view on the impact of the Group’s activities, as well as identifying areas where the Group can most effectively reduce emissions to support the transition to net zero. Further detail on the approach for each of these areas is provided on pages 4 to 40 in the Group’s sustainability metrics basis of reporting 2024.
From an inbound perspective, the levels of climate risk impacting different areas of the Group are measured through a variety of metrics and approaches. In general, quantifying the impact of the risks associated with climate change requires scenario analysis particularly given the different potential outcomes and time horizons over which the risks may manifest. This is explored further in the following sub-section, however, there are some areas where consideration of climate-related risks is already embedded,
reflecting the relative certainty of impacts resulting from these risks.
For example:
•Within the Home Insurance business there is a dedicated
weather modelling team
•For the UK Motor Finance portfolio, the transition from internal combustion engines (ICE) to electric vehicles (EVs) is a key consideration in measuring residual value risk (see page 164 for credit performance of UK Motor Finance)
Scenario analysis
The Group continues to develop its climate scenario analysis capabilities to inform analysis of climate risks, as well as to help shape the Group’s strategy to reflect climate opportunities and assess its resilience. Subsequent analysis has focused on
understanding the areas of the Group most impacted by climate change, as well as assessing the impact from key climate-related risks.
Separate assessments have been undertaken for the Group’s
Commercial Banking lending and Scottish Widows investments
portfolios to identify the sectors most exposed to climate transition risks. Whilst climate modelling is still relatively immature, the Group has deliberately trialled different approaches in order to understand where modelled outputs provide consistent messages with each other, or where they disagree and further exploration is needed.
For Scottish Widows’ investments, the analysis focused on the impact of climate risk on broadly defined sectors. The conclusions from this work on the overall ranking of sector sensitivities to transition risk align with the Commercial Banking lending portfolio summary below.
The following chart analyses climate risk for a benchmark of sectors using data from Planetrics, a McKinsey & Company solution1. This data focuses on listed companies and provides a European and
North American benchmark view of each sector and is not specific to the Group’s portfolio.
The estimated financial impacts from transition risk are modelled for each entity.
The relative difference between this climate estimate and a baseline provides an indicative foresight view of discounted cashflow reflecting transition risks to 2050 and physical risks to 2080. These entity-level Net Present Value (NPV) differences are aggregated to provide a view aligned to lending sectors with increased transition risk in the NGFS Phase IV Net Zero 2050 scenario.

NPV impacts in Net Zero 2050 scenario
1This chart represents the Group’s own selection of applicable scenarios that is applied to a wide set of public companies (larger than the Group’s own portfolio). The Group is responsible for all assumptions in its scenario selection, resulting findings, conclusions and decisions. McKinsey & Company is not an investment adviser and has not provided any investment advice.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
This is broadly comparable with the results obtained from previous
NGFS Phases, with two main comments:
•The 2nd quartiles have shifted slightly left, indicating a worsening view – which is consistent with the increasing assumptions
required for later versions of the Net Zero 2050 scenario given lack of transition developments in the meantime
•Automobile manufacturing sector outlook has improved
significantly as NGFS pathway updates reflect the switch from
ICE to EV production already witnessed
Results of scenario analysis undertaken continue to support the conclusion that the Group has a relatively low Commercial Banking lending exposure to sectors which experience the most significant negative impacts when compared to exposure across those sectors with lower expected impacts. See page 174 for further detail of the
Group’s lending by sector.
Climate risks also transmit via traded assets and the Group has undertaken climate scenario analysis across three bespoke climate scenarios, to understand the impact of very short-term market risk factor shocks stemming from both physical and transition risks.
Resulting stressed valuations fell within existing stress test framework outcomes demonstrating the resilience of existing risk management approaches.
In 2024, the Group has explored the effects of policy tightening leading to significant increases in expectations for managing sustainability. A scenario exercise was undertaken to assess the potential financial impacts of a regulatory enquiry, stemming from observed market failings, on processes associated to green and sustainable products and services relevant to the Group’s
Commercial Banking lending activities. The scenario analysis identified actions to further enhance the robustness of internal controls to mitigate the risks of greenwashing.
The use of scenario analysis in assessing the impact of climate related change on credit quality in expected credit losses (ECL) saw improvements in both quantification and granularity for the 2024 assessment. Retail and commercial loan portfolios were assessed for both transition and physical risks.
For transition risk, the quantitative assessment was extended to the entire residential real estate portfolio and now assessed at account level for sensitivity to affordability stress arising from changes in energy efficiency regulations. Physical risk assessments were extended from flood risk to include coastal erosion risk for residential real estate.
For Commercial Banking lending, a top-down sector level approach used to estimate impacts, was updated to use the latest available
NGFS scenarios. The approach combines sector level NPV impact estimates, NGFS Gross Domestic Product (GDP) pathways, historic impairment data and other inputs, to assess the impact of physical and transition risks.
All the individual portfolio assessments fell below materiality thresholds and, hence, the overall impact continues to be
immaterial. The approach and outcomes are described in more
detail in note 21 to the consolidated financial statements on page 282.
Mitigating actions
The Group manages climate-related risk in different ways across the four key areas of climate risk identified (net zero, disclosures, greenwashing and physical and transition risks). The following sections provide an overview of the Group’s mitigation approach, including the relevant cross-cutting impacts across each of these themes.
Net zero
The Group has continued to develop action plans across its systems-
led approach. The Group’s climate transition plan sets out the steps it will take to reduce emissions to net zero for its own operations and supply chain, as well as the emissions associated with its lending and investments portfolios. Progress against these ambitions is monitored through the Group Net Zero Committee on a quarterly basis and the outputs from this have been used to measure the
Group’s risk appetite for climate risk. For further details, please see the Group’s sustainability report 2024 on page 68.
Disclosures
The Group’s external disclosures are subject to a robust governance process, including appropriate legal review. This includes an assessment of the relevant regulatory requirements, particularly to ensure alignment with Climate-related Financial Disclosures
requirements (CFD) and Task Force on Climate-related Financial
Disclosures (TCFD) recommendations. External disclosures will continue to progress in line with the changing regulatory landscape, and the Group will ensure suitable controls remain in place as these develop. A number of topics are being introduced this year aiming to support early compliance of the requirements of ISSB IFRS S1 and
S2 expected to be endorsed by the Government in 2025.
Greenwashing
The Group is enhancing its controls and processes in relation to greenwashing, aiming to ensure communications are clear, fair and not misleading. The Group is committed to investigating any
challenge or suggestion of greenwashing and feeding any learnings into enhancing the control framework. Approaches the Group takes to support transparency, accuracy and appropriateness of products, communications and disclosures include:
•External legal review on the suitability of content within the
Group’s sustainability report and annual report and accounts, endeavouring to support clear and accurate disclosures
•Scottish Widows ESG Claims Framework, requiring first line
teams to assess ESG claims prior to publication of
communications to ensure any claims are accurate, clear, not misleading and can be substantiated
•Group product policy aligned to Consumer Duty and focus on
customer outcomes
•Dedicated ESG guidance to support product governance
processes
Lloyds Banking Group plc Annual Report and Accounts 2024

Physical and transition risks
Physical and transition risks can impact different areas of the Group in different ways, some of the key areas are elaborated on below.
Commercial Banking and Retail lending
For the Group’s Commercial Banking and Retail lending this could manifest in potential devaluation of property or collateral or a reduction in clients creditworthiness or affordability. The Group continues to integrate climate risk in its credit process, in addition to wider ESG considerations, with continued progress in 2024. This is through a credit risk integration strategy, which includes the
Group’s ESG credit risk framework and policies, development of an
ESG risk indicator framework at sector level helping to inform lending decisions as well as portfolio and case management.
Key developments in 2024 for assessing climate-related credit risks include:
•Transition risk assessments across Commercial Banking lending have been enhanced, including updating of the assessment
criteria, incorporating methodology from our credible transition plan work, expanding into key net zero sectors: SME agriculture and commercial and residential real estate
•Retail credit decisioning has EPC controls for new and existing lending for buy-to-let, and property specific transition costs considered as part of the residential affordability assessment
•The mortgage origination stage requires a physical inspection for all properties exposed to increased flood and coastal erosion risk
Further detail on management of climate-related and ESG credit risks is provided on page 125 of the Group’s sustainability report
2024.
Home insurance
Provision of household insurance can be impacted by both physical and transition risks, in particular, the potential for underwriting and insurance risks arising from climate change, such as increased frequency and severity of extreme weather events. Given the short-
term nature of home insurance policies, the Group is able to update its view of risk regularly and change its approach as risks develop.
This helps mitigate the long-term exposure to climate risks. The
Group aims to support customers in improving the resilience of their homes, including reaching out ahead of extreme weather events providing elements of advice and guidance on how to protect
themselves and their homes.
Investments
To help manage possible impacts of physical and transition risk in the value or availability of assets, the Group has various controls in place including due diligence around the selection and oversight of our external fund managers, including around ESG factors. The investments team has dedicated fund investment leads who are responsible for all aspects of oversight, including review of climate-
related risks and ESG factors and related data supplied by external fund managers. The Group also utilises the ESG Tool as part of its credit risk assessment process.
Own operations and supply chain
Climate risk is embedded in the Group’s approach for managing operational resilience, as one of the key drivers within the Group strategy, considering the impact on and from climate as part of ensuring its operations remain resilient. Climate-related impacts could affect operational resilience through properties, IT systems, people and third party suppliers and create disruption to services.
The Group has processes in place to consider the resilience of its property in relation to physical risks, particularly focused on its offices, data centres and branch network, to minimise the risk of service disruption. Insurers periodically highlight the Group’s buildings that are subject to high flood risk. These sites are then surveyed in detail to quantify that risk and determine appropriate flood defence mitigation. The Group proactively monitors the temperature and humidity in its data centres, with root cause analysis undertaken for any incidents to identify any local climate issues and remediate. Additionally, resilient tech rooms have been created where power, temperature and humidity are robustly
controlled.
The Group expects its third party suppliers to review their business continuity plans and recovery strategies, ensuring these are appropriately updated to mitigate potential risks posed by climate change, to ensure continued provision of service and appropriate consideration of environmental sustainability related to their activities.
Monitoring
The Group ensures visibility and awareness of climate risks wherever they present themselves across its risk profile, with regular reporting and tracking of any identified risks. Management information across a range of themes is regularly assessed to provide insight into and oversight of management of climate risk, together with tracking of associated action plans and identification of triggers for
reassessment. This follows appropriate Risk governance, across the relevant business units and is reported on a regular basis through the Group Control and Risk Environment report. This provides insight into any changes to risk profiles together with a rationale for awareness and scrutiny by senior leaders.
The Group also closely monitors climate-related regulatory
developments to ensure our approach meets evolving expectations.
This includes understanding the current relevant requirements, monitoring the Group’s activity and progress against expectations, for example Dear CEO and CFO letters, as well as horizon scanning for new developments, such as how the ISSB IFRS disclosure
standards are adopted in the UK. The Group also seeks to include and map regulatory obligations within its risk and control profile in support of compliance traceability.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued

Compliance risk

Definition
The risk of financial penalties, regulatory censure,
criminal or civil enforcement action or customer
detriment as a result of failure to identify, assess,
correctly interpret, comply with, or manage
regulatory and/or legal requirements.
Level two risks
Regulatory, Legal
The Risk overview, on page 35, contains a summary of compliance risk performance and key mitigating actions.

Conduct risk

Definition
The risk of the Group’s activities, behaviours,
strategy or business planning, having an adverse
impact on outcomes for customers, undermining the
integrity of the market or distort competition, which
could lead to regulatory censure, reputational
damage or financial loss.
Level two risks
Colleague, Customer, Market
The Risk overview, on page 35, contains a summary of conduct risk performance and key mitigating actions.

Exposures
The Group does not tolerate non-adherence to regulatory and legal requirements, and all colleagues employed by the Group are
expected to comply with legal and regulatory obligations,
requirements, statutes, voluntary codes and permissions. Where inadvertent instances of non-compliance occur, these are addressed promptly with corrective action to minimise exposure and avoid recurrence. The Group remains exposed to the evolving legal and regulatory landscape, such as changes to the regulatory framework and other standards.
Measurement
Compliance risk is measured against the defined risk appetite metrics, which is an assessment of material regulatory breaches and material legal incidents.
Mitigating actions
The Group undertakes a range of key mitigating actions to manage compliance risk. These include the following:
•A Group-wide risk appetite and metrics for compliance risk
•Principles are reinforced by Group policies and standards and apply across the business, aligning to the Group risk appetite
•Business units identify, assess and implement policy and
regulatory and legal requirements and establish controls,
processes, standards and resources to ensure appropriate
governance and compliance
•Business units have systems and controls to deliver against the purpose and expectation of legal and regulatory requirements
•Business units regularly produce management information to
assist in the identification of issues and test management
controls are working effectively
•The Legal function provides legal advice and together, the Risk and Legal functions provide oversight, proactive support and constructive challenge to the wider business in identifying and managing regulatory and legal issues
•The Risk function conducts reviews to provide oversight of
regulatory compliance
•Horizon scanning is conducted to identify and address changes in regulatory and legal requirements
•The Group engages with regulatory authorities and industry
bodies on forthcoming regulatory changes, market reviews and investigations, ensuring programmes are established to deliver new regulation and legislation
Monitoring
Material risks are managed through the relevant business
committees, with review and escalation provided through Group-
level committees, including the escalation of any material regulatory breaches or material legal incidents. For further detail of Group-level committees, see page 140.
Exposures
The Group faces significant conduct risks, which affect all aspects of the Group’s operations and all types of customers. The introduction of the FCA’s Consumer Duty regulation has increased expectations in relation to customer outcomes, including how the Group
demonstrates, monitors and measures them.
The Group continues to monitor and assess potential impacts to customers following the Court of Appeal decision on motor finance commission arrangements, liaising closely with regulatory bodies.
See note 28 to the consolidated financial statements on page 289.
The Group is exposed to the risk of engaging in activities which could constitute market abuse, undermine the integrity of a market in which it is active, distorting competition or creating conflicts of interest.
There is a high level of scrutiny from regulatory bodies, the media, politicians and consumer groups regarding financial institutions’
treatment of customers, with particular attention to those with characteristics of vulnerability. The Group continues to apply significant focus to its treatment of all customers, in particular those in financial difficulties and those with characteristics of vulnerability, to ensure good outcomes.
The Group continuously responds and adapts to market
developments that could pose heightened conduct risk, and actively monitors for early signs of customer financial difficulty.
Other key areas of focus include transparency and fairness of pricing communications; ensuring victims of Authorised Push Payment
Fraud receive good outcomes; and a continued mindset shift in line with Consumer Duty requirements to improve customer outcomes throughout the Group, with particular focus on improvements to
Group-wide reporting and monitoring.
Measurement
To articulate its conduct risk appetite, the Group has Conduct Risk
Appetite Metrics (CRAMs) throughout all business units, with tolerances indicating where it may be operating outside its conduct risk appetite. These contain a range of product design, sales and process metrics (including outcome testing results) to provide a more holistic view of conduct risks; some products also have a suite of additional bespoke metrics.
Each of the tolerances for the metrics are agreed for the individual product or service and are regularly tracked. At a consolidated level, these metrics form part of the Board risk appetite. The Group has, and continues to, evolve its approach to conduct risk measurements to include emerging conduct themes.
Mitigating actions
The Group’s ongoing commitment to delivering a leading customer experience is led by the Board, and supports the continued
development of our values-led culture, with customer outcomes as a priority. There is a strong focus on strengthening the link between actions to support conduct, culture and customer, enabling robust control management.
Lloyds Banking Group plc Annual Report and Accounts 2024

Actions to support good conduct include:
•Conduct risk appetite established at Group and divisional level, with metrics included in the Group risk appetite to ensure
ongoing focus and escalation
•Conduct policies and procedures to ensure appropriate controls and processes to deliver good customer outcomes, and support market integrity and competition requirements
•Customer needs considered through divisional customer plans, with an integral conduct lens
•Implementation of the vulnerability strategy continues, with focus on the monitoring of vulnerable customer outcomes,
providing strategic direction and ensuring consistency of
outcomes across the Group
•Robust product governance framework to ensure products
continue to offer customers fair value, and consistently meet their needs throughout their product lifecycle
•Complaints management through responding to, and learning
from, root causes of complaint volumes and Financial
Ombudsman Service (FOS) change rates
•Robust colleague recruitment and training, with a continued
focus on how the Group manages colleagues’ performance with
clear customer accountabilities
•Ongoing engagement with third parties involved in serving the
Group’s customers to ensure consistent delivery in line with the
Group’s own standards and expectations
•Enhancements made to monitoring and testing of customer
outcomes to ensure the Group delivers good outcomes for
customers throughout the product and service lifecycle, with areas of improvement addressed via continuous improvements
to products, services and processes
•Continued focus on market conduct. The Group is a member of the Fixed Income, Currencies and Commodities Markets
Standard Board and is committed to conducting its market
activities in line with the principles of the UK Money Markets
Code, the Global Precious Metals Code and the FX Global Code
•Adoption and investment in robust change delivery
methodology, to enable the prioritisation and delivery of
initiatives which address conduct challenges
•Continued focus on proactive identification and mitigation of conduct risk in the Group’s strategy
•Active engagement with regulatory bodies and other
stakeholders to develop understanding of concerns related to customer treatment, effective competition and market integrity, to ensure that the Group’s strategic conduct focus continues to meet evolving stakeholder expectations
•Ongoing investment in additional support for customers
impacted by the rising cost-of-living, including the ‘More Money in Your Pocket’ and ‘MyExtras’ hub, in addition to the benefits calculator and bill switcher tools
•Continued embedding of Consumer Duty to meet the increased
expectations relating to customer outcomes
Monitoring
Conduct risk is governed through divisional risk committees and significant issues, including thematic conduct items are escalated to the Group Risk Committee, in accordance with the Group’s ERMF, as well as through regular risk reporting. The risk exposures are reported, discussed and challenged at divisional risk committees.
Remedial action is recommended, if required. All material conduct risk events are escalated in accordance with the Group’s
operational risk management toolkit.
A number of activities support the close ongoing monitoring of conduct risk, including:
•The use of CRAMs across the Group, with an escalation route to
Board
•Oversight and assurance activities across the three lines of defence
•Horizon scanning to highlight developments and trends, allowing the Group to anticipate upcoming challenges and opportunities

Credit risk

Definition
Credit risk is defined as the risk that parties with
whom the Group has contracted fail to meet their
financial obligations (both on and off-balance sheet).
Level two risks
Retail credit (page 159), Commercial credit (page 160)
The Risk overview, on page 35, contains a summary of credit risk performance and key mitigating actions.

Financial risk indicators (underlying basisA)
•Impairment charge: £433 million (2023: £308 million)
•Expected credit loss: £3,651 million (2023: £4,337 million)
•Loans and advances in Stage 2: 10.4 per cent (2023: 12.5 per cent)

Exposures
The principal sources of credit risk within the Group arise from loans and advances, contingent liabilities, commitments and debt
securities to customers, financial institutions and sovereigns.
Credit risk arises from;
•Loans and advances (for example mortgages, term loans and
overdrafts) and commitments or guarantees (for example credit instruments): The Group can experience potential losses from both amounts advanced and commitments to extend credit to a
customer or a bank
•Debt securities and derivatives. The potential financial loss to the Group as a result of a counterparty defaulting on its
obligations
•Leasing arrangements where the Group is the lessor. Note 2(J) to the consolidated financial statements on page 223 provides
details on the Group’s approach to the treatment of leases
Credit risk exposures in the Insurance, Pensions and Investments division relate mostly to bond and loan assets which, together with some related swaps, are used to fund annuity commitments within shareholder funds; plus balances held in liquidity funds to manage
Insurance division’s liquidity requirements, and exposure to reinsurers.
The investments held in the Group’s defined benefit pension
schemes also expose the Group to credit risk. Note 12 to the consolidated financial statements on page 248 provides further information on the defined benefit pension schemes’ assets and liabilities.
Loans and advances, contingent liabilities, commitments, debt securities and derivatives also expose the Group to refinance risk.
Refinance risk is the possibility that an outstanding exposure cannot be repaid at its contractual maturity date. If the Group does not wish to refinance the exposure then there is refinance risk if the obligor is unable to repay by securing alternative finance.
The maximum credit risk exposure of the Group in the event of other parties failing to perform their obligations is considered to be the balance sheet carrying amount or, for non-derivative off-
balance sheet transactions and financial guarantees, their
contractual nominal amounts (not taking into account any
collateral held).
Further details can be seen in note 16 to the consolidated
financial statements on page 258 and note 38 to the
consolidated financial statements on page 297.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Measurement

The process for credit risk identification, measurement and

control is integrated into the Board-approved framework for
credit risk appetite and governance.
Credit risk is measured from different perspectives using a range of appropriate modelling and scoring techniques at a number of levels of granularity, including total balance sheet, individual portfolio, pertinent concentrations and individual customer – for both new business and existing exposure. Key metrics, which
may include but are not limited to, total exposure, ECL, risk-
weighted assets, new business quality, concentration risk and portfolio performance, are reported monthly to risk committees and forums.
Measures such as ECL, risk-weighted assets, observed credit
performance, predicted credit quality (usually from predictive credit scoring models), collateral cover and quality, and other credit drivers (such as cash flow, affordability, leverage and indebtedness) have been incorporated into the Group’s credit risk management practices to enable effective risk measurement across the Group.
The Group is strengthening its ability to manage climate-related risks and opportunities recognising the impact of climate change on credit risk. For more details refer to the sustainability report 2024.
Stress testing and scenario analysis are used to estimate impairment losses and capital demand forecasts for both regulatory and internal purposes and to assist in the formulation and calibration of credit risk appetite, where appropriate.
The Risk function also tests the effectiveness of credit risk management and internal credit risk controls. This includes ensuring that the control and monitoring of higher risk and vulnerable portfolios and sectors is appropriate and confirming that
appropriate loss allowances for impairment are in place. Output from these reviews helps to inform credit risk appetite, credit policy and portfolio mandates.
As the third line of defence, Group Internal Audit undertakes regular risk-based reviews to assess the effectiveness of credit risk management and controls.
Mitigating actions
The Group uses a range of approaches to mitigate credit risk.
Prudent credit principles, risk policies and appetite statements:
The independent Risk function sets out the credit principles, credit risk policies and credit risk appetite statements.
Credit risk appetite is set at Board level and is described and reported through a suite of metrics devised from a combination of accounting and credit portfolio performance measures, which include the use of various credit risk rating systems as inputs and assess credit risk at a counterparty level using three components:
(i) the probability of default by the counterparty on its
contractual obligations; (ii) the current exposures to the
counterparty and their likely future development, from which the Group derives the exposure at default; and (iii) the likely loss ratio on the defaulted obligations, the loss given default.
Credit principles, risk policies and appetite statements are subject to regular review and governance, with any changes subject to an approval process. Risk teams monitor credit performance trends and the outlook. Risk teams also test the adequacy of and
adherence to credit risk policies and processes throughout the
Group. This includes tracking portfolio performance against an agreed set of credit risk appetite tolerances.
Robust models and controls: see model risk on page 195.
Limitations on concentration risk: there are portfolio controls on certain industries, sectors and products to reflect risk appetite as well as individual, customer and bank limit risk tolerances.
Credit policies, appetite statements and mandates are aligned to the Group’s risk appetite and restrict exposure to higher risk countries and potentially vulnerable sectors and asset classes.
Exposures are monitored to prevent both an excessive
concentration of risk and single name concentrations. These
concentration risk controls are not necessarily in the form of a maximum limit on exposure, but may instead require new
business in concentrated sectors to fulfil additional minimum policy and/or guideline requirements. The Group’s largest credit limits are regularly monitored by the Board Risk Committee and reported in accordance with regulatory requirements.
Defined country risk management framework: the Group sets a
broad maximum country risk appetite. Risk-based appetite for all countries is set within the independent Risk function, taking into account economic, financial, political and social factors as well as the approved business and strategic plans of the Group.
Specialist expertise: credit quality is managed and controlled by a number of specialist units within the business and Risk function, which provide for example: intensive management and control;
security perfection; maintenance of customer and facility records;
expertise in documentation for lending and associated products;
sector-specific expertise; and legal services applicable to the particular market segments and product ranges offered by the
Group.
Stress testing: the Group’s credit portfolios are subject to regular stress testing, including Group-led PRA and other regulatory stress tests focusing on individual divisions and portfolios. For further information see pages 142 to 143.
Frequent and robust credit risk assurance: An independent
function within the Risk function provides oversight that credit risk is effectively managed and to ensure appropriate controls are in place and being adhered to. Group Audit conducts assurance on the effectiveness of credit risk management.
Collateral
The principal types of acceptable collateral include: residential and commercial properties; charges over business assets such as
inventory and accounts receivable; financial instruments such as debt securities; vehicles; cash; and guarantees received from third parties.
The Group maintains appetite parameters on the acceptability of specific classes of collateral.
For non-mortgage retail lending to small businesses, collateral may include second charges over residential property and the
assignment of life cover.
Collateral held as security for financial assets other than loans and advances is determined by the nature of the underlying exposure.
Debt securities, including treasury and other bills, are generally unsecured, with the exception of asset-backed securities and similar instruments such as covered bonds, which are secured by portfolios of financial assets. Collateral is generally not held against loans and advances to financial institutions and debt securities. Debt securities are classified as financial assets held at amortised cost.
Securities are held as part of reverse repurchase or securities borrowing transactions or where a collateral agreement has been entered into under a master netting agreement. Derivative
transactions with financial institutions are typically collateralised under a Credit Support Annex (CSA) in conjunction with the
International Swaps and Derivatives Association (ISDA) Master
Agreement. Derivative transactions with non-financial customers are not usually supported by a CSA.
Lloyds Banking Group plc Annual Report and Accounts 2024

Collateral requirements at origination depend on the transaction’s nature and the borrower’s credit quality, size and structure. For non-retail exposures, the Group may seek:
•A first charge over land and buildings owned and occupied by the business
•A debenture over the assets of a company or limited liability partnerships
•Limited personal guarantees from directors of a company or
limited liability partnership
•Key man insurance
The Group has policies on acceptable collateral valuations,
maximum loan-to-value (LTV) ratios, and other criteria for
application reviews. The customer must demonstrate its ability to generate funds from normal operations to repay a customer or counterparty’s financial commitments, rather than relying on the disposal of collateral.
Although lending decisions are primarily based on expected cash flows, any collateral provided may impact the pricing and other terms of a loan or facility granted. This will have a financial impact on the amount of net interest income recognised and on internal loss given default estimates that contribute to the determination of asset quality and returns.
The Group requires collateral to be valued by a qualified,

independent source at the time of borrowing, where
appropriate. For retail residential mortgages, automated
valuation models may be used, subject to accuracy and LTV
limits. Third party valuations are regularly monitored and
reviewed. Collateral values are reviewed based on lending type, collateral and account performance to ensure they remain
appropriate. If collateral value declines, the Group may seek additional collateral or amend facility terms. The Group adjusts estimated market values to take account of the costs of
realisation and any discount associated with the realisation of the collateral when estimating credit losses.
In some circumstances, where the discounted value of the
estimated net proceeds from the liquidation of collateral (i.e. net of costs, expected haircuts and anticipated changes in the value of the collateral to the point of sale) is greater than the
estimated exposure at default, no credit losses are expected and no ECL allowance is recognised.
The Group considers risk concentrations by collateral providers and collateral type with a view to ensuring that any potential undue concentrations of risk are identified and suitably managed by changes to strategy, policy and/or business plans.
The Group seeks to avoid correlation or wrong-way risk where possible. Under the Group’s repurchase (repo) policy, the issuer of the collateral and the repo counterparty should be neither the same nor connected. The same rule applies for derivatives. The Risk function has the necessary discretion to extend this rule to other cases where there is significant correlation. Countries with a rating equivalent to AA- or better may be considered to have no adverse correlation between the counterparty domiciled in that country and the country of risk (issuer of securities).
The Group’s credit risk disclosures for unimpaired other retail lending show assets gross of collateral and therefore disclose the maximum loss exposure.
During the year, £285 million of collateral was repossessed
(2023: £229 million), consisting primarily of residential property.
Additional mitigation for Retail customers
The Group uses a variety of lending criteria when assessing
applications for mortgages and unsecured lending. The general approval process uses credit acceptance scorecards and involves a review of an applicant’s previous credit history using internal data and information held by Credit Reference Agencies (CRA).
The Group also assesses the affordability and sustainability of lending for each borrower. For secured lending this includes use of an appropriate stressed interest rate scenario. Affordability assessments for all lending are compliant with relevant regulatory and conduct guidelines. The Group takes reasonable steps to
validate information used in the assessment of a customer’s income and expenditure.
In addition, the Group has in place quantitative limits such as maximum limits for individual customer products, the level of borrowing to income and the ratio of borrowing to collateral. Some of these limits relate to internal approval levels and others are policy limits above which the Group will typically reject borrowing applications. The Group also applies certain criteria that are applicable to specific products, for example applications for buy-to-
let mortgages.
For UK mortgages, the Group’s policy permits owner occupier
applications with a maximum LTV of 95 per cent. This can increase to 100 per cent for specific products where additional security is provided by a supporter of the applicant and held on deposit by the
Group. Applications with an LTV above 90 per cent are subject to enhanced underwriting criteria, including higher scorecard cut-offs and loan size restrictions.
Buy-to-let mortgages within Retail are limited to a maximum loan size of £2,000,000 and 80 per cent LTV for a single property. Buy-
to-let applications must pass a minimum rental cover ratio of 125 per cent under stressed interest rates, after applicable tax liabilities.
Portfolio landlords (customers with four or more mortgaged buy-to-
let properties) are subject to additional controls including evaluation of overall portfolio resilience.
The Group’s policy is to reject any application for a lending product where a customer is registered as bankrupt or insolvent, or has a recent County Court Judgment or financial default registered at a
CRA used by the Group above de minimis thresholds. In addition, the Group typically rejects applicants where total unsecured debt, debt-to-income ratios, or other indicators of financial difficulty exceed policy limits.
Where credit acceptance scorecards are used, new models, model changes and monitoring of model effectiveness are independently reviewed and approved in accordance with the governance
framework set by the Group Model Governance Committee.
The Group generally does not take physical possession of

properties or other assets held as collateral and uses external agents to realise the value as soon as practicable, generally at auction, to settle indebtedness. Any surplus funds are returned to the borrower or are otherwise dealt with in accordance with appropriate insolvency regulations. In certain circumstances the
Group takes physical possession of assets held as collateral against commercial lending. In such cases, the assets are carried on the Group’s balance sheet and are classified according to the
Group’s accounting policies.
Additional mitigation for Commercial Banking customers
Individual credit assessment and independent sanction of
customer and bank limits: with the exception of small exposures to small to medium-sized enterprises (SME) customers where certain relationship managers have limited delegated credit approval authority, credit risk in commercial customer portfolios is subject to approval by the independent Risk function, which considers the strengths and weaknesses of individual transactions, the balance of risk and reward, and how credit risk aligns to risk appetite.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Exposure to individual counterparties, groups of counterparties or customer risk segments is controlled through a tiered hierarchy of credit authority delegations and risk-based credit limit guidances per client group for larger exposures. Approval requirements for each decision are based on a number of factors including, but not limited to, the transaction amount, the customer’s aggregate facilities, any risk mitigation in place, credit policy, risk appetite, credit risk ratings and the nature and term of the risk. The Group’s credit risk appetite criteria for counterparty and customer loan underwriting is generally the same as that for loans intended to be held to maturity. All hard loan/bond underwriting must be approved by the Risk function. A pre-approved credit matrix may be used for
‘best efforts’ underwriting.
Counterparty credit limits: limits are set against all types of exposure in a counterparty name, in accordance with an agreed methodology for each exposure type. This includes credit risk exposure on individual derivatives and securities financing
transactions, which incorporates potential future exposures from market movements against agreed confidence intervals. Aggregate facility levels by counterparty are set and limit breaches are subject to escalation procedures.
Daily settlement limits: settlement risk arises in any situation where a payment in cash, securities or equities is made in the expectation of a corresponding receipt in cash, securities or equities. Daily settlement limits are established for each relevant counterparty to cover the aggregate of all settlement risk arising from the Group’s market transactions on any single day. Where possible, the Group uses Continuous Linked Settlement in order to reduce foreign exchange (FX) settlement risk.
Master netting agreements
It is credit policy that a Group-approved master netting agreement must be used for all derivative and traded product transactions and must be in place prior to trading, with separate documentation required for each Group entity providing facilities. This requirement extends to trades with clients and the counterparties used for the
Group’s own hedging activities, which may also include clearing trades with Central Counterparties (CCPs).
Any exceptions must be approved by the appropriate credit
approver. Master netting agreements do not generally result in an offset of balance sheet assets and liabilities for accounting purposes, as transactions are usually settled on a gross basis. However, within relevant jurisdictions and for appropriate counterparty types, master netting agreements do reduce the credit risk to the extent that, if an event of default occurs, all trades with the counterparty may be terminated and settled on a net basis. The Group’s overall exposure to credit risk on derivative instruments subject to master netting agreements can change substantially within a short period, since this is the net position of all trades under the master netting agreement.
Other credit risk transfers
The Group also undertakes asset sales, credit derivative based transactions, securitisations (including significant risk transfer transactions), purchases of credit default swaps and purchase of credit insurance as a means of mitigating or reducing credit risk and/
or risk concentration, taking into account the nature of assets and the prevailing market conditions.
Monitoring
In conjunction with the Risk function, businesses identify and define portfolios of credit and related risk exposures and the key
behaviours and characteristics by which those portfolios are managed and monitored. This entails the production and analysis of regular portfolio monitoring reports for review by senior
management. The Risk function in turn produces an aggregated view of credit risk across the Group, including reports on material credit exposures, concentrations, concerns and other management information, which is presented to senior officers, divisional credit risk forums, business unit committees and forums, Group Risk
Committee and the Board Risk Committee.
Models
The performance of all models used in credit risk is monitored in line with the Group’s model governance framework – see model risk on page 195.
Intensive care of customers in financial difficulty
The Group operates a number of solutions to assist borrowers who are experiencing financial distress. The material elements of these solutions through which the Group has granted a concession,
whether temporarily or permanently, are set out below.
Forbearance
The Group’s aim in offering forbearance and other assistance to customers in financial distress is to benefit both the customer and the Group by supporting its customers and acting in their best interests by, where possible, bringing customer facilities back into a sustainable position.
The Group offers a range of tools and assistance to support
customers who are encountering financial difficulties. Cases are managed on an individual basis, with the circumstances of each customer considered separately and the action taken judged as being appropriate and sustainable for both the customer and the
Group.
Forbearance measures consist of concessions towards a debtor that is experiencing or about to experience difficulties in meeting its financial commitments. This can include modification of the
previous terms and conditions of a contract or a total or partial refinancing of a troubled debt contract, either of which would not have been required had the debtor not been experiencing financial difficulties.
The provision and review of such assistance is controlled through the application of an appropriate policy framework and associated controls. Regular review of the assistance offered to customers is undertaken to confirm that it remains appropriate, alongside monitoring of customers’ performance and the level of payments received.
The Group classifies accounts as forborne at the time a customer in financial difficulty is granted a concession.
Balances in default or classified as Stage 3 are always considered to be non-performing. Balances may be non-performing but not in default or Stage 3, where for example they are within their non-
performing forbearance cure period.
Non-performing exposures can be reclassified as performing
forborne after a minimum 12-month cure period, providing there are no past due amounts or concerns regarding the full repayment of the exposure. A minimum of a further 24 months must pass from the date the forborne exposure was reclassified as performing forborne before the account can exit forbearance. If conditions to exit forbearance are not met at the end of this probation period, the exposure shall continue to be identified as forborne until all the conditions are met.
The Group’s treatment of loan renegotiations is included in the impairment policy in note 2(H) to the consolidated financial statements on page 222.
Customers receiving support from Government sponsored
programmes
To assist customers in financial distress, the Group participates in
Government sponsored programmes for households, including the
Income Support for Mortgage Interest programme, under which the government pays the Group all or part of the interest on the mortgage on behalf of the customer. This is provided as a
government loan which the customer must repay.
Lloyds Banking Group plc Annual Report and Accounts 2024

The Group credit risk portfolio in 2024
Overview
The Group’s portfolios are well positioned to benefit from an improved, but still challenging macroeconomic environment. The
Group maintains a prudent approach to credit risk appetite and risk management, with strong credit origination criteria including evidence of affordability and robust LTVs in the secured portfolios.
Asset quality remains strong with improved credit performance in the year. In UK mortgages and unsecured portfolios, reductions in new to arrears and flows to default have been observed in 2024.
Securitisations of primarily legacy Retail mortgages, totalling
£2.0 billion of gross loans and advances to customers, during the second and fourth quarter will help mitigate credit risks in higher risk assets. Credit quality remains broadly stable and resilient in
Commercial Banking. The Group continues to monitor the impacts of the economic environment carefully through a suite of early warning indicators and governance arrangements that ensure risk mitigating action plans are in place to support customers and protect the Group’s positions.
The underlying impairment charge in 2024 was £433 million,
increasing from a charge of £308 million in 2023 which benefitted from a significant write-back following the full repayment of debt from a single name client. The 2024 charge included a higher credit from improvements in the Group’s macroeconomic outlook in the year, resulting in a release of £394 million (2023: a release of
£257 million).
The Group’s underlying probability-weighted total ECL allowance decreased in the year to £3,651 million (31 December 2023:
£4,337 million).
Group Stage 2 underlying loans and advances to customers
decreased to £48,075 million (31 December 2023: £56,545 million)
and as a percentage of total lending to 10.4 per cent (31 December
2023: 12.5 per cent). The movement includes a redevelopment of the IFRS 9 staging approach and criteria for UK mortgages which increased Stage 2 assets, introduced alongside the adoption of a new ECL model, which together are more than offset by the
transfer of assets from Stage 2 to Stage 1 as a result of
improvements in the Group’s macroeconomic outlook. Of the total
Group Stage 2 loans and advances to customers, 92.3 per cent are up to date (31 December 2023: 91.3 per cent). Stage 2 coverage reduced slightly to 2.8 per cent (31 December 2023: 3.0 per cent).
Stage 3 underlying loans and advances to customers decreased to
£9,021 million (31 December 2023: £10,110 million), and as a percentage of total lending to 2.0 per cent (31 December 2023:
2.2 per cent), as a result of improved credit performance in addition to the securitisation of primarily legacy accounts within UK mortgages. The lower proportion of UK mortgages in Stage 3 led to an increase in Group Stage 3 coverage to 16.4 per cent
(31 December 2023: 15.8 per cent).
Prudent risk appetite and risk management
•The Group continues to take a prudent and proactive approach to credit risk management and credit risk appetite with robust oversight, particularly in response to recent external events. Risk appetite is in line with the Group’s strategy, and helps support customers during continued economic uncertainties in both
global and domestic markets
•Sector, asset and product concentrations within the portfolios are closely monitored and controlled, with mitigating actions taken where appropriate. Sector and product risk appetite
parameters help manage exposure to higher risk and cyclical
sectors, segments and asset classes
•The Group’s effective risk management seeks to ensure early identification and management of customers and counterparties who may be showing signs of distress
•The Group will continue to work closely with its customers to ensure that they receive the appropriate level of support,
including but not restricted to embracing the standards outlined in the Mortgage Charter
Retail credit performance
•The Retail portfolio has remained resilient and well positioned.
Consumers have adjusted to a higher rate environment, leading to a reduction in arrears over the year
•Robust risk management remains in place, with strong
affordability and indebtedness controls for both new and
existing lending and a prudent risk appetite approach
•In 2024, reductions in new to arrears and flow to default have been observed across UK mortgages and the unsecured
portfolios
•In UK Motor Finance, new to arrears have slightly increased, returning to pre-COVID-19 levels. Flows to default have also increased, largely driven by a rise in Voluntary Terminations (VT)
as used car prices have fallen from their historic highs during the pandemic
•Lending strategies are under continuous review and have been proactively managed and calibrated to the latest
macroeconomic outlook, with actions taken to enhance both
living and housing cost assumptions in affordability assessments
•The Retail impairment charge in 2024 was £457 million, lower than the charge of £831 million for 2023. This was due to a
combination of improvements in the Group’s macroeconomic
outlook, notably from improved house price growth, driving a
£332 million credit compared to a £233 million credit in 2023, alongside improvements in UK mortgages credit performance,
one-off benefits from the release of judgemental adjustments for inflation risk and debt sale write backs
•For UK mortgages, a redevelopment of the IFRS 9 staging
approach and criteria has been introduced alongside the
adoption of a new ECL model. At 31 December 2024, the
significant increase in credit risk (SICR) quantitative trigger to transfer accounts from Stage 1 to Stage 2 is defined as a doubling of an account’s PD since origination. IFRS 9 staging rules and triggers for other Retail portfolios are the same as at
31 December 2023. Retail customer related ECL allowance as a percentage of drawn loans and advances (coverage) is lower at
0.7 per cent (31 December 2023: 0.9 per cent)
•Improvements in the Group’s macroeconomic outlook primarily in the first half of 2024, combined with improved credit
performance have reduced Stage 2 loans and advances to
11.5 per cent of the Retail portfolio (31 December 2023:
13.3 per cent), of which 92.2 per cent are up to date loans
(31 December 2023: 91.0 per cent). Stage 2 ECL coverage also reduced slightly to 2.4 per cent (31 December 2023: 2.6 per cent)
•Reductions within UK mortgages, as a result of improved credit performance in addition to securitisation activity resulted in a decrease in Retail Stage 3 loans and advances to 1.9 per cent of total loans and advances (31 December 2023: 2.2 per cent)
•Retail Stage 3 ECL coverage increased slightly to 14.1 per cent
(31 December 2023: 13.9 per cent) as a result of a lower
proportion of UK mortgages, which typically require lower
coverage compared to other Retail products due to security, and higher Stage 3 ECL coverage for unsecured products following debt sale activity, which has reduced recoveries balances
reported at net realisable value
UK mortgages
•The UK mortgages portfolio increased to £313.3 billion
(31 December 2023: £307.6 billion), net of the impact of the securitisation of primarily legacy Retail mortgages, totalling
£2.0 billion of gross loans and advances to customers, in the second and fourth quarters. Growth was largely driven by strong application volumes in the first half of the year
•The UK mortgages portfolio is well positioned with low arrears and a strong loan to value (LTV) profile. The Group has actively improved the quality of the portfolio in recent years using robust affordability and credit controls, while the balances of higher risk legacy vintages have continued to reduce
•New to arrears in the UK mortgages portfolio have reduced in
2024. The Group continues to proactively monitor existing
mortgage customers as they reach the end of fixed rate deals with customers’ behaviour remaining stable
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
•The impairment credit of £194 million in 2024 increased,
compared to a credit of £51 million for 2023, due to
improvements in the economic outlook and stronger credit
performance
•Stage 2 loans and advances have reduced following
improvements to both the Group’s macroeconomic outlook and
observed performance, which more than offset the
redevelopment of the IFRS 9 staging approach and criteria
following adoption of a new ECL model. At 31 December 2024,
the significant increase in credit risk (SICR) quantitative trigger to transfer accounts from Stage 1 to Stage 2 is defined as a doubling of an account’s PD since origination
•Stage 3 loans and advances have reduced due to improved credit performance and securitisation activity over 2024, which also reduces total ECL. Improvements to the macroeconomic outlook result in a reduction in Stage 3 ECL coverage
Credit cards
•Credit card balances increased to £16.2 billion (2023:
£15.8 billion), due to higher demand for new cards and increased spend
•The credit card portfolio is a prime book. New to arrears have reduced in 2024 and repayment rates remained strong
•The impairment charge of £270 million for 2024 is lower than the charge of £457 million in 2023 due to improvements in the
Group’s macroeconomic outlook, in combination with the
release of ECL judgemental adjustments raised to cover the risk of increased defaults from high inflation and cost-of-living pressures, given continued resilient portfolio performance. Total
ECL coverage also reduced as a result
•Improvements in the macroeconomic outlook also result in a
reduction in Stage 2 loans and advances, and Stage 2 ECL
coverage
•Resilient observed arrears and default performance has also resulted in lower Stage 3 loans and advances. Stage 3 ECL
coverage was higher at 50.2 per cent (2023: 45.8 per cent)
following debt sale activity
UK unsecured loans and overdrafts
•UK unsecured loans and overdraft balances increased to
£10.7 billion (2023: £8.5 billion) driven by organic balance growth and lower repayments following a securitisation in the fourth quarter of 2023
•Impairment charge of £272 million for 2024 is slightly higher than the charge of £251 million for 2023, largely in overdrafts where one-off benefits in the prior year have not repeated
•Improvements in the macroeconomic outlook and release of
inflation judgements reduce total ECL and coverage. Stage 3 ECL coverage increased following debt sale activity
UK Motor Finance
•The UK Motor Finance portfolio remained broadly flat at
£15.6 billion (31 December 2023: £15.7 billion)
•Updates to Residual Value (RV) and Voluntary Termination (VT)
provisions held against Personal Contract Purchase (PCP) and
Hire Purchase (HP) lending are included within ECL and the
impairment charge. A combination of more stable used car prices in the second half of the year, as well as utilisation of existing judgement within this item results in a small decrease to
£178 million as at 31 December 2024 (31 December 2023:
£187 million)
•The impairment charge of £116 million for 2024 is lower than the charge of £169 million for 2023 as RV provisions decreased
slightly year on year
Other
•Other loans and advances increased to £18.0 billion
(31 December 2023: £16.6 billion), largely driven by the European business
•Stage 3 loans and advances remained broadly stable at
0.8 per cent of total loans and advances (31 December 2023:
0.9 per cent)
•There was an impairment credit of £7 million in 2024, compared to a £5 million charge in 2023
Commercial Banking credit performance
Portfolio overview
•The Commercial portfolio credit quality remains broadly stable and resilient, benefitting from a focused approach to credit underwriting and monitoring standards and proactively
managing exposures to higher risk and cyclical sectors
•Credit strategies and policy remains robust, and within our credit risk appetite tolerances. The Group remains cognisant of the continued relatively elevated interest rate environment
especially in, but not limited to, sectors reliant upon consumer discretionary spend. Risks include reduced asset valuation and refinancing risk, a reduction in market liquidity impacting credit supply and pressure on both household discretionary spending and business margins
•The Group continues to review segments of our portfolios as appropriate, ensuring our credit strategies, appetite, sensitivities and mitigation action plans are up-to-date and suitable for rapid action in response to both risks and opportunities, whilst
supporting clients in the right way and ensuring the Group is protected. Credit Playbooks are in place to cover a number of potential credit downside scenarios and these are regularly
reassessed and updated. Early warning indicators and risk
appetite metrics are in place to ensure the Group tracks and takes action, where appropriate, including credit risk mitigation
•The Group continues to provide early support to customers in difficulty through focused risk management via its Watchlist and
Business Support framework. The Group also balances prudent
risk appetite with ensuring support for financially viable clients
Impairments
•Impairment credit of £14 million, reduced from the prior year which included a significant one-off write-back. The credit in
2024 reflected strong asset quality, a one-off release from model loss rates and updated economic scenarios. The charge on new and existing Stage 3 clients remains low
•Customer related ECL allowances decreased in the year to
£985 million at 31 December 2024 (31 December 2023:
£1,165 million), driven by the one-off release in Commercial
Banking from loss rates used in the impairment model in the first half of the year
•Stage 2 loans and advances decreased to £5,168 million
(31 December 2023: £7,987 million), largely as a result of
improvements in the Group’s macroeconomic outlook, with
93.2 per cent of Stage 2 balances up to date (31 December 2023:
92.8 per cent). Stage 2 as a proportion of total loans and
advances to customers decreased to 5.8 per cent (31 December
2023: 8.9 per cent). Stage 2 ECL coverage was higher at 6.1 per cent (31 December 2023: 5.6 per cent), with the increase in
coverage largely as a result of a reduction in Stage 2 balances
•Stage 3 loans and advances decreased to £1,839 million
(31 December 2023: £2,068 million) and as a proportion of total loans and advances to customers, reduced to 2.1 per cent
(31 December 2023: 2.3 per cent). Stage 3 ECL coverage
increased to 26.9 per cent (31 December 2023: 24.1 per cent)
Lloyds Banking Group plc Annual Report and Accounts 2024

Total Group assets
Impairment charge (credit) by division – statutory and underlyingA basis

	Loans and advances to customers £m	Loans and advances to banks £m	Debt securities £m	Financial assets at fair value through other comprehensive income £m	Other £m	Undrawn balances £m	2024 £m	2023 £m

UK mortgages	(188)	–	–	–	–	(6)	(194)	(51)
Credit cards	286	–	–	–	–	(16)	270	457
UK unsecured loans and overdrafts	264	–	–	–	–	8	272	251
UK Motor Finance	115	–	–	–	–	1	116	169
Other	(7)	–	–	–	–	–	(7)	5
Retail	470	–	–	–	–	(13)	457	831
Business and Commercial Banking	47	–	–	–	–	–	47	114
Corporate and Institutional Banking	(10)	(7)	(6)	–	–	(38)	(61)	(625)
Commercial Banking	37	(7)	(6)	–	–	(38)	(14)	(511)
Insurance, Pensions and Investments	–	–	–	–	(9)	–	(9)	(12)
Equity Investments and Central Items	–	–	–	(3)	–	–	(3)	(5)
Total impairment charge (credit)	507	(7)	(6)	(3)	(9)	(51)	431	303
Insurance, Pensions and Investments (underlying basis)A	–	–	–	–	(7)	–	(7)	(7)
Total impairment charge (credit) (underlying basis)A	507	(7)	(6)	(3)	(7)	(51)	433	308

Asset quality ratioA							0.10%	0.07%
Credit risk balance sheet basis of presentation
The balance sheet analyses which follow have been presented on two bases; the statutory basis which is consistent with the presentation in the Group’s accounts and the underlying basis which is used for internal management purposes. A reconciliation between the two bases has been provided.
In the following statutory basis tables, purchased or originated credit-impaired (POCI) assets include a fixed pool of mortgages that were purchased as part of the HBOS acquisition at a deep discount to face value reflecting credit losses incurred from the point of origination to the date of acquisition. The residual expected credit loss (ECL) allowance and resulting low coverage ratio on POCI assets reflects further deterioration in the creditworthiness from the date of acquisition. Over time, these POCI assets will run off as the loans redeem, pay down or as loans are written off.
The Group uses the underlying basis to monitor the creditworthiness of the lending portfolio and related ECL allowances because it provides a different perspective of the credit performance of the POCI assets purchased as part of the HBOS acquisition. The underlying basis assumes that the lending assets acquired as part of a business combination were originated by the Group and are classified as either
Stage 1, 2 or 3 according to the change in credit risk over the period since origination. Underlying ECL allowances have been calculated accordingly. Unless otherwise stated, the following credit risk commentary is provided on an underlying basis.
The statutory basis also includes an accounting adjustment within UK Motor Finance required under IFRS 9 to recognise a continuing involvement asset following the partial derecognition of a component of the Group’s finance lease book via a securitisation in the third quarter of 2024.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Total expected credit loss allowance – statutory and underlyingA basis

	At 31 Dec 2024 £m	At 31 Dec 2023 £m
Customer related balances
Drawn	3,191	3,717
Undrawn	270	322
	3,461	4,039
Loans and advances to banks	1	8
Debt securities	4	11
Other assets	15	26
Total expected credit loss allowance	3,481	4,084
Acquisition fair value adjustment	170	253
Total expected credit loss allowance (underlying basis)A	3,651	4,337
Of which: Customer related balances (underlying basis)A	3,631	4,292
Of which: Drawn (underlying basis)A	3,361	3,970
Movements in total expected credit loss allowance – statutory and underlyingA basis

	Opening ECL at 31 Dec 2023 £m	Write-offs and other[1] £m	Income statement charge (credit) £m	Net ECL increase (decrease) £m	Closing ECL at 31 Dec 2024 £m

UK mortgages[2]	1,115	(69)	(194)	(263)	852
Credit cards	810	(406)	270	(136)	674
UK unsecured loans and overdrafts	515	(264)	272	8	523
UK Motor Finance	342	(98)	116	18	360
Other	88	(14)	(7)	(21)	67
Retail	2,870	(851)	457	(394)	2,476
Business and Commercial Banking	538	(100)	47	(53)	485
Corporate and Institutional Banking	644	(79)	(61)	(140)	504
Commercial Banking	1,182	(179)	(14)	(193)	989
Insurance, Pensions and Investments	26	(2)	(9)	(11)	15
Equity Investments and Central Items	6	(2)	(3)	(5)	1
Total[3]	4,084	(1,034)	431	(603)	3,481

UK mortgages (underlying basis)A,4	1,368	(152)	(194)	(346)	1,022
Retail (underlying basis)A	3,123	(934)	457	(477)	2,646
Insurance, Pensions and Investments (underlying basis)A	26	(4)	(7)	(11)	15
Total (underlying basis)A	4,337	(1,119)	433	(686)	3,651

1Contains adjustments in respect of purchased or originated credit-impaired financial assets.
2Includes £53 million within write-offs and other relating to the securitisation of primarily legacy Retail mortgages, totalling £2.0 billion of gross loans and advances to customers.
3Total ECL includes £20 million relating to other non-customer-related assets (31 December 2023: £45 million).
4Includes £81 million within write-offs and other relating to the securitisation of primarily legacy Retail mortgages, totalling £2.0 billion of gross loans and advances to customers.
Total expected credit loss allowance sensitivity to economic assumptions – statutory and underlyingA basis
The measurement of ECL reflects an unbiased probability-weighted range of possible future economic outcomes. The Group achieves this by generating four economic scenarios to reflect the range of outcomes; the central scenario reflects the Group’s base case assumptions used for medium-term planning purposes, an upside and a downside scenario are also selected together with a severe downside scenario. If the base case moves adversely, it generates a new, more adverse downside and severe downside which are then incorporated into the ECL.
Consistent with prior years, the base case, upside and downside scenarios carry a 30 per cent weighting; the severe downside is weighted at 10 per cent.
The following table shows the Group’s ECL for the probability-weighted, upside, base case, downside and severe downside scenarios, with the severe downside scenario incorporating adjustments made to CPI inflation and UK Bank Rate paths. The stage allocation for an asset is based on the overall scenario probability-weighted probability of default and hence the staging of assets is constant across all the scenarios. In each economic scenario the ECL for individual assessments is held constant reflecting the basis on which they are evaluated.
Judgemental adjustments applied through changes to model inputs or parameters, or more qualitative post model adjustments, are apportioned across the scenarios in proportion to modelled ECL where this better reflects the sensitivity of these adjustments to each scenario. The probability-weighted view shows the extent to which a higher ECL allowance has been recognised to take account of multiple economic scenarios relative to the base case; the uplift on a statutory basis being £445 million compared to £678 million at
31 December 2023.
Lloyds Banking Group plc Annual Report and Accounts 2024

	Probability- weighted £m	Upside £m	Base case £m	Downside £m	Severe downside £m

UK mortgages	852	345	567	1,064	2,596
Credit cards	674	518	641	773	945
Other Retail	950	843	923	1,010	1,172
Commercial Banking	989	745	889	1,125	1,608
Other	16	16	16	16	17
At 31 December 2024	3,481	2,467	3,036	3,988	6,338
UK mortgages (underlying basis)A	1,022	512	735	1,235	2,773
At 31 December 2024 (underlying basis)A	3,651	2,634	3,204	4,159	6,515

UK mortgages	1,115	395	670	1,155	4,485
Credit cards	810	600	771	918	1,235
Other Retail	945	850	920	981	1,200
Commercial Banking	1,182	793	1,013	1,383	2,250
Other	32	32	32	32	32
At 31 December 2023	4,084	2,670	3,406	4,469	9,202
UK mortgages (underlying basis)A	1,368	650	930	1,400	4,738
At 31 December 2023 (underlying basis)A	4,337	2,925	3,666	4,714	9,455
Group loans and advances to customers
The following pages contain analysis of the Group’s loans and advances to customers by sub-portfolio. Loans and advances to customers are categorised into the following stages:
•Stage 1 assets comprise of newly originated assets (unless purchased or originated credit-impaired), as well as those which have not experienced a significant increase in credit risk. These assets carry an expected credit loss allowance equivalent to the expected credit losses that result from those default events that are possible within 12 months of the reporting date (12 month expected credit losses).
•Stage 2 assets are those which have experienced a significant increase in credit risk since origination. These assets carry an expected credit loss allowance equivalent to the expected credit losses arising over the lifetime of the asset (lifetime expected credit losses).
•Stage 3 assets have either defaulted or are otherwise considered to be credit-impaired. These assets carry a lifetime expected credit loss.
•Purchased or originated credit-impaired assets (POCI) are those that have been originated or acquired in a credit-impaired state. This includes within the definition of credit-impaired the purchase of a financial asset at a deep discount that reflects impaired credit losses.
Reconciliation between statutory and underlying bases of gross loans and advances to customers and expected credit loss allowance on drawn balances

	Gross loans and advances to customers					Expected credit loss allowance on drawn balances
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 31 December 2024
Underlying basisA	405,324	48,075	9,021	–	462,420	736	1,199	1,426	–	3,361
POCI assets	(762)	(3,310)	(2,305)	6,377	–	–	(39)	(318)	357	–
Acquisition fair value adjustment	–	–	–	(170)	(170)	–	–	–	(170)	(170)
Continuing use asset	798	–	–	–	798	–	–	–	–	–
	36	(3,310)	(2,305)	6,207	628	–	(39)	(318)	187	(170)
Statutory basis	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
At 31 December 2023
Underlying basisA	387,060	56,545	10,110	–	453,715	901	1,532	1,537	–	3,970
POCI assets	(1,766)	(3,378)	(2,963)	8,107	–	(1)	(65)	(400)	466	–
Acquisition fair value adjustment	–	–	–	(253)	(253)	–	–	–	(253)	(253)
	(1,766)	(3,378)	(2,963)	7,854	(253)	(1)	(65)	(400)	213	(253)
Statutory basis	385,294	53,167	7,147	7,854	453,462	900	1,467	1,137	213	3,717
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Loans and advances to customers and expected credit loss allowance – statutory and underlyingA basis

At 31 December 2024	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 2 as % of total %	Stage 3 as % of total %

Loans and advances to customers
UK mortgages	269,760	32,995	4,166	6,207	313,128	10.5	1.3
Credit cards	13,534	2,441	265	–	16,240	15.0	1.6
UK unsecured loans and overdrafts	9,314	1,247	175	–	10,736	11.6	1.6
UK Motor Finance	13,897	2,398	124	–	16,419	14.6	0.8
Other	17,373	516	147	–	18,036	2.9	0.8
Retail	323,878	39,597	4,877	6,207	374,559	10.6	1.3
Business and Commercial Banking	25,785	3,172	1,197	–	30,154	10.5	4.0
Corporate and Institutional Banking	55,692	1,996	642	–	58,330	3.4	1.1
Commercial Banking	81,477	5,168	1,839	–	88,484	5.8	2.1
Equity Investments and Central Items[1]	5	–	–	–	5	–	–
Total gross lending	405,360	44,765	6,716	6,207	463,048	9.7	1.5
UK mortgages (underlying basis)A,2	270,522	36,305	6,471		313,298	11.6	2.1
UK Motor Finance (underlying basis)A,3	13,099	2,398	124		15,621	15.4	0.8
Retail (underlying basis)A	323,842	42,907	7,182		373,931	11.5	1.9
Total gross lending (underlying basis)A	405,324	48,075	9,021		462,420	10.4	2.0

Customer related ECL allowance (drawn and undrawn)
UK mortgages	55	275	335	187	852
Credit cards	210	331	133	–	674
UK unsecured loans and overdrafts	170	235	118	–	523
UK Motor Finance[4]	173	115	72	–	360
Other	16	14	37	–	67
Retail	624	970	695	187	2,476
Business and Commercial Banking	132	187	166	–	485
Corporate and Institutional Banking	122	129	249	–	500
Commercial Banking	254	316	415	–	985
Equity Investments and Central Items	–	–	–	–	–
Total	878	1,286	1,110	187	3,461
UK mortgages (underlying basis)A,2	55	314	653		1,022
UK Motor Finance (underlying basis)A,3	173	115	72		360
Retail (underlying basis)A	624	1,009	1,013		2,646
Total (underlying basis)A	878	1,325	1,428		3,631

Customer related ECL allowance (drawn and undrawn) as a percentage of loans and advances to customers
	Stage 1%	Stage 2%	Stage 3%	POCI %	Total %	Adjusted Stage 3[5] %	Adjusted Total[5] %

UK mortgages	–	0.8	8.0	3.0	0.3
Credit cards	1.6	13.6	50.2	–	4.2
UK unsecured loans and overdrafts	1.8	18.8	67.4	–	4.9
UK Motor Finance	1.2	4.8	58.1	–	2.2
Other	0.1	2.7	25.2	–	0.4
Retail	0.2	2.4	14.3	3.0	0.7
Business and Commercial Banking	0.5	5.9	13.9	–	1.6	18.4	1.6
Corporate and Institutional Banking	0.2	6.5	38.8	–	0.9	38.8	0.9
Commercial Banking	0.3	6.1	22.6	–	1.1	26.9	1.1
Equity Investments and Central Items	–	–	–	–	–
Total	0.2	2.9	16.5	3.0	0.7	17.3	0.7
UK mortgages (underlying basis)A,2	–	0.9	10.1		0.3
UK Motor Finance (underlying basis)A,3	1.3	4.8	58.1		2.3
Retail (underlying basis)A	0.2	2.4	14.1		0.7
Total (underlying basis)A	0.2	2.8	15.8		0.8	16.4	0.8
1Contains central fair value hedge accounting adjustments.
2UK mortgages balances on an underlying basisA exclude the impact of the HBOS acquisition-related adjustments.
3UK Motor Finance balances on an underlying basisA at 31 December 2024 exclude a finance lease gross up.
4UK Motor Finance includes £178 million relating to provisions against residual values of vehicles subject to finance leases.
5Stage 3 and Total exclude loans in recoveries in Business and Commercial Banking of £296 million and Corporate and Institutional Banking of £1 million.
Lloyds Banking Group plc Annual Report and Accounts 2024

At 31 December 2023	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 2 as % of total %	Stage 3 as % of total %

Loans and advances to customers
UK mortgages	256,596	38,533	4,337	7,854	307,320	12.5	1.4
Credit cards	12,625	2,908	284	–	15,817	18.4	1.8
UK unsecured loans and overdrafts	7,103	1,187	196	–	8,486	14.0	2.3
UK Motor Finance	13,541	2,027	112	–	15,680	12.9	0.7
Other	15,898	525	144	–	16,567	3.2	0.9
Retail	305,763	45,180	5,073	7,854	363,870	12.4	1.4
Business and Commercial Banking	27,525	4,458	1,530	–	33,513	13.3	4.6
Corporate and Institutional Banking	52,049	3,529	538	–	56,116	6.3	1.0
Commercial Banking	79,574	7,987	2,068	–	89,629	8.9	2.3
Equity Investments and Central Items[1]	(43)	–	6	–	(37)
Total gross lending	385,294	53,167	7,147	7,854	453,462	11.7	1.6
UK mortgages (underlying basis)A,2	258,362	41,911	7,300		307,573	13.6	2.4
Retail (underlying basis)A	307,529	48,558	8,036		364,123	13.3	2.2
Total gross lending (underlying basis)A	387,060	56,545	10,110		453,715	12.5	2.2

Customer related ECL allowance (drawn and undrawn)
UK mortgages	169	376	357	213	1,115
Credit cards	234	446	130	–	810
UK unsecured loans and overdrafts	153	244	118	–	515
UK Motor Finance[3]	188	91	63	–	342
Other	20	21	47	–	88
Retail	764	1,178	715	213	2,870
Business and Commercial Banking	140	231	167	–	538
Corporate and Institutional Banking	156	218	253	–	627
Commercial Banking	296	449	420	–	1,165
Equity Investments and Central Items	–	–	4	–	4
Total	1,060	1,627	1,139	213	4,039
UK mortgages (underlying basis)A,2	170	441	757		1,368
Retail (underlying basis)A	765	1,243	1,115		3,123
Total (underlying basis)A	1,061	1,692	1,539		4,292

Customer related ECL allowance (drawn and undrawn) as a percentage of loans and advances to customers
	Stage 1%	Stage 2%	Stage 3%	POCI %	Total %	Adjusted Stage 3[4] %	Adjusted Total[4] %

UK mortgages	0.1	1.0	8.2	2.7	0.4
Credit cards	1.9	15.3	45.8	–	5.1	49.4	5.1
UK unsecured loans and overdrafts	2.2	20.6	60.2	–	6.1	65.6	6.1
UK Motor Finance	1.4	4.5	56.3	–	2.2
Other	0.1	4.0	32.6	–	0.5
Retail	0.2	2.6	14.1	2.7	0.8	14.2	0.8
Business and Commercial Banking	0.5	5.2	10.9	–	1.6	13.9	1.6
Corporate and Institutional Banking	0.3	6.2	47.0	–	1.1
Commercial Banking	0.4	5.6	20.3	–	1.3	24.1	1.3
Equity Investments and Central Items		–	66.7	–
Total	0.3	3.1	15.9	2.7	0.9	16.8	0.9
UK mortgages (underlying basis)A,2	0.1	1.1	10.4		0.4
Retail (underlying basis)A	0.2	2.6	13.9		0.9	13.9	0.9
Total (underlying basis)A	0.3	3.0	15.8		0.9	15.8	0.9
1Contains central fair value hedge accounting adjustments.
2UK mortgages balances on an underlying basisA exclude the impact of the HBOS acquisition-related adjustments.
3UK Motor Finance includes £187 million relating to provisions against residual values of vehicles subject to finance leases.
4Stage 3 and Total exclude loans in recoveries in credit cards of £21 million, UK unsecured loans and overdrafts of £16 million and Business and Commercial Banking of £327 million.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Stage 2 loans and advances to customers and expected credit loss allowance – statutory and underlyingA basis

	Up to date						1-30 days past due[2]			Over 30 days past due
	PD movements			Other[1]
Gross lending £m		ECL[3] £m	As % of gross lending %	Gross lending £m	ECL[3] £m	As % of gross lending %	Gross lending £m	ECL[3] £m	As % of gross lending %	Gross lending £m	ECL[3] £m	As % of gross lending %
At 31 December 2024
UK mortgages	28,909	191	0.7	1,869	38	2.0	1,240	22	1.8	977	24	2.5
Credit cards	2,174	248	11.4	149	43	28.9	83	24	28.9	35	16	45.7
UK unsecured loans and overdrafts	630	129	20.5	439	52	11.8	131	36	27.5	47	18	38.3
UK Motor Finance	1,192	49	4.1	1,029	30	2.9	141	25	17.7	36	11	30.6
Other	103	3	2.9	321	7	2.2	37	2	5.4	55	2	3.6
Retail	33,008	620	1.9	3,807	170	4.5	1,632	109	6.7	1,150	71	6.2
Business and Commercial Banking	2,445	154	6.3	426	18	4.2	176	10	5.7	125	5	4.0
Corporate and Institutional Banking	1,903	125	6.6	45	1	2.2	6	–	–	42	3	7.1
Commercial Banking	4,348	279	6.4	471	19	4.0	182	10	5.5	167	8	4.8
Total	37,356	899	2.4	4,278	189	4.4	1,814	119	6.6	1,317	79	6.0
UK mortgages (underlying basis)A	31,510	216	0.7	2,000	41	2.1	1,559	27	1.7	1,236	30	2.4
Retail (underlying basis)A	35,609	645	1.8	3,938	173	4.4	1,951	114	5.8	1,409	77	5.5
Total (underlying basis)A	39,957	924	2.3	4,409	192	4.4	2,133	124	5.8	1,576	85	5.4

At 31 December 2023
UK mortgages	26,665	146	0.5	9,024	133	1.5	1,771	52	2.9	1,073	45	4.2
Credit cards	2,612	345	13.2	145	49	33.8	115	34	29.6	36	18	50.0
UK unsecured loans and overdrafts	756	148	19.6	279	46	16.5	112	34	30.4	40	16	40.0
UK Motor Finance	735	30	4.1	1,120	30	2.7	138	21	15.2	34	10	29.4
Other	125	5	4.0	295	7	2.4	52	5	9.6	53	4	7.5
Retail	30,893	674	2.2	10,863	265	2.4	2,188	146	6.7	1,236	93	7.5
Business and Commercial Banking	3,455	202	5.8	590	17	2.9	253	8	3.2	160	4	2.5
Corporate and Institutional Banking	3,356	214	6.4	14	–	–	28	3	10.7	131	1	0.8
Commercial Banking	6,811	416	6.1	604	17	2.8	281	11	3.9	291	5	1.7
Total	37,704	1,090	2.9	11,467	282	2.5	2,469	157	6.4	1,527	98	6.4
UK mortgages (underlying basis)A	28,126	157	0.6	9,990	156	1.6	2,297	64	2.8	1,498	64	4.3
Retail (underlying basis)A	32,354	685	2.1	11,829	288	2.4	2,714	158	5.8	1,661	112	6.7
Total (underlying basis)A	39,165	1,101	2.8	12,433	305	2.5	2,995	169	5.6	1,952	117	6.0
1Includes forbearance, client and product-specific indicators not reflected within quantitative PD assessments.
2Includes assets that have triggered PD movements, or other rules, given that being 1 to 29 days in arrears in and of itself is not a Stage 2 trigger.
3Expected credit loss allowance on loans and advances to customers (drawn and undrawn).
The Group’s assessment of a significant increase in credit risk, and resulting categorisation of Stage 2, includes customers moving into early arrears as well as a broader assessment that an up to date customer has experienced a level of deterioration in credit risk since origination.
A more sophisticated assessment is required for up to date customers, which varies across divisions and product type. This assessment incorporates specific triggers such as a significant proportionate increase in probability of default relative to that at origination, recent arrears, forbearance activity, internal watch lists and external bureau flags. Up to date exposures in Stage 2 are likely to show lower levels of expected credit loss (ECL) allowance relative to those that have already moved into arrears given that an arrears status typically reflects a stronger indication of future default and greater likelihood of credit losses.
Lloyds Banking Group plc Annual Report and Accounts 2024

Movements in balances for the year ended 31 December 2024 (audited)
The movement tables below are compiled by comparing the position at the end of the period to that at the beginning of the year. Transfers between stages are deemed to have taken place at the start of the reporting period, with all other movements shown in the stage in which the asset is held at the end of the period. Purchased or originated credit-impaired are not transferable.
Additions and repayments comprise new loans originated and repayments of outstanding balances throughout the reporting period.
The Group’s impairment charge comprises impact of transfers between stages, other changes in credit quality and additions and repayments.
Advances written off have first been transferred to Stage 3 and then acquired a full allowance through other changes in credit quality.
Recoveries of amounts previously written off are shown at the full recovered value, with a corresponding entry in repayments and release of allowance through other changes in credit quality.
Movements in the gross carrying amount for loans and advances to customers and for allowance for expected credit losses were as follows:

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 1 January 2024	385,294	53,167	7,147	7,854	453,462	900	1,467	1,137	213	3,717
Exchange and other adjustments[1]	(910)	(23)	(74)	12	(995)	(12)	(6)	21	53	56
Transfers to Stage 1	25,658	(25,607)	(51)		–	413	(404)	(9)		–
Transfers to Stage 2	(25,390)	25,967	(577)		–	(66)	126	(60)		–
Transfers to Stage 3	(1,104)	(2,119)	3,223		–	(21)	(178)	199		–
Net change in ECL due to transfers						(293)	340	303		350
Impact of transfers between stages[2]	(836)	(1,759)	2,595		–	33	(116)	433		350
Other changes in credit quality[2]						(130)	(66)	709	66	579
Additions and repayments	22,529	(6,140)	(1,612)	(910)	13,867	(50)	(107)	(193)	(72)	(422)
Charge (credit) to the income statement						(147)	(289)	949	(6)	507
Disposals and derecognition[3]	(717)	(480)	(366)	(694)	(2,257)	(5)	(12)	(25)	(18)	(60)
Advances written off			(1,174)	(55)	(1,229)			(1,174)	(55)	(1,229)
Recoveries of amounts previously written off			200	–	200			200	–	200
At 31 December 2024	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
Allowance for expected credit losses	(736)	(1,160)	(1,108)	(187)	(3,191)
Net carrying amount	404,624	43,605	5,608	6,020	459,857
Drawn ECL coverage[4] (%)	0.2	2.6	16.5	3.0	0.7
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a credit for methodology and model changes of £24 million, split by stage as £20 million credit for Stage 1, £2 million charge for Stage 2, £15 million charge for Stage 3 and £21 million credit for POCI.
3Relates to the securitisations of primarily legacy Retail mortgages.
4Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
The total allowance for expected credit losses includes £178 million (2023: £187 million) in respect of residual value impairment and voluntary terminations within the Group’s UK Motor Finance business.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Movements in Retail UK mortgage balances were as follows:

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
Retail – UK mortgages
At 1 January 2024	256,596	38,533	4,337	7,854	307,320	161	374	357	213	1,105
Exchange and other adjustments[1]	–	–	–	12	12	1	–	50	53	104
Transfers to Stage 1	21,133	(21,105)	(28)		–	135	(132)	(3)		–
Transfers to Stage 2	(21,077)	21,473	(396)		–	(11)	32	(21)		–
Transfers to Stage 3	(299)	(1,341)	1,640		–	–	(39)	39		–
Net change in ECL due to transfers						(122)	114	56		48
Impact of transfers between stages[2]	(243)	(973)	1,216		–	2	(25)	71		48
Other changes in credit quality[2]						(94)	(19)	26	66	(21)
Additions and repayments	13,901	(4,143)	(956)	(910)	7,892	(16)	(48)	(79)	(72)	(215)
Charge (credit) to the income statement						(108)	(92)	18	(6)	(188)
Disposals and derecognition[3]	(494)	(422)	(366)	(694)	(1,976)	(1)	(9)	(25)	(18)	(53)
Advances written off			(70)	(55)	(125)			(70)	(55)	(125)
Recoveries of amounts previously written off			5	–	5			5	–	5
At 31 December 2024	269,760	32,995	4,166	6,207	313,128	53	273	335	187	848
Allowance for expected credit losses	(53)	(273)	(335)	(187)	(848)
Net carrying amount	269,707	32,722	3,831	6,020	312,280
Drawn ECL coverage[4] (%)	–	0.8	8.0	3.0	0.3
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a charge for methodology and model changes of £7 million, split by stage as £1 million charge for Stage 1, £9 million charge for Stage 2, £18 million charge for Stage 3 and £21 million credit for POCI.
3Relates to the securitisations of primarily legacy Retail mortgages.
4Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Movements in Retail credit cards were as follows:

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Retail – credit cards
At 1 January 2024	12,625	2,908	284	15,817	168	401	130	699
Exchange and other adjustments	–	–	–	–	–	–	(18)	(18)
Transfers to Stage 1	1,162	(1,162)	–	–	128	(128)	–	–
Transfers to Stage 2	(642)	683	(41)	–	(13)	31	(18)	–
Transfers to Stage 3	(184)	(241)	425	–	(5)	(65)	70	–
Net change in ECL due to transfers					(71)	84	84	97
Impact of transfers between stages	336	(720)	384	–	39	(78)	136	97
Other changes in credit quality					(31)	(22)	284	231
Additions and repayments	573	253	(15)	811	(27)	(4)	(11)	(42)
Charge to the income statement					(19)	(104)	409	286
Advances written off			(506)	(506)			(506)	(506)
Recoveries of amounts previously written off			118	118			118	118
At 31 December 2024	13,534	2,441	265	16,240	149	297	133	579
Allowance for expected credit losses	(149)	(297)	(133)	(579)
Net carrying amount	13,385	2,144	132	15,661
Drawn ECL coverage[1] (%)	1.1	12.2	50.2	3.6
1Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Lloyds Banking Group plc Annual Report and Accounts 2024

Movements in Commercial Banking lending were as follows:

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Commercial Banking
At 1 January 2024	79,574	7,987	2,068	89,629	232	372	418	1,022
Exchange and other adjustments	(103)	(5)	(64)	(172)	(13)	(5)	1	(17)
Transfers to Stage 1	2,361	(2,347)	(14)	–	86	(85)	(1)	–
Transfers to Stage 2	(1,850)	1,951	(101)	–	(12)	13	(1)	–
Transfers to Stage 3	(301)	(258)	559	–	(4)	(19)	23	–
Net change in ECL due to transfers					(63)	70	62	69
Impact of transfers between stages[1]	210	(654)	444	–	7	(21)	83	69
Other changes in credit quality[1]					(11)	(20)	152	121
Additions and repayments	1,796	(2,160)	(449)	(813)	(10)	(62)	(81)	(153)
Charge to the income statement					(14)	(103)	154	37
Advances written off			(163)	(163)			(163)	(163)
Recoveries of amounts previously written off			3	3			3	3
At 31 December 2024	81,477	5,168	1,839	88,484	205	264	413	882
Allowance for expected credit losses	(205)	(264)	(413)	(882)
Net carrying amount	81,272	4,904	1,426	87,602
Drawn ECL coverage[2] (%)	0.3	5.1	22.5	1.0
1Includes a credit for methodology and model changes of £25 million, split by stage as £17 million credit for Stage 1, £8 million credit for Stage 2 and £nil for Stage 3.
2Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Movements in balances for the year ended 31 December 2023 (audited)

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 1 January 2023	380,991	61,164	7,640	9,622	459,417	700	1,808	1,757	253	4,518
Exchange and other adjustments[1]	1,830	(24)	(6)	18	1,818	(7)	(1)	105	67	164
Transfers to Stage 1	18,991	(18,953)	(38)		–	401	(393)	(8)		–
Transfers to Stage 2	(18,010)	18,592	(582)		–	(53)	121	(68)		–
Transfers to Stage 3	(1,216)	(2,507)	3,723		–	(13)	(223)	236		–
Net change in ECL due to transfers						(260)	402	312		454
Impact of transfers between stages	(235)	(2,868)	3,103		–	75	(93)	472		454
Other changes in credit quality[2]						105	(103)	804	8	814
Additions and repayments	6,393	(4,213)	(2,353)	(1,043)	(1,216)	81	(85)	(862)	(81)	(947)
Charge (credit) to the income statement						261	(281)	414	(73)	321
Disposals and derecognition[3]	(3,685)	(892)	(122)	(743)	(5,442)	(54)	(59)	(24)	(34)	(171)
Advances written off			(1,231)	–	(1,231)			(1,231)	–	(1,231)
Recoveries of amounts previously written off			116	–	116			116	–	116
At 31 December 2023	385,294	53,167	7,147	7,854	453,462	900	1,467	1,137	213	3,717
Allowance for expected credit losses	(900)	(1,467)	(1,137)	(213)	(3,717)
Net carrying amount	384,394	51,700	6,010	7,641	449,745
Drawn ECL coverage[4] (%)	0.2	2.8	15.9	2.7	0.8
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a charge for methodology and model changes of £60 million, split by stage as £96 million charge for Stage 1, £33 million credit for Stage 2, £1 million credit for Stage 3 and
£2 million credit for POCI.
3Relates to the securitisations of primarily legacy Retail mortgages and Retail unsecured loans.
4Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Movements in Retail UK mortgage balances were as follows:

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
Retail – UK mortgages
At 1 January 2023	257,517	41,783	3,416	9,622	312,338	91	552	311	253	1,207
Exchange and other adjustments[1]	–	–	–	18	18	–	–	53	67	120
Transfers to Stage 1	12,202	(12,195)	(7)		–	66	(65)	(1)		–
Transfers to Stage 2	(12,673)	13,103	(430)		–	(7)	33	(26)		–
Transfers to Stage 3	(450)	(1,656)	2,106		–	–	(66)	66		–
Net change in ECL due to transfers						(50)	91	115		156
Impact of transfers between stages	(921)	(748)	1,669		–	9	(7)	154		156
Other changes in credit quality[2]						43	(104)	14	8	(39)
Additions and repayments	1,202	(1,955)	(553)	(1,043)	(2,349)	19	(49)	(67)	(81)	(178)
Charge (credit) to the income statement						71	(160)	101	(73)	(61)
Disposals and derecognition[3]	(1,202)	(547)	(94)	(743)	(2,586)	(1)	(18)	(7)	(34)	(60)
Advances written off			(108)	–	(108)			(108)	–	(108)
Recoveries of amounts previously written off			7	–	7			7	–	7
At 31 December 2023	256,596	38,533	4,337	7,854	307,320	161	374	357	213	1,105
Allowance for expected credit losses	(161)	(374)	(357)	(213)	(1,105)
Net carrying amount	256,435	38,159	3,980	7,641	306,215
Drawn ECL coverage[4] (%)	0.1	1.0	8.2	2.7	0.4
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a charge for methodology and model changes of £74 million, split by stage as £91 million charge for Stage 1, £12 million credit for Stage 2, £3 million credit for Stage 3 and
£2 million credit for POCI.
3Relates to the securitisations of primarily legacy Retail mortgages.
4Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Movements in Retail credit cards were as follows:

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Retail – credit cards
At 1 January 2023	11,416	3,287	289	14,992	120	433	113	666
Exchange and other adjustments	–	–	–	–	–	–	(16)	(16)
Transfers to Stage 1	1,311	(1,308)	(3)	–	142	(141)	(1)	–
Transfers to Stage 2	(744)	782	(38)	–	(11)	28	(17)	–
Transfers to Stage 3	(172)	(266)	438	–	(4)	(69)	73	–
Net changes in ECL due to transfers					(80)	125	80	125
Impact of transfers between stages	395	(792)	397	–	47	(57)	135	125
Other changes in credit quality[1]					15	9	298	322
Additions and repayments	814	413	(13)	1,214	(14)	16	(11)	(9)
Charge to the income statement					48	(32)	422	438
Advances written off			(449)	(449)			(449)	(449)
Recoveries of amounts previously written off			60	60			60	60
At 31 December 2023	12,625	2,908	284	15,817	168	401	130	699
Allowance for expected credit losses	(168)	(401)	(130)	(699)
Net carrying amount	12,457	2,507	154	15,118
Drawn ECL coverage[2] (%)	1.3	13.8	45.8	4.4
1Includes a credit for methodology and model changes of £18 million, split by stage as £2 million charge for Stage 1, £20 million credit for Stage 2 and £nil for Stage 3.
2Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Lloyds Banking Group plc Annual Report and Accounts 2024

Movements in Commercial Banking lending were as follows:

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Commercial Banking
At 1 January 2023	80,509	11,493	3,371	95,373	214	414	1,070	1,698
Exchange and other adjustments	(968)	(14)	(6)	(988)	(6)	–	83	77
Transfers to Stage 1	4,026	(4,011)	(15)	–	101	(101)	–	–
Transfers to Stage 2	(3,074)	3,143	(69)	–	(16)	19	(3)	–
Transfers to Stage 3	(369)	(327)	696	–	(3)	(26)	29	–
Net changes in ECL due to transfers					(76)	117	32	73
Impact of transfers between stages	583	(1,195)	612	–	6	9	58	73
Other changes in credit quality					17	9	230	256
Additions and repayments	(550)	(2,297)	(1,657)	(4,504)	1	(60)	(771)	(830)
Charge to the income statement					24	(42)	(483)	(501)
Advances written off			(256)	(256)			(256)	(256)
Recoveries of amounts previously written off			4	4			4	4
At 31 December 2023	79,574	7,987	2,068	89,629	232	372	418	1,022
Allowance for expected credit losses	(232)	(372)	(418)	(1,022)
Net carrying amount	79,342	7,615	1,650	88,607
Drawn ECL coverage[1] (%)	0.3	4.7	20.2	1.1
1Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Credit quality of loans and advances to customers (audited)
The analysis of lending has been prepared based on the division in which the asset is held, with the business segment in which the exposure is recorded reflected in the ratings system applied. The internal credit ratings systems used by the Group differ between Retail and
Commercial, reflecting the characteristics of these exposures and the way that they are managed internally; these credit ratings are set out below. All probabilities of default (PDs) include forward-looking information and are based on 12-month values, with the exception of credit-impaired.

Retail		Commercial
Quality classification	IFRS 9 PD range	Quality classification	IFRS 9 PD range
RMS 1–3	0.00–0.80%	CMS 1–5	0.000–0.100%
RMS 4–6	0.81–4.50%	CMS 6–10	0.101–0.500%
RMS 7–9	4.51–14.00%	CMS 11–14	0.501–3.000%
RMS 10	14.01–20.00%	CMS 15–18	3.001–20.000%
RMS 11–13	20.01–99.99%	CMS 19	20.001–99.999%
RMS 14	100.00%	CMS 20–23	100.000%
Stage 3 assets include balances of £297 million (2023: £364 million) (with outstanding amounts due of £971 million (2023: £1,167 million))
which have been subject to a partial write-off and where the Group continues to enforce recovery action.
There were no modifications of Stage 2 and Stage 3 assets during the year (2023: £180 million). No material gain or loss was recognised by the Group.
As at 31 December 2024 there were no (2023: £5 million) significant assets that had been previously modified while classified as Stage 2 or
Stage 3 and were classified as Stage 1.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued

	Drawn exposures					Allowance for expected credit losses
Gross drawn exposures and expected credit loss allowance (audited)	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 31 December 2024
Retail – UK mortgages
RMS 1–3	261,101	21,213	–	–	282,314	46	143	–	–	189
RMS 4–6	8,487	7,384	–	–	15,871	6	51	–	–	57
RMS 7–9	112	1,296	–	–	1,408	–	15	–	–	15
RMS 10	17	273	–	–	290	–	5	–	–	5
RMS 11–13	43	2,829	–	–	2,872	1	59	–	–	60
RMS 14	–	–	4,166	6,207	10,373	–	–	335	187	522
	269,760	32,995	4,166	6,207	313,128	53	273	335	187	848
Retail – credit cards
RMS 1–3	5,058	10	–	–	5,068	11	1	–	–	12
RMS 4–6	7,231	1,129	–	–	8,360	87	52	–	–	139
RMS 7–9	1,242	859	–	–	2,101	51	107	–	–	158
RMS 10	3	149	–	–	152	–	31	–	–	31
RMS 11–13	–	294	–	–	294	–	106	–	–	106
RMS 14	–	–	265	–	265	–	–	133	–	133
	13,534	2,441	265	–	16,240	149	297	133	–	579
Retail – UK unsecured loans and overdrafts
RMS 1–3	1,207	2	–	–	1,209	3	–	–	–	3
RMS 4–6	7,020	484	–	–	7,504	98	27	–	–	125
RMS 7–9	1,047	307	–	–	1,354	40	36	–	–	76
RMS 10	31	111	–	–	142	3	22	–	–	25
RMS 11–13	9	343	–	–	352	1	112	–	–	113
RMS 14	–	–	175	–	175	–	–	118	–	118
	9,314	1,247	175	–	10,736	145	197	118	–	460
Retail – UK Motor Finance
RMS 1–3	8,967	760	–	–	9,727	112	16	–	–	128
RMS 4–6	4,487	1,169	–	–	5,656	55	40	–	–	95
RMS 7–9	440	247	–	–	687	2	17	–	–	19
RMS 10	–	46	–	–	46	–	6	–	–	6
RMS 11–13	3	176	–	–	179	–	36	–	–	36
RMS 14	–	–	124	–	124	–	–	72	–	72
	13,897	2,398	124	–	16,419	169	115	72	–	356
Retail – other
RMS 1–3	15,163	238	–	–	15,401	4	4	–	–	8
RMS 4–6	2,132	190	–	–	2,322	11	7	–	–	18
RMS 7–9	78	72	–	–	150	–	3	–	–	3
RMS 10	–	7	–	–	7	–	–	–	–	–
RMS 11–13	–	9	–	–	9	–	–	–	–	–
RMS 14	–	–	147	–	147	–	–	37	–	37
	17,373	516	147	–	18,036	15	14	37	–	66
Total Retail	323,878	39,597	4,877	6,207	374,559	531	896	695	187	2,309
Commercial Banking
CMS 1–5	26,925	6	–	–	26,931	3	–	–	–	3
CMS 6–10	17,126	56	–	–	17,182	13	–	–	–	13
CMS 11–14	32,424	1,128	–	–	33,552	122	21	–	–	143
CMS 15–18	5,002	3,253	–	–	8,255	67	166	–	–	233
CMS 19	–	725	–	–	725	–	77	–	–	77
CMS 20–23	–	–	1,839	–	1,839	–	–	413	–	413
	81,477	5,168	1,839	–	88,484	205	264	413	–	882
Other[1]	5	–	–	–	5	–	–	–	–	–
Total loans and advances to customers	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
1Drawn exposures include centralised fair value hedge accounting adjustments.
Lloyds Banking Group plc Annual Report and Accounts 2024

	Drawn exposures					Allowance for expected credit losses
Gross drawn exposures and expected credit loss allowance (audited)	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 31 December 2023
Retail – UK mortgages
RMS 1–3	226,740	4,137	–	–	230,877	123	37	–	–	160
RMS 4–6	29,637	27,037	–	–	56,674	38	151	–	–	189
RMS 7–9	219	2,713	–	–	2,932	–	37	–	–	37
RMS 10	–	590	–	–	590	–	13	–	–	13
RMS 11–13	–	4,056	–	–	4,056	–	136	–	–	136
RMS 14	–	–	4,337	7,854	12,191	–	–	357	213	570
	256,596	38,533	4,337	7,854	307,320	161	374	357	213	1,105
Retail – credit cards
RMS 1–3	3,906	5	–	–	3,911	9	–	–	–	9
RMS 4–6	7,159	1,248	–	–	8,407	91	65	–	–	156
RMS 7–9	1,548	1,069	–	–	2,617	67	145	–	–	212
RMS 10	12	220	–	–	232	1	50	–	–	51
RMS 11–13	–	366	–	–	366	–	141	–	–	141
RMS 14	–	–	284	–	284	–	–	130	–	130
	12,625	2,908	284	–	15,817	168	401	130	–	699
Retail – UK unsecured loans and overdrafts
RMS 1–3	638	1	–	–	639	1	–	–	–	1
RMS 4–6	5,152	250	–	–	5,402	83	18	–	–	101
RMS 7–9	1,256	473	–	–	1,729	44	50	–	–	94
RMS 10	43	135	–	–	178	4	27	–	–	31
RMS 11–13	14	328	–	–	342	2	113	–	–	115
RMS 14	–	–	196	–	196	–	–	118	–	118
	7,103	1,187	196	–	8,486	134	208	118	–	460
Retail – UK Motor Finance
RMS 1–3	9,979	569	–	–	10,548	142	12	–	–	154
RMS 4–6	2,791	998	–	–	3,789	41	29	–	–	70
RMS 7–9	769	228	–	–	997	3	13	–	–	16
RMS 10	–	63	–	–	63	–	7	–	–	7
RMS 11–13	2	169	–	–	171	–	30	–	–	30
RMS 14	–	–	112	–	112	–	–	63	–	63
	13,541	2,027	112	–	15,680	186	91	63	–	340
Retail – other
RMS 1–3	13,613	240	–	–	13,853	3	4	–	–	7
RMS 4–6	2,197	186	–	–	2,383	16	13	–	–	29
RMS 7–9	–	86	–	–	86	–	4	–	–	4
RMS 10	–	6	–	–	6	–	–	–	–	–
RMS 11–13	88	7	–	–	95	–	–	–	–	–
RMS 14	–	–	144	–	144	–	–	47	–	47
	15,898	525	144	–	16,567	19	21	47	–	87
Total Retail	305,763	45,180	5,073	7,854	363,870	668	1,095	715	213	2,691
Commercial Banking
CMS 1–5	14,100	7	–	–	14,107	2	–	–	–	2
CMS 6–10	30,534	124	–	–	30,658	32	–	–	–	32
CMS 11–14	31,210	2,927	–	–	34,137	133	59	–	–	192
CMS 15–18	3,719	4,115	–	–	7,834	65	232	–	–	297
CMS 19	11	814	–	–	825	–	81	–	–	81
CMS 20–23	–	–	2,068	–	2,068	–	–	418	–	418
	79,574	7,987	2,068	–	89,629	232	372	418	–	1,022
Other[1]	(43)	–	6	–	(37)	–	–	4	–	4
Total loans and advances to customers	385,294	53,167	7,147	7,854	453,462	900	1,467	1,137	213	3,717
1Drawn exposures include centralised fair value hedge accounting adjustments.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Average PD grade (audited)
The table below shows the average PD for the major portfolios used in the calculation of ECL and therefore Stage 2 average PD reflects the lifetime value. These reflect the forward-looking view under the Group’s base case scenario prior to the application of MES and post-model adjustments which further impact ECL.

	2024		2023
	Stage 1 average PD %	Stage 2 average PD %	Stage 1 average PD %	Stage 2 average PD %
Retail
UK mortgages[1]	0.29	26.13	0.57	17.60
Credit cards	1.80	22.21	2.14	23.02
UK unsecured loans and overdrafts	2.12	28.43	2.75	29.66
UK Motor Finance	0.65	10.62	0.61	10.00
Commercial Banking
Loans and advances to customers	0.93	22.95	0.92	22.55
12024 calculated using updated models.
Concentrations of exposure (audited)
The Group’s management of concentration risk includes portfolio controls on certain industries, sectors and products to reflect risk appetite as well as individual, customer and bank limit risk tolerances. Credit policies and appetite statements are aligned to the Group’s risk appetite and restrict exposure to higher risk countries and potentially vulnerable sectors and asset classes. Exposures are monitored to prevent both an excessive concentration of risk and single name concentrations. The Group’s largest credit limits are regularly monitored by the Board Risk Committee and reported in accordance with regulatory requirements. As part of its credit risk policy, the Group considers sustainability risk (which incorporates environmental (including climate), social and governance) in the assessment of Commercial Banking facilities.
At 31 December 2024 the most significant concentrations of exposure were in mortgages.

	2024 £m	2023 £m
Agriculture, forestry and fishing	6,338	7,038
Construction[1]	3,079	3,543
Energy and water supply	4,569	3,468
Financial, business and other services	36,924	35,112
Lease financing	17,144	17,374
Manufacturing	3,972	4,021
Mining and Quarrying[1]	169	335
Personal:
Mortgages[2]	330,840	323,627
Other	28,015	25,342
Postal and telecommunications	3,162	2,654
Property companies	19,252	20,904
Transport, distribution and hotels	9,584	10,044
Total loans and advances to customers before allowance for impairment losses	463,048	453,462
Allowance for impairment losses (note 21 to the consolidated financial statements, page 274)	(3,191)	(3,717)
Total loans and advances to customers	459,857	449,745
1Mining and quarrying, previously included within construction, is now presented separately.
2Includes both UK and overseas mortgage balances.
Lloyds Banking Group plc Annual Report and Accounts 2024

UK mortgages product analysis

	At 31 December 2024				At 31 December 2023
	Mainstream	Buy-to-let	Specialist	Total	Mainstream	Buy-to-let	Specialist	Total
UK mortgages loans and advances to customers (statutory basis)[1]
Total UK mortgages (£m)	261,630	47,984	3,514	313,128	254,416	47,549	5,355	307,320
UK mortgages greater than 3 months in arrears (excluding repossessions, underlying basisA)
Number of cases (cases)	20,112	4,511	2,818	27,441	23,123	5,037	4,726	32,886
Total mortgages accounts (%)	1.2	1.2	9.2	1.3	1.3	1.4	10.5	1.5
Value of loans[2] (£m)	2,910	651	531	4,092	3,094	692	806	4,592
Total mortgage balances (%)	1.1	1.4	14.7	1.3	1.2	1.5	14.7	1.5
Loan to value (underlying basisA)
Less than 60 per cent (%)	55.5	68.1	87.3	57.8	55.3	66.9	84.8	57.7
60 per cent to 70 per cent (%)	16.6	21.2	7.2	17.2	17.6	21.8	9.2	18.1
70 per cent to 80 per cent (%)	14.1	10.4	2.3	13.4	14.3	10.8	2.4	13.5
80 per cent to 90 per cent (%)	11.9	0.1	1.2	10.0	9.4	0.4	1.2	7.8
90 per cent to 100 per cent (%)	1.8	0.1	0.9	1.5	3.3	–	1.1	2.8
Greater than 100 per cent (%)	0.1	0.1	1.1	0.1	0.1	0.1	1.3	0.1
Total (%)	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Average loan to value (underlying basisA)[3]
Stock of residential mortgages (%)	43.2	47.4	33.2	43.7	43.1	48.1	35.0	43.6
New residential lending (%)	64.1	56.4	n/a	63.2	62.5	51.6	n/a	61.7
1Balances include the impact of HBOS-related acquisition adjustments.
2Value of loans represents total gross book value of mortgages more than three months in arrears; the balances exclude the impact of HBOS acquisition adjustments.
3Average loan to value is calculated as total loans and advances as a percentage of the total indexed collateral of these loans and advances; the balances exclude the impact of HBOS acquisition adjustments.
Interest-only UK mortgages
The Group provides interest-only mortgages to owner occupier mortgage customers whereby only payments of interest are made for the term of the mortgage with the customer responsible for repaying the principal outstanding at the end of the loan term. At 31 December
2024, owner occupier interest-only balances as a proportion of total owner occupier balances had reduced to 12.5 per cent (31 December
2023: 14.4 per cent). The average indexed loan to value remained low at 36.5 per cent (31 December 2023: 36.9 per cent).
For existing interest-only mortgages, a contact strategy is in place during the term of the mortgage to ensure that customers are aware of their obligations to repay the principal upon maturity of the loan. Treatment strategies are in place to help customers anticipate and plan for repayment of capital at maturity and support those who may have difficulty in repaying the principal amount. A dedicated specialist team supports customers who have passed their contractual maturity date and are unable to fully repay the principal. A range of treatments are offered to customers based on their individual circumstances to create fair and sustainable outcomes.
Analysis of owner occupier interest-only UK mortgages (statutory basis)

	At 31 Dec 2024	At 31 Dec 2023
Interest-only balances (£m)	33,023	37,278
Stage 1 (%)	39.4	54.7
Stage 2 (%)[1]	44.5	27.6
Stage 3 (%)	5.5	5.6
Purchased or originated credit-impaired (%)	10.6	12.1
Average loan to value (%)	36.5	36.9
Maturity profile (£m)
Due	1,541	1,982
Within 1 year	1,012	1,129
2 to 5 years	8,209	8,803
6 to 10 years	10,772	13,918
Greater than 10 years	11,489	11,446
Past term interest-only balances (£m)[2]	1,490	1,925
Stage 1 (%)	0.3	0.2
Stage 2 (%)	8.6	9.3
Stage 3 (%)	51.8	52.2
Purchased or originated credit-impaired (%)	39.3	38.4
Average loan to value (%)	35.2	35.2
Negative equity (%)	2.5	2.6
1Includes adoption of a new ECL model, where the significant increase in credit risk (SICR) quantitative Stage 2 trigger is now defined as a doubling of an account’s PD since origination.
2 Balances where all interest-only elements have moved past term. Some may subsequently have had a term extension, so are no longer classed as due.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Collateral held as security for Retail loans and advances to customers (audited)
UK mortgages
An analysis by loan-to-value ratio of the Group’s UK residential mortgage lending is provided below. The value of collateral used in determining the loan-to-value ratios has been estimated based upon the last actual valuation, adjusted to take into account subsequent movements in house prices. The market takes into account many factors, including environmental considerations such as flood risk and energy efficient additions, in arriving at the value of a home.
In some circumstances, where the discounted value of the estimated net proceeds from the liquidation of collateral (i.e. net of costs, expected haircuts and anticipated changes in the value of the collateral to the point of sale) is greater than the estimated exposure at default, no credit losses are expected and no ECL allowance is recognised.

	At 31 December 2024					At 31 December 2023
	Stage 1 (£m)	Stage 2 (£m)	Stage 3 (£m)	POCI (£m)	Total (£m)	Stage 1 (£m)	Stage 2 (£m)	Stage 3 (£m)	POCI (£m)	Total (£m)
Gross drawn exposures
Less than 60 per cent	145,055	27,851	3,014	5,066	180,986	145,285	22,739	3,209	6,209	177,442
60 per cent to 70 per cent	49,746	2,954	643	638	53,981	47,950	6,015	673	959	55,597
70 per cent to 80 per cent	40,292	1,168	307	232	41,999	36,413	4,506	290	333	41,542
80 per cent to 90 per cent	30,215	898	123	109	31,345	20,949	2,821	87	142	23,999
90 per cent to 100 per cent	4,420	109	36	63	4,628	5,981	2,389	30	91	8,491
Greater than 100 per cent	32	15	43	99	189	18	63	48	120	249
Total	269,760	32,995	4,166	6,207	313,128	256,596	38,533	4,337	7,854	307,320
Allowance for expected credit losses
Less than 60 per cent	14	165	130	66	375	26	118	127	70	341
60 per cent to 70 per cent	11	51	77	36	175	31	90	99	48	268
70 per cent to 80 per cent	13	30	59	27	129	37	75	61	26	199
80 per cent to 90 per cent	13	23	32	17	85	48	53	27	20	148
90 per cent to 100 per cent	2	3	13	10	28	19	31	12	14	76
Greater than 100 per cent	–	1	24	31	56	–	7	31	35	73
Total	53	273	335	187	848	161	374	357	213	1,105
UK mortgages energy performance certificate analysis
The energy performance certificate (EPC) profile of the security associated with the Group’s UK mortgage portfolio is shown below:

EPC profile	A £m	B £m	C £m	D £m	E £m	F £m	G £m	Unrated properties £m	Total
At 31 December 2024	1,113	40,469	68,128	97,392	33,021	6,293	1,370	65,342	313,128
At 31 December 2023	971	41,250	64,466	95,958	34,327	6,663	1,465	62,220	307,320
The above data is sourced using the latest available government EPC information. The Group has no EPC data available for 20.9 per cent
(2023: 20.2 per cent) of the UK mortgage portfolio; this portion is classified as unrated properties.
EPC ratings are not considered to be a material credit risk factor, and do not form part of the Group’s credit risk calculations.
Other Retail lending
At 31 December 2024, Stage 1 and Stage 2 other retail gross lending amounted to £60,720 million (2023: £55,814 million). Stage 3 other retail lending amounted to £351 million, net of an impairment allowance of £360 million (2023: £378 million, net of an impairment allowance of £358 million).
Lending decisions are predominantly based on an obligor’s ability to repay rather than reliance on the disposal of any security provided.
Where the lending is secured, collateral values are rigorously assessed at the time of loan origination and are thereafter monitored in accordance with business unit credit policy.
The Group’s credit risk disclosures for unimpaired other retail lending show assets gross of collateral and therefore disclose the maximum loss exposure.
Lloyds Banking Group plc Annual Report and Accounts 2024

Retail forbearance
The basis of disclosure for forbearance is aligned to the FINREP reporting definitions. On a statutory basis forbearance for the major retail portfolios reduced £332 million to £3,550 million. This reduction was primarily driven by the impact of removing balances following UK mortgage securitisations. The main customer treatments included are: repair, where arrears are added to the loan balance and the arrears position cancelled; instances where there are suspensions of interest and/or capital repayments; and refinance.
Retail forborne loans and advances (statutory (audited) and underlying basisA)

	Total £m	Of which Stage 2 £m	Of which Stage 3 £m	Of which POCI £m	ECL as a % of total loans and advances which are forborne[1] %
At 31 December 2024
UK mortgages	2,984	618	1,161	1,146	4.8
Credit cards	271	87	149	–	33.0
UK unsecured loans and overdrafts	291	119	108	–	34.7
UK Motor Finance	4	3	1	–	18.8
Total	3,550	827	1,419	1,146	9.4
UK mortgages (underlying basis)A	3,054	810	2,182		6.9
Total (underlying basis)A	3,619	1,019	2,440		11.1
At 31 December 2023
UK mortgages	3,269	695	1,008	1,552	4.1
Credit cards	268	89	141	–	32.5
UK unsecured loans and overdrafts	275	107	108	–	35.5
UK Motor Finance	70	36	32	–	30.7
Total	3,882	927	1,289	1,552	8.8
UK mortgages (underlying basis)A	3,374	1,012	2,343		7.1
Total (underlying basis)A	3,987	1,244	2,624		11.2
1Expected credit losses as a percentage of total loans and advances which are forborne are calculated excluding loans in recoveries for credit cards and loans and overdrafts (31
December 2024: £33 million; 31 December 2023: £55 million).
Commercial Banking forbearance
Commercial Banking forborne loans and advances reduced by £170 million to £2,219 million in 2024 (2023: £2,389 million), of which £1,784 million were in Stage 3 (2023: £1,946 million).
Collateral held as security for Commercial Banking loans and advances to customers (audited)
Stage 1 and Stage 2 secured lending
For Stage 1 and Stage 2 secured commercial lending, the Group reports assets gross of collateral and therefore discloses the maximum loss exposure.
Stage 1 and Stage 2 secured commercial lending is predominantly managed on a cash flow basis. On occasion, it may include an assessment of underlying collateral, although, for Stage 3 lending, this will not always involve assessing it on a fair value basis. No aggregated collateral information for the entire unimpaired secured commercial lending portfolio is provided to key management personnel.
Stage 3 secured lending
The value of collateral is re-evaluated and its legal soundness reassessed if there is observable evidence of distress of the borrower; this evaluation is used to determine potential loss allowances and management’s strategy to try to either repair the business or recover the debt.
At 31 December 2024, Stage 3 secured commercial lending amounted to £450 million, net of an impairment allowance of £150 million
(2023: £507 million, net of an impairment allowance of £133 million). The fair value of the collateral held in respect of impaired secured commercial lending was £575 million (2023: £608 million). In determining the fair value of collateral, no specific amounts have been attributed to the costs of realisation. For the purposes of determining the total collateral held by the Group in respect of impaired secured commercial lending, the value of collateral for each loan has been limited to the principal amount of the outstanding advance in order to eliminate the effects of any over-collateralisation and to provide a clearer representation of the Group’s exposure.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Commercial Banking UK Real Estate
•Commercial Banking UK Real Estate, including Business Banking, committed drawn lending stood at £9.3 billion at 31 December 2024
(net of £3.1 billion exposures subject to protection through Significant Risk Transfer (SRT) securitisations). In addition there are undrawn lending facilities of £2.8 billion to predominantly investment grade rated corporate customers
•The Group classifies Direct Real Estate as exposure which is directly supported by cash flows from property activities (as opposed to trading activities, such as hotels, care homes and housebuilders). Exposures of £7.2 billion to social housing providers are also excluded
•Despite some headwinds, the portfolio continues to remain well positioned and proactively managed with conservative LTVs, good levels of interest cover and appropriate risk mitigants in place
•Overall performance of the portfolio has remained resilient. The Group has seen improvement within this sector, with a decrease in cases in its more closely monitored Watchlist category and limited flow into Business Support
•Lending continues to be heavily weighted towards investment real estate (c.91 per cent) rather than development. Of these investment exposures, c.91 per cent have an LTV of less than 70 per cent, with an average LTV of 45 per cent. The average interest cover ratio was
3.1 times, with 71 per cent having interest cover of above 2 times. In SME, LTV at origination has been typically limited to c.55 per cent, given prudent repayment cover criteria (including notional base rate stress)
•The portfolio is well diversified with limited speculative commercial development lending (defined as property not pre-sold or pre-let at a level to fully repay the debt or generate sufficient income to meet the minimum interest cover requirements). Approximately 47 per cent of exposures relate to commercial real estate, including c.13 per cent secured by office assets, c.10 per cent by retail assets and c.12 per cent by industrial assets. Approximately 51 per cent of the portfolio relates to residential
•Recognising this is a cyclical sector, total (gross and net) and asset type quantum caps are in place to control origination and exposure.
Focus remains on the UK market and new business has been written in line with a prudent risk appetite criteria including conservative
LTVs, strong quality of income and proven management teams. Development lending criteria also includes maximum loan to gross development value and maximum loan to cost, with funding typically only released against completed work, as confirmed by the
Group’s monitoring quantity surveyor
•Use of SRT securitisations also act as a risk mitigant in this portfolio, with run-off of these carefully managed and sequenced
LTV – UK Real Estate

	At 31 December 2024[1,2]				At 31 December 2023[1,2]
	Stage 1 and 2 £m	Stage 3 £m	Total £m	Total %	Stage 1 and 2 £m	Stage 3 £m	Total £m	Total %
Investment exposures
Less than 60 per cent	5,726	25	5,751	80.5	6,161	39	6,200	77.2
60 per cent to 70 per cent	700	46	746	10.5	986	9	995	12.4
70 per cent to 80 per cent	140	4	144	2.0	191	13	204	2.5
80 per cent to 100 per cent	26	67	93	1.3	96	45	141	1.8
100 per cent to 120 per cent	4	6	10	0.1	19	64	83	1.0
120 per cent to 140 per cent	4	–	4	0.1	11	38	49	0.6
Greater than 140 per cent	10	81	91	1.3	20	20	40	0.5
Unsecured[3]	303	–	303	4.2	318	–	318	4.0
Subtotal	6,913	229	7,142	100.0	7,802	228	8,030	100.0
Other[4]	512	67	579		369	19	388
Total investment	7,425	296	7,721		8,171	247	8,418
Development	731	8	739		776	71	847
Government Supported Lending[5]	87	2	89		158	3	161
Total	8,243	306	8,549		9,105	321	9,426
1Excludes Commercial Banking UK Real Estate exposures subject to protection through Significant Risk Transfer transactions.
2Excludes £0.7 billion in Business Banking (31 December 2023: £0.5 billion).
3Predominantly Investment grade corporate CRE lending where the Group is relying on the corporate covenant.
4Mainly lower value transactions where LTV not recorded on Commercial Banking UK Real Estate monitoring system.
5Bounce Back Loan Scheme (BBLS) and Coronavirus Business Interruption Loan Scheme (CBILS) lending to real estate clients, where government guarantees are in place at 100 per cent and 80 per cent, respectively.
Lloyds Banking Group plc Annual Report and Accounts 2024

Credit quality of other financial assets (audited)
Cash and balances at central banks
Significantly all of the Group’s cash and balances at central banks are due from the Bank of England, the Federal Reserve Bank of New York
or the Deutsche Bundesbank.
Debt securities, treasury and other bills, and contracts held with reinsurers at fair value through profit or loss
Substantially all of the Group’s trading assets and other loans and advances to customers, loans and advances to banks and reverse repurchase agreements held at fair value through profit or loss have an investment grade rating. The credit quality of the Group’s other debt securities, treasury and other bills, and contracts held with reinsurers held at fair value through profit or loss is set out below:

	2024			2023
	Investment grade[1] £m	Other £m	Total £m	Investment grade[1] £m	Other £m	Total £m
Other financial assets mandatorily at fair value through profit or loss:
Debt securities:
Government securities	7,093	–	7,093	8,009	–	8,009
Other public sector securities	2,286	2	2,288	2,303	7	2,310
Bank and building society certificates of deposit	8,667	–	8,667	7,504	–	7,504
Asset-backed securities	641	11	652	506	7	513
Corporate and other debt securities	13,984	2,899	16,883	17,076	3,049	20,125
	32,671	2,912	35,583	35,398	3,063	38,461
Treasury and other bills	32	–	32	51	–	51
Contracts held with reinsurers	10,527	–	10,527	11,336	88	11,424
Total other financial assets mandatorily held at fair value through profit or loss (excluding loans and advances and equity shares)	43,230	2,912	46,142	46,785	3,151	49,936
1Credit ratings equal to or better than ‘BBB’.
Credit risk in respect of trading and other financial assets at fair value through profit or loss held within the Group’s unit-linked funds is borne by the policyholders and credit risk in respect of With-Profits funds is largely borne by the policyholders. Consequently, the Group has no significant exposure to credit risk for such assets which back those contract liabilities.
Loans and advances to banks
Significantly all of the Group’s loans and advances to banks are assessed as Stage 1.
Reverse repurchase agreement held at amortised cost
All of the Group’s reverse repurchase agreements held at amortised cost are assessed as Stage 1.
Debt securities held at amortised cost
At 31 December 2024 significantly all of the Group’s debt securities held at amortised cost are investment grade.
Debt securities at fair value through other comprehensive income (excluding equity shares)
At 31 December 2024 significantly all of the Group’s debt securities at fair value through other comprehensive income are investment grade.
Derivative assets
The Group reduces exposure to credit risk by using master netting agreements and by obtaining collateral in the form of cash or highly liquid securities.

	2024			2023
	Investment grade[1] £m	Other £m	Total £m	Investment grade[1] £m	Other £m	Total £m
Trading and other	22,684	1,333	24,017	21,297	956	22,253
Hedging	39	9	48	99	4	103
Total derivative financial instruments	22,723	1,342	24,065	21,396	960	22,356
1Credit ratings equal to or better than ‘BBB’.
Financial guarantees and loan commitments
The level of expected credit loss allowance associated with the Group’s financial guarantees and loan commitments is not significant.
At 31 December 2024, £143,914 million were Stage 1 (2023: £137,109 million), £4,565 million were Stage 2 (2023: £6,002 million), £101 million were Stage 3 (2023: £150 million) and £39 million was POCI (2023: £58 million). Against these exposures the Group held an allowance for expected credit losses of £270 million (2023: £322 million).
Further details can be seen in note 21 to the consolidated financial statements on page 274.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Collateral held as security for other financial assets
The Group does not hold collateral against debt securities which are classified as financial assets held at amortised cost.
Reverse repurchase agreements
The Group enters into reverse repurchase agreements which are accounted for as collateralised loans (see note 16 to the consolidated financial statements on page 258).
Financial assets at fair value through profit or loss (excluding equity shares)
Included in financial assets at fair value through profit or loss are reverse repurchase agreements, against which the Group holds collateral, all of which the Group is able to repledge (see note 16 to the consolidated financial statements on page 258). At 31 December 2024,
£10,676 million had been repledged (2023: £9,926 million).
These transactions were generally conducted under terms that are usual and customary for standard secured lending activities.
Derivative assets, after offsetting of amounts under master netting arrangements
The Group reduces exposure to credit risk by using master netting agreements and by obtaining collateral in the form of cash or highly liquid securities (see note 16 to the consolidated financial statements on page 258).
Irrevocable loan commitments and other credit-related contingencies
The Group holds irrevocable loan commitments and other credit-related contingencies (see note 38 to the consolidated financial statements on page 297). Collateral is held as security, in the event that lending is drawn down, on £17,181 million (2023: £13,036 million) of these balances.
Collateral pledged as security
The Group pledges assets primarily for repurchase agreements and securities lending transactions which are generally conducted under terms that are usual and customary for standard secured borrowing contracts.
Repurchase agreements
The Group enters into repurchase agreements which include amounts due under the Bank of England’s Term Funding Scheme with additional incentives for SMEs (TFSME) (see note 16 to the consolidated financial statements on page 258).
Financial liabilities at fair value through profit or loss
Included in financial liabilities at fair value through profit or loss are repurchase agreements, against which the Group pledges collateral (see note 16 to the consolidated financial statements on page 258). The secured party is permitted by contract or custom to repledge this collateral.
Securities lending transactions
The following on-balance sheet financial assets have been lent to counterparties under securities lending transactions:

	2024 £m	2023 £m
Financial assets at fair value through profit or loss	889	633
Financial assets at fair value through other comprehensive income	6,124	5,245
Total	7,013	5,878
In addition, securities held as collateral in the form of stock borrowed amounted to £20,887 million (2023: £17,280 million). Of this amount,
£11,781 million (2023: £9,363 million) had been resold or repledged as collateral for the Group’s own transactions.
These transactions were generally conducted under terms that are usual and customary for standard secured lending activities.
Securitisations and covered bonds
In addition to the assets detailed above, the Group also holds assets that are encumbered through the Group’s asset-backed conduits and its securitisation and covered bond programmes. Further details of these assets are provided in note 26 to the consolidated financial statements on page 287.
Lloyds Banking Group plc Annual Report and Accounts 2024

Economic crime risk

Definition
Economic crime risk is defined as the risk that the
Group implements ineffective policies, systems,
processes and controls to prevent, detect and
respond to the risk of fraud and/or financial crime
resulting in increased losses, regulatory censure, fines
and/or adverse publicity in the UK or other
jurisdictions in which the Group operates.
Level two risks
Anti-bribery, Anti-money laundering, Fraud, Sanctions
The Risk overview, on page 36, contains a summary of economic crime risk performance and key mitigating actions.

Exposures
The principal economic crime risks to the Group are:
•Bribery, including corruption
•Money laundering, including terrorist financing, proliferation financing and the facilitation of tax evasion
•Sanctions
•Fraud, including intentional acts of deception or omission by external or internal parties
All of the above could result in customer detriment, financial loss, regulatory censure and/or reputational damage.
Measurement
Economic crime risk is measured using a suite of indicators reported to the business unit and the Group economic crime risk
management committees. These indicators cover a variety of areas such as the effectiveness of key controls, breaches and suspicious activity report (SAR) disclosure rates. All are subject to ongoing monitoring, including a periodic review of metrics and thresholds to ensure they remain appropriate.
Mitigating actions
The Group adopts a risk-based approach to mitigate the economic crime risks it faces, reflecting the current and emerging economic crime risks within the market, and industry best practice.
Group-wide economic crime prevention policies and standards are maintained to ensure compliance with legal and regulatory
requirements. The completion of a Group-wide risk assessment and implementation of a comprehensive suite of systems, processes and controls support the Group to detect and prevent the use of its banking network for money laundering, bribery, fraud and activities prohibited by legal and regulatory sanctions.
The Group’s economic crime prevention policy requires all
colleagues to complete mandatory economic crime training on at least an annual basis. The Group’s fraud awareness programme remains a key component of the fraud control environment.
In addition to its efforts internally, the Group also plays an active role with other financial institutions, industry bodies and law enforcement agencies in identifying and combatting economic
crime, including:
•Being an active member of UK Finance, where the Group sits as a member of the Economic Crime Product and Service Board and
has representation on key economic crime committees and
panels. This includes attending the sanctions and fraud
committees, which are the industries’ primary forums for
considering and responding to issues of mutual interest
•Collaborating with peer banks and the National Crime Agency
(NCA) to further develop ‘Data Fusion’, a ground-breaking,
public-private partnership, which brings together targeted bank transaction data from seven banks and overlays it with NCA
criminal intelligence as a key strategic capability in the UK’s efforts to disrupt serious and organised crime
•Continuing a strategic partnership with City of London Police and helping fund the Dedicated Card and Payment Crime Unit to investigate fraud cases, target and where appropriate arrest and gain prosecution of offenders
•Being a member of Cifas, the largest cross-sector fraud sharing organisation
•Chairing the Joint Money Laundering Intelligence Taskforce senior management team and providing expert resource to the
National Economic Crime Centre’s operational threat cells
Monitoring
Monitoring and reporting of economic crime risk is undertaken at
Board, Group, legal entity and business unit and functional
committees. Each committee monitors key risks, control
effectiveness, indicators, events, risk appetite metrics and the results of independent testing conducted by the Risk function and
Group Audit. Money Laundering Reporting Officer (MLRO) reports are also presented annually to the relevant legal entity and Group-
level risk committees.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued

Insurance underwriting risk

Definition
Insurance underwriting risk is defined as the risk of
adverse developments in liabilities due to timing,
frequency and severity of claims for insured/
underwritten events, customer behaviour and
expense costs.
The Risk overview, on page 36, contains a summary of insurance underwriting risk performance and key mitigating actions.

Financial risk indicators
•Life and Pensions sales (present value of new business premiums):
£18,249 million (2023: £17,449 million)
•General Insurance total gross written premium: £737 million
(2023: £579 million)

Exposures
The major source of insurance underwriting risk within the Group arises from the Insurance business.
Poor persistency is a major risk in the Life and Pensions business, stemming from customer behaviour that leads to increased
cancellations or stopped contributions. Following the agreed sale of the bulk annuity business (subject to High Court approval), longevity risk has reduced but still exists in the individual annuity business and the Group’s defined benefit pension scheme. Page 248 provides further information on the defined benefit scheme.
Property insurance risk is a key risk within the General Insurance business, arising from home insurance. Exposures can arise, for example, from extreme weather conditions such as flooding, when property damage claims are higher than expected.
Expenses are incurred in writing all insurance business, with the risk of costs being higher than expected managed through regular cost initiatives and operating model reviews.
Measurement
Insurance underwriting risks are measured using a variety of techniques including stress, reverse stress and scenario testing, as well as stochastic modelling. Current and potential future insurance underwriting risk exposures are assessed and aggregated across a range of stresses with risk measures based on 1-in-200 year stresses for the Insurance business’ regulatory capital assessments and other supporting measures where appropriate, including those set out in note 8 to the consolidated financial statements on page 236.
The Group's critical accounting judgements and key sources of estimation uncertainty for its Insurance business are set out in note 8 to the consolidated financial statements on page 236.
Mitigating actions
Insurance underwriting risk is mitigated in a number of ways:
•Risks are identified, measured, managed, monitored and
reported using the RCSA process
•Embedded insurance processes for underwriting, claims and
expense management, pricing, product design and use of
reinsurance
•Review and setting of demographic and expense best estimate assumptions
•Exposure by risk type is assessed through the business planning process and used as a control mechanism to ensure the profile is within risk appetite
•Life Insurance exposure to demographic risks is mitigated
through the use of reinsurance, where there is a clear benefit that outweighs the value of retaining the risks, or where there are risks which are less well understood
•General Insurance exposure to accumulations of risk and possible catastrophes is mitigated by reinsurance arrangements spread over a range of reinsurers. Detailed modelling, including that of the potential losses under various catastrophe scenarios,
supports the choice of reinsurance arrangements
Monitoring
Insurance underwriting risks are monitored by Insurance senior executive committees and ultimately the Insurance Board.
Significant risks from the Insurance business and the defined benefit pension schemes are reviewed by the Group Executive and Group
Risk Committees and Board.
Insurance underwriting risk exposures are monitored against risk appetite with persistency, expenses and GI claims analysed
monthly. The Insurance business compares actual experience to expectations, for example business volumes and mix, claims,
expenses and persistency experience. The effectiveness of controls that manage insurance underwriting risk is evaluated and significant divergences from experience or movements in risk exposures are investigated and remedial action taken.
Lloyds Banking Group plc Annual Report and Accounts 2024

Liquidity risk

Definition
Liquidity risk is the risk that the Group does not have
sufficient financial resources to meet its
commitments when they fall due or can only secure
them at excessive cost.
Level two risks
Funding, Liquidity.
The Risk overview, on page 36, contains a summary of liquidity risk performance and key mitigating actions.

Financial risk indicators
•Liquidity coverage ratio: 146 per cent (2023: 142 per cent)
•Net stable funding ratio: 129 per cent (2023: 130 per cent)
•Loan to deposit ratio: 95 per cent (2023: 95 per cent)

Exposure
Liquidity exposure represents the potential stressed outflows in any future period less expected inflows. The Group considers liquidity exposure from both an internal and a regulatory perspective.
Measurement

Liquidity risk is managed through a series of measures, tests and reports that are primarily based on contractual maturities with behavioural overlays as appropriate. The Group undertakes
quantitative and qualitative analysis of the behavioural aspects of its assets and liabilities in order to reflect their expected behaviour.
Mitigating actions
The Group manages and monitors liquidity risks and ensures that liquidity risk management systems and arrangements are
adequate with regard to the internal risk appetite, Group
strategy and regulatory requirements. Liquidity policies and procedures are subject to independent internal oversight by Risk.
Overseas branches and subsidiaries of the Group may also be
required to meet the liquidity requirements of the entity’s
domestic country. Management of liquidity requirements is
performed by the overseas branch or subsidiary in line with
Group policy. Liquidity risk of the Insurance business is actively managed and monitored within the Insurance business. The
Group plans funding requirements over its planning period,
combining business as usual and stressed conditions. The Group manages its liquidity position paying regard to its internal risk appetite, Liquidity Coverage Ratio (LCR) and Net Stable Funding
Ratio (NSFR) as required by the PRA, the Capital Requirements
Directive (CRD V) and the Capital Requirements Regulation (UK
CRR) liquidity requirements.
The Group’s liquidity and funding position is underpinned by its significant customer deposit base and is supported by strong relationships across customer segments. The Group has consistently observed that, in aggregate, the retail deposit base provides a stable source of funding. Funding concentration by counterparty, currency and tenor is monitored on an ongoing basis and, where
concentrations do exist, these are managed as part of the planning process and limited by the internal liquidity and funding risk monitoring framework, with analysis regularly provided to senior management.
To assist in managing the balance sheet, the Group operates a
Liquidity Transfer Pricing (LTP) process which: allocates relevant interest expenses from the centre to the Group’s banking businesses within the internal management accounts; helps drive the correct inputs to customer pricing; and is consistent with regulatory requirements. LTP makes extensive use of behavioural maturity profiles, taking account of expected customer loan prepayments and stability of customer deposits, modelled on historic data.
The Group can monetise liquid assets quickly, either through the repurchase agreements (repo) market or through outright sale. In addition, the Group has pre-positioned a substantial amount of assets at the Bank of England’s Discount Window Facility which can be used to access additional liquidity in a time of stress. The Group considers diversification across geography, currency, markets and tenor when assessing appropriate holdings of liquid assets. The
Group’s liquid asset buffer is available for deployment at immediate notice, subject to complying with regulatory requirements.
Liquidity risk within the Insurance business may result from: the inability to sell financial assets quickly at fair value; an insurance liability falling due for payment earlier than expected; the inability to generate cash inflows as anticipated; an unexpected large operational event; or from a general insurance catastrophe, for example, a significant weather event. Liquidity risk is actively managed and monitored within the Insurance business to ensure that it remains within approved risk appetite, so that even under stress conditions, there is sufficient liquidity to meet obligations.
Monitoring
Daily monitoring and control processes are in place to address internal and regulatory liquidity requirements. The Group monitors a range of market and internal early warning indicators on a daily basis for early signs of liquidity risk in the market or specific to the
Group. This captures regulatory metrics as well as metrics the Group considers relevant for its liquidity profile. These are a mixture of quantitative and qualitative measures, including: daily variation of customer balances; changes in maturity profiles; funding
concentrations; changes in LCR outflows; credit default swap (CDS)
spreads; and basis risks.
The Group carries out internal stress testing of its liquidity and potential cash flow mismatch position over both short (up to one month) and longer-term horizons against a range of scenarios forming an important part of the internal risk appetite. The scenarios and assumptions are reviewed at least annually to ensure that they continue to be relevant to the nature of the business, including reflecting emerging horizon risks to the Group. For further information on the Group’s 2024 liquidity stress testing results refer to page 186.
The Group maintains a Liquidity Contingency Framework as part of the wider Recovery Plan which is reviewed and tested regularly and is designed to identify emerging liquidity concerns at an early stage, so that mitigating actions can be taken to avoid a more serious crisis developing. The Liquidity Contingency Framework has a foundation of robust and regular monitoring and reporting of key performance indicators, early warning indicators and risk appetite by both Group
Corporate Treasury (GCT) and Risk up to and including Board level.
Where movements in any of these metrics and indicator suites point to a potential issue, SME teams and their directors will escalate this information as appropriate.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Liquidity and Funding management in 2024
The Group has maintained its strong funding and liquidity position with a loan to deposit ratio of 95 per cent as at 31 December 2024
(31 December 2023: 95 per cent). Total wholesale funding
decreased to £92.5 billion as at 31 December 2024 (31 December
2023: £98.7 billion) driven by a reduction in Money Market funding.
The Group maintains access to diverse sources and tenors of
funding.
The Group’s liquid assets continue to exceed the regulatory
minimum and internal risk appetite, with a liquidity coverage ratio
(LCR) of 146 per cent (based on a monthly simple average over the previous 12 months) as at 31 December 2024 (31 December 2023:
142 per cent) calculated on a Group consolidated basis based on the
PRA rulebook. The increase in the LCR resulted from a reduction in net cash outflows, primarily from a reduction in wholesale funding.
All assets within the liquid asset portfolio are hedged for interest rate risk. Following the implementation of structural reform, liquidity risk is managed at a legal entity level with the Group consolidated LCR representing the composite of the Ring-Fenced
Bank and Non-Ring-Fenced Bank entities.
LCR eligible assets have reduced to £134.4 billion (31 December
2023: £136.0 billion), driven by a reduction in wholesale funding. In addition to the Group’s reported LCR eligible assets, the Group maintains borrowing capacity at central banks which averaged
£72 billion in the 12 months to 31 December 2024. The net stable funding ratio remains strong at 129 per cent (based on a quarterly simple average over the previous four quarters) as at 31 December
2024 (31 December 2023: 130 per cent).
During 2024, the Group accessed wholesale funding across a range of currencies and markets with term issuance volumes totalling
£13.9 billion. The Group expects full-year wholesale issuance requirements of less than £10.0 billion for 2025. The total
outstanding amount of drawings from the Bank of England’s Term
Funding Scheme with additional incentives for SMEs (TFSME) has reduced to £21.9 billion at 31 December 2024 (31 December 2023:
£30.0 billion), with maturities in 2025, 2027 and beyond. The repayment of TFSME has been factored into the Group’s funding plans.
The Group’s credit ratings are well positioned and continue to reflect the strength of the Group’s management and franchise, along with its robust financial performance, capital and funding position. In November 2024, Fitch upgraded the Group’s ratings by one notch.
Group funding requirements and sources

	At 31 Dec 2024 £bn	At 31 Dec 2023 £bn	Change %
Group funding position
Cash and balances at central banks	62.7	78.1	(20)
Loans and advances to banks[1]	7.9	10.7	(26)
Loans and advances to customers	459.9	449.7	2
Reverse repurchase agreements – non-trading	49.5	38.8	28
Debt securities at amortised cost	14.5	15.4	(6)
Financial assets at fair value through other comprehensive income	30.7	27.6	11
Other assets[2]	281.5	261.2	8
Total Group assets	906.7	881.5	3
Less other liabilities[2]	(247.8)	(226.3)	10
Funding requirements	658.9	655.2	1

Wholesale funding[3]	92.5	98.7	(6)
Customer deposits	482.7	471.4	2
Repurchase agreements – non-trading	15.9	7.7
Term Funding Scheme with additional incentives for SMEs (TFSME)	21.9	30.0	(27)
Total equity	45.9	47.4	(3)
Funding sources	658.9	655.2	1
1Loans and advances to banks at 31 December 2023 excludes £0.1 billion within the Insurance business (31 December 2024: £nil).
2Other assets and other liabilities primarily include balances in the Group’s Insurance business and the fair value of derivative assets and liabilities.
3The Group’s definition of wholesale funding aligns with that used by other international market participants; including bank deposits, debt securities in issue and subordinated liabilities. Excludes balances relating to margins of £2.8 billion (31 December 2023: £2.4 billion).
Lloyds Banking Group plc Annual Report and Accounts 2024

Reconciliation of Group funding to the balance sheet (audited)

	At 31 December 2024				At 31 December 2023
	Included in funding analysis £bn	Cash collateral received[1] £bn	Fair value and other accounting methods[2] £bn	Balance sheet £bn	Included in funding analysis £bn	Cash collateral received[1] £bn	Fair value and other accounting methods[2] £bn	Balance sheet £bn
At 31 December 2024
Deposits from banks	3.1	3.2	(0.1)	6.2	3.7	2.9	(0.4)	6.2
Debt securities in issue	77.2	–	(6.4)	70.8	82.9	–	(7.3)	75.6
Subordinated liabilities	12.2	–	(2.1)	10.1	12.1	–	(1.8)	10.3
Total wholesale funding	92.5	3.2			98.7	2.9
Customer deposits	482.7	–	–	482.7	471.4	–	–	471.4
Total	575.2	3.2			570.1	2.9
1Repurchase agreements, previously reported within deposits from banks and customer deposits, are excluded
2Includes the unamortised HBOS acquisition adjustments on subordinated liabilities, the fair value movements on liabilities held at fair value through profit or loss, and hedge accounting adjustments that impact the accounting carrying value of the liabilities.
Analysis of 2024 total wholesale funding by residual maturity

	Up to 1 month £bn	1 to 3 months £bn	3 to 6 months £bn	6 to 9 months £bn	9 to 12 months £bn	1 to 2 years £bn	2 to 5 years £bn	Over five years £bn	Total at 31 Dec 2024 £bn	Total at 31 Dec 2023 £bn
Deposits from banks	1.5	0.7	0.5	0.2	0.2	–	–	–	3.1	3.7
Debt securities in issue:
Certificates of deposit issued	0.7	1.3	1.7	1.0	0.8	–	–	–	5.5	7.8
Commercial paper	0.4	2.9	2.2	1.7	1.1	–	–	–	8.3	12.3
Senior unsecured notes issued	2.4	4.1	1.8	1.7	0.3	5.2	18.8	12.2	46.5	44.5
Covered bonds	–	2.0	0.1	–	–	2.7	6.5	0.3	11.6	14.1
Securitisation notes	–	–	–	–	–	0.7	4.0	0.6	5.3	4.2
	3.5	10.3	5.8	4.4	2.2	8.6	29.3	13.1	77.2	82.9
Subordinated liabilities	–	0.6	0.3	–	1.1	1.7	2.2	6.3	12.2	12.1
Total wholesale funding[1]	5.0	11.6	6.6	4.6	3.5	10.3	31.5	19.4	92.5	98.7
1The Group’s definition of wholesale funding aligns with that used by other international market participants; including bank deposits, debt securities in issue and subordinated liabilities. Excludes balances relating to margins of £2.8 billion (31 December 2023: £2.4 billion).
Total wholesale funding by currency (audited)

	Sterling £bn	US dollar £bn	Euro £bn	Other currencies £bn	Total £bn
At 31 December 2024	21.0	41.5	22.6	7.4	92.5
At 31 December 2023	26.0	39.7	25.1	7.9	98.7
Analysis of 2024 term issuance (audited)

	Sterling £bn	US dollar £bn	Euro £bn	Other currencies £bn	Total £bn
Securitisation[1]	1.3	–	0.4	–	1.7
Covered bonds	–	–	0.4	–	0.4
Senior unsecured notes	0.5	6.7	2.4	0.6	10.2
Subordinated liabilities	–	–	0.4	0.4	0.8
Additional tier 1	–	0.8	–	–	0.8
Total issuance	1.8	7.5	3.6	1.0	13.9
1Includes significant risk transfer securitisations.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Liquidity portfolio
At 31 December 2024, the Group had £134.4 billion of highly liquid unencumbered LCR eligible assets, based on a monthly simple average over the previous 12 months post any liquidity haircuts (31 December 2023: £136.0 billion), of which £128.5 billion was LCR level 1 eligible
(31 December 2023: £131.3 billion) and £5.9 billion was LCR level 2 eligible (31 December 2023: £4.7 billion). These assets are available to meet cash and collateral outflows and regulatory requirements. The Insurance business manages a separate liquidity portfolio to mitigate insurance liquidity risk.
LCR eligible assets

	Average[1]		Change %
	2024 £bn	2023 £bn
Cash and central bank reserves	62.0	83.9	(26)
High quality government/MDB/agency bonds[2]	63.6	44.7	42
High quality covered bonds	2.9	2.7	7
Level 1	128.5	131.3	(2)
Level 2[3]	5.9	4.7	26
Total LCR eligible assets	134.4	136.0	(1)
1Eligible assets are calculated as an average of month-end observations over the previous 12 months post any liquidity haircuts.
2Designated multilateral development banks (MDB).
3Includes Level 2A and Level 2B.
LCR eligible assets by currency

	Sterling £bn	US dollar £bn	Euro £bn	Other currencies £bn	Total £bn
At 31 December 2024
Level 1	89.8	21.0	17.7	–	128.5
Level 2	2.6	1.7	1.1	0.5	5.9
Total[1]	92.4	22.7	18.8	0.5	134.4
At 31 December 2023
Level 1	87.9	18.7	24.7	–	131.3
Level 2	2.0	1.9	0.5	0.3	4.7
Total[1]	89.9	20.6	25.2	0.3	136.0
1Eligible assets are calculated as an average of month-end observations over the previous 12 months post any liquidity haircuts.
The Group also has a significant amount of non-LCR eligible liquid assets which are eligible for use in a range of central bank or similar facilities. Future use of such facilities will be based on prudent liquidity management and economic considerations, having regard to external market conditions.
Stress testing results
Internal liquidity stress testing results at 31 December 2024 (based on a monthly simple average over the previous 12 months) showed that the Group had liquidity resources representing 136 per cent of modelled outflows under the Group’s most severe liquidity stress scenario
(31 December 2023: 136 per cent).
This scenario includes a two notch downgrade of the Group’s current long-term debt rating and accompanying one notch short-term downgrade implemented instantaneously by all major rating agencies.
Encumbered assets
This disclosure provides further detail on the availability of assets that could be used to support potential future funding requirements of the Group.
The disclosure is not designed to identify assets that would be available in the event of a resolution or bankruptcy.
The Group Asset and Liability Committee (GALCO) monitors and manages total balance sheet encumbrance, including via a defined risk appetite. At 31 December 2024, the Group had £35.1 billion (31 December 2023: £38.0 billion) of externally encumbered on-balance sheet assets with counterparties other than central banks. The decrease in encumbered assets was primarily driven by redemptions across securitisations and covered bonds. The Group also had £747.2 billion (31 December 2023: £704.5 billion) of unencumbered on-balance sheet assets, and £124.4 billion (31 December 2023: £139.0 billion) of pre-positioned and encumbered assets held with central banks; the decrease in the latter was primarily driven by amortisation to the underlying loan pools already pre-positioned at the Bank of England.
Primarily, the Group encumbers mortgages, unsecured lending, credit card receivables and car loans through the issuance programmes and tradable securities through securities financing activity. The Group mainly pre-positions mortgage assets at central banks.
Lloyds Banking Group plc Annual Report and Accounts 2024

On balance sheet encumbered and unencumbered assets

	Encumbered with counterparties other than central banks			Pre- positioned and encumbered assets held with central banks £m	Unencumbered assets not pre-positioned with central banks
	Securitisations and covered bonds £m	Other £m	Total £m		Readily realisable[1] £m	Other realisable assets[2] £m	Cannot be used[3] £m	Total £m	Total £m
At 31 December 2024
Cash and balances at central banks	–	–	–	–	58,346	–	4,359	62,705	62,705
Financial assets at fair value through profit or loss[4]	32	2,091	2,123	813	2,949	–	210,040	212,989	215,925
Derivative financial instruments	–		–	–	–	–	24,065	24,065	24,065
Loans and advances to banks	–	1	1	–	1,170	4,483	2,246	7,899	7,900
Loans and advances to customers	16,852	5,420	22,272	122,426	14,910	244,310	55,939	315,159	459,857
Reverse repurchase agreements	–	–	–	–	–	–	49,476	49,476	49,476
Debt securities	–	1,541	1,541	–	7,494	–	5,509	13,003	14,544
Financial assets at amortised cost	16,852	6,962	23,814	122,426	23,574	248,793	113,170	385,537	531,777
Financial assets at fair value through other comprehensive income	–	9,161	9,161	1,112	19,838	–	579	20,417	30,690
Other[5]	–	–	–	–	–	442	41,093	41,535	41,535
Total assets	16,884	18,214	35,098	124,351	104,707	249,235	393,306	747,248	906,697
At 31 December 2023[6]
Cash and balances at central banks	–	–	–	–	71,717	–	6,393	78,110	78,110
Financial assets at fair value through profit or loss[4]	35	2,818	2,853	–	1,321	–	199,144	200,465	203,318
Derivative financial instruments	–	–	–	–	–	–	22,356	22,356	22,356
Loans and advances to banks	–	–	–	–	1,612	7,423	1,729	10,764	10,764
Loans and advances to customers	18,354	3,857	22,211	139,004	14,651	215,145	58,734	288,530	449,745
Reverse repurchase agreements	–	–	–	–	–	–	38,771	38,771	38,771
Debt securities	–	1,635	1,635	–	5,756	–	7,964	13,720	15,355
Financial assets at amortised cost	18,354	5,492	23,846	139,004	22,019	222,568	107,198	351,785	514,635
Financial assets at fair value through other comprehensive income	–	11,268	11,268	–	15,888	–	436	16,324	27,592
Other[5]	–	–	–	–	–	419	35,023	35,442	35,442
Total assets	18,389	19,578	37,967	139,004	110,945	222,987	370,550	704,482	881,453
1Assets regarded by the Group to be readily realisable in the normal course of business, to secure funding, meet collateral needs, or be sold to reduce potential future funding requirements, and are not subject to any restrictions on their use for these purposes.
2Assets where there are no restrictions on their use to secure funding, meet collateral needs, or be sold to reduce potential future funding requirements, but are not readily realisable in the normal course of business in their current form.
3The following assets are classified as unencumbered – cannot be used: assets held within the Group’s Insurance businesses which are generally held to either back liabilities to policyholders or to support the solvency of the Insurance subsidiaries; assets held within consolidated limited liability partnerships which provide security for the Group’s obligations to its pension schemes; assets segregated in order to meet the Financial Resilience requirements of the PRA’s Supervisory Statement 9/6 ‘Operational Continuity in Resolution’; assets pledged to facilitate the use of intra-day payment and settlement systems; Bank of England Sterling Monetary Framework non-eligible collateral; reverse repos and derivatives balance sheet ledger items.
4Contains assets measured at fair value through profit or loss arising from contracts held with reinsurers, previously included within other assets; comparatives have been restated.
5Other comprises: items in the course of collection from banks; investment properties; goodwill; value of in-force business; other intangible assets; tangible fixed assets; current tax recoverable; deferred tax assets; retirement benefit assets; investments in joint ventures and associates and other assets; comparatives have been restated.
The above table sets out the carrying value of the Group’s encumbered and unencumbered assets, separately identifying those that are available to support the Group’s funding needs. The table does not include collateral received by the Group that is not recognised on its balance sheet, the vast majority of which the Group is permitted to repledge.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Maturities of financial instrument liabilities (audited)
The table below analyses financial instrument liabilities of the Group, excluding those arising from insurance and participating investment contracts, on an undiscounted future cash flow basis according to contractual maturity, into relevant maturity groupings based on the remaining period at the balance sheet date; balances with no fixed maturity are included in the over 5 years category.

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Deposits from banks	1,809	673	904	2,775	105	6,266
Customer deposits	437,693	14,873	24,811	6,127	256	483,760
Repurchase agreements at amortised cost	8,974	5,169	15,300	9,416	–	38,859
Financial liabilities at fair value through profit or loss	15,208	3,965	1,803	2,102	7,078	30,156
Debt securities in issue at amortised cost	3,704	10,367	13,624	38,973	8,519	75,187
Liabilities arising from non-participating investment contracts	51,228	–	–	–	–	51,228
Lease liabilities	28	65	241	574	461	1,369
Subordinated liabilities	26	698	1,676	4,207	6,705	13,312
Total non-derivative financial liabilities	518,670	35,810	58,359	64,174	23,124	700,137
Derivative financial liabilities
Gross settled derivatives – outflows	100,432	61,356	43,231	34,795	22,505	262,319
Gross settled derivatives – inflows	(97,653)	(59,238)	(41,319)	(32,333)	(18,950)	(249,493)
Gross settled derivatives – net flows	2,779	2,118	1,912	2,462	3,555	12,826
Net settled derivative liabilities	10,432	92	109	404	1,557	12,594
Total derivative financial liabilities	13,211	2,210	2,021	2,866	5,112	25,420

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2023
Deposits from banks	2,093	1,073	623	2,394	–	6,183
Customer deposits	427,695	11,133	22,572	10,767	325	472,492
Repurchase agreements at amortised cost	3,627	4,092	1,085	31,399	–	40,203
Financial liabilities at fair value through profit or loss	8,801	4,157	5,694	1,808	5,845	26,305
Debt securities in issue at amortised cost	2,334	8,492	21,111	40,741	8,085	80,763
Liabilities arising from non-participating investment contracts	44,978	–	–	–	–	44,978
Lease liabilities	18	70	247	779	666	1,780
Subordinated liabilities	32	80	1,274	6,627	7,822	15,835
Total non-derivative financial liabilities	489,578	29,097	52,606	94,515	22,743	688,539
Derivative financial liabilities
Gross settled derivatives – outflows	80,148	46,874	47,777	35,807	20,302	230,908
Gross settled derivatives – inflows	(78,031)	(45,249)	(46,575)	(35,753)	(20,327)	(225,935)
Gross settled derivatives – net flows	2,117	1,625	1,202	54	(25)	4,973
Net settled derivative liabilities	12,095	138	161	402	1,501	14,297
Total derivative financial liabilities	14,212	1,763	1,363	456	1,476	19,270
The majority of the Group’s non-participating investment contract liabilities are unit-linked. These unit-linked products are invested in accordance with unit fund mandates. Clauses are included in policyholder contracts to permit the deferral of sales, where necessary, so that linked assets can be realised without being a forced seller.
The principal amount for undated subordinated liabilities with no redemption option is included within the over 5 years column; interest of
£16 million (2023: £16 million) per annum which is payable in respect of those instruments for as long as they remain in issue is not included beyond 5 years.
An analysis of the Group’s total wholesale funding by residual maturity and by currency is set out on page 183.
Lloyds Banking Group plc Annual Report and Accounts 2024

Cash flows arising from insurance liabilities (audited)
The following table presents the estimated amount and timing of the remaining contractual discounted cash flows arising from insurance liabilities. The amounts presented do not include those relating to the liability for remaining coverage of contracts that are measured under the premium allocation approach.

	Less than 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Liabilities arising from insurance and participating investment contracts	(1,038)	(1,292)	(1,951)	(2,453)	(2,992)	(112,055)	(121,781)
Reinsurance contract liabilities	3	3	3	3	2	13	27
Total	(1,035)	(1,289)	(1,948)	(2,450)	(2,990)	(112,042)	(121,754)
At 31 December 2023
Liabilities arising from insurance and participating investment contracts	(843)	(2,112)	(3,035)	(3,537)	(3,667)	(101,354)	(114,548)
Reinsurance contract liabilities	–	–	–	–	–	(13)	(13)
Total	(843)	(2,112)	(3,035)	(3,537)	(3,667)	(101,367)	(114,561)
For insurance contracts which are neither unit-linked nor in the Group’s with-profit funds, in particular annuity liabilities, the aim is to invest in assets such that the cash flows on investments match those on the projected future liabilities.
Insurance and participating investment contract liabilities payable on demand (audited)
Some of the Group’s insurance and participating investment contract liabilities are payable on demand as shown in the table below:

	2024		2023
	Amounts payable on demand £m	Carrying amount £m	Amounts payable on demand £m	Carrying amount £m
Life	110,402	107,909	102,396	99,799
Non-life	–	–	–	–
Total	110,402	107,909	102,396	99,799
The amounts payable on demand represent contract surrender values and incurred claims.
Maturities of contingent liabilities, commitments and guarantees (audited)
The table below shows the contractual maturity of the Group’s contingents, commitments and guarantees. Commitments are shown in the time band containing the earliest date the commitment can be drawn down. For financial guarantee contracts, the maximum amount of the guarantee is allocated to the earliest period in which the guarantee could be called.

	Up to 1 month £m	1 to 3 months £m	3 to 6 months £m	6 to 9 months £m	9 to 12 months £m	1 to 3 years £m	3 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Acceptances and endorsements	24	11	3	1	–	–	–	–	39
Other contingent liabilities	208	357	225	115	370	547	211	533	2,566
Total contingent liabilities	232	368	228	116	370	547	211	533	2,605
Lending commitments and guarantees	134,283	1,416	1,729	1,562	3,367	2,755	3,140	256	148,508
Other commitments	94	6	11	–	–	–	–	–	111
Total commitments and guarantees	134,377	1,422	1,740	1,562	3,367	2,755	3,140	256	148,619
Total contingents, commitments and guarantees	134,609	1,790	1,968	1,678	3,737	3,302	3,351	789	151,224
At 31 December 2023
Acceptances and endorsements	7	10	166	–	8	–	–	–	191
Other contingent liabilities	214	558	157	148	200	598	190	593	2,658
Total contingent liabilities	221	568	323	148	208	598	190	593	2,849
Lending commitments and guarantees	69,932	4,767	17,384	4,212	6,528	23,269	14,142	2,983	143,217
Other commitments	–	–	–	–	–	38	41	23	102
Total commitments and guarantees	69,932	4,767	17,384	4,212	6,528	23,307	14,183	3,006	143,319
Total contingents, commitments and guarantees	70,153	5,335	17,707	4,360	6,736	23,905	14,373	3,599	146,168
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued

Market risk

Definition
Market risk is defined as the risk that the Group’s
capital or earnings profile are adversely affected by
changes in market rates or prices, including, but not
limited to, interest rates, foreign exchange, equity
prices and credit spreads.
Level two risks
Banking book (page 191), Pension (page 193), Insurance (page 194),
Trading book (page 194)
The Risk overview, on page 37, contains a summary of market risk performance and key mitigating actions.

Financial risk indicators •Structural hedge: £242 billion (2023: £247 billion) •Average 95 per cent 1-day trading VaR: £2.4 million (2023: £2.3 million)

Balance sheet linkages
The information provided in the table below aims to facilitate the understanding of linkages between banking, trading and insurance balance sheet items and the positions disclosed in the Group’s market risk disclosures.
Market risk linkage to the balance sheet

		Banking
2024	Total £m	Trading book[1] £m	Non- trading £m	Insurance £m	Primary market risk factor
Assets
Cash and balances at central banks	62,705	–	62,705	–	Interest rate
Financial assets at fair value through profit or loss	215,925	25,450	5,274	185,201	Interest rate, foreign exchange, credit spread, equity
Derivative financial instruments	24,065	20,182	3,172	711	Interest rate, foreign exchange, credit spread
Financial assets at amortised cost
Loans and advances to banks	7,900	–	7,799	101	Interest rate
Loans and advances to customers	459,857	–	459,857	–	Interest rate
Reverse repurchase agreements	49,476	–	49,476	–	Interest rate
Debt securities	14,544	–	14,544	–	Interest rate, credit spread
Financial assets at amortised cost	531,777	–	531,676	101
Financial assets at fair value through other comprehensive income	30,690	–	30,690	–	Interest rate, foreign exchange, credit spread
Other assets	41,535	–	30,413	11,122	Interest rate, credit spread
Total assets	906,697	45,632	663,930	197,135
Liabilities
Deposit from banks	6,158	–	6,158	–	Interest rate
Customer deposits	482,745	–	482,745	–	Interest rate
Repurchase agreements at amortised cost	37,760	–	37,760	–	Interest rate
Financial liabilities at fair value through profit or loss	27,611	22,981	4,630	–	Interest rate, foreign exchange
Derivative financial instruments	21,676	15,205	5,132	1,339	Interest rate, foreign exchange, credit spread
Debt securities in issue at amortised cost	70,834	–	70,034	800	Interest rate, credit spread
Liabilities arising from insurance and investment contracts	173,292	–	–	173,292	Interest rate, credit spread, equity
Subordinated liabilities	10,089	–	9,581	508	Interest rate, foreign exchange
Other liabilities	30,644	–	12,727	17,917	Interest rate, credit spread
Total liabilities	860,809	38,186	628,767	193,856
1Assets and liabilities are classified as trading book if they meet the requirements as set out in the Capital Requirements Regulation, article 104.
The defined benefit pension schemes’ assets and liabilities are included under other assets and other liabilities in this table and note 12 to the consolidated financial statements on page 248 provides further information.
The Group’s trading book assets and liabilities are originated within the Commercial Banking business units. Within the
Group’s balance sheet these fall under the trading assets and liabilities and derivative financial instruments. The assets and liabilities are classified as trading book if they meet the
requirements as set out in the Capital Requirements Regulation,
article 104. Further information on these activities can be found under the Trading portfolios section on page 194.
Derivative assets and liabilities are held by the Group for three main purposes: to provide risk management solutions for clients, to manage portfolio risks arising from client business and to manage and hedge the Group’s own risks.
Insurance business assets and liabilities relate to policyholder funds, as well as shareholder invested assets, including annuity funds.
The Group ensures that it has adequate cash and balances at
central banks and stocks of high quality liquid assets (for example, gilts or US Treasury securities) that can be converted easily into cash to meet liquidity requirements. The majority of these assets are asset swapped and held at fair value through other comprehensive income. For further information see Liquidity risk page 183.
Lloyds Banking Group plc Annual Report and Accounts 2024

The majority of debt issuance originates from the Group’s capital and funding activities and the interest rate risk of the debt issued is hedged by swapping them into a floating rate.
The non-trading book primarily consists of customer on-balance sheet activities and the Group’s capital and funding activities, which expose it to the risk of adverse movements in market rates or prices, predominantly interest rates, credit spreads, exchange rates and equity prices, as described in further detail within the Banking activities section on page 191.
Measurement
Group risk appetite is calibrated primarily to a number of multi-risk
Group economic scenarios, and is supplemented with sensitivity-
based measures. The scenarios assess the impact of unlikely, but plausible, adverse stresses on income with the worst case for banking activities, defined benefit pensions, insurance and trading portfolios reported against independently, and across the Group as a whole.
The Group risk appetite is cascaded first to the Group Asset and
Liability Committee (GALCO), chaired by the Chief Financial
Officer, where risk appetite is approved and monitored by risk type, and then to the Group Market Risk Committee (GMRC) where risk appetite is sub-allocated by business unit. These metrics are reviewed regularly by senior management to inform effective
decision making.
Mitigating actions
GALCO is responsible for approving and monitoring market risk management techniques, market risk measures, behavioural
assumptions, and the market risk policy. Various mitigation activities are assessed and undertaken across the Group to manage portfolios and seek to ensure they remain within approved limits. The
mitigation actions will vary dependent on exposure but will, in general, look to reduce risk in a cost effective manner by offsetting balance sheet exposures and externalising to the financial markets dependent on market liquidity. The market risk policy is owned by
Group Corporate Treasury (GCT) and refreshed annually. The policy is underpinned by supplementary market risk procedures, which define specific market risk management and oversight
requirements.
Monitoring
GALCO and GMRC regularly review high level market risk exposures as part of the wider risk management framework. They also make recommendations to the Board concerning overall market risk
appetite and market risk policy. Exposures at lower levels of delegation are monitored at various intervals according to their volatility, from daily in the case of trading portfolios to monthly or quarterly in the case of less volatile portfolios. Levels of exposures compared to approved limits and triggers are monitored by Risk and appropriate escalation procedures are in place.
How market risks arise and are managed across the Group’s
activities is considered in more detail below.
Banking activities
Exposures
The Group’s banking activities expose it to the risk of adverse movements in market rates or prices, predominantly interest rates, credit spreads, exchange rates and equity prices. The volatility of market rates or prices can be affected by both the transparency of prices and the amount of liquidity in the market for the relevant asset, liability or instrument.
Interest rate risk
Yield curve risk in the Group’s divisional portfolios, and in the
Group’s capital and funding activities, arises from the different repricing characteristics of the Group’s non-trading assets, liabilities and off-balance sheet positions.
Basis risk arises from the potential changes in spreads between indices, for example where the bank lends with reference to a central bank rate but funds with reference to a market rate, for example, SONIA, and the spread between these two rates widens or tightens.
Optionality risk arises predominantly from embedded optionality within assets, liabilities or off-balance sheet items where either the
Group or the customer can affect the size or timing of cash flows.
One example of this is mortgage prepayment risk where the
customer owns an option allowing them to prepay when it is
economical to do so. This can result in customer balances
amortising more quickly or slowly than anticipated due to
customers’ response to changes in economic conditions.
Foreign exchange risk
Economic foreign exchange exposure arises from the Group’s
investment in its overseas operations. In addition, the Group incurs foreign exchange risk through non-functional currency flows from services provided by customer-facing divisions, the Group’s debt and capital management programmes and is exposed to volatility in its CET1 ratio, due to the impact of changes in foreign exchange rates on the retranslation of non-sterling-denominated risk-
weighted assets.
Equity risk
Equity risk arises primarily from three different sources:
•The Group’s private equity exposure from investments held by
Lloyds Development Capital and its stake in BGF, both within the Equities sub-group
•A small number of legacy strategic equity holdings and recently acquired minority fintech stakes, all held in the Equities sub-
group
•A small exposure to Lloyds Banking Group share price through deferred shares and deferred options granted to employees as part of their benefits package
Credit spread risk
Credit spread risk arises largely from: (i) the liquid asset portfolio held in the management of Group liquidity, comprising government, supranational and other eligible assets; (ii) the Credit Valuation
Adjustment (CVA) and Debit Valuation Adjustment (DVA)
sensitivity to credit spreads; (iii) a number of the Group’s structured medium-term notes where the Group has elected to fair value the notes through the profit and loss account; and (iv) banking book assets in Commercial Banking held at fair value under IFRS 9.
Measurement
Interest rate risk exposure is monitored monthly using, primarily:
Market value sensitivity: this methodology considers all repricing mismatches (behaviourally adjusted where appropriate) in the current balance sheet and calculates the change in market value that would result from an instantaneous 25, 100 and 200 basis points parallel rise or fall in the yield curve. The market value sensitivities are calculated on a static balance sheet using principal cash flows excluding interest, commercial margins and other spread components and are discounted at the risk-free rate.
Interest income sensitivity: this measures the impact on future net interest income arising from various economic scenarios. These include instantaneous 25, 100 and 200 basis point parallel shifts in all yield curves and the Group economic scenarios. These scenarios are reviewed every year and are designed to replicate severe but plausible economic events, capturing risks that would not be evident through the use of parallel shocks alone such as basis risk and steepening or flattening of the yield curve.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Unlike the market value sensitivities, the interest income sensitivities incorporate additional behavioural assumptions as to how and when individual products would reprice in response to changing rates.
Reported sensitivities are not necessarily predictive of future performance as they do not capture additional management actions that would likely be taken in response to an immediate, large, movement in interest rates. These actions could reduce the net interest income sensitivity, help mitigate any adverse impacts or they may result in changes to total income that are not captured in the net interest income.
Structural hedge: the structural hedging programme managing interest rate risk in the banking book relies on assumptions made around customer behaviour. A number of metrics are in place to monitor the risks within the portfolio. The Group has an integrated Asset and
Liability Management (ALM) system which supports non-traded asset and liability management of the Group. This provides a single consolidated tool to measure and manage interest rate repricing profiles (including behavioural assumptions), perform stress testing and produce forecast outputs. The Group is aware that any assumptions-based model is open to challenge.
A full behavioural review is performed annually, or in response to changing market conditions, to ensure the assumptions remain appropriate and the model itself is subject to annual re-validation, as required under the Group model governance policy. The key behavioural assumptions are:
•Embedded optionality within products
•The duration of balances that are contractually repayable on demand, such as current accounts and overdrafts, together with net free reserves of the Group
•The re-pricing behaviour of managed rate liabilities, such as variable rate savings
The table below shows, split by material currency, the Group’s market value sensitivities to an instantaneous parallel up and down 25 and
100 basis points change to all interest rates.
Group Banking activities: market value sensitivity (audited)

	2024				2023
	Up 25bps £m	Down 25bps £m	Up 100bps £m	Down 100bps £m	Up 25bps £m	Down 25bps £m	Up 100bps £m	Down 100bps £m
Sterling	4.7	(4.7)	17.9	(19.5)	9.4	(9.9)	35.3	(42.2)
US dollar	(1.4)	1.4	(5.4)	5.7	(1.7)	1.8	(6.9)	7.4
Euro	(1.4)	(2.3)	(5.1)	(9.4)	(2.7)	0.6	(10.1)	2.6
Other	(1.0)	1.0	(3.6)	4.3	(0.2)	0.2	(0.6)	0.6
Total	0.9	(4.6)	3.8	(18.9)	4.8	(7.3)	17.7	(31.6)
This is a risk-based disclosure and the amounts shown would be amortised in the income statement over the duration of the portfolio.
The market value sensitivity has decreased year-on-year as a result of small changes in the hedging profile of fixed mortgages.
The table below shows supplementary value sensitivity to a steepening and flattening (c.100 basis points around the three-year point) in the yield curve. This ensures there are no unintended consequences to managing risk to parallel shifts in rates.
Group Banking activities: market value sensitivity to a steepening and flattening of the yield curve (audited)

	2024		2023
	Steepener £m	Flattener £m	Steepener £m	Flattener £m
Sterling	(1.4)	0.3	23.1	(27.2)
US dollar	(0.6)	0.5	(3.0)	3.0
Euro	(12.8)	3.2	(4.2)	(0.7)
Other	(2.4)	3.1	0.6	(0.6)
Total	(17.2)	7.1	16.5	(25.5)
The table below shows the banking book net interest income sensitivity on a one to three year forward-looking basis to an instantaneous parallel up 25, down 25, up 50 and down 50 basis points change to all interest rates.
Group Banking activities: three year net interest income sensitivity (audited)

	2024			2023
	Year 1 £m	Year 2 £m	Year 3 £m	Year 1 £m	Year 2 £m	Year 3 £m
Up 50bps	234	357	591	250	421	614
Up 25 bps	117	179	296	125	211	307
Down 25bps	(150)	(181)	(297)	(155)	(209)	(303)
Down 50bps	(302)	(364)	(595)	(311)	(417)	(606)
Year 1 net interest income sensitivity, to both up and down shocks, has decreased slightly year-on-year mostly as a result of changing customer deposit behaviour and structural hedge activity.
The overall three year net interest income sensitivity to up and down 25 basis points and 50 basis points shocks is largely due to reinvestment of structural hedge maturities in years two and three.
The sensitivities are illustrative and do not reflect new business margin implications and/or pricing actions, other than as outlined.
The following assumptions have been applied:
•Instantaneous parallel shift in interest rate curve, including bank base rate
•Balance sheet remains constant
•Illustrative 50 per cent pass-through on deposits and 100 per cent pass-through on assets, which could be different in practice
Lloyds Banking Group plc Annual Report and Accounts 2024

Basis risk, foreign exchange, equity and credit spread risks are measured primarily through scenario analysis by assessing the impact on profit before tax over a 12-month horizon arising from a change in market rates, and reported within the Board risk appetite on a monthly basis. Supplementary measures such as sensitivity and exposure limits are applied where they provide greater insight into risk positions. Frequency of reporting supplementary measures varies from daily to quarterly appropriate to each risk type.
Mitigating actions
The Group’s policy is to optimise reward while managing its

market risk exposures within the risk appetite defined by the
Board. The Group market risk policy and procedures outlines the hedging process, and the centralisation of risk from divisions into
Group Corporate Treasury (GCT), for example via the transfer pricing framework. GCT is responsible for managing the
centralised risk and does this through natural offsets of matching assets and liabilities, and appropriate hedging activity of the residual exposures, subject to the authorisation and mandate of
GALCO within the Board risk appetite. The hedges are
externalised to the market by derivative desks within GCT and the Commercial Bank. The Group mitigates income statement
volatility through hedge accounting. This reduces the accounting volatility arising from the Group’s economic hedging activities and any hedge accounting ineffectiveness is continuously
monitored.
The Group establishes hedge accounting relationships for
interest rate risk components using cash flow hedges and fair value hedges. The Group is exposed to cash flow interest rate risk on its variable rate loans and deposits together with its floating rate subordinated debt. The derivatives used to manage the
structural hedge may be designated into cash flow hedges to
manage income statement volatility. The economic items related to the structural hedge, for example current accounts, are not eligible hedged items under IAS 39 for inclusion into accounting hedge relationships. The Group is exposed to fair value interest rate risk on its fixed rate customer loans, its fixed rate customer deposits and the majority of its subordinated debt.
Hedge ineffectiveness arises during the management of interest rate risk due to residual unhedged risk. Sources of
ineffectiveness, which the Group may decide to not fully
mitigate, can include basis differences, timing differences and notional amount differences. The effectiveness of accounting hedge relationships is assessed between the hedging derivatives and the documented hedged item, which can differ to the
underlying economically hedged item.
The largest residual risk exposure arises from balances that are deemed to be insensitive to changes in market rates (including current accounts, a portion of variable rate deposits and investable equity), and is managed through the Group structural hedge.
Consistent with the Group’s strategy to deliver stable returns,
GALCO seeks to minimise large reinvestment risk, and to smooth earnings over a range of investment tenors. The structural hedge consists of longer-term fixed rate assets or interest rate swaps and the amount and duration of the hedging activity is reviewed
regularly by GALCO.
While the Group faces uncertainty in customer behaviour due to an elevated rate environment, its exposure to increased pipeline and prepayment risks are managed through hedging in line with
expected customer behaviour. These are appropriately monitored and controlled through divisional Asset and Liability Committees
(ALCOs).
Economic foreign exchange exposures arising from non-functional currency flows are identified by divisions and transferred and managed centrally. The Group also has a policy of forward hedging its forecasted currency profit and loss to year end.
The Group’s structural foreign currency exposure is represented by its investments in overseas subsidiaries and branches which create capital resources denominated in foreign currencies,
principally USD and EUR. Gains or losses on structural foreign currency exposures are taken to reserves, resulting in a
movement in CET1 capital. The Group’s main overseas operations are in America and Europe and do not represent a significant proportion on its overall portfolio.
The Group makes use of both accounting and economic foreign
exchange exposures, as an offset against the impact of changes in foreign exchange rates on the value of non-sterling-denominated risk-weighted assets. This involves the holding of a structurally open currency position; sensitivity is minimised where, for a given currency, the ratio of the structural open position to risk-weighted assets equals the CET1 ratio. Continually evaluating this structural open currency position against evolving non-sterling-denominated risk-weighted assets mitigates volatility in the Group’s CET1 ratio.
The Group manages foreign currency accounting exposure via

cash flow hedge accounting, utilising currency swaps and
forward foreign exchange trades. All non-structural foreign
exchange exposures in the non-trading book are managed
centrally within allocated exposure limits.
Monitoring
The appropriate limits and triggers are monitored by senior
executive committees within the Banking divisions. Banking assets, liabilities and associated hedging are actively monitored and if necessary rebalanced to be within agreed tolerances.
Defined benefit pension schemes
Exposures
The Group’s defined benefit pension schemes are exposed to risks that impact their assets and liabilities, that could adversely impact the Group.
•The liability discount rate exposes the Group to interest rate risk and credit spread risk, which is partially offset by fixed interest assets, such as government and corporate bonds and swaps
•Increases to pensions in deferment and in payment expose the
Group to inflation risk, which is partially offset by real assets, such as index-linked gilts and swaps
•The schemes’ asset holdings expose the Group to investment
risk. Assets are invested in a diversified portfolio of debt securities, equities and other return-seeking assets
•The schemes’ membership exposes the Group to longevity risk
For further information on defined benefit pension scheme assets and liabilities please refer to note 12 to the consolidated financial statements on page 248.
Measurement
The schemes are assessed on a number of different measures for differing purposes, including but not limited to, the IAS 19 accounting basis for annual reporting and accounts, and the
Trustees’ Technical Provisions funding basis for agreeing
contributions into the schemes.
Management of the schemes’ assets is primarily the responsibility of the Trustees of the schemes, who are responsible for setting the investment strategy in consultation with the Group, and, for agreeing funding requirements with the Group as part of the
triennial valuation process.
Pension scheme risks are measured and monitored using a number of different metrics and use a range of techniques including scenario analysis and stress testing.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Mitigating actions
The Group takes an active involvement in agreeing risk mitigation strategies with the schemes’ Trustees. An interest rate and inflation hedging programme is in place to reduce liability risk. The schemes have also reduced equity allocations and invested the proceeds in credit assets. The Trustees have put in place longevity swaps to mitigate longevity risk. The merits of longevity risk transfer and hedging solutions are reviewed regularly.
Monitoring
In addition to the wider risk management framework, governance of the schemes includes a specialist Group Pension Committee.
The surplus, or deficit, in the schemes is tracked monthly along with various single factor and scenario stresses which consider the risks to the assets and liabilities holistically. Key metrics are monitored monthly including the Group’s capital resources of the schemes, the performance against risk appetite metrics and triggers, and the performance of the hedged asset and liability matching positions.
Insurance business
Exposures
The main elements of market risk to which the Group is exposed through the Insurance business are equity, credit default spread, interest rate and inflation.
•Equity risk arises indirectly through the value of future
management charges on policyholder funds
•Credit default spread risk mainly arises from annuities where policyholders’ future cash flows are guaranteed at retirement.
Exposure arises if the market value of the assets moves
differently to the liabilities they back. This exposure arises from credit downgrades and defaults
•Interest rate risk arises through credit and interest assets which are mainly held to cover the annuity and general insurance
liabilities
•Inflation exposure arises from inflation-linked policyholder benefits and future expenses
Measurement
Current and potential future market risk exposures within Insurance are assessed using a range of techniques including stress, reverse stress and scenario testing, as well as stochastic modelling.
Risk measures include 1-in-200 year stresses for the Insurance business’ regulatory capital assessments and other supporting measures where appropriate, including those set out in note 8(I) of the consolidated financial statements on page 242.
Mitigating actions
Equity and credit spread risks are closely monitored. Asset liability matching, hedging and unit matching are all used to reduce the sensitivity of equity movements.
Interest rate risk in the annuity book is monitored and mitigated by investing in assets whose cash flows closely match those on the projected future liabilities. It is not possible to eliminate the risk completely as the timing of insured events is uncertain and bonds are not available for all required maturities. Other market risks (e.g.
interest rate exposure outside the annuity book and inflation) are also closely monitored and where considered appropriate, hedges are put in place to reduce exposure.
The costs and benefits of market risk mitigation are considered in strategy and business planning decisions, with consideration given to the impacts to various metrics.
Monitoring
Market risks in the Insurance business are monitored by Insurance senior executive committees and ultimately the Insurance Board.
Monitoring includes the progression of market risk capital against risk appetite limits, as well as the sensitivity of profit before tax to combined market risk stress scenarios and in-year market
movements. Asset and liability matching positions and hedges in place are actively monitored and if necessary rebalanced to be within agreed tolerances. In addition, market risk is controlled via approved investment policies and mandates.
Trading portfolios
Exposures
The Group’s trading activity is small relative to its peers. The Group’s trading activity is undertaken primarily to meet the financial requirements of commercial and retail customers for foreign
exchange, credit, interest rate and inflation products. These activities support customer flow and market making activities.
All trading activities are performed within the Commercial Banking division. While the trading positions taken are generally small, any extreme moves in the main risk factors and other related risk factors could cause significant losses in the trading book depending on the positions at the time. The average 95 per cent 1-day trading VaR
(Value at Risk; diversified across risk factors) was stable in 2024 at
£2.4 million (31 December 2023: £2.3 million).
Trading market risk measures are applied to all of the Group’s regulatory trading books and they include daily VaR (see trading portfolios: VaR table), sensitivity-based measures, and stress testing calculations.
Measurement
The Group internally uses VaR as the primary risk measure for all trading book positions.
The trading portfolios: VaR table shows some relevant statistics for the Group’s 1-day 95 per cent confidence level VaR that are based on 300 historical consecutive business days to year-end 2024 and year-end 2023.
The risk of loss measured by the VaR model is the loss in earnings which is not expected to be exceeded with 95 per cent confidence.
The total and average trading VaR numbers reported below have been obtained after the application of the diversification benefits across the five risk types, but do not reflect any diversification between Lloyds Bank Corporate Markets plc and any other entities.
The maximum and minimum VaR reported for each risk category
did not necessarily occur on the same day as the maximum and minimum VaR reported at Group level.
The market risk for the trading book continues to be low relative to the size of the Group and in comparison to peers. This reflects the fact that the Group’s trading operations are customer-centric and focused on hedging and recycling client risks.
Trading portfolios: VaR (1-day 95 per cent confidence level) (audited)

	At 31 December 2024				At 31 December 2023
	Close £m	Average £m	Maximum £m	Minimum £m	Close £m	Average £m	Maximum £m	Minimum £m
Interest rate risk	4.0	2.4	5.5	1.2	1.7	2.0	3.8	1.0
Foreign exchange risk	0.1	0.2	0.7	0.1	0.1	0.3	0.9	0.1
Equity risk	–	–	–	–	–	–	–	–
Credit spread risk	0.2	0.3	0.4	0.2	0.2	0.3	0.5	0.1
Inflation risk	0.1	0.3	0.7	0.1	0.5	0.5	1.0	0.2
All risk factors before diversification	4.4	3.2	6.2	2.0	2.5	3.1	5.1	1.9
Portfolio diversification	(0.6)	(0.8)			(0.9)	(0.8)
Total VaR	3.8	2.4	5.1	1.3	1.6	2.3	4.1	1.2
Lloyds Banking Group plc Annual Report and Accounts 2024

Although it is an important market standard measure of risk, VaR has limitations. One of them is the use of a limited historical data sample which influences the output by the implicit assumption that future market behaviour will not differ greatly from the historically observed period. Another known limitation is the use of defined holding periods which assumes that the risk can be liquidated or hedged within that holding period. Also calculating the VaR at the chosen confidence interval does not give enough information about potential losses which may occur if this level is exceeded. The Group fully recognises these limitations and supplements the use of VaR with a variety of other measurements which reflect the nature of the business activity. These include detailed sensitivity analysis, position reporting and a stress testing programme.
Trading book VaR (1-day 99 per cent) is compared daily against both hypothetical and actual profit and loss. The 1-day 99 per cent
VaR chart can be found in the Group’s Pillar 3 disclosures →.
Mitigating actions
The level of exposure is controlled by establishing and
communicating the approved risk limits and controls through
policies and procedures that define the responsibility and authority for risk taking. Market risk limits are clearly and consistently communicated to the business. Any new or emerging risks are
brought within risk reporting and defined limits.
Monitoring
Trading risk is monitored daily against 1-day 95 per cent VaR and stress testing limits. These limits are complemented with position level action triggers and profit and loss referrals. Risk and position limits are set and managed at both desk and overall trading book levels. They are reviewed at least annually and can be changed as required within the overall Group risk appetite framework.

Model risk

Definition
Model risk is the potential for adverse consequences
from model errors or the inappropriate use of
modelled outputs to inform business decisions.
Adverse consequences could lead to a deterioration
in the prudential position, non-compliance with
applicable laws and/or regulations, or damage to the
Group’s reputation. Model risk can also lead to
financial loss, as well as qualitative limitations such
as the imposition of restrictions on business
activities.
The Risk overview, on page 37, contains a summary of model risk performance and key mitigating actions.

Exposures
The Group uses models to support a broad range of activity,
including:
•Capital adequacy calculation
•Formulating business strategies
•Informing business decisions
•Identifying and measuring risks
•Credit decisioning, including fraud
•Pricing models
•Impairment calculation
•Stress testing and forecasting
•Market risk measurement
These models use quantitative methods to process input data into quantitative or qualitative outputs which have a quantitative measure associated with them. They use simplifications of complex real-world systems and processes, the use of models therefore creates model risk.
As a result of the wide scope and breadth of coverage, there is exposure to model risk across a number of the Group’s principal activities.
Significant events such as global conflicts and pandemics can weaken the relationship between model inputs and subsequent
outputs due to the uncertainty these events cause. A stable
economy allows models to operate in a much steadier environment, more typical to those used to build the models.
The evolution of GenAI will support the Group in increasing
productivity and reimagining the customer experience through innovative solutions. However, these advancements introduce
unique risks. To address these risks, additional controls are being developed to support the safe and controlled use of the Group’s
GenAI aspirations.
The control environment for model risk continues to be
strengthened to meet revised internal and regulatory requirements.
In addition, in common with the rest of the industry, changes required to capital models following new regulations have created a temporary increase in the risk relating to these models during the period of transition. Further information on capital impacts are detailed in the capital risk section on pages 144 to 150.
Measurement
The Board risk appetite metrics are the key components for
measuring the Group’s most material models; model performance and compliance is reported regularly to the Group and Board Risk
Committees.
Mitigating actions
The model risk management framework, established by and with continued oversight from an independent team in the Risk function, provides the foundation for managing and mitigating model risk within the Group. Accountability is cascaded from the Board and senior management via the Group enterprise risk management
framework.
This provides the basis for the Group’s model risk management policy, which defines the mandatory requirements for models across the Group, including:
•The scope of quantitative methods covered by the policy
•Classification of risk of models using materiality and complexity
•Roles and responsibilities, including ownership, independent oversight and approval
•Key principles and controls regarding model development,
implementation, model use, ongoing monitoring and periodic
revalidation, independent validation, model risk mitigants, and the process for non-compliance
All models have an owner who takes responsibility for the fitness for purpose of the model and, where appropriate, are supported and challenged by the independent specialist Group function.
As a result of the above, all models in scope of policy, including those involved in regulatory capital calculation, are developed consistently and are of sufficient quality to support business decisions and meet regulatory requirements.
Monitoring
The Group Model Governance Committee is the primary body for overseeing model risk. Policy requires that key performance
indicators are monitored for every model such that all issues are escalated appropriately. Material model issues are reported to the
Group and Board Risk Committees regularly, with focus on any key issues.
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued

Operational risk

Definition
Operational risk is defined as the risk of actual or
potential impact to the Group (financial and/or non-
financial) resulting from inadequate or failed internal
processes, people and systems or from external events.
Resilience is core to the management of operational
risk within Lloyds Banking Group to ensure that
business processes (including those that are
outsourced) can withstand operational risks and can
respond to and meet customer and stakeholder needs
when continuity of operations is compromised.
Level two risks
Business continuity, Change execution, Cyber and physical security,
Data and privacy, Financial reporting (including Tax), Health and safety and premises, Information, Internal and external supplier risk, IT systems, People, Transaction processing.
The Risk overview, on page 37, contains a summary of operational risk performance and key mitigating actions.

Exposures
The principal operational risk to the Group covers a number of level two operational risks, which could result in customer harm, unfair outcomes, colleague detriment, financial loss, regulatory censure and/or reputational damage.
A number of these risks could increase where there is a reliance on third party suppliers to provide services to the Group or its customers.
Measurement
Operational risk is managed across the Group through an
operational risk framework and policies. This framework includes a risk and control self-assessment process, risk impact likelihood matrix, risk and control indicators, risk appetite setting, a robust operational loss event management and escalation process, and a scenario analysis and operational loss forecasting process that feed into capital planning. This is supplemented by Group level and local management information and reporting across a suite of governed metrics.
The operational risk events by risk category table below shows high level loss and event trends for the Group using Basel II categories.
Based on data captured on the Group’s RCSA, in 2024 the highest frequency of events occurred in external fraud with 85 per cent of the total volume. External fraud also accounted for the highest losses by value at 41 per cent.
Operational risk losses and scenario analysis is used to inform the
Internal Capital Adequacy Assessment Process (ICAAP). The Group
calculates its minimum (Pillar I) operational risk capital
requirements using The Standardised Approach (TSA). Pillar II is calculated using internal and external loss data and severe but plausible scenarios that may occur in the next 12 months.
Mitigating actions
The Group continues to focus on risk management requirements and developing the processes, systems and people skills and
capabilities needed to mitigate risks. Risks are reported and discussed at local governance forums and escalated to executive management and the Board as appropriate to ensure the correct level of visibility and engagement. The Group employs a range of risk management strategies, including: avoidance, mitigation, transfer
(including insurance) and acceptance within appetite or tolerance.
Where there is a reliance on third party suppliers to provide services, including the areas of IT systems and information security, the
Group’s sourcing policy ensures that outsourcing initiatives follow a defined process including due diligence, risk evaluation and ongoing assurance. Business management uses issues and action-tracking management to address identified risk exposure weaknesses in the control environment in a consistent manner.
Specific mitigating actions for level two operational level risks are:
Business continuity
The Group remains committed to managing operational resilience risks and ensuring lessons are learned from internal and external events of disruption, which may have an impact on the Group’s ability to continue operations. The Group’s priority is centred on minimising any potential impacts to the Group and its customers, as well as the wider financial sector and UK economy, such as through scenario analysis and testing, business continuity, supplier exit planning and implementation of ‘resilience by design’.
Change execution
The Group takes a range of mitigating actions with respect to change execution risk. These include the following:
•Ensuring there are sufficient, appropriately skilled colleagues to support the safe delivery of the Group’s current and future
change portfolio
•Businesses assess the potential impacts of undertaking any
change activity on their ability to execute effectively, on
customers and colleagues and on the potential consequences for existing business risk profiles
•Ensuring compliance with the change policy and associated
policies and procedures, which set out the principles and key controls that apply across the business and are aligned to the
Group’s risk appetite
•The implementation of effective governance and control
frameworks to ensure adequate controls are in place to manage change activity and act to mitigate the change execution risks identified. These controls, such as testing, are monitored in line with the change policy and ERMF
•Events and incidents related to change activities are escalated and managed appropriately in line with risk framework guidance
Operational risk events by risk category (losses greater than or equal to £10,000)1

	% of total volume		% of total losses
	2024	2023	2024	2023
Business disruption and system failures	1.14	0.64	3.40	0.90
Clients, products and business practices	1.89	2.15	25.49	74.61
Damage to physical assets	0.14	0.06	0.05	0.03
Employee practices and workplace safety	0.39	0.32	0.55	0.16
Execution, delivery and process management	10.87	9.56	28.99	14.08
External fraud[2]	85.32	86.85	41.50	10.14
Internal fraud[2]	0.25	0.42	0.02	0.08
Total	100.00	100.00	100.00	100.00
1Excludes losses related to Insurance. 2023 breakdowns have been updated to reflect the reinstatement of PPI and provisions, and due to the nature of the risk events which can evolve over time, such as the lag in operational losses.
2Fraud level two risk is explained in further detail within the economic crime risk, as per the updated enterprise risk management framework.
Lloyds Banking Group plc Annual Report and Accounts 2024

Data and privacy
The Group continues to invest to reduce data risk exposure, by:
•Delivering a strategy focused on data management and culture, data-driven insights, platforms, tooling and AI-enablement
•Enhancing data quality and capability, such as standardised controls implemented across critical data elements
•Embedding data privacy impact assessments in the processing of high-risk data
Financial reporting (including tax)
The Group maintains risk management systems and internal
controls relating to the financial reporting process ensuring:
•The consistent and appropriate application of accounting
policies, the accurate recording of transactions, which are
undertaken in accordance with delegated authorities, and
safeguarding of assets with liabilities properly stated
•The calculation, preparation and reporting of financial,
prudential regulatory and tax outcomes in accordance with
applicable International Financial Reporting Standards, statutory and regulatory requirements, such as the UK Finance Code for
Financial Reporting Disclosure and the US Sarbanes-Oxley Act
•Ongoing monitoring to assess the impact of emerging regulation and legislation on financial, prudential regulatory and tax
reporting
•An accurate view of the Group’s performance to allow the Board and senior management to appropriately manage the affairs and strategy of the business and each of its entities and sub-groups
Health and safety and premises
The Group strives to ensure compliance with legal and regulatory requirements, embedding compliant and appropriate colleague
behaviours in line with its policies, values and people risk priorities.
The Group continues to monitor horizon scanning, risk assessments and any incident information to continually improve its health, safety and premises risk management. Colleagues also regularly complete health and safety training to ensure that policies, standards, procedures, processes and practices are understood and implemented effectively.
Information, cyber and physical security
The Group adopts a risk-based approach to mitigate cyber threats it faces. Specifically, the Group continues to undertake remediation activity to address deficiencies in its access controls across certain business applications and associated IT infrastructure. The effective operation of the Group’s estate is supported by an IT and Cyber
Security Governance framework, guided by a threat-based strategy which underpins investment decisions. The ongoing protection of the estate and confidentiality of material information is ensured through adherence to the Group Security Policy which has been aligned to industry good practice including the NIST Cyber Security
Framework; and material laws and regulations. The Group engages a specialist third party consultancy on a periodic basis, to assess the maturity of its cyber security programme, in assessing, identifying and managing material risks from cyber security threats. Thresholds have been set that, once triggered, will bring the information security risk owning business representatives, legal and compliance teams together as a subcommittee. The sub-committee will own the invocation of crisis management, Board and/or regulatory notification and the drafting of any wider stakeholder
communications.
Internal and external supplier
The threat landscape associated with third party suppliers and the critical services they provide continues to receive a significant amount of attention. The Group acknowledges the importance of control and responsibility for critical business services and processes, which could cause significant harm to the Group’s customers.
The Group segments its suppliers by criticality and has processes in place to support ongoing supplier management, including:
•Policy expectations are underpinned by standards, notably the sourcing and supply chain management framework
•All material arrangements are set out in written agreements and based on Group standard terms, which comply with regulations, including the expectation that all sub-outsourcing is managed in line with the supplier’s contractual obligations to the Group
•A risk-proportionate process exists for onboarding and managing third party arrangements through the life cycle
•Pre-outsourcing and ongoing risk assessments to identify key operational and financial risks, including on-site or virtual assurance for suppliers with a higher criticality assessment
•Assessments drive the level of ongoing supplier governance, assurance and monitoring. For example, the Group provides
training and other resources to its suppliers to support IT systems and information security resilience in its supply chain
IT systems
The Group continues its journey to simplify its technology estate, in line with its strategy, through the targeted simplification of legacy applications, infrastructure platforms and on-premise data centres.
The Group has controls in place to manage legacy technology, IT change and monitoring, incident management and recovery. IT
disaster recovery is a key capability to recover from multiple scenarios, ranging from likely and medium impact (such as
infrastructure failure for a single application), to low likelihood with severe or material impact scenarios, such as the loss of a data centre or cloud region.
People
The Group takes many mitigating actions with respect to people risk. Key areas of focus include:
•Focusing on leadership and colleague engagement, through
delivery of strategies to attract, retain and develop high calibre people together with a focus on creating a strong and resilient talent pipeline
•Continued focus on the Group’s culture and inclusivity strategy by developing and delivering initiatives that reinforce the
appropriate behaviours which generate the best possible long-
term outcomes for customers and colleagues
•Managing organisational capability and capacity through
divisional people strategies to ensure there are the right skills and resources to meet customers’ needs and deliver the Group’s
strategic plan
•Ensuring colleague wellbeing strategies and support are in place to meet colleague needs, alongside skills and capability growth required to maximise the potential of our people
•Ensuring compliance with legal and regulatory requirements, embedding compliant and appropriate colleague behaviours in
line with Group policies, values and its people risk priorities
•Reviewing and enhancing people processes to ensure they are fit for purpose and operationally resilient
Lloyds Banking Group plc Annual Report and Accounts 2024

Risk management continued
Transaction processing
The Group adopts a robust approach to minimising transaction processing risks. This includes processing and execution failures relating to clients and products, such as errors in payment
processing or management of payments and claims, including those where a third party is operating on the Group’s behalf.
Monitoring
Monitoring and reporting of operational risk is undertaken at Board,
Group, legal entity and business unit and functional committees.
Each committee monitors key risks, control effectiveness,
indicators, events, operational losses, risk appetite metrics and the results of independent review conducted by the Risk function and/
or Group Audit. Additionally, the Group’s IT and information security processes are validated and audited by internal experts within the Risk function and Group Audit.
The Group maintains a formal approach to operational risk event escalation, whereby events are identified, captured and escalated, where appropriate based on materiality. Root causes of events are determined, and action plans put in place to ensure an optimum level of control to keep customers and the business safe and improve efficiency.
The insurance policies are monitored and reviewed regularly, with recommendations being made to the Group’s senior management
annually prior to each renewal. Insurers are monitored on an ongoing basis, to ensure counterparty risk is minimised. A process is in place to manage any insurer rating changes or insolvencies.
Lloyds Banking Group plc Annual Report and Accounts 2024

Financial
statements
Lloyds Banking Group plc Annual Report and Accounts 2024

Independent auditors’ report
Independent auditors’ report to the members of Lloyds Banking Group plc
Report on the audit of the financial statements
1.Opinion
In our opinion:
•the financial statements of Lloyds Banking Group plc (the ‘Parent company’) and its subsidiaries (the ‘Group’ or ‘LBG’) give a true and fair view of the state of the Group’s and of the Parent company’s affairs as at 31 December 2024 and of the Group’s profit for the year then ended;
•the Group financial statements have been properly prepared in accordance with United Kingdom adopted international accounting standards and IFRS® Accounting Standards as issued by the International Accounting Standards Board (IASB);
•the Parent company financial statements have been properly prepared in accordance with United Kingdom adopted international accounting standards and as applied in accordance with the provisions of the Companies Act 2006; and
•the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.
We have audited the financial statements which comprise the:

Group	Parent company
•Consolidated balance sheet as at 31 December 2024;
•Consolidated income statement for the year then ended;
•Consolidated statement of comprehensive income for the year then ended;
•Consolidated statement of changes in equity for the year then ended;
•Consolidated cash flow statement for the year then ended;
•Notes 1 to 43 to the financial statements, which include the accounting principles and policies;
•Directors’ remuneration report identified as ‘audited’; and
•Risk management section identified as ‘audited’.

•Balance sheet as at 31 December 2024;
•Statement of changes in equity for the year then ended;
•Cash flow statement for the year then ended; and
•Notes 1 to 12 to the financial statements, which include the accounting principles and policies.

The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom adopted international accounting standards, and as regards the Parent company financial statements, as applied in accordance with the provisions of the
Companies Act 2006.
2.Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the auditors’ responsibilities for the audit of the financial statements section of our report.
We are independent of the Group and the Parent company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the Financial Reporting Council’s (the ‘FRC’s’) Ethical Standard as applied to listed public interest entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. The non-audit services provided to the Group and Parent company for the year are disclosed in note 13 to the financial statements. We confirm that we have not provided any non-audit services prohibited by the FRC’s Ethical Standard to the Group or the Parent company.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
3.Summary of our Audit approach

Key audit matters
The key audit matters that we identified in the current year were:
•Expected credit losses (‘ECL’) (Group)
•Regulatory and litigation matters (Group)
•IT systems that impact financial reporting (Group and Parent company)
•Defined benefit obligations (Group)
•Valuation of certain complex and illiquid financial instruments held at fair value (Group)
In 2023, we identified the first time adoption of IFRS 17 ‘Insurance contracts’ as a key matter. Post implementation we no longer consider this a key audit matter.
Our assessment of the level of risk for all other areas has remained consistent with the prior year.

Materiality
Overall materiality used for the Group consolidated financial statements was £320 million, which was determined on the basis of pre-tax profits, normalised for non-recurring items.
Overall materiality used for the Parent company financial statements was £320 million, which was determined on the basis of net assets and capped at Group materiality.

Scoping	Our audit scope covers 95 per cent of the Group’s total assets, 94 per cent of the Group’s total liabilities, 89 per cent of the Group’s income and 95 per cent of the Group’s expenses.
Our audit approach
We structured our approach to the audit to reflect how the Group is organised as well as ensuring it was both effective and risk focused. It can be summarised into the following key activities through which we obtained sufficient audit evidence required to form our opinion on the Group and Parent company financial statements:
•Audit planning and risk assessment
Our audit team has been structured in line with the Group’s three main operating divisions: Retail, Commercial Banking and Insurance,
Pensions and Investments. Our audit planning procedures considered the impact of internal and external factors affecting the Group’s profitability and operations, key audit matters most relevant to the users of the financial statements, the appropriate scope of audit work performed as well as the expectations and requirements of the Group’s investors and regulators.
Lloyds Banking Group plc Annual Report and Accounts 2024

In performing our audit risk assessments, we considered the impact of macroeconomic factors on the Group’s key accounting judgements and sources of estimation uncertainty. The key factors considered in our risk assessments were:
–the impact of uncertainty in the current economic climate and ongoing geopolitical tensions on the Group’s ECL and valuation of certain illiquid and complex financial instruments; and
–changes to the regulatory and litigation environment affecting the Group’s financial reporting.
We obtained the knowledge and information required to inform our audit planning and risk assessment decision making through regular meetings with Group and Divisional Finance and the extensive use of data and technology;
•Execution of audit work
Our audit is comprised of two distinct component audit teams covering the Group’s three operating segments, which are:
–the UK Banking component auditing the Group’s Retail and Commercial Banking operating segments; and
–the Insurance component auditing the Group’s Insurance, Pensions and Investments operations.
The component performance materiality allocated across both components ranged between £210 million and £120 million (2023: £228 million and £132 million).
The group audit team met regularly and was in active dialogue with each component audit team throughout the audit to ensure appropriate oversight over audit activities performed within each audit component. Oversight activities included determining whether the planned work was performed in accordance with the overall Group audit strategy and in line with the Group audit instructions provided to the components. We were able to satisfy ourselves that our oversight and supervision was appropriate through in-person meetings, videoconferencing, direct reviews of work as well as through attending planning and clearance meetings with divisional management;
•Audit procedures undertaken at both Group and Parent company level
We performed audit procedures over the Group and Parent company financial statements including the consolidation of the Group’s results, the preparation of the financial statements, certain disclosures within the Directors’ Remuneration report, litigation provisions and exposures, as well as the Group’s entity level and oversight controls relevant to financial reporting. Entities not covered by our audit scope are subject to analytical procedures to confirm our conclusion that there were no significant risks of material misstatement in the aggregated financial information;
•Internal controls testing approach
Our internal controls testing approach was informed by our scoping and risk assessment activities. We have assessed the Group’s end-to-
end financial reporting processes supporting all in-scope financial statement balances and identified relevant controls to test for these balances. This included the testing of general IT controls, process level controls and entity level controls at the Group level; and
•The impact of climate change on our audit
In planning our audit, we have considered the impact of climate change on the Group’s operations and any subsequent impact on its financial statements. The Group sets out its assessment of the potential impact on page 150 of the Risk Management section of the Annual
Report.
In conjunction with our climate risk specialists, we have held discussions with the Group to understand their:
–process for identifying affected operations including the governance and controls over this process, and the subsequent effect on the financial reporting for the Group; and
–long-term strategy to respond to climate change risks and how this is factored into the Group’s forecasts, considering publicly announced climate change commitments and any costs associated with the Group’s net zero targets.
Our audit work has involved:
–evaluating climate as a factor in risk assessments for potentially affected balances;
–challenging the completeness of the physical and transition risks identified and considered in the Group’s climate risk assessment and the conclusion that there continues to be no material impact of climate change risk on financial reporting;
–reviewing the Group’s qualitative loan portfolio analysis, and challenging the key assumptions used by the Group with reference to our own understanding of the portfolios and publicly available documentation; and
–assessing disclosures in the Annual Report and challenging the consistency between the financial statements and the remainder of the Annual Report.
We have not identified any material inconsistencies or issues as a result of these procedures.
The Group’s progress on their Environmental, Social and Governance (‘ESG’) targets is not included within the scope of this audit.
We were engaged separately to provide independent limited assurance under International Standard on Assurance Engagements (‘ISAE’)
3000 (Revised) and ISAE 3410 to the directors regarding the following ESG metrics and targets:
•LBG’s own operations’ Scope 1, 2 and 3 energy consumption and GHG emissions data for the 12 months ended 30 September 2024
(pages 59 to 60);
•Supply chain GHG emissions for the 12 months ended 30 September 2022 and 30 September 2024 (page 58);
•On-balance sheet financed emissions for 9 sectors for the year ended 31 December 2023 and for the defined baseline year for selected sectors (page 55);
•On and off-balance sheet financed emissions for Scottish Widows’ investment portfolio for the year ended 31 December 2024 (page 55);
•Off-balance sheet facilitated emissions, excluding green bonds, for a subset of capital markets activities for the year ended 31 December
2023 (page 84 of the Sustainability Report)
•Diversity and Inclusion metrics disclosing the proportion of women, Minority Ethnic and Black Heritage colleagues in senior roles (page
55);
•Selected requirements from the Group’s Principles of Responsible Banking Reporting and Self-Assessment Template (pages 3 to 24 of the Sustainability Reporting Framework Index); and
•The Group’s progress against five specific Sustainable Lending and Investment targets (page 57).
The procedures performed for a limited assurance engagement is substantially less than the work performed for a financial audit, which provides reasonable assurance. The Sustainability Report and our independent assurance report can be found at
www.lloydsbankinggroup.com/who-we-are/sustainability.html where we explain the scope of work and procedures performed.
Lloyds Banking Group plc Annual Report and Accounts 2024

Independent auditors’ report continued
4.Conclusions relating to going concern
In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.
Our evaluation of the directors’ assessment of the Group’s and Parent company’s ability to continue to adopt the going concern basis of accounting included:
•using our knowledge of the Group and Parent company, the financial services industry, the financial services regulatory environment and the general economic environment including, macroeconomic pressures affecting the Group’s operations, to identify inherent risks in the business model and how such risks might affect the financial resources or ability to continue operations over the going concern period;
•making enquiries of Group management about the assumptions, including climate risk considerations, used in their going concern models, and assessing the reasonableness of those assumptions and historical forecasting accuracy;
•evaluating the Group’s strategic plans in light of the changing macroeconomic environment, short and longer term financial budgets, funding, liquidity and capital adequacy plans including internal stress tests;
•considering the Group’s operational resilience;
•reading analyst reports, industry data, Bank of England reports and other external information to determine if it provided corroborative or contradictory evidence in relation to the Group’s assumptions;
•reviewing correspondence and meeting with prudential and conduct regulators to assess whether there are any matters that may impact the going concern assessment;
•testing the underlying data generated to prepare the forecast scenarios and determining whether there was adequate support for the assumptions underlying the forecasts; and
•evaluating the Group’s disclosures on going concern against the requirements of IAS 1.
Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the Group’s and Parent company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.
In relation to the reporting on how the Group has applied the UK Corporate Governance Code, we have nothing material to add or draw attention to in relation to the directors’ statement in the financial statements about whether the directors considered it appropriate to adopt the going concern basis of accounting.
Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.
5.Key audit matters
Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit, and directing the efforts of the engagement team.
These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.
Lloyds Banking Group plc Annual Report and Accounts 2024

Expected credit losses (Group)
Key audit matter description	How the scope of our audit responded to the key audit matter
Refer to notes 2, 14, 20, 21 and 41 in the financial statements
The Group has recognised £3.5 billion of expected credit
losses (‘ECL’) as at 31 December 2024. The valuation and
allocation of ECL consists of a number of assumptions that
are inherently uncertain and require a high degree of complex and subjective auditor judgement, specialised skills and
knowledge, and complex impairment modelling. The
increasing economic uncertainty resulting from geopolitical
risks and recent changes in government policy in the United
Kingdom (‘UK’) has further heightened the levels of
judgement required, especially in the development of the
base case economic scenario and alternative economic
scenarios. As a consequence, we have determined ECL as a
key audit matter.
The key areas we identified as having the most significant
level of management judgement were in respect of:
•Multiple economic scenarios;
•Collectively assessed ECL;
•Individually assessed ECL; and
•ECL model adjustments.

Multiple economic scenarios
The Group’s economics team develops the future economic
scenarios by developing a base case forecast based on a set of conditioning assumptions, with the three outer economic
scenarios (upside, downside and severe downside) derived
using a Monte Carlo simulation around the base case. The
modelled severe downside scenario is then adjusted to
capture supply-side risks not contemplated by the Monte
Carlo model. The upside, the base case and the downside
scenarios are weighted at a 30 per cent probability and the
severe downside at a 10 per cent probability. The
development of the base case scenario, including the
conditioning assumptions, is inherently highly complex and
requires significant judgement.
This key audit matter is discussed in the Audit Committee’s
report on page 101.

We performed the following procedures:
•tested the controls over the generation of the multiple economic scenarios including those over the Group’s governance processes to approve the base case, different scenarios and the weightings applied to each scenario;
•Working with our internal economic specialists:
–challenged and evaluated economic forecasts in the base scenario such as the unemployment rate, House Price Index, Commercial
Real Estate prices, inflation and forecasted interest rates, and
Gross Domestic Product through comparison to independent
economic outlooks, other external analyses and market data;
–challenged and evaluated the appropriateness of changes in
assumptions and/or the model, including changes to the non-
modelled severe downside approach;
–challenged and evaluated the appropriateness of the methodology applied to generate alternative macroeconomic scenarios,
including associated weightings and assumptions within the
model; and
–independently replicated the multiple economic scenario model and compared the outputs of our independent model to the
Group’s output to test scenario generation;
•tested the completeness and accuracy of the data used by the model;
•performed a stand back assessment of the appropriateness of the weightings applied to each of the scenarios based on publicly available data; and
•evaluated the appropriateness of disclosures in respect of significant judgements and sources of estimation uncertainty including
macroeconomic scenarios.

Lloyds Banking Group plc Annual Report and Accounts 2024

Independent auditors’ report continued

Key audit matter description	How the scope of our audit responded to the key audit matter
Collectively assessed ECL
The ECL for the Retail and Commercial Banking divisions,
except for individually assessed stage 3 commercial loans, is determined on a collective basis using impairment models.
These models use a number of significant judgements to
calculate a probability-weighted estimate by applying a
probability of default, exposure at default and a loss given default, taking account of collateral held or other loss
mitigants, discounted using the effective interest rate.
The key judgements and estimates in determining the ECL
include:
•modelling approach, modelling simplifications and
judgements, and selection of modelling data;
•behavioural lives of products in the Retail division;
•credit risk ratings for the Commercial Banking division,
which are performed on a counterparty basis for larger
exposures by a credit officer; and
•the appropriate allocation of assets into the correct
staging taking into account any significant deterioration in credit risk since inception of the loan.
This key audit matter is discussed in the Audit Committee’s
report on page 101.

We tested controls across the process to estimate the ECL provisions including:
•model governance including model validation and monitoring;
•model assumptions;
•allocation of assets into stages, including those to determine the credit risk rating in the Commercial Banking division; and
•completeness and accuracy of the data used by the model.
Working with our internal modelling specialists, our audit procedures over the key areas of estimation in the valuation and allocation of the
ECL covered the following:
•Model estimations, where we:
–evaluated the appropriateness of the modelling approach and assumptions used;
–independently replicated a sample of the models for all in-scope portfolios and compared the outputs of our independent models to the Group’s outputs;
–assessed model performance by evaluating variations between observed data and model predictions;
–developed an understanding of model limitations and assessed these and remedial actions; and
–tested the completeness and accuracy of the data used in model execution and calibration.
•Allocation of assets into stages, where we:
–evaluated the appropriateness of quantitative and qualitative criteria used for allocation into IFRS 9 stages, including
independently assessing the credit rating of a sample of loans in the Commercial Banking division;
–tested the appropriateness of the stage allocation for a sample of exposures; and
–tested the data used by models in assigning IFRS 9 stages and evaluated the appropriateness of the model logic used.

Individually assessed ECL
For individual provision assessments of larger exposures in
stage 3 in the Commercial Banking division, complex and
subjective auditor judgement including specialised knowledge is required in evaluating the methodology, models and inputs that are inherently uncertain in determining the ECL. The
significant judgements in estimating provisions are the:
•completeness and appropriateness of the potential
workout scenarios identified;
•probability of default assigned to each identified potential workout scenario; and
•valuation assumptions used in determining the expected
recovery strategies.
This key audit matter is discussed in the Audit Committee’s
report on page 101.

•For expected credit losses assessed individually we have:
–selected senior team members with extensive IFRS 9 knowledge and expertise to design and lead the execution of the audit of ECL;
–tested the controls over individually assessed provisions including assumptions and inputs into workout and recovery scenarios, as well as valuation assumptions used; and
–evaluated the appropriateness of workout and recovery scenarios identified, including the judgements to determine the timing and value of associated cash flows as well as consideration of climate risk.

Lloyds Banking Group plc Annual Report and Accounts 2024

Key audit matter description	How the scope of our audit responded to the key audit matter
ECL model adjustments
Where impairment models do not incorporate all factors
relevant to estimating the ECL, adjustments are made to
address known model limitations and data limitations,
emerging or non-modelled risks and the impact of economic
uncertainty on different industry sectors. The identification of model limitations is highly judgemental and inherently
uncertain. The adjustments made to address these limitations require specialist auditor judgement when evaluating the:
•completeness of adjustments; and
•methodology, assumptions, models and inputs.
This key audit matter is discussed in the Audit Committee’s
report on page 101.

In respect of the adjustments to models, we performed the following procedures in conjunction with our specialists:
•tested the controls over the valuation of in-model and post-model adjustments;
•evaluated the methodology, approach and assumptions in developing the adjustments, and evaluated the Group’s selection of approach;
•tested the completeness and accuracy of the data used in
formulating the judgements;
•performed a recalculation of adjustments;
•evaluated the completeness of adjustments based on our
understanding of both model and data limitations, including those related to cost of living and high inflation pressures; and
•assessed the appropriateness of the disclosures and whether the disclosures appropriately address the uncertainty which exists in determining the ECL.

Key observations communicated to the Audit Committee
We are satisfied that the ECL provisions are reasonable and recognised in accordance with the requirements of IFRS 9. Calculations of the multiple economic scenarios, in-model adjustments and post-model adjustments are made using appropriate methodologies and reasonable modelled assumptions. Overall ECL levels are reasonable compared to peer benchmarking information.

Regulatory and litigation matters (Group)
Key audit matter description	How the scope of our audit responded to the key audit matter
Refer to notes 2 and 28 in the financial statements.
The Group operates in an environment where it is subject to
regulatory investigations, litigation and customer
remediation, including allegations of fraud and misconduct.
The Group is currently exposed to a number of regulatory and litigation matters. The Group’s provision for these matters is
£1.6 billion as at 31 December 2024. In the current year, the
Group recognised a further provision of £700 million relating to motor finance commission arrangements.
Significant judgement is required by the Group in determining whether, under IAS 37 Provisions, Contingent Liabilities and
Contingent Assets:
•the amount recorded is representative of the Group’s best
estimate to settle the obligation based on the information
available to the Group, including in respect of motor
finance commission arrangements where there is
significant uncertainty around the final outcome as a result of the recent Court of Appeal decisions, appeal to the
Supreme Court and the impact of the on-going review by
the Financial Conduct Authority (‘FCA’); and
•any contingent liabilities and underlying significant
estimation uncertainties are adequately disclosed.
This key audit matter is discussed in the Audit Committee’s
report on page 102.

We performed the following audit procedures:
•tested the Group’s controls over the completeness of provisions, the review of the assessment of the provision against the requirements of
IAS 37, the review of the appropriateness of judgements used to determine a best estimate and the completeness and accuracy of data used in the process;
•evaluated the assessment of the provisions, associated probabilities, and potential outcomes in accordance with IAS 37;
•verified and evaluated whether the methodology, data and
significant judgements and assumptions used in the valuation of the provisions are appropriate in the context of the applicable financial reporting framework;
•inspected correspondence and, where appropriate, made direct inquiry with the Group’s regulators and internal and external legal counsel;
•critically evaluated the Group’s conclusion in the context of the requirements of IAS 37 where no provision was made;
•evaluated whether the disclosures made in the financial statements appropriately reflect the facts and key sources of estimation uncertainty, including in respect of motor finance commission arrangements;
•specifically in respect of motor finance commission arrangements, we:
–tested the governance control operating over the choice of
assumptions used, including agreement to previous redress
experience where applicable;
–engaged with our internal modelling specialists to review relevant aspects of the code used to extract commission data used within the model;
–tested the mathematical accuracy of the model including the completeness and accuracy of data used in the model;
–inspected information available for the historical complaints, both supportive and contradictory, the view of independent analysts and the decisions made by the courts;
–reviewed correspondence with external legal counsel to support the probability weighting applied;
–inspected correspondence and made direct inquiry with the
Group’s regulators; and
–tested the methodology and assumptions applied to determine the provision.

Key observations communicated to the Audit Committee
While there is significant judgement required in estimating the timing and value of future settlements, we are satisfied that the approach to the recognition, estimation and disclosures of these provisions and contingent liabilities is consistent with the requirements of IFRS
Accounting Standards

Lloyds Banking Group plc Annual Report and Accounts 2024

Independent auditors’ report continued

IT systems that impact financial reporting (Group and Parent company)
Key audit matter description	How the scope of our audit responded to the key audit matter
The Group’s IT environment is inherently complex due to the
number of systems it operates and its reliance on automated
and IT dependent manual controls. Together, these support a
broad range of banking and insurance products as well as the processing of the Group’s significant volume of transactions, which impact all account balances.
As such, IT systems within the Group form a critical
component of the Group’s financial reporting activities. Due to the significant reliance on IT systems, effective General IT
Controls (‘GITCs’) are critical to allow reliance to be placed on the completeness and accuracy of financial data and the
integrity of automated system functionality, such as system
calculations.
We identified the IT systems that impact financial reporting as a key audit matter because of the:
•Pervasive reliance on complex technology that is integral
to the operation of key business processes and financial
reporting;
•Reliance on technology which continues to develop in line
with the business strategy, such as the increase in the use
of automation across the Group and increasing reliance on
third parties; and
•Importance of the IT controls in maintaining an effective
control environment. A key interdependency exists
between the ability to rely on IT controls and the ability to rely on financial data, system configured automated
controls and system reports.
IT controls, in the context of our audit scope, primarily relate to privileged access at the infrastructure level, user access security at the application level and change control.
IT systems which impact financial reporting are discussed in the Audit Committee report on page 102.

Our IT audit scope covered the Group’s IT controls over information systems deemed relevant to the audit based on the financial data, system configured automated controls and/or key financial reports that reside within it.
We used IT specialists to support our evaluation of the risks associated with IT in the following areas:
•General IT Controls, including user access and change management controls;
•Key financial reports and system configured automated controls; and
•Cyber security risk assessment.
Where deficiencies in the IT control environment were identified, our risk assessment procedures included an assessment of those deficiencies to determine the impact on our audit plan. Where relevant, the audit plan was adjusted to mitigate the unaddressed IT risk.
Where we were able to identify and test appropriate mitigating controls over affected financial statement line items, our testing approach remained unchanged.
In a limited number of areas, we adopted a non-controls reliance approach and we therefore performed additional substantive
procedures.

Key observations communicated to the Audit Committee
We are satisfied that the Group’s overall IT control environment appropriately supports the financial reporting process and control deficiencies identified in respect of privileged user access to IT infrastructure and in application user access management were mitigated by compensating business controls.

Defined benefit obligations (Group)
Key audit matter description	How the scope of our audit responded to the key audit matter
Refer to notes 2 and 12 in the financial statements
The Group operates a number of defined benefit retirement
schemes, the obligations for which totalled £27.1 billion as at
31 December 2024. Their valuation is determined with
reference to key actuarial assumptions including mortality
assumptions, discount rates and inflation rates. Due to the
size of these schemes, small changes in these assumptions can have a material impact on the value of the defined benefit
obligation and therefore, the determination of these
assumptions requires significant auditor judgement.
This key audit matter is discussed in the Audit Committee’s
report on page 101.

We performed the following audit procedures:
•tested the Group’s controls over the valuation of the defined benefit obligations, including controls over the assumptions setting process;
and
•challenged and evaluated the key actuarial assumptions against the compiled expected ranges, determined by our internal actuarial experts, based on observable market indices and market experience.

Key observations communicated to the Audit Committee We are satisfied that the Group's judgements in relation to the defined benefit obligations are reasonable.
Lloyds Banking Group plc Annual Report and Accounts 2024

Valuation of certain complex and illiquid financial instruments held at fair value (Group)
Key audit matter description	How the scope of our audit responded to the key audit matter
Refer to notes 2, 16, 17 and 41 in the financial statements
Financial instruments are classified as level 1, 2 or 3 in
accordance with IFRS 13 Fair value measurement.
The fair value of complex and illiquid financial instruments involves significant judgement. The extent of judgement
applied by the Group in valuing the Group’s financial
investments varies with the nature of assets held, the markets in which they are traded, and the valuation methodology
applied.
The Group holds several portfolios of level 3 illiquid
investments totalling £6.0 billion, the largest of which is held within the Insurance, Pensions and Investments division, and includes loans in the commercial real estate, social housing, infrastructure, and education sectors. The valuation of these loans uses complex valuation models as they are without
readily determinable market values and were valued using
significant unobservable inputs, such as loan-to-bond
premium and calibration spread that involved considerable
judgement by management.
This key audit matter is discussed in the Audit Committee’s
report on page 102.

We tested the controls over the valuation of financial instruments including controls over significant assumptions used in the valuation of these financial assets, and model review controls.
We involved our valuation specialists in our audit of the valuation of the level 3 portfolio loans and we performed the following procedures:
•evaluated the appropriateness of loan valuation methodologies;
•calculated a range of comparable values for a sample of modelled illiquid financial instruments using an independent valuation model and considered reasonable alternative key assumptions based on comparable securities and compared results;
•evaluated the appropriateness of the internal credit ratings methodology and tested the appropriateness of the ratings for a sample of loan counterparties;
•evaluated the consistency and appropriateness of inputs and assumptions over time, challenging both significant movements and non-movements where we expected change; and
•assessed the appropriateness of disclosures and sensitivity analysis.

Key observations communicated to the Audit Committee We are satisfied that the valuation of these certain complex and illiquid financial instruments is reasonable and in accordance with IFRS 13.
Lloyds Banking Group plc Annual Report and Accounts 2024

Independent auditors’ report continued
6.Our application of materiality
6.1Materiality
We define materiality as the magnitude of misstatement in the financial statements that makes it probable that the economic decisions of a reasonably knowledgeable person would be changed or influenced. We use materiality both in planning the scope of our audit work and in evaluating the results of our work.
Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

	Group financial statements	Parent company financial statements
Materiality	£320 million (2023: £344 million)	£320 million (2023: £344 million)
Basis for determining materiality
In determining our benchmark for materiality, we
have considered the metrics used by investors
and other users of the financial statements. We
have determined pre-tax profits, normalised for
non-recurring items to be the most relevant to
users of the financial statements. This approach is
broadly consistent with the prior year.
The determined materiality represents 5 per cent
of normalised pre-tax profit and 0.7 per cent of
net assets.
Parent company materiality represents 0.6 per cent of net assets and is capped at Group materiality.
Rationale for the benchmark applied
Given the importance of these measures to
investors and users of the financial statements,
we have used pre-tax profits, normalised for non-
recurring items as the primary benchmark for our
determination of materiality.

The Parent company holds the Group’s investments and is
not profit driven. The balance sheet is the key measure of
financial health that is important to shareholders since the primary concern for the Parent company is the receipt and
payment of dividends. However, given the size of the
entity’s balance sheet, we have capped materiality at
Group’s materiality.

6.2Performance materiality
We set performance materiality at a level lower than materiality to reduce the probability that, in aggregate, uncorrected and undetected misstatements exceed the materiality for the financial statements as a whole.

	Group financial statements	Parent company financial statements
Performance materiality	70 per cent of Group materiality at £220 million (2023: 70 per cent at £240 million)	70 per cent of Parent company materiality at £220 million (2023: 70 per cent at £240 million)
Basis and rationale for determining performance materiality
In determining performance materiality, we considered the following factors:
a. The quality of the control environment and whether we were able to rely on controls;
b. The degree of centralisation and commonality of controls and processes;
c. The uncertain economic environment;
d. The nature, volume and size of uncorrected misstatements arising in the previous audit; and
e. The nature, volume and size of uncorrected misstatements that remain uncorrected in the current period.

6.3Error reporting threshold
We agreed with the Audit Committee that we would report to the Committee all audit differences in excess of £16 million (2023:
£17 million), as well as any differences below this threshold, which in our view, warranted reporting on qualitative grounds. We also report to the Audit Committee on disclosure matters that we identified when assessing the overall presentation of the financial statements.
7.Other information

The other information comprises the information included in the Annual Report, other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information contained within the Annual Report. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.
Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated.
If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.
We have nothing to report in this regard.
Lloyds Banking Group plc Annual Report and Accounts 2024

We summarise below our work in relation to areas of the other information including those areas upon which we are specifically required to report:

	Our responsibility	Our report
Matters we are specifically required to report
Principal risks and viability statement
Review the confirmation and description in the light
of the knowledge gathered during the audit, such as
through considering the directors’ processes to
support the statements made, challenging the
Group’s key judgements and estimates, consideration
of historical forecasting accuracy and evaluating
macro-economic assumptions.
Consider if the statements are aligned with the
relevant provisions of the Code.
As set out in the section ‘Corporate governance statement’, we have nothing material to report, add or draw attention to in respect of these matters.
Directors’ Remuneration report	Report whether the part of the directors’ remuneration report to be audited is properly prepared and the disclosures specified by the Companies Act have been made.
As set out in the section ‘Opinions on other matters
prescribed by the Companies Act 2006’, in our
opinion, the part of the directors’ remuneration report
to be audited has been prepared in accordance with
the Companies Act 2006.

Strategic report and directors’ report
Report whether they are consistent with the audited
financial statements and are prepared in accordance
with applicable legal requirements.
Report if we have identified any material
misstatements in either report in the light of the
knowledge and understanding of the Group and of
the Parent company and their environment obtained
in the course of the audit.

As set out in the section ‘Opinions on other matters
prescribed by the Companies Act 2006’, in our
opinion, based on the work undertaken in the course
of the audit, the information in these reports is
consistent with the audited financial statements and
has been prepared in accordance with applicable legal
requirements.
As referenced on page 201, we have provided limited
assurance in accordance with ISAE 3000 (Revised)
and ISAE 3410 over selected metrics.

Other reporting on other information
Alternative Performance Measures (‘APMs’)
APMs are measures that are not defined by generally
accepted accounting practice (‘GAAP’) and therefore
are not typically included in the financial statement
part of the Annual Report. The Group use APMs, such
as adjusted profit, and banking net interest margin in
its quarterly and annual reporting of financial
performance.
We have reviewed and assessed the Group’s
calculation and reporting of these metrics to assess
consistency with the Group’s published definitions
and policies for these items.
We have also considered and assessed whether the
use of APMs in the Group’s reporting results is
consistent with the guidelines produced by regulators
such as the European Securities and Markets
Authority (‘ESMA’) guidelines on the use of APMs and
the FRC Alternative Performance Measures Thematic
Review.
We also considered whether there was an appropriate
balance between the use of statutory metrics and
APMs, in addition to whether clear definitions and
reconciliation for APMs used in financial reporting
have been provided.

In our opinion:
•the use, calculation and disclosure of APMs is
consistent with the Group’s published definitions
and policies;
•the use of APMs in the Group’s reporting results is
consistent with the guidelines produced by ESMA
and FRC; and
•there is an appropriate balance between the use of
statutory metrics and APMs, together with clear
definitions and reconciliation for APMs used in
financial reporting.

Dividends and distribution policy	Consider whether the disclosures in the strategic report are consistent with the dividends policy and that the dividends paid are in line with the policy.	In our opinion the disclosures in the strategic report and dividends paid are consistent with the policy.
Lloyds Banking Group plc Annual Report and Accounts 2024

Independent auditors’ report continued
8.Responsibilities of directors
As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the Group’s and the Parent company’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or the Parent company or to cease operations, or have no realistic alternative but to do so.
9.Auditors’ responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists.
Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at:
www.frc.org.uk/auditorsresponsibilities . This description forms part of our auditors’ report.
10.Extent to which the audit was considered capable of detecting irregularities, including fraud
Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.
Identifying and assessing potential risks related to irregularities
In identifying and assessing the risks of material misstatement in respect of irregularities, including fraud and non-compliance with laws and regulations, we considered the following:
•the nature of the industry and sector, control environment and business performance including the design of the Group’s remuneration policies, key drivers for directors’ remuneration, bonus levels and performance targets;
•the Group’s own assessment of the risks that irregularities may occur either as a result of fraud or error that was discussed by the Audit
Committee including on 18 February 2025;
•results of our inquiries of management, in-house legal counsel, internal audit and the Audit Committee about their own identification and assessment of the risk of irregularities, including those that are specific to the financial services sector, and review of supporting documentation, concerning the Group’s policies and procedures relating to:
–identifying, evaluating and complying with laws and regulations and whether they were aware of any instances of non-compliance;
–detecting and responding to the risks of fraud and whether they have knowledge of any actual, suspected or alleged fraud; and
–the internal controls established to mitigate risks related to fraud or non compliance with laws and regulations;
•the discussion among the audit engagement team including significant component audit teams and relevant internal specialists, including tax, valuations, pensions, credit modelling, actuarial, IT and industry specialists regarding how and where fraud might occur in the financial statements and any potential indicators of fraud; and
•obtaining an understanding of the legal and regulatory frameworks that the Group operates in, focusing on those laws and regulations that had a direct effect on the financial statements, such as provisions of the UK Companies Act, pensions legislation and tax legislation or that had a fundamental effect on the operations of the Group, including regulation and supervisory requirements of the Prudential
Regulation Authority, Financial Reporting Council and Financial Conduct Authority.
Audit response to risks identified
As a result of performing the above, we identified the Group’s determination of ‘Expected credit losses’ as a key audit matter related to the potential risk of fraud. The key audit matters section of our report explains the matter in more detail and also describes the specific procedures in response to the key audit matter. In common with all audits under ISAs (UK), we are also required to perform specific procedures to respond to the risk of management override.
In addition to the above, our procedures to respond to risks identified included the following:
•reviewing the financial statement disclosures and testing to supporting documentation to assess compliance with provisions of relevant laws and regulations described as having a direct effect on the financial statements;
•enquiring of management, the Audit Committee and in-house and external legal counsel concerning actual and potential litigation and claims;
•performing analytical procedures to identify any unusual or unexpected relationships that may indicate risks of material misstatement due to fraud;
•reading minutes of meetings of those charged with governance, reviewing internal audit reports and correspondence with regulators;
•in addressing the risk of fraud through management override of controls, testing the appropriateness of journal entries and other adjustments;
•assessing whether the judgements made in making accounting estimates are indicative of a potential bias; and
•evaluating the business rationale of any significant transactions that are unusual or outside the normal course of business.
We also communicated relevant identified laws and regulations and potential fraud risks to all engagement team members including specialists, and component audit teams, and remained alert to any indications of fraud or non-compliance with laws and regulations throughout the audit.
Lloyds Banking Group plc Annual Report and Accounts 2024

Report on other legal and regulatory requirements
11.Opinions on other matters prescribed by the Companies Act 2006
In our opinion, the part of the Directors’ Remuneration report to be audited has been properly prepared in accordance with the Companies
Act 2006.
In our opinion, based on the work undertaken in the course of the audit:
•The information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and
•The strategic report and the directors’ report have been prepared in accordance with applicable legal requirements.
In the light of the knowledge and understanding of the Group and of the Parent company and their environment obtained in the course of the audit, we have not identified any material misstatements in the strategic report or the directors’ report.
12.Corporate Governance Statement
The Listing Rules require us to review the directors’ statement in relation to going concern, longer-term viability and that part of the corporate governance statement relating to the Group’s compliance with the provisions of the UK corporate governance code specified for our review.
Based on the work undertaken as part of our audit, we have concluded that each of the following elements of the Corporate Governance
Statement is materially consistent with the financial statements and our knowledge obtained during the audit:
•the directors’ statement with regards to the appropriateness of adopting the going concern basis of accounting and any material uncertainties identified set out on page 39;
•the directors’ explanation as to its assessment of the Group’s prospects, the period this assessment covers and why the period is appropriate is set out on page 39;
•the directors’ statement on fair, balanced and understandable set out on page 136;
•the Board’s confirmation that it has carried out a robust assessment of the emerging and principal risks set out on page 136;
•the section of the Annual Report that describes the review of effectiveness of risk management and internal control systems set out on page 102; and
•the section describing the work of the Audit Committee set out on pages 100 to 103.
13.Matters on which we are required to report by exception

Adequacy of explanations received and accounting records
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•We have not received all the information and explanations we require for our audit; or
•Adequate accounting records have not been kept by the Parent company, or returns adequate for our audit have not been received from branches not visited by us; or
•The Parent company financial statements are not in agreement with the accounting records and returns.
We have nothing to report in respect of these matters.
Directors’ remuneration
Under the Companies Act 2006 we are also required to report if in our opinion certain disclosures of directors’ remuneration have not been made or the part of the Directors’ Remuneration report to be audited is not in agreement with the accounting records and returns.
We have nothing to report in respect of this matter.
14.Other matters which we are required to address
Auditor tenure
Following the recommendation of the Audit Committee, we were appointed by shareholders at its annual general meeting on 16 May 2024 to audit the financial statements of Lloyds Banking Group plc for the year ended 31 December 2024 and subsequent financial periods. The period of total uninterrupted engagement of the firm is four years.
Consistency of the audit report with the additional report to the Audit Committee
Our audit opinion is consistent with the additional report to the Audit Committee we are required to provide in accordance with ISAs (UK).
15.Use of our report
This report is made solely to the Parent company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act
2006. Our audit work has been undertaken so that we might state to the Parent company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Parent company and the Parent company’s members as a body, for our audit work, for this report, or for the opinions we have formed.
As required by the Financial Conduct Authority (FCA) Disclosure Guidance and Transparency Rule (DTR) 4.1.15R – DTR 4.1.18R, these financial statements will form part of the Electronic Format Annual Financial Report filed on the National Storage Mechanism of the FCA in accordance with DTR 4.1.15R – DTR 4.1.18R. This auditors’ report provides no assurance over whether the Electronic Format Annual
Financial Report has been prepared in compliance with DTR 4.1.15R – DTR 4.1.18R.
Michael Lloyd (Senior Statutory Auditor)
For and on behalf of Deloitte LLP
Statutory Auditor
London, United Kingdom
19 February 2025
Lloyds Banking Group plc Annual Report and Accounts 2024

Consolidated income statement
for the year ended 31 December

	Note	2024 £m	2023 £m	2022 £m
Interest income		31,288	28,051	17,645
Interest expense		(19,011)	(14,753)	(4,723)
Net interest income	5	12,277	13,298	12,922
Fee and commission income		2,943	2,926	2,790
Fee and commission expense		(1,184)	(1,095)	(1,070)
Net fee and commission income	6	1,759	1,831	1,720
Net trading income (losses)	7	17,825	18,049	(19,987)
Insurance revenue		3,291	3,008	2,461
Insurance service expense		(2,733)	(2,414)	(3,863)
Net (expense) income from reinsurance contracts held		(72)	2	62
Insurance service result	8	486	596	(1,340)
Other operating income	9	1,934	1,631	1,339
Other income		22,004	22,107	(18,268)
Total income		34,281	35,405	(5,346)
Net finance (expense) income from insurance, participating investment and reinsurance contracts		(10,341)	(11,684)	15,893
Movement in third party interests in consolidated funds		(1,059)	(1,109)	1,035
Change in non-participating investment contracts		(4,878)	(3,983)	3,959
Net finance (expense) income in respect of insurance and investment contracts	8	(16,278)	(16,776)	20,887
Total income, after net finance expense in respect of insurance and investment contracts		18,003	18,629	15,541
Operating expenses	10	(11,601)	(10,823)	(9,237)
Impairment	14	(431)	(303)	(1,522)
Profit before tax		5,971	7,503	4,782
Tax expense	15	(1,494)	(1,985)	(859)
Profit for the year		4,477	5,518	3,923

Profit attributable to ordinary shareholders		3,923	4,933	3,389
Profit attributable to other equity holders		498	527	438
Profit attributable to equity holders		4,421	5,460	3,827
Profit attributable to non-controlling interests		56	58	96
Profit for the year		4,477	5,518	3,923

Basic earnings per share	31	6.3p	7.6p	4.9p
Diluted earnings per share	31	6.2p	7.5p	4.9p
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Consolidated statement of comprehensive income
for the year ended 31 December

	2024 £m	2023 £m	2022 £m
Profit for the year	4,477	5,518	3,923
Other comprehensive income
Items that will not subsequently be reclassified to profit or loss:
Post-retirement defined benefit scheme remeasurements:
Remeasurements before tax	(768)	(1,633)	(3,012)
Current tax	50	376	577
Deferred tax	154	52	283
	(564)	(1,205)	(2,152)
Movements in revaluation reserve in respect of equity shares held at fair value through other comprehensive income:
Change in fair value	93	(54)	44
Deferred tax	–	(3)	3
	93	(57)	47
Gains and losses attributable to own credit risk:
(Losses) gains before tax	(78)	(234)	519
Deferred tax	22	66	(155)
	(56)	(168)	364
Items that may subsequently be reclassified to profit or loss:
Movements in revaluation reserve in respect of debt securities held at fair value through other comprehensive income:
Change in fair value	(53)	(40)	(133)
Income statement transfers in respect of disposals	(7)	(122)	(92)
Income statement transfers in respect of impairment	(3)	(2)	6
Current tax	1	1	8
Deferred tax	16	46	54
	(46)	(117)	(157)
Movements in cash flow hedging reserve:
Effective portion of changes in fair value taken to other comprehensive income	(2,577)	545	(6,990)
Net income statement transfers	2,597	1,838	43
Deferred tax	(9)	(673)	1,928
	11	1,710	(5,019)
Movements in foreign currency translation reserve:
Currency translation differences (tax: £nil)	(73)	(53)	116
Transfers to income statement (tax: £nil)	–	–	(31)
	(73)	(53)	85
Total other comprehensive (loss) income for the year, net of tax	(635)	110	(6,832)
Total comprehensive income (loss) for the year	3,842	5,628	(2,909)

Total comprehensive income (loss) attributable to ordinary shareholders	3,288	5,043	(3,443)
Total comprehensive income attributable to other equity holders	498	527	438
Total comprehensive income (loss) attributable to equity holders	3,786	5,570	(3,005)
Total comprehensive income attributable to non-controlling interests	56	58	96
Total comprehensive income (loss) for the year	3,842	5,628	(2,909)
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Consolidated balance sheet
at 31 December

	Note	2024 £m	2023 £m
Assets
Cash and balances at central banks		62,705	78,110
Financial assets at fair value through profit or loss	17	215,925	203,318
Derivative financial instruments	19	24,065	22,356
Loans and advances to banks		7,900	10,764
Loans and advances to customers	20	459,857	449,745
Reverse repurchase agreements		49,476	38,771
Debt securities		14,544	15,355
Financial assets at amortised cost		531,777	514,635
Financial assets at fair value through other comprehensive income	17	30,690	27,592
Goodwill and other intangible assets	23	8,188	8,306
Current tax recoverable		526	1,183
Deferred tax assets	15	5,005	5,185
Retirement benefit assets	12	3,028	3,624
Other assets	24	24,788	17,144
Total assets		906,697	881,453
Liabilities
Deposits from banks		6,158	6,153
Customer deposits		482,745	471,396
Repurchase agreements at amortised cost		37,760	37,703
Financial liabilities at fair value through profit or loss	17	27,611	24,914
Derivative financial instruments	19	21,676	20,149
Notes in circulation		2,121	1,392
Debt securities in issue at amortised cost	26	70,834	75,592
Liabilities arising from insurance and participating investment contracts	8	122,064	120,123
Liabilities arising from non-participating investment contracts		51,228	44,978
Other liabilities	27	25,918	19,026
Retirement benefit obligations	12	122	136
Current tax liabilities		45	39
Deferred tax liabilities	15	125	157
Provisions	28	2,313	2,077
Subordinated liabilities	29	10,089	10,253
Total liabilities		860,809	834,088
Equity
Share capital	30	6,062	6,358
Share premium account	32	18,720	18,568
Other reserves	33	8,827	8,508
Retained profits	34	5,912	6,790
Ordinary shareholders’ equity		39,521	40,224
Other equity instruments	35	6,195	6,940
Total equity excluding non-controlling interests		45,716	47,164
Non-controlling interests		172	201
Total equity		45,888	47,365
Total equity and liabilities		906,697	881,453
The accompanying notes are an integral part of the consolidated financial statements.
The directors approved the consolidated financial statements on 19 February 2025.

Sir Robin Budenberg Chair	Charlie Nunn Group Chief Executive	William Chalmers Chief Financial Officer
Lloyds Banking Group plc Annual Report and Accounts 2024

Consolidated statement of changes in equity
for the year ended 31 December

	Attributable to ordinary shareholders				Other equity instruments £m	Non- controlling interests £m	Total £m
	Share capital and premium £m	Other reserves £m	Retained profits £m	Total £m
At 1 January 2024	24,926	8,508	6,790	40,224	6,940	201	47,365
Comprehensive income
Profit for the year	–	–	3,923	3,923	498	56	4,477
Other comprehensive income
Post-retirement defined benefit scheme remeasurements, net of tax	–	–	(564)	(564)	–	–	(564)
Movements in revaluation reserve in respect of financial assets held at fair value through other comprehensive income, net of tax:
Debt securities	–	(46)	–	(46)	–	–	(46)
Equity shares	–	93	–	93	–	–	93
Gains and losses attributable to own credit risk, net of tax	–	–	(56)	(56)	–	–	(56)
Movements in cash flow hedging reserve, net of tax	–	11	–	11	–	–	11
Movements in foreign currency translation reserve, net of tax	–	(73)	–	(73)	–	–	(73)
Total other comprehensive loss	–	(15)	(620)	(635)	–	–	(635)
Total comprehensive (loss) income[1]	–	(15)	3,303	3,288	498	56	3,842
Transactions with owners
Dividends (note 36)	–	–	(1,828)	(1,828)	–	(83)	(1,911)
Distributions on other equity instruments	–	–	–	–	(498)	–	(498)
Issue of ordinary shares	190	–	–	190	–	–	190
Share buyback (note 33)	(369)	369	(2,011)	(2,011)	–	–	(2,011)
Redemption of preference shares	35	(35)	–	–	–	–	–
Issue of other equity instruments (note 35)	–	–	(6)	(6)	763	–	757
Repurchases and redemptions of other equity instruments (note 35)	–	–	(316)	(316)	(1,508)	–	(1,824)
Movement in treasury shares	–	–	(173)	(173)	–	–	(173)
Value of employee services	–	–	153	153	–	–	153
Changes in non-controlling interests	–	–	–	–	–	(2)	(2)
Total transactions with owners	(144)	334	(4,181)	(3,991)	(1,243)	(85)	(5,319)
Realised gains and losses on equity shares held at fair value through other comprehensive income	–	–	–	–	–	–	–
At 31 December 2024	24,782	8,827	5,912	39,521	6,195	172	45,888
1Total comprehensive income attributable to owners of the parent was a surplus of £3,786 million (2023: surplus of £5,570 million; 2022: loss of £3,005 million).
Further details of movements in the Group’s share capital, reserves and other equity instruments are provided in notes 30 and 32 to 35.
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Consolidated statement of changes in equity continued
for the year ended 31 December

	Attributable to ordinary shareholders				Other equity instruments £m	Non- controlling interests £m	Total £m
	Share capital and premium £m	Other reserves £m	Retained profits £m	Total £m
At 1 January 2023	25,233	6,587	6,550	38,370	5,297	244	43,911
Comprehensive income
Profit for the year	–	–	4,933	4,933	527	58	5,518
Other comprehensive income
Post-retirement defined benefit scheme remeasurements, net of tax	–	–	(1,205)	(1,205)	–	–	(1,205)
Movements in revaluation reserve in respect of financial assets held at fair value through other comprehensive income, net of tax:
Debt securities	–	(117)	–	(117)	–	–	(117)
Equity shares	–	(57)	–	(57)	–	–	(57)
Gains and losses attributable to own credit risk, net of tax	–	–	(168)	(168)	–	–	(168)
Movements in cash flow hedging reserve, net of tax	–	1,710	–	1,710	–	–	1,710
Movements in foreign currency translation reserve, net of tax	–	(53)	–	(53)	–	–	(53)
Total other comprehensive income (loss)	–	1,483	(1,373)	110	–	–	110
Total comprehensive income	–	1,483	3,560	5,043	527	58	5,628
Transactions with owners
Dividends (note 36)	–	–	(1,651)	(1,651)	–	(101)	(1,752)
Distributions on other equity instruments	–	–	–	–	(527)	–	(527)
Issue of ordinary shares	131	–	–	131	–	–	131
Share buyback	(438)	438	(1,993)	(1,993)	–	–	(1,993)
Issue of other equity instruments (note 35)	–	–	(6)	(6)	1,778	–	1,772
Repurchases and redemptions of other equity instruments (note 35)	–	–	–	–	(135)	–	(135)
Movement in treasury shares	–	–	103	103	–	–	103
Value of employee services	–	–	227	227	–	–	227
Changes in non-controlling interests	–	–	–	–	–	–	–
Total transactions with owners	(307)	438	(3,320)	(3,189)	1,116	(101)	(2,174)
Realised gains and losses on equity shares held at fair value through other comprehensive income	–	–	–	–	–	–	–
At 31 December 2023	24,926	8,508	6,790	40,224	6,940	201	47,365
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

	Attributable to ordinary shareholders				Other equity instruments £m	Non- controlling interests £m	Total £m
	Share capital and premium £m	Other reserves £m	Retained profits £m	Total £m
At 1 January 2022	25,581	11,177	8,318	45,076	5,906	235	51,217
Comprehensive income
Profit for the year	–	–	3,389	3,389	438	96	3,923
Other comprehensive income
Post-retirement defined benefit scheme remeasurements, net of tax	–	–	(2,152)	(2,152)	–	–	(2,152)
Movements in revaluation reserve in respect of financial assets held at fair value through other comprehensive income, net of tax:
Debt securities	–	(157)	–	(157)	–	–	(157)
Equity shares	–	47	–	47	–	–	47
Gains and losses attributable to own credit risk, net of tax	–	–	364	364	–	–	364
Movements in cash flow hedging reserve, net of tax	–	(5,019)	–	(5,019)	–	–	(5,019)
Movements in foreign currency translation reserve, net of tax	–	85	–	85	–	–	85
Total other comprehensive (loss) income	–	(5,044)	(1,788)	(6,832)	–	–	(6,832)
Total comprehensive (loss) income	–	(5,044)	1,601	(3,443)	438	96	(2,909)
Transactions with owners
Dividends (note 36)	–	–	(1,475)	(1,475)	–	(92)	(1,567)
Distributions on other equity instruments	–	–	–	–	(438)	–	(438)
Issue of ordinary shares	105	–	–	105	–	–	105
Share buyback	(453)	453	(2,013)	(2,013)	–	–	(2,013)
Issue of other equity instruments (note 35)	–	–	(5)	(5)	750	–	745
Repurchases and redemptions of other equity instruments (note 35)	–	–	(36)	(36)	(1,359)	–	(1,395)
Movement in treasury shares	–	–	(60)	(60)	–	–	(60)
Value of employee services	–	–	224	224	–	–	224
Changes in non-controlling interests	–	–	(3)	(3)	–	5	2
Total transactions with owners	(348)	453	(3,368)	(3,263)	(1,047)	(87)	(4,397)
Realised gains and losses on equity shares held at fair value through other comprehensive income	–	1	(1)	–	–	–	–
At 31 December 2022	25,233	6,587	6,550	38,370	5,297	244	43,911
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Consolidated cash flow statement
for the year ended 31 December

	Note	2024 £m	2023 £m	2022 £m
Cash flows (used in) provided by operating activities
Profit before tax		5,971	7,503	4,782
Adjustments for:
Change in operating assets	42(A)	(39,622)	(9,110)	16,735
Change in operating liabilities	42(B)	23,603	4,232	1,481
Non-cash and other items	42(C)	5,990	5,622	(244)
Tax paid[1]	15	(1,305)	(1,437)	(764)
Tax refunded[1]	15	970	–	21
Net cash (used in) provided by operating activities		(4,393)	6,810	22,011
Cash flows (used in) provided by investing activities
Purchase of financial assets		(10,518)	(10,311)	(7,984)
Proceeds from sale and maturity of financial assets		7,062	5,298	11,172
Purchase of fixed assets[1]		(4,364)	(3,961)	(2,432)
Purchase of other intangible assets[1]		(1,259)	(1,494)	(1,423)
Proceeds from sale of fixed assets[1]		1,505	1,027	1,550
Proceeds from sale of goodwill and other intangible assets[1]		62	–	–
Repayment of capital by joint ventures and associates		–	–	36
Acquisition of businesses and joint ventures, net of cash acquired	42(D)	(179)	(380)	(409)
Net cash (used in) provided by investing activities		(7,691)	(9,821)	510
Cash flows used in financing activities
Dividends paid to ordinary shareholders	36	(1,828)	(1,651)	(1,475)
Distributions in respect of other equity instruments		(498)	(527)	(438)
Distributions in respect of non-controlling interests		(83)	(101)	(92)
Interest paid on subordinated liabilities		(622)	(623)	(603)
Proceeds from issue of subordinated liabilities		812	1,417	838
Proceeds from issue of other equity instruments		757	1,772	745
Proceeds from issue of ordinary shares		187	86	31
Share buyback		(2,011)	(1,993)	(2,013)
Repayment of subordinated liabilities		(819)	(1,745)	(2,216)
Repurchases and redemptions of other equity instruments		(1,824)	(135)	(1,395)
Change in stake of non-controlling interests		(2)	–	5
Net cash used in financing activities		(5,931)	(3,500)	(6,613)
Effects of exchange rate changes on cash and cash equivalents		(7)	(480)	727
Change in cash and cash equivalents		(18,022)	(6,991)	16,635
Cash and cash equivalents at beginning of year		88,838	95,829	79,194
Cash and cash equivalents at end of year	42(E)	70,816	88,838	95,829
1Previously presented in aggregate.
Interest received was £29,721 million (2023: £26,461 million; 2022: £16,074 million) and interest paid was £17,840 million (2023: £11,100 million; 2022: £3,320 million).
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements
for the year ended 31 December
Note 1: Basis of preparation
The consolidated financial statements of Lloyds Banking Group plc and its subsidiary undertakings (the Group) have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006. The financial statements have also been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards
Board (IASB).
The financial information has been prepared under the historical cost convention, as modified by the revaluation of investment properties, insurance and reinsurance contract assets and liabilities measured at their fulfilment values in accordance with IFRS 17, financial assets measured at fair value through other comprehensive income, trading securities and certain other financial assets and liabilities at fair value through profit or loss and all derivative contracts. The directors consider that it is appropriate to continue to adopt the going concern basis in preparing the financial statements. In reaching this assessment, the directors have considered the Group’s capital and funding position, the impact of climate change upon the Group’s future performance and the results from stress testing scenarios.
The Group’s accounting policies are consistent with those applied by the Group in its financial statements for the year ended 31 December
2023 and there have been no changes in the Group’s methods of computation.
The IASB has issued a number of minor amendments to the IFRS Accounting Standards effective 1 January 2024, including IFRS 16 Lease
Liability in a Sale and Leaseback, IAS 1 Non-current Liabilities with Covenants, and IAS 1 Classification of Liabilities as Current or Non-
current. These amendments do not have a significant impact on the Group.
Future accounting developments
There are a number of new accounting pronouncements issued by the IASB with an effective date of 1 January 2027. This includes IFRS 18
Presentation and Disclosure in Financial Statements which replaces IAS 1 Presentation of Financial Statements and IFRS 19 Subsidiaries
without Public Accountability: Disclosures. The impact of these standards is being assessed and they have not yet been endorsed for use in the UK.
The IASB has issued its annual improvements and a number of amendments to the IFRS Accounting Standards effective on or after 1
January 2025, including Amendments to IFRS 9 Financial Instruments (effective 1 January 2026) and Amendments to IFRS 7 Financial
Instruments Disclosure (effective 1 January 2026) and IAS 21 The Effects of Changes in Foreign Exchange Rates (effective 1 January 2025).
These improvements and amendments are not expected to have a significant impact on the Group.
Note 2: Accounting policies
The Group’s accounting policies are set out below. These accounting policies have been applied consistently.
(A)Consolidation
The assets, liabilities and results of Group undertakings (including structured entities) are included in the financial statements on the basis of accounts made up to the reporting date. Group undertakings include subsidiaries, associates and joint ventures. Details of the Group’s subsidiaries and related undertakings are given on pages 318 to 331.
Subsidiaries are entities controlled by the Group. The Group controls an entity when it has power over the entity, is exposed to, or has rights to, variable returns from its involvement with the entity, and has the ability to affect those returns through the exercise of its power.
This generally accompanies a shareholding of more than one half of the voting rights although in certain circumstances a holding of less than one half of the voting rights may still result in the ability of the Group to exercise control. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. The Group reassesses whether or not it controls an entity if facts and circumstances indicate that there have been changes to any of the above elements. Subsidiaries are fully consolidated from the date on which control is transferred to the Group; they are deconsolidated from the date that control ceases.
The Group consolidates collective investment vehicles if its beneficial ownership interests give it substantive rights to remove the external fund manager of the investment activities of the fund. Where a subsidiary of the Group is the fund manager of a collective investment vehicle, the Group considers a number of factors in determining whether it acts as principal, and therefore controls the collective investment vehicle, including: an assessment of the scope of the Group’s decision-making authority over the investment vehicle; the rights held by other parties including substantive removal rights without cause over the Group acting as fund manager; the remuneration to which the Group is entitled in its capacity as decision-maker; and the Group’s exposure to variable returns from the beneficial interest that it holds in the investment vehicle. Consolidation may be appropriate in circumstances where the Group has less than a majority beneficial interest. Where a collective investment vehicle is consolidated the interests of parties other than the Group are reported in other liabilities and the movement in those interests in movement in third party interests in consolidated funds.
Structured entities are entities that are designed so that their activities are not governed by way of voting rights. In assessing whether the
Group has power over such entities in which it has an interest, the Group considers factors such as the purpose and design of the entity; its practical ability to direct the relevant activities of the entity; the nature of the relationship with the entity; and the size of its exposure to the variability of returns of the entity.
The treatment of transactions with non-controlling interests depends on whether, as a result of the transaction, the Group loses control of the subsidiary. Changes in the parent’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions; any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the parent entity. Where the Group loses control of the subsidiary, at the date when control is lost the amount of any non-controlling interest in that former subsidiary is derecognised and any investment retained in the former subsidiary is remeasured to its fair value; the gain or loss that is recognised in profit or loss on the partial disposal of the subsidiary includes the gain or loss on the remeasurement of the retained interest.
Intercompany transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated.
The acquisition method of accounting is used to account for business combinations by the Group. The consideration for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred except those relating to the issuance of debt instruments (see (E)(4) below) or share capital (see (P) below).
Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
(B)Goodwill
Goodwill arises on business combinations and represents the excess of the cost of an acquisition over the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired. Where the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities of the acquired entity is greater than the cost of acquisition, the excess is recognised immediately in the income statement.
Goodwill is recognised as an asset at cost and is tested at least annually for impairment. For impairment testing, goodwill is allocated to the cash-generating unit (CGU) or groups of CGUs that are expected to benefit from the business combination. The Group’s CGUs are largely product based for its Retail and Insurance businesses and client based for its Commercial Banking business. An impairment loss is recognised if the carrying amount of a CGU is determined to be greater than its recoverable amount. The recoverable amount of a CGU is the higher of its fair value less costs to sell and its value in use. If an impairment is identified the carrying value of the goodwill is written down immediately through the income statement and this is not subsequently reversed. At the date of disposal of a subsidiary, the carrying value of attributable goodwill is included in the calculation of the profit or loss on disposal.
(C)Other intangible assets
Intangible assets which have been determined to have a finite useful life are amortised on a straight-line basis over their estimated useful life as follows: up to seven years for capitalised software; 10 to 15 years for brands and other intangible assets.
Intangible assets with finite useful lives are reviewed at each reporting date to assess whether there is any indication that they are impaired. If any such indication exists the recoverable amount of the asset is determined and in the event that the asset’s carrying amount is greater than its recoverable amount, it is written down immediately. Certain brands have been determined to have an indefinite useful life and are not amortised. Such intangible assets are assessed annually to determine whether the asset is impaired and to reconfirm that an indefinite useful life remains appropriate. In the event that an indefinite life is inappropriate, a finite life is determined and a further impairment review is performed on the asset.
(D)Revenue recognition
(1)Net interest income
Interest income and expense are recognised in the income statement using the effective interest method for all interest-bearing financial instruments, except for those classified at fair value through profit or loss. The effective interest method is a method of calculating the amortised cost of a financial asset or liability and of allocating the interest income or interest expense over the expected life of the financial instrument. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument to the gross carrying amount of the financial asset (before adjusting for expected credit losses) or to the amortised cost of the financial liability, including early redemption fees, other fees, and premiums and discounts that are an integral part of the overall return. In the case of financial assets that are purchased or originated credit-impaired, the effective interest rate is the rate that discounts the estimated future cash flows to the amortised cost of the instrument. Direct incremental transaction costs related to the acquisition, issue or disposal of a financial instrument are also taken into account. Interest income from non-credit-impaired financial assets is recognised by applying the effective interest rate to the gross carrying amount of the asset; for credit-impaired financial assets, the effective interest rate is applied to the net carrying amount after deducting the allowance for expected credit losses. Impairment policies are set out in (H) below.
(2)Fee and commission income and expense
Fees and commissions receivable which are not an integral part of the effective interest rate are recognised as income as the Group fulfils its performance obligations. The Group’s principal performance obligations arising from contracts with customers are in respect of value added current accounts, credit cards and debit cards. These fees are received, and the Group provides the service, monthly; the fees are recognised in income on this basis. The Group also receives certain fees in respect of its asset finance business where the performance obligations are typically fulfilled towards the end of the customer contract; these fees are recognised in income on this basis. Where it is unlikely that the loan commitments will be drawn, loan commitment fees are recognised in fee and commission income over the life of the facility, rather than as an adjustment to the effective interest rate for the lending expected to be drawn. Incremental costs incurred to generate fee and commission income are charged to fee and commission expense as they are incurred.
(3)Other
Dividend income is recognised when the right to receive payment is established.
Revenue recognition policies specific to trading income are set out in (E)(3) below, those relating to leases are set out in (J)(1) below and those relating to life insurance and general insurance business are set out in (M) below.
(E)Financial assets and liabilities
On initial recognition, financial assets are classified as measured at amortised cost, fair value through other comprehensive income or fair value through profit or loss, depending on the Group’s business model for managing those financial assets and whether the resultant cash flows represent solely payments of principal and interest on principal outstanding. The Group assesses its business models at a portfolio level based on its objectives for the relevant portfolio, how the performance of the portfolio is managed and reported, and the frequency of asset sales. Financial assets with embedded derivatives are considered in their entirety when considering their cash flow characteristics.
The Group reclassifies financial assets only when its business model for managing those assets changes. A reclassification will only take place when the change is significant to the Group’s operations and will occur at a portfolio level and not for individual instruments;
reclassifications are expected to be rare. Equity investments are measured at fair value through profit or loss unless the Group elects at initial recognition to account for the instruments at fair value through other comprehensive income. For these instruments, principally strategic investments, dividends are recognised in profit or loss but fair value gains and losses are not subsequently reclassified to profit or loss following derecognition of the investment.
The Group initially recognises loans and advances, deposits, debt securities in issue and subordinated liabilities when the Group becomes a party to the contractual provisions of the instrument. Regular way purchases and sales of securities and other financial assets and trading liabilities are recognised on trade date, being the date that the Group is committed to purchase or sell an asset.
Financial assets are derecognised when the contractual right to receive cash flows from those assets has expired or when the Group has transferred its contractual right to receive the cash flows from the assets and either: substantially all of the risks and rewards of ownership have been transferred; or the Group has neither retained nor transferred substantially all of the risks and rewards, but has transferred control. Financial liabilities are derecognised when the obligation is discharged, cancelled or expires.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 2: Accounting policies continued
(1)Financial instruments measured at amortised cost
Financial assets that are held to collect contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. A basic lending arrangement results in contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. Where the contractual cash flows introduce exposure to risks or volatility unrelated to a basic lending arrangement such as changes in equity prices or commodity prices, the payments do not comprise solely principal and interest.
Financial assets measured at amortised cost are predominantly loans and advances to customers and banks, reverse repurchase agreements and certain debt securities used by the Group to manage its liquidity. Loans and advances and reverse repurchase agreements are initially recognised when cash is advanced to the borrower at fair value inclusive of transaction costs. Interest income is accounted for using the effective interest method (see (D) above).
Financial liabilities are measured at amortised cost, except for trading liabilities and other financial liabilities designated at fair value through profit or loss on initial recognition which are held at fair value.
(2)Financial assets measured at fair value through other comprehensive income
Financial assets that are held to collect contractual cash flows and for subsequent sale where those cash flows represent solely payments of principal and interest are recognised in the balance sheet at their fair value, inclusive of transaction costs. Interest calculated using the effective interest method and foreign exchange gains and losses on assets denominated in foreign currencies are recognised in the income statement. All other gains and losses arising from changes in fair value are recognised directly in other comprehensive income, until the financial asset is either sold or matures, at which time, other than in respect of equity shares, the cumulative gain or loss previously recognised in other comprehensive income is recognised in the income statement. The cumulative revaluation amount in respect of equity shares is transferred directly to retained profits. The Group recognises a charge for expected credit losses in the income statement (see (H)
below). As the asset is measured at fair value, the charge does not adjust the carrying value of the asset, and this is reflected in other comprehensive income.
(3)Financial instruments measured at fair value through profit or loss
Financial assets are classified at fair value through profit or loss where they do not meet the criteria to be measured at amortised cost or fair value through other comprehensive income or where they are designated at fair value through profit or loss to reduce an accounting mismatch. All derivatives are carried at fair value through profit or loss, other than those in effective cash flow hedging relationships.
Derivatives are carried on the balance sheet as assets when their fair value is positive and as liabilities when their fair value is negative. Refer to note 17 (Fair values of financial assets and liabilities) for details of valuation techniques and significant inputs to valuation models.
Derivatives embedded in a financial asset are not considered separately; the financial asset is considered in its entirety when determining whether its cash flows are solely payments of principal and interest. Derivatives embedded in financial liabilities and insurance contracts
(unless the embedded derivative is itself an insurance contract) are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host contract and the host contract is not carried at fair value through profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognised in the income statement.
The assets backing the insurance and investment contracts issued by the Group do not meet the criteria to be measured at amortised cost or fair value through other comprehensive income as they are managed on a fair value basis and accordingly are measured at fair value through profit or loss. Similarly, trading securities, which are debt securities and equity shares acquired principally for the purpose of selling in the short term or which are part of a portfolio which is managed for short-term gains, do not meet these criteria and are also measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss are recognised in the balance sheet at their fair value. Fair value gains and losses together with interest coupons and dividend income are recognised in the income statement within net trading income.
Financial liabilities are measured at fair value through profit or loss where they are trading liabilities or where they are designated at fair value through profit or loss in order to reduce an accounting mismatch; where the liabilities are part of a group of liabilities (or assets and liabilities) which is managed, and its performance evaluated, on a fair value basis; or where the liabilities contain one or more embedded derivatives that significantly modify the cash flows arising under the contract and would otherwise need to be separately accounted for.
Financial liabilities measured at fair value through profit or loss are recognised in the balance sheet at their fair value. Fair value gains and losses are recognised in the income statement within net trading income in the period in which they occur, except in the case of financial liabilities designated at fair value through profit or loss where gains and losses attributable to changes in own credit risk are recognised in other comprehensive income.
The fair values of assets and liabilities traded in active markets are based on current bid and offer prices, respectively, which include the expected effects of potential changes to laws and regulations, risks associated with climate change and other factors. If the market is not active the Group establishes a fair value by using valuation techniques. The fair values of derivative financial instruments are adjusted where appropriate to reflect credit risk (via credit valuation adjustments (CVAs), debit valuation adjustments (DVAs) and funding valuation adjustments (FVAs)), market liquidity and other risks.
(4)Borrowings
Borrowings (which include deposits from banks, customer deposits, repurchase agreements, debt securities in issue and subordinated liabilities) are recognised initially at fair value, being their issue proceeds net of transaction costs incurred. These instruments are subsequently stated at amortised cost using the effective interest method.
Preference shares and other instruments which carry a mandatory coupon or are redeemable on a specific date are classified as financial liabilities. The coupon on these instruments is recognised in the income statement as interest expense. Securities which carry a discretionary coupon and have no fixed maturity or redemption date are classified as other equity instruments. Interest payments on these securities are recognised as distributions from equity in the period in which they are paid.
An exchange of financial liabilities on substantially different terms is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of a financial liability extinguished and the new financial liability is recognised in profit or loss together with any related costs or fees incurred. When a financial liability is exchanged for an equity instrument, the new equity instrument is recognised at fair value and any difference between the carrying value of the liability and the fair value of the new equity instrument is recognised in profit or loss.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
(5)Sale and repurchase agreements (including securities lending and borrowing)
Securities sold subject to repurchase agreements (repos) continue to be recognised on the balance sheet where substantially all of the risks and rewards are retained. Funds received for repos carried at fair value are included within trading liabilities.
Securities purchased under agreements to resell (reverse repos), where the Group does not acquire substantially all of the risks and rewards of ownership, are measured at amortised cost or at fair value. Those measured at fair value are recognised within trading securities. The difference between sale and repurchase price is treated as interest and accrued over the life of the agreements using the effective interest method.
Securities borrowing and lending transactions are typically secured; collateral takes the form of securities or cash advanced or received.
Securities lent to counterparties are retained on the balance sheet. Securities borrowed are not recognised on the balance sheet, unless these are sold to third parties, in which case the obligation to return them is recorded at fair value as a trading liability. Cash collateral given or received is treated as a loan and advance measured at amortised cost or customer deposit.
(F)Hedge accounting
As permitted by IFRS 9, the Group continues to apply the requirements of IAS 39 to its hedging relationships.
Changes in the fair value of all derivative instruments, other than those in effective cash flow hedging relationships, are recognised immediately in the income statement. As noted in (2) below, the change in fair value of a derivative in an effective cash flow hedging relationship is allocated between the income statement and other comprehensive income.
Hedge accounting allows one financial instrument, generally a derivative such as a swap, to be designated as a hedge of another financial instrument such as a loan or deposit or a portfolio of such instruments. At the inception of the hedge relationship, formal documentation is drawn up specifying the hedging strategy, the hedged item, the hedging instrument and the methodology that will be used to measure the effectiveness of the hedge relationship in offsetting changes in the fair value or cash flow of the hedged risk. The effectiveness of the hedging relationship is tested both at inception and throughout its life and if at any point it is concluded that it is no longer highly effective in achieving its documented objective, hedge accounting is discontinued. Note 19 provides details of the types of derivatives held by the
Group and presents separately those designated in hedge relationships.
(1)Fair value hedges
Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk; this also applies if the hedged asset is classified as a financial asset at fair value through other comprehensive income. If the hedge no longer meets the criteria for hedge accounting, changes in the fair value of the hedged item attributable to the hedged risk are no longer recognised in the income statement.
The cumulative adjustment that has been made to the carrying amount of the hedged item is amortised to the income statement using the effective interest method over the period to maturity.
(2)Cash flow hedges
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income in the cash flow hedging reserve. The gain or loss relating to the ineffective portion is recognised immediately in the income statement. Amounts accumulated in equity are reclassified to the income statement in the periods in which the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the income statement when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.
(G)Offset
Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right of offset and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously. Cash collateral on exchange traded derivative transactions is presented gross unless the collateral cash flows are always settled net with the derivative cash flows. In certain situations, even though master netting agreements exist, the lack of management intention to settle on a net basis results in the financial assets and liabilities being reported gross on the balance sheet.
(H)Impairment of financial assets
The impairment charge in the income statement reflects the change in expected credit losses, including those arising from fraud. Expected credit losses are recognised for loans and advances to customers and banks, other financial assets held at amortised cost, financial assets
(other than equity investments) measured at fair value through other comprehensive income, and certain loan commitments and financial guarantee contracts. Expected credit losses are calculated as an unbiased and probability-weighted estimate using an appropriate probability of default, adjusted to take into account a range of possible future economic scenarios, and applying this to the estimated exposure of the Group at the point of default after taking into account the value of any collateral held, repayments, or other mitigants of loss and including the impact of discounting using the effective interest rate.
At initial recognition, allowance (or provision in the case of some loan commitments and financial guarantees) is made for expected credit losses resulting from default events that are possible within the next 12 months (12-month expected credit losses). In the event of a significant increase in credit risk since origination, allowance (or provision) is made for expected credit losses resulting from all possible default events over the expected life of the financial instrument (lifetime expected credit losses). Financial assets where 12-month expected credit losses are recognised are considered to be Stage 1; financial assets which are considered to have experienced a significant increase in credit risk since initial recognition are in Stage 2; and financial assets which have defaulted or are otherwise considered to be credit-impaired are allocated to Stage 3. Some Stage 3 assets, mainly in Commercial Banking, are subject to individual rather than collective assessment. Such cases are subject to a risk-based impairment sanctioning process, and these are reviewed and updated at least quarterly, or more frequently if there is a significant change in the credit profile. The collective assessment of impairment aggregates financial instruments with similar risk characteristics, such as whether the facility is revolving in nature or secured and the type of security held against financial assets.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 2: Accounting policies continued
An assessment of whether credit risk has increased significantly since initial recognition considers the change in the risk of default occurring over the remaining expected life of the financial instrument. In determining whether there has been a significant increase in credit risk, the
Group uses quantitative tests based on relative and absolute probability of default (PD) movements linked to internal credit ratings together with qualitative indicators such as watchlists and other indicators of historical delinquency, credit weakness or financial difficulty.
The use of internal credit ratings and qualitative indicators ensures alignment between the assessment of staging and the Group’s management of credit risk which utilises these internal metrics within distinct retail and commercial portfolio risk management practices.
However, unless identified at an earlier stage, the credit risk of financial assets is deemed to have increased significantly when more than 30 days past due. The use of a payment holiday in and of itself has not been judged to indicate a significant increase in credit risk, with the underlying long-term credit risk deemed to be driven by economic conditions and captured through the use of forward-looking models.
These portfolio-level models are capturing the anticipated volume of increased defaults and therefore an appropriate assessment of staging and expected credit loss. Where the credit risk subsequently improves such that it no longer represents a significant increase in credit risk since initial recognition, the asset is transferred back to Stage 1.
Assets are transferred to Stage 3 when they have defaulted or are otherwise considered to be credit-impaired. Default is considered to have occurred when there is evidence that the customer is experiencing financial difficulty which is likely to affect significantly the ability to repay the amount due. IFRS 9 contains a rebuttable presumption that default occurs no later than when a payment is 90 days past due which the Group uses for all its products. In addition, other indicators of mortgage default are added including end-of-term payments on past due interest-only accounts and loans considered non-performing due to recent arrears or forbearance. The use of payment holidays is not considered to be an automatic trigger of regulatory default and therefore does not automatically trigger Stage 3. Days past due will also not accumulate on any accounts that have taken a payment holiday including those already past due.
In certain circumstances, the Group will renegotiate the original terms of a customer’s loan, either as part of an ongoing customer relationship or in response to adverse changes in the circumstances of the borrower. In the latter circumstances, the loan will remain classified as either Stage 2 or Stage 3 until the credit risk has improved such that it no longer represents a significant increase since origination (for a return to Stage 1), or the loan is no longer credit-impaired (for a return to Stage 2). On renegotiation the gross carrying amount of the loan is recalculated as the present value of the renegotiated or modified contractual cash flows, which are discounted at the original effective interest rate. Renegotiation may also lead to the loan and associated allowance being derecognised and a new loan being recognised initially at fair value.
Purchased or originated credit-impaired financial assets (POCI) include financial assets that are purchased or originated at a deep discount that reflects incurred credit losses. At initial recognition, POCI assets do not carry an impairment allowance; instead, lifetime expected credit losses are incorporated into the calculation of the effective interest rate. All changes in lifetime expected credit losses subsequent to the assets’ initial recognition are recognised as an impairment charge.
A loan or advance is normally written off, either partially or in full, against the related allowance when the proceeds from realising any available security have been received or there is no realistic prospect of recovery and the amount of the loss has been determined.
Subsequent recoveries of amounts previously written off decrease the amount of impairment losses recorded in the income statement. For both secured and unsecured retail balances, the write-off takes place only once an extensive set of collections processes has been completed, or the status of the account reaches a point where policy dictates that continuing attempts to recover are no longer appropriate. For commercial lending, a write-off occurs if the loan facility with the customer is restructured, the asset is under administration and the only monies that can be received are the amounts estimated by the administrator, the underlying assets are disposed and a decision is made that no further settlement monies will be received, or external evidence (for example, third party valuations) is available that there has been an irreversible decline in expected cash flows.
(I)Property, plant and equipment
Property, plant and equipment (other than investment property) is included at cost less accumulated depreciation. The value of land
(included in premises) is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate the difference between the cost and the residual value over their estimated useful lives, as follows: the shorter of 50 years and the remaining period of the lease for freehold/long and short leasehold premises; the shorter of 10 years and, if lease renewal is not likely, the remaining period of the lease for leasehold improvements; 10 to 20 years for fixtures and furnishings; and 2 to 8 years for other equipment and motor vehicles.
The assets’ residual values and useful lives are reviewed and, if appropriate, revised at each balance sheet date.
Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In assessing the recoverable amount of assets the Group considers the effects of potential or actual changes in legislation, customer behaviour, climate-related risks and other factors on the asset’s cash-generating unit (CGU). In the event that an asset’s CGU carrying amount is determined to be greater than its recoverable amount the asset is written down immediately.
Investment property comprises freehold and long leasehold land and buildings that are held either to earn rental income or for capital accretion or both, primarily within the life insurance funds. Investment property is carried at fair value based on current prices for similar properties, adjusted for the specific characteristics of the property (such as location or condition). If this information is not available, the
Group uses alternative valuation methods such as discounted cash flow projections or recent prices in less active markets. These valuations are reviewed at least annually by independent professionally qualified valuers. Investment property being redeveloped for continuing use as investment property, or for which the market has become less active, continues to be valued at fair value.
(J)Leases
Under IFRS 16, a lessor is required to determine if a lease is a finance or operating lease. A lessee is not required to make this determination.
(1)As lessor
Assets leased to customers are classified as finance leases if the lease agreements transfer substantially all of the risks and rewards of ownership to the lessee but not necessarily legal title. All other leases are classified as operating leases. When assets are subject to finance leases, the present value of the lease payments, together with any unguaranteed residual value, is recognised as a receivable, net of allowances for expected credit losses and residual value impairment, within loans and advances to banks and customers. The difference between the gross receivable and the present value of the receivable is recognised as unearned finance lease income. Finance lease income is recognised in interest income over the term of the lease using the net investment method (before tax) so as to give a constant rate of return on the net investment in the lease. Unguaranteed residual values are reviewed regularly to identify any impairment.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
Operating lease assets are included within other assets at cost and depreciated over their estimated useful lives. The depreciation charge is based on the asset’s residual value and the life of the lease. Operating lease rental income is recognised on a straight-line basis over the life of the lease.
The Group evaluates non-lease arrangements such as outsourcing and similar contracts to determine if they contain a lease which is then accounted for separately.
(2)As lessee
Leases are recognised as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the
Group. Assets and liabilities arising from a lease are initially measured on a present value basis. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Group’s incremental borrowing rate appropriate for the right-of-use asset arising from the lease, and the liability recognised within other liabilities.
Lease payments are allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.
Payments associated with short-term leases and leases of low-value assets are recognised on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT equipment and small items of office furniture.
(K)Employee benefits
Short-term employee benefits, such as salaries, paid absences, performance-based cash awards and social security costs, are recognised over the period in which the employees provide the related services.
(1)Pension schemes
The Group operates a number of post-retirement benefit schemes for its employees including both defined benefit and defined contribution pension plans. A defined benefit scheme is a pension plan that defines an amount of pension benefit that an employee will receive on retirement, dependent on one or more factors such as age, years of pensionable service and pensionable salary. A defined contribution plan is a pension plan into which the Group pays fixed contributions; there is no legal or constructive obligation to pay further contributions.
(i)Defined benefit schemes
Scheme assets are included at their fair value and scheme liabilities are measured on an actuarial basis using the projected unit credit method. The defined benefit scheme liabilities are discounted using rates equivalent to the market yields at the balance sheet date on high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability. The Group’s income statement charge includes the current service cost of providing pension benefits, past service costs, net interest expense (income), and plan administration costs that are not deducted from the return on plan assets. Past service costs, which represents the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment, are recognised when the plan amendment or curtailment occurs. Net interest expense (income) is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset.
Remeasurements, comprising actuarial gains and losses, the return on plan assets (excluding amounts included in net interest expense
(income) and net of the cost of managing the plan assets), and the effect of changes to the asset ceiling (if applicable) are reflected immediately in the balance sheet with a charge or credit recognised in other comprehensive income in the period in which they occur.
Remeasurements recognised in other comprehensive income are reflected immediately in retained profits and will not subsequently be reclassified to profit or loss.
The Group’s balance sheet includes the net surplus or deficit, being the difference between the fair value of scheme assets and the discounted value of scheme liabilities at the balance sheet date. Surpluses are only recognised to the extent that they are recoverable through reduced contributions in the future or through refunds from the schemes. In assessing whether a surplus is recoverable, the Group considers (i) its current right to obtain a refund or a reduction in future contributions and (ii) the rights of other parties existing at the balance sheet date. In determining the rights of third parties existing at the balance sheet date, the Group does not anticipate any future acts by other parties.
(ii)Defined contribution schemes
The costs of the Group’s defined contribution plans are charged to the income statement in the period in which they fall due.
(2)Share-based compensation
The Group operates a number of equity-settled, share-based compensation plans in respect of services received from certain of its employees. The value of the employee services received in exchange for equity instruments granted under these plans is recognised as an expense over the vesting period of the instruments, with a corresponding increase in equity. This expense is determined by reference to the fair value of the number of equity instruments that are expected to vest. The fair value of equity instruments granted is based on market prices, if available, at the date of grant. In the absence of market prices, the fair value of the instruments at the date of grant is estimated using an appropriate valuation technique, such as a Black-Scholes option pricing model or a Monte Carlo simulation. The determination of fair values excludes the impact of any non-market vesting conditions, which are included in the assumptions used to estimate the number of options that are expected to vest. At each balance sheet date, this estimate is reassessed and if necessary revised. Any revision of the original estimate is recognised in the income statement, together with a corresponding adjustment to equity. Cancellations by employees of contributions to the Group’s Save As You Earn plans are treated as non-vesting conditions and the Group recognises, in the year of cancellation, the amount of the expense that would have otherwise been recognised over the remainder of the vesting period.
Modifications are assessed at the date of modification and any incremental charges are charged to the income statement.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 2: Accounting policies continued
(L)Taxation
Tax expense comprises current and deferred tax. Current and deferred tax are charged or credited in the income statement except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different period, outside the income statement
(either in other comprehensive income, directly in equity, or through a business combination), in which case the tax appears in the same statement as the transaction that gave rise to it. The tax consequences of the Group’s dividend payments (including distributions on other equity instruments), if any, are charged or credited to the statement in which the profit distributed originally arose.
Current tax is the amount of corporate income taxes expected to be payable or recoverable based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the balance sheet date.
Current tax includes amounts provided in respect of uncertain tax positions when management expects that, upon examination of the uncertainty by His Majesty’s Revenue and Customs (HMRC) or other relevant tax authority, it is more likely than not that an economic outflow will occur. Provisions reflect management’s best estimate of the ultimate liability based on their interpretation of tax law, precedent and guidance, informed by external tax advice as necessary. Changes in facts and circumstances underlying these provisions are reassessed at each balance sheet date, and the provisions are remeasured as required to reflect current information.
For the Group’s long-term insurance businesses, the tax expense is analysed between tax that is payable in respect of policyholders’ returns and tax that is payable on the shareholders’ returns. This allocation is based on an assessment of the rates of tax which will be applied to the returns under the current UK tax rules.
Deferred tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the balance sheet. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the balance sheet date, and which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.
Deferred tax liabilities are generally recognised for all taxable temporary differences but not recognised for taxable temporary differences arising on investments in subsidiaries where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognised on temporary differences that arise from goodwill which is not deductible for tax purposes.
Deferred tax assets are recognised to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilised, and are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
Deferred tax assets and liabilities are not recognised in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination, or where at the time of the transaction they give rise to equal taxable and deductible temporary differences. Deferred tax is not discounted.
The Group has applied the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar 2 income taxes currently required by IAS 12 Income Taxes.
(M)Insurance
The Group undertakes both life insurance and general insurance business. Insurance and participating investment contracts, and reinsurance contracts issued and held, are accounted for under IFRS 17 Insurance Contracts.
Products sold by the life insurance business are classified into three categories:
•Insurance contracts are contracts that transfer significant insurance risk and may also transfer financial risk. The Group defines significant insurance risk as the possibility of having to pay benefits on the occurrence of an insured event which are significantly higher than the benefits payable if the insured event were not to occur. Once a contract has been classified as an insurance contract, it remains an insurance contract until all obligations are extinguished unless that contract is derecognised due to a contract modification. These contracts are classified as either direct participating contracts or contracts without direct participation features. Contracts without direct participation features are accounted for using the general measurement model (GMM) for life contracts or the premium allocation approach (PAA) for general insurance contracts. Direct participating contracts are contracts for which, at inception, the contractual terms specify the policyholders participate in a clearly identified pool of underlying items. Under the terms of these contracts the policyholders are entitled to a substantial share of the returns and change in fair value of the underlying items. These contracts are accounted for under the variable fee approach (VFA)
•Participating investment contracts are investment contracts that contain a discretionary participation feature (DPF). They do not transfer significant insurance risk, but contain a contractual right to receive, as a supplement to an amount not subject to the discretion of the Group, additional amounts that are expected to be a significant portion of the total contractual benefits. The timing or amount of these additional amounts are at the discretion of the Group and are contractually based on the returns on a specified pool of contracts or type of contract, returns on a specified pool of assets held by the Group or profit or loss of a fund
•For certain insurance and investment contracts, the contract can be partly invested in units which contain a DPF and partly in units without. In these circumstances, where the contract also contains features that transfer significant insurance risk, they are classified as insurance contracts. Where this is not the case, and the discretionary cash flows are expected to be a significant portion of the total contractual benefits, they are classified as participating investment contracts. Where the discretionary cash flows are not expected to be a significant portion of the total contractual benefits, they are classified as financial instruments. An investment component is defined as the amount that an insurance contract requires the entity to repay to a policyholder in all circumstances, regardless of whether an insured event occurs. The investment component of the insurance and participating investment contract is non-distinct and is not separated. The Group applies judgement to determine the investment component for each contract considering the extent to which insurance and investment components are highly interrelated or not applying factors such as: whether the policyholder is able to benefit from one component unless the other component is present; and whether the value of the investment component is dependent on the timing of the insured event. The value of the non-distinct investment component is determined on the following bases: for immediate annuities, full claim amount when within the guaranteed period; for unit-linked and With-Profits contracts, policyholder’s account value
The general insurance business issues only insurance contracts.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
(1)Life insurance business
(i)Accounting for insurance and participating investment contracts
Recognition
The Group aggregates insurance and participating investment contracts into portfolios of contracts subject to similar risks and managed together. Each portfolio of insurance contracts is divided into annual cohorts (by year of issue). Annual cohorts are divided into groups of insurance and participating investment contracts based on profitability expectations at initial recognition. The directly attributable costs of selling, underwriting and starting a group of insurance and participating investment contracts are allocated to the group of insurance and participating investment contracts using a systematic and rational method.
On initial recognition, a group of insurance and participating investment contracts is measured as the total of the fulfilment cash flows and the contractual service margin (CSM). The measurement includes all future cash flows that are within the contract boundary of each contract in the group. The fulfilment cash flows comprise unbiased and probability-weighted estimates of future cash flows, discounted to present value to reflect the time value of money and financial risks, plus an explicit risk adjustment for non-financial risk. The discount rate applied reflects the time value of money, the characteristics of the cash flows, the liquidity characteristics of the insurance and participating investment contracts and, where appropriate, is consistent with observable current market prices. The risk adjustment for non-financial risk for a group of insurance and participating investment contracts is the compensation required for bearing the uncertainty about the amount and timing of the cash flows that arises from non-financial risk. Diversification benefit is calculated based on Group level diversification of risks. To determine the risk adjustments for non-financial risk for reinsurance contracts, the Group applies these techniques both gross and net of excess of loss reinsurance and derives the amount of risk being transferred to the reinsurer as the difference between the two results. The CSM of a group of insurance and participating investment contracts represents the unearned profit that the Group expects to recognise as it provides insurance contract services under those contracts in the future.
Contract boundaries
The measurement of a group of contracts includes all future cash flows within the boundary of each contract in the group.
Cash flows are within the contract boundary:
•For an insurance contract, if arising from substantive rights and obligations that exist during the reporting period in which the Group can compel the policyholder to pay premiums or has a substantive obligation to provide insurance contract services
•For a participating investment contract, if resulting from a substantive obligation of the Group to deliver cash at a present or future date
A substantive obligation to provide insurance contract services ends when the Group has the practical ability to reassess the risks of the particular policyholder, and can set a price or level of benefits that fully reflects those reassessed risks; or the Group has the practical ability to reassess the risks of the portfolio that contains the contract and can set a price or level of benefits that fully reflects the risks of that portfolio, and the pricing of the premiums up to the reassessment date does not take into account risks that relate to periods after the reassessment date.
For certain unitised With-Profits and unit-linked policies, a guaranteed minimum pension is payable at a vesting date. For certain conventional With-Profits pensions, policyholders have the option to convert to an annuity on guaranteed terms. There is no contract boundary at the vesting date of these policies; the pre and post vesting date phases are treated as a single insurance contract.
The contract boundary of each group is reassessed at the end of each reporting period.
Measurement
The carrying amount of a group of insurance and participating investment contracts at each reporting date is the sum of the liability for remaining coverage (LRC) and the liability for incurred claims (LIC). The LRC comprises the fulfilment cash flows that relate to services that will be provided under the contracts in future periods and any remaining CSM at that date. The LIC includes the fulfilment cash flows for incurred claims and expenses that have not yet been paid, including claims that have been incurred but not yet reported. The fulfilment cash flows of groups of insurance and participating investment contracts are measured at the reporting date using current estimates of future cash flows, current discount rates and current estimates of the risk adjustment for non-financial risk. Changes in fulfilment cash flows are recognised as follows:
•Changes related to future service are adjusted against the CSM unless the group is onerous in which case such changes are recognised in the insurance service result in profit or loss
•Changes related to past or current service are recognised in the insurance service result in profit or loss
•The effects of the time value of money and financial risk are recognised as net finance income or expense from insurance, participating investment and reinsurance contracts in profit or loss
The carrying amount of the CSM is remeasured at the end of each reporting period. For contracts measured under the GMM, interest is accreted on the carrying amount of the CSM using the discount rate curve determined at the date of initial recognition of the group of contracts. The CSM is also adjusted for the changes in fulfilment cash flows relating to future service at the locked-in discount rates determined at initial recognition, unless the increases in fulfilment cash flows cause a group of contracts to become onerous or decreases in fulfilment cash flows are allocated to the loss component of the liability for remaining coverage.
The majority of the Group’s With-Profits and unit-linked insurance and participating investment contracts are direct participating contracts under which the Group’s obligation to the policyholder is the payment of an amount equal to the fair value of the underlying items, less a variable fee. On subsequent remeasurement of a group of direct participating contracts (measured under VFA), changes to the fulfilment cash flows, discounted at current rates, reflecting changes in the obligation to pay the policyholder an amount equal to the fair value of the underlying items are recognised in the income statement, within net finance income or expense from insurance, participating investment and reinsurance contracts. The CSM is adjusted for changes in the amount of the Group’s share of the fair value of the underlying items, which relate to future services, except where such changes result in recognition or reversal of the loss component for onerous groups, or where the Group applies the risk mitigation option. For certain contracts with direct participation features, the Group mitigates financial risks using equity and currency hedges. The Group does not adjust the CSM for changes in the fulfilment cash flows and/or entity’s share of the underlying items that reflect some of the changes in the effect of time value of money and financial risk. These amounts are instead reflected in profit or loss. The CSM is also adjusted for those fulfilment cash flows that do not vary based on the returns on underlying items that relate to future service (including the effect of time value of money and financial risks not arising from underlying items, such as the impact of minimum return guarantees), except where such changes result in recognition or reversal of the loss component for onerous groups. Changes in fulfilment cash flows relating to future service adjust the CSM using current discount rates.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 2: Accounting policies continued
For contracts measured under the GMM or VFA at the end of each reporting period the appropriate proportion of the CSM is recognised in the income statement to reflect the amount of profit related to the insurance contract services provided in the period. This is calculated using coverage units, a measure used to determine the allocation of the CSM over the remaining coverage periods. The number of coverage units in a group is the quantity of insurance contract services provided by the contracts in the group, determined by considering for each contract the quantity of the benefits provided and its expected coverage period.
Derecognition
The Group derecognises an insurance and participating investment contract when it is extinguished (that is, when the obligation specified in the contract expires or is discharged or cancelled) or if its terms are modified in a way that would have changed the accounting for the contract significantly had the new terms always existed.
If a contract is derecognised, then the fulfilment cash flows of the group are adjusted to eliminate the present value of the future cash flows and risk adjustment of the contract derecognised from the group, and the CSM of the group is adjusted for the change in fulfilment cash flows, except where such changes are allocated to the loss component.
If a contract is derecognised because its terms are modified, then the CSM of the existing group is also adjusted for the premium that would have been charged had the Group entered into a contract with the new contract’s terms at the date of modification, less any additional premium charged for the modification. A new modified contract is recognised assuming the Group received the premium that would have been charged had the Group entered into a contract with the new contract’s terms at the date of the modification.
Where the adjustments to CSM result in the CSM being reduced to nil, any further adjustments are recognised in the income statement in insurance service expense.
(2)General insurance contracts
General insurance contracts issued by the Group are presented on the balance sheet within liabilities arising from insurance and participating investment contracts. The Group applies the PAA to the measurement of general insurance contracts, which either have a coverage period of each contract in the group of one year or less or have an annual re-pricing option.
For a group of general insurance contracts that is not onerous at initial recognition, the Group measures the LRC as any premium received at initial recognition, less any insurance acquisition cash flows at that date, plus any other asset or liability previously recognised for cash flows related to the group of contracts that the Group pays or receives before the group of insurance contracts is recognised.
The Group estimates the LIC using the methodology described in the Measurement section for life insurance contracts above.
Where, during the coverage period, facts and circumstances indicate that a group of insurance contracts is onerous, the Group recognises a loss in the income statement for the net outflow, resulting in the carrying amount of the liability for the group being equal to the fulfilment cash flows. A loss component is established by the Group within the LRC for such onerous group.
On subsequent measurement, the Group measures the carrying amount of the LRC at the end of each reporting period as the LRC at the beginning of the period plus premiums received in the period, less insurance acquisition cash flows, plus any amounts relating to the amortisation of the insurance acquisition cash flows recognised as an expense in the reporting period for the group, less the amount recognised as insurance revenue for the services provided in the period. For onerous groups, the LRC is also adjusted for the remeasurement of the loss component.
(3)Reinsurance
(i)Reinsurance contracts issued
Reinsurance contracts issued by the Group (where insurance risk is transferred to the Group) are accounted for under the GMM as insurance contracts. These contracts are presented within other assets or liabilities arising from insurance and participating investment contracts.
(ii)Reinsurance contracts held
The classification of contracts entered into by the Group with reinsurers under which the Group is compensated for amounts payable on one or more other contracts issued by the Group is dependent on whether the contract with the reinsurer transfers significant insurance risk to the reinsurer. Where the reinsurance contract transfers significant insurance risk (reinsurance contracts held), it is accounted for under the GMM, as modified for reinsurance contracts held. The Group adjusts the CSM of the group to which a reinsurance contract held belongs and as a result recognises income, when it recognises a loss on initial recognition of onerous underlying contracts.
Contracts that do not transfer significant insurance risk to the reinsurer are recognised within financial assets at fair value through profit or loss as they are within a portfolio of financial assets that is managed, and whose performance is evaluated, on a fair value basis. These contracts, while legally reinsurance contracts, do not meet the definition of a reinsurance contract under IFRS Accounting Standards.
Investment returns (including movements in fair value and investment income) allocated to these contracts are recognised on the face of the income statement within net trading income.
(4)Non-participating investment contracts
The Group’s non-participating investment contracts are primarily unit-linked. These contracts are accounted for under IFRS 9 as financial liabilities whose value is contractually linked to the fair values of financial assets within the Group’s unitised investment funds. The value of the unit-linked financial liabilities is determined using current unit prices multiplied by the number of units attributed to the contract holders at the balance sheet date. Their value is never less than the amount payable on surrender, discounted for the required notice period where applicable. Investment returns (including movements in fair value and investment income) allocated to those contracts are recognised in the income statement through change in non-participating investment contracts.
Deposits and withdrawals are not accounted for through the income statement but are accounted for directly in the balance sheet as adjustments to the non-participating investment contract liability.
The Group receives investment management fees in the form of an initial adjustment or charge to the amount invested. These fees are in respect of services rendered in conjunction with the issue and management of investment contracts where the Group actively manages the consideration received from its customers to fund a return that is based on the investment profile that the customer selected on origination of the contract. These services comprise an indeterminate number of acts over the lives of the individual contracts and, therefore, the Group defers these fees and recognises them over the estimated lives of the contracts, in line with the provision of investment management services.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
Costs which are directly attributable and incremental to securing new non-participating investment contracts are deferred. This asset is subsequently amortised over the period of the provision of investment management services and its recoverability is reviewed in circumstances where its carrying amount may not be recoverable. If the asset is greater than its recoverable amount it is written down immediately through fee and commission expense in the income statement. All other costs are recognised as expenses when incurred.
(N)Foreign currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). Foreign currency transactions are translated into the appropriate functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when recognised in other comprehensive income as qualifying cash flow hedges. Non-monetary assets that are measured at fair value are translated using the exchange rate at the date that the fair value was determined. Translation differences on equities and similar non-monetary items held at fair value through profit and loss are recognised in profit or loss as part of the fair value gain or loss. Translation differences on non-monetary financial assets measured at fair value through other comprehensive income, such as equity shares, are included in the fair value reserve in equity unless the asset is a hedged item in a fair value hedge.
The results and financial position of all Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows: the assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on the acquisition of a foreign entity, are translated into sterling at foreign exchange rates ruling at the balance sheet date; and the income and expenses of foreign operations are translated into sterling at average exchange rates unless these do not approximate to the foreign exchange rates ruling at the dates of the transactions, in which case income and expenses are translated at the dates of the transactions.
Foreign exchange differences arising on the translation of a foreign operation are recognised in other comprehensive income and accumulated in a separate component of equity together with exchange differences arising from the translation of borrowings and other currency instruments designated as hedges of such investments. On disposal or liquidation of a foreign operation, the cumulative amount of exchange differences relating to that foreign operation is reclassified from equity and included in determining the profit or loss arising on disposal or liquidation.
(O)Provisions and contingent liabilities
Provisions are recognised in respect of present obligations arising from past events where it is probable that outflows of resources will be required to settle the obligations and they can be reliably estimated.
Contingent liabilities are possible obligations whose existence depends on the outcome of uncertain future events or those present obligations where the outflows of resources are uncertain or cannot be measured reliably. Contingent liabilities are not recognised in the financial statements but are disclosed unless they are remote.
Provision is made for expected credit losses in respect of irrevocable undrawn loan commitments and financial guarantee contracts (see (H)
above).
(P)Share capital
Incremental costs directly attributable to the issue of new shares or options or to the acquisition of a business are shown in equity as a deduction, net of tax, from the proceeds. Dividends paid on the Group’s ordinary shares are recognised as a reduction in equity in the period in which they are paid.
Where the Company or any member of the Group purchases the Company’s share capital, the consideration paid is deducted from shareholders’ equity as treasury shares until they are cancelled; if these shares are subsequently sold or reissued, any consideration received is included in shareholders’ equity.
(Q)Cash and cash equivalents
For the purposes of the cash flow statement, cash and cash equivalents comprise cash and non-mandatory deposits held with central banks, mandatory deposits held with central banks in demand accounts and amounts due from banks with an original maturity of less than three months that are available to finance the Group’s day-to-day operations.
Note 3: Critical accounting judgements and key sources of estimation uncertainty
The preparation of the Group’s financial statements in accordance with IFRS Accounting Standards requires management to make judgements, estimates and assumptions in applying the accounting policies that affect the reported amounts of assets, liabilities, income and expenses. Due to the inherent uncertainty in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates. Estimates, judgements and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In preparing the financial statements, the Group has considered the impact of climate-related risks on its financial position and performance.
While the effects of climate change represent a source of uncertainty, the Group does not consider there to be a material impact on its judgements and estimates from the physical, transition and other climate-related risks in the short term.
The significant judgements, apart from those involving estimation, made by management in applying the Group’s accounting policies in these financial statements (critical judgements) and the key sources of estimation uncertainty that may have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year (key sources of estimation uncertainty), which together are considered critical to the Group’s results and financial position, are as follows:
•Valuation of liabilities arising from insurance business (note 8(I))
•Retirement benefit obligations (note 12)
•Uncertain tax positions (note 15)
•Fair value of financial instruments (note 17(D))
•Allowance for expected credit losses (note 21)
•Regulatory and legal provisions (note 28)
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 3: Critical accounting judgements and key sources of estimation uncertainty continued
Consideration of climate change
Financial statement preparation includes the consideration of the impact of climate change on the Group’s financial statements. There has been no material impact identified on the financial reporting judgements and estimates. In particular, the directors considered the impact of climate change in respect of the:
•Going concern of the Group for a period of at least 12 months from the date of approval of the financial statements
•Assessment of impairment of non-financial assets including goodwill
•Carrying value and useful economic lives of property, plant and equipment
•Fair value of financial assets and liabilities. These are generally based on market indicators which include the market’s assessment of climate risk
•Assessments on expected credit loss, focusing on specific climate-related macroeconomic, physical and transition risk impacts on credit quality at a sector and segment level
•Forecasting of the Group’s future UK taxable profits, which impacts deferred tax recognition
Whilst there is currently no material short-term impact of climate change expected, the Group acknowledges the long-term nature of climate risk and continues to monitor and assess climate risks highlighted in the risk management section on pages 150 to 153.
Note 4: Segmental analysis
Lloyds Banking Group provides a wide range of banking and financial services in the UK and in certain locations overseas.
The Group Executive Committee (GEC) has been determined to be the chief operating decision-maker, as defined by IFRS 8 Operating
Segments, for the Group. The Group’s operating segments reflect its organisational and management structures. The GEC reviews the
Group’s internal reporting based around these segments in order to assess performance and allocate resources. It considers interest income and expense on a net basis and consequently the total interest income and expense for all reportable segments is presented net. The segments are differentiated by the type of products provided and by whether the customers are individuals or corporate entities.
The segmental results and comparatives are presented on an underlying basis (pre-tax), the basis reviewed by the chief operating decision-
maker. The underlying basis is derived from the recognition and measurement principles of the IFRS Accounting Standards with the effects of the following excluded in arriving at underlying profit:
•Restructuring costs relating to merger, acquisition, integration and disposal activities
•Volatility and other items, which includes the effects of certain asset sales, the volatility relating to the Group’s hedging arrangements and that arising in the insurance businesses, the unwind of acquisition-related fair value adjustments and the amortisation of purchased intangible assets
•Losses from insurance and participating investment contract modifications relating to the enhancement to the Group’s longstanding and workplace pension business through the addition of a drawdown feature
For the purposes of the underlying income statement, operating lease depreciation (net of gains on disposal of operating lease assets) is shown as an adjustment to total income.
The Group has three operating and reportable segments: Retail; Commercial Banking; and Insurance, Pensions and Investments:
•Retail offers a broad range of financial services products to personal customers, including current accounts, savings, mortgages, credit cards, unsecured loans, motor finance and leasing solutions. Its aim is to build enduring relationships that meet more of its customers’
financial needs and improves their financial resilience throughout their lifetime
•Commercial Banking serves small and medium businesses and corporate and institutional clients, providing lending, transactional banking, working capital management, debt financing and risk management services whilst connecting the whole Group to clients
•Insurance, Pensions and Investments offers insurance, investment and pension management products and services
Other comprises income and expenditure not attributed to the Group’s operating segments. These amounts include those arising from the
Group’s equities business, residual net interest income after transfer pricing (which includes the central recovery of the Group’s distributions on other equity instruments), in period gains from gilt sales and the unwind of associated hedging costs.
Inter-segment services are generally recharged at cost, although some attract a margin. Inter-segment lending and deposits are generally entered into at market rates, except that non-interest bearing balances are priced at a rate that reflects the external yield that could be earned on such funds.
For the majority of those derivative contracts entered into by business units for risk management purposes, the business unit recognises the net interest income or expense on an accrual accounting basis and transfers the remainder of the movement in the fair value of the derivative to the central function where the resulting accounting volatility is managed where possible through the establishment of hedge accounting relationships. Any change in fair value of the hedged instrument attributable to the hedged risk is also recorded within the central function. This allocation of the fair value of the derivative and change in fair value of the hedged instrument attributable to the hedged risk avoids accounting asymmetry in segmental results and leads to accounting volatility, which is managed centrally and reported within Other.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 4: Segmental analysis continued

Year ended 31 December 2024	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Underlying net interest income	8,930	3,434	(136)	617	12,845
Underlying other income	2,384	1,825	1,292	96	5,597
Total underlying income, net of net finance income in respect of insurance and investment contracts	11,314	5,259	1,156	713	18,442
Operating lease depreciation[1]	(1,319)	(6)	–	–	(1,325)
Net income	9,995	5,253	1,156	713	17,117
Operating costs	(5,596)	(2,762)	(924)	(160)	(9,442)
Remediation	(750)	(104)	(19)	(26)	(899)
Total costs	(6,346)	(2,866)	(943)	(186)	(10,341)
Underlying impairment (charge) credit	(457)	14	7	3	(433)
Underlying profit before tax	3,192	2,401	220	530	6,343

External income	13,596	3,991	1,292	(437)	18,442
External operating lease depreciation[1]	(1,319)	(6)	–	–	(1,325)
Inter-segment (expense) income	(2,282)	1,268	(136)	1,150	–
Net income	9,995	5,253	1,156	713	17,117

Loans and advances to customers[2]	372,250	87,602	–	5	459,857
External assets[3]	387,322	148,548	197,309	173,518	906,697
Customer deposits	319,726	162,645	–	374	482,745
External liabilities[3]	324,730	207,066	193,519	135,494	860,809

Analysis of underlying other income:
Consumer lending	1,810				1,810
Consumer relationships	574				574
Business and Commercial Banking		539			539
Corporate and Institutional Banking		1,286			1,286
Life, Pensions and Investments			979		979
General insurance			229		229
Venture capital				457	457
Other			84	(361)	(277)
Underlying other income	2,384	1,825	1,292	96	5,597

Other items reflected in income statement above:
Depreciation and amortisation	2,303	338	229	556	3,426
Defined benefit scheme charge (credit)	7	2	3	(23)	(11)
Non-income statement items:
Additions to fixed assets	3,485	107	75	1,956	5,623
Investments in joint ventures and associates at end of year	–	–	–	542	542
1Net of profits on disposal of operating lease assets of £59 million.
2Other includes centralised fair value hedge accounting adjustments.
3The Insurance, Pensions and Investments operating segment external assets includes £5,122 million included in disposal group assets and external liabilities includes £5,268 million in disposal group liabilities. Further details are provided in note 24 and note 27.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 4: Segmental analysis continued

Year ended 31 December 2023	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Underlying net interest income	9,647	3,799	(132)	451	13,765
Underlying other income	2,159	1,691	1,209	64	5,123
Total underlying income, net of net finance income in respect of insurance and investment contracts	11,806	5,490	1,077	515	18,888
Operating lease depreciation[1]	(948)	(8)	–	–	(956)
Net income	10,858	5,482	1,077	515	17,932
Operating costs	(5,469)	(2,647)	(880)	(144)	(9,140)
Remediation	(515)	(127)	(14)	(19)	(675)
Total costs	(5,984)	(2,774)	(894)	(163)	(9,815)
Underlying impairment (charge) credit	(831)	511	7	5	(308)
Underlying profit before tax	4,043	3,219	190	357	7,809

External income	12,803	4,570	1,221	294	18,888
External operating lease depreciation[1]	(948)	(8)	–	–	(956)
Inter-segment (expense) income	(997)	920	(144)	221	–
Net income	10,858	5,482	1,077	515	17,932

Loans and advances to customers[2]	361,181	88,606	–	(42)	449,745
External assets	376,789	150,834	184,267	169,563	881,453
Customer deposits	308,441	162,752	–	203	471,396
External liabilities	313,244	204,815	179,962	136,067	834,088

Analysis of underlying other income:[3]
Consumer lending	1,553				1,553
Consumer relationships	606				606
Business and Commercial Banking		514			514
Corporate and Institutional Banking		1,177			1,177
Life, Pensions and Investments			966		966
General insurance			171		171
Venture capital				448	448
Other			72	(384)	(312)
Underlying other income	2,159	1,691	1,209	64	5,123

Other items reflected in income statement above:
Depreciation and amortisation	1,927	410	201	367	2,905
Defined benefit scheme charge (credit)	53	21	6	(159)	(79)
Non-income statement items:
Additions to fixed assets	3,294	88	80	1,993	5,455
Investments in joint ventures and associates at end of year	–	–	–	401	401
1Net of profits on disposal of operating lease assets of £93 million.
2Other includes centralised fair value hedge accounting adjustments.
3Categories of analysis have been updated for 2024. Comparatives have been updated accordingly.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 4: Segmental analysis continued

Year ended 31 December 2022	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Underlying net interest income	9,774	3,447	(101)	52	13,172
Underlying other income	1,731	1,565	960	410	4,666
Total underlying income, net of net finance income in respect of insurance and investment contracts	11,505	5,012	859	462	17,838
Operating lease depreciation[1]	(368)	(5)	–	–	(373)
Net income	11,137	5,007	859	462	17,465
Operating costs	(5,175)	(2,496)	(879)	(122)	(8,672)
Remediation	(92)	(133)	(30)	–	(255)
Total costs	(5,267)	(2,629)	(909)	(122)	(8,927)
Underlying impairment (charge) credit	(1,373)	(517)	(12)	392	(1,510)
Underlying profit (loss) before tax	4,497	1,861	(62)	732	7,028

External income	12,055	4,330	910	543	17,838
External operating lease depreciation[1]	(368)	(5)	–	–	(373)
Inter-segment (expense) income	(550)	682	(51)	(81)	–
Net income	11,137	5,007	859	462	17,465

Loans and advances to customers[2]	364,194	93,675	–	(2,970)	454,899
External assets	372,485	147,477	170,777	182,655	873,394
Customer deposits	310,765	163,828	–	738	475,331
External liabilities	314,091	202,070	168,357	144,965	829,483

Analysis of underlying other income:[3]
Consumer lending	1,176				1,176
Consumer relationships	555				555
Business and Commercial Banking		555			555
Corporate and Institutional Banking		1,010			1,010
Life, Pensions and Investments			773		773
General insurance			114		114
Venture capital				469	469
Other			73	(59)	14
Underlying other income	1,731	1,565	960	410	4,666

Other items reflected in income statement above:
Depreciation and amortisation	1,216	207	142	831	2,396
Defined benefit scheme charge	72	28	7	18	125
Non-income statement items:
Additions to fixed assets	2,146	101	151	1,457	3,855
Investments in joint ventures and associates at end of year	4	–	–	381	385
1Net of profits on disposal of operating lease assets of £197 million.
2Other includes centralised fair value hedge accounting adjustments.
3Categories of analysis have been updated for 2024. Comparatives have been updated accordingly.
Geographical areas
The Group’s operations are predominantly UK-based and as a result an analysis between UK and non-UK activities is not provided.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 4: Segmental analysis continued
Reconciliation of underlying basis to statutory basis
The underlying basis is the basis on which financial information is presented to the chief operating decision-maker which excludes certain items included in the statutory results. The table below reconciles the statutory results to the underlying basis.

		Removal of:
Year ended 31 December 2024	Lloyds Banking Group statutory basis £m	Volatility, and other items[1] £m	Insurance gross up2 £m	Underlying basis £m
Net interest income	12,277	578	(10)	12,845	Underlying net interest income
Other income, net of net finance income in respect of insurance and investment contracts	5,726	(375)	246	5,597	Underlying other income
Total income, net of net finance income in respect of insurance and investment contracts	18,003
		(1,325)	–	(1,325)	Operating lease depreciation[3]
Total income, net of net finance income in respect of insurance and investment contracts	18,003	(1,122)	236	17,117	Net income
Operating expenses	(11,601)	1,496	(236)	(10,341)	Total costs
Impairment charge	(431)	(2)	–	(433)	Underlying impairment charge
Profit before tax	5,971	372	–	6,343	Underlying profit

		Removal of:
Year ended 31 December 2023	Lloyds Banking Group statutory basis £m	Volatility, and other items[4] £m	Insurance gross up2 £m	Underlying basis £m
Net interest income	13,298	479	(12)	13,765	Underlying net interest income
Other income, net of net finance income in respect of insurance and investment contracts	5,331	(447)	239	5,123	Underlying other income
Total income, net of net finance income in respect of insurance and investment contracts	18,629
		(956)	–	(956)	Operating lease depreciation[3]
Total income, net of net finance income in respect of insurance and investment contracts	18,629	(924)	227	17,932	Net income
Operating expenses	(10,823)	1,235	(227)	(9,815)	Total costs
Impairment charge	(303)	(5)	–	(308)	Underlying impairment charge
Profit before tax	7,503	306	–	7,809	Underlying profit

		Removal of:
Year ended 31 December 2022	Lloyds Banking Group statutory basis £m	Volatility, and other items[5] £m	Insurance gross up2 £m	Underlying basis £m
Net interest income	12,922	226	24	13,172	Underlying net interest income
Other income, net of net finance income in respect of insurance and investment contracts	2,619	1,846	201	4,666	Underlying other income
Total income, net of net finance income in respect of insurance and investment contracts	15,541
		(373)	–	(373)	Operating lease depreciation[3]
Total income, net of net finance income in respect of insurance and investment contracts	15,541	1,699	225	17,465	Net income
Operating expenses	(9,237)	535	(225)	(8,927)	Total costs
Impairment charge	(1,522)	12	–	(1,510)	Underlying impairment charge
Profit before tax	4,782	2,246	–	7,028	Underlying profit
1In the year ended 31 December 2024 this comprises the effects of market volatility and asset sales (losses of £144 million); the amortisation of purchased intangibles (£81 million);
restructuring (£40 million of merger, acquisition and integration costs); and the fair value unwind (losses of £107 million).
2The Group’s Insurance business statutory income statement includes income and expenses attributable to the policyholders of the Group’s long-term assurance funds, investors in the
Group's non-participating investment contracts and third party interests in consolidated funds. These items have no impact in total upon the profit attributable to equity shareholders and, in order to provide an alternative representation of the underlying trends within the business, these items are shown net within the underlying results.
3Net of profits on disposal of operating lease assets of £59 million (2023: £93 million; 2022: £197 million). Statutory operating expenses includes operating lease depreciation. On an underlying basis operating lease depreciation is included in net income.
4Comprises the effects of market volatility and asset sales (gain of £35 million); the amortisation of purchased intangibles (£80 million); restructuring (£154 million of merger, acquisition and integration costs); and the fair value unwind (losses of £107 million).
5Comprises the effects of market volatility and asset sales (losses of £1,978 million); the amortisation of purchased intangibles (£70 million); restructuring (£80 million of merger, acquisition and integration costs); and the fair value unwind (losses of £118 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 5: Net interest income

	2024 £m	2023 £m	2022 £m
Interest income:
Loans and advances to banks	3,508	4,172	1,208
Loans and advances to customers	23,242	20,419	14,465
Reverse repurchase agreements	2,685	2,044	857
Debt securities	779	559	168
Financial assets held at amortised cost	30,214	27,194	16,698
Financial assets at fair value through other comprehensive income	1,074	857	947
Total interest income[1]	31,288	28,051	17,645
Interest expense:
Deposits from banks	(225)	(213)	(148)
Customer deposits	(10,132)	(7,148)	(1,387)
Repurchase agreements at amortised cost	(2,392)	(2,397)	(842)
Debt securities in issue at amortised cost[2]	(5,493)	(4,253)	(1,636)
Lease liabilities	(31)	(30)	(29)
Subordinated liabilities	(738)	(712)	(681)
Total interest expense	(19,011)	(14,753)	(4,723)
Net interest income	12,277	13,298	12,922
1Includes £1,104 million (2023: £923 million; 2022: £724 million) in respect of finance lease receivables.
2The impact of the Group’s hedging arrangements is included on this line.
Net interest income includes a debit of £2,597 million (2023: debit of £1,838 million; 2022: debit of £43 million) transferred from the cash flow hedging reserve (see note 33).
Note 6: Net fee and commission income

Year ended 31 December 2024	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Fee and commission income:
Current accounts	423	221	–	–	644
Credit and debit card fees	829	457	–	–	1,286
Commercial banking and treasury fees	–	372	–	1	373
Unit trust and insurance broking	–	–	71	–	71
Factoring	–	69	–	–	69
Other fees and commissions	74	148	261	17	500
Total fee and commission income	1,326	1,267	332	18	2,943
Fee and commission expense	(745)	(334)	(89)	(16)	(1,184)
Net fee and commission income	581	933	243	2	1,759

Year ended 31 December 2023	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Fee and commission income:
Current accounts	406	218	–	–	624
Credit and debit card fees	800	464	–	–	1,264
Commercial banking and treasury fees	–	334	–	–	334
Unit trust and insurance broking	–	–	69	–	69
Factoring	–	75	–	–	75
Other fees and commissions	85	186	264	25	560
Total fee and commission income	1,291	1,277	333	25	2,926
Fee and commission expense	(673)	(322)	(84)	(16)	(1,095)
Net fee and commission income	618	955	249	9	1,831
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 6: Net fee and commission income continued

Year ended 31 December 2022	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Fee and commission income:
Current accounts	421	225	–	–	646
Credit and debit card fees	735	460	–	–	1,195
Commercial banking and treasury fees	–	310	–	1	311
Unit trust and insurance broking	–	–	78	–	78
Factoring	–	79	–	–	79
Other fees and commissions	64	169	233	15	481
Total fee and commission income	1,220	1,243	311	16	2,790
Fee and commission expense	(665)	(315)	(72)	(18)	(1,070)
Net fee and commission income	555	928	239	(2)	1,720
Fees and commissions which are an integral part of the effective interest rate form part of net interest income shown in note 5. Fees and commissions relating to instruments that are held at fair value through profit or loss are included within net trading income shown in note 7.
In determining the disaggregation of fees and commissions the Group has considered how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors, including those that are impacted by climate-related factors. It has determined that the above disaggregation by product type provides useful information that does not aggregate items that have substantially different characteristics.
At 31 December 2024, the Group held on its balance sheet £163 million (31 December 2023: £163 million) in respect of services provided to customers and £75 million (31 December 2023: £69 million) in respect of amounts received from customers for services to be provided after the balance sheet date. Current unsatisfied performance obligations amount to £195 million (31 December 2023: £172 million); the Group expects to receive substantially all of this revenue by the end of 2026.
Income recognised during the year included £28 million (2023: £32 million) in respect of amounts included in the contract liability balance at the start of the year and £nil (2023: £2 million) in respect of amounts from performance obligations satisfied in previous years.
The most significant performance obligations undertaken by the Group are in respect of current accounts, the provision of other banking services for commercial customers and credit and debit card services.
In respect of current accounts, the Group receives fees for the provision of bank account and transaction services such as ATM services, fund transfers, overdraft facilities and other value-added offerings.
For commercial customers, alongside its provision of current accounts, the Group provides other corporate banking services including factoring and commitments to provide loan financing. Loan commitment fees are included in fees and commissions where the loan is not expected to be drawn down by the customer.
The Group receives interchange and merchant fees, together with fees for overseas use and cash advances, for provision of card services to cardholders and merchants.
Note 7: Net trading income (losses)

	2024 £m	2023 £m	2022 £m
Net gains (losses) on financial assets and liabilities at fair value through profit or loss:
Net (losses) gain on financial instruments held for trading[1]	(5)	406	(1,049)
Net gains (losses) on other financial instruments mandatorily held at fair value through profit or loss	17,096	16,653	(17,210)
Net losses on financial liabilities designated at fair value through profit or loss[2]	(336)	(341)	(154)
	16,755	16,718	(18,413)
Foreign exchange	1,003	1,418	(1,063)
Investment property gains (losses) (note 24)	67	(87)	(511)
Net trading income (losses)[3]	17,825	18,049	(19,987)
1Includes hedge ineffectiveness in respect of fair value hedges (2024: loss of £81 million; 2023: loss of £267 million; 2022: loss of £41 million) and cash flow hedges (2024: loss of
£60 million; 2023: gain of £19 million; 2022: loss of £10 million).
2Excludes gains and losses arising from non-participating investment contracts, which are presented separately on the face of the income statement.
3Includes income from the net investment return on assets held to back insurance and investment contracts of £16,013 million (2023: income of £16,742 million; 2022: losses of £20,899 million). See note 8.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business
(A)Insurance service result

	2024 £m	2023 £m	2022 £m
Insurance revenue
Amounts relating to the changes in liabilities for remaining coverage:
CSM recognised for services provided	449	329	245
Change in risk adjustments for non-financial risk for risk expired	58	84	103
Expected claims and other insurance service expenses	1,916	1,907	1,696
Charges (credits) to funds in respect of policyholder tax and other	108	87	(228)
	2,531	2,407	1,816
Recovery of insurance acquisition cash flows	105	87	86
Total life	2,636	2,494	1,902
Total non-life	655	514	559
Total insurance revenue	3,291	3,008	2,461
Insurance service expense
Incurred claims and other insurance service expenses	(1,978)	(1,897)	(1,751)
Changes that relate to past service: adjustment to liabilities for incurred claims	(4)	–	–
Changes that relate to future service: (losses) reversal of losses on onerous contracts	(72)	58	(1,486)
Amortisation of insurance acquisition cash flows	(105)	(88)	(85)
Total life excluding net impairment loss on insurance acquisition assets	(2,159)	(1,927)	(3,322)
Net impairment loss on insurance acquisition assets	(9)	(7)	(14)
Total life	(2,168)	(1,934)	(3,336)
Total non-life[1]	(565)	(480)	(527)
Total insurance service expense	(2,733)	(2,414)	(3,863)
Net (expense) income from reinsurance contracts held	(72)	2	62
Insurance service result	486	596	(1,340)
1Includes weather-related claims of £82 million (2023: £57 million; 2022: £116 million), of which £64 million (2023: £51 million; 2022: £108 million) was related to severe weather events.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 8: Insurance business continued
(B)Net investment return on assets held to back insurance and investment contracts and net insurance finance (expense)
income arising from insurance and investment contracts
The following table shows the net investment return on assets held to back insurance and participating investment contracts and the net finance expense arising from insurance, participating investment and reinsurance contracts, as required by IFRS 17. For completeness, the net investment return on assets held to back third party interests in consolidated funds and non-participating investment contracts and the related finance expense is also shown. These contracts are accounted for under IFRS 9.

	2024
	Life £m	Non-life £m	Total £m
Net gains on financial assets and liabilities at fair value through profit or loss	10,247	38	10,285
Foreign exchange	196	–	196
Investment property losses	(4)	–	(4)
Net investment return on assets held to back insurance and participating investment contracts (memorandum item)	10,439	38	10,477
Net investment return on assets held to back third party interests in consolidated funds			1,105
Net investment return on assets held to back non-participating investment contracts			4,431
Net investment return on assets held to back insurance and investment contracts[1]			16,013

Changes in fair value of underlying items of direct participating contracts	(10,844)	–	(10,844)
Effects of risk mitigation option	161	–	161
Interest accreted	(839)	(7)	(846)
Effect of changes in interest rates and other financial assumptions	1,001	–	1,001
Effect of changes in fulfilment cash flows at current rates when CSM is unlocked at locked-in rates	140	–	140
Net finance expense from insurance and participating investment contracts	(10,381)	(7)	(10,388)

Net finance income from reinsurance contracts held	47	–	47

Net finance expense from insurance, participating investment and reinsurance contracts	(10,334)	(7)	(10,341)
Movement in third party interests in consolidated funds			(1,059)
Change in non-participating investment contracts			(4,878)
Net finance expense arising from insurance and investment contracts			(16,278)

	2023
	Life £m	Non-life £m	Total £m
Net gains on financial assets and liabilities at fair value through profit or loss	11,218	35	11,253
Foreign exchange	542	–	542
Investment property losses	(4)	–	(4)
Net investment return on assets held to back insurance and participating investment contracts (memorandum item)	11,756	35	11,791
Net investment return on assets held to back third party interests in consolidated funds			1,179
Net investment return on assets held to back non-participating investment contracts			3,772
Net investment return on assets held to back insurance and investment contracts[1]			16,742

Changes in fair value of underlying items of direct participating contracts	(10,293)	–	(10,293)
Effects of risk mitigation option	172	–	172
Interest accreted	(874)	(6)	(880)
Effect of changes in interest rates and other financial assumptions	(654)	–	(654)
Effect of changes in fulfilment cash flows at current rates when CSM is unlocked at locked-in rates	(80)	–	(80)
Net finance expense from insurance and participating investment contracts	(11,729)	(6)	(11,735)

Net finance income from reinsurance contracts held	51	–	51

Net finance expense from insurance, participating investment and reinsurance contracts	(11,678)	(6)	(11,684)
Movement in third party interests in consolidated funds			(1,109)
Change in non-participating investment contracts			(3,983)
Net finance expense arising from insurance and investment contracts			(16,776)
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued

	2022
	Life £m	Non-life £m	Total £m
Net (losses) gains on financial assets and liabilities at fair value through profit or loss	(14,876)	9	(14,867)
Foreign exchange	(1,039)	–	(1,039)
Investment property losses	(3)	–	(3)
Net investment return on assets held to back insurance and participating investment contracts (memorandum item)	(15,918)	9	(15,909)
Net investment return on assets held to back third party interests in consolidated funds			(968)
Net investment return on assets held to back non-participating investment contracts			(4,022)
Net investment return on assets held to back insurance and investment contracts[1]			(20,899)

Changes in fair value of underlying items of direct participating contracts	11,212	–	11,212
Effects of risk mitigation option	(118)	–	(118)
Interest accreted	(350)	(2)	(352)
Effect of changes in interest rates and other financial assumptions	5,226	–	5,226
Effect of changes in fulfilment cash flows at current rates when CSM is unlocked at locked-in rates	(20)	–	(20)
Net finance income (expense) from insurance and participating investment contracts	15,950	(2)	15,948

Net finance expense from reinsurance contracts held	(55)	–	(55)

Net finance income (expense) from insurance, participating investment and reinsurance contracts	15,895	(2)	15,893
Movement in third party interests in consolidated funds			1,035
Change in non-participating investment contracts			3,959
Net finance income arising from insurance and investment contracts			20,887
1Net investment return on assets held to back insurance and investment contracts is reported within net trading income (losses) on the face of the Group’s income statement; includes income of £10,688 million (2023: income of £10,200 million; 2022: loss of £11,081 million) in respect of unit-linked and with-profit contracts measured applying the variable fee approach. The assets generating the investment return held to back insurance and investment contracts are carried at fair value on the Group’s balance sheet.
(C)Insurance and participating investment contracts assets and liabilities

	2024			2023
	Life £m	Non-life £m	Total £m	Life £m	Non-life £m	Total £m
Insurance contract assets	–	–	–	1	–	1
Liabilities arising from insurance and participating investment contracts[1]	(121,700)	(387)	(122,087)	(119,784)	(364)	(120,148)
Other liabilities[2]	(5,268)	–	(5,268)	–	–	–
Net liability	(126,968)	(387)	(127,355)	(119,783)	(364)	(120,147)
Insurance acquisition assets	–	23	23	8	16	24
Insurance and participating investment contacts net liability	(126,968)	(364)	(127,332)	(119,775)	(348)	(120,123)
1Excluding insurance acquisition assets.
2Liabilities arising from insurance contracts relating to the disposal of the Group's bulk annuity business have been classified as disposal group liabilities and presented in Other liabilities in note 27. Further information on the disposal group is provided in note 24.
Of the fair value of underlying items in respect of direct participating contracts of £110,045 million (2023: £101,425 million), £111,435 million
(2023: £103,022 million) were financial assets at fair value through profit or loss and £1,125 million (2023: £1,337 million) were derivative financial liabilities.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 8: Insurance business continued
(D)Reconciliation of insurance balances for liability for remaining coverage and liability for incurred claims

	2024				2023
	Liabilities for remaining coverage		Liability for incurred claims £m		Liabilities for remaining coverage		Liability for incurred claims £m
Life	Excluding loss component £m	Loss component £m		Total £m	Excluding loss component £m	Loss component £m		Total £m
Net liability at 1 January[1]	(118,724)	(466)	(593)	(119,783)	(108,846)	(471)	(603)	(109,920)

Contracts under the modified retrospective approach	–	–	–	–	–	–	–	–
Contracts under the fair value transition approach	1,498	–	–	1,498	1,467	–	–	1,467
Other contracts	1,138	–	–	1,138	1,027	–	–	1,027
Insurance revenue	2,636	–	–	2,636	2,494	–	–	2,494
Insurance service expenses[2]	(105)	(44)	(2,010)	(2,159)	(88)	110	(1,949)	(1,927)
Insurance service result	2,531	(44)	(2,010)	477	2,406	110	(1,949)	567
Net finance income (expense) from insurance and participating investment contracts	(10,371)	(5)	(5)	(10,381)	(11,576)	(105)	(3)	(11,684)
Exchange differences	80	–	–	80	32	–	–	32
Total change in profit or loss	(7,760)	(49)	(2,015)	(9,824)	(9,138)	5	(1,952)	(11,085)
Investment components	10,205	–	(10,205)	–	8,793	–	(8,793)	–
Premiums received	(10,679)	–	–	(10,679)	(9,768)	–	–	(9,768)
Claims and other insurance service expenses paid	849	–	12,214	13,063	–	–	10,721	10,721
Insurance acquisition cash flows	265	–	–	265	203	–	–	203
Cash flows	(9,565)	–	12,214	2,649	(9,565)	–	10,721	1,156
Transfer to other items in the balance sheet	(10)	–	–	(10)	32	–	34	66
Net liability at 31 December[1]	(125,854)	(515)	(599)	(126,968)	(118,724)	(466)	(593)	(119,783)
1Excluding insurance acquisition assets.
2Losses and reversal of losses on onerous contracts amounted to a net loss of £72 million (2023: net reversal of losses of £58 million). Amortisation of insurance acquisition cashflows amounted to £105 million (2023: £88 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued

	2024				2023
	Liabilities for remaining coverage		Liability for incurred claims £m		Liabilities for remaining coverage		Liability for incurred claims £m
Non-life	Excluding loss component £m	Loss component £m		Total £m	Excluding loss component £m	Loss component £m		Total £m
Net liability at 1 January[1]	(25)	–	(339)	(364)	(22)	(1)	(357)	(380)

Contracts under the modified retrospective approach	–	–	–	–	–	–	–	–
Contracts under the fair value transition approach	–	–	–	–	–	–	–	–
Other contracts	655	–	–	655	514	–	–	514
Insurance revenue	655	–	–	655	514	–	–	514
Insurance service expenses[2]	(32)	–	(533)	(565)	(30)	1	(451)	(480)
Insurance service result	623	–	(533)	90	484	1	(451)	34
Net finance income (expense) from insurance and participating investment contracts	–	–	(7)	(7)	–	–	(6)	(6)
Total change in profit or loss	623	–	(540)	83	484	1	(457)	28
Premiums received	(659)	–	–	(659)	(525)	–	–	(525)
Claims and other insurance service expenses paid	–	–	524	524	–	–	475	475
Insurance acquisition cash flows	29	–	–	29	38	–	–	38
Cash flows	(630)	–	524	(106)	(487)	–	475	(12)
Net liability at 31 December[1]	(32)	–	(355)	(387)	(25)	–	(339)	(364)
1Excluding insurance acquisition assets.
2Losses and reversal of losses on onerous contracts amounted to £nil (2023: net reversal of losses of £1 million). Amortisation of insurance acquisition cashflows amounted to £32 million
(2023: £30 million).
(E)Summary of contractual service margin and risk adjustment

	2024			2023
	Life £m	Non-life £m	Total £m	Life £m	Non-life £m	Total £m
CSM on insurance and participating investment contracts[1]	4,646	–	4,646	4,415	–	4,415
CSM on reinsurance contracts[2]	(467)	–	(467)	(220)	–	(220)
Total CSM	4,179	–	4,179	4,195	–	4,195
Risk adjustment on insurance and participating investment contracts[1]	891	19	910	1,159	17	1,176
Risk adjustment on reinsurance contracts[2]	(68)	(1)	(69)	(65)	(1)	(66)
Total risk adjustment	823	18	841	1,094	16	1,110
Total	5,002	18	5,020	5,289	16	5,305
1Includes CSM of £544 million (2023: £nil) and risk adjustment of £36 million (2023: £nil) arising from insurance contracts classified as disposal group liabilities and presented in other liabilities. Further information on the disposal group is provided in note 24.
2Includes CSM of £(426) million (2023: £nil) and risk adjustment of £(36) million (2023: £nil) on reinsurance contracts classified as disposal group assets and presented in other assets.
Further information on the disposal group is provided in note 24.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 8: Insurance business continued
(F)Reconciliation of measurement components of insurance contract balances

	2024
			Contractual service margin (CSM)
Life	Present value of future cash flows £m	Risk adjustment for non- financial risk £m		Contracts measured under the fair value approach £m	Other contracts £m	Total CSM £m	Total £m
Net liability at 1 January[1]	(114,209)	(1,159)		(1,473)	(2,942)	(4,415)	(119,783)
Relating to current services	46	58		155	294	449	553
Contracts initially recognised in the year	33	(65)		–	(61)	(61)	(93)
Changes in estimates that adjust the CSM	334	252		(95)	(491)	(586)	–
Changes in estimates that result in losses and reversal of losses on onerous contracts	(2)	23		–	–	–	21
Relating to future services	365	210		(95)	(552)	(647)	(72)
Relating to past services	(3)	(1)		–	–	–	(4)
Insurance service result	408	267		60	(258)	(198)	477
Net finance expense from insurance and participating investment contracts	(10,341)	–		(9)	(31)	(40)	(10,381)
Exchange differences	72	1		7	–	7	80
Total change in profit or loss	(9,861)	268		58	(289)	(231)	(9,824)
Premiums received	(10,679)	–		–	–	–	(10,679)
Claims and other insurance service expenses paid	13,063	–		–	–	–	13,063
Insurance acquisition cash flows	265	–		–	–	–	265
Cash flows	2,649	–		–	–	–	2,649
Transfer to other items in the balance sheet	(10)	–		–	–	–	(10)
Net liability at 31 December[1]	(121,431)	(891)		(1,415)	(3,231)	(4,646)	(126,968)
1Excluding insurance acquisition assets.

	2023
			Contractual service margin (CSM)
Life	Present value of future cash flows £m	Risk adjustment for non- financial risk £m		Contracts measured under the fair value approach £m	Other contracts £m	Total CSM £m	Total £m
Net liability at 1 January[1]	(104,545)	(1,165)		(1,441)	(2,769)	(4,210)	(109,920)
Relating to current services	99	84		129	197	326	509
Contracts initially recognised in the year	107	(86)		–	(92)	(92)	(71)
Changes in estimates that adjust the CSM	390	(12)		(170)	(208)	(378)	–
Changes in estimates that result in losses and reversal of losses on onerous contracts	109	20		–	–	–	129
Relating to future services	606	(78)		(170)	(300)	(470)	58
Insurance service result	705	6		(41)	(103)	(144)	567
Net finance (expense) income from insurance and participating investment contracts	(11,621)	–		7	(70)	(63)	(11,684)
Exchange differences	30	–		2	–	2	32
Total change in profit or loss	(10,886)	6		(32)	(173)	(205)	(11,085)
Premiums received	(9,768)	–		–	–	–	(9,768)
Claims and other insurance service expenses paid	10,721	–		–	–	–	10,721
Insurance acquisition cash flows	203	–		–	–	–	203
Cash flows	1,156	–		–	–	–	1,156
Transfer to other items in the balance sheet	66	–		–	–	–	66
Net liability at 31 December[1]	(114,209)	(1,159)		(1,473)	(2,942)	(4,415)	(119,783)
1Excluding insurance acquisition assets.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued
The Group estimates the Risk adjustment separately from other components of the fulfilment cashflows using an explicit margins approach. A confidence level scenario, allowing for diversification of risks across the insurance business, is used to determine the margins to be applied to the best estimate assumptions which are then used to calculate the risk adjustment at a policy level. The risk adjustment represents the difference in the value of the best estimate cash flows with and without these margins.
The confidence level corresponding to the risk adjustment is 85 per cent (2023: 90 per cent). The risk adjustment is calibrated to the value at risk over a one-year time horizon at this confidence level for non-financial risks. This is translated, using statistical approximations, into an equivalent confidence level on a value at risk basis over the expected lifetime of in-force policies of approximately 68 per cent (2023: 70 per cent) at end of the reporting period.
(G)Impacts of insurance and participating investment contracts recognised in the year

	2024			2023
Life	Profitable contracts issued £m	Onerous contracts issued £m	Total £m	Profitable contracts issued £m	Onerous contracts issued £m	Total £m
Insurance and participating investment contracts
Insurance acquisition cash flows	56	203	259	87	142	229
Claims and other directly attributable expenses	1,446	4,498	5,944	5,450	447	5,897
Estimates of the present value of future cash outflows	1,502	4,701	6,203	5,537	589	6,126
Estimates of the present value of future cash inflows	(1,577)	(4,659)	(6,236)	(5,708)	(525)	(6,233)
Risk adjustment for non-financial risk	14	51	65	79	7	86
Contractual service margin	61	–	61	92	–	92
Losses recognised on initial recognition	–	93	93	–	71	71
(H)Life business contractual service margin run-off
The following table analyses the expected recognition of the contractual service margin (CSM) in profit or loss.

At 31 December 2024	Less than 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	5 to 10 years £m	Over 10 years £m	Total £m
Pensions and investments	(240)	(218)	(199)	(164)	(152)	(591)	(1,169)	(2,733)
Annuities, protection and other[1]	(660)	(106)	(98)	(90)	(83)	(331)	(545)	(1,913)
Insurance and participating investment contracts	(900)	(324)	(297)	(254)	(235)	(922)	(1,714)	(4,646)
Reinsurance contracts held[2]	433	5	4	3	3	8	11	467
Total	(467)	(319)	(293)	(251)	(232)	(914)	(1,703)	(4,179)

At 31 December 2023	Less than 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	5 to 10 years £m	Over 10 years £m	Total £m
Pensions and investments	(186)	(176)	(168)	(157)	(133)	(535)	(1,088)	(2,443)
Annuities, protection and other	(147)	(136)	(125)	(117)	(109)	(444)	(894)	(1,972)
Insurance and participating investment contracts	(333)	(312)	(293)	(274)	(242)	(979)	(1,982)	(4,415)
Reinsurance contracts held	20	17	15	14	13	48	94	221
Total	(313)	(295)	(278)	(260)	(229)	(931)	(1,888)	(4,194)
1CSM of £(544) million arising from insurance contracts classified as disposal group liabilities has been included in less than one year. The Group expects the CSM to be derecognised in
2025 upon disposal of the insurance contract liabilities. Further information on the disposal group is provided in note 24.
2CSM of £426 million arising from reinsurance contracts held classified as disposal group assets has been included in less than one year. The Group expects the CSM to be derecognised in 2025 upon disposal of the reinsurance contract assets. Further information on the disposal group is provided in note 24.
(I)Life insurance sensitivity analysis
Critical accounting judgements and key sources of estimation uncertainty

Critical judgements:	Determining the characteristics which make a product illiquid, the level of illiquidity premium to apply to the discount rate of different products and how the illiquidity premium is determined
Key sources of estimation uncertainty:	Increase in illiquidity premia and widening of credit default spreads
The following table demonstrates the effect of reasonably possible changes in key assumptions on profit before tax and equity disclosed in these financial statements assuming that the other assumptions remain unchanged. In practice this is unlikely to occur, and changes in some assumptions may be correlated. With the exception of the 31 December 2024 risk free rate, the sensitivities below are on a gross of reinsurance basis, which do not differ materially from the sensitivities on a net of reinsurance basis. The 31 December 2024 risk free rate sensitivity is shown net of reinsurance and reflects the impact of the reinsurance of the Group's bulk annuity business to Rothesay Life plc.
These amounts include movements in liabilities relating to insurance and participating investment contracts and related assets in order to demonstrate the impacts on shareholder profit and equity. Therefore, these sensitivities have not been applied to the proportion of assets and liabilities where the risks are borne by the policyholder and where assets and liabilities are well matched so as not to have a significant impact on shareholder profit.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 8: Insurance business continued

		2024		2023
	Change in variable	Increase (reduction) in profit before tax £m	Increase (reduction) in equity £m	Increase (reduction) in profit before tax £m	Increase (reduction) in equity £m
Key sources of estimation uncertainty
Risk free rate, including illiquidity premia - gross	1% reduction	(245)	(184)	393	294
	1% increase	211	158	(333)	(250)
Risk free rate, including illiquidity premia - net	1% reduction	243	183
	1% increase	(203)	(153)
Widening of credit default spreads on corporate bonds	0.25% addition	(174)	(131)	(316)	(237)
Other accounting estimates
Annuitant mortality	5% reduction	49	37	70	52
	5% increase	(46)	(34)	(75)	(56)
Future maintenance and investment expenses	10% reduction	33	25	29	21
	10% increase	(33)	(25)	(29)	(21)
Non-annuitant mortality and morbidity	5% reduction	61	46	63	47
	5% increase	(62)	(46)	(63)	(47)
Lapse rates	10% reduction	(6)	(4)	(11)	(8)
	10% increase	4	3	8	6
At each measurement date, the Group estimates, based on information about past events, current conditions and forecasts of future conditions, the expected value of future cash flows. The calculation uses a range of scenarios that reflect the full range of possible outcomes. The assumptions used to develop the estimates of future cash flows are reassessed at each reported date to reflect conditions existing at the measurement date.
Risk free rate, including illiquidity premia
The Group has applied judgement in determining the characteristics which make a product illiquid, the level of illiquidity premium to apply to the discount rate of different products and how the illiquidity premium is determined, where material.
Due to the illiquid nature of their cash flows, an illiquidity premium has been applied to the discount rate of the Group’s annuity contracts.
At initial recognition, the illiquidity premium is calculated with reference to a strategic portfolio of assets, and subsequently measured to reflect the mix of actual assets backing annuity contracts. To reflect differences between the characteristics of insurance contracts and a reference portfolio, adjustments for credit risk are required when determining appropriate discount rates. The Group uses the fundamental spread to maintain consistency with its Solvency II approach. For protection contracts, the illiquidity premium is based on the spread on a covered bond index.
The average sterling yield curves that were used to discount the estimates of future cash flows that do not vary based on the returns of the underlying items are as follows:

	1 year	5 year	10 year	20 year	30 year
2024	5.58	5.17	5.66	5.71	5.06
2023	5.37	4.15	4.79	4.72	4.19
The Group determines the quantity of benefits provided under each contract using different bases, depending on the product. For with-
profits and unit linked products, the policyholder account value (or the guaranteed benefits, if higher) is used. For annuities, pre-vesting date the defined amount payable is used (immediate annuities have no pre-vesting date period) and post-vesting date the annuity payout is used.
Widening of credit default spreads on corporate bonds
The Group applies a sensitivity showing the impact of an increase in credit default spreads on corporate bonds and the corresponding reduction in market values. Swap curves, the risk-free rate and illiquidity premia are all assumed to be unchanged and therefore this sensitivity impacts the related assets. There is no impact in 2024 on the Bulk annuity business as this is now backed by the reinsurance with
Rothesay Life plc.
Mortality
The mortality assumptions for the main classes of business are set with regard to recent Group experience and general industry trends, all of which are adjusted for smoker status and age/gender specific factors. The base mortality tables used for the annuities business for the year ended 31 December 2024 and the prior period were selected from the bespoke mortality tables. The mortality improvements adopt the 100per cent Bespoke tables and CMI 2023_{M/F}_(7.25)_{2.0/1.8}%_{0.5/0.5}A_2013 for the year ended 31 December 2024; and the
100 per cent Bespoke tables and CMI 2022_{M/F}_(7.25)_{2.0/1.8}%_{0.5/0.5}A_2013 for the prior period.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued
Lapse rates
Lapse rates refer to the rate of policy termination or the rate at which policyholders stop paying regular premiums due under the contract.
Historical persistency experience is analysed using statistical techniques. As experience can vary considerably between different product types and for contracts that have been in force for different periods, the data is broken down into broadly homogeneous groups for the purposes of determining the Group’s lapse rate in determining the assumptions, which are set on a best estimates basis, based on investigations of historical experience with some expert judgement overlays reflecting expectations of future trends and other external data. The lapse rates for workplace pensions range from 0.8 per cent to 13.8 per cent (2023: 0.8 per cent to 14.6 per cent) and for longstanding business range from 0.5 per cent to 74.1 per cent (2023: 0.5 per cent to 74.1 per cent), the wide range being a result of the age and variety of products.
Note 9: Other operating income

	2024 £m	2023 £m	2022 £m
Operating lease rental income	1,681	1,383	1,077
Rental income from investment properties (note 24)	172	146	145
Net gains on disposal of financial assets at fair value through other comprehensive income (note 33)	7	122	92
Other	74	(20)	25
Total other operating income	1,934	1,631	1,339
Note 10: Operating expenses

	2024 £m	2023 £m	2022 £m
Staff costs:
Salaries and social security costs[1]	3,819	3,651	3,310
Pensions and other retirement benefit schemes (note 12)	526	355	455
Restructuring and other staff costs	327	487	307
	4,672	4,493	4,072
Premises and equipment costs[2]	454	449	332
Depreciation and amortisation[3]	3,426	2,905	2,396
UK bank levy	147	150	148
Regulatory and legal provisions (note 28)	899	675	255
Other	2,594	2,720	2,556
Operating expenses before adjustment for:	12,192	11,392	9,759
Amounts attributable to the acquisition of insurance and participating investment contracts	(182)	(183)	(168)
Amounts reported within insurance service expenses	(409)	(386)	(354)
Total operating expenses	11,601	10,823	9,237
1Including social security costs of £428 million (2023: £371 million; 2022: £341 million).
2Net of profits on disposal of operating lease assets of £59 million (2023: £93 million; 2022: £197 million).
3Including depreciation in respect of premises £96 million (2023: £110 million; 2022: £114 million), equipment £400 million (2023: £388 million; 2022: £561 million), operating lease assets
£1,410 million (2023: £1,070 million; 2022: £570 million) and right-of-use assets £198 million (2023: £209 million; 2022: £226 million).
Average headcount
The average number of persons on a headcount basis employed by the Group during the year was as follows:

	2024	2023	2022
UK	64,334	65,390	62,587
Overseas	1,895	807	785
Total	66,229	66,197	63,372
Performance-based compensation
The tables below analyse the Group’s performance-based compensation costs between those relating to the current performance year and those relating to earlier years.

	Performance-based compensation expense			Performance-based compensation expense deferred until later years
	2024 £m	2023 £m	2022 £m	2024 £m	2023 £m	2022 £m
Awards made in respect of the year ended 31 December	300	316	349	90	108	128
Awards made in respect of earlier years	96	124	109	34	22	20
	396	440	458	124	130	148
Performance-based awards expensed in 2024 include cash awards amounting to £162 million (2023: £169 million; 2022: £144 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 11: Share-based payments
Charge to the income statement
The charge to the income statement is set out below:

	2024 £m	2023 £m	2022 £m
Deferred bonus plan	206	241	289

Options and shares granted in the year	15	20	19
Options and shares granted in prior years	60	67	68
	75	87	87

Total charge to the income statement	281	328	376
During the year ended 31 December 2024 the Group operated the following share-based payment schemes, all of which are mainly equity settled.
Group Performance Share plan
The Group operates a Group Performance Share plan that is part equity settled. Bonuses in respect of employee service in 2024 have been recognised in the charge in line with the proportion of the deferral period completed.
Save-As-You-Earn schemes
Eligible employees may enter into contracts through the Save-As-You-Earn (SAYE) schemes to save up to £500 per month and, at the expiry of a fixed term of three years, have the option to use these savings within six months of the expiry of the fixed term to acquire shares in the Group at a discounted price of no less than 90 per cent of the market price at the start of the invitation period.
Movements in the number of share options outstanding under the SAYE schemes are set out below:

	2024		2023
	Number of options	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)
Outstanding at 1 January	1,311,205,148	31.70	1,256,918,075	31.30
Granted	200,820,157	52.35	287,984,574	38.55
Exercised	(663,187,372)	24.60	(164,709,399)	38.55
Forfeited	(17,375,716)	39.01	(12,862,726)	31.78
Cancelled	(27,852,684)	40.70	(45,807,000)	37.65
Expired	(5,984,747)	35.40	(10,318,376)	38.25
Outstanding at 31 December	797,624,786	42.30	1,311,205,148	31.70
Exercisable at 31 December	955,281	24.25	410,368	39.87
The weighted average share price at the time that the options were exercised during 2024 was £0.47 (2023: £0.48). The weighted average remaining contractual life of options outstanding at the end of the year was 1.85 years (2023: 1.58 years).
The weighted average fair value of SAYE options granted during 2024 was £0.09 (2023: £0.09). The fair values of the SAYE options have been determined using a standard Black-Scholes model.
Other share option plans
Executive Share Plans – buyout and retention awards
Share options may be granted to senior employees under the Lloyds Banking Group Executive Share Plan 2003, Lloyds Banking Group
Executive Group Ownership Share Plan and Deferred Bonus Scheme 2021 specifically to facilitate recruitment (to compensate new recruits for any lost share awards), and also to make grants to key individuals for retention purposes. In some instances, grants may be made subject to individual performance conditions.
Participants are not entitled to any dividends paid during the vesting period.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 11: Share-based payments continued

	2024		2023
	Number of Options	Weighted average exercise price (pence)	Number of Options	Weighted average exercise price (pence)
Outstanding at 1 January	26,131,255	Nil	20,466,471	Nil
Granted	768,170	Nil	15,198,717	Nil
Exercised	(10,815,436)	Nil	(8,739,497)	Nil
Vested	–	Nil	(765,247)	Nil
Forfeited	(488,091)	Nil	(8,216)	Nil
Lapsed	(16,901)	Nil	(20,973)	Nil
Outstanding at 31 December	15,578,997	Nil	26,131,255	Nil
Exercisable at 31 December	988,243	Nil	1,148,770	Nil
The weighted average fair value of options granted in the year was £0.46 (2023: £0.41). The fair values of options granted have been determined using a standard Black-Scholes model. The weighted average share price at the time that the options were exercised during
2024 was £0.53 (2023: £0.46). The weighted average remaining contractual life of options outstanding at the end of the year was 6.2 years
(2023: 6.3 years).
Included in the above are awards to the Group Chief Executive.
Charlie Nunn joined the Group on 16 August 2021 as Group Chief Executive. He was granted deferred share awards over 8,301,708 shares to replace unvested awards from his former employer, HSBC, that were forfeited as a result of him joining the Group.

	2024 Number of options	2023 Number of options
Outstanding at 1 January	5,337,899	6,585,447
Exercised	(1,368,990)	(1,247,548)
Outstanding at 31 December	3,968,909	5,337,899
Other share plans
Lloyds Banking Group Executive Group Ownership Share Plan
The plan, introduced in 2006, is aimed at delivering shareholder value by linking the receipt of shares to an improvement in the performance of the Group over a three-year period. Awards are made within limits set by the rules of the plan, with the limits determining the maximum number of shares that can be awarded equating to three times annual salary. In exceptional circumstances this may increase to four times annual salary.
The Executive Group Ownership awards were replaced by Long Term Share Plan awards in 2021.

	2024 Number of shares	2023 Number of shares
Outstanding at 1 January	39,804,293	202,394,509
Vested	(18,490,246)	(66,555,435)
Forfeited	(33,055)	(96,034,781)
Dividend award	842,202	–
Outstanding at 31 December	22,123,194	39,804,293
Lloyds Banking Group Long Term Share Plan
The plan, approved at the 2020 AGM and introduced in 2021, replaced the Executive Group Ownership Share Plan and is intended to provide alignment to the Group’s aim of delivering sustainable returns to shareholders, supported by its values and behaviours.
The awards in respect of the 2022 grant are due to vest in 2025 at a rate of 100 per cent. Details in relation to the plan are provided in the directors’ remuneration report.

	2024 Number of shares	2023 Number of shares
Outstanding at 1 January	262,409,389	171,947,743
Granted	–	108,551,439
Vested	(53,608,504)	–
Forfeited	(12,921,590)	(18,089,793)
Outstanding at 31 December	195,879,295	262,409,389
The weighted average fair value of awards granted in the year was £nil (2023: £0.42).
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 11: Share-based payments continued
Lloyds Banking Group Long Term Incentive Plan
The plan, approved at the 2023 AGM and introduced in 2024, replaced the Long Term Share Plan and is intended to deliver stronger alignment between variable reward outcomes and the creation of shareholder value through the delivery of our strategy and the deepening of our relationships with our customers.
The awards in respect of the 2024 grant are due to vest in 2027. Details in relation to the plan are provided in the directors’ remuneration report.

	2024 Number of shares	2023 Number of shares
Outstanding at 1 January	—	—
Granted	75,063,395	—
Outstanding at 31 December	75,063,395	—
The weighted average fair value of awards granted in the year was £0.30 (2023: £nil).
Executive Share Plans – buyout and retention awards
Share awards in the form of conditional shares may be granted to senior employees under the Lloyds Banking Group Executive Group
Ownership Share Plan and Deferred Bonus Scheme 2021 specifically to facilitate recruitment (to compensate new recruits for any lost share awards), and also to make grants to key individuals for retention purposes. In some instances, grants may be made subject to individual performance conditions.
Participants are not entitled to any dividends paid during the vesting period.

	2024	2023
	Number of Shares	Number of Shares
Outstanding at 1 January	—	—
Granted	3,593,397	—
Vested	(728,370)	—
Forfeited	—	—
Outstanding at 31 December	2,865,027	—
The weighted average fair value of awards granted in the year was £0.51 (2023: £nil).
Assumptions at 31 December 2024
The fair value calculations at 31 December 2024 for grants made in the year, using Black-Scholes models and Monte Carlo simulation, are based on the following assumptions:

	SAYE	Executive Option Plans	Executive Share Plans	Long Term Share Plan
Weighted average risk-free interest rate	3.58%	4.43%	4.35%	4.07%
Weighted average expected life	3.3 years	1.6 years	1.3 years	4.4 years
Weighted average expected volatility	25%	24%	23%	29%
Weighted average expected dividend yield	6.0%	7.0%	7.0%	7.0%
Weighted average share price	£0.58	£0.52	£0.56	£0.48
Weighted average exercise price	£0.52	Nil	Nil	Nil
Expected volatility is a measure of the amount by which the Group’s shares are expected to fluctuate during the life of an option. The expected volatility is estimated based on the historical volatility of the closing daily share price over the most recent period that is commensurate with the expected life of the option. The historical volatility is compared to the implied volatility generated from market traded options in the Group’s shares to assess the reasonableness of the historical volatility and adjustments made where appropriate.
Share Incentive Plans
Matching shares
The Group undertakes to match shares purchased by employees up to the value of £45 per month; these matching shares are held in trust for a mandatory period of three years on the employee’s behalf, during which period the employee is entitled to any dividends paid on such shares. The award is subject to a non-market based condition: if an employee leaves within this three-year period for other than a ‘good’
reason, all of the matching shares are forfeited. Similarly, if the employees sell their purchased shares within three years, their matching shares are forfeited.
The number of shares awarded relating to matching shares in 2024 was 38,464,042 (2023: 43,945,238), with an average fair value of £0.53
(2023: £0.46), based on market prices at the date of award.
Fixed share awards
Fixed share awards were introduced in 2014 in order to ensure that total fixed remuneration is commensurate with role and to provide a competitive reward package for certain Lloyds Banking Group employees, with an appropriate balance of fixed and variable remuneration, in line with regulatory requirements. The fixed share awards are delivered in Lloyds Banking Group plc shares, and are released over three years with one third being released each year following the year of award. The number of shares purchased in relation to fixed share awards in 2024 was 1,541,751 (2023: 1,790,243) with an average fair value of £0.55 (2023: £0.46) based on market prices at the date of the award.
The fixed share award is not subject to any performance conditions, performance adjustment or clawback. On an employee leaving the
Group, there is no change to the timeline for which shares will become unrestricted.
Since the beginning of 2023 the number of recipients of these awards has been reduced to the executive directors only.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 11: Share-based payments continued
Free shares
An award of shares may be made annually to employees up to a maximum of £3,600. The shares awarded are held in trust for a mandatory period of three years on the employee’s behalf, during which period the employee is entitled to any dividends paid on such shares. The award is subject to a non-market based condition. If an employee leaves the Group within this three-year period for other than a ‘good’
reason, all of the shares awarded will be forfeited.
There have not been any awards made since 2021.
Note 12: Retirement benefit obligations
Critical accounting judgements and key sources of estimation uncertainty

Key sources of estimation uncertainty:	Discount rate applied to future cash flows
Expected lifetime of the schemes’ members
Expected rate of future inflationary increases
The net asset recognised in the balance sheet at 31 December 2024 in respect of the Group’s defined benefit pension scheme obligations was £2,945 million, comprising an asset of £3,028 million and a liability of £83 million (2023: a net asset of £3,532 million comprising an asset of £3,624 million and a liability of £92 million). The Group’s accounting policy for its defined benefit pension scheme obligations is set out in note 2(K).
Income statement and balance sheet sensitivities to changes in the key sources of estimation uncertainty and other actuarial assumptions are provided in part (v).

	2024 £m	2023 £m	2022 £m
Charge (credit) to the income statement
Defined benefit pension schemes	(13)	(80)	123
Other retirement benefit schemes	2	1	2
Total defined benefit schemes	(11)	(79)	125
Defined contribution pension schemes	537	434	330
Total charge to the income statement (note 10)	526	355	455

	2024 £m	2023 £m
Amounts recognised in the balance sheet
Retirement benefit assets	3,028	3,624
Retirement benefit obligations	(122)	(136)
Total amounts recognised in the balance sheet	2,906	3,488
The total amounts recognised in the balance sheet relate to:

	2024 £m	2023 £m
Defined benefit pension schemes	2,945	3,532
Other retirement benefit schemes	(39)	(44)
Total amounts recognised in the balance sheet	2,906	3,488
Pension schemes
Defined benefit schemes
(i)Characteristics of and risks associated with the Group’s schemes
The Group has established a number of defined benefit pension schemes in the UK and overseas, both funded and unfunded. All significant schemes are funded and based in the UK, with the three most significant being the main sections of the Lloyds Bank Pension Scheme No. 1, the Lloyds Bank Pension Scheme No. 2 and the HBOS Final Salary Pension Scheme. At 31 December 2024, these schemes represented 94 per cent of the Group’s total gross defined benefit pension assets (2023: 94 per cent). These schemes provide retirement benefits calculated as a proportion of final pensionable salary depending upon the length of pensionable service.
All of the UK funded schemes are operated as separate legal entities under trust law, are in compliance with the Pensions Act 2004 and are managed by a Trustee Board (the Trustee) whose role is to ensure that the schemes are administered in accordance with the scheme rules and relevant legislation, and to safeguard the assets in the best interests of all members and beneficiaries.
A valuation to determine the funding status of each scheme is carried out at least every three years, whereby scheme assets are measured at market value and liabilities (technical provisions) are measured using prudent assumptions. If a deficit is identified a recovery plan is agreed between the employer and the scheme Trustee and sent to the Pensions Regulator for review. The Group does not provide for these deficit contributions as the future economic benefits arising from these contributions are expected to be available to the Group. The
Group’s overseas defined benefit pension schemes are subject to local regulatory arrangements.
The 31 December 2022 triennial valuation for the main defined benefit schemes was completed in 2023, and following the contributions paid in 2023, there will be no further deficit contributions for this triennial period (to 31 December 2025).
The Group pays regular contributions to meet benefits accruing over the year, and to cover the expenses of running the schemes. The
Group expects to pay contributions of at least £0.1 billion to its defined benefit schemes in 2025.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 12: Retirement benefit obligations continued
The Group provides additional security arrangements to a number of the UK schemes for the Group’s obligations to the schemes. At 31
December 2024 the security arrangements held assets of £4.1 billion. The security arrangements are fully consolidated in the Group’s balance sheet.
The last funding valuations of other Group schemes were carried out on a number of different dates. In order to report the position under
IAS 19 as at 31 December 2024, the most recent valuation results for all schemes have been updated by qualified independent actuaries.
The funding valuations use a more prudent approach to setting the discount rate and more conservative longevity and inflation assumptions than the IAS 19 valuations.
In June 2023, the High Court handed down a decision (Virgin Media Limited v NTL Pension Trustees II Limited and others) which potentially has implications for the validity of amendments made by pension schemes, which were contracted-out on a salary-related basis between 6
April 1997 and the abolition of contracting-out in 2016. The High Court ruled that any amendments made to these pension schemes during the relevant period would be void unless the scheme actuary had confirmed that the pension scheme would continue to satisfy the statutory standard for contracted-out schemes. On 25 July 2024, the Court of Appeal upheld the original decision. The Group is carrying out a review of scheme amendments to decide whether any subsequent actions or amendments to IAS 19 liabilities are required. The
Group has not made any allowance for the possible impact of the ruling as it is currently unclear whether any additional liabilities might arise, and if they were to arise, how they would be reliably measured. The Group will continue to monitor developments.
(ii)Amounts in the financial statements

	2024 £m	2023 £m
Amount included in the balance sheet
Present value of funded obligations	(27,118)	(30,201)
Fair value of scheme assets	30,063	33,733
Net amount recognised in the balance sheet	2,945	3,532

	2024 £m	2023 £m
Net amount recognised in the balance sheet
At 1 January	3,532	3,732
Net defined benefit pension (charge) credit	13	80
Actuarial (losses) gains on defined benefit obligation	2,940	(1,304)
Return on plan assets	(3,712)	(318)
Employer contributions	172	1,342
At 31 December	2,945	3,532

	2024 £m	2023 £m
Movements in the defined benefit obligation
At 1 January	(30,201)	(28,965)
Current service cost	(85)	(88)
Interest expense	(1,385)	(1,394)
Remeasurements:
Actuarial gains – demographic assumptions	109	153
Actuarial losses – experience	94	(1,067)
Actuarial (losses) gains – financial assumptions	2,737	(390)
Benefits paid	1,638	1,544
Past service cost	(35)	(5)
Settlements	1	–
Exchange and other adjustments	9	11
At 31 December	(27,118)	(30,201)

	2024 £m	2023 £m
Analysis of the defined benefit obligation
Active members	(2,463)	(2,955)
Deferred members	(7,080)	(8,438)
Dependants	(1,429)	(1,572)
Pensioners	(16,146)	(17,236)
At 31 December	(27,118)	(30,201)
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 12: Retirement benefit obligations continued

	2024 £m	2023 £m
Changes in the fair value of scheme assets
At 1 January	33,733	32,697
Return on plan assets excluding amounts included in interest income	(3,712)	(318)
Interest income	1,551	1,602
Employer contributions	172	1,342
Benefits paid	(1,638)	(1,544)
Settlements	(1)	–
Administrative costs paid	(33)	(35)
Exchange and other adjustments	(9)	(11)
At 31 December	30,063	33,733
The (credit) expense recognised in the income statement for the year ended 31 December comprises:

	2024 £m	2023 £m	2022 £m
Current service cost	85	88	180
Net interest amount	(166)	(208)	(95)
Past service cost – plan amendments	35	5	4
Plan administration costs incurred during the year	33	35	34
Total defined benefit pension (credit) expense	(13)	(80)	123
(iii)Composition of scheme assets

	2024			2023
	Quoted £m	Unquoted £m	Total £m	Quoted £m	Unquoted £m	Total £m
Debt instruments[1]:
Fixed interest government bonds	6,985	–	6,985	5,657	–	5,657
Index-linked government bonds	15,550	–	15,550	16,105	–	16,105
Corporate and other debt securities	7,396	–	7,396	7,305	–	7,305
Asset-backed securities	–	–	–	4	–	4
	29,931	–	29,931	29,071	–	29,071
Pooled investment vehicles	686	7,342	8,028	613	8,361	8,974
Property	–	130	130	–	97	97
Equity instruments	23	66	89	23	62	85
Money market instruments, cash, derivatives and other assets and liabilities	55	(8,170)	(8,115)	466	(4,960)	(4,494)
At 31 December	30,695	(632)	30,063	30,173	3,560	33,733
1Of the total debt instruments, £27,551 million (2023: £26,777 million) were investment grade (credit ratings equal to or better than ‘BBB’).
The assets of all of the funded plans are held independently of the Group’s assets in separate trustee-administered funds.
The pension schemes’ pooled investment vehicles comprise:

	2024 £m	2023 £m
Alternative credit funds	1,793	1,962
Bond and debt funds	449	571
Equity funds	1,553	1,674
Hedge and mutual funds	709	808
Infrastructure funds	1,059	1,147
Liquidity funds	1,449	1,585
Property funds	992	1,227
Other	24	–
At 31 December	8,028	8,974
The Trustee’s approach to investment is focused on acting in the members’ best financial interests, with the integration of ESG
(environmental, social and governance) considerations into investment management processes and practices. This policy is reviewed annually (or more frequently as required) and has been shared with the schemes’ investment managers for implementation.
Climate change is one of the risks the schemes manage given its potential financial impact on valuation of assets.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 12: Retirement benefit obligations continued
(iv)Assumptions
The principal actuarial and financial assumptions used in valuations of the defined benefit pension schemes were as follows:

	2024%	2023%
Discount rate	5.55	4.70
Rate of inflation:
Retail Price Index (RPI)	2.97	2.96
Consumer Price Index (CPI)	2.52	2.47
Rate of salary increases	0.00	0.00
Weighted average rate of increase for pensions in payment	2.69	2.73
To determine the RPI assumption a term-dependent inflation curve has been used adjusting for an assumed inflation risk premium. A gap of
100 basis points has been assumed between RPI and CPI from 2025 to 2030; thereafter a 20 basis point gap has been assumed.

	Men		Women
	2024 Years	2023 Years	2024 Years	2023 Years
Life expectancy for average member aged 60, on the valuation date	26.4	26.7	28.5	28.7
Life expectancy for average member aged 60, 15 years after the valuation date	27.3	27.8	29.4	29.8
The mortality assumptions used in the UK scheme valuations are based on standard tables published by the Institute and Faculty of
Actuaries which were adjusted in line with the actual experience of the relevant schemes. The Group uses the CMI mortality projections model to project future mortality improvements. In line with actuarial industry recommendations no weight is placed on 2020 and 2021 mortality experience and 15 per cent weight on 2022 and 2023 mortality experience.
(v)Amount, timing and uncertainty of future cash flows
Risk exposure of the defined benefit schemes
While the Group is not exposed to any unusual, entity-specific or scheme-specific risks in its defined benefit pension schemes, it is exposed to a number of significant risks, detailed below:
Inflation rate risk: The majority of the schemes’ benefit obligations are linked to inflation both in deferment and once in payment. Higher inflation will lead to higher liabilities although this will be materially offset by holdings of inflation-linked gilts and, in most cases, caps on the level of inflationary increases are in place to protect against extreme inflation.
Interest rate risk: The defined benefit obligation is determined using a discount rate derived from yields on AA-rated corporate bonds. A decrease in corporate bond yields will increase plan liabilities although this will be materially offset by an increase in the value of bond holdings and through the use of derivatives.
Longevity risk: The majority of the schemes’ obligations are to provide benefits for the life of the members so increases in life expectancy will result in an increase in the schemes’ liabilities.
Investment risk: Scheme assets are invested in a diversified portfolio of debt securities, equities and other return-seeking assets. If the assets underperform the discount rate used to calculate the defined benefit obligation, it will reduce the surplus or increase the deficit.
Volatility in asset values and the discount rate will lead to volatility in the net pension asset on the Group’s balance sheet and in other comprehensive income. To a lesser extent this will also lead to volatility in the pension expense in the Group’s income statement.
In addition, the schemes themselves are exposed to liquidity risk with the need to ensure that liquid assets held are sufficient to meet benefit payments as they fall due and there is sufficient collateral available to support their hedging activity.
The ultimate cost of the defined benefit obligations to the Group will depend upon actual future events rather than the assumptions made.
The assumptions made are unlikely to be borne out in practice and as such the cost may be higher or lower than expected.
Sensitivity analysis
The effect of reasonably possible changes in key assumptions on the Group’s income statement and on the net defined benefit pension scheme asset from the change in value of scheme liabilities is set out below. The sensitivities provided assume that all other assumptions and the value of the schemes’ assets remain unchanged. The calculations are approximate in nature and full detailed calculations could lead to a different result. It is unlikely that isolated changes to individual assumptions will be experienced in practice. Due to the correlation of assumptions, aggregating the effects of these isolated changes may not be a reasonable estimate of the actual effect of simultaneous changes in multiple assumptions.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 12: Retirement benefit obligations continued

	Effect of reasonably possible alternative assumptions
	Increase (decrease) in the income statement charge		(Increase) decrease in the net defined benefit pension scheme surplus
	2024 £m	2023 £m	2024 £m	2023 £m
Inflation (including pension increases)[1]:
Increase of 0.25 per cent	28		484
Decrease of 0.25 per cent	(27)		(467)
Increase of 0.1 per cent		11		224
Decrease of 0.1 per cent		(12)		(235)
Discount rate[2]:
Increase of 0.25 per cent	(51)		(718)
Decrease of 0.25 per cent	49		757
Increase of 0.1 per cent		(22)		(355)
Decrease of 0.1 per cent		21		363
Expected life expectancy of members:
Increase of one year	46	45	806	927
Decrease of one year	(47)	(46)	(830)	(946)
1At 31 December 2024, the assumed rate of RPI inflation is 2.97 per cent and CPI inflation 2.52 per cent (2023: RPI 2.96 per cent and CPI 2.47 per cent).
2At 31 December 2024, the assumed discount rate is 5.55 per cent (2023: 4.70 per cent).
Sensitivity analysis method and assumptions
The sensitivity analysis above reflects the impact on the liabilities of the Group’s three most significant schemes which account for over 90 per cent of the Group’s defined benefit obligations. While differences in the underlying liability profiles for the remainder of the Group’s pension arrangements mean that they may exhibit slightly different sensitivities to variations in these assumptions, the sensitivities provided above are indicative of the impact across the Group as a whole.
The inflation assumption sensitivity applies to the assumed rate of increase in both the Consumer Price Index (CPI) and the Retail Price
Index (RPI), and includes the impact on the rate of increases to pensions, both before and after retirement. These pension increases are linked to inflation (either CPI or RPI) subject to certain minimum and maximum limits.
The sensitivity analysis (including the inflation sensitivity) does not include the impact of any change in the rate of salary increases as pensionable salaries have been frozen since 2 April 2014.
The life expectancy assumption has been applied by allowing for an increase/decrease in life expectation from age 60 of one year, based upon the approximate weighted average age for each scheme. While this is an approximate approach and will not give the same result as a one year increase in life expectancy at every age, it provides an appropriate indication of the potential impact on the schemes from changes in life expectancy.
There was no change in the methods and assumptions used in preparing the sensitivity analysis from the prior year.
Asset-liability matching strategies
The main schemes’ assets are invested in a diversified portfolio which are independently determined by the responsible governance body for each scheme and in consultation with the employer.
A significant goal of the asset strategies adopted by the schemes is to reduce volatility caused by changes in market expectations of interest rates and inflation. In the main schemes this is achieved by investing in liability-driven investment (LDI) strategies. The assets in these LDI strategies represented c.47 per cent of scheme assets at 31 December 2024.
The LDI strategies are actively managed to reflect both changing market conditions and changes to the liability profile. At 31 December
2024 the asset-liability matching strategy mitigated c.116 per cent of the liability sensitivity to interest rate movements and c.131 per cent of the liability sensitivity to inflation movements. In addition, a small amount of interest rate sensitivity arises through holdings of corporate and other debt securities. The higher level of hedging provides greater protection to the funding position of the schemes.
The main schemes hold a number of longevity insurance contracts, hedging c.30 per cent of their longevity risk exposure at 31 December
2024. These arrangements form part of the schemes’ investment portfolio and provide income to the schemes in the event that pensions are paid out for longer than expected. As of 1 January 2025 an additional longevity insurance arrangement was entered into, taking the total the main schemes have now hedged to c.35 per cent of their longevity risk exposure.
At 31 December 2024 the value of scheme assets included longevity swaps valued at £(175) million (after allowing for the impact of the revisions to the base mortality assumptions).
Maturity profile of defined benefit obligation
The following table provides information on the weighted average duration of the defined benefit pension obligation and the distribution and timing of benefit payments:

	2024 Years	2023 Years
Duration of the defined benefit obligation	12	13
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 12: Retirement benefit obligations continued
Maturity analysis of benefits expected to be paid:

	2024 £m	2023 £m
Within 12 months	1,800	1,697
Between 1 and 2 years	1,595	1,513
Between 2 and 5 years	5,134	4,886
Between 5 and 10 years	9,318	9,159
Between 10 and 15 years	9,150	9,176
Between 15 and 25 years	16,316	16,882
Between 25 and 35 years	11,294	12,343
Between 35 and 45 years	5,171	6,121
In more than 45 years	1,201	1,595
Maturity analysis method and assumptions
The projected benefit payments are based on the assumptions underlying the assessment of the obligations, including allowance for expected future inflation. They are shown in their undiscounted form and therefore appear large relative to the discounted assessment of the defined benefit obligations recognised in the Group’s balance sheet. They are in respect of benefits that have been accrued prior to the respective year end date only and make no allowance for any benefits that may have been accrued subsequently.
Defined contribution schemes
The Group operates a number of defined contribution pension schemes in the UK and overseas, principally Your Tomorrow and the defined contribution sections of the Lloyds Bank Pension Scheme No. 1.
During the year ended 31 December 2024 the charge to the income statement in respect of defined contribution schemes was £537 million
(2023: £434 million; 2022: £330 million), representing the contributions payable by the employer in accordance with each scheme’s rules.
Other retirement benefit schemes
The Group operates a number of schemes which provide post-retirement healthcare benefits to certain employees, retired employees and their dependants. The principal scheme relates to former Lloyds Bank staff and under this scheme the Group has undertaken to meet the cost of post-retirement healthcare for all eligible former employees (and their dependants) who retired prior to 1 January 1996. The Group has entered into an insurance contract to provide these benefits and a provision has been made for the estimated cost of future insurance premiums payable.
For the principal post-retirement healthcare scheme, the latest actuarial valuation of the liability was carried out at 31 December 2024 by qualified independent actuaries. The principal assumptions used were as set out above in section (iv), except that the rate of increase in healthcare premiums has been assumed at 10.00 per cent (2023: 10.00 per cent).
Movements in the other retirement benefits obligation:

	2024 £m	2023 £m
At 1 January	(44)	(35)
Actuarial (losses) gains	4	(11)
Insurance premiums paid	3	3
Charge for the year	(2)	(1)
At 31 December	(39)	(44)
Note 13: Auditors’ remuneration
Fees payable to the Company’s auditors by the Group are included within other operating expenses and are as follows:

	2024 £m	2023 £m	2022 £m
Fees payable for the:
– audit of the Company’s current year annual report	2.0	2.0	1.9
– audits of the Company’s subsidiaries	31.9	32.3	29.5
– total audit fees in respect of the statutory audit of Group entities[1]	33.9	34.3	31.4
– services normally provided in connection with statutory and regulatory filings or engagements	6.7	6.6	6.3
Total audit fees[2]	40.6	40.9	37.7
Other audit-related fees[2]	1.5	1.3	1.5
All other fees[2]	1.0	1.2	5.0
Total non-audit services[3]	2.5	2.5	6.5
Total fees payable to the Company’s auditors by the Group	43.1	43.4	44.2
1As defined by the Financial Reporting Council (FRC).
2As defined by the Securities and Exchange Commission (SEC).
3As defined by the SEC. Total non-audit services as defined by the FRC include all fees other than audit fees in respect of the statutory audit of Group entities. These fees totalled £9.2 million in 2024 (2023: £9.1 million; 2022: £12.8 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 13: Auditors’ remuneration continued
The following types of services are included in the categories listed above:
Audit fees: This category includes fees in respect of the audit of the Group’s annual financial statements (including work related to the adoption of new accounting standards) and other services in connection with regulatory filings. Other services supplied pursuant to legislation relate primarily to costs incurred in connection with client asset assurance and with the Sarbanes-Oxley Act requirements associated with the audit of the Group’s financial statements filed on its Form 20-F.
Other audit-related fees: This category includes fees in respect of services for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, for example acting as reporting accountants in respect of debt prospectuses required by the Listing Rules.
All other fees: This category includes other assurance services not related to the performance of the audit or review of the financial statements, for example, the review of controls operated by the Group on behalf of a third party. The auditors are not engaged to provide tax services.
It is the Group’s policy to use the auditors only on non-audit assignments in cases where their knowledge of the Group means that it is neither efficient nor cost effective to employ another firm of accountants.
The Group has procedures that are designed to ensure auditor independence, including prohibiting certain non-audit services. All audit and non-audit assignments must be pre-approved by the Audit Committee on an individual engagement basis; for certain types of non-audit engagements where the fee is ‘de minimis’ the Audit Committee has pre-approved all assignments subject to confirmation by management. On a quarterly basis, the Audit Committee receives and reviews a report detailing all pre-approved services and amounts paid to the auditors for such pre-approved services.
During the year, the auditors also earned fees payable by entities outside the consolidated Lloyds Banking Group in respect of:

	2024 £m	2023 £m	2022 £m
Audits of Group pension schemes	0.5	0.5	0.4
Audits of the unconsolidated Open-Ended Investment Companies managed by the Group	0.2	0.2	0.2
Note 14: Impairment

Year ended 31 December 2024	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m

Loans and advances to banks	(7)	–	–	–	(7)
Loans and advances to customers	(147)	(289)	949	(6)	507
Debt securities	(4)	(2)	–	–	(6)
Financial assets at amortised cost	(158)	(291)	949	(6)	494
Financial assets at fair value through other comprehensive income	(3)	–	–	–	(3)
Other assets	(9)	–	–	–	(9)
Loan commitments and financial guarantees	(18)	(33)	–	–	(51)
Total impairment charge (credit)	(188)	(324)	949	(6)	431

Year ended 31 December 2023	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m

Loans and advances to banks	(5)	(2)	–	–	(7)
Loans and advances to customers	261	(281)	414	(73)	321
Debt securities	–	1	–	–	1
Financial assets at amortised cost	256	(282)	414	(73)	315
Financial assets at fair value through other comprehensive income	(2)	–	–	–	(2)
Other assets	–	–	(10)	–	(10)
Loan commitments and financial guarantees	27	(25)	(2)	–	–
Total impairment charge (credit)	281	(307)	402	(73)	303

Year ended 31 December 2022	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m

Loans and advances to banks	12	2	–	–	14
Loans and advances to customers	(217)	694	883	(9)	1,351
Debt securities	7	–	–	–	7
Financial assets at amortised cost	(198)	696	883	(9)	1,372
Financial assets at fair value through other comprehensive income	6	–	–	–	6
Other assets	–	–	22	–	22
Loan commitments and financial guarantees	24	99	(1)	–	122
Total impairment (credit) charge	(168)	795	904	(9)	1,522
The impairment charge includes a £24 million charge (2023: £73 million charge; 2022: £nil) in respect of residual value impairment and voluntary terminations within the Group’s UK Motor Finance business.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 15: Tax
Analysis of tax expense for the year

	2024 £m	2023 £m	2022 £m
UK corporation tax:
Current tax on profit for the year	(1,159)	(1,301)	(1,152)
Adjustments in respect of prior years	89	51	31
	(1,070)	(1,250)	(1,121)
Foreign tax:
Current tax on profit for the year	(122)	(101)	(74)
Adjustments in respect of prior years	3	3	(9)
	(119)	(98)	(83)
Current tax expense	(1,189)	(1,348)	(1,204)
Deferred tax:
Current year	(307)	(583)	124
Adjustments in respect of prior years	2	(54)	221
Deferred tax (expense) credit	(305)	(637)	345
Tax expense	(1,494)	(1,985)	(859)
The tax expense is made up as follows:

Tax (expense) credit attributable to policyholders	(137)	30	(54)
Shareholder tax expense	(1,357)	(2,015)	(805)
Tax expense	(1,494)	(1,985)	(859)
Factors affecting the tax expense for the year
The UK corporation tax rate for the year was 25.0 per cent (2023: 23.5 per cent; 2022: 19.0 per cent). The increase in applicable tax rate from 2023 relates to the change in statutory tax rate effective from 1 April 2023. An explanation of the relationship between tax expense and accounting profit is set out below.

	2024 £m	2023 £m	2022 £m
Profit before tax	5,971	7,503	4,782
UK corporation tax thereon	(1,493)	(1,763)	(909)
Impact of surcharge on banking profits	(157)	(305)	(339)
Non-deductible costs: conduct charges	(27)	(29)	(5)
Non-deductible costs: bank levy	(37)	(35)	(28)
Other non-deductible costs	(73)	(106)	(70)
Non-taxable income	78	80	138
Tax relief on coupons on other equity instruments	125	124	83
Tax-exempt gains on disposals	98	35	67
Tax losses where no deferred tax recognised	(7)	(2)	11
Remeasurement of deferred tax due to rate changes	–	(14)	60
Differences in overseas tax rates	(9)	6	(63)
Policyholder tax	(75)	(61)	(65)
Deferred tax asset in respect of life assurance expenses	(5)	84	21
Adjustments in respect of prior years	94	–	243
Tax effect of share of results of joint ventures	(1)	1	(3)
Provision for Pillar 2 current income taxes	(5)	–	–
Tax expense	(1,494)	(1,985)	(859)
On 11 July 2023, the Government enacted its legislation implementing the G20-OECD Inclusive Framework Pillar 2 rules in the UK, including a Qualified Domestic Minimum Top-Up Tax rule. This legislation seeks to ensure that UK-headquartered multinational enterprises pay a minimum tax rate of 15 per cent on UK and overseas profits arising after 31 December 2023. As a result, tax expense for 2024 includes a current tax charge of £5 million in respect of the Group’s Channel Islands businesses.
The Group paid tax of £1,305 million in the period in respect of current year profits, and received refunds of £970 million relating to tax overpaid in respect of previous periods. These overpayments had been reflected in the balance sheet as current tax assets pending finalisation of arrangements for repayment.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 15: Tax continued
Deferred tax
The Group’s deferred tax assets and liabilities are as follows:

Statutory position	2024 £m	2023 £m	Tax disclosure	2024 £m	2023 £m
Deferred tax assets	5,005	5,185	Deferred tax assets	6,900	7,409
Deferred tax liabilities	(125)	(157)	Deferred tax liabilities	(2,020)	(2,381)
Net deferred tax asset at 31 December	4,880	5,028	Net deferred tax asset at 31 December	4,880	5,028
The statutory position reflects the deferred tax assets and liabilities as disclosed in the consolidated balance sheet and takes into account the ability of the Group to net assets and liabilities where there is a legally enforceable right of offset. The tax disclosure of deferred tax assets and liabilities ties to the amounts outlined in the tables below which splits the deferred tax assets and liabilities by type, before such netting.
Movements in deferred tax assets and liabilities (before taking into consideration the offsetting of balances within the same taxing jurisdiction) can be summarised as follows:

Deferred tax assets	Tax losses £m	Property, plant and equipment £m	Provisions £m	Long-term assurance business £m	Share- based payments £m	Pension liabilities £m	Derivatives £m	Asset revaluations[1] £m	Other temporary differences £m	Total £m
At 1 January 2023	5,066	506	260	114	36	47	2,423	8	281	8,741
(Charge) credit to the income statement	(283)	(258)	(39)	119	10	–	(84)	–	(179)	(714)
(Charge) credit to other comprehensive income	–	–	–	–	–	–	(672)	42	–	(630)
Other credit to equity	–	–	–	–	12	–	–	–	–	12
At 31 December 2023	4,783	248	221	233	58	47	1,667	50	102	7,409
Charge to the income statement	(133)	(75)	(22)	(167)	(1)	(9)	(63)	–	(10)	(480)
(Charge) credit to other comprehensive income	–	–	–	–	–	–	(9)	16	–	7
Transfer to disposal group	–	–	–	(13)	–	–	–	–	–	(13)
Other charge to equity	–	–	–	–	(23)	–	–	–	–	(23)
At 31 December 2024	4,650	173	199	53	34	38	1,595	66	92	6,900
Deferred tax assets of £13 million have been reclassified as disposal group assets and presented within other assets (see note 24).

Deferred tax liabilities	Capitalised software enhancements £m	Acquisition fair value £m	Pension assets £m	Derivatives £m	Other temporary differences £m	Total £m
At 1 January 2023	(162)	(332)	(1,019)	(541)	(474)	(2,528)
Credit (charge) to the income statement	70	38	(5)	(167)	141	77
Credit to other comprehensive income	–	–	53	–	66	119
Acquisitions	–	(58)	–	–	–	(58)
Exchange and other adjustments	–	–	–	–	9	9
At 31 December 2023	(92)	(352)	(971)	(708)	(258)	(2,381)
(Charge) credit to the income statement	(31)	124	3	164	(85)	175
Credit to other comprehensive income	–	–	154	–	22	176
Exchange and other adjustments	–	–	–	–	10	10
At 31 December 2024	(123)	(228)	(814)	(544)	(311)	(2,020)
1Financial assets at fair value through other comprehensive income.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 15: Tax continued
At 31 December 2024 the Group carried deferred tax assets on its balance sheet of £5,005 million (2023: £5,185 million) principally relating to tax losses carried forward.
Estimation of income taxes includes the assessment of recoverability of deferred tax assets. Deferred tax assets are only recognised to the extent that they are considered more likely than not to be recoverable based on existing tax laws and forecasts of future taxable profits against which the underlying tax deductions can be utilised. The Group has recognised a deferred tax asset of £4,650 million (2023:
£4,783 million) in respect of trading losses carried forward. Substantially all of these losses have arisen in Bank of Scotland plc and Lloyds
Bank plc, and they will be utilised as taxable profits arise in those legal entities in future periods.
The Group’s expectations of future UK taxable profits require management judgement, and take into account the Group’s long-term financial and strategic plans and anticipated future tax-adjusting items. In making this assessment, account is taken of business plans, the
Board-approved operating plan and the expected future economic outlook as set out in the strategic report, as well as the risks associated with future regulatory, climate-related and other change, in order to produce a base case forecast of future UK taxable profits. Under current law there is no expiry date for UK trading losses not yet utilised, and given the forecast of future profitability and the Group’s commitment to the UK market, in management’s judgement it is more likely than not that the value of the losses will be recovered by the
Group while still operating as a going concern. Banking tax losses that arose before 1 April 2015 can only be used against 25 per cent of taxable profits arising after 1 April 2016, and they cannot be used to reduce the surcharge on banking profits. These restrictions in utilisation mean that the value of the deferred tax asset in respect of tax losses is only expected to be fully recovered by 2037 (2023: 2036) in the base case forecast. The rate of recovery of the Group’s tax loss asset is not a straight line, being affected by the relative profitability of the different legal entities in future periods, and the relative size of their tax losses carried forward. It is expected in the base case that 85 per cent of the value will be recovered by 2033, when Bank of Scotland plc will have utilised all of its available tax losses. It is possible that future tax law changes could materially affect the timing of recovery and the value of these losses ultimately realised by the Group.
A deferred tax asset of £104 million (2023: £118 million) has been recognised in respect of the future tax benefit of certain expenses of the life assurance business. The decrease is driven by the utilisation of expenses in the year, reducing the maximum deferred tax asset that can be recognised. The forecast investment returns in the long-term projections for the life insurance business continue to be strong due to high interest rates which results in utilisation of all expenses in the long term. Therefore, there is no unrecognised deferred tax asset in 2024
(2023: £88 million).
Deferred tax not recognised
Deferred tax assets of £143 million (2023: £160 million) have not been recognised in respect of £570 million of UK tax losses and other temporary differences which can only be used to offset future capital gains. UK capital losses can be carried forward indefinitely.
No deferred tax has been recognised in respect of foreign trade losses where it is not more likely than not that we will be able to utilise them in future periods. Of the asset not recognised, £58 million (2023: £51 million) relates to losses that will expire if not used within
20 years, and £8 million (2023: £9 million) relates to losses with no expiry date.
As a result of parent company exemptions on dividends from subsidiaries and on capital gains on disposal there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and joint arrangements.
Critical accounting judgements and key sources of estimation uncertainty

Critical judgement:	The Group believes that its interpretation of the tax rules on group relief are correct
The Group has an open matter in relation to a claim for group relief of losses incurred in its former Irish banking subsidiary, which ceased trading on 31 December 2010. In 2020, HMRC concluded its enquiry into the matter and issued a closure notice denying the group relief claim. The Group appealed to the First Tier Tax Tribunal. The hearing took place in May 2023. In January 2025, the First Tier Tribunal concluded in favour of HMRC. The Group believes it has applied the rules correctly and that the claim for group relief is correct. Having reviewed the Tribunal’s conclusions and having taken appropriate advice, the Group intends to appeal the decision and does not consider this to be a case where an additional tax liability will ultimately fall due. If the final determination of the matter by the judicial process is that HMRC’s position is correct, management believes that this would result in an increase in current tax liabilities of approximately
£975 million (including interest) and a reduction in the Group’s deferred tax asset of approximately £275 million. Following the First Tier Tax
Tribunal outcome, the tax will be paid and recognised as a current tax asset, given the Group’s view that the tax liability will not ultimately fall due. It is unlikely that any appeal hearing will be held before 2026, and final conclusion of the judicial process may not be for several years.
There are a number of other open matters on which the Group is in discussions with HMRC (including the tax treatment of certain costs arising from the divestment of TSB Banking Group plc and the tax treatment of costs relating to HBOS Reading), none of which is expected to have a material impact on the financial position of the Group.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 16: Measurement basis of financial assets and liabilities
The accounting policies in note 2 describe how different classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognised. The following table analyses the carrying amounts of the financial assets and liabilities by category and by balance sheet heading.

	Derivatives designated as hedging instruments £m	Mandatorily held at fair value through profit or loss		Designated at fair value through profit or loss £m	At fair value through other comprehensive income £m	Held at amortised cost £m	Insurance- related contracts £m
At 31 December 2024		Held for trading £m	Other £m					Total £m
Financial assets
Cash and balances at central banks	–	–	–	–	–	62,705	–	62,705
Financial assets at fair value through profit or loss	–	25,450	190,475	–	–	–	–	215,925
Derivative financial instruments	48	24,017	–	–	–	–	–	24,065
Loans and advances to banks	–	–	–	–	–	7,900	–	7,900
Loans and advances to customers	–	–	–	–	–	459,857	–	459,857
Reverse repurchase agreements	–	–	–	–	–	49,476	–	49,476
Debt securities	–	–	–	–	–	14,544	–	14,544
Financial assets at amortised cost	–	–	–	–	–	531,777	–	531,777
Financial assets at fair value through other comprehensive income	–	–	–	–	30,690	–	–	30,690
Other	–	–	–	–	–	173	5,481	5,654
Total financial assets	48	49,467	190,475	–	30,690	594,655	5,481	870,816
Financial liabilities
Deposits from banks	–	–	–	–	–	6,158	–	6,158
Customer deposits	–	–	–	–	–	482,745	–	482,745
Repurchase agreements at amortised cost	–	–	–	–	–	37,760	–	37,760
Financial liabilities at fair value through profit or loss	–	22,981	–	4,630	–	–	–	27,611
Derivative financial instruments	355	21,321	–	–	–	–	–	21,676
Notes in circulation	–	–	–	–	–	2,121	–	2,121
Debt securities in issue at amortised cost	–	–	–	–	–	70,834	–	70,834
Liabilities arising from insurance and participating investment contracts	–	–	–	–	–	–	122,064	122,064
Liabilities arising from non-participating investment contracts	–	–	–	51,228	–	–	–	51,228
Other	–	–	–	–	–	1,708	5,278	6,986
Subordinated liabilities	–	–	–	–	–	10,089	–	10,089
Total financial liabilities	355	44,302	–	55,858	–	611,415	127,342	839,272
Offsetting of financial assets and liabilities

				Related amounts where set off in the balance sheet not permitted[1]			Potential net amounts if offset of related amounts permitted £m
At 31 December 2024	Gross amounts of assets and liabilities £m	Amount offset in the balance sheet[2] £m	Net amounts presented in the balance sheet £m	Cash collateral (received)/ pledged £m	Non-cash collateral (received)/ pledged £m	Master netting and similar agreements £m
Derivative assets	60,118	(36,053)	24,065	(4,071)	(4,139)	(10,522)	5,333
Derivative liabilities	(60,150)	38,474	(21,676)	3,853	1,514	10,522	(5,787)
Net position	(32)	2,421	2,389	(218)	(2,625)	–	(454)
Reverse repurchase agreements held at fair value	35,463	(14,997)	20,466	362	(20,389)	–	439
Repurchase agreements held at fair value	(35,561)	14,997	(20,564)	31	19,991	–	(542)
Net position	(98)	–	(98)	393	(398)	–	(103)
Reverse repurchase agreements held at amortised cost	60,282	(10,806)	49,476	257	(49,341)	–	392
Repurchase agreements held at amortised cost	(48,566)	10,806	(37,760)	8	37,427	–	(325)
Net position	11,716	–	11,716	265	(11,914)	–	67
1The Group enters into derivatives and repurchase and reverse repurchase agreements with various counterparties which are governed by industry standard master netting agreements.
The Group holds and provides cash and securities collateral in respect of derivative transactions covered by these agreements. The right to set off balances under these master netting agreements or to set off cash and securities collateral only arises in the event of non-payment or default and, as a result, these arrangements do not qualify for offsetting under IAS 32.
2The amounts offset in the balance sheet as shown above meet the criteria for offsetting under IAS 32.
The format of the table above has been updated to give a clearer view of the net exposures of the Group.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 16: Measurement basis of financial assets and liabilities continued

	Derivatives designated as hedging instruments £m	Mandatorily held at fair value through profit or loss		Designated at fair value through profit or loss £m	At fair value through other comprehensive income £m	Held at amortised cost £m	Insurance- related contracts £m
At 31 December 2023		Held for trading £m	Other £m					Total £m
Financial assets
Cash and balances at central banks	–	–	–	–	–	78,110	–	78,110
Financial assets at fair value through profit or loss	–	21,638	181,680	–	–	–	–	203,318
Derivative financial instruments	103	22,253	–	–	–	–	–	22,356
Loans and advances to banks	–	–	–	–	–	10,764	–	10,764
Loans and advances to customers	–	–	–	–	–	449,745	–	449,745
Reverse repurchase agreements	–	–	–	–	–	38,771	–	38,771
Debt securities	–	–	–	–	–	15,355	–	15,355
Financial assets at amortised cost	–	–	–	–	–	514,635	–	514,635
Financial assets at fair value through other comprehensive income	–	–	–	–	27,592	–	–	27,592
Other	–	–	–	–	–	299	443	742
Total financial assets	103	43,891	181,680	–	27,592	593,044	443	846,753
Financial liabilities
Deposits from banks	–	–	–	–	–	6,153	–	6,153
Customer deposits	–	–	–	–	–	471,396	–	471,396
Repurchase agreements at amortised cost	–	–	–	–	–	37,703	–	37,703
Financial liabilities at fair value through profit or loss	–	19,631	–	5,283	–	–	–	24,914
Derivative financial instruments	505	19,644	–	–	–	–	–	20,149
Notes in circulation	–	–	–	–	–	1,392	–	1,392
Debt securities in issue at amortised cost	–	–	–	–	–	75,592	–	75,592
Liabilities arising from insurance and participating investment contracts	–	–	–	–	–	–	120,123	120,123
Liabilities arising from non-participating investment contracts	–	–	–	44,978	–	–	–	44,978
Other	–	–	–	–	–	1,960	8	1,968
Subordinated liabilities	–	–	–	–	–	10,253	–	10,253
Total financial liabilities	505	39,275	–	50,261	–	604,449	120,131	814,621
Offsetting of financial assets and liabilities

		Amount offset in the balance sheet[2] £m		Related amounts where set off in the balance sheet not permitted[1]			Potential net amounts if offset of related amounts permitted £m
At 31 December 2023	Gross amounts of assets and liabilities £m		Net amounts presented in the balance sheet £m	Cash collateral (received)/ pledged £m	Non-cash collateral (received)/ pledged £m	Master netting and similar agreements £m
Derivative assets	61,820	(39,464)	22,356	(3,361)	(2,869)	(9,862)	6,264
Derivative liabilities	(62,273)	42,124	(20,149)	4,146	2,905	9,862	(3,236)
Net position	(453)	2,660	2,207	785	36	–	3,028
Reverse repurchase agreements held at fair value	29,778	(12,365)	17,413	(75)	(17,226)	–	112
Repurchase agreements held at fair value	(30,422)	12,365	(18,057)	(102)	18,043	–	(116)
Net position	(644)	–	(644)	(177)	817	–	(4)
Reverse repurchase agreements held at amortised cost	46,157	(7,386)	38,771	71	(38,581)	–	261
Repurchase agreements held at amortised cost	(45,089)	7,386	(37,703)	(60)	37,715	–	(48)
Net position	1,068	–	1,068	11	(866)	–	213
1The Group enters into derivatives and repurchase and reverse repurchase agreements with various counterparties which are governed by industry standard master netting agreements.
The Group holds and provides cash and securities collateral in respect of derivative transactions covered by these agreements. The right to set off balances under these master netting agreements or to set off cash and securities collateral only arises in the event of non-payment or default and, as a result, these arrangements do not qualify for offsetting under IAS 32.
2The amounts offset in the balance sheet as shown above meet the criteria for offsetting under IAS 32.
The format of the table above has been updated to give a clearer view of the net exposures of the Group.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities
At 31 December 2024, the carrying value of the Group’s financial instrument assets held at fair value was £270,680 million (2023:
£253,266 million), and its financial instrument liabilities held at fair value was £100,515 million (2023: £90,041 million).
(1)Fair value measurement
Fair value is the price that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is a measure as at a specific date and may be significantly different from the amount which will actually be paid or received on maturity or settlement date.
Wherever possible, fair values have been calculated using unadjusted quoted market prices in active markets for identical instruments to those held by the Group. Where quoted market prices are not available, or are unreliable because of poor liquidity, fair values have been determined using valuation techniques which, to the extent possible, use market observable inputs, but in some cases use non-market observable inputs. Valuation techniques used include discounted cash flow analysis and pricing models and, where appropriate, comparison to instruments with characteristics similar to those of the instruments held by the Group. The Group measures valuation adjustments for its derivative exposures on the same basis as the derivatives are managed.
The carrying amount of the following financial instruments is a reasonable approximation of fair value: cash and balances at central banks, items in the course of collection from banks, items in course of transmission to banks and notes in circulation. Liabilities arising from non-
participating investment contracts are carried at fair value.
Because a variety of estimation techniques are employed and significant estimates made, comparisons of fair values between financial institutions may not be meaningful. Readers of these financial statements are thus advised to use caution when using this data to evaluate the Group’s financial position.
Fair value information is not provided for items that are not financial instruments or for other assets and liabilities which are not carried at fair value in the Group’s consolidated balance sheet. These items include intangible assets, property, plant and equipment, and shareholders’ equity. These items are material and accordingly the Group believes that any fair value information presented would not represent the underlying value of the Group.
Valuation control framework
The key elements of the control framework for the valuation of financial instruments include model validation, product implementation review and independent price verification. These functions are carried out by appropriately skilled risk and finance teams, independent of the business area responsible for the products.
Model validation covers both qualitative and quantitative elements relating to new models. In respect of new products, a product implementation review is conducted pre and post-trading. Pre-trade testing ensures that the new model is integrated into the Group’s systems and that the profit and loss and risk reporting are consistent throughout the trade lifecycle. Post-trade testing examines the explanatory power of the implemented model, actively monitoring model parameters and comparing in-house pricing to external sources.
Independent price verification procedures cover financial instruments carried at fair value and are performed at a minimum on a monthly basis. Valuation differences in breach of established thresholds are escalated to senior management. The results from independent pricing and valuation reserves are reviewed monthly by senior management.
Formal committees, consisting of senior risk, finance and business management, meet at least quarterly to discuss and approve valuations in more judgemental areas, in particular for unquoted equities, structured credit, derivatives and the credit valuation adjustment (CVA), funding valuation adjustment (FVA) and other valuation adjustments.
Valuation of financial assets and liabilities
Assets and liabilities carried at fair value or for which fair values are disclosed have been classified into three levels according to the quality and reliability of information used to determine the fair values.
Level 1
Level 1 fair value measurements are those derived from unadjusted quoted prices in active markets for identical assets or liabilities.
Products classified as level 1 predominantly comprise listed equity shares, treasury bills and other government securities.
Level 2
Level 2 valuations are those where quoted market prices are not available, for example where the instrument is traded in a market that is not considered to be active or valuation techniques are used to determine fair value and where these techniques use inputs that are based significantly on observable market data. Examples of such financial instruments include most over-the-counter derivatives, financial institution issued securities, certificates of deposit and certain asset-backed securities.
Level 3
Level 3 portfolios are those where at least one input which could have a significant effect on the instrument’s valuation is not based on observable market data. Such instruments would include the Group’s venture capital and unlisted equity investments which are valued using various valuation techniques that require significant management judgement in determining appropriate assumptions, including earnings multiples and estimated future cash flows. Certain of the Group’s asset-backed securities, loans and advances recognised at fair value and derivatives are also classified as level 3.
Transfers in or out of the level 3 portfolio arise when inputs that could have a significant impact on the instrument’s valuation become unobservable or observable, or where an unobservable input becomes significant or insignificant to an instrument’s value.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 17: Fair values of financial assets and liabilities continued
(2)Financial assets and liabilities carried at fair value
(A)Financial assets (excluding derivatives)
Valuation hierarchy
At 31 December 2024, the Group’s financial assets (excluding derivatives) carried at fair value totalled £246,615 million (2023:
£230,910 million). The table below analyses these financial assets by balance sheet classification, asset type and valuation methodology
(level 1, 2 or 3, as described above). The fair value measurement approach is recurring in nature. There were no significant transfers between level 1 and 2 during the year. For amounts included below which are subject to repurchase and reverse repurchase agreements see page 180.

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
At 31 December 2024
Trading assets
Loans and advances to customers	–	621	–	621
Reverse repurchase agreements	–	20,466	–	20,466
Debt securities:
Government securities	3,473	–	–	3,473
Asset-backed securities	–	149	–	149
Corporate and other debt securities	–	741	–	741
	3,473	890	–	4,363
Total trading assets	3,473	21,977	–	25,450
Other financial assets mandatorily held at fair value through profit or loss
Loans and advances to banks	–	2,787	–	2,787
Loans and advances to customers	–	2,418	6,010	8,428
Debt securities:
Government securities	7,091	2	–	7,093
Other public sector securities	–	2,288	–	2,288
Bank and building society certificates of deposit	–	8,667	–	8,667
Asset-backed securities	–	285	367	652
Corporate and other debt securities	–	14,722	2,161	16,883
	7,091	25,964	2,528	35,583
Treasury and other bills	32	–	–	32
Equity shares	131,767	–	1,351	133,118
Contracts held with reinsurers	–	10,527	–	10,527
Total other financial assets mandatorily held at fair value through profit or loss[1]	138,890	41,696	9,889	190,475
Total financial assets at fair value through profit or loss	142,363	63,673	9,889	215,925
Financial assets at fair value through other comprehensive income
Debt securities:
Government securities	15,146	115	–	15,261
Asset-backed securities	–	149	48	197
Corporate and other debt securities	1,152	13,755	–	14,907
	16,298	14,019	48	30,365
Equity shares	–	–	325	325
Total financial assets at fair value through other comprehensive income	16,298	14,019	373	30,690
Total financial assets (excluding derivatives) at fair value	158,661	77,692	10,262	246,615
1Other financial assets mandatorily at fair value through profit or loss include assets backing insurance contracts and investment contracts of £185,201 million. Included within these assets are investments in unconsolidated structured entities of £86,630 million; see note 39.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
At 31 December 2023
Trading assets
Loans and advances to customers	–	23	–	23
Reverse repurchase agreements	–	17,413	–	17,413
Debt securities:
Government securities	3,596	–	–	3,596
Asset-backed securities	–	77	–	77
Corporate and other debt securities	–	529	–	529
	3,596	606	–	4,202
Total trading assets	3,596	18,042	–	21,638
Other financial assets mandatorily held at fair value through profit or loss
Loans and advances to banks	–	3,127	–	3,127
Loans and advances to customers	–	1,992	7,890	9,882
Debt securities:
Government securities	8,005	4	–	8,009
Other public sector securities	10	2,300	–	2,310
Bank and building society certificates of deposit	–	7,504	–	7,504
Asset-backed securities	–	327	186	513
Corporate and other debt securities	–	18,061	2,064	20,125
	8,015	28,196	2,250	38,461
Treasury and other bills	51	–	–	51
Equity shares	117,194	–	1,541	118,735
Contracts held with reinsurers	–	11,424	–	11,424
Total other financial assets mandatorily held at fair value through profit or loss[1]	125,260	44,739	11,681	181,680
Total financial assets at fair value through profit or loss	128,856	62,781	11,681	203,318
Financial assets at fair value through other comprehensive income
Debt securities:
Government securities	14,093	48	–	14,141
Asset-backed securities	–	121	52	173
Corporate and other debt securities	956	12,090	–	13,046
	15,049	12,259	52	27,360
Equity shares	–	–	232	232
Total financial assets at fair value through other comprehensive income	15,049	12,259	284	27,592
Total financial assets (excluding derivatives) at fair value	143,905	75,040	11,965	230,910
1Other financial assets mandatorily at fair value through profit or loss include assets backing insurance contracts and investment contracts of £176,475 million. Included within these assets are investments in unconsolidated structured entities of £76,426 million; see note 39.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 17: Fair values of financial assets and liabilities continued
Movements in level 3 portfolio
The table below analyses movements in level 3 financial assets (excluding derivatives) at fair value, recurring basis.

	2024			2023
	Financial assets at fair value through profit or loss £m	Financial assets at fair value through other comprehensive income £m	Total level 3 financial assets (excluding derivatives) at fair value, recurring basis £m	Financial assets at fair value through profit or loss £m	Financial assets at fair value through other comprehensive income £m	Total level 3 financial assets (excluding derivatives) at fair value, recurring basis £m
At 1 January	11,681	284	11,965	11,304	342	11,646
Exchange and other adjustments	1	(3)	(2)	(4)	(1)	(5)
Gains (losses) recognised in the income statement within other income	352	3	355	723	6	729
Gains (losses) recognised in other comprehensive income within the revaluation reserve in respect of financial assets at fair value through other comprehensive income	–	92	92	–	(54)	(54)
Purchases/increases to customer loans	1,080	–	1,080	744	3	747
Sales/repayments of customer loans	(3,266)	(3)	(3,269)	(1,140)	(12)	(1,152)
Transfers into the level 3 portfolio	84	–	84	136	–	136
Transfers out of the level 3 portfolio	(43)	–	(43)	(82)	–	(82)
At 31 December	9,889	373	10,262	11,681	284	11,965
Gains (losses) recognised in the income statement, within other income, relating to the change in fair value of those assets held at 31 December	186	(1)	185	654	–	654
Valuation methodology for financial assets (excluding derivatives)
Loans and advances to banks and customers
The fair value of these assets is determined using discounted cash flow techniques. The discount rates are derived from market observable interest rates, a risk margin that reflects loan credit ratings and an incremental illiquidity premium based on historical spreads at origination on similar loans.
Reverse repurchase agreements
The fair value of these assets is determined using discounted cash flow techniques. The discount rates are derived from observable repurchase agreement rate curves specific to the type of security sold under the reverse repurchase agreement.
Debt securities
Debt securities measured at fair value and classified as level 2 are valued by discounting expected cash flows using an observable credit spread applicable to the particular instrument.
Where there is limited trading activity in debt securities, the Group uses valuation models, consensus pricing information from third party pricing services and broker or lead manager quotes to determine an appropriate valuation. Debt securities are classified as level 3 if there is a significant valuation input that cannot be corroborated through market sources or where there are materially inconsistent values for an input. Asset classes classified as level 3 mainly comprise venture capital investments.
Equity investments
Unlisted equity and fund investments are valued using different techniques in accordance with the Group’s valuation policy and
International Private Equity and Venture Capital Guidelines.
Depending on the business sector and the circumstances of the investment, unlisted equity valuations are based on earnings multiples, net asset values or discounted cash flows.
•A number of earnings multiples are used in valuing the portfolio including price earnings, earnings before interest and tax and earnings before interest, tax, depreciation and amortisation. The particular multiple selected is appropriate for the size and type of business being valued and is derived by reference to the current market-based multiple. Consideration is given to the risk attributes, growth prospects and financial gearing of comparable businesses when selecting the appropriate multiple
•Discounted cash flow valuations use estimated future cash flows, usually based on management forecasts, with the application of appropriate exit yields or terminal multiples and discounted using rates appropriate to the specific investment, business sector or recent economic rates of return. Recent transactions involving the sale of similar businesses may sometimes be used as a frame of reference in deriving an appropriate multiple
•For fund investments the most recent capital account value calculated by the fund manager is used as the basis for the valuation and adjusted, if necessary, to align valuation techniques with the Group’s valuation policy
Unlisted equity investments and investments in property partnerships held in the life assurance funds are valued using third party valuations. Management take account of any pertinent information, such as recent transactions and information received on particular investments, to adjust the third party valuations where necessary.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
(B)Financial liabilities (excluding derivatives)
Valuation hierarchy
At 31 December 2024, the Group’s financial liabilities (excluding derivatives) carried at fair value, comprised its financial liabilities at fair value through profit or loss and totalled £27,611 million (2023: £24,914 million). The table below analyses these financial liabilities by balance sheet classification and valuation methodology (level 1, 2 or 3, as described on page 260). The fair value measurement approach is recurring in nature. There were no significant transfers between level 1 and 2 during the year.

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
At 31 December 2024
Trading liabilities
Liabilities in respect of securities sold under repurchase agreements	–	20,564	–	20,564
Short positions in securities	2,400	17	–	2,417
Total trading liabilities	2,400	20,581	–	22,981
Liabilities designated at fair value through profit or loss
Debt securities in issue	–	4,608	22	4,630
Other	–	–	–	–
Total liabilities designated at fair value through profit or loss	–	4,608	22	4,630
Total financial liabilities (excluding derivatives) at fair value	2,400	25,189	22	27,611
At 31 December 2023
Trading liabilities
Liabilities in respect of securities sold under repurchase agreements	–	18,057	–	18,057
Short positions in securities	1,569	5	–	1,574
Total trading liabilities	1,569	18,062	–	19,631
Liabilities designated at fair value through profit or loss
Debt securities in issue	–	5,223	42	5,265
Other	–	18	–	18
Total liabilities designated at fair value through profit or loss	–	5,241	42	5,283
Total financial liabilities (excluding derivatives) at fair value	1,569	23,303	42	24,914
Liabilities designated at fair value through profit or loss primarily represent debt securities in issue which either contain substantive embedded derivatives which would otherwise need to be recognised and measured at fair value separately from the related debt securities, or which are accounted for at fair value to significantly reduce an accounting mismatch.
The amount contractually payable on maturity of the debt securities held at fair value through profit or loss at 31 December 2024 was
£9,863 million, which was £5,233 million higher than the balance sheet carrying value (2023: £10,433 million, which was £5,167 million higher than the balance sheet carrying value). At 31 December 2024 there was a cumulative £12 million decrease in the fair value of these liabilities attributable to changes in credit spread risk; this is determined by reference to the quoted credit spreads of Lloyds Bank plc, the issuing entity within the Group. Of the cumulative amount, an increase of £78 million arose in 2024 and an increase of £234 million arose in
2023.
For the fair value of collateral pledged in respect of repurchase agreements see page 180.
In addition to the liabilities above, the Group’s non-participating investment contracts are held at fair value through profit or loss and were all categorised as level 2.
Movements in level 3 portfolio
The table below analyses movements in the level 3 financial liabilities (excluding derivatives) at fair value portfolio.

	2024 £m	2023 £m
At 1 January	42	45
Gains recognised in the income statement within other income	2	(1)
Redemptions	(3)	(1)
Transfers out of the level 3 portfolio	(19)	(1)
At 31 December	22	42
Gains recognised in the income statement, within other income, relating to the change in fair value of those liabilities held at 31 December	3	(1)
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 17: Fair values of financial assets and liabilities continued
Valuation methodology for financial liabilities (excluding derivatives)
Liabilities held at fair value through profit or loss
These principally comprise debt securities in issue which are classified as level 2 and their fair value is determined using techniques whose inputs are based on observable market data. The carrying amount of the securities is adjusted to reflect the effect of changes in own credit spreads and the resulting gain or loss is recognised in other comprehensive income.
In the year ended 31 December 2024, the own credit adjustment arising from the fair valuation of £4,630 million (2023: £5,265 million) of the Group’s debt securities in issue designated at fair value through profit or loss resulted in a loss of £78 million (2023: loss of £234 million), before tax, recognised in other comprehensive income.
Trading liabilities in respect of securities sold under repurchase agreements
The fair value of these liabilities is determined using discounted cash flow techniques. The discount rates are derived from observable repurchase agreement rate curves specific to the type of security sold under the repurchase agreement.
(C)Derivatives
Valuation hierarchy
All of the Group’s derivative assets and liabilities are carried at fair value. At 31 December 2024, such assets totalled £24,065 million (2023:
£22,356 million) and liabilities totalled £21,676 million (2023: £20,149 million). The table below analyses these derivative balances by valuation methodology (level 1, 2 or 3, as described on page 260). The fair value measurement approach is recurring in nature. There were no significant transfers between level 1 and level 2 during the year.

	2024				2023
	Level 1 £m	Level 2 £m	Level 3 £m	Total £m	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Derivative assets	103	23,221	741	24,065	77	21,857	422	22,356
Derivative liabilities	(79)	(21,175)	(422)	(21,676)	(116)	(19,589)	(444)	(20,149)
Movements in level 3 portfolio
The table below analyses movements in level 3 derivative assets and liabilities carried at fair value.

	2024		2023
	Derivative assets £m	Derivative liabilities £m	Derivative assets £m	Derivative liabilities £m
At 1 January	422	(444)	553	(608)
Exchange and other adjustments	(15)	7	(8)	5
Gains (losses) recognised in the income statement within other income	11	(7)	(104)	111
Purchases (additions)	5	(4)	19	(15)
(Sales) redemptions	(29)	53	(38)	63
Transfers into the level 3 portfolio	347	(27)	–	–
At 31 December	741	(422)	422	(444)
Gains (losses) recognised in the income statement, within other income, relating to the change in fair value of those assets or liabilities held at 31 December	12	(7)	(72)	76
Valuation methodology for derivatives
The Group’s derivatives are valued using techniques including discounted cash flow and options pricing models, as appropriate. The types of derivatives classified as level 2 and the valuation techniques used include:
•Interest rate swaps which are valued using discounted cash flow models; the most significant inputs into those models are interest rate yield curves which are developed from publicly quoted rates
•Foreign exchange derivatives that do not contain options which are priced using rates available from publicly quoted sources
•Credit derivatives are valued using standard models with observable inputs, including publicly available yield and credit default swap
(CDS) curves
•Less complex interest rate and foreign exchange option products which are valued using volatility surfaces developed from publicly available interest rate cap, interest rate swaption and other option volatilities; option volatility skew information is derived from a market standard consensus pricing service
Complex interest rate products where inputs to the valuation are significant and unobservable are classified as level 3.
Derivatives where the counterparty becomes distressed from a credit perspective are generally reclassified to level 3 given limited observability in all traded levels.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
(D)Sensitivity of level 3 valuations
Critical accounting judgements and key sources of estimation uncertainty

Key sources of estimation uncertainty:	Interest rate spreads, credit spreads, earnings multiples, interest rate volatility and recovery rates
The Group’s valuation control framework and a description of level 1, 2 and 3 financial assets and liabilities is set out in section (1) above.
The valuation techniques for level 3 financial instruments involve management judgement and estimates, the extent of which depends on the complexity of the instrument and the availability of market observable information. In addition, in line with market practice, the Group applies credit, debit and funding valuation adjustments in determining the fair value of its uncollateralised derivative positions. A description of these adjustments is set out in section (C) above. A quantitative analysis of the sensitivities to market risk arising from the
Group’s trading portfolios is set out in the tables marked audited on page 194.

			2024			2023
				Effect of reasonably possible alternative assumptions[1]			Effect of reasonably possible alternative assumptions[1]
	Valuation techniques	Significant unobservable inputs[2]	Carrying value £m	Favourable changes £m	Unfavourable changes £m	Carrying value £m	Favourable changes £m	Unfavourable changes £m
Financial assets at fair value through profit or loss
Loans and advances to customers	Discounted cash flows	Interest rate spreads (-241bps/ +131bps)[4]	6,022	245	(231)	7,890	369	(351)
Debt securities	Discounted cash flows	Credit spreads (+/- 17%)[5]	621	35	(55)	445	39	(41)
Equity and venture capital investments	Market approach	Earnings multiple (3.5/15.0)[6]	2,267	150	(150)	2,228	131	(131)
	Underlying asset/net asset value (incl. property prices)[3]	n/a	773	80	(84)	809	77	(99)
Unlisted equities, debt securities and property partnerships in the life funds	Underlying asset/net asset value (incl. property prices), broker quotes or discounted cash flows[3]	n/a	206	–	(7)	309	7	(6)
			9,889			11,681
Financial assets at fair value through other comprehensive income
Asset-backed securities	Lead manager or broker quote/ consensus pricing	n/a	48	2	(2)	52	2	(2)
Equity and venture capital investments	Underlying asset/net asset value (incl. property prices)[3]	n/a	325	33	(33)	232	22	(22)
			373			284
Derivative financial assets
Interest rate options	Option pricing model	Interest rate volatility (11%/183%)[7]	394	4	(6)	422	6	(3)
Interest rate derivatives	Discounted cash flows	(+/- 8%) uncertainty of recovery rates	347	21	(21)	–	–	–
			741			422
Level 3 financial assets carried at fair value			11,003			12,387
Financial liabilities at fair value through profit or loss
Securitisation notes and other	Discounted cash flows	Interest rate spreads (+/– 50bps)[8]	22	1	(1)	42	1	(1)
Derivative financial liabilities
Interest rate derivatives	Option pricing model	Interest rate volatility (11%/183%)[7]	422	17	(15)	444	10	(7)
Level 3 financial liabilities carried at fair value			444			486
1Where the exposure to an unobservable input is managed on a net basis, only the net impact is shown in the table.
2Ranges are shown where appropriate and represent the highest and lowest inputs used in the level 3 valuations.
3Underlying asset/net asset values represent fair value.
42023: -50bps/+272bps.
52023: +/- 6%.
62023: 1.6/17.8.
72023: 13%/200%.
82023: +/- 50bps.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 17: Fair values of financial assets and liabilities continued
Unobservable inputs
Significant unobservable inputs affecting the valuation of debt securities, unlisted equity investments and derivatives are as follows:
•Credit spreads represent the premium above the benchmark reference instrument required to compensate for lower credit quality;
higher spreads lead to a lower fair value
•Volatility parameters represent key attributes of option behaviour; higher volatilities typically denote a wider range of possible outcomes
•Earnings multiples are used to value certain unlisted equity investments. The earnings multiples used are derived from those of listed entities operating in the same sector with adjustments made for factors such as the size of the company and the quality of its earnings.
The majority of the Group’s venture capital investments are valued using an estimate of the company’s maintainable earnings before interest, tax, depreciation and amortisation and in accordance with the International Private Equity and Venture Capital Valuation
Guidelines. A higher earnings multiple will result in a higher fair value
Reasonably possible alternative assumptions
Valuation techniques applied to many of the Group’s level 3 instruments often involve the use of two or more inputs whose relationship is interdependent. The calculation of the effect of reasonably possible alternative assumptions included in the table above reflects such relationships.
Debt securities
Reasonably possible alternative assumptions have been determined in respect of the Group’s structured credit investments by flexing credit spreads.
Derivatives
Reasonably possible alternative assumptions have been determined in respect of swaptions in the Group’s derivative portfolios which are priced using industry standard option pricing models. Such models require interest rate volatilities which may be unobservable at longer maturities. To derive reasonably possible alternative valuations these volatility parameters have been flexed within a range of 11 per cent to
183 per cent (2023: 13 per cent to 200 per cent).
Further reasonably possible alternative assumptions have been determined in respect of the recovery rate on distressed derivatives, with recovery rates flexed by 8 per cent in order to determine possible alternative valuations.
Unlisted equity, venture capital investments and investments in property partnerships
The valuation techniques used for unlisted equity and venture capital investments vary depending on the nature of the investment.
Reasonably possible alternative valuations for these investments have been calculated by reference to the approach taken, as appropriate to the business sector and investment circumstances and as such the following inputs have been considered:
•For valuations derived from earnings multiples, consideration is given to the risk attributes, growth prospects and financial gearing of comparable businesses when selecting an appropriate multiple
•The discount rates used in discounted cash flow valuations
•In line with International Private Equity and Venture Capital Guidelines, the values of underlying investments in fund investment portfolios
(3)Financial assets and liabilities carried at amortised cost
(A)Financial assets
Valuation hierarchy
The table below analyses the fair values of those financial assets of the Group which are carried at amortised cost by valuation methodology (level 1, 2 or 3, as described on page 260). Financial assets carried at amortised cost are mainly classified as level 3 due to significant unobservable inputs used in the valuation models. Where inputs are observable, debt securities are classified as level 1 or 2.

	Carrying value £m	Fair value £m	Valuation hierarchy
			Level 1 £m	Level 2 £m	Level 3 £m
At 31 December 2024
Loans and advances to banks	7,900	7,892	–	–	7,892
Loans and advances to customers	459,857	455,846	–	–	455,846
Reverse repurchase agreements	49,476	49,476	–	49,476	–
Debt securities	14,544	14,380	–	11,980	2,400
At 31 December 2023
Loans and advances to banks	10,764	10,764	–	–	10,764
Loans and advances to customers	449,745	439,449	–	–	439,449
Reverse repurchase agreements	38,771	38,771	–	38,771	–
Debt securities	15,355	15,139	–	10,939	4,200
The carrying amount of the following financial instruments is a reasonable approximation of fair value: cash and balances at central banks, items in the course of collection from banks, items in course of transmission to banks and notes in circulation.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
Valuation methodology
Loans and advances to banks
The carrying value of short-dated loans and advances to banks is assumed to be their fair value. The fair value of other loans and advances to banks is estimated by discounting the anticipated cash flows at a market discount rate adjusted for the credit spread of the obligor or, where not observable, the credit spread of borrowers of similar credit quality.
Loans and advances to customers
The Group provides loans and advances to commercial, corporate and personal customers at both fixed and variable rates.
To determine the fair value of loans and advances to customers, loans are segregated into portfolios of similar characteristics. A number of techniques are used to estimate the fair value of fixed rate lending; these take account of expected credit losses based on historic trends, prevailing market interest rates and expected future cash flows. For retail exposures, fair value is usually estimated by discounting anticipated cash flows (including interest at contractual rates) at market rates for similar loans offered by the Group and other financial institutions. Certain loans secured on residential properties are made at a fixed rate for a limited period, typically two to five years, after which the loans revert to the relevant variable rate. The fair value of such loans is estimated by reference to market rates for similar loans of maturity equal to the remaining fixed interest rate period. The fair value of commercial loans is estimated by discounting anticipated cash flows at a rate which reflects the effects of interest rate changes, adjusted for changes in credit risk.
Reverse repurchase agreements
The carrying amount is deemed a reasonable approximation of fair value given the short-term nature of these instruments.
Debt securities
The fair values of debt securities are determined predominantly from lead manager quotes and, where these are not available, by alternative techniques including reference to credit spreads on similar assets with the same obligor, market standard consensus pricing services, broker quotes and other research data.
(B)Financial liabilities
Valuation hierarchy
The table below analyses the fair values of those financial liabilities of the Group which are carried at amortised cost by valuation methodology (level 1, 2 or 3, as described on page 260).

	Carrying value £m	Fair value £m	Valuation hierarchy
			Level 1 £m	Level 2 £m	Level 3 £m
At 31 December 2024
Deposits from banks	6,158	6,158	–	6,158	–
Customer deposits	482,745	483,568	–	483,568	–
Repurchase agreements at amortised cost	37,760	37,760	–	37,760	–
Debt securities in issue at amortised cost	70,834	70,894	–	70,894	–
Subordinated liabilities	10,089	10,419	–	10,419	–
At 31 December 2023
Deposits from banks	6,153	6,153	–	6,153	–
Customer deposits	471,396	471,857	–	471,857	–
Repurchase agreements at amortised cost	37,703	37,703	–	37,703	–
Debt securities in issue at amortised cost	75,592	75,021	–	75,021	–
Subordinated liabilities	10,253	10,345	–	10,345	–
Valuation methodology
Deposits from banks and customer deposits
The fair value of bank and customer deposits repayable on demand is assumed to be equal to their carrying value.
The fair value for all other deposits is estimated using discounted cash flows applying either market rates, where applicable, or current rates for deposits of similar remaining maturities.
Repurchase agreements at amortised cost
The carrying amount is deemed a reasonable approximation of fair value given the short-term nature of these instruments.
Debt securities in issue at amortised cost
The fair value of short-term debt securities in issue is approximately equal to their carrying value. Fair value for other debt securities in issue is calculated based on quoted market prices where available. Where quoted market prices are not available, fair value is estimated using discounted cash flow techniques at a rate which reflects market rates of interest and the Group’s own credit spread.
Subordinated liabilities
The fair value of subordinated liabilities is determined by reference to quoted market prices where available or by reference to quoted market prices of similar instruments. Subordinated liabilities are classified as level 2, since the inputs used to determine their fair value are largely observable.
(4)Reclassifications of financial assets
There have been no reclassifications of financial assets in 2023 or 2024.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 18: Maturities of assets and liabilities
The table below analyses assets and liabilities of the Group, other than liabilities arising from insurance and investment contracts (including those classified as disposal group liabilities), into relevant maturity groupings based on the remaining contractual period at the balance sheet date; balances with no fixed maturity such as goodwill, other intangible assets and property, plant and equipment are included in the over 5 years category. Liabilities arising from insurance and investment contracts are analysed on a behavioural basis. Certain deposit balances, included in the table below on the basis of their residual maturity, are repayable on demand upon payment of a penalty.
The table is provided on a contractual basis. The Group’s assets and liabilities may be repaid or otherwise mature earlier or later than implied by their contractual terms and readers are, therefore, advised to use caution when using this data to evaluate the Group’s liquidity position. In particular, amounts in respect of customer deposits are usually contractually payable on demand or at short notice. However, in practice, these deposits are not usually withdrawn on their contractual maturity.

	Up to 1 month £m	1 to 3 months £m	3 to 6 months £m	6 to 9 months £m	9 to 12 months £m	1 to 2 years £m	2 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Assets
Cash and balances at central banks	62,705	–	–	–	–	–	–	–	62,705
Financial assets at fair value through profit or loss	13,096	6,843	6,680	3,675	2,837	4,244	11,030	167,520	215,925
Derivative financial instruments	2,405	2,302	1,079	774	659	1,237	3,062	12,547	24,065
Loans and advances to banks	2,842	1,350	903	452	187	583	1,579	4	7,900
Loans and advances to customers	18,748	12,747	15,375	12,271	11,010	34,790	67,901	287,015	459,857
Reverse repurchase agreements	22,793	13,356	6,945	2,764	1,524	1,355	739	–	49,476
Debt securities	40	1,439	232	358	273	4,128	2,183	5,891	14,544
Financial assets at amortised cost	44,423	28,892	23,455	15,845	12,994	40,856	72,402	292,910	531,777
Financial assets at fair value through other comprehensive income	8	178	39	140	728	3,908	11,746	13,943	30,690
Other assets	3,231	1,015	157	1,030	106	295	643	35,058	41,535
Total assets	125,868	39,230	31,410	21,464	17,324	50,540	98,883	521,978	906,697
Liabilities
Deposits from banks	1,783	669	540	171	171	350	2,413	61	6,158
Customer deposits	392,403	27,489	18,009	18,650	18,327	4,153	3,456	258	482,745
Repurchase agreements at amortised cost	8,698	5,140	1,660	–	13,227	93	8,942	–	37,760
Financial liabilities at fair value through profit or loss	15,443	3,677	774	131	1,048	402	1,466	4,670	27,611
Derivative financial instruments	2,409	2,218	1,054	781	588	1,207	3,407	10,012	21,676
Debt securities in issue at amortised cost	3,222	10,190	6,074	4,265	2,089	8,190	26,525	10,279	70,834
Liabilities arising from insurance and participating investment contracts	478	436	51	102	224	1,510	7,992	111,271	122,064
Liabilities arising from non-participating investment contracts	419	646	1,058	1,211	1,165	4,362	9,807	32,560	51,228
Other liabilities	7,519	1,711	351	684	446	1,548	2,237	16,148	30,644
Subordinated liabilities	–	638	277	–	1,070	1,706	2,219	4,179	10,089
Total liabilities	432,374	52,814	29,848	25,995	38,355	23,521	68,464	189,438	860,809
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 18: Maturities of assets and liabilities continued

	Up to 1 month £m	1 to 3 months £m	3 to 6 months £m	6 to 9 months £m	9 to 12 months £m	1 to 2 years £m	2 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2023
Assets
Cash and balances at central banks	78,110	–	–	–	–	–	–	–	78,110
Financial assets at fair value through profit or loss	13,286	8,279	6,192	1,999	1,499	3,403	9,420	159,240	203,318
Derivative financial instruments	2,747	1,380	907	693	448	1,094	2,448	12,639	22,356
Loans and advances to banks	5,768	1,213	873	413	228	579	1,686	4	10,764
Loans and advances to customers	19,148	11,274	13,310	11,555	10,326	32,667	72,029	279,436	449,745
Reverse repurchase agreements	19,475	10,242	5,002	1,969	620	754	709	–	38,771
Debt securities	427	185	7	93	297	2,588	5,742	6,016	15,355
Financial assets at amortised cost	44,818	22,914	19,192	14,030	11,471	36,588	80,166	285,456	514,635
Financial assets at fair value through other comprehensive income	276	428	221	272	617	1,663	11,587	12,528	27,592
Other assets	1,901	1,024	71	777	65	137	160	31,307	35,442
Total assets	141,138	34,025	26,583	17,771	14,100	42,885	103,781	501,170	881,453
Liabilities
Deposits from banks	2,092	1,065	201	218	184	349	2,044	–	6,153
Customer deposits	427,657	11,052	9,138	6,925	6,093	7,685	2,520	326	471,396
Repurchase agreements at amortised cost	3,222	4,057	23	2	–	21,448	8,951	–	37,703
Financial liabilities at fair value through profit or loss	8,971	4,115	4,883	479	169	658	926	4,713	24,914
Derivative financial instruments	2,821	1,381	814	660	526	1,420	2,829	9,698	20,149
Debt securities in issue at amortised cost	1,954	8,057	9,260	5,873	4,554	12,489	24,418	8,987	75,592
Liabilities arising from insurance and participating investment contracts	456	324	12	178	287	2,485	11,235	105,146	120,123
Liabilities arising from non-participating investment contracts	348	527	789	787	776	4,280	9,517	27,954	44,978
Other liabilities	5,846	1,169	372	1,532	469	639	876	11,924	22,827
Subordinated liabilities	–	–	15	47	789	1,943	3,130	4,329	10,253
Total liabilities	453,367	31,747	25,507	16,701	13,847	53,396	66,446	173,077	834,088
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 19: Derivative financial instruments
The fair values and notional amounts of derivative instruments are set out in the following table:

	2024				2023
	Contract/ notional amount £m	Fair value		Changes in fair value used for calculating hedge ineffectiveness £m	Contract/ notional amount £m	Fair value		Changes in fair value used for calculating hedge ineffectiveness £m
		Assets £m	Liabilities £m			Assets £m	Liabilities £m
Trading and other
Exchange rate contracts	707,329	10,247	9,172		572,858	6,631	6,222
Interest rate contracts	12,864,265	13,436	11,644		7,654,512	15,116	12,724
Credit derivatives	6,103	87	172		5,349	51	118
Equity, commodity and other contracts	8,678	247	333		9,463	455	580
Total derivative assets/liabilities – trading and other	13,586,375	24,017	21,321		8,242,182	22,253	19,644
Hedging
Interest rate
Currency swaps	43	2	–	–	35	3	–	2
Interest rate swaps	231,064	6	337	1,336	153,639	80	425	(2,665)
Designated as fair value hedges	231,107	8	337	1,336	153,674	83	425	(2,663)
Foreign exchange
Currency swaps	1,963	30	14	61	2,684	11	72	(138)
Interest rate
Interest rate swaps	484,996	10	4	(600)	463,660	9	8	2,541
Designated as cash flow hedges	486,959	40	18	(539)	466,344	20	80	2,403
Total derivative assets/liabilities – hedging	718,066	48	355	797	620,018	103	505	(260)
Total recognised derivative assets/ liabilities	14,304,441	24,065	21,676		8,862,200	22,356	20,149
The notional amount of the contract does not represent the Group’s exposure to credit risk, which is limited to the current cost of replacing contracts with a positive value to the Group should the counterparty default. To reduce credit risk the Group uses a variety of credit enhancement techniques such as netting and collateralisation, where security is provided against the exposure; a large proportion of the
Group’s derivatives are held through exchanges such as London Clearing House and are collateralised through those exchanges.
The Group holds derivatives as part of the following strategies:
•Customer driven, where derivatives are held as part of the provision of risk management products to Group customers
•To manage and hedge the Group’s interest rate and foreign exchange risk arising from normal banking business. The hedge accounting strategy adopted by the Group is to utilise a combination of fair value and cash flow hedge approaches
•Derivatives held in policyholder funds as permitted by the investment strategies of those funds
The principal derivatives used by the Group are as follows:
•Interest rate related contracts include interest rate swaps, forward rate agreements and options. An interest rate swap is an agreement between two parties to exchange fixed and floating interest payments, based upon interest rates defined in the contract, without the exchange of the underlying principal amounts. Forward rate agreements are contracts for the payment of the difference between a specified rate of interest and a reference rate, applied to a notional principal amount at a specific date in the future. An interest rate option gives the buyer, on payment of a premium, the right, but not the obligation, to fix the rate of interest on a future loan or deposit, for a specified period and commencing on a specified future date
•Exchange rate related contracts include forward foreign exchange contracts, currency swaps and options. A forward foreign exchange contract is an agreement to buy or sell a specified amount of foreign currency on a specified future date at an agreed rate. Currency swaps generally involve the exchange of interest payment obligations denominated in different currencies; the exchange of principal can be notional or actual. A currency option gives the buyer, on payment of a premium, the right, but not the obligation, to sell specified amounts of currency at agreed rates of exchange on or before a specified future date
•Credit derivatives, principally credit default swaps, are used by the Group as part of its trading activity and to manage its own exposure to credit risk. A credit default swap is a swap in which one counterparty receives a premium at pre-set intervals in consideration for guaranteeing to make a specific payment should a negative credit event take place
•Equity, commodity and other contracts include commodity swaps and options
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 19: Derivative financial instruments continued
Details of the Group’s hedging instruments are set out below:

	Maturity
Fair value hedges	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Interest rate
Cross currency swap
Notional	–	–	–	–	43	43
Average fixed interest rate	–	–	–	–	1.28%
Average EUR/GBP exchange rate	–	–	–	–	1.38
Interest rate swap
Notional	5,236	13,781	55,607	111,300	45,140	231,064
Average fixed interest rate	3.04%	3.68%	4.04%	3.36%	2.27%
						231,107
At 31 December 2023
Interest rate
Cross currency swap
Notional	–	–	–	–	35	35
Average fixed interest rate	–	–	–	–	1.28%
Average EUR/GBP exchange rate	–	–	–	–	1.38
Interest rate swap
Notional	1,908	5,778	19,353	87,119	39,481	153,639
Average fixed interest rate	0.95%	1.72%	2.03%	2.90%	2.00%
						153,674

	Maturity
Cash flow hedges	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Foreign exchange
Currency swap
Notional	107	441	646	763	6	1,963
Average EUR/GBP exchange rate	1.17	1.16	1.15	1.10	1.06
Average USD/GBP exchange rate	1.30	1.27	1.27	1.27	1.30
Interest rate
Interest rate swap
Notional	9,195	21,010	129,436	262,387	62,968	484,996
Average fixed interest rate	4.32%	4.36%	3.84%	3.34%	3.01%
						486,959
At 31 December 2023
Foreign exchange
Currency swap
Notional	18	470	1,648	541	7	2,684
Average EUR/GBP exchange rate	1.15	1.14	1.14	1.08	1.07
Average USD/GBP exchange rate	1.25	1.23	1.25	1.24	–
Interest rate
Interest rate swap
Notional	9,501	23,015	76,439	284,969	69,736	463,660
Average fixed interest rate	4.13%	4.14%	3.82%	3.35%	2.58%
						466,344
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 19: Derivative financial instruments continued
The Group’s hedged items are as follows:

	Carrying amount of the hedged item		Accumulated amount of fair value adjustment on the hedged item		Change in fair value of hedged item for ineffectiveness assessment £m

Fair value hedges	Assets £m	Liabilities £m	Assets £m	Liabilities £m
At 31 December 2024
Interest rate
Fixed rate mortgages[1]	124,013	–	(890)	–	(184)
Fixed rate issuance[2]	–	51,499	–	1,340	(75)
Fixed rate bonds[3]	29,264	–	(1,070)	–	(1,158)
At 31 December 2023
Interest rate
Fixed rate mortgages[1]	75,871	–	25	–	2,544
Fixed rate issuance[2]	–	50,466	–	1,365	(1,110)
Fixed rate bonds[3]	24,146	–	(331)	–	962
1Included within loans and advances to customers.
2Included within debt securities in issue at amortised cost and subordinated liabilities.
3Included within financial assets at amortised cost and financial assets at fair value through other comprehensive income.

	At 31 December 2024			At 31 December 2023
	Change in fair value of hedged item for ineffectiveness assessment £m	Cash flow hedging reserve		Change in fair value of hedged item for ineffectiveness assessment £m	Cash flow hedging reserve
		Continuing hedges £m	Discontinued hedges £m		Continuing hedges £m	Discontinued hedges £m
Cash flow hedges
Foreign exchange
Foreign currency issuance[1]	(60)	75	59	138	8	69
Customer deposits[2]	–	–	5	–	–	3
Interest rate
Customer loans[3]	982	(3,470)	(1,590)	(1,796)	(2,934)	(1,885)
Central bank balances[4]	384	(1,012)	(917)	(648)	(624)	(1,462)
Customer deposits[2]	(51)	1,592	42	262	1,591	(3)
1Included within debt securities in issue at amortised cost and subordinated liabilities.
2Included within customer deposits.
3Included within loans and advances to customers.
4Included within cash and balances at central banks.
The accumulated amount of fair value hedge adjustments remaining on the balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses is a liability of £980 million relating to fixed rate issuances of £582 million and mortgages of
£398 million (2023: liability of £1,446 million relating to fixed rate issuances of £656 million and mortgages of £790 million).
Gains and losses arising from hedge accounting are summarised as follows:

	Hedge ineffectiveness recognised in the income statement[1]
Fair value hedges	2024 £m	2023 £m
Interest rate
Fixed rate mortgages	(52)	(264)
Fixed rate issuance	(11)	(17)
Fixed rate bonds	(18)	14
1Hedge ineffectiveness is included in the income statement within net trading income.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 19: Derivative financial instruments continued

	Gain (loss) recognised in other comprehensive income £m	Hedge ineffectiveness recognised in the income statement[1] £m	Amounts reclassified from reserves to net interest income as:
Cash flow hedges			Hedged cash flows will no longer occur £m	Hedged item affected income statement £m
At 31 December 2024
Foreign exchange
Foreign currency issuance	61	–	–	(4)
Interest rate
Customer loans	(2,700)	(61)	–	2,458
Central bank balances	(780)	(7)	–	937
Customer deposits	842	8	–	(794)
At 31 December 2023
Foreign exchange
Foreign currency issuance	(138)	–	–	(9)
Interest rate
Customer loans	(37)	20	–	1,674
Central bank balances	284	2	–	725
Customer deposits	436	(3)	–	(552)
1Hedge ineffectiveness is included in the income statement within net trading income.
There was no gain or loss in either 2024 or 2023 reclassified from the cash flow hedging reserve for which hedge accounting had previously been used but for which the hedged future cash flows are no longer expected to occur.
Note 20: Loans and advances to customers
Tables showing the movement of loans advances to customers, compiled by comparing the position at the end of the year to that at the beginning of the year, are shown in the Credit Risk section.
Note 21: Allowance for expected credit losses
The Group recognises an allowance for expected credit losses (ECLs) for loans and advances to customers and banks, other financial assets held at amortised cost, financial assets (other than equity investments) measured at fair value through other comprehensive income and certain loan commitment and financial guarantee contracts. At 31 December 2024, the Group’s expected credit loss allowance was
£3,481 million (2023: £4,084 million), of which £3,211 million (2023: £3,762 million) was in respect of drawn balances.
The Group’s total expected credit loss allowances were as follows:

	At 31 December 2024					At 31 December 2023
Allowance for expected credit losses	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
In respect of:
Loans and advances to banks	1	–	–	–	1	8	–	–	–	8
UK mortgages	53	273	335	187	848	161	374	357	213	1,105
Credit cards	149	297	133	–	579	168	401	130	–	699
Other	329	326	227	–	882	339	320	228	–	887
Retail	531	896	695	187	2,309	668	1,095	715	213	2,691
Commercial Banking	205	264	413	–	882	232	372	418	–	1,022
Other	–	–	–	–	–	–	–	4	–	4
Loans and advances to customers	736	1,160	1,108	187	3,191	900	1,467	1,137	213	3,717
Debt securities	3	–	1	–	4	7	2	2	–	11
Financial assets at amortised cost	740	1,160	1,109	187	3,196	915	1,469	1,139	213	3,736
Other assets	7	–	8	–	15	16	–	10	–	26
Provisions in relation to loan commitments and financial guarantees	142	126	2	–	270	160	160	2	–	322
Total	889	1,286	1,119	187	3,481	1,091	1,629	1,151	213	4,084
Expected credit loss in respect of financial assets at fair value through other comprehensive income (memorandum item)	4	–	–	–	4	7	–	–	–	7
The calculation of the Group’s expected credit loss allowances and provisions against loan commitments and guarantees, which are set out above, requires the Group to make a number of judgements, assumptions and estimates. The most significant are set out below:
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 21: Allowance for expected credit losses continued
Critical accounting judgements and key sources of estimation uncertainty

Critical judgements:	Determining an appropriate definition of default against which a probability of default, exposure at default and loss given default parameter can be evaluated
Establishing the criteria for a significant increase in credit risk (SICR)

The individual assessment of material cases and the use of judgemental adjustments made to impairment modelling processes that adjust inputs, parameters and outputs to reflect risks not captured by models

Key source of estimation uncertainty:
Base case and multiple economic scenarios (MES) assumptions, including the rate of unemployment and the rate of change of house prices, required for creation of MES scenarios and forward-looking credit parameters

Definition of default
The probability of default (PD) of an exposure, both over a 12-month period and over its lifetime, is a key input to the measurement of the
ECL allowance. Default has occurred when there is evidence that the customer is experiencing significant financial difficulty which is likely to affect the ability to repay amounts due. The definition of default adopted by the Group is described in note 2(H) Impairment of financial assets. A Stage 3 asset that is no longer credit-impaired is transferred back to Stage 2 as no general probation period is applied to assets in
Stage 3. UK mortgages is an exception to this rule where a probation period is enforced for non-performing forborne and defaulted exposures in accordance with prudential regulation.
Significant increase in credit risk
An ECL allowance equivalent to 12 months’ expected losses is established against assets in Stage 1; assets classified as Stage 2 carry an ECL allowance equivalent to lifetime expected losses. Assets are transferred from Stage 1 to Stage 2 when there has been a significant increase in credit risk (SICR) since initial recognition. Credit-impaired assets are transferred to Stage 3 with a lifetime expected losses allowance. If an exposure that is classified as Stage 2 no longer meets the SICR criteria, which in some cases capture customer behaviour in previous periods, it is moved back to Stage 1.
The Group uses both quantitative and qualitative indicators to determine whether there has been a SICR for an asset. The setting of precise trigger points combined with risk indicators requires judgement and the use of different trigger points may have a material impact upon the ECL allowance. The Group monitors the effectiveness of SICR criteria on an ongoing basis.
For UK mortgages a reassessment of the SICR criteria was performed following redevelopment of the ECL model in the period, in order to maintain SICR effectiveness. At 31 December 2024 a doubling of PD since origination was set as a quantitative SICR trigger. All originations post IFRS 9 adoption incorporate forward looking information, and for recent Interest Only accounts the likelihood of default occurring at the end of term. This is supplemented by qualitative triggers including where customers have surpassed their original contractual term through use of term extensions, where fraud is evident, or where an account is in arrears.
For credit cards, loans and overdrafts an increase of three PD grades since origination on the retail master scale (RMS) shown below is set as a quantitative SICR trigger. Assets are also assumed to have suffered a SICR if they have either been in arrears on three occasions, or in default once, in the past 12 months.

RMS grade	1	2	3	4	5	6	7	8	9	10	11	12	13	14
PD boundary[1] (%)	0.10	0.40	0.80	1.20	2.50	4.50	7.50	10.00	14.00	20.00	30.00	45.00	99.99	100.00
1Probability-weighted annualised lifetime probability of default.
For Commercial Banking a doubling of PD with a minimum increase in PD of 1 per cent since origination is treated as a SICR. This is complemented with the use of internal credit risk classifications and ratings as qualitative indicators to identify a SICR.
The Group does not use the low credit risk exemption in its staging assessments, though more simplistic SICR criteria are applied for portfolios not listed above. All financial assets are assumed to have suffered a SICR if they are more than 30 days past due.
Individual assessments and application of judgement in adjustments to modelled ECL
The table below analyses total ECL allowances by portfolio, separately identifying the amounts that have been modelled, those that have been individually assessed and those arising through the application of judgemental adjustments.

	At 31 December 2024					At 31 December 2023
			Judgements due to:					Judgements due to:
	Modelled ECL £m	Individually assessed £m	Inflationary and interest rate risk £m	Other £m	Total £m	Modelled ECL £m	Individually assessed £m	Inflationary and interest rate risk £m	Other £m	Total £m
UK mortgages	720	–	–	132	852	991	–	61	63	1,115
Credit cards	681	–	–	(7)	674	703	–	92	15	810
Other Retail	860	–	–	90	950	866	–	33	46	945
Commercial Banking	894	354	–	(259)	989	1,124	340	–	(282)	1,182
Other	16	–	–	–	16	32	–	–	–	32
Total	3,171	354	–	(44)	3,481	3,716	340	186	(158)	4,084
Individually assessed ECL
Stage 3 ECL in Commercial Banking is largely assessed on an individual basis by the Business Support Unit using bespoke assessment of loss for each specific client based on potential recovery strategies. While these assessments are based on the Group’s latest economic view, the use of Group-wide multiple economic scenarios and weightings is not considered appropriate for these cases due to their individual characteristics. In place of this, a range of case-specific outcomes are considered with any alternative better or worse outcomes that carry a 25 per cent likelihood taken into account in establishing a probability-weighted ECL. At 31 December 2024, individually assessed provisions for Commercial Banking were £354 million (2023: £340 million) which reflected a range of £309 million to £437 million (2023:
£291 million to £413 million), based on the range of alternative outcomes considered.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 21: Allowance for expected credit losses continued
Application of judgement in adjustments to modelled ECL
Impairment models fall within the Group’s model risk framework with model monitoring, periodic validation and back testing performed on model components, such as probability of default. Limitations in the models or data inputs may be identified through these assessments and review of model outputs, which may require appropriate judgemental adjustments to the ECL. These adjustments are determined by considering the particular attributes of exposures which have not been adequately captured by the impairment models and range from changes to model inputs and parameters, at account level (in-model adjustments), through to more qualitative post-model adjustments.
Judgements due to inflationary and interest rate risk
During 2022 and 2023 the intensifying inflationary pressures, alongside rising interest rates created further risks not deemed to be fully captured by ECL models which meant judgemental adjustments were required. Throughout 2024 these risks subsided with inflation back at around 2 per cent, base rates reducing and credit performance proving resilient. As a result, the judgements held in respect of inflationary and interest rate risks have been removed (2023: £186 million). Other judgements continue to be applied for broader data and model limitations, both increasing and decreasing ECL where deemed necessary.
Other judgements
UK mortgages: £132 million (2023: £63 million)
These adjustments principally comprise:
Repossession risk1: £110 million (2023: £106 million)
The Group’s repossession activity and respective data associated with the UK mortgage portfolio has been distorted for a number of years following pauses in litigation activity both before and during COVID-19. This has seen a larger number of customers in default for a longer period than would typically be expected resulting in a risk that ECL calculated on these accounts is understated. Judgemental adjustments to mitigate this risk have been in place for several years, although the approach has been revisited in 2024. An assessment of recent cure trends indicated that the overall possession rates used in the model appeared adequate; however, the assessment identified a potential recovery risk on specific subsets of long-term defaulted cases (greater than five years), as well as a continued risk from a longer duration between default and repossession than model assumptions used on existing and future defaults.
1Previously reported as Increase in time to repossession.
Adjustment for specific segments: £13 million (2023: £23 million)
The Group monitors risks across specific segments of its portfolios which may not be fully captured through collective models. The judgement for fire safety and cladding uncertainty reduced in the period following methodology refinement. Though experience remains limited the risk is considered sufficiently material to address, given evidence of cases having defective cladding, or other fire safety issues.
Credit cards: £(7) million (2023: £15 million) and Other Retail: £90 million (2023: £46 million)
These adjustments principally comprise:
Lifetime extension: Credit cards: £55 million (2023: £67 million) and Other Retail: £10 million (2023: £10 million)
An adjustment is required to extend the lifetime used for Stage 2 exposures on Retail revolving products from a three-year modelled lifetime, which reflected the outcome data available when the ECL models were developed. Incremental defaults beyond year three are calculated through the extrapolation of the default trajectory observed throughout the three years and beyond. The Credit cards judgement has reduced slightly in the period reflecting portfolio movement.
Adjustments to loss rates: Credit cards: £(57) million (2023: £(50) million) and Other Retail: £47 million (2023: £37 million)
A number of adjustments have been made to the loss given default (LGD) assumptions used within unsecured and motor credit models. For unsecured portfolios, the adjustments reflect the impact of changes in collection debt sale strategy on the Group’s LGD models, incorporating up to date customer performance and forward flow debt sale pricing. For UK Motor Finance, within Other Retail, the adjustment is used to incorporate the latest outlook on used car prices.
Commercial Banking: £(259) million (2023: £(282) million)
These adjustments principally comprise:
Corporate insolvency rates: £(253) million (2023: £(292) million)
The volume of UK corporate insolvencies continues to exhibit an elevated trend beyond December 2019 levels, revealing a marked misalignment between observed UK corporate insolvencies and the Group’s equivalent credit performance. This dislocation gives rise to uncertainty over the drivers of the observed trends in the metric and the appropriateness of the Group’s Commercial Banking model response which uses observed UK corporate insolvencies data to anchor future loss estimates to. Given the Group’s asset quality remains strong with low defaults, a negative adjustment is applied by reverting judgementally to the long-term average of the insolvency rate.
Adjustments to loss given defaults (LGDs): £(80) million (2023: £(105) million)
Following a review of the loss given default approach for commercial exposures, management continues to judge that ECL should be adjusted to mitigate limitations identified in the approach which are causing loss given defaults to be inflated. These include the benefit from amortisation of exposures relative to collateral values at default and a move to an exposure-weighted approach being adopted. These temporary adjustments will be addressed through future model development.
Corporate income gearing (CIG) adjustment: £37 million (2023: £nil)
An adjustment was raised, based upon the assessment of Corporate Income Gearing (CIG), a model parameter for affordability used in
Commercial Banking. The modelled ECL release resulting from updating CIG drivers (interest rates) was judgmentally reversed, with interest rates having reached a plateau which has translated into a slower year-on-year increase in CIG. This slowdown gave a release in modelled
ECL which is not judged representative of the continued pressure on borrowers and business margins.
Commercial Real Estate (CRE) price reduction: £35 million (2023: £67 million)
The material fall in CRE prices observed in late 2022, previously required a judgemental reinstatement within ECL model assumptions at 31
December 2023, given the materially reduced level in CRE prices could still trigger additional losses. At 31 December 2024 the adjustment remains in place only for loss rates on a small proportion of accounts still to be reassessed following this fall. This is alongside a more material adjustment for the potential impact on loss rates from valuations on specific CRE sectors where evidence suggests valuations may lag achievable levels, notably in cases of stressed sale.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 21: Allowance for expected credit losses continued
Generation of multiple economic scenarios
The estimate of expected credit losses is required to be based on an unbiased expectation of future economic scenarios. The approach used to generate the range of future economic scenarios depends on the methodology and judgements adopted. The Group’s approach is to start from a defined base case scenario, used for planning purposes, and to generate alternative economic scenarios around this base case. The base case scenario is a conditional forecast underpinned by a number of conditioning assumptions that reflect the Group’s best view of key future developments. If circumstances appear likely to materially deviate from the conditioning assumptions, then the base case scenario is updated.
The base case scenario is central to a range of future economic scenarios generated by simulation of an economic model, for which the same conditioning assumptions apply as in the base case scenario. These scenarios are ranked by using estimated relationships with industry-wide historical loss data. With the base case already pre-defined, three other scenarios are identified as averages of constituent scenarios located around the 15th, 75th and 95th percentiles of the distribution. The full distribution is therefore summarised by a practical number of scenarios to run through ECL models representing an upside, the base case, and a downside scenario weighted at 30 per cent each, together with a severe downside scenario weighted at 10 per cent. The scenario weights represent the distribution of economic scenarios and not subjective views on likelihood. The inclusion of a severe downside scenario with a smaller weighting ensures that the non-
linearity of losses in the tail of the distribution is adequately captured. Macroeconomic projections may employ reversionary techniques to adjust the paths of economic drivers towards long-run equilibria after a reasonable forecast horizon. The Group does not use such techniques to force the MES scenarios to revert to the base case planning view. Utilising such techniques would be expected to be immaterial for expected credit losses since loss sensitivity is minimal after the initial five years of the projections.
A forum under the chairmanship of the Chief Economist meets at least quarterly to review and, if appropriate, recommend changes to the method by which economic scenarios are generated, for approval by the Chief Financial Officer and Chief Risk Officer. The Group
continues to judge it appropriate to include a non-modelled severe downside scenario for Group ECL calculations. The scenario is generated as a simple average of a fully modelled severe scenario, better representing shocks to demand, and a scenario with higher paths for UK Bank Rate and CPI inflation, as a representation of shocks to supply. The combined ‘adjusted’ scenario used in ECL modelling is considered to better reflect the risks around the Group’s base case view in an economic environment where demand and supply shocks are more balanced.
Base case and MES economic assumptions
The Group’s base case economic scenario has been updated to reflect ongoing geopolitical developments and changes in domestic economic policy. The Group’s updated base case scenario has three conditioning assumptions. First, cross-border conflicts do not lead to major disruptions in commodity prices or global trade. Second, the US pursues a more isolationist economic agenda, with policies including trade tariffs; immigration cuts; and unfunded tax cuts. China, EU and UK are assumed to retaliate to US tariffs imposed on them. Third, UK
Budget public investment plans are assumed to have a small but positive impact on trend productivity growth, subject to further review as more specific policy detail emerges.
Based on these assumptions and incorporating the economic data published in the fourth quarter, the Group’s base case scenario is for a slow expansion in GDP and a rise in the unemployment rate alongside modest changes in residential and commercial property prices.
Against a backdrop of some persistence in inflationary pressures, UK Bank Rate is expected to be lowered gradually during 2025. Risks around this base case economic view lie in both directions and are largely captured by the generation of alternative economic scenarios.
The Group has accommodated the latest available information at the reporting date in defining its base case scenario and generating alternative economic scenarios. The scenarios include forecasts for key variables in the fourth quarter of 2024, for which actuals may have since emerged prior to publication.
Scenarios by year
The key UK economic assumptions made by the Group are shown in the following tables across a number of measures explained below.
Annual assumptions
Gross domestic product (GDP) growth and Consumer Price Index (CPI) inflation are presented as an annual change, house price growth and commercial real estate price growth are presented as the growth in the respective indices over each year. Unemployment rate and
UK Bank Rate are averages over the year.
Five-year average
The five-year average reflects the average annual growth rate, or level, over the five-year period. It includes movements within the current reporting year, such that the position as at 31 December 2024 covers the five years 2024 to 2028. The inclusion of the reporting year within the five-year period reflects the need to predict variables which remain unpublished at the reporting date and recognises that credit models utilise both level and annual changes. The use of calendar years maintains a comparability between the annual assumptions presented.
Five-year start to peak and trough
The peak or trough for any metric may occur intra year and therefore not be identifiable from the annual assumptions, so they are also disclosed. For GDP, house price growth and commercial real estate price growth, the peak, or trough, reflects the highest, or lowest cumulative quarterly position reached relative to the start of the five-year period, which as at 31 December 2024 is 1 January 2024. Given these metrics may exhibit increases followed by greater falls, the start to trough movements quoted may be smaller than the equivalent
‘peak to trough’ movement (and vice versa for start to peak). Unemployment, UK Bank Rate and CPI inflation reflect the highest, or lowest, quarterly level reached in the five-year period.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 21: Allowance for expected credit losses continued

At 31 December 2024	2024%	2025%	2026%	2027%	2028%	2024 to 2028 average %	Start to peak %	Start to trough %
Upside
Gross domestic product growth	0.8	1.9	2.2	1.5	1.4	1.6	8.9	0.7
Unemployment rate	4.3	3.5	2.8	2.7	2.8	3.2	4.4	2.7
House price growth	3.4	3.7	6.5	6.6	5.4	5.1	28.2	0.4
Commercial real estate price growth	0.7	7.8	6.7	3.2	0.5	3.7	20.0	(0.8)
UK Bank Rate	5.06	4.71	5.02	5.19	5.42	5.08	5.50	4.50
CPI inflation	2.6	2.8	2.6	2.9	3.0	2.8	3.5	2.0
Base case
Gross domestic product growth	0.8	1.0	1.4	1.5	1.5	1.2	7.0	0.7
Unemployment rate	4.3	4.7	4.7	4.5	4.5	4.5	4.8	4.2
House price growth	3.4	2.1	1.0	1.4	2.4	2.0	10.5	0.4
Commercial real estate price growth	0.7	0.3	2.5	1.9	0.0	1.1	5.4	(0.8)
UK Bank Rate	5.06	4.19	3.63	3.50	3.50	3.98	5.25	3.50
CPI inflation	2.6	2.8	2.4	2.4	2.2	2.5	3.5	2.0
Downside
Gross domestic product growth	0.8	(0.5)	(0.4)	1.0	1.5	0.5	3.2	0.0
Unemployment rate	4.3	6.0	7.4	7.4	7.1	6.4	7.5	4.2
House price growth	3.4	0.6	(5.5)	(6.6)	(3.4)	(2.4)	4.0	(11.4)
Commercial real estate price growth	0.7	(7.8)	(3.1)	(0.9)	(2.3)	(2.7)	0.7	(12.9)
UK Bank Rate	5.06	3.53	1.56	0.96	0.68	2.36	5.25	0.59
CPI inflation	2.6	2.8	2.3	1.8	1.2	2.1	3.5	0.9
Severe downside
Gross domestic product growth	0.8	(1.9)	(1.5)	0.7	1.3	(0.1)	1.2	(2.4)
Unemployment rate	4.3	7.7	10.0	10.0	9.7	8.4	10.2	4.2
House price growth	3.4	(0.8)	(12.4)	(13.6)	(8.8)	(6.7)	3.4	(29.2)
Commercial real estate price growth	0.7	(17.4)	(8.5)	(5.5)	(5.7)	(7.5)	0.7	(32.3)
UK Bank Rate – modelled	5.06	2.68	0.28	0.08	0.02	1.62	5.25	0.02
UK Bank Rate – adjusted[1]	5.06	4.03	2.70	2.23	1.95	3.19	5.25	1.88
CPI inflation – modelled	2.6	2.8	1.9	1.0	0.1	1.7	3.5	(0.2)
CPI inflation – adjusted[1]	2.6	3.6	2.1	1.4	0.8	2.1	3.9	0.7
Probability-weighted
Gross domestic product growth	0.8	0.5	0.8	1.2	1.4	1.0	5.7	0.7
Unemployment rate	4.3	5.0	5.5	5.4	5.3	5.1	5.5	4.2
House price growth	3.4	1.8	(0.7)	(1.0)	0.4	0.8	5.3	0.4
Commercial real estate price growth	0.7	(1.7)	1.0	0.7	(1.1)	(0.1)	0.7	(1.3)
UK Bank Rate – modelled	5.06	4.00	3.09	2.90	2.88	3.59	5.25	2.88
UK Bank Rate – adjusted[1]	5.06	4.13	3.33	3.12	3.08	3.74	5.25	3.06
CPI inflation – modelled	2.6	2.8	2.4	2.2	1.9	2.4	3.5	1.8
CPI inflation – adjusted[1]	2.6	2.9	2.4	2.3	2.0	2.4	3.5	1.9
1The adjustment to UK Bank Rate and CPI inflation in the severe downside is considered to better reflect the risks around the Group’s base case view in an economic environment where the risks of supply and demand shocks are more balanced.

Base case scenario by quarter[1] At 31 December 2024	First quarter 2024%	Second quarter 2024%	Third quarter 2024%	Fourth quarter 2024%	First quarter 2025%	Second quarter 2025%	Third quarter 2025%	Fourth quarter 2025%
Gross domestic product growth	0.7	0.4	0.0	0.1	0.2	0.3	0.3	0.3
Unemployment rate	4.3	4.2	4.3	4.4	4.5	4.6	4.7	4.8
House price growth	0.4	1.8	4.6	3.4	3.6	4.0	3.0	2.1
Commercial real estate price growth	(5.3)	(4.7)	(2.8)	0.7	1.8	1.4	0.9	0.3
UK Bank Rate	5.25	5.25	5.00	4.75	4.50	4.25	4.00	4.00
CPI inflation	3.5	2.1	2.0	2.5	2.4	3.0	2.9	2.7
1Gross domestic product growth is presented quarter-on-quarter. House price growth, commercial real estate growth and CPI inflation are presented year-on-year, i.e. from the equivalent quarter in the previous year. Unemployment rate and UK Bank Rate are presented as at the end of each quarter.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 21: Allowance for expected credit losses continued

At 31 December 2023	2023%	2024%	2025%	2026%	2027%	2023 to 2027 average %	Start to peak %	Start to trough %
Upside
Gross domestic product	0.3	1.5	1.7	1.7	1.9	1.4	8.1	0.2
Unemployment rate	4.0	3.3	3.1	3.1	3.1	3.3	4.2	3.0
House price growth	1.9	0.8	6.9	7.2	6.8	4.7	25.7	(1.2)
Commercial real estate price growth	(3.9)	9.0	3.8	1.3	1.3	2.2	11.5	(3.9)
UK Bank Rate	4.94	5.72	5.61	5.38	5.18	5.37	5.79	4.25
CPI inflation	7.3	2.7	3.1	3.2	3.1	3.9	10.2	2.1
Base case
Gross domestic product	0.3	0.5	1.2	1.7	1.9	1.1	6.4	0.2
Unemployment rate	4.2	4.9	5.2	5.2	5.0	4.9	5.2	3.9
House price growth	1.4	(2.2)	0.5	1.6	3.5	1.0	4.8	(1.2)
Commercial real estate price growth	(5.1)	(0.2)	0.1	0.0	0.8	(0.9)	(1.2)	(5.3)
UK Bank Rate	4.94	4.88	4.00	3.50	3.06	4.08	5.25	3.00
CPI inflation	7.3	2.7	2.9	2.5	2.2	3.5	10.2	2.1
Downside
Gross domestic product	0.2	(1.0)	(0.1)	1.5	2.0	0.5	3.4	(1.2)
Unemployment rate	4.3	6.5	7.8	7.9	7.6	6.8	8.0	3.9
House price growth	1.3	(4.5)	(6.0)	(5.6)	(1.7)	(3.4)	2.0	(15.7)
Commercial real estate price growth	(6.0)	(8.7)	(4.0)	(2.1)	(1.2)	(4.4)	(1.2)	(20.4)
UK Bank Rate	4.94	3.95	1.96	1.13	0.55	2.51	5.25	0.43
CPI inflation	7.3	2.8	2.7	1.8	1.1	3.2	10.2	1.0
Severe downside
Gross domestic product	0.1	(2.3)	(0.5)	1.3	1.8	0.1	1.0	(2.9)
Unemployment rate	4.5	8.7	10.4	10.5	10.1	8.8	10.5	3.9
House price growth	0.6	(7.6)	(13.3)	(12.7)	(7.5)	(8.2)	2.0	(35.0)
Commercial real estate price growth	(7.7)	(19.5)	(10.6)	(7.7)	(5.2)	(10.3)	(1.2)	(41.8)
UK Bank Rate – modelled	4.94	2.75	0.49	0.13	0.03	1.67	5.25	0.02
UK Bank Rate – adjusted[1]	4.94	6.56	4.56	3.63	3.13	4.56	6.75	3.00
CPI inflation – modelled	7.3	2.7	2.2	0.9	(0.2)	2.6	10.2	(0.3)
CPI inflation – adjusted[1]	7.6	7.5	3.5	1.3	1.0	4.2	10.2	0.9
Probability-weighted
Gross domestic product	0.3	0.1	0.8	1.6	1.9	0.9	5.4	0.1
Unemployment rate	4.2	5.3	5.9	5.9	5.7	5.4	6.0	3.9
House price growth	1.4	(2.5)	(0.9)	(0.3)	1.8	(0.1)	2.0	(2.8)
Commercial real estate price growth	(5.3)	(1.9)	(1.1)	(1.0)	(0.2)	(1.9)	(1.2)	(9.9)
UK Bank Rate – modelled	4.94	4.64	3.52	3.02	2.64	3.75	5.25	2.59
UK Bank Rate – adjusted[1]	4.94	5.02	3.93	3.37	2.95	4.04	5.42	2.89
CPI inflation – modelled	7.3	2.7	2.8	2.3	1.9	3.4	10.2	1.9
CPI inflation – adjusted[1]	7.4	3.2	3.0	2.4	2.0	3.6	10.2	2.0
1The adjustment to UK Bank Rate and CPI inflation in the severe downside is considered to better reflect the risks around the Group’s base case view in an economic environment where supply shocks are the principal concern.

Base case scenario by quarter[1] At 31 December 2023	First quarter 2023%	Second quarter 2023%	Third quarter 2023%	Fourth quarter 2023%	First quarter 2024%	Second quarter 2024%	Third quarter 2024%	Fourth quarter 2024%
Gross domestic product growth	0.3	0.0	(0.1)	0.0	0.1	0.2	0.3	0.3
Unemployment rate	3.9	4.2	4.2	4.3	4.5	4.8	5.0	5.2
House price growth	1.6	(2.6)	(4.5)	1.4	(1.1)	(1.5)	0.5	(2.2)
Commercial real estate price growth	(18.8)	(21.2)	(18.2)	(5.1)	(4.1)	(3.8)	(2.2)	(0.2)
UK Bank Rate	4.25	5.00	5.25	5.25	5.25	5.00	4.75	4.50
CPI inflation	10.2	8.4	6.7	4.0	3.8	2.1	2.3	2.8
1Gross domestic product growth is presented quarter-on-quarter. House price growth, commercial real estate growth and CPI inflation are presented year-on-year, i.e. from the equivalent quarter in the previous year. Unemployment rate and UK Bank Rate are presented as at the end of each quarter.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 21: Allowance for expected credit losses continued
ECL sensitivity to economic assumptions
The following table shows the Group’s ECL for the probability-weighted, upside, base case, downside and severe downside scenarios, with the severe downside scenario incorporating adjustments made to CPI inflation and UK Bank Rate paths. The stage allocation for an asset is based on the overall scenario probability-weighted probability of default and hence the staging of assets is constant across all the scenarios. In each economic scenario the ECL for individual assessments is held constant reflecting the basis on which they are evaluated.
Judgemental adjustments applied through changes to model inputs or parameters, or more qualitative post model adjustments, are apportioned across the scenarios in proportion to modelled ECL where this better reflects the sensitivity of these adjustments to each scenario. The probability-weighted view shows the extent to which a higher ECL allowance has been recognised to take account of multiple economic scenarios relative to the base case; the uplift on a statutory basis being £445 million compared to £678 million at
31 December 2023.

	At 31 December 2024					At 31 December 2023
	Probability- weighted £m	Upside £m	Base case £m	Downside £m	Severe downside £m	Probability- weighted £m	Upside £m	Base case £m	Downside £m	Severe downside £m
UK mortgages	852	345	567	1,064	2,596	1,115	395	670	1,155	4,485
Credit cards	674	518	641	773	945	810	600	771	918	1,235
Other Retail	950	843	923	1,010	1,172	945	850	920	981	1,200
Commercial Banking	989	745	889	1,125	1,608	1,182	793	1,013	1,383	2,250
Other	16	16	16	16	17	32	32	32	32	32
ECL allowance	3,481	2,467	3,036	3,988	6,338	4,084	2,670	3,406	4,469	9,202
The impact of isolated changes in the UK unemployment rate and House Price Index (HPI) has been assessed on a univariate basis.
Although such changes would not be observed in isolation, as economic indicators tend to be correlated in a coherent scenario, this gives insight into the sensitivity of the Group’s ECL to gradual changes in these two critical economic factors.
The impacts are assessed as changes to base case modelled ECL only (at 100 per cent weighting) with staging held flat to the reported view. The probability weighted ECL impact of applying the changes to all four scenarios, including the impact on staging and post model adjustments, would be greater.
The table below shows the impact on the Group’s ECL resulting from a 1 percentage point increase or decrease in the UK unemployment rate. The increase or decrease is presented based on the adjustment phased evenly over the first 10 quarters of the base case scenario. A more immediate increase or decrease would drive a more material ECL impact as it would be fully reflected in both 12-month and lifetime probability of defaults.

	At 31 December 2024		At 31 December 2023
	1pp increase in unemployment £m	1pp decrease in unemployment £m	1pp increase in unemployment £m	1pp decrease in unemployment £m
UK mortgages[1]	4	(3)	33	(32)
Credit cards	40	(41)	38	(38)
Other Retail	18	(20)	19	(19)
Commercial Banking	71	(67)	88	(83)
ECL impact	133	(131)	178	(172)
12024 calculated using updated models.
The table below shows the impact on the Group’s ECL in respect of UK mortgages of an increase or decrease in loss given default for a 10 percentage point increase or decrease in HPI. The increase or decrease is presented based on the adjustment phased evenly over the first 10 quarters of the base case scenario.

	At 31 December 2024		At 31 December 2023
	10pp increase in HPI £m	10pp decrease in HPI £m	10pp increase in HPI £m	10pp decrease in HPI £m
ECL impact[1]	(127)	182	(201)	305
12024 calculated using updated models.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 21: Allowance for expected credit losses continued
The table below shows the Group’s ECL and drawn balances for the upside, base case, downside and severe downside scenarios, with staging of assets based on each specific scenario probability of default. In each economic scenario the ECL for individual assessments is held constant reflecting the basis on which they are evaluated. Judgemental adjustments applied through changes to model inputs or parameters, or more qualitative post-model adjustments, are apportioned across the scenarios in proportion to modelled ECL where this better reflects the sensitivity of these adjustments to each scenario. A probability-weighted scenario is not shown as this view does not reflect the basis on which ECL is calculated. Comparing the probability-weighted ECL in the table above to the base case ECL with base case scenario specific staging, as shown in the table below, results in an uplift of £468 million compared to £596 million at 31 December
2023.

	Drawn balances[1]				ECL allowance				Coverage ratio[2]
At 31 December 2024	Upside £m	Base case £m	Downside £m	Severe downside £m	Upside £m	Base case £m	Downside £m	Severe downside £m	Upside %	Base case %	Downside %	Severe downside %
Stage 1
UK mortgages [3]	271,370	271,903	271,391	253,639	13	29	66	203	–	–	–	0.1
Credit cards	14,261	13,714	13,065	12,226	152	196	238	290	1.1	1.4	1.8	2.4
Other Retail	43,746	43,435	42,955	42,046	333	356	374	408	0.8	0.8	0.9	1.0
Commercial Banking	95,068	94,800	92,924	84,598	139	209	294	334	0.1	0.2	0.3	0.4
Other	11,252	11,252	11,252	11,252	7	7	7	7	0.1	0.1	0.1	0.1
Total	435,697	435,104	431,587	403,761	644	797	979	1,242	0.1	0.2	0.2	0.3

Stage 2
UK mortgages[3]	31,385	30,852	31,364	49,116	86	144	321	1,272	0.3	0.5	1.0	2.6
Credit cards	1,714	2,261	2,910	3,749	207	304	431	613	12.1	13.5	14.8	16.3
Other Retail	4,038	4,349	4,829	5,738	293	350	420	547	7.3	8.0	8.7	9.5
Commercial Banking	3,391	3,659	5,535	13,861	174	246	444	1,449	5.1	6.7	8.0	10.5
Other	–	–	–	–	–	–	–	–	–	–	–	–
Total	40,528	41,121	44,638	72,464	760	1,044	1,616	3,881	1.9	2.5	3.6	5.4

Stage 3
UK mortgages[3]	4,166	4,166	4,166	4,166	201	274	410	691	4.8	6.6	9.8	16.6
Credit cards	265	265	265	265	133	133	133	133	50.2	50.2	50.2	50.2
Other Retail	446	446	446	446	217	222	233	257	48.7	49.8	52.3	57.7
Commercial Banking	1,839	1,839	1,839	1,839	415	415	415	415	22.6	22.6	22.6	22.6
Other	36	36	36	36	9	9	9	9	25.0	25.0	25.0	25.0
Total	6,752	6,752	6,752	6,752	975	1,053	1,200	1,505	14.4	15.6	17.8	22.3

POCI
UK mortgages[3]	6,207	6,207	6,207	6,207	45	119	264	575	0.7	1.9	4.3	9.3

Total
UK mortgages	313,128	313,128	313,128	313,128	345	566	1,061	2,741	0.1	0.2	0.3	0.9
Credit cards	16,240	16,240	16,240	16,240	492	633	802	1,036	3.0	3.9	4.9	6.4
Other Retail	48,230	48,230	48,230	48,230	843	928	1,027	1,212	1.7	1.9	2.1	2.5
Commercial Banking	100,298	100,298	100,298	100,298	728	870	1,153	2,198	0.7	0.9	1.1	2.2
Other	11,288	11,288	11,288	11,288	16	16	16	16	0.1	0.1	0.1	0.1
Total	489,184	489,184	489,184	489,184	2,424	3,013	4,059	7,203	0.5	0.6	0.8	1.5
1Includes loans and advances to banks, loans and advances to customers, debt securities and items identified as other assets in note 24.
2Coverage ratio is ECL allowance shown as a percentage of drawn balances.
3Calculated using updated models.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 21: Allowance for expected credit losses continued

	Drawn balances[1]				ECL allowance				Coverage ratio[2]
At 31 December 2023	Upside £m	Base case £m	Downside £m	Severe downside £m	Upside £m	Base case £m	Downside £m	Severe downside £m	Upside %	Base case %	Downside %	Severe downside %
Stage 1
UK mortgages	270,131	269,581	266,388	129,736	20	40	84	153	–	–	–	0.1
Credit cards	13,338	12,668	12,109	10,966	169	211	242	298	1.3	1.7	2.0	2.7
Other Retail	39,260	38,939	38,373	30,202	360	384	404	448	0.9	1.0	1.1	1.5
Commercial Banking	98,202	97,394	92,919	78,781	165	260	376	431	0.2	0.3	0.4	0.6
Other	7,632	7,632	7,632	7,632	14	16	17	20	0.2	0.2	0.2	0.3
Total	428,563	426,214	417,421	257,317	728	911	1,123	1,350	0.2	0.2	0.3	0.5

Stage 2
UK mortgages	24,998	25,548	28,741	165,393	73	139	316	4,074	0.3	0.6	1.1	2.5
Credit cards	2,195	2,865	3,424	4,567	302	437	567	859	13.7	15.3	16.6	18.8
Other Retail	5,711	6,032	6,598	14,769	325	378	424	619	5.7	6.3	6.4	4.2
Commercial Banking	4,487	5,295	9,770	23,908	259	379	722	2,466	5.8	7.2	7.4	10.3
Other	–	–	–	–	–	–	–	–	–	–	–	–
Total	37,391	39,740	48,533	208,637	959	1,333	2,029	8,018	2.6	3.4	4.2	3.8

Stage 3
UK mortgages	4,337	4,337	4,337	4,337	78	225	457	963	1.8	5.2	10.5	22.2
Credit cards	284	284	284	284	122	122	122	122	43.0	43.0	43.0	43.0
Other Retail	452	452	452	452	238	242	248	261	52.7	53.5	54.9	57.7
Commercial Banking	2,068	2,068	2,068	2,068	426	426	426	426	20.6	20.6	20.6	20.6
Other	39	39	39	39	16	16	16	16	41.0	41.0	41.0	41.0
Total	7,180	7,180	7,180	7,180	880	1,031	1,269	1,788	12.3	14.4	17.7	24.9

POCI
UK mortgages[3]	7,854	7,854	7,854	7,854	213	213	213	213	2.7	2.7	2.7	2.7

Total
UK mortgages	307,320	307,320	307,320	307,320	384	617	1,070	5,403	0.1	0.2	0.4	1.8
Credit cards	15,817	15,817	15,817	15,817	593	770	931	1,279	3.8	4.9	5.9	8.1
Other Retail	45,423	45,423	45,423	45,423	923	1,004	1,076	1,328	2.0	2.2	2.4	2.9
Commercial Banking	104,757	104,757	104,757	104,757	850	1,065	1,524	3,323	0.8	1.0	1.5	3.2
Other	7,671	7,671	7,671	7,671	30	32	33	36	0.4	0.4	0.4	0.5
Total	480,988	480,988	480,988	480,988	2,780	3,488	4,634	11,369	0.6	0.7	1.0	2.4
1Includes loans and advances to banks, loans and advances to customers, debt securities and items identified as other assets in note 24.
2Coverage ratio is ECL allowance shown as a percentage of drawn balances.
3POCI ECL has been presented on a probability-weighted basis. The sensitivity is captured within the UK mortgages total.
Assessment of climate risk impacts on ECL
The Group continues to develop capabilities to quantify the potential impact of climate risks on ECL. This includes identifying the climate-
related risk drivers that could influence future credit losses for loan portfolios that have the highest sensitivity to climate risks and commencing the use of more quantitative analysis on the impact of these risk drivers on ECL. The approach leverages the Group’s climate scenario analysis, to identify the potential physical and transition risk impacts on credit quality. UK mortgages and Commercial Banking portfolios are judged to have the highest sensitivity to climate risk, with both physical and transition risk drivers assessed.
UK mortgages physical and transition risks – additional costs arising from regulatory obligations of increased energy efficiency standards to reduce carbon emissions and increased flood risk and coastal erosion, through property repair or rebuild and/or increased insurance premia.
This can result in affordability pressure, as well as decrease in property valuation, for borrowers owning low EPC rated properties or those in areas prone to flooding or coastal erosion.
Commercial Banking physical and transition risks – increased costs or revenue disruption, or both, arising from chronic and acute physical hazards from rising temperatures. Companies adapting to a sudden transition scenario could potentially lead to increased transition costs in operations, direct carbon costs, and deteriorating financial performance due to changing consumer perspectives.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 21: Allowance for expected credit losses continued
Macroeconomic and sector scenario risk assessments
Assessments were performed on the Group’s internally generated economic scenarios used in the measurement of expected credit losses against external scenarios published by the Network for Greening the Financial System (NGFS).
The potential incremental impact of climate factors on key economic drivers was isolated from the Phase V NGFS Delayed Transition scenario, which management judged the most plausible. The incremental risk to ECL was then quantified by overlaying the specific climate impact of this scenario onto macroeconomic drivers within the Group’s base case and MES scenarios. The results from the most material
Retail portfolios, UK mortgages and consumer lending allowed management to conclude on an immaterial ECL impact for Retail of below
£5 million (31 December 2023: below £5 million), and in Commercial Banking a separate climate assessment performed at sector level, resulted in an ECL impact of below £15 million (31 December 2023: below £15 million).
The Group’s MES downside and severe downside scenarios, together comprising a 40 per cent weighting in ECL calculations, are generally more severe than the most adverse NGFS scenario (‘Net Zero 2050’). MES downsides were also comparable in severity to the most adverse part of the ‘Late Action’ scenario of the 2021 Climate Biennial Exploratory Scenario (CBES). The assessment suggests that no material changes are required to the Group’s existing suite of economic scenarios used within the ECL calculation.
In Commercial Banking, an exploratory top-down analysis using sectoral modelling was adopted to estimate the specific ECL impact of climate risk on commercial credit conditions. This assessment specifically targets agriculture, automotive, transport, oil and gas, real estate and utilities sectors where climate impacts were judged to be more significant. Resulting sector-specific, climate-adjusted credit cycle indices (CCI) were used to calculate probability of default and resulting ECL. These adjusted CCI model inputs combined external NGFS phase IV scenarios with client level valuation impacts where available, alongside historic impairment data. Considering methodological limitations, the additional ECL required was shown to be immaterial.
Physical and transition risk assessments
The Group has enhanced its assessment of transition risk on the UK mortgage portfolio by extending the scope from buy-to-let (BTL) to also include Mainstream and Specialist Residential property portfolios. The assessment is now also performed with an account level assessment of affordability and valuation impacts, with a more nuanced view of the potential of government to legislate a minimum EPC requirement. Finally, the time period observed extends to 2050 with multiple transition points across multiple economic scenarios.
An affordability stress for customers was applied by considering multiple scenarios for home retrofitting taking place when changes in regulation lead to higher minimum EPC rating requirements. The provision impact was assessed by transforming the account level assessment of affordability and valuation impacts of each climate scenario to adjust inputs used in existing Probability of Default (PD)
parameters. As at 31 December 2024, the impact on ECL has been estimated to be less than £5 million (31 December 2023: less than £5 million) in BTL properties and less than £5 million (31 December 2023: not assessed) in Mainstream and Specialist portfolios.
The physical risk assessment on the UK mortgage portfolio in 2024 included both flooding and coastal erosion risk. The impacts were based on a internally defined delayed transition outlook, out to 2050, aligned with the Group’s transition methodology. The assessment showed that over 80 per cent of the book was not exposed to flood risk damage and over 99 per cent had no risk to coastal erosion damage. The impact on ECL to customers exposed to the affordability risk from flood and coastal erosion damage has been estimated to be immaterial.
Whilst this supports no judgemental adjustment to ECL being required, where a top-down approach has been used it may not fully capture the impact on loss rates emanating from being located in a high-risk area. Similarly the current assessment excludes the potential affordability shocks or reduced insurance coverage that could occur due to possible changes to insurance policy initiatives in this area.

Assessment	Nature of risk assessed	Portfolios assessed	ECL impact At 31 December 2024	ECL impact At 31 December 2023
Macroeconomic impact from climate scenario	Scenario risk – macro level	Retail	< £5 million	< £5 million
Sector level impacts from climate scenario	Scenario risk – sector level	Commercial Banking (excluding Business Banking)	< £15 million	< £15 million
Retrofitting cost to meet EPC regulation	Transition risk	UK mortgages	< £10 million (BTL, Mainstream and Specialist)	< £5 million (BTL)
Flood and coastal erosion risk	Physical risk	UK mortgages	< £5 million (Flood and coastal erosion)	< £5 million (Flood)
The climate risk assessments above remain limited due to the degree of uncertainty underpinning key assumptions used, as well as the continuing developmental nature of the data, approach and models used in the quantification. These include, but are not limited to, the analyses being restricted to PD impacts only; considering only the most material hazards for UK mortgages (flood and coastal erosion);
client valuation impacts not incorporating climate transition plans; the physical risk modelling for corporates currently excluding broader components such as supply chain impacts, and more broadly the political landscape; future climate data enhancements and further model development.
The ECL impacts resulting from these climate risk assessments remain immaterial. This continues to support management’s view that there is a low residual risk of material error or omission in the Group’s financial statements due to climate-related risks and as a result no adjustments have been made to ECL measured as at 31 December 2024. The current behavioural lives of the Group’s lending reduces the potential exposure to the later emergence of potential physical climate impacts, with the incorporation of climate risk, in credit policy, as a qualitative underwriting assessment within the Commercial Banking credit process and the origination process for mortgages providing further mitigation on more recent originations.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 22: Finance lease receivables
The Group’s finance lease receivables are classified as loans and advances to customers and accounted for at amortised cost. These balances are analysed as follows:

	2024 £m	2023 £m
Not later than 1 year	6,202	5,950
Later than 1 year and not later than 2 years	5,251	4,851
Later than 2 years and not later than 3 years	4,297	4,609
Later than 3 years and not later than 4 years	2,868	3,074
Later than 4 years and not later than 5 years	516	631
Later than 5 years	475	545
Gross investment	19,609	19,660
Unearned future finance income	(2,447)	(2,272)
Rentals received in advance	(18)	(14)
Net investment	17,144	17,374
Equipment leased to customers under finance lease receivables relates to financing transactions to fund the purchase of aircraft, ships, motor vehicles and other items. There was an allowance for uncollectable finance lease receivables included in the allowance for impairment losses of £368 million (2023: £360 million).
The Group’s finance lease assets are comprised as follows:

	2024 £m	2023 £m
Electric vehicles	1,001	1,339
Internal combustion engine vehicles	11,557	11,465
Self-charging hybrid vehicles	347	238
Plug-in hybrid vehicles	1,306	908
Other	2,933	3,424
Net investment	17,144	17,374
Note 23: Goodwill and other intangible assets

	Goodwill £m	Brands £m	Purchased credit card relationships £m	Customer- related intangibles £m	Acquired value of in-force business £m	Capitalised software enhancements £m	Total £m
Cost[1]:
At 1 January 2023	2,999	589	1,002	572	834	7,716	13,712
Exchange and other adjustments	–	–	–	–	–	–	–
Additions and acquisitions	143	2	–	180	–	1,494	1,819
Disposals and write-offs	–	–	–	(70)	–	(292)	(362)
At 31 December 2023	3,142	591	1,002	682	834	8,918	15,169
Exchange and other adjustments	–	–	–	3	–	(5)	(2)
Additions and acquisitions	–	–	–	–	–	1,259	1,259
Disposals and write-offs[2]	(50)	–	–	(423)	–	(216)	(689)
At 31 December 2024	3,092	591	1,002	262	834	9,956	15,737
Accumulated amortisation:
At 1 January 2023	344	204	692	541	660	3,656	6,097
Exchange and other adjustments	–	–	–	3	–	(3)	–
Charge for the year[3]	–	1	70	9	20	1,028	1,128
Disposals and write-offs	–	–	–	(70)	–	(292)	(362)
At 31 December 2023	344	205	762	483	680	4,389	6,863
Exchange and other adjustments	–	–	–	3	–	(12)	(9)
Charge for the year[3]	–	1	70	13	17	1,221	1,322
Disposals and write-offs	–	–	–	(422)	–	(205)	(627)
At 31 December 2024	344	206	832	77	697	5,393	7,549
Balance sheet amount at 31 December 2024	2,748	385	170	185	137	4,563	8,188
Balance sheet amount at 31 December 2023	2,798	386	240	199	154	4,529	8,306
1For acquisitions made prior to 1 January 2004, the date of transition to IFRS Accounting Standards, cost is included net of amounts amortised up to 31 December 2003.
2Disposals and write-offs includes goodwill of £50 million that has been classified as disposal group assets and presented within other assets in note 24. Further information on the disposal group is provided in note 24.
3The charge for the year is recognised in operating expenses (note 10).
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 23: Goodwill and other intangible assets continued
Goodwill
The goodwill held in the Group’s balance sheet is tested at least annually for impairment. For the purposes of impairment testing the goodwill is allocated to the appropriate cash-generating unit; of the total balance of £2,748 million (2023: £2,798 million), £2,121 million, or
77 per cent (2023: £2,171 million, 78 per cent) has been allocated to the Life and pensions cash-generating unit; £302 million, or 11 per cent
(2023: £302 million, 11 per cent) has been allocated to the Credit card cash-generating unit in the Group’s Retail division; and £310 million, or 11 per cent (2023: £309 million, 11 per cent) to the Motor business cash-generating units, both in the Group’s Retail division.
The recoverable amount of the goodwill relating to Scottish Widows, in the Life and pensions business, is based on a value-in-use calculation. The calculation uses pre-tax projections of future cash flows based upon budgets and plans approved by management covering a four-year period, the related run-off of existing business in-force and a discount rate (pre-tax) of 11.0 per cent. The budgets and plans are based upon past experience adjusted to take into account anticipated changes in sales volumes, product mix and margins having regard to expected market conditions (which will reflect current and future risks, such as climate and expected economic activity conditions) and competitor activity. The discount rate is determined with reference to internal measures and available industry information. New business cash flows beyond the four-year period have been extrapolated using a reducing balance growth rate that falls from 3.5 per cent to 2.0 per cent after 20 years, which does not exceed the long-term average growth rate for the life assurance market. Management believes that any reasonably possible change in the key assumptions above would not cause the recoverable amount of the goodwill relating to Scottish
Widows to fall below its balance sheet carrying value.
The recoverable amount of the goodwill relating to the Motor business is based on a value-in-use calculation using post-tax cash flow projections based on financial budgets and plans approved by management covering a four-year period and a discount rate (post-tax) of
10.5 per cent, based on the Group’s cost of equity. This is equivalent to a pre-tax rate of 14.0 per cent. The budgets and plans are based upon past experience adjusted to take into account anticipated changes in sales volumes having regard to expected market conditions and competitor activity. The cash flows beyond the four-year period are extrapolated using a growth rate of 3.5 per cent which does not exceed the long-term average growth rates for the markets in which the Motor business participates. Management believes that any reasonably possible change in the key assumptions, including from the impacts of climate change or climate-related legislation, would not cause the recoverable amount of the goodwill relating to the Motor business to fall below the balance sheet carrying value.
The recoverable amount of the goodwill relating to Credit cards has been based on a value-in-use calculation using post-tax cash flow projections based on financial budgets and plans approved by management covering a four-year period and a discount rate (post-tax) of
10.5 per cent, based on the Group’s cost of equity. This is equivalent to a pre-tax rate of 14.0 per cent. The budgets and plans are based upon past experience adjusted to take into account anticipated changes in credit card volumes having regard to expected market conditions and competitor activity. The cash flows beyond the four-year period assume 3.5 per cent growth, which does not exceed the long-term average growth rates for the markets in which the Cards business participates. Management believes that any reasonably possible change in the key assumptions above would not cause the recoverable amount of the goodwill relating to Credit cards to fall below the balance sheet carrying value.
Other intangible assets
The brand arising from the acquisition of Bank of Scotland in 2009 is recognised on the Group’s balance sheet and has been determined to have an indefinite useful life. The carrying value at 31 December 2024 was £380 million (2023: £380 million). The Bank of Scotland name has been in existence for over 300 years and there are no indications that the brand should not have an indefinite useful life. The recoverable amount has been based on a value-in-use calculation. The calculation uses post-tax projections for a four-year period of the income generated by the Bank of Scotland cash-generating unit, a discount rate of 10.5 per cent and a future growth rate of 3.5 per cent.
Management believes that any reasonably possible change in the key assumptions would not cause the recoverable amount of the Bank of
Scotland brand to fall below its balance sheet carrying value.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 24: Other assets

	2024 £m	2023 £m
Insurance contract assets	–	1
Reinsurance contract assets[2]	422	442
Investment in joint ventures and associates	542	401
Property, plant and equipment:
Investment properties (see below)	3,281	2,862
Premises	1,100	920
Equipment	879	1,170
Operating lease assets (see below)	7,265	6,523
Right-of-use assets (note 25)	872	1,055
	13,397	12,530
Prepayments	1,634	1,455
Disposal group assets[1]:
Deferred tax assets	13	–
Goodwill	50	–
Reinsurance contract assets[2]	5,059	–
	5,122	–
Other assets	3,671	2,315
Total other assets	24,788	17,144
1On 13 March 2024, the Group entered into a business transfer agreement with Rothesay Life plc for the sale of the Group’s bulk annuity business and to pursue the transfer of associated business assets and assumed liabilities under Part VII of the Financial Services and Markets Act 2000. A reinsurance agreement between the Group and Rothesay Life plc was signed on 30 April 2024 to materially de-risk the Group’s bulk annuity portfolio. The Part VII process is subject to approval by the High Court, through a process in which regulators and policyholders are given the opportunity to object. The Group expects the Part VII to take place in June 2025. During the year the assets and liabilities the Group expects to derecognise as a result of the Part VII transfer were reclassified to disposal group assets and disposal group liabilities. Disposal group assets are presented within other assets, and disposal group liabilities are presented within other liabilities in note 27. Disposal group assets and disposal group liabilities are included in the Insurance, Pensions and Investments operating segment.
2The Group’s reinsurance contract assets have increased by £5,039 million from £442 million to £5,481 million predominantly as a result of entering into the reinsurance agreement with
Rothesay Life plc in relation to the Group’s bulk annuity business. At 30 April 2024 the Group recognised a reinsurance contract asset of £5,418 million (comprised of present value of future cash flows of £5,087 million, risk adjustment for non-financial risk of £35 million and contractual service margin of £296 million). The balance of all reinsurance contract assets at
31 December 2024 of £5,481 million (2023: £442 million) held comprises the following: asset for remaining coverage (excluding loss-recovery component) of £5,060 million (2023:
£57 million), asset for remaining coverage loss-recovery component of £278 million (2023: £271 million) and asset for incurred claims of £143 million (2023: £114 million); the measurement components insurance contract assets being present value of future cash flows of £4,910 million (2023: £162 million), risk adjustment for non-financial risk of £71 million
(2023: £70 million) and contractual service margin of £500 million (2023: £210 million).
Investment properties
The Group’s investment properties are predominantly held by the Insurance, Pensions and Investments business where they back policyholder liabilities. They are valued by external Chartered Surveyors using industry standard techniques based on guidance from the
Royal Institute of Chartered Surveyors. The valuation methodology includes an assessment of general market conditions and sector level transactions and takes account of expectations of occupancy rates, rental income and growth. Property valuations undergo individual scrutiny using cash flow analysis to factor in the timing of rental reviews, capital expenditure, lease incentives, dilapidation and operating expenses; these reviews utilise both observable and unobservable inputs. Within the fair value hierarchy, all of the Group’s investment properties are categorised as level 3 (see note 17 for details of levels in the fair value hierarchy). The table below analyses movements in level 3 investment properties, which are carried at fair value.

	2024 £m	2023 £m
At 1 January	2,862	2,532
Acquisition of new properties	640	450
Additional expenditure on existing properties	26	19
Change in fair value (note 7)	67	(87)
Disposals	(314)	(52)
At 31 December	3,281	2,862
Rental income of £172 million (2023: £146 million) and direct operating expenses of £44 million (2023: £16 million) arising from investment properties that generate rental income have been recognised in the income statement.
Capital expenditure in respect of investment properties which had been contracted for but not recognised in the financial statements was
£236 million (2023: £488 million).
Operating lease assets where the Group is lessor
Equipment leased to customers under operating leases primarily relates to vehicle contract hire arrangements. At 31 December the future minimum rentals receivable under non-cancellable operating leases were as follows:

	Within 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024	1,577	956	821	365	85	6	3,810
At 31 December 2023	1,336	857	680	309	70	4	3,256
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 24: Other assets continued
Equipment leased to customers under operating leases primarily relates to vehicle contract hire arrangements. Operating lease assets are comprised as follows:

	2024 £m	2023 £m
Electric vehicles	3,894	3,259
Internal combustion engine vehicles	1,630	1,815
Self-charging hybrid vehicles	166	186
Plug-in hybrid vehicles	1,575	1,258
Other	–	5
Total operating lease assets	7,265	6,523
Note 25: Lessee disclosures
The table below sets out the movement in the Group’s right-of-use assets, which are primarily in respect of premises, and are recognised within other assets (note 24).

	2024 £m	2023 £m
At 1 January	1,055	1,156
Exchange and other adjustments	2	3
Additions	128	136
Disposals	(115)	(31)
Depreciation charge for the year	(198)	(209)
At 31 December	872	1,055
The Group’s lease liabilities are recognised within other liabilities (note 27). The maturity analysis of the Group’s lease liabilities on an undiscounted basis is set out in the liquidity risk section.
The total cash outflow for leases in the year ended 31 December 2024 was £202 million (2023: £215 million). The amount recognised within interest expense in respect of lease liabilities is disclosed in note 5.
Note 26: Debt securities in issue

	2024			2023
	At fair value through profit or loss £m	At amortised cost £m	Total £m	At fair value through profit or loss £m	At amortised cost £m	Total £m
Senior unsecured notes issued	4,608	40,019	44,627	5,242	37,038	42,280
Covered bonds	–	11,764	11,764	–	14,243	14,243
Certificates of deposit issued	–	5,776	5,776	–	8,059	8,059
Securitisation notes	22	5,185	5,207	23	4,211	4,234
Commercial paper	–	8,090	8,090	–	12,041	12,041
Total debt securities in issue	4,630	70,834	75,464	5,265	75,592	80,857
Covered bonds and securitisation programmes
At 31 December 2024, the covered bonds held by external parties and those held internally, were secured on certain loans and advances to customers amounting to £26,202 million (2023: £27,019 million) which have been assigned to bankruptcy remote limited liability partnerships to provide security for issues of covered bonds by the Group. The Group retains all of the risks and rewards associated with these loans and the partnerships are consolidated fully with the loans retained on the Group’s balance sheet.
The Group has two covered bond programmes, which have ring-fence asset pools and guarantee the covered bonds issued by the Group.
At the reporting date the Group had over-collateralised these programmes to meet the terms of the programmes, to secure the rating of the covered bonds and to provide operational flexibility. From time to time, the obligations of the Group to provide collateral may increase due to the formal requirements of the programmes. The Group may also voluntarily contribute collateral to support the ratings of the covered bonds.
Covered bonds includes Pfandbriefe, which the Group issued for the first time in 2024.
The Group’s securitisation vehicles issue notes that are held both externally and internally, and are secured on loans and advances to customers amounting to £27,657 million at 31 December 2024 (2023: £30,716 million), the majority of which have been sold by subsidiary companies to bankruptcy remote structured entities. As the structured entities are funded by the issue of debt on terms whereby the majority of the risks and rewards of the portfolio are retained by the subsidiary, the structured entities are consolidated fully and all of these loans are retained on the Group’s balance sheet.
Certain loans and advances to customers have been assigned to bankruptcy remote limited liability partnerships.
Cash deposits of £3,256 million (2023: £3,794 million) which support the debt securities issued by the structured entities, the term advances related to covered bonds and other legal obligations, are held by the Group. Additionally, the Group has certain contractual arrangements to provide liquidity facilities to some of these structured entities. At 31 December 2024 these obligations had not been triggered; the maximum exposure under these facilities was £11 million (2023: £29 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 26: Debt securities in issue continued
The Group recognises the full liabilities associated with its securitisation and covered bond programmes within debt securities in issue, although the obligations of the Group in respect of its securitisation issuances are limited to the cash flows generated from the underlying assets. The Group could be required to provide additional support to a number of the securitisation programmes to support the credit ratings of the debt securities issued, in the form of increased cash reserves and the holding of subordinated notes. Further, certain programmes contain contractual obligations that require the Group to repurchase assets should they become credit-impaired or as otherwise required by the transaction documents. The Group has not provided financial or other support by voluntarily offering to repurchase assets from any of its public securitisation programmes during 2024 (2023: none).
Note 27: Other liabilities

	2024 £m	2023 £m
Third party interests in consolidated funds[1]	10,706	10,518
Lease liabilities	1,261	1,632
Disposal group liabilities[2]:
Liabilities arising from insurance contracts	5,268	–
Other creditors and accruals	8,683	6,876
Total other liabilities	25,918	19,026
1Where a collective investment vehicle is consolidated, the interests of parties other than the Group are reported at fair value in other liabilities.
2Further information on the disposal group is provided in note 24.
The maturity analysis of the Group’s lease liabilities on an undiscounted basis is set out in the liquidity risk section on page 188.
Note 28: Provisions
Critical accounting judgements and key sources of estimation uncertainty

Critical judgement:	Determining whether a present obligation exists and whether it is more likely than not that an outflow of resources will be required to settle that obligation
Key sources of estimation uncertainty:	Populations impacted, level of remediation and response rates
Determining the amount of the provisions, which represent management’s best estimate of the cost of settling these issues, requires the exercise of significant judgement and estimation. It will often be necessary to form a view on matters which are inherently uncertain, such as the scope of reviews required by regulators, and to estimate the number of future complaints, the extent to which they will be upheld, the average cost of redress and the impact of decisions reached by legal and other review processes that may be relevant to claims received. Consequently, the continued appropriateness of the underlying assumptions is reviewed on a regular basis against actual experience and other relevant evidence and adjustments made to the provisions where appropriate.

Provisions for financial commitments and guarantees £m		Regulatory and legal provisions £m	Other £m	Total £m
At 1 January 2024	322	1,105	650	2,077
Exchange and other adjustments	(1)	(3)	(1)	(5)
Provisions applied	–	(401)	(488)	(889)
Charge (release) for the year	(51)	899	282	1,130
At 31 December 2024	270	1,600	443	2,313
Provisions for financial commitments and guarantees
Provisions are recognised for expected credit losses on undrawn loan commitments and financial guarantees.
Regulatory and legal provisions
In the course of its business, the Group is engaged on a regular basis in discussions with UK and overseas regulators and other governmental authorities on a range of matters, including legal and regulatory reviews and, from time to time, enforcement investigations (including in relation to compliance with applicable laws and regulations, such as those relating to prudential regulation, consumer protection, investment advice, employment, business conduct, systems and controls, environmental, sustainability, competition/anti-trust, tax, anti-
bribery, anti-money laundering and sanctions). Any matters discussed or identified during such discussions and inquiries may result in, among other things, further inquiry or investigation, other action being taken by governmental and/or regulatory authorities, increased costs being incurred by the Group, remediation of systems and controls, public or private censure, restriction of the Group’s business activities and/or fines. The Group also receives complaints in connection with its past conduct and claims brought by or on behalf of current and former employees, customers (including their appointed representatives), investors and other third parties and is subject to legal proceedings and other legal actions from time to time. Any events or circumstances disclosed could have a material adverse effect on the Group’s financial position, operations or cash flows. Provisions are held where the Group can reliably estimate a probable outflow of economic resources. The ultimate liability of the Group may be significantly more, or less, than the amount of any provision recognised. If the Group is unable to determine a reliable estimate, a contingent liability is disclosed. The recognition of a provision does not amount to an admission of liability or wrongdoing on the part of the Group. During the year ended 31 December 2024 the Group charged a further
£899 million in respect of legal actions and other regulatory matters and the unutilised balance at 31 December 2024 was £1,600 million
(31 December 2023: £1,105 million). The most significant items are outlined below.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 28: Provisions continued
Motor commission review
The Group recognised a £450 million provision in 2023 for the potential impact of the FCA review into historical motor finance commission arrangements and sales announced in January 2024. In the fourth quarter of 2024, a further £700 million provision has been recognised in relation to motor finance commission arrangements, in light of the Court of Appeal (CoA) decisions handed down in their judgment in
Wrench, Johnson and Hopcraft (WJH) in October 2024, which goes beyond the scope of the original FCA motor finance commissions review.
The CoA judgment in WJH, determined that motor dealers acting as credit brokers owe certain duties to disclose to their customers commission payable to them by lenders, and that lenders will be liable for dealers’ non-disclosures. This sets a higher bar for the disclosure of and consent to the existence, nature, and quantum of any commission paid than had been understood to be required or applied across the motor finance industry prior to the decision. The Group’s understanding of compliant disclosure was built on FCA and other regulatory guidance and previous legal authorities. These CoA decisions relate to commission disclosure and consent obligations which go beyond the scope of the current FCA motor finance commissions review. The Supreme Court granted the relevant lenders permission to appeal the
WJH judgment and the substantive hearing is scheduled to be heard on 1 April to 3 April 2025.
Following the WJH decision, the FCA extended their temporary complaint handling rules in relation to discretionary commission arrangements (DCA) complaints to include non-DCA commission complaints until December 2025. The FCA has also announced that it intends to set out next steps in its review into DCAs in May 2025 and hopes to provide an update on motor finance non-DCA complaints at the same time, but its next steps in relation to both types of complaint will depend on the progress of the appeal to the Supreme Court of
WJH and the timing and nature of any decision. In addition, there are a number of other relevant judicial proceedings which may influence the eventual outcome, including a judicial review (which is now subject to appeal) of a final decision by the Financial Ombudsman Service
(FOS) against another lender that was heard in October 2024.
The Group continues to receive complaints as well as claims in the County Courts in respect of motor finance commissions. A large number of those claims have been stayed, as has a claim in the Competition Appeal Tribunal.
In establishing the provision estimate, the Group has created a number of scenarios to address uncertainties around a number of key assumptions. These include the potential outcomes of the Supreme Court appeal, any steps that the FCA may take and outcomes in relation to the extent of harm and remedies. Other key assumptions include applicable commission models, commission rates, time periods, response rates, uphold rates, levels of redress / interest applied and costs to deliver. The Group will continue to assess developments and potential impacts, including the outcome of the appeals, any announcement by the FCA of their next steps, and any action by other regulators or government bodies. Given that there is a significant level of uncertainty in terms of the eventual outcome, the ultimate financial impact could materially differ from the amount provided.
HBOS Reading – review
The Group continues to apply the recommendations from Sir Ross Cranston’s review, issued in December 2019, including a reassessment of direct and consequential losses by an independent panel (the Foskett Panel), an extension of debt relief and a wider definition of de facto directors. The Foskett Panel’s full scope and methodology was published on 7 July 2020. The Foskett Panel’s stated objective is to consider cases via a non-legalistic and fair process and to make its decisions in a generous, fair and common sense manner, assessing claims against an expanded definition of the fraud and on a lower evidential basis.
In June 2022, the Foskett Panel announced an alternative option, in the form of a fixed sum award which could be accepted as an alternative to participation in the full re-review process, to support earlier resolution of claims for those deemed by the Foskett Panel to be victims of the fraud.
Virtually all of the population have now had decisions via the Fixed Sum Award process, with operational costs, redress and tax costs associated with the re-reviews recognised within the amount provided.
Notwithstanding the settled claims and the increase in outcomes which builds confidence in the full estimated cost, uncertainties remain and the final outcome could be different. There is no confirmed timeline for the completion of the re-review process nor the review by
Dame Linda Dobbs. The Group remains committed to implementing the recommendations in full.
Payment protection insurance (PPI)
The Group continues to challenge PPI litigation cases, with mainly operational costs and legal fees associated with litigation activity recognised within regulatory and legal provisions.
Customer claims in relation to insurance branch business in Germany
The Group continues to receive claims from customers in Germany relating to policies issued by Clerical Medical Investment Group Limited
(subsequently renamed Scottish Widows Limited), with smaller numbers of claims received from customers in Austria and Italy.
Operational costs, redress and legal fees associated with the claims are recognised within regulatory and legal provisions.
Other
The Group carries provisions of £154 million (31 December 2023: £137 million) in respect of dilapidations, rent reviews and other property-
related matters.
Provisions are also made for staff and other costs related to Group restructuring initiatives at the point at which the Group becomes committed to the expenditure; at 31 December 2024 provisions of £135 million (31 December 2023: £245 million) were held.
The Group carries provisions of £35 million (31 December 2023: £46 million) for indemnities and other matters relating to legacy business disposals in prior years. Whilst there remains significant uncertainty as to the timing of the utilisation of the provisions, the Group expects the majority of the remaining provisions to have been utilised by 31 December 2026.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 29: Subordinated liabilities
The movement in subordinated liabilities during the year was as follows:

	Preference shares £m	Undated £m	Dated £m	Total £m
At 1 January 2023	470	150	10,110	10,730
Issued during the year[1]:
6.625% Fixed Rate Reset Dated Subordinated Notes 2033 (£750 million)	–	–	747	747
5.25% Fixed Rate Reset Dated Subordinated Notes 2033 (S$500 million)	–	–	288	288
Fixed-to-Floating Rate Dated Subordinated Notes 2033 (A$750 million)	–	–	382	382
	–	–	1,417	1,417
Repurchases and redemptions during the year[1]:
9.625% Subordinated Bonds 2023 (£300 million)	–	–	(92)	(92)
7.07% Subordinated Fixed Rate Notes 2023 (€175 million)	–	–	(155)	(155)
5.5% Dated Subordinated Notes 2023 (£850 million)	–	–	(850)	(850)
Dated Subordinated Fixed Rate Reset Notes 2028 (€750 million)	–	–	(643)	(643)
8.75% Perpetual Subordinated Bonds (£100 million)	–	(5)	–	(5)
7.375% Subordinated Undated Instruments (£150 million)	–	–	–	–
8% Undated Subordinated Step-up Notes 2023 (£200 million)	–	–	–	–
	–	(5)	(1,740)	(1,745)
Foreign exchange movements	(2)	–	(379)	(381)
Other movements (cash and non-cash)[2]	(2)	(1)	235	232
At 31 December 2023	466	144	9,643	10,253
Issued during the year[1]:
4.375% Fixed Rate Reset Dated Subordinated Notes 2034 (€500 million)	–	–	427	427
5.788% Fixed-to-Floating Rate Dated Subordinated Notes 2034 (A$250 million)	–	–	128	128
Floating Rate Dated Subordinated Notes 2034 (A$500 million)	–	–	257	257
	–	–	812	812
Repurchases and redemptions during the year[1]:
6.475% Non-cumulative Preference Shares callable 2024 (£186 million)	(47)	–	–	(47)
4.5% Dated Subordinated Notes 2024 ($1,000 million)	–	–	(772)	(772)
	(47)	–	(772)	(819)
Foreign exchange movements	(1)	–	(24)	(25)
Other movements (cash and non-cash)[2]	(5)	1	(128)	(132)
At 31 December 2024	413	145	9,531	10,089
1Issuances in the year generated cash inflows of £812 million (2023: £1,417 million); the repurchases and redemptions resulted in cash outflows of £819 million (2023: £1,745 million).
2Other movements include hedge accounting movements and cash payments in respect of interest on subordinated liabilities in the year amounting to £622 million (2023: £623 million)
offset by the interest expense in respect of subordinated liabilities of £738 million (2023: £712 million).
These securities will, in the event of the winding-up of the issuer, be subordinated to the claims of depositors and all other creditors of the issuer, other than creditors whose claims rank equally with, or are junior to, the claims of the holders of the subordinated liabilities. The subordination of specific subordinated liabilities is determined in respect of the issuer and any guarantors of that liability. The claims of holders of preference shares and preferred securities are generally junior to those of the holders of undated subordinated liabilities, which in turn are junior to the claims of holders of the dated subordinated liabilities.
Preference shares
The Company has in issue various classes of preference shares, with a nominal value of £74 million (296,227,449 shares), which are all classified as liabilities under IFRS accounting standards and are shown below. This represents 0.49 per cent of the total issued share capital
(60,913,240,420 shares) of the Group.

	Number of shares
	2024	2023	2022
6% Non-cumulative Redeemable Preference shares of GBP0.25	400	400	400
6.475% Non-cumulative Preference shares of GBP0.25	–	47,273,816	47,273,816
9.25% Non-cumulative Irredeemable Preference shares of GBP0.25	252,510,147	252,510,147	252,510,147
9.75% Non-cumulative Irredeemable Preference shares of GBP0.25	43,630,285	43,630,285	43,630,285
6.413% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	48,990	48,990	48,990
6.657% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	37,627	37,627	37,627
Total	296,227,449	343,501,265	343,501,265
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 29: Subordinated liabilities continued

	2024		2023		2022
	£m	% of share capital	£m	% of share capital	£m	% of share capital
6% Non-cumulative Redeemable Preference shares of GBP0.25	–	–	–	–	–	–
6.475% Non-cumulative Preference shares of GBP0.25	–	–	12	0.07	12	0.07
9.25% Non-cumulative Irredeemable Preference shares of GBP0.25	63	0.42	63	0.40	63	0.37
9.75% Non-cumulative Irredeemable Preference shares of GBP0.25	11	0.07	11	0.07	11	0.06
6.413% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	–	–	–	–	–	–
6.657% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	–	–	–	–	–	–
Total	74	0.49	86	0.54	86	0.50
In any general meeting of the Company which is held as a physical general meeting, a resolution put to the vote of the meeting shall be decided by a poll unless the chair of the meeting determines that such resolution shall be decided on a show of hands, although in certain circumstances such decision may be overridden by a sufficient number of shareholders demanding a poll. At a general meeting of the
Company, every holder of shares (whether ordinary or preference shares) who is present in person or by proxy and entitled to vote, shall have one vote per share in relation to the resolutions on which they are entitled, respectively, to vote, whether such vote is held on a poll or a show of hands.
100 per cent of preference shares have voting rights. The preference shares represent 0.49 per cent of the total voting rights of the
Company, the remainder being represented by the ordinary shares.
The rights and obligations attaching to the preference shares are set out in:
i.the Company’s articles of association, a copy of which can be obtained from Companies House or from our website
(www.lloydsbankinggroup.com/who-we-are/group-overview/corporate-governance.html );
ii.in respect of the 6 per cent Non-cumulative Redeemable Preference shares, in Companies House form 128(1) filed at Companies
House on 12 January 2005, a copy of which is available from Companies House (www.companieshouse.gov.uk ); and
iii.in respect of the other classes of preference shares, in the prospectus dated 20 November 2008 and published on the
National Storage Mechanism on that date, a copy of which prospectus is available on the National Storage Mechanism
(https://data.fca.org.uk/#/nsm/nationalstoragemechanism ).
None of the preference shares have any multiple or unequal voting rights.
As at 31 December 2024, the free float percentage of all of the Company’s ordinary and preference listed shares in issue was over 99.99 per cent, by both number of shares and nominal value. The balance was comprised of the 400 unlisted 6 per cent Non-cumulative Redeemable
Preference shares of GBP0.25 each referred to above (£100 in total).
Note 30: Share capital
Issued and fully paid ordinary share capital

	Number of shares
Ordinary shares of 10p (formerly 25p) each	2024	2023	2022
At 1 January	63,569,225,662	67,287,852,204	71,022,593,135
Issued under employee share schemes	734,265,017	667,636,165	793,990,660
Share buyback programme (note 33)	(3,686,477,708)	(4,386,262,707)	(4,528,731,591)
At 31 December	60,617,012,971	63,569,225,662	67,287,852,204

	2024		2023		2022
Ordinary shares of 10p (formerly 25p) each	£m	% of share capital	£m	% of share capital	£m	% of share capital
At 1 January	6,358		6,729		7,102
Issued under employee share schemes	73		67		80
Share buyback programme (note 33)	(369)		(438)		(453)
At 31 December	6,062	99.52	6,358	99.46	6,729	99.50
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 30: Share capital continued
Ordinary shares
As permitted by the Companies Act 2006, the Company removed references to authorised share capital from its articles of association at the annual general meeting on 5 June 2009. This change took effect from 1 October 2009. There are no restrictions on the transfer of shares in the Company other than as set out in the articles of association and:
•Certain restrictions which may from time to time be imposed by law and regulations (for example, insider trading laws)
•Where directors and certain employees of the Company require the approval of the Company to deal in the Company’s shares
•Pursuant to the rules of some of the Company’s employee share plans where certain restrictions may apply while the shares are subject to the plans
Where, under an employee share plan operated by the Company, participants are the beneficial owners of shares but not the registered owners, the voting rights are normally exercised by the registered owner at the direction of the participant. Outstanding awards and options would normally vest and become exercisable on a change of control, subject to the satisfaction of any performance conditions at that time.
All of the Company’s issued ordinary share capital is listed (i.e. the free float percentage of the ordinary shares is 100 per cent) and none of the shares have any multiple or unequal voting rights; each share carries one vote. In addition, the Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of securities and/or voting rights.
The directors have authority to allot and issue ordinary and preference shares and to make market purchases of ordinary and preference shares as granted at the annual general meeting on 16 May 2024. The authority to issue shares and the authority to make market purchases of shares will expire at the next annual general meeting. Shareholders will be asked, at the annual general meeting, to give similar authorities.
Subject to any rights or restrictions attached to any shares, on a show of hands at a general meeting of the Company every holder of shares present in person or by proxy and entitled to vote has one vote and on a poll every member present and entitled to vote has one vote for every share held. The special rights attached to any class of shares (including preference shares) in the Company may, subject to the statutory provisions, be varied or abrogated either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class
(but not otherwise).
The holders of ordinary shares, who held 100 per cent of the total ordinary share capital at 31 December 2024, are entitled to receive the
Company’s report and accounts, attend, speak and vote at general meetings and appoint proxies to exercise voting rights. Holders of ordinary shares may also receive a dividend (subject to the provisions of the Company’s articles of association) and in the event of a winding-up, may share in the assets of the Company.
The rights and obligations attached to the Company’s ordinary shares are set out in the Company’s articles of association, a copy of which can be found at www.lloydsbankinggroup.com/who-we-are/group-overview/corporate-governance.html →.
Preference shares
The Company has in issue various classes of preference shares which are all classified as liabilities under IFRS accounting standards and which are included in note 29. The statement above (under the heading ‘Ordinary shares’) in relation to the variation of special rights attaching to any shares is also applicable to preference shares.
Note 31: Earnings per share

	2024 £m	2023 £m	2022 £m
Profit attributable to ordinary shareholders – basic and diluted	3,923	4,933	3,389

	2024 million	2023 million	2022 million
Weighted average number of ordinary shares in issue – basic	62,413	64,953	68,847
Adjustment for share options and awards	661	807	835
Weighted average number of ordinary shares in issue – diluted	63,074	65,760	69,682

Basic earnings per share	6.3p	7.6p	4.9p
Diluted earnings per share	6.2p	7.5p	4.9p
Basic earnings per share are calculated by dividing the net profit attributable to equity shareholders by the weighted average number of ordinary shares in issue during the year, which has been calculated after deducting 71 million (2023: 180 million; 2022: 198 million) ordinary shares representing the Group’s holdings of own shares in respect of employee share schemes.
For the calculation of diluted earnings per share the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares that arise in respect of share options and awards granted to employees. The number of shares that could have been acquired at the annual average price of the Company’s shares based on the monetary value of the subscription rights attached to outstanding share options and awards is determined. This is deducted from the number of shares issuable under such options and awards to leave a residual bonus amount of shares which are added to the weighted average number of ordinary shares in issue, but no adjustment is made to the profit attributable to equity shareholders.
There were 16 million anti-dilutive share options and awards excluded from the calculation of diluted earnings per share (2023: 41 million;
2022: 63 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 32: Share premium account

	2024 £m	2023 £m	2022 £m
At 1 January	18,568	18,504	18,479
Issued under employee share schemes	117	64	25
Redemption of preference shares[1]	35	–	–
At 31 December	18,720	18,568	18,504
1During the year ended 31 December 2024, the Group redeemed all of its outstanding 6.475% Non-cumulative Preference Shares at their combined sterling value of £47 million. These preference shares had been accounted for as subordinated liabilities. On redemption an amount of £35 million was transferred from the distributable merger reserve to the share premium account.
Note 33: Other reserves

	2024 £m	2023 £m	2022 £m
Merger reserve	7,102	7,149	7,149
Capital redemption reserve	5,751	5,370	4,932
Revaluation reserve in respect of debt securities held at fair value through other comprehensive income	(113)	(67)	50
Revaluation reserve in respect of equity shares held at fair value through other comprehensive income	93	–	57
Cash flow hedging reserve	(3,755)	(3,766)	(5,476)
Foreign currency translation reserve	(251)	(178)	(125)
At 31 December	8,827	8,508	6,587
The merger reserve primarily comprises the premium on shares issued in January 2009 as part of the recapitalisation of the Group and the acquisition of HBOS plc.
The capital redemption reserve represents transfers from distributable reserves in accordance with companies’ legislation upon the redemption of ordinary and preference share capital.
The revaluation reserves in respect of debt securities and equity shares held at fair value through other comprehensive income represent the cumulative after-tax unrealised change in the fair value of financial assets so classified since initial recognition; or in the case of financial assets obtained on acquisitions of businesses, since the date of acquisition.
The cash flow hedging reserve represents the cumulative after-tax gains and losses on effective cash flow hedging instruments that will be reclassified to the income statement in the periods in which the hedged item affects profit or loss.
The foreign currency translation reserve represents the cumulative after-tax gains and losses on the translation of foreign operations and exchange differences arising on financial instruments designated as hedges of the Group’s net investment in foreign operations.

Merger reserve	2024 £m	2023 £m	2022 £m
At 1 January	7,149	7,149	7,149
Redemption of preference shares (note 29)	(47)	–	–
At 31 December	7,102	7,149	7,149

Capital redemption reserve	2024 £m	2023 £m	2022 £m
At 1 January	5,370	4,932	4,479
Redemption of preference shares (note 29)	12	–	–
Shares cancelled under share buyback programme (see below)	369	438	453
At 31 December	5,751	5,370	4,932
In 2024, 2023 and 2022 the Group commenced and completed share buyback programmes to repurchase outstanding ordinary shares. In
2024 the Group bought back and cancelled 3,686 million shares under the programme (2023: 4,386 million shares; 2022: 4,529 million shares), for a total consideration, including expenses, of £2,011 million (2023: £1,993 million; 2022: £2,013 million). Upon cancellation,
£369 million (2023: £438 million; 2022: £453 million), being the nominal value of the shares repurchased, was transferred to the capital redemption reserve.

Revaluation reserve in respect of debt securities held at fair value through other comprehensive income	2024 £m	2023 £m	2022 £m
At 1 January	(67)	50	207
Change in fair value	(53)	(40)	(133)
Deferred tax	14	11	31
Current tax	1	1	8
	(38)	(28)	(94)
Income statement transfers in respect of disposals (note 9)	(7)	(122)	(92)
Deferred tax	2	35	23
	(5)	(87)	(69)
Impairment recognised in the income statement	(3)	(2)	6
At 31 December	(113)	(67)	50
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 33: Other reserves continued

Revaluation reserve in respect of equity shares held at fair value through other comprehensive income	2024 £m	2023 £m	2022 £m
At 1 January	–	57	9
Change in fair value	93	(54)	44
Deferred tax	–	(3)	3
	93	(57)	47
Realised gains and losses transferred to retained profits	–	–	–
Deferred tax	–	–	1
	–	–	1
At 31 December	93	–	57

Cash flow hedging reserve	2024 £m	2023 £m	2022 £m
At 1 January	(3,766)	(5,476)	(457)
Change in fair value of hedging derivatives	(2,577)	545	(6,990)
Deferred tax	719	(160)	1,940
	(1,858)	385	(5,050)
Net income statement transfers	2,597	1,838	43
Deferred tax	(728)	(513)	(12)
	1,869	1,325	31
At 31 December	(3,755)	(3,766)	(5,476)

Foreign currency translation reserve	2024 £m	2023 £m	2022 £m
At 1 January	(178)	(125)	(210)
Currency translation differences arising in the year	(73)	(53)	116
Income statement transfers	–	–	(31)
At 31 December	(251)	(178)	(125)
Note 34: Retained profits

	2024 £m	2023 £m	2022 £m
At 1 January	6,790	6,550	8,318
Profit attributable to ordinary shareholders	3,923	4,933	3,389
Post-retirement defined benefit scheme remeasurements (net of tax)	(564)	(1,205)	(2,152)
Gains and losses attributable to own credit risk (net of tax)	(56)	(168)	364
Dividends paid (note 36)	(1,828)	(1,651)	(1,475)
Share buyback programme (note 33)	(2,011)	(1,993)	(2,013)
Issue costs of other equity instruments (net of tax)	(6)	(6)	(5)
Repurchase and redemption costs of other equity instruments	(316)	–	(36)
Movement in treasury shares	(173)	103	(60)
Value of employee services	153	227	224
Change in non-controlling interests	–	–	(3)
Realised gains and losses on equity shares held at fair value through other comprehensive income	–	–	(1)
At 31 December	5,912	6,790	6,550
Retained profits are stated after deducting £47 million (2023: £10 million; 2022: £196 million) representing 126 million (2023: 61 million;
2022: 688 million) treasury shares held.
The payment of dividends by subsidiaries and the ability of members of the Group to lend money to other members of the Group may be subject to regulatory or legal restrictions, the availability of reserves and the financial and operating performance of the entity. A number of
Group subsidiaries, principally those with banking and insurance activities, are subject to regulatory capital requirements which require minimum amounts of capital to be maintained relative to their size and risk. The Group actively manages the capital of its subsidiaries, which includes monitoring the regulatory capital ratios for its banking and insurance subsidiaries and, on a consolidated basis, the Ring-
Fenced Bank sub-group, against approved risk appetite levels.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 35: Other equity instruments

	2024 £m	2023 £m	2022 £m
At 1 January	6,940	5,297	5,906
Issued during the year:
$1,000 million 6.75% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2031	763	–	–
$1,250 million 8% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2029	–	1,028	–
£750 million 8.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2028	–	750	–
£750 million 8.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2027	–	–	750
	763	1,778	750
Repurchases and redemptions during the year:
$1,675 million 7.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities	(1,008)	–	–
£500 million 5.125% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2024	(500)	–	–
£1,494 million 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023	–	(135)	(1,359)
	(1,508)	(135)	(1,359)
Profit for the year attributable to other equity holders	498	527	438
Distributions on other equity instruments	(498)	(527)	(438)
At 31 December	6,195	6,940	5,297
The AT1 securities are Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities with no fixed maturity or redemption date. The principal terms of the AT1 securities are described below:
•The securities rank behind the claims against Lloyds Banking Group plc of (a) unsubordinated creditors, (b) claims which are, or are expressed to be, subordinated to the claims of unsubordinated creditors of Lloyds Banking Group plc but not further or otherwise, or (c)
whose claims are, or are expressed to be, junior to the claims of other creditors of Lloyds Banking Group, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the AT1 securities in a winding-up occurring prior to a conversion event being triggered
•The securities bear a fixed rate of interest until the first reset date. After the first reset date or any reset date thereafter, in the event that they are not redeemed, the AT1 securities will bear interest at rates fixed periodically in advance for five-year periods based on market rates
•Interest on the securities will be due and payable only at the sole discretion of Lloyds Banking Group plc, and Lloyds Banking Group plc
may at any time elect to cancel any interest payment (or any part thereof) which would otherwise be payable on any interest payment date. There are also certain restrictions on the payment of interest as specified in the terms
•The securities are undated and are repayable, at the option of Lloyds Banking Group plc, in whole at the first call date or period, or on any fifth anniversary after the first call date or period. In addition, the AT1 securities are repayable, at the option of Lloyds Banking
Group plc, in whole for certain regulatory or tax reasons. Any repayments require the prior consent of the PRA
•The securities convert into ordinary shares of Lloyds Banking Group plc, at a pre-determined price, should the CET1 ratio of the Group fall below 7.0 per cent
Note 36: Dividends on ordinary shares
The directors have recommended a final dividend, which is subject to approval by the shareholders at the annual general meeting on
15 May 2025, of 2.11 pence per ordinary share (2023: 1.84 pence per ordinary share), equivalent to £1,276 million, before the impact of any cancellations of shares under the Company’s buyback programme (2023: £1,169 million, following cancellations of shares under the
Company’s 2024 buyback programme up to the record date), which will be paid on 20 May 2025. These financial statements do not reflect the recommended dividend.
Dividends paid during the year were as follows:

	2024 pence per share	2023 pence per share	2022 pence per share	2024 £m	2023 £m	2022 £m
Final dividend recommended by directors at previous year end	1.84	1.60	1.33	1,169	1,059	930
Interim dividend paid in the year	1.06	0.92	0.80	659	592	545
	2.90	2.52	2.13	1,828	1,651	1,475
The trustees of the following holdings of Lloyds Banking Group plc shares in relation to employee share schemes retain the right to receive dividends but have chosen to waive their entitlement to the dividends on those shares as indicated: the Lloyds Banking Group Share
Incentive Plan (holding at 31 December 2024: 590,670 shares, 31 December 2023: 3,280,207 shares, waived rights to all dividends) and the
Lloyds Banking Group Employee Share Ownership Trust (holding at 31 December 2024: 125,361,633 shares, 31 December 2023:
57,736,111 shares, waived rights to all dividends).
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 37: Related party transactions
Key management personnel
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of an entity; the Group’s key management personnel are the members of the Lloyds Banking Group plc Group Executive Committee together with its non-executive directors.
The table below details, on an aggregated basis, key management personnel compensation:

Compensation	2024 £m	2023 £m	2022 £m
Salaries and other short-term benefits	14	16	12
Post-employment benefits	–	–	–
Share-based payments	20	22	16
Total compensation	34	38	28
There were no aggregate contributions in respect of key management personnel to defined contribution pension schemes (2023 and 2022:
none).

	Share plans
	2024 million	2023 million	2022 million
At 1 January	55	72	74
Granted, including certain adjustments (includes entitlements of appointed key management personnel)	78	27	29
Exercised/lapsed (includes entitlements of former key management personnel)	(10)	(44)	(31)
At 31 December	123	55	72
The tables below detail, on an aggregated basis, balances outstanding at the year end and related income and expense, together with information relating to other transactions between the Group and its key management personnel:

Loans	2024 £m	2023 £m	2022 £m
At 1 January	1	2	3
Advanced (includes loans to appointed key management personnel)	1	–	1
Repayments (includes loans to former key management personnel)	(1)	(1)	(2)
At 31 December	1	1	2
The loans are on both a secured and unsecured basis and are expected to be settled in cash. The loans attracted interest rates of between
2.03 per cent and 32.40 per cent in 2024 (2023: 1.09 per cent and 32.40 per cent; 2022: 1.01 per cent and 30.15 per cent).
No provisions have been recognised in respect of loans given to key management personnel (2023 and 2022: £nil).

Deposits	2024 £m	2023 £m	2022 £m
At 1 January	14	10	11
Placed (includes deposits of appointed key management personnel)	31	44	37
Withdrawn (includes deposits of former key management personnel)	(37)	(40)	(38)
At 31 December	8	14	10
Deposits placed by key management personnel attracted interest rates of up to 6.25 per cent (2023: 6.25 per cent; 2022: 5.0 per cent).
At 31 December 2024, the Group did not provide any guarantees in respect of key management personnel (2023 and 2022: none).
At 31 December 2024, transactions, arrangements and agreements entered into by the Group’s banking subsidiaries with directors and connected persons included amounts outstanding in respect of loans and credit card transactions of £29.0 thousand with five directors and one connected persons (2023: £23.4 thousand with five directors and no connected persons; 2022: £2.0 thousand with two directors and no connected persons).
Subsidiaries
Details of the Group’s subsidiaries and related undertakings are given on pages 318 to 331. In accordance with IFRS 10 Consolidated
Financial Statements, transactions and balances with subsidiaries have been eliminated on consolidation.
Pension funds
The Group provides banking and some investment management services to certain of its pension funds. At 31 December 2024, customer deposits of £113 million (2023: £133 million) related to the Group’s pension funds. As disclosed in note 12, the Group’s main pension funds have entered into a longevity insurance arrangement that was structured as a pass-through involving Scottish Widows.
Collective investment vehicles
The Group manages 88 (2023: 129) collective investment vehicles, such as Open-Ended Investment Companies (OEICs) and of these
50 (2023: 68) are consolidated. The Group invested £142 million (2023: £55 million) and redeemed £513 million (2023: £210 million) in the unconsolidated collective investment vehicles during the year and had investments, at fair value, of £1,461 million (2023: £1,448 million) at
31 December. The Group earned fees of £82 million from the unconsolidated collective investment vehicles during 2024 (2023: £72 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 37: Related party transactions continued
Joint ventures and associates
At 31 December 2024 there were loans and advances to customers of £45 million (2023: £47 million) outstanding and balances within customer deposits of £13 million (2023: £6 million) relating to joint ventures and associates.
During the year the Group paid fees of £4 million (2023: £4 million) to its Schroders Personal Wealth joint venture.
In addition to the above balances, the Group has a number of other associates held by its venture capital business that it accounts for at fair value through profit or loss. At 31 December 2024, these companies had total assets of £7,635 million (2023: £7,519 million), total liabilities of £6,436 million (2023: £5,927 million) and for the year ended 31 December 2024 had turnover of £3,630 million (2023:
£3,381 million) and made a net loss of £328 million (2023: net loss of £293 million). In addition, the Group has provided £1,651 million (2023:
£1,574 million) of financing to these companies on which it received £116 million (2023: £120 million) of interest income in the year.
Note 38: Contingent liabilities, commitments and guarantees
Contingent liabilities, commitments and guarantees arising from the banking business
At 31 December 2024 contingent liabilities, such as performance bonds and letters of credit, arising from the banking business were
£2,605 million (31 December 2023: £2,849 million).
The contingent liabilities of the Group arise in the normal course of its banking business and it is not practicable to quantify their future financial effect. Total commitments and guarantees were £148,619 million (31 December 2023: £143,319 million), of which in respect of undrawn formal standby facilities, credit lines and other commitments to lend, £79,518 million (31 December 2023: £75,080 million) was irrevocable.
Capital commitments
Excluding commitments in respect of investment property (note 24), capital expenditure contracted but not provided for at 31 December
2024 amounted to £640 million (2023: £1,240 million) and related to assets to be leased to customers under operating leases. The Group’s management is confident that future net revenues and funding will be sufficient to cover these commitments.
Interchange fees
With respect to multi-lateral interchange fees (MIFs), the Group is not a party in the ongoing or threatened litigation which involves the card schemes Visa and Mastercard or any settlements of such litigation. However, the Group is a member/licensee of Visa and Mastercard and other card schemes. The litigation in question is as follows:
•Litigation brought by or on behalf of retailers against both Visa and Mastercard in the English Courts, in which retailers are seeking damages on grounds that Visa and Mastercard’s MIFs breached competition law (this includes a judgment of the Supreme Court in June
2020 upholding the Court of Appeal’s finding in 2018 that certain historic interchange arrangements of Mastercard and Visa infringed competition law)
•Litigation brought on behalf of UK consumers in the English Courts against Mastercard
Any impact on the Group of the litigation against Visa and Mastercard remains uncertain at this time, such that it is not practicable for the
Group to provide an estimate of any potential financial effect. Insofar as Visa is required to pay damages to retailers for interchange fees set prior to June 2016, contractual arrangements to allocate liability have been agreed between various UK banks (including the Group) and
Visa Inc, as part of Visa Inc’s acquisition of Visa Europe in 2016. These arrangements cap the maximum amount of liability to which the
Group may be subject and this cap is set at the cash consideration received by the Group for the sale of its stake in Visa Europe to Visa Inc in 2016. In 2016, the Group received Visa preference shares as part of the consideration for the sale of its shares in Visa Europe. A release assessment is carried out by Visa on certain anniversaries of the sale (in line with the Visa Europe sale documentation) and as a result, some
Visa preference shares may be converted into Visa Inc Class A common stock from time to time. Any such release and any subsequent sale of Visa common stock does not impact the contingent liability.
LIBOR and other trading rates
Certain Group companies, together with other panel banks, have been named as defendants in ongoing private lawsuits, including purported class action suits, in the US in connection with their roles as panel banks contributing to the setting of US dollar, Japanese yen and Sterling London Interbank Offered Rate.
Certain Group companies are also named as defendants in (i) UK-based claims, and (ii) two Dutch class actions, raising LIBOR manipulation allegations. A number of claims against the Group in the UK relating to the alleged mis-sale of interest rate hedging products also include allegations of LIBOR manipulation.
It is currently not possible to predict the scope and ultimate outcome on the Group of any private lawsuits or ongoing related challenges to the interpretation or validity of any of the Group’s contractual arrangements, including their timing and scale. As such, it is not practicable to provide an estimate of any potential financial effect.
Tax authorities
The Group has an open matter in relation to a claim for group relief of losses incurred in its former Irish banking subsidiary, which ceased trading on 31 December 2010. In 2020, HMRC concluded its enquiry into the matter and issued a closure notice denying the group relief claim. The Group appealed to the First Tier Tax Tribunal. The hearing took place in May 2023. In January 2025, the First Tier Tribunal concluded in favour of HMRC. The Group believes it has applied the rules correctly and that the claim for group relief is correct. Having reviewed the Tribunal’s conclusions and having taken appropriate advice, the Group intends to appeal the decision and does not consider this to be a case where an additional tax liability will ultimately fall due. If the final determination of the matter by the judicial process is that HMRC’s position is correct, management believes that this would result in an increase in current tax liabilities of approximately
£975 million (including interest) and a reduction in the Group’s deferred tax asset of approximately £275 million. Following the First Tier Tax
Tribunal outcome, the tax will be paid and recognised as a current tax asset, given the Group’s view that the tax liability will not ultimately fall due. It is unlikely that any appeal hearing will be held before 2026, and final conclusion of the judicial process may not be for several years.
There are a number of other open matters on which the Group is in discussions with HMRC (including the tax treatment of certain costs arising from the divestment of TSB Banking Group plc and the tax treatment of costs relating to HBOS Reading), none of which is expected to have a material impact on the financial position of the Group.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 38: Contingent liabilities, commitments and guarantees continued
Arena and Sentinel litigation claims
The Group is facing claims alleging breach of duty and/or mandate in the context of an underlying external fraud matter involving Arena
Television. The Group ~~i~~s defending the claims, which are at an early stage. As such, it is not practicable to estimate the final outcome of the matter and its financial impact (if any) to the Group.
FCA investigation into the Group’s anti-money laundering control framework
As previously disclosed, the FCA had opened an investigation into the Group’s compliance with domestic UK money laundering regulations and the FCA’s rules and Principles for Businesses, with a focus on aspects of its anti-money laundering control framework. This investigation has now been closed by the FCA without any enforcement action taken.
Other legal actions and regulatory matters
In addition, in the course of its business the Group is subject to other complaints and threatened or actual legal proceedings (including class or group action claims) brought by or on behalf of current or former employees, customers (including their appointed representatives), investors or other third parties, as well as legal and regulatory reviews, enquiries and examinations, requests for information, audits, challenges, investigations and enforcement actions, which could relate to a number of issues. This includes matters in relation to compliance with applicable laws and regulations, such as those relating to prudential regulation, employment, consumer protection, investment advice, business conduct, systems and controls, environmental, sustainability, competition/anti-trust, tax, anti-bribery, anti-
money laundering and sanctions, some of which may be beyond the Group’s control, both in the UK and overseas. Where material, such matters are periodically reassessed, with the assistance of external professional advisers where appropriate, to determine the likelihood of the Group incurring a liability. The Group does not currently expect the final outcome of any such case to have a material adverse effect on its financial position, operations or cash flows. Where there is a contingent liability related to an existing provision the relevant disclosures are included within note 28.
Note 39: Structured entities
The Group’s interests in structured entities are both consolidated and unconsolidated. Details of the Group’s interests in consolidated structured entities are set out in note 26 for securitisations and covered bond vehicles, note 12 for structured entities associated with the
Group’s pension schemes, and below in part (A) and (B). Details of the Group’s interests in unconsolidated structured entities are included below in part (C).
(A)Asset-backed conduits
In addition to the structured entities discussed in note 26, which are used for securitisation and covered bond programmes, the Group sponsors an active asset-backed conduit, Cancara, which invests in client receivables and debt securities. The total consolidated exposure of Cancara at 31 December 2024 was £2,272 million (2023: £2,808 million), comprising £1,155 million of loans and advances (2023:
£1,521 million), £559 million of debt securities (2023: £698 million) and £558 million of financial assets at fair value through profit or loss
(2023: £589 million).
All lending assets and debt securities held by the Group in Cancara are restricted in use, as they are held by the collateral agent for the benefit of the commercial paper investors and the liquidity providers only. The Group provides liquidity facilities to Cancara under terms that are usual and customary for standard lending activities in the normal course of the Group’s banking activities. During 2024 there have continued to be planned drawdowns on certain liquidity facilities for balance sheet management purposes, supporting the programme to provide funding alongside the proceeds of the asset-backed commercial paper issuance. The Group could be asked to provide support under the contractual terms of these arrangements including, for example, if Cancara experienced a shortfall in external funding, which may occur in the event of market disruption. The external assets in Cancara are consolidated in the Group’s financial statements.
(B)Consolidated collective investment vehicles and limited partnerships
The assets of the Insurance business held in consolidated collective investment vehicles, such as Open-Ended Investment Companies and limited partnerships, are not directly available for use by the Group. However, the Group’s investment in the majority of these collective investment vehicles is readily realisable. As at 31 December 2024, the total carrying value of these consolidated collective investment vehicle assets and liabilities held by the Group was £59,999 million (2023: £58,351 million).
The Group has no contractual arrangements (such as liquidity facilities) that would require it to provide financial or other support to the consolidated collective investment vehicles; the Group has not previously provided such support and has no current intentions to provide such support.
(C)Unconsolidated structured entities
The Group considers itself the sponsor of a structured entity where it is primarily involved in the design and establishment of the structured entity and further where the Group transfers assets to the structured entity, markets products associated with the structured entity in its own name and/or provides guarantees regarding the structured entity’s performance.
The Group sponsors a range of diverse investment funds and limited partnerships where it acts as the fund manager or equivalent decision-
maker and markets the funds under one of the Group’s brands. The following table describes the types of structured entities that the
Group does not consolidate but in which it holds an interest.

			Total assets of structured entities
Type of entity	Nature and purpose of structured entities	Interest held by the Group	2024 £bn	2023 £bn
Collective investment vehicles and limited partnerships	These vehicles are primarily financed by investments from investors in the vehicles and are matched by policyholder liabilities in the Insurance division.	•Interests in units issued by the vehicles •Fees from management of vehicles	2,434	2,184
Securitisation vehicles	These vehicles issue asset-backed notes to investors and facilitate the management of the Group’s balance sheet.	•Interest in notes issued by the vehicles •Fees for loan servicing	5	5
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 39: Structured entities continued
The following table sets out an analysis of the carrying amount of interest held by the Group in the unconsolidated structured entities. The maximum exposure to loss is the carrying amounts of the assets held.

Carrying amount	Recognised within;	2024 £m	2023 £m
Collective investment vehicles and limited partnerships	Financial assets at fair value through profit or loss	86,630	76,426
Notes held in securitisation vehicles	Financial assets at fair value through profit or loss; and Financial assets at amortised cost	2,403	4,127
Interest rate derivatives provided to securitisation vehicles	Derivative financial instruments (assets); and Derivative financial instruments (liabilities)	22	(17)
During the year the Group has not provided any non-contractual financial or other support to these entities and has no current intention of providing any non-contractual financial or other support in the future.
The fee income earned from unconsolidated structured entities that the Group sponsors but does not have an interest in was £82 million
(2023: £72 million) for collective investment vehicles and £1 million (2023: £nil) for securitisation vehicles. The carrying amount of assets transferred to securitisation vehicles at the time of transfer was £2,004 million (2023: £5,625 million) and the Group recognised a gain of
£11 million on transfer (2023: gain of £31 million).
Continuing involvement in financial assets that have been derecognised
The Group has derecognised financial assets in their entirety following transactions with securitisation vehicles, as noted above. The continuing involvement largely arises from funding provided to the vehicles through the purchase of issued notes. The majority of these notes are recognised as debt securities held at amortised cost. The remaining notes held by the Group, together with interest rate derivatives transacted with the vehicles, are recognised at fair value through profit or loss. The carrying amount of these interests and the maximum exposure to loss is included in the table above. At 31 December 2024 the fair value of the retained notes was £2,401 million
(2023: £4,142 million). The income from the Group’s interest in these structures for the year ended 31 December 2024 was £226 million and cumulatively for the lifetime was £359 million.
Note 40: Transfers of financial assets
Transferred financial assets derecognised in their entirety with ongoing exposure
Through asset securitisations, the Group has transferred financial assets which were derecognised in their entirety, with some continuing involvement. Further details are available in note 39.
Transferred financial assets that continue to be recognised
Details of transferred financial assets that continue to be recognised in full are as follows.
The Group enters into repurchase and securities lending transactions in the normal course of business that do not result in derecognition of the financial assets as substantially all of the risks and rewards, including credit, interest rate, prepayment and other price risks are retained by the Group. In all cases, the transferee has the right to sell or repledge the assets concerned.
As set out in note 26, included within financial assets measured at amortised cost are loans transferred under the Group’s securitisation and covered bond programmes. As the Group retains all or a majority of the risks and rewards associated with these loans, including credit, interest rate, prepayment and liquidity risk, they remain on the Group’s balance sheet. Assets transferred into the Group’s securitisation and covered bond programmes are not available to be used by the Group while the assets are within the programmes. However, the Group retains the right to remove loans from the covered bond programmes where they are in excess of the programme’s requirements. In addition, where the Group has retained some of the notes issued by securitisation and covered bond programmes, the Group has the ability to sell or pledge these retained notes.
In 2024, the Group securitised a portfolio of £1.25 billion of finance lease receivables. This transaction resulted in a partial derecognition of the leases, as the Group neither retained nor transferred substantially all risks and rewards. As of 31 December 2024, the Group continues to recognise £798 million of these lease receivables with a gross up of the same amount in finance lease receivables and other liabilities for the continuing involvement asset and liability required to be recognised under IFRS 9.
The table below sets out the carrying values of the transferred assets and the associated liabilities. For repurchase and securities lending transactions, the associated liabilities represent the Group’s obligation to repurchase the transferred assets. For securitisation programmes, the associated liabilities represent the external notes in issue (note 26). The liabilities shown in the table below have recourse to the transferred assets.

	2024		2023
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Repurchase and securities lending transactions
Financial assets at fair value through profit or loss	2,340	1,089	2,716	1,990
Debt securities held at amortised cost	1,210	–	1,189	–
Financial assets at fair value through other comprehensive income	12,483	4,465	10,928	5,526
Securitisation programmes
Financial assets at amortised cost:
Loans and advances to customers[1]	27,657	5,207	30,716	4,234
1The carrying value of associated liabilities excludes securitisation notes held by the Group of £17,079 million (31 December 2023: £20,150 million).
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 41: Financial risk management
Financial instruments are fundamental to the Group’s activities and the associated risks represent a significant component of the overall risks faced by the Group.
The primary risks affecting the Group through its use of financial instruments are: market risk, credit risk, liquidity risk, capital risk and insurance underwriting risk.
Market risk
The Group’s largest residual interest rate risk exposure arises from balances that are deemed to be insensitive to changes in market rates
(including current accounts, a portion of variable rate deposits and investable equity). The risk is managed through the Group’s structural hedge which consists of longer-term fixed rate assets and interest rate swaps. The notional balance and duration of the structural hedge is reviewed regularly by the Group Asset and Liability Committee. More information is set out on pages 190 to 195.
Credit risk
The Group’s credit risk exposure arises in respect of the instruments below and predominantly in the United Kingdom. Credit risk appetite is set at Board level and is described and reported through a suite of metrics devised from a combination of accounting and credit portfolio performance measures, which include the use of various credit risk rating systems as inputs and assess credit risk at a counterparty level using three components: (i) the probability of default by the counterparty on its contractual obligations; (ii) the current exposures to the counterparty and their likely future development, from which the Group derives the exposure at default; and (iii) the likely loss ratio on the defaulted obligations, the loss given default. The Group uses a range of approaches to mitigate credit risk, including internal control policies, obtaining collateral, using master netting agreements and other credit risk transfers, such as asset sales and credit derivatives based transactions. More information is set out on pages 155 to 180.
Liquidity risk
Liquidity risk is defined as the risk that the Group has insufficient financial resources to meet its commitments as they fall due, or can only secure them at excessive cost. Liquidity risk is managed through a series of measures, tests and reports that are primarily based on contractual maturity. The Group carries out monthly stress testing of its liquidity position against a range of scenarios, including those prescribed by the PRA. The Group’s liquidity risk appetite is also calibrated against a number of stressed liquidity metrics. More information is set out on pages 183 to 189.
Capital risk
Capital is actively managed on an ongoing basis for both the Group and its regulated banking subsidiaries, with associated capital policies and procedures subjected to regular review. The Group assesses both its regulatory capital requirements and the quantity and quality of capital resources it holds to meet those requirements in accordance with the relevant provisions of the Capital Requirements Directive
(CRD V) and Capital Requirements Regulation (UK CRR). This is supplemented through additional regulation set out under the PRA
Rulebook and through associated statements of policy, supervisory statements and other regulatory guidance. Regulatory capital ratios are considered a key part of the budgeting and planning processes. Target capital levels take account of current and future regulatory requirements, capacity for growth and to cover uncertainties. At 31 December 2024, the Group’s common equity tier 1 capital was
£31,979 million (31 December 2023: £31,897 million). Further details of the Group’s capital resources are provided in the table marked audited on page 147.
The insurance business (the Scottish Widows Group) and each of the constituent UK insurance companies within it are regulated by the
PRA. The insurance businesses are required to calculate solvency capital requirements and available capital in accordance with Solvency II.
The Group complied with these requirements in 2024 and 2023. The Insurance business of the Group calculates regulatory capital on the basis of an internal model, which was approved by the PRA on 5 December 2015, with the latest major change to the model approved in
November 2024. The capital position of the Group’s insurance businesses is reviewed on a regular basis by the Insurance, Pensions and
Investments Executive Committee. More information is set out on page 150.
Insurance underwriting risk
Insurance underwriting risk is the risk of adverse developments in the timing, frequency and severity of claims for insured/underwritten events and in customer behaviour, leading to reductions in earnings and/or value and arises within the Group’s Insurance business.
Insurance underwriting risk is measured using a variety of techniques including stress, reverse stress and scenario testing, as well as stochastic modelling. Current and potential future insurance underwriting risk exposures are assessed and aggregated on a range of stresses including risk measures based on 1-in-200 year stresses for the Insurance business’s regulatory capital assessments and other supporting measures where appropriate. The Group also mitigates insurance underwriting risk via the use of reinsurance arrangements. More information is set out on page 182. The Group's critical accounting judgements and key sources of estimation uncertainty for its Insurance business are set out in note 8.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 42: Cash flow statement
(A)Change in operating assets

	2024 £m	2023 £m	2022 £m
Change in financial assets held at amortised cost	(21,106)	12,311	(1,639)
Change in financial assets at fair value through profit or loss	(9,872)	(22,539)	26,219
Change in derivative financial instruments	(4,082)	1,805	(7,704)
Change in other operating assets	(4,562)	(687)	(141)
Change in operating assets	(39,622)	(9,110)	16,735
(B)Change in operating liabilities

	2024 £m	2023 £m	2022 £m
Change in deposits from banks	4	(1,110)	(388)
Change in customer deposits	11,324	(3,850)	(1,207)
Change in repurchase agreements	57	(10,893)	17,471
Change in financial liabilities at fair value through profit or loss	2,619	6,925	(4,849)
Change in derivative financial instruments	1,524	(3,893)	5,982
Change in debt securities in issue at amortised cost	(4,824)	2,094	1,651
Change in insurance contracts[1]	1,941	9,845	(14,901)
Change in investment contract liabilities	6,250	5,502	(1,414)
Change in other operating liabilities[2]	4,708	(388)	(864)
Change in operating liabilities	23,603	4,232	1,481
1Includes insurance contracts presented within disposal group liabilities.
2Includes a decrease of £371 million (2023: increase of £315 million; 2022: decrease of £158 million) in respect of lease liabilities.
(C)Non-cash and other items

	2024 £m	2023 £m	2022 £m
Interest expense on subordinated liabilities	742	720	697
Hedging valuation adjustments on subordinated debt	(271)	141	(1,871)
Accretion of discounts and amortisation of premiums and issue costs	195	1,259	462
Revaluation of investment properties	(67)	87	511
Net gain on sale of financial assets at fair value through other comprehensive income	(7)	(122)	(92)
Share of post-tax results of associates and joint ventures	13	16	(10)
Profit on disposal of tangible fixed assets	(36)	(61)	(121)
Net (credit) charge in respect of defined benefit schemes	(11)	(79)	125
Depreciation and amortisation	3,426	2,905	2,396
Regulatory and legal provisions	899	675	255
Other provision movements	(206)	(30)	(74)
Allowance for loan losses	494	315	1,372
Write-off of allowance for loan losses, net of recoveries	(1,029)	(1,115)	(759)
Impairment (credit) charge on undrawn balances	(51)	–	122
Impairment (credit) charge on financial assets at fair value through other comprehensive income	(3)	(2)	6
Transactions in own shares	(173)	103	(60)
Transfers to income statement from reserves	2,597	1,838	43
Foreign exchange impact on balance sheet[1]	1	502	(286)
Other non-cash items	42	176	185
Total non-cash items	6,555	7,328	2,901
Contributions to defined benefit schemes	(175)	(1,345)	(2,533)
Payments in respect of regulatory and legal provisions	(401)	(378)	(625)
Other	11	17	13
Total other items	(565)	(1,706)	(3,145)
Non-cash and other items	5,990	5,622	(244)
1When considering the movement on each line of the balance sheet, the impact of foreign exchange rate movements is removed in order to show the underlying cash impact.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 42: Cash flow statement continued
(D)Acquisition of Group undertakings, businesses and joint ventures

	2024 £m	2023 £m	2022 £m
Net assets acquired:
Cash and cash equivalents	–	38	–
Intangible assets	–	182	68
Other assets	–	672	131
Deferred tax	–	(58)	–
Other liabilities	–	(646)	(146)
Goodwill arising on acquisition	–	143	335
Cash consideration	–	331	388
Less cash and cash equivalents acquired	–	(38)	(74)
Net cash outflow arising from acquisition of subsidiaries and businesses	–	293	314
Acquisition of and additional investment in joint ventures	179	87	95
Net cash outflow from acquisitions in the year	179	380	409
(E)Analysis of cash and cash equivalents as shown in the balance sheet

	2024 £m	2023 £m	2022 £m

Cash and balances at central banks	62,705	78,110	91,388
Less mandatory reserve deposits[1]	(21)	(1,930)	(2,111)
	62,684	76,180	89,277
Loans and advances to banks and reverse repurchase agreements	15,175	19,048	14,418
Less amounts with a maturity of three months or more	(7,043)	(6,390)	(7,866)
	8,132	12,658	6,552
Total cash and cash equivalents	70,816	88,838	95,829
1Mandatory reserve deposits are held with local central banks in accordance with statutory requirements. Where these deposits are not held in demand accounts and are not available to finance the Group’s day-to-day operations they are excluded from cash and cash equivalents.
Included within cash and cash equivalents at 31 December 2024 is £23 million (2023: £31 million; 2022: £37 million) of restricted cash and cash equivalents held within the Group’s long-term insurance and investments operations, which is not immediately available for use in the business.
Note 43: Events since the balance sheet date
Share buyback
The Board has announced its intention to implement an ordinary share buyback of up to £1.7 billion. This represents the return to shareholders of capital, surplus to that required to provide capacity to grow the business, meet current and future regulatory requirements and cover uncertainties. The share buyback programme will commence as soon as is practicable and is expected to be completed, subject to continued authority from the PRA, by 31 December 2025.
Lloyds Banking Group plc Annual Report and Accounts 2024

Parent company balance sheet
at 31 December

	Note	2024 £m	2023 £m
Assets
Cash and cash equivalents		22	17
Financial assets at fair value through profit or loss	3	23,370	21,453
Derivative financial instruments	3	519	552
Debt securities		2,354	2,429
Loans to subsidiaries	10	17,068	14,742
Investment in subsidiaries	10	51,334	50,826
Current tax recoverable		75	114
Deferred tax assets	4	23	74
Other assets		14	6
Total assets		94,779	90,213
Liabilities
Due to subsidiaries		3	3
Financial liabilities at fair value through profit or loss	3	24,896	18,473
Derivative financial instruments	3	939	1,129
Debt securities in issue at amortised cost	5	8,310	10,211
Other liabilities		142	141
Subordinated liabilities	6	9,720	9,707
Total liabilities		44,010	39,664
Equity
Share capital	7	6,062	6,358
Share premium account	7	18,720	18,568
Merger reserve	8	6,759	6,806
Capital redemption reserve	8	5,751	5,370
Retained profits[1]	9	7,282	6,507
Shareholders’ equity		44,574	43,609
Other equity instruments	7	6,195	6,940
Total equity		50,769	50,549
Total equity and liabilities		94,779	90,213
1The parent company recorded a profit after tax for the year of £5,488 million (2023: £5,139 million).
No income statement or statement of comprehensive income has been shown for the parent company, as permitted by section 408 of the
Companies Act 2006.
The accompanying notes are an integral part of the parent company financial statements.
The directors approved the parent company financial statements on 19 February 2025.

Sir Robin Budenberg Chair	Charlie Nunn Group Chief Executive	William Chalmers Chief Financial Officer
Lloyds Banking Group plc Annual Report and Accounts 2024

Parent company statement of changes in equity
for the year ended 31 December

	Attributable to ordinary shareholders
	Share capital and premium £m	Merger reserve £m	Capital redemption reserve £m	Retained profits £m	Total £m	Other equity instruments £m	Total £m
At 1 January 2022	25,581	6,806	4,479	7,626	44,492	5,906	50,398
Total comprehensive income[1]	–	–	–	961	961	438	1,399
Transactions with owners
Dividends	–	–	–	(1,475)	(1,475)	–	(1,475)
Distributions on other equity instruments	–	–	–	–	–	(438)	(438)
Issue of ordinary shares	105	–	–	–	105	–	105
Share buyback	(453)	–	453	(2,013)	(2,013)	–	(2,013)
Issue of other equity instruments	–	–	–	(5)	(5)	750	745
Repurchase and redemptions of other equity instruments	–	–	–	(37)	(37)	(1,359)	(1,396)
Movement in treasury shares	–	–	–	(59)	(59)	–	(59)
Value of employee services	–	–	–	224	224	–	224
Total transactions with owners	(348)	–	453	(3,365)	(3,260)	(1,047)	(4,307)
At 31 December 2022	25,233	6,806	4,932	5,222	42,193	5,297	47,490
Total comprehensive income[1]	–	–	–	4,612	4,612	527	5,139
Transactions with owners
Dividends	–	–	–	(1,651)	(1,651)	–	(1,651)
Distributions on other equity instruments	–	–	–	–	–	(527)	(527)
Issue of ordinary shares	131	–	–	–	131	–	131
Share buyback	(438)	–	438	(1,993)	(1,993)	–	(1,993)
Issue of other equity instruments	–	–	–	(13)	(13)	1,778	1,765
Repurchase and redemptions of other equity instruments	–	–	–	–	–	(135)	(135)
Movement in treasury shares	–	–	–	103	103	–	103
Value of employee services	–	–	–	227	227	–	227
Total transactions with owners	(307)	–	438	(3,327)	(3,196)	1,116	(2,080)
At 31 December 2023	24,926	6,806	5,370	6,507	43,609	6,940	50,549
Total comprehensive income[1]	–	–	–	4,990	4,990	498	5,488
Transactions with owners
Dividends	–	–	–	(1,828)	(1,828)	–	(1,828)
Distributions on other equity instruments	–	–	–	–	–	(498)	(498)
Issue of ordinary shares	190	–	–	–	190	–	190
Share buyback	(369)	–	369	(2,011)	(2,011)	–	(2,011)
Redemption of preference shares	35	(47)	12	–	–	–	–
Issue of other equity instruments	–	–	–	(6)	(6)	763	757
Repurchase and redemptions of other equity instruments	–	–	–	(316)	(316)	(1,508)	(1,824)
Movement in treasury shares	–	–	–	(173)	(173)	–	(173)
Value of employee services	–	–	–	119	119	–	119
Total transactions with owners	(144)	(47)	381	(4,215)	(4,025)	(1,243)	(5,268)
At 31 December 2024	24,782	6,759	5,751	7,282	44,574	6,195	50,769
1No income statement or statement of comprehensive income has been shown for the parent company, as permitted by section 408 of the Companies Act 2006. Total comprehensive income comprises only the profit for the year.
The accompanying notes are an integral part of the parent company financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Parent company cash flow statement
for the year ended 31 December

	2024 £m	2023 £m	2022 £m
Cash flows from operating activities
Profit before tax	5,440	5,055	1,331
Adjustments for:
Fair value and exchange adjustments and other non-cash items	(83)	744	21
Change in other assets	(1,850)	(1,317)	(177)
Change in other liabilities and other items	4,523	(555)	1,626
Dividends received	(5,187)	(5,024)	(1,120)
Distributions on other equity instruments received	(541)	(505)	(338)
Tax refunded	115	4	27
Net cash provided by (used in) operating activities	2,417	(1,598)	1,370
Cash flows from investing activities
Return of capital contribution	1	1	4
Dividends received	5,187	5,024	1,120
Distributions on other equity instruments received	541	505	338
Acquisitions of and capital injections to subsidiaries	(1,309)	(1,496)	(250)
Return of capital by subsidiaries	800	278	–
Amounts advanced to subsidiaries	(4,340)	(4,563)	(3,148)
Repayment of loans to subsidiaries	2,055	3,556	4,234
Interest received on loans to subsidiaries	386	410	408
Net cash provided by investing activities	3,321	3,715	2,706
Cash flows from financing activities
Dividends paid to ordinary shareholders	(1,828)	(1,651)	(1,475)
Distributions on other equity instruments	(498)	(527)	(438)
Interest paid on subordinated liabilities	(509)	(466)	(370)
Proceeds from issue of subordinated liabilities	812	1,416	838
Proceeds from issue of other equity instruments	757	1,765	745
Proceeds from issue of ordinary shares	187	86	31
Share buyback	(2,011)	(1,993)	(2,013)
Repayment of subordinated liabilities	(819)	(643)	–
Repurchase and redemptions of other equity instruments	(1,824)	(135)	(1,396)
Net cash used in financing activities	(5,733)	(2,148)	(4,078)
Change in cash and cash equivalents	5	(31)	(2)
Cash and cash equivalents at beginning of year	17	48	50
Cash and cash equivalents at end of year	22	17	48
The accompanying notes are an integral part of the parent company financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the parent company financial statements
for the year ended 31 December
Note 1: Basis of preparation and accounting policies
The financial statements of Lloyds Banking Group plc have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006. The financial statements have also been prepared in accordance with IFRS®
Accounting Standards as issued by the International Accounting Standards Board (IASB).
The financial information has been prepared under the historical cost convention, as modified by the revaluation of certain financial assets and liabilities at fair value through profit or loss and all derivative contracts. The accounting policies of the Company are the same as those of the Group, which are set out in note 2 to the consolidated financial statements. Investments in subsidiaries are carried at historical cost, less any provisions for impairment. Fees payable to the Company’s auditors by the Group are set out in note 13 to the consolidated financial statements.
Note 2: Measurement basis of financial assets and liabilities
The accounting policies in note 2 to the consolidated financial statements describe how different classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognised. The following table analyses the carrying amounts of the Company’s financial assets and liabilities by category and by balance sheet heading.

	Derivatives designated as hedging instruments £m	Mandatorily held at fair value through profit or loss		Designated at fair value through profit or loss £m	Held at amortised cost £m
		Held for trading £m	Other £m			Total £m
At 31 December 2024
Financial assets
Cash and cash equivalents	–	–	–	–	22	22
Financial assets at fair value through profit or loss	–	–	23,370	–	–	23,370
Derivative financial instruments	38	481	–	–	–	519
Debt securities	–	–	–	–	2,354	2,354
Loans to subsidiaries	–	–	–	–	17,068	17,068
Total financial assets	38	481	23,370	–	19,444	43,333
Financial liabilities
Due to subsidiaries	–	–	–	–	3	3
Financial liabilities at fair value through profit or loss	–	–	–	24,896	–	24,896
Derivative financial instruments	442	497	–	–	–	939
Debt securities in issue at amortised cost	–	–	–	–	8,310	8,310
Subordinated liabilities	–	–	–	–	9,720	9,720
Total financial liabilities	442	497	–	24,896	18,033	43,868
At 31 December 2023
Financial assets
Cash and cash equivalents	–	–	–	–	17	17
Financial assets at fair value through profit or loss	–	–	21,453	–	–	21,453
Derivative financial instruments	38	514	–	–	–	552
Debt securities	–	–	–	–	2,429	2,429
Loans to subsidiaries	–	–	–	–	14,742	14,742
Total financial assets	38	514	21,453	–	17,188	39,193
Financial liabilities
Due to subsidiaries	–	–	–	–	3	3
Financial liabilities at fair value through profit or loss	–	–	–	18,473	–	18,473
Derivative financial instruments	542	587	–	–	–	1,129
Debt securities in issue at amortised cost	–	–	–	–	10,211	10,211
Subordinated liabilities	–	–	–	–	9,707	9,707
Total financial liabilities	542	587	–	18,473	19,921	39,523
Note 17 to the consolidated financial statements outlines the valuation hierarchy into which financial instruments measured at fair value are categorised.
The assets held at fair value through profit or loss represent holdings of debt securities issued by subsidiaries. The contractual terms of such instruments contain certain write-down and conversion features and so are not considered to satisfy the solely payments of principal and interest test.
Financial liabilities designated at fair value through profit or loss represent debt securities in issue which are accounted for at fair value to significantly reduce an accounting mismatch. The changes in the credit risk of these liabilities are linked to the changes in credit risk on corresponding assets that the Company holds at fair value through profit or loss, representing debt securities issued by subsidiaries. Given the economic relationship between these assets and liabilities, the Company presents changes in the credit risk of its liabilities in profit or loss in order to avoid creating or enlarging an accounting mismatch.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 2: Measurement basis of financial assets and liabilities continued
The amount contractually payable on maturity of the debt securities held at fair value through profit or loss at 31 December 2024 was
£24,488 million, which was £408 million lower than the balance sheet carrying value (2023: £18,397 million, which was £76 million lower than the balance sheet carrying value). At 31 December 2024 there was a cumulative £845 million increase in the fair value of these liabilities attributable to changes in credit risk (2023: increase of £756 million), of which a £89 million increase arose in 2024 and a
£331 million increase arose in 2023; this is determined by reference to the quoted credit spreads of the Company.
Note 3: Fair values of financial assets and liabilities
The valuation techniques for the Company’s financial instruments are as discussed in note 17 to the consolidated financial statements.
Valuation hierarchy
The table below analyses the assets and liabilities of the Company. With the exception of derivatives and those financial assets and liabilities carried at fair value through profit or loss, all assets and liabilities are held at amortised cost. They are categorised into levels 1 to 3 based on the degree to which their fair value is observable. No assets or liabilities were categorised as level 1 (2023: none).

	2024				2023
	Carrying value £m	Fair value £m	Valuation hierarchy		Carrying value £m	Fair value £m	Valuation hierarchy
			Level 2 £m	Level 3 £m			Level 2 £m	Level 3 £m
Financial assets at fair value through profit or loss	23,370	23,370	23,370	–	21,453	21,453	21,453	–
Derivative financial instruments	519	519	519	–	552	552	552	–
Debt securities	2,354	2,240	2,240	–	2,429	2,259	2,259	–
Loans to subsidiaries	17,068	17,068	17,068	–	14,742	14,742	14,742	–
Total financial assets	43,311	43,197	43,197	–	39,176	39,006	39,006	–
Due to subsidiaries	3	3	3	–	3	3	3	–
Financial liabilities at fair value through profit or loss	24,896	24,896	24,896	–	18,473	18,473	18,473	–
Derivative financial instruments	939	939	939	–	1,129	1,129	1,129	–
Debt securities in issue at amortised cost	8,310	8,140	8,140	–	10,211	9,948	9,948	–
Subordinated liabilities	9,720	10,038	10,038	–	9,707	9,515	9,515	–
Total financial liabilities	43,868	44,016	44,016	–	39,523	39,068	39,068	–
The carrying amount of cash and cash equivalents (2024: £22 million; 2023: £17 million) is a reasonable approximation of fair value.
At 31 December 2024 £18,915 million of financial assets at fair value through profit or loss, £287 million of derivative financial assets,
£1,736 million of debt securities and £11,876 million of loans to subsidiaries included in total financial assets had maturities greater than one year (2023: £16,281 million, £370 million, £1,736 million and £11,827 million). Of the balances included in total financial liabilities,
£20,237 million of financial liabilities at fair value through profit or loss, £633 million of derivative financial liabilities, £6,082 million of debt securities in issue at amortised cost and £8,371 million of subordinated liabilities had maturities greater than one year at 31 December 2024
(2023: £15,134 million, £855 million, £8,584 million and £8,871 million).
Note 4: Deferred tax
As at 31 December 2024 the Company carried a deferred tax asset of £23 million (2023: £74 million). There was no deferred tax liability at
31 December 2024 or 31 December 2023. The movement in the deferred tax asset during 2024 primarily related to financial liabilities at fair value through profit and loss (giving rise to a £20 million charge to the income statement) and shared-based payments (giving rise to a
£23 million charge in equity).
Note 5: Debt securities in issue at amortised cost
These comprise notes issued by the Company in a number of currencies, although predominantly US dollars and euros, with maturity dates ranging up to 2049.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the parent company financial statements continued
for the year ended 31 December
Note 6: Subordinated liabilities
These liabilities will, in the event of the winding-up of the issuer, be subordinated to the claims of depositors and all other creditors of the issuer. Any repayments of subordinated liabilities require the consent of the Prudential Regulation Authority.

	Preference shares £m	Undated £m	Dated £m	Total £m
At 1 January 2023	325	10	8,883	9,218
Issued in the year[1]:
6.625% Fixed Rate Reset Dated Subordinated Notes 2033 (£750 million)	–	–	746	746
5.25% Fixed Rate Reset Dated Subordinated Notes 2033 (S$500 million)	–	–	288	288
Fixed-to-Floating Rate Dated Subordinated Notes 2033 (A$750 million)	–	–	382	382
	–	–	1,416	1,416
Repurchases and redemptions during the year[1]:
Dated Subordinated Fixed Rate Reset Notes 2028 (€750 million)	–	–	(643)	(643)
Foreign exchange and other movements (cash and non-cash)	4	–	(288)	(284)
At 31 December 2023	329	10	9,368	9,707
Issued in the year[1]:
4.375% Fixed Rate Reset Dated Subordinated Notes 2034 (€500 million)	–	–	427	427
5.788% Fixed-to-Floating Rate Dated Subordinated Notes 2034 (A$250 million)	–	–	128	128
Floating Rate Dated Subordinated Notes 2034 (A$500 million)	–	–	257	257
	–	–	812	812
Repurchases and redemptions during the year[1]:
6.475% Non-cumulative Preference Shares callable 2024 (£186 million)	(47)	–	–	(47)
4.5% Dated Subordinated Notes 2024 ($1,000 million)	–	–	(772)	(772)
	(47)	–	(772)	(819)
Foreign exchange and other movements (cash and non-cash)	1	–	19	20
At 31 December 2024	283	10	9,427	9,720
1Issuances in the year generated cash inflows of £812 million (2023: £1,416 million); the repurchases and redemptions resulted in cash outflows of £819 million (2023: £643 million). Cash payments in respect of interest on subordinated liabilities in the year amounted to £509 million (2023: £466 million).
Note 7: Share capital, share premium account and other equity instruments
Details of the Company’s share capital, share premium account and other equity instruments are as set out in notes 30, 32 and 35 to the consolidated financial statements.
Note 8: Merger reserve and capital redemption reserve
The merger reserve comprises the premium on shares issued on 13 January 2009 under the placing and open offer and shares issued on 16
January 2009 on the acquisition of HBOS plc, offset by adjustments on the redemption of preference shares. Substantially all of the
Company’s merger reserve is available for distribution.
The movements in merger reserve were as follows:

	2024 £m	2023 £m	2022 £m
At 1 January	6,806	6,806	6,806
Redemption of preference shares	(47)	–	–
At 31 December	6,759	6,806	6,806
The capital redemption reserve represents transfers from the merger reserve in accordance with companies’ legislation and amounts transferred from share capital following the cancellation of shares.
Movements in the capital redemption reserve were as follows:

	2024 £m	2023 £m	2022 £m
At 1 January	5,370	4,932	4,479
Redemption of preference shares	12	–	–
Shares cancelled under share buyback programme[1]	369	438	453
At 31 December	5,751	5,370	4,932
1See note 33 to the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Note 9: Retained profits

	2024 £m	2023 £m	2022 £m
At 1 January	6,507	5,222	7,626
Profit attributable to ordinary shareholders	4,990	4,612	961
Dividends paid[1]	(1,828)	(1,651)	(1,475)
Issue costs of other equity instruments (net of tax)	(6)	(13)	(5)
Repurchase and redemption costs of other equity instruments	(316)	–	(37)
Share buyback programme	(2,011)	(1,993)	(2,013)
Movement in treasury shares	(173)	103	(59)
Value of employee services	119	227	224
At 31 December	7,282	6,507	5,222
1Details of the Company’s dividends are as set out in note 36 to the consolidated financial statements.
Note 10: Related party transactions
Key management personnel
The key management personnel of the Group and the Company are the same. The relevant disclosures are given in note 37 to the consolidated financial statements.
The Company has no employees (2023: nil).
As discussed in note 2 to the consolidated financial statements, the Group provides share-based compensation to employees through a number of schemes; these are all in relation to shares in the Company and the costs of providing those benefits are treated as capital contributions to the employing companies in the Group.
Investment in subsidiaries

	2024 £m	2023 £m
At 1 January	50,826	49,609
Additions and capital injections	1,167	1,280
Capital contributions	142	216
Return of capital contributions	(1)	(1)
Capital repayments and redemptions	(800)	(278)
At 31 December	51,334	50,826
Details of the subsidiaries and related undertakings are given on pages 318 to 331 and are incorporated by reference.
Certain subsidiary companies currently have insufficient distributable reserves to make dividend payments; however, there were no further significant restrictions on any of the Company’s subsidiaries in paying dividends or repaying loans and advances. All regulated banking and insurance subsidiaries are required to maintain capital at levels agreed with the regulators; this may impact the ability of those subsidiaries to make distributions.
Loans to subsidiaries

	2024 £m	2023 £m
At 1 January	14,742	14,119
Exchange and other adjustments	41	(384)
New advances	4,340	4,563
Repayments	(2,055)	(3,556)
At 31 December	17,068	14,742
At 31 December 2024 the Company had £3 million (2023: £3 million) which was due to subsidiaries. In addition, at 31 December 2024 the
Company had interest rate and currency swaps with Lloyds Bank Corporate Markets plc with an aggregate notional principal amount of
£47,895 million and a net negative fair value of £420 million (2023: notional principal amount of £50,809 million and a net negative fair value of £577 million). Of this amount an aggregate notional principal amount of £12,862 million and a net negative fair value of
£404 million (2023: notional principal amount of £11,773 million and a net negative fair value of £504 million) were designated as fair value hedges to predominantly manage the Company’s issuance of subordinated liabilities.
Guarantees
As part of the Group’s participation in the Bank of England’s Sterling Monetary Framework, the Company guarantees certain of its subsidiaries’ liabilities to the Bank of England. These guarantees have no fixed term.
Other related party transactions
Related party information in respect of other related party transactions is given in note 37 to the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2024

Notes to the parent company financial statements continued
for the year ended 31 December
Note 11: Financial risk management
Market risk
The Company is exposed to interest rate risk and currency risk on its debt securities in issue and its subordinated debt.
As discussed in note 10, the Company has entered into interest rate and currency swaps with its subsidiary, Lloyds Bank Corporate Markets plc, to manage these risks.
Credit risk
The majority of the Company’s credit risk arises from amounts due from its wholly owned subsidiaries, principally Lloyds Bank plc.
Liquidity risk
The table below analyses financial instrument liabilities of the Company on an undiscounted future cash flow basis according to contractual maturity, into relevant maturity groupings based on the remaining period at the balance sheet date; balances with no fixed maturity are included in the over 5 years category.

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Financial liabilities at fair value through profit or loss	874	1,786	2,958	17,090	6,149	28,857
Debt securities in issue at amortised cost	22	1,076	1,369	6,375	75	8,917
Subordinated liabilities	25	324	1,344	3,990	6,070	11,753
Total non-derivative financial liabilities	921	3,186	5,671	27,455	12,294	49,527
Derivative financial liabilities
Gross settled derivatives – outflows	2,213	2,675	5,543	2,194	267	12,892
Gross settled derivatives – inflows	(2,164)	(2,530)	(5,302)	(1,950)	–	(11,946)
Gross settled derivatives – net flows	49	145	241	244	267	946
Net settled derivative liabilities	175	–	–	–	–	175
Total derivative financial liabilities	224	145	241	244	267	1,121

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2023
Financial liabilities at fair value through profit or loss	66	971	2,950	13,513	3,262	20,762
Debt securities in issue at amortised cost	21	74	2,086	8,879	92	11,152
Subordinated liabilities	26	63	1,190	5,781	6,991	14,051
Total non-derivative financial liabilities	113	1,108	6,226	28,173	10,345	45,965
Derivative financial liabilities
Gross settled derivatives – outflows	29	3,441	7,411	2,695	203	13,779
Gross settled derivatives – inflows	(14)	(3,305)	(7,091)	(2,491)	–	(12,901)
Gross settled derivatives – net flows	15	136	320	204	203	878
Net settled derivative liabilities	307	–	–	–	–	307
Total derivative financial liabilities	322	136	320	204	203	1,185
The principal amount for undated subordinated liabilities with no redemption option is included within the over 5 years column; interest of
£1 million (2023: £1 million) per annum which is payable in respect of those instruments for as long as they remain in issue is not included beyond 5 years.
Note 12: Other information
Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the UK Companies Act 1985 on
21 October 1985 with the registered number SC095000. Lloyds Banking Group plc’s registered office is Lloyds Banking Group plc, The
Mound, Edinburgh EH1 1YZ, Scotland, and its principal executive offices in the UK are located at Lloyds Banking Group plc, 25 Gresham
Street, London EC2V 7HN.
Lloyds Banking Group plc Annual Report and Accounts 2024

Other information

In this section
Shareholder information	312
Alternative performance measures	314
Subsidiaries and related undertakings	318
Forward-looking statements	332
Driven by
our purpose
Our purpose is what drives us, what makes us different
and defines how we profitably grow for all our stakeholders
Lloyds Banking Group plc Annual Report and Accounts 2024

Shareholder information
Annual general meeting (AGM)
The annual general meeting will be held at the Edinburgh International Conference Centre, The Exchange, Edinburgh EH3 8EE on Thursday
15 May 2025 at 11am. Further details about the meeting, including the proposed resolutions and where shareholders can stream the meeting live, can be found in our Notice of AGM which will be available shortly on our website .
Reports and communications
The Group issues regulatory announcements through the Regulatory News Service (RNS); shareholders can subscribe for free via the
Investors section of our website , where our statutory reports and shareholder communications are available. A summary of the scheduled reports and communications to be issued in 2025 is set out below:

Available format
Report/Communication	Month	Online	Email	RNS	Paper
Preliminary results and publication of annual report and accounts	Feb	✓	✓	✓
Pillar 3 report	Mar/Aug	✓
Group Chief Executive update to shareholders	Mar	✓	✓		✓
Mailing of annual report and accounts, annual review or performance summary	Mar	✓	✓		✓
Notice of AGM and voting materials	Mar	✓	✓		✓
Q1 interim management statement	Apr	✓	✓	✓
Country analysis[1]	May	✓
Half-year results	Jul	✓	✓	✓
Q3 interim management statement	Oct	✓	✓	✓
1To be published on the Group’s website by 31 May 2025 in accordance with the Capital Requirements (Country-by-Country Reporting) Regulations 2013.
Share dealing facilities
We offer a choice of four share dealing services for our UK shareholders and customers. Please search for ‘share dealing’ within the website links provided below, where you can also view the full range of services available. Alternatively, please use the additional contact details below.

Service Provider	Telephone Dealing	Internet Dealing
Bank of Scotland Share Dealing	0345 606 1188	www.bankofscotland.co.uk/sharedealing
Halifax Share Dealing	03457 22 55 25	www.halifax.co.uk/sharedealing
Lloyds Bank Direct Investments	0345 60 60 560	www.lloydsbank.com/share-dealing.asp
IWeb Share Dealing	03450 707 129	www.iweb-sharedealing.co.uk/
Note:
All internet services are available 24/7. Telephone dealing services are available between 8am and 9pm, Monday to Friday, excluding English and Welsh public holidays. To open a share dealing account with any of these services, you must be 18 years of age or over and be resident in the UK, Jersey, Guernsey or the Isle of Man.
Share dealing for the Lloyds Banking Group shareholder account
Share dealing services for the Lloyds Banking Group shareholder account are provided by Equiniti Shareview Dealing, operated by Equiniti
Financial Services Limited. Details of the services provided can be found either on the shareholder information page of our website or by contacting Equiniti using the contact details provided on the next page.
Share price information
Shareholders can access both the latest and historical share prices via our website as well as listings in most national newspapers. For a real time buying or selling price, you will need to contact a stockbroker, or you can contact the share dealing providers detailed above.
Individual Saving Accounts (ISAs)
There are a number of options for investing in Lloyds Banking Group shares through an ISA. For details of services and products provided by the Group please contact Bank of Scotland Share Dealing, Halifax Share Dealing or Lloyds Bank Direct Investments using the contact details above.
Key dates

10 April 2025	Shares quoted ex-dividend
11 April 2025	Record date
29 April 2025	Final date for joining or leaving the dividend reinvestment plan
1 May 2025	Q1 interim management statement
15 May 2025	Annual general meeting
20 May 2025	Dividend paid
24 July 2025	Half-year results
23 October 2025	Q3 interim management statement
Lloyds Banking Group plc Annual Report and Accounts 2024

Analysis of shareholders

Balance ranges	Total number of holdings	Percentage of holders	Total number of shares	Percentage issued capital
1–999	1,721,373	81.76%	504,984,826	0.83%
1,000–9,999	329,113	15.63%	879,859,025	1.45%
10,000–99,999	51,770	2.46%	1,333,135,906	2.19%
100,000–999,999	2,264	0.11%	518,038,748	0.85%
1,000,000–4,999,999	415	0.02%	1,049,892,973	1.73%
5,000,000–9,999,999	136	0.01%	964,880,040	1.59%
10,000,000–49,999,999	249	0.01%	5,822,770,615	9.58%
50,000,000–99,999,999	69	0.00%	4,707,856,272	7.75%
100,000,000–499,999,999	65	0.00%	13,397,009,925	22.05%
500,000,000–999,999,999	11	0.00%	7,760,601,531	12.77%
1,000,000,000–99,999,999,999	12	0.00%	23,814,472,933	39.20%
Totals	2,105,477	100.00%	60,753,502,794	100.00%

Company website www.lloydsbankinggroup.com
Shareholder information help.shareview.co.uk (from here you will be able to email your query securely)
Registrar Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA

Shareholder helpline
+44 (0) 371 384 2990* (please use the country code when
contacting Equiniti Limited from outside the UK)
*Lines are open 8:30am to 5:30pm (UK time), Monday to
Friday (excluding public holidays in England and Wales).
For deaf and speech impaired customers, we welcome calls
via Relay UK. See www.relayuk.bt.com for more
information.
The company registrar is Equiniti Limited. They provide a
shareholder service, including a telephone helpline and
shareview which is a free secure portfolio service.

Your communications, your choice – go digital! •Receive company communications like this by email •Buy and sell shares •Manage your shareholding online
Step 1 Register at www.shareview.co.uk/info/register or by scanning the QR code
Step 2 Follow the on-screen instructions to complete your registration
Step 3 Log on and update your communications choice
American Depositary Receipts (ADRs)
Our shares are traded in the USA through a New York Stock Exchange-listed sponsored ADR facility with The Bank of New York Mellon as the depositary. The ADRs are traded on the New York Stock Exchange under the symbol LYG. The CUSIP number is 539439109 and the ratio of ADRs to ordinary shares is 1:4.
For details contact:
BNY Shareowner Services, 150 Royall St., Suite 101 Canton, MA 02021. Telephone: 1-866-259-0336 (US toll free), international callers: +1 201-680-6825. Alternatively visit www.adrbny.com or email shrrelations@cpushareownerservices.com.
Security – share fraud and scams
Shareholders should exercise caution when unsolicited callers offer the chance to buy or sell shares with promises of huge returns. If it sounds too good to be true, it usually is and we would ask that shareholders take steps to protect themselves. We strongly recommend seeking advice from an independent financial adviser authorised by the Financial Conduct Authority (FCA). Shareholders can verify whether a firm is authorised via the Financial Services Register which is available at www.fca.org.uk .
If a shareholder is concerned that they may have been targeted by such a scheme, please contact the FCA Consumer Helpline on
0800 111 6768 or use the online ‘Share Fraud Reporting Form’ available from their website (see above). We would also recommend contacting the Police through Action Fraud on 0300 123 2040 or visiting www.actionfraud.org.uk for further information.

Important shareholder and registrar information
Lloyds Banking Group plc Annual Report and Accounts 2024

Alternative performance measures
The statutory results are supplemented with those presented on an underlying basis and also with other alternative performance measures.
This is to enable a comprehensive understanding of the Group and facilitate comparison with peers. The Group Executive Committee, which is the ‘chief operating decision maker’ (as defined by IFRS 8 Operating Segments) for the Group, reviews the Group’s results on an underlying basis in order to assess performance and allocate resources. Management uses underlying profit before tax, an alternative performance measure, as a measure of performance and believes that it provides important information for investors. This is because it allows for a comparable representation of the Group’s performance by removing the impact of items such as volatility caused by market movements outside the control of management.
In arriving at underlying profit, statutory profit before tax is adjusted for the items below, to allow a comparison of the Group’s underlying performance:
•Restructuring costs relating to merger, acquisition, integration and disposal activities
•Volatility and other items, which includes the effects of certain asset sales, the volatility relating to the Group’s hedging arrangements and that arising in the Insurance business, the unwind of acquisition-related fair value adjustments and the amortisation of purchased intangible assets
The analysis of lending and expected credit loss (ECL) allowances is presented on both a statutory and an underlying basis and a reconciliation between the two is shown on page 163. On a statutory basis, purchased or originated credit-impaired (POCI) assets include a fixed pool of mortgages that were purchased as part of the HBOS acquisition at a deep discount to face value reflecting credit losses incurred from the point of origination to the date of acquisition. Over time, these POCI assets will run off as the loans redeem, pay down or losses crystallise. The underlying basis assumes that the lending assets acquired as part of a business combination were originated by the
Group and are classified as either Stage 1, 2 or 3 according to the change in credit risk over the period since origination. Underlying ECL allowances have been calculated accordingly. The Group uses the underlying basis to monitor the creditworthiness of the lending portfolio and related ECL allowances. The statutory basis also includes an accounting adjustment within UK Motor Finance required under IFRS 9 to recognise a continuing involvement asset following the partial derecognition of a component of the Group's finance lease book via a securitisation in the third quarter of 2024.
The Group calculates a number of metrics that are used throughout the banking and insurance industries on an underlying basis. These metrics are not necessarily comparable to similarly titled measures presented by other companies and are not any more authoritative than measures presented in the financial statements, however management believes that they are useful in assessing the performance of the
Group and in drawing comparisons between years. A description of these measures and their calculation, is given below. Alternative performance measures are used internally in the Group’s Monthly Management Report.

Asset quality ratio
The underlying impairment charge or credit for the period in respect of loans and advances to customers, both drawn and undrawn, expressed as a percentage of average gross loans and advances to customers for the period. This measure is useful in assessing the credit quality of the loan book.

Banking net interest margin
Banking net interest income on customer and product balances in the banking businesses as a percentage of average gross interest-earning banking assets for the period. This measure is useful in assessing the profitability of the banking business.

Cost:income ratio
Total costs as a percentage of net income calculated on an underlying basis. This measure is useful in assessing the profitability of the Group’s operations before the effects of the underlying impairment credit or charge.

Gross written premiums	Gross written premiums is a measure of the volume of General Insurance business written during the period. This measure is useful for assessing the growth of the General Insurance business.
Life and pensions sales (present value of new business premiums)
Present value of regular premiums plus single premiums from new business written in the current period. This measure is useful for assessing sales in the Group’s life, pensions and investments insurance business.

Loan to deposit ratio	Underlying loans and advances to customers divided by customer deposits.
Operating costs
Operating expenses adjusted to remove the impact of operating lease depreciation, remediation, restructuring costs, the amortisation of purchased intangibles, the insurance gross up and other statutory items.

New business value
This represents the value added to the contractual service margin and risk adjustment at the initial recognition of new contracts, net of acquisition expenses (derived from the statutory balance sheet movements) and any loss component on onerous contracts (which is recognised directly in the income statement) but does not include existing business increments.

Pro forma CET1 ratio	CET1 ratio adjusted for the effects of the dividend paid up by the Insurance business in the subsequent quarter and the full impact of the announced ordinary share buyback programme.
Return on tangible equity	Profit attributable to ordinary shareholders, divided by average tangible net assets. This measure is useful in providing a consistent basis with which to measure the Group’s performance.
Tangible net assets per share	Net assets excluding intangible assets such as goodwill and acquisition-related intangibles divided by the number of ordinary shares in issue. This measure is useful in assessing shareholder value.
Underlying profit before impairment
Underlying profit adjusted to remove the underlying impairment credit or charge. This measure is useful in allowing for a comparable representation of the Group’s performance before the effects of the forward-looking underlying impairment credit or charge.

Underlying profit
Statutory profit before tax adjusted for certain items as detailed above. This measure allows for a comparable representation of the Group’s performance by removing the impact of certain items including volatility caused by market movements outside the control of management.

Lloyds Banking Group plc Annual Report and Accounts 2024

Reconciliation between statutory and underlying basis financial information

Statutory basis		Removal of:		Underlying basisA
2024	£m	Volatility and other items[1,2] £m	Insurance gross up3 £m	£m
Net interest income	12,277	578	(10)	12,845	Underlying net interest income
Other income, net of net finance income (expense) in respect of insurance and investment contracts	5,726	(375)	246	5,597	Underlying other income
		(1,325)	–	(1,325)	Operating lease depreciation
Total income, after net finance income (expense) in respect of insurance and investment contracts	18,003	(1,122)	236	17,117	Net income
Operating expenses[4]	(11,601)	1,496	(236)	(10,341)	Total costs
Impairment charge	(431)	(2)	–	(433)	Underlying impairment charge
Profit before tax	5,971	372	–	6,343	Underlying profit
2023
Net interest income	13,298	479	(12)	13,765	Underlying net interest income
Other income, net of net finance income in respect of insurance and investment contracts	5,331	(447)	239	5,123	Underlying other income
		(956)	–	(956)	Operating lease depreciation
Total income, after net finance income in respect of insurance and investment contracts	18,629	(924)	227	17,932	Net income
Operating expenses[4]	(10,823)	1,235	(227)	(9,815)	Total costs
Impairment (charge) credit	(303)	(5)	–	(308)	Underlying impairment charge
Profit before tax	7,503	306	–	7,809	Underlying profit
1In the year ended 31 December 2024 this comprised the effects of market volatility and asset sales (losses of £144 million); the amortisation of purchased intangibles (£81 million);
restructuring costs (£40 million); and fair value unwind (losses of £107 million).
2In the year ended 31 December 2023 this comprised the effects of market volatility and asset sales (gains of £35 million); the amortisation of purchased intangibles (£80 million);
restructuring costs (£154 million); and fair value unwind (losses of £107 million).
3Under IFRS 17, expenses which are directly associated with the fulfilment of insurance contracts are reported as part of the insurance service result within statutory other income. On an underlying basis these expenses remain within costs.
4Statutory operating expenses includes operating lease depreciation. On an underlying basis operating lease depreciation is included in net income.
Asset quality ratioA

	2024	2023
Underlying impairment charge (£m)	(433)	(308)
Remove non-customer underlying impairment (£m)	(23)	(13)
Underlying customer related impairment charge (£m) (a)	(456)	(321)

Loans and advances to customers (£bn)	459.9	449.7
Remove finance lease gross-up1 (£bn)	(0.8)	–
Underlying loans and advances to customers (£bn)	459.1	449.7
Expected credit loss allowance (drawn) (£bn)	3.2	3.7
Acquisition related fair value adjustments (£bn)	0.1	0.3
Underlying gross loans and advances to customers (£bn)	462.4	453.7
Averaging (£bn)	(3.5)	3.1
Average underlying gross loans and advances to customers (£bn) (b)	458.9	456.8

Asset quality ratioA = (a) / (b)	0.10%	0.07%
1The finance lease gross up represents a statutory accounting adjustment required under IFRS 9 to recognise a continuing involvement asset following the partial derecognition of a component of the Group's finance lease book via a securitisation in the third quarter of 2024.
Lloyds Banking Group plc Annual Report and Accounts 2024

Alternative performance measures continued
Banking net interest marginA

	2024	2023
Underlying net interest income (£m)	12,845	13,765
Remove non-banking underlying net interest expense (£m)	469	311
Banking underlying net interest income (£m) (a)	13,314	14,076

Underlying gross loans and advances to customers (£bn)	462.4	453.7
Adjustment for non-banking and other items:
Fee-based loans and advances (£bn)	(10.0)	(8.9)
Other (£bn)	2.0	4.2
Interest-earning banking assets (£bn)	454.4	449.0
Averaging (£bn)	(3.2)	4.3
Average interest-earning banking assetsA (£bn) (b)	451.2	453.3

Banking net interest marginA (%) = (a) / (b)	2.95%	3.11%
Cost:income ratioA

	2024 £m	2023 £m
Operating costsA	9,442	9,140
Remediation	899	675
Total costs (a)	10,341	9,815
Net income (b)	17,117	17,932
Cost:income ratioA = (a) / (b)	60.4%	54.7%
Loan to deposit ratioA

	At 31 Dec 2024 £bn	At 31 Dec 2023 £bn
Loans and advances to customers (a)	459.1	449.7
Customer deposits (b)	482.7	471.4
Loan to deposit ratioA = (a) / (b)	95%	95%
Life and pension sales (present value of new business premiums)A

	2024 £m	2023 £m
Premiums received	10,679	9,768
Investment sales	10,986	10,615
Effect of capitalisation factor	3,609	3,426
Effect of annualisation	401	455
Gross premiums from existing long-term business	(7,426)	(6,815)
Life and pensions sales (present value of new business premiums)A	18,249	17,449
New business value of insurance and participating investment contracts recognised in the yearA

	2024 £m	2023 £m
Contractual service margin	61	92
Risk adjustment for non-financial risk	65	86
Losses recognised on initial recognition	(93)	(71)
	33	107
Impacts of reinsurance contracts recognised in the year	39	29
Increments, single premiums and transfers received on workplace pension contracts initially recognised in the year	35	17
Amounts relating to contracts modified to add a drawdown feature and recognised as new contracts	4	–
New business value of insurance and participating investment contracts recognised in the yearA	111	153
Lloyds Banking Group plc Annual Report and Accounts 2024

Operating costsA

	2024 £m	2023 £m
Operating expenses	11,601	10,823
Adjustment for:
Operating lease depreciation	(1,325)	(956)
Remediation	(899)	(675)
Restructuring	(40)	(154)
Amortisation of purchased intangibles	(81)	(80)
Insurance gross up	236	227
Other statutory items	(50)	(45)
Operating costsA	9,442	9,140
Pro forma CET1 ratioA

	At 31 Dec 2024%	At 31 Dec 2023%
CET1 ratio	14.2%	14.6%
Insurance dividend and share buyback accrual[1]	(0.7)%	(0.9)%
Pro forma CET1 ratioA	13.5%	13.7%
1Dividend paid up by the Insurance business in the subsequent quarter (added) and the impact of the announced ordinary share buyback programme (deducted).
Return on tangible equityA

	2024	2023
Profit attributable to ordinary shareholders (£m) (a)	3,923	4,933
Average shareholders’ equity (£bn)	40.0	38.9
Average goodwill and other intangible assets (£bn)	(8.0)	(7.7)
Average tangible equity (£bn) (b)	32.0	31.2

Return on tangible equity (%)A = (a) / (b)	12.3%	15.8%
Tangible net assets per shareA

	At 31 Dec 2024 £m	At 31 Dec 2023 £m
Ordinary shareholders’ equity	39,521	40,224
Remove goodwill and other intangible assets	(8,188)	(8,306)
Deferred tax and other adjustments	350	352
Tangible net assets (a)	31,683	32,270
Ordinary shares in issue, excluding own shares (b)	60,491m	63,508m
Tangible net assets per shareA = (a) / (b)	52.4p	50.8p
Underlying profit before impairmentA

	2024 £m	2023 £m
Statutory profit before tax	5,971	7,503
Remove impairment charge	431	303
Remove volatility and other items including restructuring	374	311
Underlying profit before impairmentA	6,776	8,117
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings
In compliance with section 409 of the Companies Act 2006, the following comprises a list of all related undertakings of the Group, as at 31 December 2024. The list includes each undertaking’s registered office and the percentage of the class(es) of shares held by the
Group. All shares held are ordinary shares unless indicated otherwise in the notes.
Subsidiary undertakings
The Group directly or indirectly holds 100 per cent of the share class or a majority of voting rights (including where the undertaking does not have share capital as indicated) in the following undertakings.
All material subsidiary undertakings are consolidated by Lloyds
Banking Group.

Name of undertaking	Notes
A G Finance Ltd	20 ii iii
A.C.L. Ltd	1 i
ACL Autolease Holdings Ltd	1 i
ADF No.1 Pty Ltd	8 i §
Alex Lawrie Factors Ltd	9 i
Alex. Lawrie Receivables Financing Ltd	9 i
Alpha Trustees Ltd	20 i
Amberdate Ltd	1 i v
Anglo Scottish Utilities Partnership 1	+ *
Aquilus Ltd	13 i ‡
Automobile Association Personal Finance Ltd	4 i
Avalon Investment Services (Nominees) Ltd	20 i
Avalon SIPP Trustees Ltd	20 i
Bank of Scotland (B G S) Nominees Ltd	5 *
Bank of Scotland Branch Nominees Ltd	5 i
Bank of Scotland Central Nominees Ltd	5 *
Bank of Scotland Edinburgh Nominees Ltd	5 *
Bank of Scotland Equipment Finance Ltd	13 i ‡
Bank of Scotland plc	5 i v
Bank of Scotland Structured Asset Finance Ltd	1 i
Bank of Scotland Transport Finance 1 Ltd	13 i ‡
Bank of Wales Ltd	47 i
Barents Leasing Ltd	1 i
Birchcrown Finance Ltd	1 v xiii
Black Horse (TRF) Ltd	1 i
Black Horse Finance Holdings Ltd	1 ii iii
Black Horse Finance Management Ltd	13 i ‡
Black Horse Group Ltd	1 i v
Black Horse Ltd	1 i
Black Horse Offshore Ltd	7 i
Boltro Nominees Ltd	1 i
BOS (Ireland) Property Services 2 Ltd	16 i ‡
BOS (Shared Appreciation Mortgages (Scotland)) Ltd	4 i
BOS (Shared Appreciation Mortgages (Scotland) No. 2) Ltd	4 i
BOS (Shared Appreciation Mortgages (Scotland) No. 3) Ltd	4 i
BOS (Shared Appreciation Mortgages) No. 1 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 2 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 3 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 4 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 5 plc	4 i
BOS (Shared Appreciation Mortgages) No. 6 plc	4 i
BOS (USA) Fund Investments Inc.	11 xiv
BOS (USA) Inc.	11 i
BOS Personal Lending Ltd	4 ii iii
BOSSAF Rail Ltd	1 i
British Linen Leasing (London) Ltd	5 i
British Linen Leasing Ltd	5 i
British Linen Shipping Ltd	5 i

Name of undertaking	Notes
Capital 1945 Ltd	13 i ‡
Capital Bank Leasing 12 Ltd	5 i
Capital Bank Leasing 3 Ltd	13 i ‡
Capital Bank Leasing 5 Ltd	47 i
Capital Bank Property Investments (3) Ltd	47 i
Capital Personal Finance Ltd	4 i
Cardnet Merchant Services Ltd	1 # ^ iii iv
Cashfriday Ltd	9 i
Caveminster Ltd	13 i ‡
Cavendish Online Ltd	21 ii iii viii xxii xxiii xxiv xxv xxvi xxvii xxviii
Cawley (Chester) Ltd	47 ii iii viii
CF Asset Finance Ltd	13 i ‡
Charterhall Nominees Ltd	20 i
Cheltenham & Gloucester plc	12 i
Citra Development Company (No. 1) Ltd	1 i
Citra Development Company (No. 2) Ltd	1 i
Citra Living Broadside Limited	50 i
Citra Living Investments Ltd	1 i
Citra Living Ltd	1 i
Citra Living Nexus Ltd	1 i
Citra Living Oldham Road Ltd	50 i
Citra Living Operating Company (No. 1) Ltd	1 i
Citra Living Properties (No. 1) Ltd	1 i
Citra Living Properties (No. 2) Ltd	1 i
Citra Living The Rise Cardiff Ltd	1 i
Citra Pathways Ltd	1 i
Clerical Medical Finance plc	20 i
Clerical Medical Financial Services Ltd	13 i ‡
Clerical Medical Investment Fund Managers Ltd	4 i
Clerical Medical Non Sterling Property Company Sàrl	22 i
Cloak Lane Funding Sàrl	23 i
Cloak Lane Investments Sàrl	23 i
Conquest Securities Ltd	1 v xiii
Corbiere Asset Investments Ltd	1 ii iii
Dalkeith Corporation	24 i ‡
Dunstan Investments (UK) Ltd	1 i
E.B.S. Pensioneer Trustees Ltd	20 i
EBS Pensions Ltd	20 i
EBS Self-Administered Personal Pension Plan Trustees Ltd	20 i
Embark Corporate Services Ltd	20 ii
Embark Group Ltd	20 ii iii
Embark Investment Services Ltd	20 i
Embark Investment Services Nominees Ltd	20 i
Embark Investments Ltd	20 i
Embark Pensions Trustees Ltd	20 i
Embark Services Ltd	20 i
Embark Trustees Ltd	20 i
Eurolead Services Holdings Ltd	9 i
First Retail Finance (Chester) Ltd	4 i
Forthright Finance Ltd	47 i
France Industrial Premises Holding Company	28 i
General Leasing (No. 12) Ltd	13 i ‡
General Reversionary and Investment Company	20 i #
Gresham Nominee 1 Ltd	1 i
Gresham Nominee 2 Ltd	1 i
Halifax Financial Brokers Ltd	4 i
Halifax Financial Services (Holdings) Ltd	4 i
Lloyds Banking Group plc Annual Report and Accounts 2024

Name of undertaking	Notes
Halifax Financial Services Ltd	4 i
Halifax General Insurance Services Ltd	4 i
Halifax Group Ltd	13 i ‡
Halifax Leasing (March No.2) Ltd	1 i
Halifax Leasing (September) Ltd	1 i
Halifax Life Ltd	4 i
Halifax Ltd	13 i ‡
Halifax Loans Ltd	4 i
Halifax Pension Nominees Ltd	1 i
Halifax Share Dealing Ltd	4 i
Halifax Vehicle Leasing (1998) Ltd	4 i
Hamsard 3352 Ltd	14 ii iii xxii xxiii xxix xxx
Hamsard 3353 Ltd	14 i
HBOS Covered Bonds LLP	13 * ‡
HBOS Financial Services Ltd	20 i
HBOS International Financial Services Holdings Ltd	13 i ‡
HBOS Investment Fund Managers Ltd	4 ii
HBOS plc	5 i v vi
HBOS Social Housing Covered Bonds LLP	47 *
HBOS UK Ltd	5 i
Heidi Finance Holdings (UK) Ltd	1 i
HGP III Ltd	1 i
Hill Samuel Bank Ltd	13 i ‡
Hill Samuel Finance Ltd	1 v xx
Hill Samuel Leasing Co. Ltd	1 i
Home Shopping Personal Finance Ltd	4 i
Horizon Capital 2000 Ltd	5 i
Hornbuckle Mitchell Trustees Ltd	20 i
Housing Growth Partnership GP LLP	1 *
Housing Growth Partnership II GP LLP	1 *
Housing Growth Partnership III GP LLP	1 *
Housing Growth Partnership III LP	1 *
Housing Growth Partnership Manager Ltd	1 i
HSDL Nominees Ltd	4 i
HVF Ltd	1 i
Hyundai Car Finance Ltd	20 ii iii
IBOS Finance Ltd	13 i ‡
International Motors Finance Ltd	20 ii #
Katrine Leasing Ltd	39 i ‡
Landau Finance Ltd	52 i
LB Healthcare Trustee Ltd	1 i
LBCF Ltd	9 i
LBG Brasil Administração LTDA	38 i
LBG Equity Investments Ltd	1 i ^
LBI Leasing Ltd	1 i
LDC (General Partner) Ltd	40 i
LDC (Managers) Ltd	40 i
LDC (Nominees) Ltd	40 i
LDC GP LLP	41 *
LDC I LP	41 *
LDC II LP	41 *
LDC III LP	41 *
LDC IV LP	41 *
LDC V LP	41 *
LDC VI LP	41 *
LDC VII LP	41 *
LDC VIII LP	40 *
LDC IX LP	40 *

Name of undertaking	Notes
LDC Parallel (Nominees) Ltd	40 i
LDC Parallel XIV LP	40 *
LDC X LP	40 *
LDC XI LP	40 *
LDC XII LP	40 *
LDC XIII LP	41 *
LDC XIV LP	41 *
Legacy Renewal Company Ltd	5 i
LEIL Virgo Holdco Ltd	1 i
Lex Autolease (CH) Ltd	1 i
Lex Autolease (VC) Ltd	1 i
Lex Autolease Carselect Ltd	1 i
Lex Autolease Ltd	1 i
Lex Vehicle Leasing (Holdings) Ltd	13 ii iii xi ‡
Lex Vehicle Leasing Ltd	13 i ‡
Lime Street (Funding) Ltd	13 i ‡
Lloyds (Gresham) Ltd	13 i xi ‡
Lloyds (Nimrod) Specialist Finance Ltd	1 i
Lloyds America Securities Corporation	11 i
Lloyds Asset Leasing Ltd	1 i
Lloyds Bank (Colonial & Foreign) Nominees Ltd	1 i
Lloyds Bank (I.D.) Nominees Ltd	1 i
Lloyds Bank Asset Finance Ltd	1 i
Lloyds Bank Commercial Finance Ltd	9 i
Lloyds Bank Commercial Finance Scotland Ltd	43 i
Lloyds Bank Corporate Asset Finance (HP) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.1) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.2) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.3) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.4) Ltd	1 i
Lloyds Bank Corporate Markets plc	1 i ^
Lloyds Bank Corporate Markets Wertpapierhandelsbank GmbH	17 i
Lloyds Bank Covered Bonds (LM) Ltd	26 i
Lloyds Bank Covered Bonds LLP	26 *
Lloyds Bank Equipment Leasing (No. 1) Ltd	13 i ‡
Lloyds Bank Equipment Leasing (No. 7) Ltd	13 i ‡
Lloyds Bank Equipment Leasing (No. 9) Ltd	1 i
Lloyds Bank Financial Services (Holdings) Ltd	1 i v
Lloyds Bank General Insurance Holdings Ltd	1 i
Lloyds Bank General Insurance Ltd	1 i
Lloyds Bank General Leasing (No. 3) Ltd	13 i ‡
Lloyds Bank General Leasing (No. 5) Ltd	13 i ‡
Lloyds Bank General Leasing (No. 11) Ltd	13 i ‡
Lloyds Bank GmbH	29 i
Lloyds Bank Insurance Services Ltd	1 i
Lloyds Bank Leasing (No. 6) Ltd	1 i
Lloyds Bank Leasing Ltd	1 i
Lloyds Bank Maritime Leasing (No. 10) Ltd	1 i
Lloyds Bank MTCH Ltd	1 i
Lloyds Bank Nominees Ltd	1 i
Lloyds Bank Offshore Pension Trust Ltd	33 i
Lloyds Bank Pension ABCS (No. 1) LLP	1 *
Lloyds Bank Pension ABCS (No. 2) LLP	1 *
Lloyds Bank Pensions Property (Guernsey) Ltd	34 ii iii
Lloyds Bank plc	1 ^ i vii
Lloyds Bank Property Company Ltd	1 i
Lloyds Bank S.F. Nominees Ltd	1 i
Lloyds Bank Subsidiaries Ltd	1 i
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings continued
Subsidiary undertakings continued

Name of undertaking	Notes
Lloyds Bank Trustee Services Ltd	1 i
Lloyds Banking Group Pensions Trustees Ltd	1 i
Lloyds Development Capital (Holdings) Ltd	40 i
Lloyds Engine Capital (No.1) U.S LLC	11 *
Lloyds Far East Sàrl	23 i
Lloyds General Leasing Ltd	1 i
Lloyds Hypotheken B.V.	37 i
Lloyds Industrial Leasing Ltd	1 i
Lloyds International Management Services (Jersey) Ltd	7 i
Lloyds International Pty Ltd	8 i
Lloyds Investment Securities No.5 Ltd	13 i ‡
Lloyds Leasing (North Sea Transport) Ltd	1 i
Lloyds Leasing Developments Ltd	13 i ‡
Lloyds Offshore Global Services Private Ltd	48 i
Lloyds Plant Leasing Ltd	1 i
Lloyds Portfolio Leasing Ltd	1 i
Lloyds Project Leasing Ltd	1 i
Lloyds Property Investment Company No. 4 Ltd	13 i ‡
Lloyds Secretaries Ltd	1 i
Lloyds Securities Inc.	11 i
Lloyds TSB Pacific Ltd	51 i
Lloyds UDT Asset Rentals Ltd	13 i ‡
Lloyds UDT Leasing Ltd	1 i
Lloyds UDT Ltd	13 i ‡
Loans.co.uk Ltd	47 i
London Taxi Finance Ltd	1 ii iii
Lotus Finance Ltd	20 ii iii
LTGP Limited Partnership Incorporated	34 *
Maritime Leasing (No. 19) Ltd	13 i ‡
MBNA Europe Finance Ltd	46 i
MBNA Europe Holdings Ltd	47 i
MBNA Ltd	47 i
MBNA R & L Sàrl	49 i
MBNA Receivables Ltd	32 i
Membership Services Finance Ltd	4 i
Mitre Street Funding Sàrl	23 i
NWS Trust Ltd	5 i
Pacific Leasing Ltd	13 i ‡
Pensions Management (S.W.F.) Ltd	5 *
Perry Nominees Ltd	1 i
PIPS Asset Investments Ltd	1 ii iii
Prestonfield Investments Ltd	5 i
Proton Finance Ltd	20 ii iii
R.F. Spencer and Company Ltd	9 i
Raleigh Street (Walsall) Management Company Ltd	1 *
Ranelagh Nominees Ltd	1 i
Retail Revival (Burgess Hill) Investments Ltd	1 i
Saint Michel Holding Company No1	28 i
Saint Michel Investment Property	28 i
Saint Witz 2 Holding Company No1	28 i
Saint Witz 2 Investment Property	28 i
Savban Leasing Ltd	1 i
Scotland International Finance B.V.	35 i
Scottish Widows Administration Services (Nominees) Ltd	5 i
Scottish Widows Administration Services Ltd	1 i
Scottish Widows Auto Enrolment Services Ltd	1 i

Name of undertaking	Notes
Scottish Widows Europe	27 i
Scottish Widows Financial Services Holdings	5 i
Scottish Widows’ Fund and Life Assurance Society	5 *
Scottish Widows Group Ltd	5 ii ^
Scottish Widows Industrial Properties Europe B.V.	18 i
Scottish Widows Ltd	1 i
Scottish Widows Services Ltd	5 i
Scottish Widows Trustees Ltd	5 i
Scottish Widows Unit Funds Ltd	5 i
Scottish Widows Unit Trust Managers Ltd	1 i
Seabreeze Leasing Ltd	13 i ‡
Seaspirit Leasing Ltd	1 i
Share Dealing Nominees Ltd	4 i
Shogun Finance Ltd	20 i
St Andrew’s Group Ltd	20 i
St Andrew’s Insurance plc	20 i
St Andrew’s Life Assurance plc	20 i
St. Mary’s Court Investments	13 i ‡
Standard Property Investment (1987) Ltd	5 ii #
Sterling ISA Managers (Nominees) Ltd	20 i
Sterling ISA Managers Ltd	20 i
Sussex County Homes Ltd	4 i
Suzuki Financial Services Ltd	20 ii #
SW Funding plc	5 i #
SW No.1 Ltd	31 i ‡
The Adviser Centre Ltd	20 i
The Agricultural Mortgage Corporation plc	45 i
The British Linen Company Ltd	5 i
The Mortgage Business plc	4 i
Thistle Leasing	+ *
Tower Hill Property Investments (7) Ltd	13 i # ‡
Tower Hill Property Investments (10) Ltd	13 i # ‡
Tranquility Leasing Ltd	1 i
TuskerDirect Ltd	14 i
Uberior (Glasgow) Limited	5 ii iii
Uberior (Moorfield) Ltd	5 i
Uberior (West) Limited	5 ii iii
Uberior Co-Investments Ltd	31 i ‡
Uberior ENA Ltd	5 i
Uberior Equity Ltd	5 i
Uberior Europe Ltd	5 i
Uberior Fund Investments Ltd	5 i
Uberior Infrastructure Investments Ltd	31 i ‡
Uberior Infrastructure Investments (No 2) Ltd	1 i
Uberior Investments Ltd	5 i
Uberior Trading Ltd	5 i
Uberior Ventures Australia Pty Ltd	8 i §
Uberior Ventures Ltd	31 i ‡
UDT Budget Leasing Ltd	13 i ‡
UK Prime Student LP	53 *
UK PRS (Jersey) Properties I Ltd	36 i
UK PRS Lettings I LLP	1 *
UK PRS Member Limited	1 i
United Dominions Leasing Ltd	1 i
United Dominions Trust Ltd	1 i
Lloyds Banking Group plc Annual Report and Accounts 2024

Name of undertaking	Notes
Vine Street XIV LLP	41 *
Ward Nominees (Abingdon) Ltd	1 i
Waymark Asset Investments Ltd	1 ii iii
West Craigs Ltd	5 i
Wood Street Leasing Ltd	1 i
Subsidiary undertakings continued
The Group has determined that it has the power to exercise control over the following entities without having the majority of the voting rights of the undertakings. Unless otherwise stated, the
undertakings do not have share capital or the Group does not hold any shares.

Name of undertaking	Notes
Addison Social Housing Holdings Ltd	36
Cancara Asset Securitisation Ltd	32
Candide Financing 2021-1 B.V.	19
Candide Financing 2024-1 B.V	19
Cardiff Auto Receivables Securitisation 2022-1 plc	26
Cardiff Auto Receivables Securitisation 2024-1 plc	6
Cardiff Auto Receivables Securitisation Holdings Ltd	26
Cardiff Auto Receivables Securitisation Holdings No. 2 Ltd	6
Celsius European Lux 2 Sàrl	30
Elland RMBS 2018 plc	26
Elland RMBS Holdings Ltd	26
Fontwell II Securities 2020 DAC	42
Fontwell Securities 2016 Ltd	36
Gresham Receivables (No. 3) Ltd	32
Gresham Receivables (No. 10) Ltd	32
Gresham Receivables (No. 13) UK Ltd	25
Gresham Receivables (No. 15) UK Ltd	10 ‡
Gresham Receivables (No. 16) UK Ltd	10 ‡
Gresham Receivables (No. 20) Ltd	32
Gresham Receivables (No. 24) Ltd	32
Gresham Receivables (No.27) UK Ltd	25
Gresham Receivables (No. 32) UK Ltd	25
Gresham Receivables (No. 34) UK Ltd	25
Gresham Receivables (No.35) Ltd	32
Gresham Receivables (No.36) UK Ltd	25
Gresham Receivables (No.37) UK Ltd	25
Gresham Receivables (No.38) UK Ltd	25
Gresham Receivables (No.39) UK Ltd	25
Gresham Receivables (No.40) UK Ltd	25
Gresham Receivables (No.41) UK Ltd	25
Gresham Receivables (No.44) UK Ltd	25
Gresham Receivables (No.45) UK Ltd	25
Gresham Receivables (No.46) UK Ltd	25
Gresham Receivables (No.47) UK Ltd	25
Gresham Receivables (No.48) UK Ltd	25
Guildhall Asset Purchasing Company (No.11) UK Ltd	25
Housing Association Risk Transfer 2019 DAC	42
Lloyds Bank Covered Bonds (Holdings) Ltd	26
Molineux RMBS 2016-1 plc	26
Molineux RMBS Holdings Ltd	26
Otium Lifetime Funding (No. 1) Ltd	26
Penarth Asset Securitisation Holdings Ltd	26
Penarth Funding 1 Ltd	26
Penarth Funding 2 Ltd	26
Penarth Master Issuer plc	26
Penarth Receivables Trustee Ltd	26

Name of undertaking	Notes
Permanent Funding (No. 1) Ltd	26
Permanent Funding (No. 2) Ltd	26
Permanent Holdings Ltd	26
Permanent Master Issuer plc	26
Permanent Mortgages Trustee Ltd	26
Permanent PECOH Holdings Ltd	26
Permanent PECOH Ltd	26
Salisbury Securities 2015 Ltd	36
Salisbury II Securities 2016 Ltd	36
Salisbury II-A Securities 2017 Ltd	36
Salisbury III Securities 2019 DAC	42
Sàrl Hiram	44
Stichting Holding Candide Financing	19
Stichting Holding Candide Financing 2024-1	19
Stichting Security Trustee Candide Financing 2021-1 B.V.	19
Stichting Security Trustee Candide Financing 2024-1	19
Syon Securities 2019 DAC	42
Syon Securities 2020 DAC	42
Syon Securities 2020-2 DAC	42
Thistle Investments (AMC) Ltd	26
Wetherby II Securities 2018 DAC	3 ‡
Wetherby III Securities 2019 DAC	42
Wilmington Cards 2021-1 plc	26
Wilmington Cards Holdings Ltd	26
Wilmington Receivables Trustee Ltd	26
Bank of Scotland Foundation •	5
Lloyds Bank Foundation for England & Wales •	2
Lloyds Bank Foundation for the Channel Islands •	2
MBNA General Foundation •	47
The Halifax Foundation for Northern Ireland •	15
•A charitable foundation funded but not owned or controlled by Lloyds Banking Group
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings continued
Associated undertakings
The Group has a participating interest in the following undertakings.

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
00SC Ltd	50%	Kingsnorth House, Blenheim Way, Birmingham, West Midlands, United Kingdom, B44 8LS	ii
239 Kingsway Hove Ltd	50%	Cayuga House, 2a Addison Road, Hove, East Sussex, United Kingdom, BN3 1TN	ii
4755AS Ltd	50%	Kingsnorth House, Blenheim Way, Birmingham, West Midlands, England, B44 8LS	ii
Addison Social Housing Ltd	20%	1 Bartholomew Lane, London, EC2N 2AX	i
Airline Services And Components Group Ltd	94.45%	Squire Patton Boggs (UK) LLP (Ref: Csu), Rutland House, 148 Edmund Street, Birmingham, B3 2JR	ii &
Albany Bidco Ltd	75.32%	Acora House, Albert Drive, Burgess Hill, West Sussex, United Kingdom, RH15 9TN	ii
Aldreth Developments Ltd	50%	No 1 Railshead Road, St Margarets, Isleworth, Middlesex, United Kingdom, TW7 7EP	ii ∞
Alfred Homes Properties LLP	n/a	64 Parchment Street, Winchester, England, SO23 8AT	*
Alfred Investment Properties Ltd	50%	64 Parchment Street, Winchester, England, SO23 8AT	i
Alfred Investments LLP	n/a	64 Parchment Street, Winchester, England, SO23 8AT	*
Alfreton Road JV Ltd	100%	85 Buckingham Gate, London, England, SW1E 6PD	ii
Allan Water Homes (Chryston) Ltd	50%	24B Kenilworth Road, Bridge Of Allan, Stirling, Scotland, FK9 4DU	ii
Alphabet Bidco Ltd	99.25%	Phoenix House, Smeaton Close, Rabans Lane, Industrial Area, Aylesbury, Buckinghamshire, United Kingdom, HP19 8UW	ii &
Angus International Safety Group Ltd	88.93% 88.93%	Station Road, High Bentham, Near Lancaster, LA2 7NA	xvii xviii &
Aquavista Watersides Topco Ltd	92.69%	Sawley Marina, Long Eaton, Nottinghamshire, United Kingdom, NG10 3AE	ii &
Artisan Blythswood Quarter Ltd	53%	7 Cliffe Park Way, Bruntcliffe Road, Morley, Leeds, England, LS27 0RY	ii
Ashtons Group Holdings Ltd	99%	Unit 4, 74 Dyke Road Mews, Brighton, BN1 3JD	ii &
Aspire Technology Enterprise Ltd	99.25%	Pipewell Quay, Pipewellgate, Gateshead, Tyne And Wear, United Kingdom, NE8 2BJ	ii &
Avantis Education Group Ltd	99.25%	Unit 2 And 3, Jessop Court, Waterwells Business Park, Quedgeley, Gloucester, United Kingdom, GL2 2AP	xviii &
Azul Holdco Ltd	99.25%	Cannon Green, 1 Suffolk Lane, London, United Kingdom, EC4R 0AX	xviii &
Bacchus Newco Ltd	89.25%	Teneo Financial Advisory Limited, The Colmore Building, 20 Colmore Circus, Queensway, Birmingham, B4 6AT	ii & ∞
Backhouse (Castle Cary) JV Ltd	50%	c/o DAC Beachcroft LLP, Portwall Place, Portwall Lane, Bristol, United Kingdom, BS1 9HS	ii
Backhouse (Westbury) JV Ltd	50%	c/o DAC Beachcroft LLP, Portwall Place, Portwall Lane, Bristol, United Kingdom, BS1 9HS	ii
Balia Ltd	50%	85 Buckingham Gate, London, England, SW1E 6PD	i
Bar Bidco Ltd	99.25%	Equity House, Blackbrook Park Avenue, Taunton, England, TA1 2PX	ii &
BCIS Holdings Ltd	99.25%	Royal House 110 Station Parade, Harrogate, HG1 1EP	ii &
Beckstones (Rheda Park) Ltd	50%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, CA11 9BN	ii
Bergamot Ventures Ltd	100%	C/O Milsted Langdon Llp Winchester House, Deane Gate Avenue, Taunton, United Kingdom, TA1 2UH	iii ~
BH Stoke Golding Property LLP	n/a	Grovelands Business Park, West Haddon Road, East Haddon, Northampton, NN6 8FB	*
BH Sutton Ltd	50%	Grovelands Business Park, West Haddon Road, East Haddon, Northampton, NN6 8FB	ii
BH Woodville Ltd	50%	Grovelands Business Park, West Haddon Road, East Haddon, Northampton, NN6 8FB	ii
Biozone Scientific Group Ltd	99.25%	Unit 5a, Compass Business Park, Pacific Road, Cardiff, CF24 5HL	ii &
BLIS Holdco Ltd	81.15%	85 Great Portland Street, London, W1W 7LT	ii &
Blue Bay Travel Group Ltd	99.17%	A4 Bellringer Road, Trentham Business Quarter, Stoke-On-Trent, ST4 8GB	xviii &
BoS Mezzanine Partners Fund LP	n/a	Fourth Floor, 7 Castle Street, Edinburgh, EH2 3AH	*
Bowbridge Homes (Frisby) Ltd	50%	Unit 4, Shieling Court, Corby, England, NN18 9QD	ii
Lloyds Banking Group plc Annual Report and Accounts 2024

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Bowland Fold (Halton) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Bramble Foods Group Ltd	99.25% 99.25%	Crosby Road, Market Harborough, Leicestershire, England, LE16 9EE	ii & xxii
Briar Homes (Barrhead) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Briar Homes (Gladsmuir) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Briar Homes (Howwood) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	ii
Briar Homes (Investments) Ltd	100%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	ii
Briar Homes (Kennoway ) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Briar Homes (Newmains) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	ii
Briar Homes (Tillycairn) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Bunnyhomes Church Lane at Cheriton Bishop Ltd	25%	22 Chancery Lane, London, England, WC2A 1LS	i
Bunnyhomes Primrose Fields At Appledore Ltd	25%	22 Chancery Lane, London, England, WC2A 1LS	i
Burnham SPV Ltd	50%	Weir House, Hurst Road, East Molesey, Surrey, KT8 9AY	ii
BRICS (Earnley) LLP	n/a	3rd Floor 22 Old Bond Street, London, W1S 4PY	*
Caedmon Homes (St Johns Mews) Ltd	50%	1st Floor, 34 Falcon Court, Preston Farm Business Park, Stockton-on-Tees, TS18 3TX	ii ‡
Caedmon Homes Kirby Hill Ltd	50%	1st Floor, 34 Falcon Court, Preston Farm Business Park, Stockton-on-Tees, TS18 3TX	ii ‡
Caedmon Homes Ltd	50%	1st Floor, 34 Falcon Court, Preston Farm Business Park, Stockton-on-Tees, TS18 3TX	ii ‡
Cayuga 013 LLP	n/a	Cayuga House, 2a Addison Road, Hove, England, BN3 1TN	*
Cayuga 018 LLP	n/a	Cayuga House, 2a Addison Road, Hove, England, BN3 1TN	*
Cheriton Bishop Holding Ltd	50%	22 Chancery Lane, London, England, WC2A 1LS	ii
City & General Securities Ltd	100%	10 Upper Berkeley Street, London, W1H 7PE	iii &
Columbus UK Holdings Ltd	99%	1 Fore Street Avenue, Moorgate, London, UK, EC2Y 9DT	ii &
Connect Health Group Ltd	99% 99%	The Light Box, Quorum Business Park, Benton Lane, Newcastle Upon Tyne, United Kingdom, NE12 8EU	ii & xvii
Crossco (1462) Ltd	99.25% 99.25%	23a Falcon Court, Preston Farm Industrial Estate, Stockton-On-Tees, United Kingdom, TS18 3TX	ii & xviii
Crossco (1468) Ltd	99.25%	The Light Box, Quorum Business Park, Benton Lane, Newcastle Upon Tyne, United Kingdom, NE12 8EU	ii &
Cruden Homes (Aberlady) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	ii
Cruden Homes (Barnton Avenue) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	i
Cruden Homes (Longniddry South) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	i
Cruden Homes (West Craigs) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	i
Cruden Ventures Ltd	100%	16 Walker Street, Edinburgh, EH3 7LP	ii
D.U.K.E. Real Estate Ltd	100%	Cromwell Property Group Spaces, Lochrin Square, 1 Lochrin Square, 92-98 Fountainbridge, Edinburgh, United Kingdom, EH3 9QA	iii ~
Derwent Rise (Seaton) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Devonshire Homes (Halwill) Ltd	25%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (Ilfracombe) Ltd	100%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (RGI) Ltd	50%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (St Austell) Ltd	50%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (Wincanton) Ltd	25%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Downtown Manchester BTR Ltd	100%	1 St. Georges Court, Altrincham Business Park, Altrincham, England, WA14 5UA	ii
Downtown Manchester Opco Ltd	50%	1 St. Georges Court, Altrincham Business Park, Altrincham, England, WA14 5UA	i
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings continued
Associated undertakings continued

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Downtown Manchester Propco Ltd	50%	1 St. Georges Court, Altrincham Business Park, Altrincham, England, WA14 5UA	i
Duchy Homes (Chapelgarth) Ltd	50%	3125 Century Way, Thorpe Park, Leeds, LS15 8ZB	ii
Duchy Homes (Elwick) Ltd	50%	Middleton House, Westland Road, Leeds, United Kingdom, LS11 5UH	ii
Duncan and Todd Holdings Ltd	89.25%	Unit 4 Kirkhill Commercial Park, Dyce Avenue, Dyce, Aberdeen, AB21 0LQ	ii &
Dundashill 4A Ltd	50%	305 Gray’s Inn Road, London, United Kingdom, WC1X 8QR	i
Durkan (Onslow) Ltd	25%	Unit 4, Elstree Way, Borehamwood, England, WD6 1JD	i
Durkan Growth Ltd	50%	Unit 4, Elstree Way, Borehamwood, England, WD6 1JD	ii
Eamont Chase (Penrith) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Eden Gardens (Etterby) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Edwards Homes (Hollybrook Park) Ltd	50%	Edwards House Lakeside Business Village, St. Davids Park, Ewloe, United Kingdom, CH5 3XA	ii
EFG Holdco (CW) Ltd	50%	9th Floor, 80 Mosley Street, Manchester, M2 3FX	ii
Eiger Bidco Ltd	99.25%	4 Webster Court, Carina Park, Westbrook, Warrington, United Kingdom, WA5 8WD	ii &
Elovate Group Ltd	100%	York House, Wetherby Road, Long Marston, YO26 7NH	xviii &
Ensco 1322 Ltd	99%	Newbury House, 20 Kings Road West, Newbury, Berkshire, RG14 5XR	ii &
Ensco 1327 Ltd	99%	First Floor, 65 Gresham Street, London, England, EC2V 7NQ	ii &
Ensco 1337 Ltd	99%	41 Churchill Way, Lomeshaye Industrial Estate, Nelson, Lancashire, BB9 6RT	ii &
Ensco 1506 Ltd	73.08%	2 Leman Street, London, United Kingdom, E1W 9US	ii &
Ettrickhaugh Development Company Ltd	100%	Priorwood House, High Road, Melrose, Scottish Borders, Scotland, TD6 9EF	ii
Eudoros Bidco Ltd	99.25%	5 Soho Street, London, England, W1D 3DG	xviii &
Europa Property Company (Northern) Ltd	100%	Europa House, 20 Esplanade, Scarborough, North Yorkshire, YO11 2AQ	viii
Eutopia Exeter 4 Ltd	50%	The Stables, Little Coldharbour Farm, Tong Lane, Lamberhurst, Tunbridge Wells, Kent, England, TN3 8AD	ii
Eutopia Exeter Gateway Ltd	50%	The Stables, Little Coldharbour Farm, Tong Lane, Lamberhurst, Tunbridge Wells, Kent, England, TN3 8AD	ii
Express Engineering (Group) Ltd	99% 99% 99% 99.35%	Kingsway North, Team Valley Trading Estate, Gateshead, NE11 0EG	ii xvii xviii & xxi
Farries Field (Stainburn) Ltd	50%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	ii
FDL Salterns Ltd	50%	2 Poole Road, Bournemouth, BH2 5QY	ii
Generate Topco Ltd	99.25%	Boxpark 3rd Floor, 60 Worship Street, London, United Kingdom, EC2A 2EZ	xviii &
Global Autocare Holding Ltd	99%	The Hub, Gelderd Lane, Leeds, England, LS12 6AL	ii &
GPSEC LLP	n/a	Cayuga House, 2a Addison Road, Hove, England, BN3 1TN	*
Grove Crescent Stratford Ltd	50%	3 Llys Y Bont, Parc Menai, Bangor, United Kingdom, LL57 4BN	i
Hamsard 3667 Ltd	99.25%	Park House, Clifton Park, York, North Yorkshire, YO30 5PB	ii &
Hamsard 3731 Ltd	85.21%	55 Whitefriargate, Hull, HU1 2HU	ii &
Hamsard 3751 Ltd	99.25%	Unit 17-20 Glacier Buildings, Harrington Road, Brunswick Business Park, Liverpool, England, L3 4BH	ii &
Hamsard 3796 Ltd	99.25%	The Harley Building, 77-79 New Cavendish Street, London, England, W1W 6XB	ii &
Hartfell Developments (Harker) Ltd	100%	3 Lowgate, Kirkby Lonsdale, Carnforth, Lancashire, United Kingdom, LA6 2FY	ii
Hazel Newco Ltd	99.25%	Bradwood Court, St Crispin Way, Haslingden, Rossendale, Lancashire, United Kingdom, BB4 4PW	xviii &
HB Developments (NW) Ltd	50%	116 Duke Street, Liverpool, Merseyside, England, L1 5JW	ii
Lloyds Banking Group plc Annual Report and Accounts 2024

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Hercules Topco Ltd	99.25%	5th Floor, The Grange, 100 High Street, Southgate, London, N14 6BN	ii &
HG Developments (NW) Ltd	45%	116 Duke Street, Liverpool, Merseyside, England, L1 5JW	ii &
HGP II Ltd	50%	25 Gresham Street, London, EC2V 7HN	i
HGP Torsion Holdco Ltd	50%	1280 Century Way, Thorpe Park, Leeds, West Yorkshire, United Kingdom, LS15 8ZB	ii
HH (AG) Ltd	100%	17 Mann Island, Liverpool, England, L3 1BP	ii
Highcross Street Holdings Ltd	50%	Pinnacle House, 1 Pinnacle Way, Derby, Derbyshire, England, DE24 8ZS	ii
Highlands Bidco Ltd	99%	Commsworld House, Queen Anne Drive, Newbridge, EH28 8LH	ii &
Hollins Homes (Bartle) Ltd	25%	Suite 4, 1 King Street, Manchester, United Kingdom, M2 6AW	i ‡
Hollins Homes (Galgates) Ltd	25%	Riverside House, Irwell Street, Manchester, M3 5EN	i Δ
Hollins Homes (Loveclough) Ltd	50%	C/O Grant Thornton Uk Llp 11th Floor, Landmark St Peter's Square, 1 Oxford Street, Manchester, M1 4PB	ii Δ
Hollins Homes (Utopia) Ltd	50%	Riverside House, Irwell Street, Manchester, M3 5EN	ii Δ
Homes By Carlton (MSTG1) Ltd	50%	Carlton House, 15 Parsons Court, Welbury Way, Newton Aycliffe, County Durham, DL5 6ZE	ii
Horse Health Wessex Holdings Ltd	99.25%	Copied Hall Farm Winsor Road, Winsor, Southampton, Hampshire, United Kingdom, SO40 2HE	ii &
Housing Growth Partnership II LP	n/a	25 Gresham Street, London, EC2V 7HN	*
Housing Growth Partnership Ltd	50% 50%	25 Gresham Street, London, EC2V 7HN	ii iii
Housing Growth Partnership LP	n/a	25 Gresham Street, London, EC2V 7HN	*
HPD (Conwy) Ltd	100%	20 George Street, Alderley Edge, England, SK9 7EJ	ii
HSL Compliance Group Ltd	99% 31.24%	Alton House, Alton Business Park, Alton Road, Ross-on-Wye, HR9 5BP	ii & iii
Hylyfe Leicester Ltd	50%	2 Pemberton Street, Nottingham, England, NG1 1GS	i
IEG Group Ltd	99.25%	Queens Court, Wilmslow Road, Alderley Edge, England, SK9 7QD	ii &
Iglufastnet Ltd	89.25% 55.49%	2nd Floor, 165 The Broadway, Wimbledon, London, United Kingdom, SW19 1NE	ii xxiii &
IPE Roundway Ltd	100%	22 Gilbert Street, London, England, W1K 5HD	ii
Indigo 123 Ltd	99.25%	1 Caspian Way, Cardiff, Wales, CF10 4DQ	ii &
James Taylor Homes (Brighton) Ltd	25%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	i
James Taylor Homes (Investment) Ltd	50%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	ii
James Taylor Homes (Newton Longville) Ltd	50%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	ii
James Taylor Homes (Verulamium) Ltd	25%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	i
Kenmore Capital 3 Ltd	100%	Grant Thornton UK LLP, 110 Queen Street, Glasgow, G1 3BX	iii ~ ∞
Kier HGP Devco 2 LLP	n/a	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	*
Kier HGP Holdings LLP	n/a	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	*
Kier HGP Holdings 2 Ltd	50%	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	i
Kier HGP Tunbridge Wells LLP	n/a	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	*
Kingmead Homes (Warwick) Ltd	50% 50% 50% 50%	168 Church Road, Hove, East Sussex, United Kingdom, BN3 2DL	ii iii viii xxii
Kingmead Homes Housing Growth LLP	n/a	168 Church Road, Hove, East Sussex, United Kingdom, BN3 2DL	*
Kingswood Mobility Group Ltd	99.25%	Browne Jacobson Llp (Cs) Mowbray House, Castle Meadow Road, Nottingham, England, NG2 1BJ	xviii &
Kite Topco Ltd	89.25% 22.13%	Floor 7, The Future Works, Brunel Way, Slough, Berkshire, England, SL1 1FQ	xvii & xxii
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings continued
Associated undertakings continued

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Kruger Topco Ltd	99.25%	Rhino House, Deans Road, Ellesmere Port, United Kingdom, CH65 4DR	ii &
L-L-O Orpington Ltd	50%	1st Floor, Arthur Stanley House, 40-50 Tottenham Street, London, W1T 4RN	ii
LMX Holdco Ltd	99.25%	1650 Parkway, Whiteley, Fareham, England, PO15 7AH	xviii
Loyalty Angels Ltd	49.9% 21.34%	Frp Advisory Trading Limited, 4 Beaconsfield Road, St. Albans, Hertfordshire, AL1 3RD	ii iii ‡
Lucida Broking Holdings Ltd	89.25% 89.25%	St James House, 27-43 Eastern Road, Romford, Essex, United Kingdom, RM1 3NH	ii & ix
Lunesdale Rise (Kirkby Lonsdale) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
M&GP (No. 2) Ltd	50%	6 Lancaster Way, Ermine Business Park, Huntingdon, Cambridgeshire, United Kingdom, PE29 6XU	ii
Mableford Ltd	50%	Lindum Business Park, Station Road, North Hykeham, Lincoln, United Kingdom, LN6 3QX	ii
MADE Partnership LLP	n/a	Barratt House, Cartwright Way, Forest Business Park, Bardon Hill, Coalville, Leicestershire, United Kingdom, LE67 1UF	*
Meadow Rigg (Burneside Road) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria CA11 9BN	i
Measured Identity Hub Ltd	97.92%	3 Long Acre Willow Farm Business Park, Castle Donington, Derbyshire, England, DE74 2UG	ii &
Montague Centre (GPSEC) Ltd	50%	Cayuga House, 2a Addison Road, Hove, England, BN3 1TN	i
Mortgage Brain Holdings Ltd	16.67% 20%	6 The Courtyard, Buntsford Gate, Buntsford Drive, Bromsgrove, Worcestershire, B60 3DJ	ii iii
Motability Operations Group plc	39.98% 40%	22 Bishopsgate, Level 6, 22 Bishopsgate, London, EC2N 4BQ	i v
Neilson Active Holidays Group Ltd	89.25%	Locksview, Brighton Marina, Brighton, BN2 5HA	ii &
Newday JVCO Ltd	100%	27 Esplanade, St. Helier, Jersey, JE1 1SG	x
North Kensington Gate HGP Ltd	100%	Regina House, 124 Finchley Road, London, United Kingdom, NW3 5JS	ii
North Kensington Gate Ltd	50%	Regina House, 124 Finchley Road, London, United Kingdom, NW3 5JS	i
Northern Edge Ltd	39.4%	Titanium, 1 King's Inch Place, Renfrew, Glasgow, PA4 8WF	iii &
Octagon (Watling Street) Ltd	50%	Weir House, Hurst Road, East Molesey, Surrey, KT8 9AY	ii
Omniplex Learning Group Ltd	100%	Omniplex Learning, 45 Grosvenor Road, St Albans, Hertfordshire, United Kingdom, AL1 3AW	xviii &
Onapp (Topco) II Ltd	82.5% 100%	3MC Middlemarch Business Park, Siskin Drive, Coventry, United Kingdom, CV3 4FJ	ii & v
Onapp (Topco) Ltd	82.5% 82.5%	3MC Middlemarch Business Park, Siskin Drive, Coventry, United Kingdom, CV3 4FJ	xvii & xviii
Origin (Topco) Ltd	50%	Agricola House, 5 Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	ii
Orwell (Basildon) JV Ltd	50%	1st Floor, 73-81 Southwark Bridge Road, London, SE1 0NQ	ii
Orwell (Basildon) Ltd	50%	1st Floor, 73-81 Southwark Bridge Road, London, SE1 0NQ	i
Osprey Aviation Services (UK) Ltd	89.25% 89.25%	Blackwood House, Union Grove Lane, Aberdeen, AB10 6XU	xvii & xviii &
PACE Group Holding Ltd	97.19%	Building 29 Pensnett Trading Estate, Dandy Bank Road, Kingswinford, United Kingdom, DY6 7TU	ii &
PAM Healthcare Ltd	99.25%	Holly House, 73-75 Sankey Street, Warrington, WA1 1SL	ii &
Park Bidco Ltd	99%	Rhosili Road, Brackmills Industrial Estate, Northampton, England, NN4 7JE	ii &
Pennine View (Calthwaite) Ltd	25%	5 Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	i
PFP-Igloo Developments Ltd	100%	305 Gray’s Inn Road, London, United Kingdom, WC1X 8QR	ii
PIHL Equity Administration Ltd	100%	C/O Interpath Limited, 10 Fleet Place, London, EC4M 7RB	iii ‡
PL & HGP Ltd	50%	3rd Floor, Tower House, 10 Southampton Street, London, United Kingdom, WC2E 7HA	ii
Platform Leeds BTR1 OPCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Lloyds Banking Group plc Annual Report and Accounts 2024

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Platform Leeds BTR1 PROPCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds Commercial Inn PROPCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds P1 DEVCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds P1 JVCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	ii
Primrose Fields Holding Ltd	50%	22 Chancery Lane, London, England, WC2A 1LS	ii
Project Airscope Bidco Ltd	99.25%	Express Networks 2, 3 George Leigh Street, Manchester, United Kingdom, M4 5DL	xviii &
Project Bridgerton Bidco Ltd	99.25%	33 Charlotte Street, London, England, W1T 1RR	ii &
Project Bridgetown Ltd	99.25%	Xyz Building, 3 Hardman Boulevard, Spinningfields, Manchester, United Kingdom, M3 3AQ	ii &
Project Drive Topco Ltd	99.25%	Unit 1, Chalfont House Boundary Way, Hemel Hempstead Industrial Estate, Hemel Hempstead, Hertfordshire, United Kingdom, HP2 7SJ	xviii &
Project Fusion Bidco Ltd	99.25%	46 – 48 Queen Charlotte Street, Bristol, BS1 4HX	xviii &
Project Galaxy UK Topco Ltd	99.25%	3rd Floor, Q5 Quorum Business Park, Benton Lane, Newcastle Upon Tyne, United Kingdom, NE12 8BS	ii &
Project Penny Ltd	99.25%	115 Victoria Road, Ferndown, United Kingdom, BH22 9HU	ii &
Project Sketch Ltd	88.3%	11 Vantage Way, Erdington, Birmingham, B24 9GZ	ii &
Project Stratos Topco Ltd	99.25%	Birchin Court, 20 Birchin Lane, London, United Kingdom, EC3V 9DU	xviii &
Project Sutton Bidco Ltd	99.25%	Chawston House, Chawston Lane, Chawston, Bedford, Bedfordshire, United Kingdom, MK44 3BH	ii &
Project Vale Bidco Ltd	99.25%	Magma House, 16 Davy Court, Castle Mound Way, Rugby, Warwickshire, United Kingdom, CV23 0UZ	ii &
Project Venus Ltd	99.25%	Lyndean House, 43-46 Queens Road, Brighton, East Sussex, BN1 3XB	ii &
Project Volta Topco Ltd	99.25% 99.25%	Units 1 – 7 Dukeries Court, Medenside, Meden Vale, Mansfield, Nottinghamshire, United Kingdom, NG20 9QU	xviii xxxi
Ramco Acquisition Ltd	88.74% 88.74% 0.17%	c/o Alvarez & Marsal Europe Llp, Sutherland House, 149 St Vincent Street, Glasgow, Scotland, G2 5NW	xii xvi & xix Δ
Ramco Pipetech Holdings Ltd	99.35%	Brodies House, 31-33 Union Grove, Aberdeen, Scotland, AB10 6SD	ii &
RDIL 2021 Ltd	99.25%	Old Printers Yard, 156 South Street, Dorking, Surrey, United Kingdom, RH4 2HF	xviii &
ROK Group (Exeter) Ltd	100%	26a Old Elvet, Durham, DH1 3HN	ii
Rocket Science Holdings Ltd	99.17%	20 St. Andrew Street, London, EC4A 3AG	xviii & ‡
Safari Bidco Ltd	99.25%	Upper Floor, The Granary, Stanley Grange, Ormskirk Road, Knowsley, Prescot, Merseyside, England, L34 4AT	ii &
Satago Financial Solutions Ltd	24.15%	88 Kingsway, London, England, WC2B 6AA	i
ScarlettAbbott (Topco) Ltd	99.25%	The Old Chapel, 27a Main Street, Fulford, York, North Yorkshire, United Kingdom, YO10 4PJ	ii &
Scenic Topco Ltd	89.25%	Unit 1B, Pentwyn Business Centre, Wharfedale Road, Cardiff, Wales, CF23 7HB	ii &
Scotia (Brechin) Ltd	100%	Ca’D’Oro Building, 45 Gordon Street, Glasgow, Scotland, G1 3PE	ii
Scottish Widows Schroder Personal Wealth (ACD) Ltd	100%	25 Gresham Street, London, EC2V 7HN	i
Scottish Widows Schroder Personal Wealth Ltd	100%	25 Gresham Street, London, EC2V 7HN	i
Scottish Widows Schroder Wealth Holdings Ltd	50.10%	25 Gresham Street, London, EC2V 7HN	ii
Seahawk Bidco Ltd	89.25%	Unit 2, Springfield Court, Summerfield Road, Bolton, United Kingdom, BL3 2NT	xviii &
Sedex Information Exchange Ltd	99.25% 99.25%	5 Old Bailey, London, England, EC4M 7BA	iii & xv
Shaken Udder Group Ltd	99.25%	Heathwell Farm, Simpsons Lane, Tiptree, Colchester, United Kingdom, CO5 0PP	ii &
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings continued
Associated undertakings continued

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Snowdon Homes (Melton Mowbray) Ltd	50%	Artemis House, 4a Bramley Road, Mount Farm, Milton Keynes, MK1 1PT	ii
Solais Topco Ltd	99.25%	Solais House, 19 Phoenix Crescent, Strathclyde Business Park, Bellshill, United Kingdom, ML4 3NJ	ii &
SOLO Topco Ltd	99%	Onecom House, 4400 Parkway, Whiteley, Fareham, Hampshire, PO15 7FJ	ii &
Southwark Estates (One) Ltd	100%	Brock House, 19 Langham Street, London, W1W 6BP	ii
SSP Topco Ltd	89.25%	12 Wellington Place, Leeds, LS1 4AP	ii & ‡
Stancliffe Homes (Bentley) Ltd	50%	Office 3, Markham Lane, Markham Vale, Chesterfield, England, S44 5HY	ii
Star Live TopCo Ltd	99.25%	Star Live Milton Road, Thurleigh, Bedford, United Kingdom, MK44 2DF	xviii &
Stratus (Holdings) Ltd	82.5% 82.5%	3MC Middlemarch Business Park, Siskin Drive, Coventry, West Midlands, England, CV3 4FJ	xvii xviii &
The EMS Group Ltd	99.25%	The Refinery, South Road, Ellesmere Port, United Kingdom, CH65 4LE	xviii &
The Exceed Partnership LP	n/a	C/O DWF Company Secretarial Services Limited, 1 Scott Place, 2 Hardman Street, Manchester, United Kingdom, M3 3AA	*
The Woodlands (Carlisle) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	i
Tolia Bidco Ltd	99.25%	First Floor, 6 Dowgate Hill, London, England, EC4R 2SU	ii &
Topco Coffee Ltd	99.25%	Lodge Farm Barn, Elvetham Park Estate, Hartley Wintney, Hampshire, United Kingdom, RG27 8AS	xviii &
Torsion Developments Ltd	50%	1280 Century Way Thorpe Park, Leeds, West Yorkshire, United Kingdom, LS15 8ZB	ii
Two (PBSA) Holding LLP	n/a	22b Court Street, Haddington, EH41 3JA	*
Unihomes Group Ltd	99.25%	Floor 6, 1 New Era Square, Sheffield, England, S2 4RB	ii &
United House Group Holdings Ltd	81.5%	26 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4AE	ii &
Urban Centric (KC) Ltd	50%	35 Southernhay East, Exeter, England, EX1 1NX	i
Urban Centric (Knox Court) Holdings Ltd	100%	35 Southernhay East, Exeter, England, EX1 1NX	ii
Villafont (Herne Bay) Ltd	100%	1 St. Georges Court, Altrincham Business Park, Altrincham, United Kingdom, WA14 5UA	ii
Wakefield Gardens (Lazonby) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	i
Walker Warwick Land Ltd	50%	168 Church Road, Hove, England, BN3 2DL	i
Walker Warwick Ltd	50%	168 Church Road, Hove, England, BN3 2DL	i
Walnut Newco Ltd	99.25%	c/o Roxburgh Milkins Limited, Merchants House North, Wapping Road, Bristol, United Kingdom, BS1 4RW	ii &
Water Sustainability Ltd	99.25%	Dominican House, St John's Street, Chichester, United Kingdom, PO19 1TU	ii &
Watford Way Developments Ltd	100%	Lynton House, 7-12 Tavistock Square, London, United Kingdom, WC1H 9LT	ii
Watkin Jones (Grove Crescent) Holdings Ltd	100%	3 Llys Y Bont, Parc Menai, Bangor, Wales, LL57 4BN	ii
WCCTV Group Ltd	99.25%	Charles Babbage House, Kingsway Business Park, Rochdale, United Kingdom, OL16 4NW	ii &
Whiteburn March Street Ltd	50%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	i
Whiteburn Residential (March Street) Ltd	50%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	i
Whiteburn Residential Ltd	100%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	ii
Whiteburn Viewforth Development Ltd	100%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	ii
Whittington Facilities Ltd	100%	c/o Teneo Financial Advisory Limited, The Colmore Building, 20 Colmore Circus Queensway, Birmingham, B4 6AT	xv Δ
Wind Bidco Ltd	99.25%	Westcott House, Hesslewood Office Park, Ferriby Road, Hessle East, Yorkshire, HU13 0LH	ii &
ZWPV Ltd	89.25%	Zip World Base Camp, Denbigh Street, Llanrwst, LL26 0LL	ii &
Lloyds Banking Group plc Annual Report and Accounts 2024

Collective investment vehicles
The following comprises a list of the Group’s and other external collective investment vehicles (CIV’s), where the shareholding is greater than or equal to 20 per cent of the nominal value of any class of shares, or a book value greater than 20 per cent of the CIV’s assets.

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
ABRDN OEIC I		1
abrdn European Real Estate Share Fund	41.14%
ABRDN OEIC IV		1
abrdn Global Corporate Bond Tracker Fund	89.76%
ABRDN OEIC VI		1
abrdn Emerging Markets Equity Enhanced Index Fund	66.03%
ABSOLUTE INSIGHT FUNDS PLC		2
Insight Broad Opportunities Fund	27.28%
ACS POOLED PROPERTY		3
Scottish Widows Pooled Property ACS Fund 1	100%
Scottish Widows Pooled Property ACS Fund 2	100%
BAILLIE GIFFORD INVESTMENT FUNDS ICVC		4
Baillie Gifford Diversified Growth Fund	26.37%
BLACKROCK AUTHORISED CONTRACTUAL SCHEME I		5
ACS Climate Transition World Equity Fund	96.18%
ACS Japan Equity Tracker Fund	81.41%
ACS UK Equity Tracker Fund	64.76%
ACS World Multifactor Equity Tracker Fund	59.62%
ACS 60:40 Global Equity Tracker Fund	36.05%
ACS 30:70 Global Equity Tracker Fund	22.89%
BlackRock ACS US Equity Tracker Fund	82.53%
BLACKROCK COLLECTIVE INVESTMENT FUNDS		5
BlackRock Global Corporate ESG Insights Bond Fund	50.44%
iShares Global Property Securities Equity Index Fund	36.28%
BLACKROCK FIXED INCOME DUBLIN FUNDS		5
iShares Emerging Markets Government Bond Index Fund (IE)	99.51%
iShares Emerging Markets Local Government Bond Index Fund (IE)	75.41%
BNY MELLON GLOBAL FUNDS		6
BNY Mellon Global Leaders Fund	68.12%
BNY MELLON INVESTMENT FUNDS		7
BNY Mellon Global Absolute Return Fund	73.62%
BNY Mellon Global Dynamic Bond Fund	29.01%
BNY Mellon Global Equity Fund	27.54%
BNY Mellon Global Multi-Strategy Fund	42.97%

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
BNY Mellon Responsible Horizons Strategic Bond Fund	40.66%
BNY Mellon Sustainable UK Opportunities Fund	68.9%
BNY Mellon UK Income Fund	21.65%
HBOS INTERNATIONAL INVESTMENT FUNDS ICVC		8
International Growth Fund	64.62%
HBOS PROPERTY INVESTMENT FUNDS ICVC		8
UK Property Fund	48.35%
HBOS SPECIALISED INVESTMENT FUNDS ICVC		8
Cautious Managed Fund	49.17%
HBOS UK INVESTMENT FUNDS ICVC		8
UK Equity Tracker Fund	54.81%
HLE ACTIVE MANAGED PORTFOLIO AUSGEWOGEN		9
HLE Active Managed Portfolio Ausgewogen	49.68%
HLE ACTIVE MANAGED PORTFOLIO DYNAMISCH		9
HLE Active Managed Portfolio Dynamisch	37.79%
HLE ACTIVE MANAGED PORTFOLIO KONSERVATIV		9
HLE Active Managed Portfolio Konservativ	36.71%
INVESCO AMERICAN INVESTMENT SERIES		10
Invesco US Equity Fund	33.21%
INVESCO FUND MANAGERS LIMITED		10
Invesco Global Bond Fund	23.78%
LAZARD INVESTMENT FUNDS		11
Lazard Developing Markets Fund	96.66%
LEGG MASON GLOBAL FUNDS		12
Legg Mason Western Asset Multi-Asset Credit Fund	38.09%
MGI FUNDS PLC		13
Mercer Diversified Retirement Fund	71.03%
Mercer Multi Asset Defensive Fund	30.22%
Mercer Multi Asset Growth Fund	59.2%
Mercer Multi Asset High Growth Fund	33.27%
Mercer Multi Asset Moderate Growth Fund	51.23%
Mercer Passive Sustainable Global Equity Feeder Fund	64.22%
Mercer Long Term Growth Fund	30.17%
MORGAN STANLEY INVESTMENT FUNDS		14
Global Credit Fund	37.94%
NORDEA 1, SICAV		15
Nordea 1 – GBP Diversified Return Fund	29.48%
Lloyds Banking Group plc Annual Report and Accounts 2024

Subsidiaries and related undertakings continued
Collective investment vehicles continued

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
RETAIL AUTHORISED UNIT TRUSTS		5
BlackRock Balanced Growth Portfolio Fund	39.66%
ROYAL LONDON EQUITY FUNDS ICVC		16
Royal London UK Equity Income Fund	20.42%
SCHRODER FUNDS ICAV		17
Schroder Sterling Liquidity Fund	96.13%
Schroder Sterling Short Duration Bond Fund	98.29%
SCHRODER INTERNATIONAL SELECTION FUND		18
Emerging Market Bond	71.06%
Multi Asset Total Return	76.92%
SCOTTISH WIDOWS INCOME AND GROWTH FUNDS ICVC		3
Balanced Growth Fund	29.4%
Corporate Bond PPF Fund	100%
Corporate Bond 1 Fund	83.12%
ESG Sterling Corporate Bond Tracker Fund	100%
Global Tactical Asset Allocation 1 Fund	85.11%
Progressive Growth Fund	42.95%
UK Index Linked Gilt Fund	100%
SCOTTISH WIDOWS INVESTMENT SOLUTIONS FUNDS ICVC		3
Corporate Bond Fund	68.12%
Developed Asia Pacific (ex Japan ex Korea) Equity Tracker Fund	98.45%
Developed Europe (ex UK) Equity Tracker Fund	95.04%
Developed World Paris-Aligned Index Equity Tracker Fund	97.61%
Emerging Markets Paris-Aligned Index Equity Tracker Fund	95.99%
Fundamental Index Emerging Markets Equity Fund	90.62%
Fundamental Index Global Equity Fund	93.31%
Global Environmental Solutions Fund	94.59%
Gilt Fund	95.93%
UK Climate Transition Index Equity Tracker Fund	91.28%
High Income Bond Fund	65.18%
International Bond Fund	76.22%
Japan Equity Fund	93.16%
Managed Growth Fund 3	100%
Managed Growth Fund 5	100%
Strategic Income Fund	66.73%
US Equity Fund	93.27%
SCOTTISH WIDOWS MANAGED INVESTMENT FUNDS ICVC		3
Balanced Growth Portfolio	25.49%

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
Cash Fund	99.55%
International Equity Tracker Fund	84.07%
Progressive Growth Portfolio 1	44.81%
SCOTTISH WIDOWS OVERSEAS GROWTH INVESTMENT FUNDS ICVC		3
Global Select Growth Fund	51.84%
SCOTTISH WIDOWS TRACKER AND SPECIALIST INVESTMENT FUNDS ICVC		3
Emerging Markets Fund	80.35%
UK Equity Tracker Fund	68.98%
UK Fixed Interest Tracker Fund	93.73%
UK Index-Linked Tracker Fund	99.21%
UK Tracker Fund	43.52%
SCOTTISH WIDOWS UK AND INCOME INVESTMENT FUNDS ICVC		3
Environmental Investor Fund	76.01%
SEI GLOBAL ASSETS FUND PLC		19
The SEI Core Fund	44.15%
The SEI Defensive Fund	26.21%
The SEI Moderate Fund	54.32%
SEI GLOBAL MASTER FUND PLC		19
The SEI Factor Allocation Global Equity Fund	94.34%
SPW INVESTMENT PORTFOLIO ICVC		20
Schroders Personal Wealth IPS Growth Portfolio	48.74%
Schroders Personal Wealth IPS Income Portfolio	54.02%
SSGA		21
State Street AUT Asia Pacific Ex-Japan Screened Index Equity Fund	97.96%
State Street AUT Emerging Market Screened Index Equity Fund	100%
State Street AUT Europe ex UK Screened Index Equity Fund	97.41%
THE SVS LEVITAS FUNDS		22
SVS Levitas A Fund	85.06%
SVS Levitas B Fund	79.59%
UNIVERSE, THE CMI GLOBAL NETWORK FUND		23
CMIG Access 80%	100%
CMIG Focus Euro Bond	100%
CMIG Access 70% Flexible	100%
CMIG Access 80% Flexible	100%
CMIG Access 90% Flexible	100%
CMI Continental European Equity	97.69%
CMI Pacific Basin Enhanced Equity	79.15%
CMI UK Equity	74.42%
CMI US Enhanced Equity	90.62%
CMI US Equity Index Tracking	44.18%
Lloyds Banking Group plc Annual Report and Accounts 2024

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
WS RUFFER MANAGED FUNDS		24
WS Ruffer Diversified Return Fund	22.38%
Principal place of business for Collective Investment Vehicles
(1)abrdn Fund Managers Limited, 280 Bishopsgate, London, EC2M 4AG
(2)Absolute Insight Funds Plc, Riverside Two, Sir John Rogerson's Quay, Dublin 2, D02
KV60, Ireland
(3)69 Morrison Street, Edinburgh, United Kingdom, EH3 8BW
(4)Carlton Square, 1 Greenside Row, Edinburgh, EH1 3AN
(5)BlackRock Fund Managers Limited, 12 Throgmorton Avenue, London, EC2N 2DL
(6)1 Dockland Central, Guild Street, IFS Dublin 1
(7)BNY Mellon Investment Funds, BNY Mellon Centre, 160 Queen Victoria Street,
London, EC4V 4LA
(8)Trinity Road, Halifax, West Yorkshire, HX1 2RG
(9)Oppenheim Asset Management Services Sàrl. 2, Boulevard Konrad Adenauer, L-1115
Luxembourg
(10)Invesco Fund Managers Limited, Perpetual Park, Perpetual Park Drive, Henley-on-
Thames, Oxfordshire, RG9 1HH
(11)50 Stratton Street, London, W1J 8LL
(12)Riverside Two, Sir John Rogerson’s Quay, Grand Canal Dock, Dublin 2, Ireland
(13)70 Sir John Rogerson's Quay, Dublin 2, Ireland
(14)MSIM Fund Management (Ireland) Limited, The Observatory, 7-11 Sir John
Rogerson's Quay, Dublin 2, D02 VC42, Ireland
(15)Nordea 1, SICAV, 562, Rue de Neudorf, L-2220 Luxembourg
(16)80 Fenchurch Street, London, EC3M 4BY
(17)Schroder Investment Management (Ireland) Limited, Georges Court, 54-62
Townsend Street, Dublin 2, D02 R156
(18)5, Rue Höhenhof, L-1736, Senningerberg, Luxembourg
(19)SEI Investments Global Limited, Styne House, Upper Hatch Street, Dublin 2, Ireland
(20)Schroders Personal Wealth (ACD) Limited, Floor 6, 1 London Wall Place, London,
EX2Y 5AU
(21)20 Churchill Place, Canary Wharf, London E14 5HJ
(22)St Vincent St Fund Administration, 45 Gresham Street, London, EC2V 7BG
(23)LEMANIK ASSET MANAGEMENT S.A. 106, route d’Arlon, L-8210 Mamer, Grand
Duchy of Luxembourg
(24)3rd Floor Central Square, 29 Wellington Street, Leeds, LS1 4DL
Notes
*The undertaking does not have share capital
+The undertaking does not have a registered office
#In relation to Subsidiary Undertakings, an undertaking external to the Group holds shares
^Shares held directly by Lloyds Banking Group plc
&The Group holds voting rights of between 20% and 49.9%
~The Group holds voting rights of 50%
‡The undertaking is in Liquidation
∞The undertaking is in Administrative Receivership
ΔThe undertaking is in Administration
§The undertaking has applied for Strike Off
(i)Ordinary Shares
(ii)A Ordinary Shares
(iii)B Ordinary Shares
(iv)Deferred Shares
(v)Preference Shares
(vi)Non-Voting Deferred Shares
(vii)6% Non-Cumulative Redeemable Preference Shares
(viii)C Ordinary Shares
(ix)Growth 2 Shares
(x)L Ordinary Shares
(xi)Redeemable Preference Shares
(xii)A4 Ordinary Shares
(xiii)Ordinary Non-Voting Shares
(xiv)Common Stock
(xv)Preferred B Ordinary Shares
(xvi)A3 Ordinary Shares
(xvii)A2 Ordinary Shares
(xviii)A1 Ordinary Shares
(xix)Z Ordinary Shares
(xx)Ordinary Limited Voting Shares
(xxi)LN Deferred Shares
(xxii)D Ordinary Shares
(xxiii)E Ordinary Shares
(xxiv)F Ordinary Shares
(xxv)G Ordinary Shares
(xxvi)H Ordinary Shares
(xxvii)I Ordinary Shares
(xxviii)J Ordinary Shares
(xxix)C1 Ordinary Shares
(xxx)C2 Ordinary Shares
(xxxi)A1 Preferred Ordinary Shares
Registered office addresses
(1)25 Gresham Street, London, EC2V 7HN
(2)Society Building, 8 All Saints Street, London, England, N1 9RL
(3)13-18 City Quay, Dublin 2, DO2 ED70
(4)Trinity Road, Halifax, West Yorkshire, HX1 2RG
(5)The Mound, Edinburgh, EH1 1YZ
(6)10th Floor, 5 Churchill Place, London, United Kingdom, E14 5HU
(7)9 Broad Street, St Helier, Jersey, JE2 3RR
(8)Minter Ellison, Governor Macquarie Tower, Level 40, 1 Farrer Place, Sydney, NSW
2000, Australia
(9)1 Brookhill Way, Banbury, Oxon, OX16 3EL
(10)7th Floor, 21 Lombard Street, London, EC3V 9AH
(11)The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street,
Wilmington, Delaware 19801, USA
(12)Barnett Way, Gloucester, GL4 3RL
(13)1 More London Place, London, SE1 2AF
(14)Building 4 Hatters Lane, Croxley Green Business Park, Watford, Hertfordshire,
WD18 8YF
(15)2 North Queen Street, Belfast, Northern Ireland, BT15 1ES
(16)McStay Luby, Dargan House, 21-23 Fenian Street, Dublin 2, DO2 HC63, Ireland.
(17)Thurn-Und-Taxis-Platz 6, 60313, Frankfurt am Main, Germany
(18)Hoogoorddreef, 151101BA, Amsterdam, Netherlands
(19)Basisweg 10, Amsterdam, 1043AP, Netherlands
(20)33 Old Broad Street, London, EC2N 1HZ
(21)234 High Street, Exeter, EX4 3NL
(22)Citco REIF Services (Luxembourg) S.A., Carré Bonn, 20 Rue de la Poste, L-2346
Luxembourg
(23)17 Boulevard F.W. Raiffeisen, L-2411 Luxembourg
(24)Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, USA
(25)Wilmington Trust SP Services (London) Limited, Third Floor, 1 King’s Arms Yard,
London, EC2R 7AF
(26)1 Bartholomew Lane, London, EC2N 2AX, United Kingdom
(27)1, Avenue du Bois, L-1251 Luxembourg
(28)SAB Formalities, 23 Rue de Roule 75001, Paris, France
(29)Karl-Liebknecht-STR. 5, D-10178 Berlin, Germany
(30)20 Rue de la Poste, L-2346 Luxembourg
(31)Atria One, 144 Morrison Street, Edinburgh, EH3 8EX
(32)26 New Street, St. Helier, Jersey, JE2 3RA
(33)3rd Floor, IFC5, Castle Street, St Helier, JE2 3BY, Jersey
(34)P O Box 186, Royal Chambers, St Julian’s Avenue, St. Peter Port, GY1 4HP, Guernsey
(35)De Entrée 254, 1101 EE, Amsterdam, Netherlands
(36)44 Esplanade, St. Helier, Jersey, JE4 9WG
(37)Fascinatio Boulevard 1302, 2909VA Capelle aan den IJssel, Netherlands
(38)Avenida Dr. Chucri Zaidan, n° 296, cj 231, Bairro Vila Cordeiro, Cidade de São Paulo,
Estado de São Paulo, Cep 04583-110 Brazil
(39)2nd Floor, Liberation House, Castle Street, St. Helier, JE1 1EY, Jersey
(40)One Vine Street, London, W1J 0AH
(41)50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ
(42)5th Floor, The Exchange, George’s Dock, IFSC, Dublin 1, Ireland
(43)110 St. Vincent Street, Glasgow, G2 4QR
(44) 8 Avenue Hoche, 75008, Paris, France
(45) Keens House, Anton Mill Road, Andover, Hampshire, SP10 2NQ
(46)Glategny Court, Glategny Esplanade, St. Peter Port, GY1 1WR, Guernsey
(47)Cawley House, Chester Business Park, Chester, CH4 9FB, United Kingdom
(48)6/12, Primrose Road, Bangalore, 560025, India
(49)1A Heienhaff, Senningerberg, L-1736 Luxembourg
(50)28 Esplande, St. Helier, Jersey, JE2 3QA
(51)43/F, One Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
(52)Building 4 Hatters Lane, Croxley Green Business Park, Watford, Hertfordshire,
WS18 8YF
(53)1st Floor Unit 16, Manor Court Business Park, Scarborough, YO11 3TU
Lloyds Banking Group plc Annual Report and Accounts 2024

Forward-looking statements
This document contains certain forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of
1934, as amended, and section 27A of the US Securities Act of 1933, as amended, with respect to the business, strategy, plans and/or results of Lloyds Banking Group plc together with its subsidiaries
(the Group) and its current goals and expectations. Statements that are not historical or current facts, including statements about the
Group’s or its directors’ and/or management’s beliefs and
expectations, are forward-looking statements. Words such as, without limitation, ‘believes’, ‘achieves’, ‘anticipates’, ‘estimates’,
‘expects’, ‘targets’, ‘should’, ‘intends’, ‘aims’, ‘projects’, ‘plans’,
‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘may’, ‘seek’,
‘estimate’, ‘probability’, ‘goal’, ‘objective’, ‘deliver’, ‘endeavour’,
‘prospects’, ‘optimistic’ and similar expressions or variations on these expressions are intended to identify forward-looking
statements. These statements concern or may affect future
matters, including but not limited to: projections or expectations of the Group’s future financial position, including profit attributable to shareholders, provisions, economic profit, dividends, capital structure, portfolios, net interest margin, capital ratios, liquidity, risk-weighted assets (RWAs), expenditures or any other financial items or ratios; litigation, regulatory and governmental
investigations; the Group’s future financial performance; the level and extent of future impairments and write-downs; the Group’s
ESG targets and/or commitments; statements of plans, objectives or goals of the Group or its management and other statements that are not historical fact and statements of assumptions underlying such statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future.
Factors that could cause actual business, strategy, targets, plans and/or results (including but not limited to the payment of
dividends) to differ materially from forward-looking statements include, but are not limited to: general economic and business conditions in the UK and internationally (including in relation to tariffs); acts of hostility or terrorism and responses to those acts, or other such events; geopolitical unpredictability; the war between
Russia and Ukraine; the conflicts in the Middle East; the tensions between China and Taiwan; political instability including as a result of any UK general election; market related risks, trends and developments; changes in client and consumer behaviour and
demand; exposure to counterparty risk; the ability to access sufficient sources of capital, liquidity and funding when required;
changes to the Group’s credit ratings; fluctuations in interest rates, inflation, exchange rates, stock markets and currencies; volatility in credit markets; volatility in the price of the Group’s securities;
natural pandemic and other disasters; risks concerning borrower and counterparty credit quality; risks affecting insurance business and defined benefit pension schemes; changes in laws, regulations, practices and accounting standards or taxation; changes to
regulatory capital or liquidity requirements and similar
contingencies; the policies and actions of governmental or
regulatory authorities or courts together with any resulting impact on the future structure of the Group; risks associated with the
Group’s compliance with a wide range of laws and regulations;
assessment related to resolution planning requirements; risks related to regulatory actions which may be taken in the event of a bank or Group failure; exposure to legal, regulatory or competition proceedings, investigations or complaints; failure to comply with anti-money laundering, counter terrorist financing, anti-bribery and sanctions regulations; failure to prevent or detect any illegal or improper activities; operational risks including risks as a result of the failure of third party suppliers; conduct risk; technological changes and risks to the security of IT and operational infrastructure, systems, data and information resulting from increased threat of cyber and other attacks; technological failure; inadequate or failed internal or external processes or systems; risks relating to ESG matters, such as climate change (and achieving climate change ambitions) and decarbonisation, including the Group’s ability along with the government and other stakeholders to measure, manage and mitigate the impacts of climate change effectively, and human rights issues; the impact of competitive conditions; failure to attract, retain and develop high calibre talent; the ability to achieve strategic objectives; the ability to derive cost savings and other benefits including, but without limitation, as a result of any acquisitions, disposals and other strategic transactions; inability to capture accurately the expected value from acquisitions;
assumptions and estimates that form the basis of the Group’s financial statements; and potential changes in dividend policy. A number of these influences and factors are beyond the Group’s control. Please refer to the latest Annual Report on Form 20-F filed by Lloyds Banking Group plc with the US Securities and Exchange
Commission (the SEC), which is available on the SEC’s website at
www.sec.gov, for a discussion of certain factors and risks. Lloyds
Banking Group plc may also make or disclose written and/or oral forward-looking statements in other written materials and in oral statements made by the directors, officers or employees of Lloyds
Banking Group plc to third parties, including financial analysts.
Except as required by any applicable law or regulation, the forward-
looking statements contained in this document are made as of today’s date, and the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this document whether as a result of new information, future events or otherwise. The information, statements and opinions contained in this document do not constitute a public offer under any applicable law or an offer to sell any securities or financial instruments or any advice or recommendation with respect to such securities or financial
instruments.

CARBON BALANCED PAPER

WORLD
LAND
TRUST™

www.carbonbalancedpaper.com

CBP00019082504183028

This report is printed on Amadeus Silk paper and board, Forest Stewardship Council® (FSC®) certified and sourced from well managed forests and other controlled sources. The paper is Elemental Chlorine Free (ECF). The manufacturing mill holds ISO14001 (EMAS) and
EU Ecolabel certificated for environmental management. The paper is carbon balanced with the World Land Trust, an international conservation charity, who offset carbon emissions through the preservation of high conservation land. The inks used are vegetable oil based and 100 per cent of the dry waste created during manufacturing is diverted from landfill.
Printed in the UK by Pureprint Group, CarbonNeutral®, ISO 14001 and FSC® certified.